As filed with the Securities and Exchange Commission on July 23, 2021

Registration No. 333-256147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marquee Raine Acquisition Corp.*

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands*	6770	98-1566891
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

65 East 55th Street, 24th Floor

New York, NY 10022

Telephone: 212-603-5500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph Beyrouty

Chief Financial Officer

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, NY 10022

Telephone: 212-603-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jaclyn L. Cohen Weil, Gotshal & Manges LLP. 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8000 Fax: (212) 310-8007	Rachel Proffitt Garth Osterman David Ambler Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Tel: (650) 843-5000 Fax: (650) 849-7400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer  Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(5)	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee(7)
Common stock	84,727,550(1)	$9.85(2)	$834,566,367.50(2)	$91,051.19
Redeemable warrants	9,343,750(3)	$0.8975(4)	$8,386,015.63(4)	$914.91
Total			$842,952,383.13	$91,966.10(6)

(1)

The number of shares of common stock of New Enjoy (as defined below) being registered represents (i) the 37,375,000 Class A ordinary shares of Marquee Raine Acquisition Corp. (“MRAC”) that were registered pursuant to the Registration Statement on Form S-1 (333-250997) (the “IPO Registration Statement”) and underlie the units offered by MRAC in its initial public offering (the “public shares”), which public shares automatically will be converted by operation of law into shares of common stock of New Enjoy (the “New Enjoy Common Stock”) in the Domestication (as defined below), (ii) 33,254,346 shares of New Enjoy Common Stock to be issued in connection with the Merger described herein to certain holders of shares of common stock of Enjoy Technology Inc. (“Enjoy”) as of immediately prior to the consummation of the Merger, which number of shares excludes an aggregate of 68,681,243 shares of New Enjoy Common Stock to be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act, as further described herein, to certain holders of shares of common stock of Enjoy as of immediately prior to the consummation of the Merger and (iii) 14,098,204 shares of New Enjoy Common Stock that may be issued in connection with the Merger described herein to certain holders of Enjoy’s equity awards (including restricted stock awards, restricted stock units and options) and warrants to purchase Enjoy’s capital stock, in the event such equity awards and/or warrants are exercised prior to the consummation of the Merger.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the public shares of MRAC (the company to which New Enjoy will succeed following the Domestication) on the Nasdaq on May 12, 2021 ($9.85 per public share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(3)

The number of redeemable warrants to acquire shares of New Enjoy Common Stock being registered represents the number of redeemable warrants to acquire public shares that were registered pursuant to the IPO Registration Statement and underlie the units offered by MRAC in its initial public offering (the “MRAC Public Warrants”). The MRAC Public Warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of New Enjoy Common Stock in the Domestication.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the MRAC Public Warrants on the Nasdaq on May 11, 2021 ($0.8975 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(7)	Amounts of $88,230.78 and $ 3,735.32 were previously paid on May 14, 2021 and June 24, 2021, respectively.
*

Prior to the consummation of the Merger described herein, MRAC intends to effect a deregistration under Article 206 of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which MRAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Enjoy Technology, Inc.” upon the consummation of the Domestication. As used herein, “New Enjoy” refers to MRAC after the Domestication, including after such change of name.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

MARQUEE RAINE ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

84,727,550 SHARES OF COMMON STOCK AND

9,343,750 REDEEMABLE WARRANTS

OF

MARQUEE RAINE ACQUISITION CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),

THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “ENJOY TECHNOLOGY, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication as described below, “New Enjoy”), has unanimously approved (1) the domestication of MRAC as a Delaware corporation (the “Domestication”); (2) the merger of MRAC Merger Sub Corp. (“Merger Sub”), a Delaware corporation and subsidiary of MRAC, with and into Enjoy Technology Inc. (“Enjoy”), a Delaware corporation (the “Merger”), with Enjoy surviving the Merger as a wholly owned subsidiary of MRAC, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2021 and amended on July 23, 2021, by and among MRAC, Merger Sub and Enjoy, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, MRAC will change its name to “Enjoy Technology, Inc.”

As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of MRAC (the “MRAC Class A Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Enjoy (the “New Enjoy Common Stock”); (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of MRAC (the “MRAC Class B Ordinary Shares”) will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock; (3) each then issued and outstanding warrant of MRAC (the “MRAC Warrants”) will convert automatically into a warrant to acquire one share of New Enjoy Common Stock (the “New Enjoy Warrants”) pursuant to the Warrant Agreement, dated December 17, 2020, between MRAC and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent; and (4) each then issued and outstanding unit of MRAC (the “MRAC Units”) will be separated and converted automatically into one share of New Enjoy Common Stock and one-fourth of one New Enjoy Warrant. Accordingly, this proxy statement/prospectus covers (i) 37,375,000 shares of New Enjoy Common Stock to be issued in the Domestication in exchange for MRAC Class A Ordinary Shares, (ii) 33,254,346 shares of New Enjoy Common Stock to be issued in connection with the Merger to certain holders of shares of common stock of Enjoy as of immediately prior to the consummation of the Merger, (iii) 14,098,204 shares of New Enjoy Common Stock that may be issued in connection with the Merger described herein to certain holders of Enjoy’s equity awards (including restricted stock awards, restricted stock units and options) and warrants to purchase Enjoy’s capital stock, in the event such equity awards and/or warrants are exercised prior to the consummation of the Merger and (iv) 9,343,750 redeemable New Enjoy Warrants to be issued in the Domestication in exchange for redeemable MRAC Warrants.

The total number of shares of New Enjoy Common Stock to be received by Enjoy’s stockholders or reserved for issuance pursuant to the New Enjoy equity awards into which Enjoy’s equity awards (including restricted stock awards, restricted stock units and options) are converted and warrants to purchase Enjoy’s capital stock assumed by New Enjoy will be equal to the quotient obtained by dividing (x) the sum of (i) the Base Purchase Price (as defined below), plus (ii) the aggregate exercise price of each outstanding option to purchase common stock of Enjoy, plus (iii) the aggregate exercise price of each outstanding warrant of Enjoy, by

(y) $10.00 (the “Aggregate Merger Consideration”). The “Base Purchase Price” means the sum of (a) $1,028,738,000, plus (b) 125% of the aggregate amount actually funded prior to the Closing (as defined below) in connection with an Excluded Financing (as defined below), up to a maximum aggregate amount equal to $60 million, plus (c) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing (to the extent in excess of the amounts set forth in clause (b) above), up to a maximum aggregate amount equal to $15 million. “Excluded Financing” means the capital raising transactions that Enjoy may enter into prior to the Closing in the form of equity and/or convertible debt, subject to certain conditions, in an aggregate amount not to exceed $75 million, as further set forth in this proxy statement/prospectus.

As a result of and upon the Closing, among other things, each outstanding share of Enjoy Common Stock (other than shares subject to Enjoy equity awards, treasury shares and dissenting shares (after giving effect to the Enjoy Preferred Conversion, the Enjoy Warrant Settlement and the Enjoy Note Conversion (each as defined below), as more fully described elsewhere in this proxy statement/prospectus)), will be cancelled upon the effective time of the Merger in exchange for the right to receive a number of shares of New Enjoy Common Stock equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the aggregate number of shares of Enjoy’s common stock that are outstanding on a fully diluted basis as of immediately prior to the Effective Time, determined in accordance with the terms of the Merger Agreement.

In addition, all (i) options to purchase shares of Enjoy Common Stock (“Enjoy Options”), (ii) restricted stock unit awards with respect to Enjoy Common Stock (“Enjoy RSUs”) and (iii) restricted share awards with respect to Enjoy Common Stock (“Enjoy Restricted Stock Awards” and, together with the Enjoy Options and Enjoy RSUs, the “Enjoy Awards”), in each case, that are outstanding as of immediately prior to the Merger, will be converted into (a) options to purchase shares of New Enjoy Common Stock (“New Enjoy Options”), (b) the right to receive restricted stock units of New Enjoy Common Stock (“New Enjoy RSUs”) and (c) the right to receive restricted shares of New Enjoy Common Stock (“New Enjoy Restricted Stock Awards”). All warrants to purchase Enjoy capital stock (“Enjoy Warrants”) that remain outstanding and unexercised as of immediately prior to the Merger will automatically be assumed by MRAC in accordance with their respective terms (including as to vesting and exercisability).

The MRAC Units, MRAC Class A Ordinary Shares and MRAC Warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “MRACU” “MRAC” and “MRACW,” respectively. MRAC will apply for listing, to be effective at the time of the Business Combination, of New Enjoy Common Stock and New Enjoy Warrants on Nasdaq under the proposed symbols “ENJY” and “ENJYW,” respectively. It is a condition of the consummation of the Business Combination described above that MRAC receives confirmation from Nasdaq that the securities have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing conditions will be met or that MRAC will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of MRAC with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting of MRAC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 , 2021, and

is first being mailed to MRAC’s shareholders on or about                 , 2021.

MARQUEE RAINE ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 367125)

66 East 55th Street, 24th Floor

New York, NY 10022

Dear Marquee Raine Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication, as described below, “New Enjoy”), at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153, at [●]a.m. Eastern Time, on [●], 2021. Rather than attending in person, we encourage you to attend via live webcast at www.virtualshareholdermeeting.com/MRAC2021SM, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

At the extraordinary general meeting, MRAC shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 28, 2021 and amended on July 23, 2021 (as the same may be amended, the “Merger Agreement”), by and among MRAC, MRAC Merger Sub Corp. (“Merger Sub”) and Enjoy Technology Inc. (“Enjoy”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (such proposal, the “Business Combination Proposal”). In addition, the amendment to the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A-1. The Merger Agreement provides for, among other things, following the Domestication of MRAC to Delaware as described below, the merger of Merger Sub with and into Enjoy (the “Merger”), with Enjoy surviving the Merger as a wholly owned subsidiary of New Enjoy, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.

As a condition to the consummation of the Merger, the board of directors of MRAC has unanimously approved a change of MRAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, MRAC will change its name to “Enjoy Technology, Inc.”

As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of MRAC (the “MRAC Class A Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Enjoy (the “New Enjoy Common Stock”), (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of MRAC (the “Class B Ordinary Shares”) will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock, (3) each then issued and outstanding warrant of MRAC will convert automatically into a warrant to acquire one share of New Enjoy Common Stock (the “New Enjoy Warrants”) pursuant to the Warrant Agreement, dated December 17, 2020, between MRAC and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each then issued and outstanding unit of MRAC (the “MRAC Units”), will separate and convert automatically into one share of New Enjoy Common Stock and one fourth of one New Enjoy Warrant. As used herein, “public shares” shall mean the MRAC Class A Ordinary Shares (including those that underlie the MRAC Units) that were registered pursuant to the Registration Statement on Form S-1 (333-250997) and the shares of New Enjoy Common Stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”

You will also be asked to consider and vote upon (1) a proposal to approve and adopt the proposed certificate of incorporation and bylaws of New Enjoy (the “Organizational Documents Proposal”), (2) proposals to approve, on a non-binding advisory basis, certain material differences between MRAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman

i

Constitutional Documents”) and the proposed certificate of incorporation and bylaws of New Enjoy, presented separately in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”), (3) a proposal to elect eight directors to serve staggered terms on New Enjoy’s board of directors upon the consummation of the Business Combination until the first, second and third annual meeting of stockholders following the date of effectiveness of the Certificate of Incorporation, as applicable, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal (the “Director Election Proposal”), (4) a proposal to approve for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of New Enjoy Common Stock to (a) the PIPE Investors, pursuant to the PIPE Investment and (b) Enjoy’s stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (5) a proposal to approve and adopt the Enjoy Technology, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”), (6) a proposal to approve the Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal”) and (7) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the foregoing proposals at the extraordinary general meeting (the “Adjournment Proposal”). The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal (collectively the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are conditioned on the approval of the Condition Precedent Proposals. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The total number of shares of New Enjoy Common Stock to be received by Enjoy’s stockholders or reserved for issuance pursuant to the New Enjoy equity awards into which Enjoy Awards are converted and the Enjoy Warrants assumed by New Enjoy will be equal to the quotient obtained by dividing (x) the sum of (i) the Base Purchase Price (as defined below), plus (ii) the aggregate exercise price of each outstanding option to purchase common stock of Enjoy, plus (iii) the aggregate exercise price of each outstanding warrant of Enjoy, by (y) $10.00 (the “Aggregate Merger Consideration”). The “Base Purchase Price” means the sum of (a) $1,028,738,000, plus (b) 125% of the aggregate amount actually funded prior to the Closing (as defined below) in connection with an Excluded Financing (as defined below), up to a maximum aggregate amount equal to $60 million, plus (c) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing (to the extent in excess of the amounts set forth in clause (b) above), up to a maximum aggregate amount equal to $15 million. “Excluded Financing” means the capital raising transactions that Enjoy may enter into prior to the Closing in the form of equity and/or convertible debt, subject to certain conditions, in an aggregate amount not to exceed $75 million, as further set forth in the accompanying proxy statement/prospectus.

As a result of and upon the Closing, among other things, each outstanding share of common stock of Enjoy (other than shares subject to Enjoy equity awards, treasury shares and dissenting shares (after giving effect to the Enjoy Preferred Conversion, the Enjoy Warrant Settlement and the Enjoy Note Conversion (each as defined and more fully described elsewhere in this proxy statement/prospectus), will be cancelled upon the effective time of the Merger in exchange for the right to receive a number of shares of New Enjoy Common Stock equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the aggregate number of shares of Enjoy’s common stock that are outstanding on a fully diluted basis as of immediately prior to the Effective Time, determined in accordance with the terms of the Merger Agreement.

In addition, all (i) options to purchase shares of Enjoy’s common stock and (ii) restricted share awards with respect to Enjoy’s common stock, in each case, that are outstanding as of immediately prior to the Merger, will be converted into (a) options to purchase shares of New Enjoy Common Stock and (b) rights to receive restricted shares of New Enjoy Common Stock. All warrants to purchase Enjoy capital stock that remain outstanding and

ii

unexercised as of immediately prior to the Merger will automatically be assumed by MRAC in accordance with their respective terms (including as to vesting and exercisability).

In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Registration Rights Agreement and (ii) the Subscription Agreements. For additional information, see “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus.

Pursuant to the Cayman Constitutional Documents, any holder of public shares (a “public shareholder”), excluding shares held by Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership and shareholder of MRAC (the “Sponsor”), and certain related parties, may request that MRAC redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, MRAC’s transfer agent, New Enjoy will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Enjoy Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of MRAC—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. Such persons agreed to waive their redemption rights in order to induce MRAC and MRAC’s underwriter to enter into the underwriting agreement entered into in connection with the initial public offering. The Class B Ordinary Shares held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and MRAC’s independent directors, collectively, own 20% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Enjoy to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy MRAC’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any

iii

(i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Enjoy or MRAC) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by MRAC at or prior to the Closing Date (as defined herein), is equal to at least $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million) (the “Minimum Available MRAC Cash Amount” and such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Enjoy. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. The Merger Agreement also provides that the obligations of MRAC to consummate the Merger are conditioned on, among other things, that as of the Closing, the PIPE Investment shall have been consummated. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will MRAC redeem public shares in an amount that would cause New Enjoy’s net tangible assets to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

MRAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to MRAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by MRAC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of MRAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

After careful consideration, the board of directors of MRAC has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to MRAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of MRAC, you should keep in mind that MRAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of MRAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and Organizational Documents Proposal requires the affirmative vote of holders of at least two-thirds of the MRAC Common Stock represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Governance Proposal (which is constituted of non-binding advisory proposals), the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger

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Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you have any questions or need assistance voting your ordinary shares, please contact D.F. King & Co., Inc., our proxy solicitor, by calling (877) 536-1561, or banks and brokers can call collect at (212) 269-5550 or by emailing MRAC@dfking.com.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO MRAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of MRAC’s board of directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Brett Varsov	Thomas Ricketts

Co-Chief Executive Officer	Co-Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2021 and is first being mailed to shareholders on or about [●], 2021.

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MARQUEE RAINE ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 367125)

66 East 55th Street, 24th Floor

New York, NY 10022

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [●], 2021

TO THE SHAREHOLDERS OF MARQUEE RAINE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Marquee Raine Acquisition Corp., a Cayman Islands exempted company, company number 367125 (“MRAC”), will be held at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153, at [●] a.m. Eastern Time, on [●], 2021. Cayman Islands law requires there to be a physical location for the extraordinary general meeting. However, given the ongoing global pandemic, the extraordinary general meeting will also be held virtually via live webcast. As such, MRAC shareholders may attend the extraordinary general meeting by visiting the extraordinary general meeting website at www.virtualshareholdermeeting.com/MRAC2021SM, where they will be able to listen to the meeting live and vote during the meeting. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for MRAC shareholders and MRAC and (ii) to protect the health and safety of our shareholders. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

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Proposal No. 1—The Business Combination Proposal - to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of April 28 and amended on July 23, 2021, (the “Merger Agreement”), by and among MRAC, MRAC Merger Sub Corp. (“Merger Sub”) and Enjoy Technology Inc. (“Enjoy”), a copy of which is attached to this proxy statement/prospectus statement as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Enjoy (the “Merger”), with Enjoy surviving the Merger as a wholly owned subsidiary of MRAC, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”);

•

Proposal No. 2—The Domestication Proposal - to consider and vote upon a proposal to approve by special resolution, the change of MRAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•

Proposal No. 3—The Organizational Documents Proposal – to consider and vote upon a proposal to approve by special resolution and adopt the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Marquee Raine Acquisition Corp., a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), and the change of name of the Company from Marquee Raine Acquisition Corp. to Enjoy Technology, Inc. in connection with the Business Combination (MRAC after the Domestication, including after such change of name, is referred to herein as “New Enjoy”);

•

Proposal No. 4—The Governance Proposal – to consider and vote upon, on a non-binding advisory basis, certain material differences between MRAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the Proposed Certificate of Incorporation and Proposed Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements;

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•

Proposal No. 5—The Director Election Proposal—to consider and vote upon a proposal to elect eight directors to serve staggered terms on New Enjoy’s board of directors upon the consummation of the Business Combination until the first, second and third annual meeting of stockholders following the date of effectiveness of the Certificate of Incorporation, as applicable, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal (the “Director Election Proposal”);

•

Proposal No. 6—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of New Enjoy Common Stock to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in this proxy statement/prospectus) and (b) Enjoy’s stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•

Proposal No. 7—The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution, the Enjoy Technology, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”);

•	Proposal No. 8—The ESPP Proposal—to consider and vote upon a proposal to approve by ordinary resolution, the Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal”); and

•

Proposal No. 9—The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposal No. 1 through 3 and 6 (the “Condition Precedent Proposals”) are cross-conditioned on the approval of the others. Each of Proposal No. 5, 7 and 8 are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 4 is constituted of non-binding advisory proposals.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on [●], 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to MRAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of MRAC’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

After careful consideration, the board of directors of MRAC has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to MRAC’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of MRAC, you should keep in mind that MRAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal - Interests of MRAC’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

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Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of MRAC that New Enjoy redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), MRAC’s transfer agent, that New Enjoy redeem all or a portion of your public shares for cash; and

(iii)	deliver your public shares to Continental, MRAC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, MRAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, MRAC’s transfer agent, New Enjoy will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Enjoy Common Stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of MRAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership and shareholder of MRAC (the “Sponsor”), and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. Such persons agreed to waive their redemption rights in order to induce MRAC and MRAC’s underwriter to enter into

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the underwriting agreement entered into in connection with the initial public offering. The Class B ordinary shares of MRAC held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and MRAC’s independent directors, collectively, own 20% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Enjoy to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy MRAC’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Enjoy or MRAC) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by MRAC at or prior to the Closing Date (as defined herein), is at least equal to $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million) (the “Minimum Available Cash Amount” and such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Enjoy. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. The Merger Agreement also provides that the obligations of MRAC to consummate the Merger are conditioned on, among other things, that as of the Closing, the PIPE Investment shall have been consummated. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will MRAC redeem public shares in an amount that would cause New Enjoy’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Governance Proposal (which is constituted of non-binding advisory proposals), the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, and the Adjournment Proposal require the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy

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card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting either virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote virtually or in person, you may withdraw your proxy and vote either virtually or in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact D.F. King, our proxy solicitor, by calling (877) 536-1561, or banks and brokers can call collect at (212) 269-5550 or by emailing MRAC@dfking.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Marquee Raine Acquisition Corp.,                  , 2021

Brett Varsov	Thomas Ricketts

Co-Chief Executive Officer	Co-Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO MRAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning MRAC, without charge, by written request to MRAC at Marquee Raine Acquisition Corp., 65 East 55th Street, 24th Floor, New York, NY 10022, or by telephone request at (212) 603-5500; or D.F. King & Co., Inc., MRAC’s proxy solicitor, by calling (877) 536-1561 or banks and brokers can call collect at (212) 269-5550, or by emailing MRAC@dfking.com, or from the SEC through the SEC website at the address provided above.

In order for MRAC’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of MRAC to be held on [●], 2021 you must request the information no later than [●], 2021 five business days prior to the date of the extraordinary general meeting.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. MRAC does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the Enjoy Technology, Inc. 2021 Incentive Award Plan attached to this proxy statement/prospectus as Annex E;

•

“Aggregate Fully Diluted Enjoy Common Shares” are to (without duplication) the aggregate number of shares of Enjoy Common Stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the settlement of Enjoy Options (whether or not then vested or exercisable), Enjoy Restricted Stock Awards, Enjoy RSUs and Enjoy Warrants, in each case, that are issued and outstanding immediately prior to the Effective Time;

•

“Aggregate Merger Consideration” are to a number of shares of New Enjoy Common Stock equal to the quotient obtained by dividing (i) the sum of (a) the Base Purchase Price, plus (b) the aggregate exercise price of the Enjoy Options that are issued and outstanding immediately prior to the Effective Time, plus (c) the aggregate exercise price of the Enjoy Warrants that are issued and outstanding immediately prior to the Effective Time, by (ii) $10.00;

•

“Ancillary Agreements” are to each agreement, instrument or document attached to the Merger Agreement as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Merger Agreement in connection with or pursuant to the Merger Agreement;

•	“Available MRAC Cash” are to the sum of (i) the Trust Amount and (ii) the PIPE Investment Amount;

•

“Base Purchase Price” are to an amount equal to the sum of (i) $1,028,738,000, plus (ii) the product of (a) 1.25 and (b) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing, up to a maximum aggregate amount equal to $60,000,000, plus (iii) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing, to the extent in excess of the amounts set forth in clause (ii) above, up to a maximum aggregate amount equal to $15,000,000;

•	“Business Combination” are to the Domestication together with the Merger;

•	“Cayman Constitutional Documents” are to MRAC’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;

•	“Cayman Islands Companies Law” are to the Companies Act (As Revised) of the Cayman Islands;

•	“Closing” are to the closing of the Business Combination;

•

“Company,” “we,” “us” and “our” are to MRAC prior to its domestication as a corporation in the State of Delaware and to New Enjoy after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to Enjoy Technology, Inc.;

•	“Condition Precedent Approvals” are to the approval at the extraordinary general meeting of the Condition Precedent Proposals;

•	“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Stock Issuance Proposal, collectively;

•

“Consumers” are to Enjoy’s Business Partners’ customers. The Business Partner invoices the Consumer and Enjoy invoices the Business Partner. For example, a Consumer submits payment directly to BT Group when purchasing wireless services or technology products during an Enjoy experience;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•

“Customers” or “Business Partners” are to companies with which Enjoy has contractual partnerships, commercial relationships, and/or authorized dealer agreements. Enjoy’s current commercial relationships are with AT&T in the US, BT Group, including EE, in the U.K., Rogers Communications in Canada, and Apple in select US cities. Enjoy submits an invoice to, and receives payment directly from, these companies;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Domestication” are to the domestication of Marquee Raine Acquisition Corp. as a corporation incorporated in the State of Delaware;

•	“Effective Time” are to the time at which the Merger shall become effective in accordance with the terms of the Merger Agreement;

•	“Enjoy” are to Enjoy Technology Inc. prior to the Business Combination;

•	“Enjoy Awards” are to Enjoy Options, Enjoy RSUs or Enjoy Restricted Stock Awards;

•	“Enjoy Capital Stock” are to the shares of the Enjoy Common Stock and the Enjoy Preferred Stock;

•	“Enjoy Common Stock” are to shares of Enjoy common stock, par value $0.00001 per share;

•	“Enjoy Common Warrants” are to the warrants to purchase shares of Enjoy Common Stock;

•	“Enjoy Convertible Notes” are to the issued and outstanding convertible notes issued by Enjoy;

•

“Enjoy Material Adverse Effect” are to any change, event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Enjoy and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Enjoy to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Enjoy Material Adverse Effect” pursuant to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by the Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including, for the avoidance of doubt, COVID-19) or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of Enjoy to meet any projections or forecasts (provided that clause (f) shall not prevent any Event not otherwise excluded from this definition of Enjoy Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if an Enjoy Material Adverse Effect has occurred), (g) any Events generally applicable to the industries or markets in which Enjoy and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), or (h) the announcement of the Merger Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on, relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Enjoy and its subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 of the Merger Agreement and the condition to Closing with respect thereto) or (i) actions taken by, or at the written request of, MRAC or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if an Enjoy Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Enjoy and its

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subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Enjoy and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Enjoy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Enjoy and its subsidiaries conduct their respective operations;

•

“Enjoy Note Conversion” are to the conversion of all issued and outstanding convertible notes issued by Enjoy into shares of Enjoy Common Stock and Enjoy Preferred Stock in accordance with the terms of the applicable note purchase agreements;

•	“Enjoy Options” are to options to purchase shares of Enjoy Common Stock;

•	“Enjoy Preferred Conversion” are to the conversion of each share of Enjoy Preferred Stock into one share of Enjoy Common Stock;

•	“Enjoy Preferred Stock” are to shares of the Enjoy Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (each as defined below);

•	“Enjoy Preferred Warrants” are to the warrants to purchase shares of Enjoy Series B preferred stock;

•	“Enjoy Restricted Stock Awards” are to awards of restricted shares of Enjoy Common Stock;

•	“Enjoy RSUs” are to awards of restricted stock units to acquire shares of Enjoy Common Stock;

•	“Enjoy Series A Preferred Stock” are to shares of Enjoy Series A preferred stock, par value $0.00001 per share;

•	“Enjoy Series B Preferred Stock” are to shares of Enjoy Series B preferred stock, par value $0.00001 per share;

•	“Enjoy Series C Preferred Stock” are to shares of Enjoy Series C preferred stock, par value $0.00001 per share;

•	“Enjoy Series Seed Preferred Stock” are to shares of Enjoy Series Seed preferred stock, par value $0.00001 per share;

•	“Enjoy Stockholders” are to the stockholders of Enjoy immediately prior to the consummation of the Business Combination;

•	“Enjoy Warrant Settlement” are to the exercise of certain Enjoy Warrants in full on a cash or cashless basis in accordance with their respective terms;

•	“Enjoy Warrants” are to the Enjoy Common Warrants together with the Enjoy Preferred Warrants;

•	“ESPP” are to the Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex F;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Exchange Ratio” are to the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Consideration by (ii) the number of Aggregate Fully Diluted Enjoy Common Shares;

•

“Excluded Financing” means any one or more capital raising transactions entered into on or after the date hereof on substantially the same terms and subject to substantially the same conditions as previously provided in writing to MRAC, in an aggregate amount not to exceed $75,000,000, in which Enjoy is the issuer, whether through the sale of equity securities or convertible debt securities or a combination thereof (including any preferred stock or other securities convertible into or exercisable for Enjoy Common Stock); provided, that (i) the aggregate number of securities issued or issuable by the Enjoy does not result in a change of control of the Enjoy and (ii) any such capital raising transaction would not alter the terms of the Merger Agreement or the Ancillary Agreements or delay or impair the transactions contemplated hereunder and thereunder;

•	“Existing Indebtedness” are to the indebtedness outstanding pursuant to (i) that certain Financing Agreement, dated November 13, 2020, by and among Enjoy, as the borrower, certain subsidiaries of

Enjoy party thereto, as guarantors, the lenders from time to time party thereto, and Blue Torch Finance, LLC, as administrative agent and collateral agent and (ii) that certain Note – Paycheck Protection Program, dated April 15, 2020, issued by Enjoy in favor of Newtek Small Business Finance, LLC, as the lender;

•

“Experts” are to Enjoy employees who provide the Enjoy experience to Consumers. For the avoidance of doubt, Experts does not refer to the independent registered public accounting firms referred to elsewhere in this proxy statement/prospectus;

•

“extraordinary general meeting” are to the meeting of shareholders of MRAC duly called by the MRAC Board and held for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus;

•

“founder shares” are to the MRAC Class B Ordinary Shares, and the shares of New Enjoy Common Stock to be issued to the Sponsor and certain related parties in respect thereof in connection with the Domestication;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial public offering” are to MRAC’s initial public offering that was consummated on December 17, 2020;

•	“initial shareholders” are to MRAC’s Sponsor and independent directors as of December 17, 2020;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-250997) filed by MRAC in connection with its initial public offering, which became effective on December 14, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Merger” are to the merger of Merger Sub with and into Enjoy, with Enjoy surviving the merger as a wholly owned subsidiary of New Enjoy;

•

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of April 28, 2021 and amended on July 23, 2021 (as the same may be amended), by and among MRAC, Merger Sub and Enjoy, a copy of which is attached hereto as Annex A.

•

“Merger Agreement Amendment” are to that certain First Amendment to Agreement and Plan of Merger, dated as of July 23, 2021, by and among MRAC, Merger Sub and Enjoy, a copy of which is attached hereto as Annex A-1.

•	“Minimum Available Cash Amount” are to $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million);

•	“Minimum Cash Condition” are to the Trust Amount and the PIPE Investment Amount, in the aggregate, being at least the Minimum Available Cash Amount;

•

“Mobile Store” are to Enjoy’s new channel of eCommerce that pairs the convenience of online shopping with the personal touch of an in-store retail experience brought together in the comfort of Consumers’ homes;

•	“MRAC” are to Marquee Raine Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;

•	“MRAC Board” are to the board of directors of MRAC;

•	“MRAC Class A Ordinary Shares” are to MRAC’s Class A ordinary shares, par value $0.0001 per share;

•	“MRAC Class B Ordinary Shares” are to MRAC’s Class B ordinary shares, par value $0.0001 per share;

•

“MRAC Public Warrants” are to warrants to purchase one (1) MRAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50), a fraction equal to one-fourth of which was included in each unit sold as part of MRAC’s initial public offering;

•

“MRAC Private Placement Warrants” are to warrants to purchase one (1) MRAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50), which were issued to the Sponsor in connection with MRAC’s initial public offering;

•	“MRAC Units” are to each issued and outstanding unit of MRAC prior to the Domestication;

•	“MRAC Warrants” are to the MRAC Public Warrants and the MRAC Private Placement Warrants;

•	“Nasdaq” are to the Nasdaq Global Select Market;

•	“New Enjoy” are to MRAC after the Domestication and its name change from Marquee Raine Acquisition Corp. to “Enjoy Technology, Inc.”;

•	“New Enjoy Common Stock” are to shares common stock of New Enjoy, par value $0.0001 per share;

•	“New Enjoy Options” are to options to purchase shares of New Enjoy Common Stock;

•	“New Enjoy Restricted Stock Awards” are to rights to receive restricted shares of New Enjoy Common Stock;

•	“New Enjoy RSUs” are to rights to receive restricted stock units to acquire shares of New Enjoy Common Stock;

•

“New Enjoy Warrants” are to warrants to purchase one (1) share of New Enjoy Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued as a matter of law upon conversion of the MRAC Warrants at the time of the domestication;

•	“ordinary shares” are to the MRAC Class A Ordinary Shares and the MRAC Class B Ordinary Shares, collectively;

•

“Payoff Letters” are to the customary payoff letters in form and substance reasonably satisfactory to MRAC from the holders of Existing Indebtedness or the agents representing the foregoing that is required to be repaid at the Closing;

•	“Per Share Merger Consideration” are to the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00;

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“PIPE Investment” are to the purchase of shares of New Enjoy Common Stock to be issued in a private placement transaction immediately following the Domestication and immediately prior to the Merger;

•	“PIPE Investment Amount” are to the aggregate gross purchase price received by MRAC prior to or substantially concurrently with the Closing for the shares in the PIPE Investment;

•	“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the proposed bylaws of New Enjoy upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex I;

•

“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Enjoy upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex H;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in MRAC’s initial public offering or acquired in the secondary market;

•

“public shares” are to the MRAC Class A Ordinary Shares (including those included in the units) that were offered and sold by MRAC in its initial public offering and registered pursuant to the IPO registration statement or the shares of New Enjoy Common Stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•

“Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at the Closing, by and among New Enjoy, Sponsor, the independent directors of MRAC, certain shareholders of Enjoy and certain of their respective affiliates;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership;

•	“Sponsor Agreement” are to that certain letter agreement, dated as of April 28, 2021, by and between MRAC and the Sponsor, a copy of which is attached hereto as Annex B;

•

“Sponsor Earnout Shares” are to the 1,121,250 founder shares that will be subject to forfeiture unless the volume-weighted average closing price of New Enjoy Common Stock equals or exceeds $15.00 on 20 out of 30 consecutive trading days after consummation of the Business Combination and on or prior to the fifth (5th) anniversary of the Closing (or a change of control occurs with respect to New Enjoy at or above such share price during such period);

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

•	“trust account” are to the trust account established at the consummation of MRAC’s initial public offering and maintained by Continental, acting as trustee;

•	“Treasury Shares” are to the shares of Enjoy Common Stock held in Enjoy’s treasury, and will be cancelled as part of the Merger;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated December 17, 2020, by and between MRAC and Continental Stock Transfer & Trust Company, as trustee;

•

“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy MRAC’s obligations to its shareholders (if any) that exercise their redemption rights; and

•	“working capital loans” are to the funds that the Sponsor or an affiliate of the Sponsor, or certain of MRAC’s officers and directors may loan MRAC as may be required.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to MRAC Class A Ordinary Shares, public shares, shares of New Enjoy Common Stock, MRAC Public Warrants or New Enjoy Warrants include such securities underlying the MRAC Units, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of MRAC. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” “ will be,” “will continue,” “would,” “will likely result” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When MRAC discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, MRAC’s management.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	MRAC’s ability to complete the Business Combination or, if MRAC does not consummate such Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•

the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of MRAC and Enjoy, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the HSR Act, (iv) receipt of approval for listing on Nasdaq the shares of New Enjoy Common Stock to be issued in connection with the Merger, (v) that MRAC have at least $5,000,001 of net tangible assets upon Closing, (vi) the absence of any injunction, order, statute, rule, or regulation enjoining or prohibiting the consummation of the Merger and (vii) that, in the event Enjoy determines to change the structure of the Business Combination in accordance with the terms of the Merger Agreement in order to preserve the intended tax treatment of the transaction and is unable to obtain certain consents that would be required from contractual counterparties, appraisal rights have been properly exercised in respect of no more than 20% of the outstanding shares of Enjoy’s capital stock;

•

the satisfaction or waiver of other conditions to MRAC’s obligations to consummate the Merger, including, among others, (i) the consummation of the PIPE investment, (ii) the consummation of certain other transactions with respect to Enjoy’s outstanding securities, including (x) settlement of certain outstanding warrants, (y) conversion of all outstanding notes and (z) conversion of all outstanding preferred stock and (iii) no material adverse effect having occurred with respect to Enjoy;

•

the satisfaction or waiver of other conditions to Enjoy’s obligations to consummate the Merger, including, among others, that as of the Closing, (i) the completion of the Domestication and (ii) the amount of cash available in (x) the trust account, after deducting the amount required to satisfy MRAC’s obligations to its shareholders (if any) that exercise their rights to redeem their MRAC Class A Ordinary Shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of MRAC or its affiliates) plus (y) the PIPE Investment Amount (as defined below), being equal to at least $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million);

x

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, anticipated growth rate, and market opportunity of New Enjoy;

•	the ability to obtain or maintain the listing of New Enjoy common stock and New Enjoy warrants on Nasdaq following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	MRAC officers and directors allocating their time to other businesses and potentially having conflicts of interest with MRAC’s business or in approving the Business Combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	factors relating to the business, operations and financial performance of Enjoy and its subsidiaries, including:

•	the impact of the COVID-19 pandemic;

•	the ability of Enjoy to evaluate future prospects of its strategy for delivering products and services

•	the ability of Enjoy to develop and maintain an effective system of internal controls over financial reporting;

•	the ability of Enjoy to grow market share in its existing markets or any new markets it may enter;

•	the ability of Enjoy to respond to general economic conditions;

•	the impact of economic downturns and other macroeconomic conditions or trends;

•	the impact of consumer discretionary spending;

•	the health of the mobile retail industry;

•	risks associated with Enjoy’s assets and increased competition in the global mobile retail market;

•	the ability of Enjoy to manage its growth effectively;

•	the ability of Enjoy to achieve and maintain profitability in the future;

•	the ability of Enjoy to maintain existing commercial relationships and successfully enter into new commercial relationships;

•

the ability of Enjoy to access sources of capital, including debt financing and securitization funding to finance its leased warehouses and inventories and other sources of capital to finance operations and growth;

•	the ability of Enjoy to maintain and enhance its products and brand, and to attract Consumers;

•	the ability of Enjoy to maintain or enhance current Customer and Consumer satisfaction and trust levels;

•	the ability of Enjoy to manage, develop and refine its technology platform, including its Mobile Store;

•	the ability of Enjoy to recruit and maintain experienced and highly-skilled Experts;

•	the success of strategic relationships with third parties; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Enjoy. There can be no assurance that future developments affecting us or Enjoy will be those that MRAC or Enjoy have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond MRAC’s control or the control of Enjoy) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 24 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. MRAC and Enjoy undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any MRAC shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF MRAC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to MRAC’s shareholders. MRAC urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [●] a.m., Eastern Time, on [●], 2021, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153 as well as virtually via live webcast at www.virtualshareholdermeeting.com/MRAC2021SM. To participate in the virtual meeting, enter the 16 digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or obtain a proxy form from your broker, bank or other nominee. You may register for the meeting as early as [●] p.m., Eastern Time, on [●], 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.

Q:	How do I attend the meeting virtually?

A:

The extraordinary general meeting will be accessible virtually via a live webcast at www.virtualshareholdermeeting.com/MRAC2021SM, at [●] a.m., Eastern Time, on [●], 2021. To participate in the virtual meeting, an MRAC shareholder of record will need (a) the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or (b) to obtain a proxy form from their broker, bank or other nominee. The extraordinary general meeting webcast will begin promptly at [●] a.m., Eastern Time. MRAC shareholders are encouraged to access the extraordinary general meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:	Can I attend the extraordinary general meeting in person?

A:

Yes. MRAC shareholders will be able to attend the extraordinary general meeting in person, which will be held on [●], 2021, at [●] a.m., Eastern Time, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153. However, given the ongoing global pandemic, MRAC encourages its shareholders to attend via live webcast on the Internet.

MRAC shareholders who elect to attend the extraordinary general meeting remotely may vote their shares electronically during the extraordinary general meeting by visiting the virtual meeting website at www.virtualshareholdermeeting.com/MRAC2021SM and entering the 16-digit control number included on their proxy card.

Q:	Why am I receiving this proxy statement/prospectus?

A:

MRAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Enjoy, with Enjoy surviving the merger as a wholly owned subsidiary of MRAC, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “Business Combination Proposal” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and the Merger Agreement Amendment is attached to the proxy statement/prospectus as Annex A-1, and you are encouraged to read them in their entirety.

As a condition to the Merger, MRAC will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which MRAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding MRAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock; (2) each then issued and outstanding redeemable MRAC Warrant will convert automatically into a New Enjoy Warrant, pursuant to the Warrant Agreement, dated as of December 17, 2020, between MRAC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (3) each then issued and outstanding unit of MRAC will be separated and converted automatically into one share of New Enjoy Common Stock and one fourth of one New Enjoy Warrant. See “Domestication Proposal” for additional information.

The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of MRAC?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF MRAC AND ENJOY, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are shareholders of MRAC being asked to vote upon?

A:	At the extraordinary general meeting, MRAC is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution and adopt the proposed new certificate of incorporation and the proposed new bylaws of MRAC and the change of name from MRAC to Enjoy Technology, Inc.;

•

proposal to approve, on a non-binding advisory basis, certain material differences between MRAC’s Amended and Restated Memorandum and Articles of Association and the Proposed Certificate of Incorporation and Proposed Bylaws;

•	a proposal to approve by ordinary resolution the election of seven directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of New Enjoy;

•

a proposal to approve by ordinary resolution, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of shares of New Enjoy Common Stock to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in this proxy statement/prospectus) and (b) Enjoy’s stockholders pursuant to the Merger Agreement;

•	a proposal to approve by ordinary resolution the Enjoy Technology, Inc. 2021 Incentive Award Plan;

•	a proposal to approve by ordinary resolution the Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan; and

•

a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If MRAC’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “Business Combination Proposal,” “Domestication Proposal,” “Organizational Documents Proposal,” “Governance Proposal,” “Director Election Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”

MRAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of MRAC should read it carefully.

After careful consideration, MRAC’s board of directors has determined that the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Governance Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of MRAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:

Yes. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals

Q:	Why is MRAC proposing the Business Combination?

A:	MRAC was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Enjoy is a technology-powered platform reinventing “Commerce-at-Home” to bring the best of the store directly to the Consumer. Enjoy has formed multi-year commercial relationships with some of the world’s leading consumer brands to bring the products, services and subscriptions their customers love through the door directly in the comfort and convenience of their homes. Co-founded by Apple retail legend, Ron Johnson, Enjoy has pioneered a new retail experience that can do everything a traditional retail experience offers, but better, through its Mobile Stores. Enjoy currently operates in the United States, Canada and the United Kingdom and is leading the reinvention of “Commerce-at-Home.”

Based on its due diligence investigations of Enjoy and the industry in which it operates, including the financial and other information provided by Enjoy in the course of MRAC’s due diligence investigations, the MRAC board of directors believes that the Business Combination with Enjoy is in the best interests of MRAC and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal—MRAC’s Board of Directors’ Reasons for the Business Combination” for additional information.

Although MRAC’s board of directors believes that the Business Combination with Enjoy presents a unique business combination opportunity and is in the best interests of MRAC and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “Business Combination Proposal—MRAC’s Board of Directors’

Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors—Risks Related to Enjoy’s Business and Industry.”

Q:	What will Enjoy Stockholders receive in return for MRAC’s acquisition of all of the issued and outstanding equity interests of Enjoy?

A:

The total number of shares of New Enjoy Common Stock to be received by Enjoy’s stockholders or reserved for issuance pursuant to the New Enjoy equity awards into which Enjoy Awards are converted and the Enjoy Warrants assumed by New Enjoy will be equal to an aggregate number of shares of New Enjoy Common Stock equal to the quotient obtained by dividing (x) the sum of (i) the Base Purchase Price (as defined below), plus (ii) the aggregate exercise price of each outstanding option to purchase common stock of Enjoy, plus (iii) the aggregate exercise price of each outstanding warrant of Enjoy, by (y) $10.00 (the “Aggregate Merger Consideration”). For further details, see “Business Combination Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.”

In addition, all (i) Enjoy Options, (ii) Enjoy RSUs and (iii) Enjoy Restricted Stock Awards, in each case, that are outstanding as of immediately prior to the Merger, will be converted into (a) New Enjoy Options, (b) New Enjoy RSUs and (c) New Enjoy Restricted Stock Awards, respectively. All Enjoy Warrants that remain outstanding and unexercised as of immediately prior to the Merger will automatically be assumed by MRAC in accordance with their respective terms (including as to vesting and exercisability). For further details, see “Business Combination Proposal – Consideration, Treatment of Enjoy Options, Enjoy Restricted Stock Awards, Enjoy RSUs and Enjoy Warrants.”

Q:	What equity stake will current MRAC shareholders and Enjoy Stockholders hold in New Enjoy immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 46,718,750 ordinary shares issued and outstanding, which includes the 9,343,750 founder shares held by the Sponsor (including MRAC’s independent directors) and the 37,375,000 public shares. As of the date of this proxy statement/prospectus, there are outstanding an aggregate of 15,660,417 MRAC Warrants, which includes the 6,316,667 MRAC Private Placement Warrants held by the Sponsor and the 9,343,750 MRAC Public Warrants. Each whole warrant entitles the holder thereof to purchase one MRAC Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Enjoy Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the MRAC fully diluted share capital would be 62,379,167.

It is anticipated that, following the Business Combination, (1) MRAC’s public shareholders are expected to own approximately 23.9% of the outstanding shares of New Enjoy Common Stock, (2) Enjoy securityholders (without taking into account any public shares held by Enjoy securityholders prior to the consummation of the Business Combination) are expected to own approximately 65.1% of the outstanding shares of New Enjoy Common Stock, (3) the Sponsor and related parties are expected to collectively own approximately 6.0% of the outstanding shares of New Enjoy Common Stock and (4) the PIPE Investors are expected to own approximately 5.1% of the outstanding shares of New Enjoy Common Stock. These percentages (i) assume (a) that no public shareholders exercise their redemption rights in connection with the Business Combination, (b) that New Enjoy issues 101,935,589 shares of New Enjoy Common Stock to former securityholders of Enjoy as of immediately prior to the Effective Time, (c) that New Enjoy issues 8 million shares of New Enjoy Common Stock to the PIPE Investors pursuant to the PIPE Investment and (d) the amount of the Excluded Financing is equal to $60 million, (ii) exclude all New Enjoy Options that may be exercisable for shares of New Enjoy Common Stock, New Enjoy RSUs and New Enjoy Restricted Stock Awards, (iii) include the Sponsor Earnout Shares, (iv) exclude the impact of any New Enjoy Warrants that will be outstanding following the Business Combination and Enjoy Warrants that will be assumed in connection with the Business Combination, (v) assume that no holder of vested Enjoy Options exercises such Enjoy Options after the date hereof and prior to the consummation of the Business Combination and

(vi) account for interest accrued on the principal amount of Enjoy’s convertible notes through July 31, 2021 (we refer to this set of assumptions as the “no redemption scenario”). If the actual facts are different from the no redemption scenario, the percentage ownership of New Enjoy held by such constituencies will be different.

The following table illustrates varying ownership levels in New Enjoy immediately following the consummation of the Business Combination based on the no redemption scenario and, alternatively (as set forth under “Maximum Redemption Scenario” below), based on the assumption that 26,375,000 MRAC Class A Ordinary Shares are redeemed in connection with the Business Combination at approximately $10.00 per share (we refer to this set of assumptions as the “maximum redemption scenario”).

	Percentage Ownership in New Enjoy
	No Redemption Scenario	Maximum Redemption Scenario(1)
Enjoy stockholders(2)	65.1%	78.2%
MRAC’s public shareholders	23.9%	8.4%
Sponsor & related parties(3)	6.0%	7.2%
PIPE Investors	5.1%	6.1%

Total	100.0%	100.0%

(1)	Assumes redemptions of 26,375,000 MRAC Class A Ordinary Shares in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of [●], 2021.
(2)

Excludes 14,098,204 shares of New Enjoy Common Stock expected to be reserved for issuance pursuant to the terms of existing Enjoy Options, Enjoy RSUs, Enjoy Restricted Stock Awards and certain Enjoy Warrants.

(3)	Includes 75,000 shares held by the independent directors of MRAC. Includes the Sponsor Earnout Shares.

For further details, see “Business Combination Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.”

Q:	How has the announcement of the Business Combination affected the trading price of the MRAC Class A Ordinary Shares?

A:

On April 27, 2021, the trading date before the public announcement of the Business Combination, MRAC’s public units, Class A Ordinary Shares and Warrants closed at $10.07, $9.92 and $0.88, respectively. On [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, MRAC’s public units, Class A ordinary shares and warrants closed at $[●], $[●] and $[●], respectively.

Q:	Will New Enjoy obtain new financing in connection with the Business Combination?

A:

Yes. The PIPE Investors have agreed to purchase in the aggregate 8 million shares of New Enjoy Common Stock, for $80 million of gross proceeds, or $10.00 per share of New Enjoy Common Stock, in the PIPE Investment. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “Business Combination Proposal – Related Agreements—Subscription Agreements.”

Q:	Why is MRAC proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of MRAC’s domicile to Delaware. Further, MRAC’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. MRAC’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Enjoy and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, MRAC will file such documents required pursuant to the Cayman Islands Companies Law with the Cayman Islands Registrar of Companies, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which MRAC will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of MRAC?

A:

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, MRAC’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and to approve the replacement MRAC’s Cayman Constitutional Documents under the Cayman Islands Companies Law with the Proposed Organizational Documents under the DGCL, which will be materially modified from the Cayman Constitutional Documents in the following respects:

•	change the purpose of New Enjoy to engage in “any lawful act or activity for which a corporation may be organized under the DGCL;

•

provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Enjoy Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Certificate of Incorporation related to Directors, Indemnification and Limitation on Liability of Directors, Forum Selection and Amendments;

•	change the name of MRAC to “Enjoy Technology, Inc.” and delete the provisions relating to MRAC’s status as a blank check company and retain the default of perpetual existence under the DGCL;

•	change the authorized shares of all classes of capital stock to 510,000,000 shares, consisting of 500,000,000 shares of New Enjoy Common Stock and 10,000,000 shares of preferred stock;

•	adopt Delaware as the exclusive forum for certain stockholder litigation;

•

provide for transfer restrictions with respect to shares of New Enjoy Common Stock issued (i) as consideration to stockholders of Enjoy in connection with the Merger and (ii) to directors, officers and employees of New Enjoy upon the settlement or exercise of equity awards outstanding immediately following the Closing in respect of Enjoy Awards outstanding immediately prior to the Closing;

•	classify the New Enjoy board of directors into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

See “Organizational Documents Proposal” for additional information.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding MRAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Enjoy

Common Stock, (2) each then issued and outstanding MRAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock; (3) each then issued and outstanding MRAC warrant will convert automatically into a New Enjoy Warrant, pursuant to the Warrant Agreement and (4) each then issued and outstanding unit of MRAC that has not been previously separated into the underlying MRAC Class A Ordinary Share and underlying fractional MRAC Warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Enjoy Common Stock and one-fourth of one New Enjoy Warrant. See “Domestication Proposal” for additional information.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose MRAC Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of MRAC’s earnings in income;

•

A U.S. Holder whose MRAC Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of MRAC shares entitled to vote and less than 10% of the total value of all classes of MRAC shares generally will recognize gain (but not loss) on the exchange of MRAC Class A Ordinary Shares for New Enjoy Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its MRAC Class A Ordinary Shares provided certain other requirements are satisfied; and

•

A U.S. Holder whose MRAC Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of MRAC shares entitled to vote or 10% or more of the total value of all classes of MRAC shares generally will be required to include in income as a deemed dividend all earnings and profits amount attributable to its MRAC Class A Ordinary Shares.

MRAC does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

If MRAC were to be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, certain U.S. holders may be subject to adverse tax consequences as a result of the Domestication. While MRAC believes it is not a PFIC, because MRAC is a blank check company with no current active business, it is possible the IRS could assert that MRAC is a PFIC.

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s New Enjoy Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your MRAC Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposal. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental, MRAC’s transfer agent, that New Enjoy redeem all or a portion of your public shares for cash; and

(iii)	deliver your public shares to Continental, MRAC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, MRAC’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, MRAC’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of [●], 2021 this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of MRAC’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, irrespective of how you vote on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

An MRAC shareholder may not withdraw a redemption request once submitted to MRAC unless the MRAC Board determined (in its sole discretion) to permit the withdrawal of such redemption request (which the MRAC Board may do in whole or in part). If you deliver your shares for redemption to Continental, MRAC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that MRAC’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, MRAC’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, MRAC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, MRAC’s agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, New Enjoy will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of New Enjoy Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, MRAC’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, MRAC’s transfer agent, by 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its New Enjoy Common Stock generally will be treated as selling such New Enjoy Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of New Enjoy Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of MRAC’s initial public offering, an amount equal to $373,750,000 ($10.00 per unit) of the net proceeds from MRAC’s initial public offering and the sale of the MRAC Private Placement Warrants was placed in the trust account. As of [●], 2021, funds in the trust account totaled at least $373,750,000 and were comprised entirely of cash, U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of MRAC’s obligation to redeem 100% of the public shares if it does not complete a business combination by December 17, 2022 and (3) the redemption of all of the public shares if MRAC is unable to complete a business combination by December 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of MRAC public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination and for working capital and general corporate purposes of New Enjoy following the Business Combination. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

However, the Merger Agreement provides that the obligations of Enjoy to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy MRAC’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Enjoy or

MRAC) plus the PIPE Investment Amount actually received by MRAC at or prior to the Closing Date, is at least equal to $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million). If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. The Merger Agreement also provides that the obligations of MRAC to consummate the Merger are conditioned on, among other things, that as of the Closing, the PIPE Investment shall have been consummated. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Transaction may not be consummated.

In addition, with fewer public shares and public shareholders, the trading market for our Class A Ordinary Share may be less liquid than the market for our Class A Ordinary Share was prior to the Closing and we may not be able to continue to meet the listing standards for Nasdaq. With less funds available from the trust account, the working capital infusion from the trust account into MRAC’s business will be reduced. Further, in no event will we redeem public shares in an amount that would cause New Enjoy’s net tangible assets (as determined in accordance with Rule 3a5 1-1 (g)(1) of the Exchange Act) to be less than $5,000,001.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of MRAC and Enjoy, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the HSR Act, (iv) receipt of approval for listing on Nasdaq the shares of New Enjoy Common Stock to be issued in connection with the Merger, (v) that MRAC have at least $5,000,001 of net tangible assets upon Closing, (vi) the absence of any injunction, order, statute, rule, or regulation enjoining or prohibiting the consummation of the Merger and (vii) that, in the event Enjoy determines to change the structure of the Business Combination in accordance with the terms of the Merger Agreement in order to preserve the intended tax treatment of the transaction and is unable to obtain certain consents that would be required from contractual counterparties, appraisal rights have been properly exercised in respect of no more than 20% of the outstanding shares of Enjoy’s capital stock.

In addition, MRAC’s obligations to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others, (i) the consummation of the PIPE investment, (ii) the consummation of certain other transactions with respect to Enjoy’s outstanding securities, including (x) settlement of certain outstanding warrants, (y) conversion of all outstanding notes and (z) conversion of all outstanding preferred stock and (iii) no material adverse effect having occurred with respect to Enjoy.

In addition, Enjoy’s obligations to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others, (i) the completion of the Domestication and (ii) the amount of cash available in (x) the trust account, after deducting the amount required to satisfy MRAC’s obligations to its shareholders (if any) that exercise their rights to redeem their MRAC Class A Ordinary Shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of MRAC or its affiliates) plus (y) the PIPE Investment Amount (as defined below), being equal to at least $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million).

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—The Merger Agreement.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the third quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to MRAC shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by MRAC’s shareholders at the extraordinary general meeting, and MRAC elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—The Merger Agreement.”

Q:	What happens if the Business Combination is not consummated?

A:

MRAC will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If MRAC is not able to complete the Business Combination with Enjoy by December 17, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, MRAC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither MRAC’s shareholders nor MRAC’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:	What do I need to do now?

A:

MRAC urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. MRAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

The extraordinary general meeting will be held at [●] a.m. Eastern Time, on [●], 2021, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153 and via live webcast at www.virtualshareholdermeeting.com/MRAC2021SM, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the extraordinary general meeting by means of remote communication.

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote at the extraordinary general meeting in person, via the virtual meeting platform or by submitting a proxy for the extraordinary general meeting, in any of the following ways, if available:

•	Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. By signing the proxy card and returning it in the enclosed prepaid envelope to the foregoing address, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by the MRAC Board.

•	Vote by Internet: visit www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on [●], 2021 (have your proxy card in hand when you visit the website);

•	Vote by Phone: by calling toll-free (within the U.S. or Canada) 1-800-690-6903 (have your proxy card in hand when you call); or

•

Vote at the Extraordinary General Meeting: you can attend the extraordinary general meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the extraordinary general meeting by visiting the website www.virtualshareholdermeeting.com/MRAC2021SM. You will need your control number for access. Instructions on how to virtually attend and participate at the extraordinary general meeting are available at www.virtualshareholdermeeting.com/MRAC2021SM.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee. In most cases you may vote by telephone or over the Internet as instructed.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held on [●], 2021 at [●] a.m., Eastern Time, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153. Cayman Islands law requires there be a physical location for the meeting. However, given the ongoing global pandemic, MRAC encourages its shareholders to attend, via live webcast at www.virtualshareholdermeeting.com/MRAC2021SM. To participate in the virtual meeting, an MRAC shareholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The extraordinary general meeting webcast will begin promptly at [●] a.m., Eastern Time. MRAC shareholders are encouraged to access the MRAC extraordinary general meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

MRAC has fixed [●], 2021 as the record date for the extraordinary general meeting. If you were a shareholder of MRAC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

MRAC shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 46,718,750 ordinary shares issued and outstanding, of which 37,375,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of MRAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 23,359,376 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)

Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Governance Proposal: The Governance Proposal is constituted of non-binding advisory proposals, and may be approved by ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)

Stock Issuance Proposal: The approval of the Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)

ESPP Proposal: The approval of the ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viv)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:	What are the recommendations of MRAC’s board of directors?

A:

MRAC’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of MRAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all the founder shares and any other public shares purchased during or after MRAC’s initial public offering in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

The Sponsor and MRAC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of MRAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or MRAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) to increase the likelihood of satisfaction of the Minimum Cash Condition or ensure that MRAC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of MRAC Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and MRAC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or MRAC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or MRAC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and MRAC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or MRAC’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and MRAC’s officers, directors and/or their affiliates will not make purchases of MRAC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my MRAC ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have delivered my signed proxy card or voting instruction card?

A:

Yes. If you are a stockholder of record of MRAC ordinary shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	Submit a new proxy card bearing a later date; or

•

Vote in person or electronically at the extraordinary general meeting by visiting www.virtualshareholdermeeting.com/MRAC2021SM and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the extraordinary general meeting will not alone serve to revoke your proxy.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of New Enjoy. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of MRAC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:	What happens if I attend the extraordinary general meeting and abstain or do not vote?

A:

For purposes of the MRAC extraordinary general meeting, an abstention occurs when a shareholder is present at the MRAC extraordinary general meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a MRAC shareholder that attends the MRAC extraordinary general meeting in person or virtually and fails to vote on the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Governance Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or your “abstain” vote, in each case, will have no effect on the vote count for such proposals.

Q:	What should I do with my share certificates, warrant certificates or unit certificates?

A:

Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, MRAC’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of MRAC units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of New Enjoy Common Stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

MRAC will pay the cost of soliciting proxies for the extraordinary general meeting. MRAC has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the extraordinary general meeting. MRAC has agreed to pay D.F. King a fee of $25,000, plus disbursements (to be paid with non-trust account funds). MRAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of MRAC Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of MRAC Class A Ordinary Shares and in obtaining voting instructions from those owners. MRAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be expected to be announced at the extraordinary general meeting. MRAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

D.F. King & Co, Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (877) 536-1561

Banks and Brokers Call: (212) 269-5550

MRAC@dfking.com

You also may obtain additional information about MRAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, MRAC’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

E-Mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal - The Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

Combined Business Summary

The Parties to the Business Combination

MRAC

Marquee Raine Acquisition Corp. is a blank check company incorporated on October 16, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. MRAC has neither engaged in any operations nor generated any revenue to date. Based on MRAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On December 17, 2020, MRAC consummated its initial public offering of 37,375,000 units, including the issuance of 4,875,000 units as a result of the underwriter’s exercise in full of its over-allotment option, with each unit consisting of one MRAC Class A Ordinary Share and one-fourth of one redeemable MRAC Warrant. Substantially concurrently with the closing of the initial public offering, MRAC completed the private sale of 6,316,667 MRAC Private Placement Warrants, at a purchase price of $1.50 per MRAC Private Placement Warrant, to the Sponsor generating gross proceeds to us of approximately $9,475,000. The MRAC Private Placement Warrants are identical to the MRAC Warrants sold as part of the units in MRAC’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by MRAC (provided, that they may be redeemed in accordance with the Warrant Agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value (as defined in the Warrant Agreement) equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share); (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of MRAC’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of MRAC’s initial public offering, a total of $373,750,000, comprised of $366,275,000 of the proceeds from the IPO, including approximately $13,081,250 of the underwriter’s deferred discount, and $7,475,000 of the proceeds of the sale of the MRAC Private Placement Warrants, was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of [●], 2021, funds in the trust account totaled at least $373,750,000. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend MRAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) to modify the substance or timing of MRAC’s obligation to redeem 100% of the public shares if it does not complete a business combination by December 17, 2022, and (3) the redemption of all of the public shares if MRAC is unable to complete a business combination by December 17, 2022, subject to applicable law.

The MRAC Units, MRAC Class A Ordinary Shares and MRAC Warrants are currently listed on the Nasdaq under the symbols “MRACU,” “MRAC” and “MRACW,” respectively.

MRAC’s principal executive office is located at 65 East 55th Street, 24th Floor, New York, NY 10022. Its telephone number is (212) 603-5500.

Merger Sub

MRAC Merger Sub Corp. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of MRAC. The Merger Sub does not own any material assets or operate any business.

Enjoy

Enjoy is a technology-powered platform reinventing “Commerce-at-Home” to bring the best of the store directly to the Consumer. Enjoy has formed multi-year commercial relationships with the world’s leading consumer brands to bring the products, services and subscriptions their customers love through the door directly in the comfort and convenience of their homes. Co-founded by Apple retail legend, Ron Johnson, Enjoy has pioneered a new retail experience that can do everything a traditional retail experience offers, but better, through its Mobile Stores. Enjoy currently operates in the United States, Canada and the United Kingdom. Enjoy is a Delaware corporation and its principal executive office is located at 3240 Hillview Avenue, Palo Alto, CA 94304. Their telephone number is 1-888-463-6569.

Proposals to be Put to the Shareholders of MRAC at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of MRAC and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, MRAC is asking its shareholders to approve by ordinary resolution the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, as well as the Merger Agreement Amendment, a copy of which is attached to this proxy statement/prospectus as Annex A-1. The Merger Agreement provides for, among other things, following the Domestication of MRAC to Delaware as described below, the merger of Merger Sub with and into Enjoy (the “Merger”), with Enjoy surviving the merger as a wholly owned subsidiary of New Enjoy, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal - MRAC’s Board of Directors’ Reasons for the Business Combination,” MRAC’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for

MRAC’s initial public offering, including that the business of Enjoy and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

Aggregate Merger Consideration

The total number of shares of New Enjoy Common Stock to be received by Enjoy’s stockholders or reserved for issuance pursuant to the New Enjoy equity awards into which Enjoy Awards are converted and the Enjoy Warrants assumed by New Enjoy will be equal to the quotient obtained by dividing (x) the sum of (i) the Base Purchase Price (as defined below), plus (ii) the aggregate exercise price of each outstanding option to purchase common stock of Enjoy, plus (iii) the aggregate exercise price of each outstanding warrant of Enjoy, by (y) $10.00 (the “Aggregate Merger Consideration”). The “Base Purchase Price” means the sum of (a) $1,028,738,000, plus (b) 125% of the aggregate amount actually funded prior to the Closing (as defined below) in connection with an Excluded Financing (as defined below), up to a maximum aggregate amount equal to $60 million, plus (c) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing (to the extent in excess of the amounts set forth in clause (b) above), up to a maximum aggregate amount equal to $15 million. “Excluded Financing” means the capital raising transactions that Enjoy may enter into prior to the Closing in the form of equity and/or convertible debt, subject to certain conditions, in an aggregate amount not to exceed $75 million, as further set forth in this proxy statement/prospectus. For further details, see “Business Combination Proposal - The Merger Agreement - Consideration - Aggregate Merger Consideration.”

In addition, all (i) options to purchase shares of Enjoy Common Stock (“Enjoy Options”), (ii) restricted stock unit awards with respect to Enjoy Common Stock (“Enjoy RSUs”) and (iii) restricted share awards with respect to Enjoy Common Stock (“Enjoy Restricted Stock Awards” and, together with the Enjoy Options and Enjoy RSUs, the “Enjoy Awards”), in each case, that are outstanding as of immediately prior to the Merger, will be converted into (a) options to purchase shares of New Enjoy Common Stock (“New Enjoy Options”), (b) the right to receive restricted stock units of New Enjoy Common Stock (“New Enjoy RSUs”) and (c) rights to receive restricted shares of New Enjoy Common Stock (“New Enjoy Restricted Stock Awards”). All warrants to purchase Enjoy capital stock (“Enjoy Warrants”) that remain outstanding and unexercised as of immediately prior to the Merger will automatically be assumed by MRAC in accordance with their respective terms (including as to vesting and exercisability). For further details, see “Business Combination Proposal – Consideration, Treatment of Enjoy Options, Enjoy Restricted Stock Awards , Enjoy RSUs and Enjoy Warrants.”

An additional 8 million shares of New Enjoy Common Stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors (the “PIPE Investors”), for a total aggregate purchase price of $80 million (the “PIPE Investment”). The proceeds of the PIPE Investment, together with the amounts remaining in MRAC’s trust account as of immediately following the effective time of the Merger, will be retained by New Enjoy following the Closing. For additional information on the Merger Agreement, see “Business Combination Proposal -  Related Agreements - Subscription Agreements.”

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of MRAC and Enjoy, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the HSR Act, (iv) receipt of approval for listing on Nasdaq the shares of New Enjoy Common Stock to be issued in connection with the Merger, (v) that MRAC have at least $5,000,001 of net tangible assets upon Closing, (vi) the absence of any injunction, order, statute, rule, or regulation enjoining or prohibiting the consummation of the Merger and (vii) that, in the event Enjoy determines to change the structure of the Business Combination in accordance with the terms of the Merger Agreement in order to preserve the intended tax treatment of the transaction and is unable to obtain certain consents that would be required from contractual counterparties, appraisal rights have been properly exercised in respect of no more than 20% of the outstanding shares of Enjoy’s capital stock.

Other conditions to MRAC’s obligations to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others, (i) the consummation of the PIPE investment, (ii) the consummation of certain other transactions with respect to Enjoy’s outstanding securities, including (x) settlement of certain outstanding warrants, (y) conversion of all outstanding notes and (z) conversion of all outstanding preferred stock and (iii) no material adverse effect having occurred with respect to Enjoy.

In addition, Enjoy’s obligations to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others, (i) the completion of the Domestication and (ii) the amount of cash available in (x) the trust account, after deducting the amount required to satisfy MRAC’s obligations to its shareholders (if any) that exercise their rights to redeem their MRAC Class A Ordinary Shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of MRAC or its affiliates) plus (y) the PIPE Investment Amount, being equal to at least $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million).

For further details, see “Business Combination Proposal - The Merger Agreement.”

Domestication Proposal

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then MRAC will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the MRAC Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of MRAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while MRAC is currently governed by the Cayman Islands Companies Law, upon the Domestication, New Enjoy will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, MRAC encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”

As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding MRAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock, (2) each then issued and outstanding MRAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock, (3) each then issued and outstanding MRAC Warrant will convert automatically into a warrant to acquire one share of New Enjoy Common Stock, pursuant to the Warrant Agreement and (4) each then issued and outstanding MRAC Unit will separate and convert automatically into one share of New Enjoy Common Stock and one-fourth of one New Enjoy Warrant.

For further details, see “Domestication Proposal.”

Organizational Documents Proposal

If the Business Combination Proposal and the Domestication Proposal are approved, MRAC will ask its shareholders to approve by special resolution the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Certificate of Incorporation and the Proposed Bylaws, under the DGCL. MRAC’s board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of New Enjoy after the Business Combination. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

Governance Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, MRAC’s shareholders are also being asked to consider and vote upon by ordinary resolutions, on a non-binding advisory basis, certain material differences between MRAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the Proposed Certificate of Incorporation and Proposed Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements.

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and MRAC encourages shareholders to carefully review the information set out in the sections entitled “Organizational Documents Proposal,” “Governance Proposal,” the Cayman Constitutional Documents of MRAC, attached hereto as Annex H and the Proposed Organizational Documents of New Enjoy, attached hereto as Annex I and Annex J.

Director Election Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, MRAC’s shareholders are also being asked to approve by ordinary resolution the Director Election Proposal. Upon the consummation of the Business Combination, the Board will consist of eight directors to serve staggered terms on New Enjoy’s board of directors until the first, second and third annual meeting of stockholders following the date of effectiveness of the Certificate of Incorporation, as applicable, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. For additional information on the proposed directors, see “Director Election Proposal.”

Stock Issuance Proposal

Assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved, MRAC’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal. For additional information, see “Stock Issuance Proposal.”

Incentive Award Plan Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, MRAC’s shareholders are also being asked to approve by ordinary resolution the Incentive Award Plan Proposal. For additional information, see “Incentive Award Plan Proposal.”

ESPP Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, MRAC’s shareholders are also being asked to approve by ordinary resolution the ESPP Proposal. For additional information, see “ESPP Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize MRAC to consummate the Business Combination (because any of the Condition Precedent

Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), MRAC’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

MRAC’s Board of Directors’ Reasons for the Business Combination

MRAC was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the MRAC Board consulted with MRAC’s management and financial, legal and other advisors and considered a number of factors. In particular, the MRAC Board considered, among other things, the following factors, although not weighted or in any order of significance:

•

Enjoy has strong partner relationships. Enjoy has long-term partnerships with global brands. The exclusivity arrangements with respect to certain partner relationships strengthen Enjoy’s long-term positioning as it seeks to enter its next phase of growth.

•

Strong market tailwinds driven by shift to online commerce and the reduction of physical retail stores. The total addressable market that Enjoy seeks to serve continues to expand due to both ongoing market shifts toward commerce online and a consumer desire for convenience and a positive customer service experience. These trends have been accelerated by the COVID-19 pandemic.

•

Experienced and proven management team. Enjoy has a strong and experienced management team, and its senior management team intends to remain with New Enjoy in the capacity of officers and/or directors, which will provide helpful continuity in advancing New Enjoy’s strategic goals.

•

Attractive growth profile. The MRAC Board considered the growing demand for Enjoy’s services, including incremental business opportunities, anticipated growth in revenue per mobile store, geographic and partnership expansion and new category expansion.

•

Attractive financial profile. The MRAC Board also considered factors such as Enjoy’s outlook, financial plan and debt structure, including that Enjoy has almost zero Consumer acquisition cost, an asset light approach that can enable rapid scalability and an opportunity to leverage its existing infrastructure. Enjoy’s strong growth and unit economics indicate that Enjoy has a visible path to profitability.

•	PIPE Investment. The third-party investor interest in the PIPE Investment served as a validation of the valuation and opportunity presented by the Business Combination.

•

Lock-Up. The shareholders of Enjoy immediately prior to the Closing will be subject to a 6-month lock-up in respect of the shares of New Enjoy Common Stock issued to them as consideration in the Business Combination (subject to (i) certain limited, customary exceptions with respect to permitted transfers and (ii) earlier release with respect to certain former noteholders of Enjoy in the event that, prior to the expiration of such 6-month period, the SEC declares effective New Enjoy’s resale Form S-1 registration statement that will be filed following the Closing), which will provide important stability to New Enjoy.

•

Due Diligence. MRAC conducted a diligence review of Enjoy and its business, including review of relevant documentation and discussions with Enjoy’s management and Enjoy’s financial, legal and other advisors.

•	Opinion of MRAC’s Financial Advisor. The MRAC Board took into account the financial analysis reviewed by, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) with the MRAC Board as well as the oral opinion of Houlihan Lokey rendered to the MRAC Board on April 27, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the MRAC Board dated April 27, 2021), as to the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement.

•

Other Alternatives. After a review of other business combination opportunities reasonably available to MRAC, the MRAC Board believes that the proposed Business Combination represents the best potential business combination for MRAC and the most attractive opportunity for MRAC’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets, and that such process has not presented a better alternative.

•	Negotiated Transaction. The financial and other terms and condition of the Merger Agreement are reasonable and were the product of arm’s length negotiations between MRAC and Enjoy.

For a more complete description of the MRAC board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the MRAC board of directors, see the section entitled “Business Combination Proposal - MRAC’s Board of Directors’ Reasons for the Business Combination.”

Opinion of MRAC’s Financial Advisor

On April 27, 2021, Houlihan Lokey orally rendered its opinion to the MRAC Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the MRAC Board dated April 27, 2021), as to the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to the MRAC Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex J to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the MRAC Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise, including, without limitation, whether holders of MRAC Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Investment.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “Business Combination Proposal - Related Agreements.”

Sponsor Agreement

On April 28, 2021, concurrently with the execution of the Merger Agreement, MRAC entered into the Sponsor Agreement with the Sponsor, pursuant to which, among other things, in connection with the Closing, the Sponsor agreed to (i) waive certain anti-dilution rights set forth in Section 17 of MRAC’s amended and restated

memorandum and articles of association that may result from the Business Combination, as described below and (ii) subject 1,121,250 founder shares to forfeiture unless the volume-weighted average closing price of New Enjoy Common Stock equals or exceeds $15.00 on 20 out of 30 consecutive trading days after consummation of the Business Combination and on or prior to the fifth (5th) anniversary of the Closing (or a change of control occurs with respect to New Enjoy at or above such share price during such period). Pursuant to Section 17.3 of MRAC’s amended and restated memorandum and articles of association, the MRAC Class B Ordinary Shares would be convertible into that number of MRAC Class A Ordinary Shares that would equal, on an as-converted basis, in the aggregate, twenty percent (20%) of the sum of all MRAC Class A Ordinary Shares and MRAC Class B Ordinary Shares in issue upon completion of the initial public offering plus all MRAC Class A Ordinary Shares and equity-linked securities issued or deemed issued in connection with a business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a business combination and any private placement warrants issued to the Sponsor or any of its affiliates upon conversion of working capital loans made to MRAC). In light of the Sponsor’s waiver of the foregoing anti-dilution provisions, the MRAC Class B Ordinary Shares will convert into shares of New Enjoy Common Stock on a one-for-one basis in connection with the consummation of the Business Combination. For additional information, see “Business Combination Proposal - Related Agreements - Sponsor Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Enjoy, Enjoy, Sponsor, the independent directors of MRAC and certain former stockholders of Enjoy (the “Existing Holders”) and certain new holders of Enjoy (the “New Holders”), will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Enjoy will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Enjoy Common Stock and other equity securities of New Enjoy that are held by the parties thereto from time to time. Additionally, the Registration Rights Agreement will contain certain restrictions on transfer with respect to the securities of New Enjoy held by the Sponsor, the independent directors of MRAC and the former stockholders of Enjoy party thereto immediately following the Closing. For additional information, see “Business Combination Proposal - Related Agreements - Registration Rights Agreement.”

Subscription Agreements

In connection with the execution of the Merger Agreement, MRAC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 8 million shares of New Enjoy Common Stock at $10.00 per share for an aggregate commitment amount of $80 million. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “Business Combination Proposal - Related Agreements - Subscription Agreements.”

Ownership of New Enjoy following Business Combination

As of the date of this proxy statement/prospectus, there are 46,718,750 ordinary shares of MRAC issued and outstanding, which includes the 9,343,750 founder shares held by the Sponsor and related parties and the 37,375,500 public shares. As of the date of this proxy statement/prospectus, there are outstanding an aggregate of 15,660,417 MRAC Warrants, which includes the 6,316,667 MRAC Private Placement Warrants held by the Sponsor and the 9,343,750 MRAC Public Warrants. Each whole warrant entitles the holder thereof to purchase one MRAC Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Enjoy Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the MRAC fully diluted share capital would be 62,379,167.

It is anticipated that, following the Business Combination, assuming the no redemption scenario, (1) MRAC’s public shareholders are expected to own approximately 23.9% of the outstanding shares of New Enjoy Common Stock, (2) Enjoy securityholders (without taking into account any public shares held by Enjoy securityholders prior to the consummation of the Business Combination) are expected to own approximately 65.1% of the outstanding shares of New Enjoy Common Stock, (3) the Sponsor and related parties are expected to collectively own approximately 6.0% of the outstanding shares of New Enjoy Common Stock and (4) the PIPE Investors are expected to own approximately 5.1% of the shares of outstanding New Enjoy Common Stock. If the actual facts are different from the no redemption scenario, the percentage ownership of New Enjoy held by such constituencies will change.

The following table illustrates varying ownership levels in New Enjoy immediately following the consummation of the Business Combination based on the no redemption scenario and, alternatively based on the maximum redemption scenario.

	Percentage Ownership in New Enjoy
	No Redemption Scenario	Maximum Redemption Scenario(1)
Enjoy Stockholders(2)	65.1%	78.2%
MRAC’s public shareholders	23.9%	8.4%
Sponsor & related parties(3)	6.0%	7.2%
PIPE Investors	5.1%	6.1%

Total	100.0%	100.0%

(1)	Assumes redemptions of 26,375,000 MRAC Class A Ordinary Shares in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of [●], 2021.
(2)

Excludes 14,098,204 shares of New Enjoy Common Stock expected to be reserved for issuance pursuant to the terms of existing Enjoy Options, Enjoy RSUs, Enjoy Restricted Stock Awards and certain Enjoy Warrants.

(3)	Includes 75,000 shares held by the independent directors of MRAC. Includes the Sponsor Earnout Shares.

Date, Time and Place of Extraordinary General Meeting of MRAC’s Shareholders

The extraordinary general meeting of the shareholders of MRAC will be held at [●] a.m., Eastern Time, on [●], 2021, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153 and virtually via live webcast at www.virtualshareholdermeeting.com/MRAC2021SM, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

MRAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. MRAC Warrants do not have voting rights. As of the close of business on the record date, there were 46,718,750 ordinary shares issued and outstanding, of which 37,375,000 were issued and outstanding public shares.

Quorum and Vote of MRAC Shareholders

A quorum of MRAC shareholders is necessary to hold a valid meeting. A quorum will be present at the MRAC extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 23,359,376 ordinary shares would be required to achieve a quorum.

The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

The proposals presented at the extraordinary general meeting require the following votes:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Organizational Documents Proposal: The approval the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person. virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Governance Proposal: The Governance Proposal is constituted of non-binding advisory proposals, and may be approved by ordinary resolutions, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Stock Issuance Proposal: The approval of the Stock Issuance Proposal may be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal may be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

ESPP Proposal: The approval of the ESPP Proposal may be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of MRAC that New Enjoy redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), MRAC’s transfer agent, that New Enjoy redeem all or a portion of your public shares for cash; and

•	deliver your public shares to Continental, MRAC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, MRAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, MRAC’s transfer agent, New Enjoy will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Enjoy Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of MRAC - Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither MRAC shareholders nor MRAC warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. MRAC has engaged D.F. King to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of MRAC - Revoking Your Proxy.”

Interests of MRAC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of MRAC’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and MRAC’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of MRAC shareholders and warrant holders generally. As more fully set forth below, the Sponsor and its affiliates have approximately $[●] in the aggregate at risk that depends upon the completion of a business combination. Specifically, $[●] of such amount is the current value of the Sponsor’s and its affiliates’ MRAC Class B Ordinary Shares (based on the closing price of $[●] per MRAC Class A Ordinary Shares on the Nasdaq on [●], 2021), $[●] of such amount is the current value of the Sponsor’s MRAC Warrants (based on the closing price of $[●] per MRAC Warrant on the Nasdaq on [●], 2021) and $5,744,025 of such amount is the fees payable to the Sponsor’s affiliates upon consummation of the business combination, each of which is set forth in more detail below. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders – as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. These interests include, among other things, the interests listed below.

•

Prior to MRAC’s initial public offering, the Sponsor purchased 10,062,500 Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share, and the Sponsor later surrendered 718,750 Class B Ordinary Shares to MRAC for no consideration, resulting in an aggregate 9,343,750 Class B Ordinary Shares issued and outstanding, 9,268,750 of which are held by the Sponsor, and 25,000 of which are held by each of our independent directors (Thomas Freston, Matthew Maloney and Assia Grazioli-Venier). If MRAC does not consummate a business combination by December 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 9,343,750 MRAC Class B Ordinary Shares collectively owned by the Sponsor and three independent directors (Thomas Freston, Matthew Maloney and Assia Grazioli-Venier) would be worthless because following the redemption of the public shares, MRAC would likely have few, if any, net assets and because the Sponsor and MRAC’s directors and officers have agreed to waive their respective rights to liquidating dissolutions from the trust account in respect of any MRAC Class A Ordinary Shares and MRAC Class B Ordinary Shares held by them, as applicable, if MRAC fails to complete a business combination within the required period. Additionally, in such event, the 6,316,667 MRAC Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of MRAC’s initial public offering for an aggregate purchase price of $9.5 million will also expire worthless.

•

The 9,343,750 shares of New Enjoy Common Stock into which the 9,343,750 MRAC Class B Ordinary Shares collectively held by the Sponsor, Thomas Freston, Matthew Maloney and Assia Grazioli-Venier will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of (i) $[●] based upon the closing price of $[●] per MRAC Class A Ordinary Share on the Nasdaq on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus and (ii) $93.4 million, based upon the per share value implied in the Business Combination of $10.00 per share of New Enjoy Common Stock. However, given that such shares of New Enjoy Common Stock will be subject to certain restrictions, including those described above, MRAC believes that such shares have less value. The 6,316,667 New Enjoy Warrants into which the 6,316,667 MRAC Private Placement Warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per MRAC Warrant on Nasdaq on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Consequently, because (a) MRAC’s public shareholders purchased the MRAC units at $10.00 per unit, (b) the purchase price of the founder shares (following surrender of 718,750 shares for no consideration) was approximately $0.003 per share and (c) the price of the private placement warrants was $1.00 per warrant, the Sponsor may earn a positive rate of return even if the share price of New Enjoy Common Stock falls significantly below the per share value implied in the Business Combination of $10.00 per share of New Enjoy Common Stock and the public shareholders of MRAC experience a negative rate of return.

•

Thomas Ricketts, the Co-Chairman and Director of MRAC, and Brett Varsov, Co-Chief Executive Officer of MRAC, are expected to be directors of New Enjoy after the consummation of the Business Combination. As such, in the future, Thomas Ricketts and Brett Varsov may receive fees for their service as directors, which may consist of cash or stock-based awards, and any other remuneration that New Enjoy’s board of directors determines to pay to its non-employee directors.

•

MRAC’s executive officers and directors, or any of their respective affiliates, including Ricketts SPAC Investment LLC and Raine Securities LLC and other entities affiliated with Marquee and The Raine Group, will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on MRAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination). As of June 30, 2021, an aggregate amount of approximately $38,000 had been incurred or accrued in respect of such expense reimbursement obligation. MRAC expects additional amounts not to exceed $5,000 to be incurred or accrued through the consummation of the Business Combination.

•

MRAC will pay Raine Securities LLC (“Raine Securities”), an affiliate of the Sponsor, a placement fee equal to 1.5% of the gross proceeds of the PIPE Investment actually received by MRAC, which is expected to be equal to $1.2 million. Raine Securities is also serving as MRAC’s financial advisor in connection with the Business Combination for no additional fee. As such, Raine Securities has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

•

MRAC will pay Raine Advisors LLC (“Raine Advisors”), an affiliate of the Sponsor, a fee in an amount equal to $309,825 for consulting services, including support and advice to MRAC in connection with the execution of the Business Combination, the payment of which is contingent upon the consummation of the Business Combination. As such, Raine Advisors has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

•

MRAC will pay Marquee Sports Holdings SPAC I, LLC (“Marquee Sports Holdings”), an affiliate of the Sponsor, a fee in an amount equal to $309,825 for consulting services, including support and advice to MRAC in connection with the execution of the Business Combination, the payment of which is contingent upon the consummation of the Business Combination. As such, Marquee Sports Holdings has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

•

ET Investment, LLC is a participant in an Excluded Financing pursuant to which it has purchased convertible notes of Enjoy for an aggregate amount equal to $5,000,000, which are anticipated to be exchanged for shares of New Enjoy Common Stock in connection with the consummation of the Business Combination. The convertible notes convert into shares of New Enjoy Common Stock at a 20% discount and therefore, assuming no interest has accrued thereon, the convertible notes held by ET Investment, LLC would be expected to convert into shares of New Enjoy Common Stock with a value, in the aggregate (including accrued interest), of approximately $6.4 million. Thomas Ricketts has an indirect pecuniary interest in such entity, and Crane H. Kenney has a pecuniary interest in such entity.

•

Pursuant to the underwriting agreement entered into in connection with MRAC’s initial public offering, up to 30% of the deferred discount thereunder (i.e., approximately $3,924,375) may be paid at the sole discretion of MRAC’s management to the underwriter and/or to third parties not participating as underwriters in the initial public offering that assisted MRAC in consummating its business combination, in allocations determined by MRAC’s management. In accordance with the foregoing terms, MRAC’s management has elected to direct the payment of $1,024,875 of the deferred discount upon the consummation of the Business Combination to Marquee Sports Holdings and $2,899,500 of the deferred discount upon the consummation of the Business Combination to Raine Securities. The audit committee of the MRAC Board approved such payments on May 13, 2021.

•

In addition to the foregoing fees to be paid to Raine Securities, Raine Advisors and Marquee Sports Holdings, Crane H. Kenney, our Co-Chief Executive Officer, Alexander D. Sugarman, our Executive Vice President, Jason Sondag, our Vice President, and Thomas Ricketts, our co-Chairman and Director, are currently associated with affiliates of Marquee. In addition, Brett Varsov, our Co-Chief Executive Officer, Joseph Beyrouty, our Chief Financial Officer, Evan Ellsworth, our Vice President and Brandon Gardner, our co-Chairman and Director, are currently associated with The Raine Group. The engagement of each of Raine Securities, Raine Advisors and Marquee Sports Holdings and the payment of the fees described above have been reviewed and approved by MRAC’s audit committee in accordance with MRAC’s policies and procedures relating to transactions that may present conflicts of interest. The Sponsor (including its representatives and affiliates) and MRAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to MRAC. The Sponsor and MRAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to MRAC completing its initial business combination. Moreover, certain of MRAC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. MRAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to MRAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in MRAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to MRAC, subject to applicable fiduciary duties under the Cayman Islands Companies Law. MRAC’s Cayman Constitutional Documents provide that MRAC renounces its interest in any corporate opportunity offered to any director or officer of MRAC unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MRAC and it is an opportunity that MRAC is able to complete on a reasonable basis. This provision in MRAC’s Cayman Constitutional Documents may present a conflict of interest in the event that a director or officer of MRAC is offered a corporate opportunity in a capacity other than his or her capacity as a director or officer of MRAC, that is suitable for MRAC. MRAC does not believe that such potential conflict of interest impacted MRAC’s search for a business combination target.

•

MRAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under MRAC’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

In the event that MRAC fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, MRAC will be required to provide for payment of claims of creditors that were not waived that may be brought against MRAC within the ten years following such redemption. In order to protect the amounts held in MRAC’s trust account, the Sponsor has agreed that it will be liable to MRAC if and to the extent any claims by a third party (other than MRAC’s independent auditors) for services rendered or products sold to MRAC, or a prospective target business with which MRAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of MRAC’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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The Sponsor, or an affiliate of the Sponsor, or certain of MRAC’s officers and directors advanced funds to MRAC for working capital purposes, including $128,000 as of December 17, 2020. These advances were documented in a promissory note, dated October 28, 2020 (the “Promissory Note”) issued by MRAC to the Sponsor, pursuant to which MRAC may borrow up to $300,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing and unsecured, and the amounts outstanding thereunder were repaid in full upon the closing of the MRAC IPO. If MRAC does not complete its initial business combination within the required period, it may use a portion of its working capital held outside the trust account to repay such advances and any other working capital advances made to MRAC, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to MRAC, and such related party may not be able to recover the value it has loaned to MRAC and any other working capital advances it may make.

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Pursuant to the Registration Rights Agreement, the Sponsor and certain related parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Enjoy Common Stock and warrants held by such parties following the consummation of the Business Combination. See “Certain Relationships and Related Person Transactions – Registration Rights”.

The Sponsor has agreed to vote all the founder shares and any other public shares purchased during or after MRAC’s initial public offering in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

The Sponsor and MRAC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of MRAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or MRAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) to increase the likelihood of satisfaction of the Minimum Cash Condition or ensure that MRAC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of MRAC Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and MRAC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or MRAC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or MRAC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and MRAC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or MRAC’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and MRAC’s officers, directors and/or their affiliates will not make purchases of MRAC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal - Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Recommendation to Shareholders of MRAC

MRAC’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of MRAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governance Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal - Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (a) that no public shareholders exercise their redemption rights in connection with the Business Combination, (b) that New Enjoy issues 101,935,589 shares of New Enjoy Common Stock to former securityholders of Enjoy as of immediately prior to the Effective Time, (c) that New Enjoy issues 8 million shares of New Enjoy Common Stock to the PIPE Investors pursuant to the PIPE Investment and (d) the amount of the Excluded Financing is equal to $60 million. If the actual facts are different from these assumptions, the percentage ownership of New Enjoy held by such constituencies will be different.

Sources		Uses
($ in millions)
Enjoy rollover equity(1)	$1,104	Enjoy rollover equity(1)	$1,104
Cash and investments held in trust account(2)	374	Cash to balance sheet	476
PIPE Investment(3)	80	Debt Payoff(4)	47
Enjoy balance sheet cash(4)	119	Transaction expenses(5)	50

Total sources	$1,677	Total uses	$1,677

(1)	Equity rollover comprised of newly issued shares, rollover equity awards (including restricted stock awards) and the assumption of outstanding warrants.
(2)	Calculated as of [●].
(3)	Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.
(4)	Estimated as of June 30, 2021.

(5)

Includes deferred underwriting commission of $13,081,250 (of which $1,024,875 will be paid to Marquee Sports Holdings and $2,899,500 will be paid to Raine Securities), placement agent fees of $3.6 million (of which approximately $1.2 million will be paid to Raine Securities), legal fees, consulting fees (of which $309,825 will be paid to each of Raine Advisors and Marquee Sports Holdings), proxy solicitation fees, public and investor relations firm fees and miscellaneous and administrative expenses related to the Business Combination (of which approximately $38,000 has been incurred or accrued in respect of MRAC’s expense reimbursement obligation to related parties of MRAC, and up to approximately $5,000 is expected to be incurred or accrued in respect of such expense reimbursement obligation prior to the consummation of the Business Combination). Except as specifically noted in the preceding sentence, no such expenses are expected to be payable to related parties of MRAC, and no such payments are expected to be made in connection with the Administrative Support Agreement.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of MRAC. There will be no accounting effect or change in the carrying amount of the assets and liabilities of MRAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Enjoy immediately following the Domestication will be the same as those of MRAC immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although New Enjoy will issue shares for outstanding equity interests of Enjoy in the Business Combination, MRAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Enjoy issuing stock for the net assets of MRAC, accompanied by a recapitalization. The net assets of MRAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Enjoy.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of a 30-day waiting period following the filing of the required Notification and Report Form by each Party with the Antitrust Division and the FTC. If the FTC or the Antitrust Division issues a Request for Additional Information and Document Materials (a “Second Request”) within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. On May 11, 2021, MRAC and Enjoy made their respective filings required under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC, and requested early termination. The waiting period with respect to the Transactions expired on June 10, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. MRAC cannot assure you that the Antitrust Division, the FTC, a state attorney general or another government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, MRAC cannot assure you as to its result.

Neither MRAC nor Enjoy is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. If any additional regulatory approvals or actions are determined to be required and are sought, there can be no assurance that such additional approvals or actions will be obtained.

Emerging Growth Company

MRAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in MRAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. MRAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, MRAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of MRAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MRAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

In evaluating the proposals to be presented at the MRAC extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Below is a summary of some of the principal risks faced by Enjoy, MRAC and New Enjoy:

•	The COVID-19 pandemic may continue to impact Enjoy’s key metrics and results of operations.

•	Enjoy has a limited operating history with a new model and strategy in an evolving industry and Enjoy may fail to achieve the market acceptance necessary for success.

•	A number of factors may cause Enjoy’s results of operations to fluctuate.

•	Enjoy relies on consumer discretionary spending.

•	The loss of key senior management personnel could harm Enjoy’s business.

•	If the mobile retail store market does not continue to grow Enjoy’s results of operations could be adversely affected.

•	Risks associated with Enjoy’s commercial relationships could adversely affect its financial performance, reputation and commercial relationships.

•	Enjoy relies on third-party background check providers.

•	Enjoy identified material weaknesses in its internal control over financial reporting.

•	Enjoy may face difficulties as it expands its operations into new local markets.

•	Enjoy’s global operations involve additional risks.

•	Two of Enjoy’s Business Partners account for a significant portion of Enjoy’s revenue.

•	Enjoy’s operating results are subject to the seasonal nature of consumer behavior patterns.

•	Enjoy’s business will require significant amounts of capital to sustain operations.

•	The Sponsor has agreed to vote in favor of the Business Combination, regardless of how MRAC’s public shareholders vote.

•	The Sponsor and MRAC’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders.

•	We and Enjoy will incur significant costs in connection with the Business Combination.

•	The Business Combination could disrupt New Enjoy’s commercial relationships.

•	Consummation of the Business Combination may expose us to unknown or contingent liabilities.

•

New Enjoy’s actual financial position may be different than the historical financial results of Enjoy and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus.

•	Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Enjoy.

•	Our maximum redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

•	The Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination.

•	We are not registering the shares of New Enjoy Common Stock issuable upon exercise of the warrants under any federal or state securities laws at this time.

•	If third parties bring claims against us, the proceeds held in the trust account could be reduced.

•	If, after we distribute the proceeds in the trust account, we file a winding-up or bankruptcy petition or a similar petition is filed against us, a bankruptcy court may seek to recover such proceeds.

•

If, before distributing the proceeds in the trust account, we file a winding-up or bankruptcy petition or a similar petition is filed against us, the claims of creditors may have priority over the claims of our shareholders.

•	Our shareholders may be held liable for claims by third parties against us.

•

Public shareholders who do not redeem their public shares will experience immediate dilution as a consequence of the issuance of New Enjoy Common Stock as consideration in the Business Combination and may experience dilution from several possible sources in connection with and after the Business Combination.

•	MRAC warrants are accounted for as liabilities.

•	We have identified a material weakness in our internal control over financial reporting as of December 31, 2020.

•	We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

•	Warrants will become exercisable for New Enjoy Common Stock, which would result in dilution to our shareholders.

•	Even if the Business Combination is consummated, the public warrants may never be in the money.

•	We may redeem your unexpired warrants prior to their exercise.

•	Nasdaq may not list New Enjoy’s securities on its exchange.

•	The COVID-19 pandemic may influence MRAC’s and Enjoy’s ability to consummate the Business Combination and the operations of New Enjoy.

•

Because the market price of shares of MRAC Class A Ordinary Shares will fluctuate, the security holders of Enjoy cannot be sure of the value of the Business Combination consideration they will receive.

•	Factors affecting the market price of shares of New Enjoy Common Stock after the Business Combination may differ from those affecting the price of MRAC shares.

•	The Business Combination’s benefits may not meet the expectations of financial analysts.

•	Regulatory approvals may not be received or may take longer than expected.

•	MRAC may waive one or more of the conditions to the Business Combination.

•	Termination of the Merger Agreement could negatively impact MRAC.

•	The Business Combination will result in changes to New Enjoy’s board of directors.

•	Neither MRAC nor its shareholders will have the protection of any indemnification, escrow or purchase price adjustment to the consideration payable in the Business Combination.

•	We currently intend to only complete one Business Combination with the proceeds of our IPO, which will cause us to be solely dependent on New Enjoy’s business.

•	Below is a summary of some of the principal risks related to the redemption:

•	Public shareholders who wish to redeem their public shares must comply with specific requirements for redemption.

•	Public shares will not be redeemable if a public shareholder does not receive our offer or there is noncompliance with the procedures for tendering shares.

•	If you or a “group” of shareholders hold an aggregate of more than 15% of the public shares, you will lose the ability to redeem such excess public shares.

•	There is no guarantee that a shareholder’s decision whether to redeem its shares will put the shareholder in a better economic position.

•	MRAC directors may decide not to enforce the indemnification obligation of the Sponsor.

•	The Domestication may result in adverse tax consequences for holders of MRAC Class A Ordinary Shares and Warrants.

•	The rights of holders of New Enjoy Common Stock will differ from and may be less favorable to the rights of holders of MRAC Class A Ordinary Shares.

•	Delaware law and New Enjoy’s Proposed Organizational Documents contain certain provisions that discourage or limit the ability of shareholders to take certain actions.

•	The proposed certificate of incorporation contains an exclusive forum provision for certain types of lawsuits.

MARKET PRICE AND DIVIDEND INFORMATION

MRAC units, MRAC Class A Ordinary Shares and MRAC Public Warrants are currently listed on Nasdaq under the symbols “MRAC.U” and “MRAC” and “MRACW,” respectively.

The closing price of the MRAC units, MRAC Class A Ordinary Shares and MRAC Public Warrants as of April 27, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.07, $9.92 and $0.88, respectively. As of [●], 2021, the record date for the extraordinary general meeting, the most recent closing price for the MRAC units, MRAC Class A Ordinary Shares and MRAC Public Warrants was $[●], $[●] and $[●], respectively.

Holders of the MRAC units, MRAC Class A Ordinary Shares and MRAC Public Warrants should obtain current market quotations for their securities. The market price of MRAC’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there were [●] holders of record of MRAC Class A Ordinary Shares, [●] holders of record of MRAC Class B Ordinary Shares, one holder of record of MRAC units and [●] holders of record of MRAC Warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

MRAC has not paid any cash dividends on its Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Enjoy subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Enjoy’s board of directors. MRAC’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that New Enjoy’s board of directors will declare any dividends in the foreseeable future. Further, the ability of New Enjoy to declare dividends may be limited by the terms of financing or other agreements entered into by New Enjoy or its subsidiaries from time to time.

Price Range of Enjoy’s Securities

Historical market price information regarding Enjoy is not provided because there is no public market for Enjoy’s securities. For information regarding Enjoy’s liquidity and capital resources, see “Enjoy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The following risk factors apply to MRAC, the business and operations of Enjoy and its consolidated subsidiaries and will also apply to the business and operations of New Enjoy following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of New Enjoy. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” MRAC, Enjoy and/or New Enjoy may face additional risks and uncertainties that are not presently known to MRAC, Enjoy and/or New Enjoy, or that MRAC, Enjoy and/or New Enjoy currently deem immaterial, which may also impair MRAC’s, Enjoy’s and/or New Enjoy’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Enjoy’s Business and Operations

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Enjoy prior to the consummation of the Business Combination.

The COVID-19 pandemic is unprecedented and has impacted, and may continue to impact, our key metrics and results of operations in numerous ways that remain volatile and unpredictable.

The impact of the ongoing COVID-19 pandemic is severe, widespread, and continues to evolve. The pandemic and related government and private sector responsive actions have already affected the broader economies and financial markets, triggering an economic downturn, which has at points adversely affected, and could again adversely affect demand for our services. It is impossible to predict all effects and the ultimate impact of the COVID-19 pandemic, as the situation continues to rapidly evolve. The COVID-19 pandemic has disrupted the global supply chain and the preventative and protective measures currently in place, or which may be instituted or re-instituted in the future, such as quarantines, business limitations and shutdowns, and travel restrictions, may interfere with the ability to deliver services to Consumers. If our ability to provide services are restricted or shut down, our revenue could be negatively impacted.

As a result of the COVID-19 pandemic, our employees continue to work remotely, and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. Further, as the COVID-19 pandemic continues and as certain businesses return to on-site operations, we may experience disruptions if our employees or third-party service providers’ employees become ill and are unable to perform their duties, and our operations, internet, or mobile networks, or the operations of one or more of our third-party service providers, is impacted. The increase in remote working may also result in consumer privacy, IT security, and fraud concerns.

Our results of operations may be materially affected by adverse conditions in the capital markets and the economy generally, both in the United States and internationally, as a result of the COVID-19 pandemic. Uncertainty in the economy could adversely impact consumer purchases of discretionary items across the consumer electronics market. We have also seen significant and rapid shifts in consumer purchasing behavior as this pandemic has evolved, particularly as it relates to what may be perceived as “essential” versus “non-essential items.” It is also difficult to predict how our business might be impacted by changing consumer spending patterns as a result of the COVID-19 pandemic. Factors that could affect consumers’ willingness to make discretionary purchases include, among others: general business conditions, levels of employment, interest rates, tax rates, the availability of consumer credit, consumer confidence in future economic conditions and stimulus checks and risks, or the public perception of risks related to epidemics or pandemics like COVID-19. In the event of a prolonged economic downturn or acute recession, consumer spending habits could be adversely affected, and we could experience lower than expected revenue, net income, and Adjusted EBITDA. Our business was materially impacted by COVID-19 in several ways. Typically, Consumer interactions with our Experts occur within the Consumer’s home. Social distancing protocols directly related to COVID-19 materially reduced the percentage of visits that occurred within a Consumer’s home which we believe reduced the level of engagement with the customer and made our revenue-generating activities less effective. We also operated fewer Mobile Stores resulting from a loss in productivity as Experts and other employees quarantined, took leave out of caution or were directly impacted. In the UK a government-mandated furlough program also reduced our productive Experts during 2020 and 2021. To protect our employees and Consumers we implemented a variety of programs to provide masks, cleaning supplies and other protocols that remain in place. The Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on our financial condition and operations. The full impact of the COVID-19 outbreak on management estimates and the financial performance of the Company may depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. In addition, the Company could see some limitations on employee resources that would otherwise be focused on operations, including but not limited to sickness of employees or their families, desire for employees to avoid contact with groups of people, and increased reliance on working from home.

Despite these headwinds, we believe our business is well-positioned to benefit from the trends, such as the ongoing market shift toward commerce online and a consumer desire for convenience and a positive customer service experience, that are accelerating Commerce-at-Home as a result of the COVID-19 pandemic. For instance, online penetration of retail sales grew approximately 27% in 2020.

The uncertainty around the duration of business disruptions and the extent of the spread of the virus in the United States and other areas of the world will likely continue to adversely impact the national or global economy and negatively impact consumer spending. The full extent of COVID-19’s impact on our operations, key metrics, and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets, and any new information that may emerge concerning the severity of the virus, its spread to other regions, as well as the actions taken to contain it, among others. Any of these outcomes could have an adverse impact on our business, financial condition, operating results, and ability to execute and capitalize on our strategies.

We have a limited operating history with a new model and strategy for delivering product and services in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We launched operations in 2015 and our business and service model are new and untested, without a proven precedent, and we may fail to achieve the degree of market acceptance by Business Partners and Consumers necessary for commercial success and meeting our financial forecast. This limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

•	accurately forecast our revenue and plan our operating expenses;

•	increase the number of and maintain existing multi-year contractual relationships with leading telecommunications and technology companies;

•	increase the number of and retain existing Consumers and Experts that service Consumers;

•	successfully compete with current and future competitors;

•	successfully expand our business in existing markets and enter new markets and geographies;

•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	adapt to rapidly evolving trends in the ways consumers interact with technology;

•	avoid interruptions or disruptions in our services;

•	develop a scalable, high-performance infrastructure that can efficiently and reliably handle increased demand, as well as the deployment of new features and services;

•	hire, integrate, and retain talented technology, sales, customer service, and other personnel;

•	effectively manage rapid growth in our personnel and operations; and

•	effectively manage our costs related to Experts.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition, and results of operations could be adversely affected.

Our operating results are subject to the seasonal nature of our Business Partners’ businesses and consumer behavior patterns.

Our business is highly dependent on consumer behavior patterns that we have observed over time. A portion of our Business Partners experience seasonal slowdowns. We have historically experienced higher revenue in the third and fourth calendar quarters as compared to other quarters in our fiscal year due in part to seasonal holiday demand. Additionally, new product and service introductions, as well as the timing of such product and service introductions, can significantly impact revenue and operating expenses. Other seasonality trends may develop and the existing seasonality and consumer behavior that we experience may change or become more significant. As a result, analysts and investors may inaccurately estimate the effects of seasonality on our operating results in one or more future quarters and, consequently, our operating results may fall below expectations.

We may not succeed in promoting and sustaining our brand or commercial relationships, which could have an adverse effect on our reputation and harm our business.

A critical component of our future growth is our ability to promote and sustain our brand and commercial relationships, which we believe can be achieved by providing a high-quality Consumer experience. An important element of our brand promotion strategy is establishing a relationship of trust with our Business Partners and Consumers. In order to provide a high-quality Customer and Consumer experience, we have invested and intend to continue to invest substantial amounts of resources in the development and functionality of our website, technology infrastructure, customer service operations, and personnel development. Our ability to provide a high-quality experience for Consumers and Customers is also highly dependent on external factors over which we may have little or no control, including, without limitation, suppliers and third-party carriers. If Consumers are dissatisfied with the quality of the products they have been sold or the service they receive and their overall experience, or if we or our Business Partners cannot deliver products to Consumers in a timely manner or at all, our Business Partners and Consumers may stop using our services.

Our failure to provide our Business Partners and Consumers with high-quality services for any reason could substantially harm our reputation and adversely impact our efforts to develop Enjoy as a trusted brand and business partner, which could have an adverse effect on our business, results of operations, financial condition and prospects.

There is also increased focus, including by consumers, investors, employees and other stakeholders, as well as by governmental and non-governmental organizations, on social, environmental and sustainability matters. Our reputation could be damaged if we or our Business Partners do not (or are perceived not to) act responsibly regarding social, environmental and sustainability standards or, if we fail to appropriately respond to concerns raised by Consumers, investors and other interested persons, which could have an adverse effect on our business, financial condition and results of operations.

If we fail to manage our growth effectively, our commercial relationships, results of operations and business could be harmed.

We have experienced rapid growth in our headcount and operations, both through organic growth and recent commercial relationships. This growth places substantial demands on management and our operational infrastructure. Many of our employees have been with us for fewer than 18 months. We have made, and intend to continue to make, substantial investments in our technology, customer care, sales and marketing infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. We may not be able to manage growth effectively. If we do not manage the growth of our business and operations effectively, the quality of our services and the efficiency of our operations could suffer, which could harm our commercial relationships, business and results of operations.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation of our financial statements, material weaknesses in our internal control over financial reporting were identified as of December 31, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses are as follows:

•

We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient number of professionals with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions.

•

We did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls were not sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls over the segregation of duties related to journal entries and account reconciliations. Specifically, certain personnel have the ability to both (i) create and post journal entries within our general ledger system and (ii) prepare and review account reconciliations.

•

We did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of the financial statements. Specifically, we did not design and maintain: (i) program change management controls for all financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications and data to appropriate personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored, and data backups are authorized and monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements. These IT deficiencies did not result in a misstatement to the financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

The material weaknesses described above did not result in a misstatement to our annual or interim consolidated financial statements. However, each of these material weaknesses could result in a misstatement of our financial statement accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We will take certain measures to remediate the material weaknesses described above, including the following:

•

Hiring additional finance, accounting and IT personnel during 2021 to bolster our accounting and IT capabilities and capacity, and to establish and maintain our internal control over financial reporting;

•	Designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing controls over segregation of duties;

•	Providing ongoing training for our personnel on accounting, financial reporting and internal control over financial reporting;

•

Engaging an external advisor to assist with evaluating and documenting the design and operating effectiveness of internal control over financial reporting and assist with the remediation of deficiencies, as necessary;

•	Designing and implementing controls over the preparation and review of journal entries and account reconciliations, including controls over the segregation of duties; and

•

Designing and implementing IT general controls, including controls over the provisioning and monitoring of user access rights and privileges, change management processes and procedures, batch job and data backup authorization and monitoring, and program development approval and testing.

We have begun to hire additional finance, accounting and IT personnel, including the hiring of a new chief financial officer in January 2021. The material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.

We are working to remediate the material weaknesses as efficiently and effectively as possible and expect full remediation could potentially go beyond fiscal year 2022. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in us incurring significant costs, and will place significant demands on our financial and operational resources.

While we believe these efforts will remediate the material weaknesses, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. Any failure to design or maintain effective internal control over financial reporting or any difficulties encountered in the implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm our operating results or cause us to fail to meet our reporting obligations.

We may not timely and effectively scale and adapt our existing technology and business to meet the expectations of our Business Partners, which would adversely affect our business, reputation, financial performance, financial condition. cash flows and results of operations.

We expect to continue to make significant investments to maintain and improve the availability of our services. However, it may become increasingly difficult to meet our Business Partners’ expectations and maintain, improve and scale our platform and services due to factors beyond our control. If our services are unavailable when Business Partners and Consumers attempt to access them, or if we fail to meet their expectations, Business Partners and Consumers may seek other service providers, and may not return to our platform as often in the future, or at all. This would adversely affect our ability to attract Business Partners, Consumers, and Experts, and decrease the frequency with which Business Partners and Consumers use our services. To the extent that we do not effectively address capacity constraints, upgrade our services as needed, or continually develop our logistics systems to accommodate actual and anticipated changes in technology, our business, reputation, financial condition, and results of operations would be adversely affected.

We rely on consumer discretionary spending, which is adversely affected by economic downturns, including economic recession or depression, and other macroeconomic conditions or trends.

Our business and operating results are subject to global economic conditions and their impact on consumer discretionary spending, particularly in the consumer electronics market. One of the factors that may negatively influence consumer spending on consumer electronics is economic downturns, including economic recessions or depressions, high levels of unemployment, higher consumer debt levels, reductions in net worth, and declines in asset values and related market uncertainty, home foreclosures and reductions in home values, fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices and general uncertainty regarding the overall future political and economic environment. Many of these factors have occurred, and may continue to become more prevalent, as a result of the COVID-19 pandemic. Economic conditions in certain regions may also be affected by natural disasters, such as earthquakes, hurricanes, wildfires, and threats to public health, such as the current outbreak of COVID-19 pandemic. Consumer purchases of new electronics may decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence.

We depend on our highly skilled employees to grow and operate our business, and if we are unable to hire, retain, manage, compensate appropriately, train and motivate our employees, or if our new employees do not perform as we anticipate, we may not be able to grow effectively and our business, financial condition and results of operations could be adversely affected.

Our future success will depend in part on the continued service of our founders, senior management team, key technical employees, and other highly skilled employees, including Ron Johnson, our co-founder and Chief Executive Officer, and on our ability to continue to identify, hire, develop, motivate, compensate appropriately, train and retain talented employees. We may not be able to retain the services of any of our employees or other members of senior management in the future. Also, all of our U.S.-based employees, including our senior management team and Mr. Johnson, work for us on an at-will basis, and there is no assurance that any such employee will remain with us. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary employees, particularly in critical areas of our business, we may not achieve our strategic goals. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team fails to work together effectively and to execute its plans and strategies, our business, financial condition, and results of operations could be adversely affected.

We face intense competition for highly skilled employees, especially in the Palo Alto Area where we have a substantial presence and need for highly skilled employees. To attract and retain top talent, we have had to offer, and we believe we will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. The trading price of New Enjoy Common Stock following the Business Combination is likely to be volatile and could be subject to fluctuations in response to various factors and may not appreciate. If the perceived value of our equity awards declines for this or other reasons, it may adversely affect our ability to attract and retain highly qualified employees. Certain of our employees have received significant proceeds from sales of our equity in private transactions and many of our employees may receive significant proceeds from sales of our equity in the public markets following the Business Combination, which may reduce their motivation to continue to work for us. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train, and integrate such employees, and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts, and employee morale, productivity, and engagement could suffer, which could adversely affect our business, financial condition, and results of operations. For example, we are in the process of a calibration effort for field employees in the U.K. to identify underperforming employees following a performance improvement plan analysis in order to improve the retail experience of our end customers. The calibration effort will impact up to 130 field employees out of 450 in the coming months, which will represent approximately 30% of our U.K. workforce.

The market for the Mobile Store is still in relatively early stages of growth, and if this market does not continue to grow, grows slower than we expect, or fails to grow as large as we expect, our business, financial condition, and results of operations could be adversely affected.

The Mobile Store market has grown rapidly since our inception in 2014, but it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend to a substantial extent on the willingness of people to widely adopt the Mobile Store experience and the services that we offer. If the public does not perceive these services as beneficial, or chooses not to adopt them as a result of concerns regarding safety, affordability, or for other reasons, whether as a result of incidents related to our Business Partners’ products and services or at the point of delivery or otherwise, or instead adopts alternative solutions that may arise, then the market for our services may not further develop, may develop slower than we expect, or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition, and results of operations.

If we do not continue to innovate and further develop our services, we fail to perform our services effectively and keep up with product life cycles or consumer upgrade behavior, or we are not able to keep pace with technological developments, we may not remain competitive and our business and results of operations could suffer.

Our success depends in part on our ability to continue to innovate and further develop our services. To remain competitive, we must continuously enhance and improve our services. If we fail to expand the suite of services that we offer, or if we fail to continuously enhance and improve our existing services to keep up with product life cycles or consumer upgrade behavior, our ability to retain and acquire Consumers and Business Partners could be adversely affected. Our future success could depend on our ability to expand our product mix and respond to technological advances and emerging industry standards and practices in a cost-effective and timely manner.

We have scaled our business rapidly, and significant new features and services have in the past resulted in, and in the future may continue to result in, operational challenges affecting our business. Developing and launching enhancements to our services may involve significant technical risks and upfront capital investments that may not generate return on investment. We may use new technologies ineffectively, or we may fail to adapt to emerging industry standards. If we face material delays in introducing new or enhanced services or if our recently introduced offerings do not perform in accordance with our expectations, our Business Partners and Consumers that utilize our services may forego the use of our services in favor of those of our competitors.

We are involved in and may pursue additional strategic relationships. We may have limited control over such relationships, and these relationships may not provide the anticipated benefits.

We are involved in various strategic relationships, including with Apple, AT&T, BT Group, including EE, and Rogers Communications, which we expect will benefit our business and help us to achieve growth in the U.S., the U.K. and Canada, respectively. As of December 31, 2020, our top two Business Partners in the U.S. and the U.K. accounted for 68% and 23% of our revenue, respectively. We expect the percentage of these two Business Partners as a portion of our revenue to decline over time as our partner relationships expand. A loss of or reduction in business from, or consolidation of, these or any other major Business Partners could have an adverse effect on our business, financial condition, financial performance and prospects.

We also may pursue and enter into additional strategic relationships in the future. Such relationships involve risks, including but not limited to: maintaining good working relationships with the other party; any economic or business interests of the other party that are inconsistent with ours; the other party’s failure to fund its share of capital for operations or to fulfill its other commitments, including providing accurate and timely accounting and financial information to us, which could negatively impact our operating results; loss of key personnel; actions taken by our commercial relationships that may not be compliant with applicable rules, regulations and laws; reputational concerns regarding our Business Partners or our leadership; bankruptcy, requiring us to assume all risks and capital requirements related to the relationship, and the related bankruptcy proceedings potentially having an adverse impact on the relationship; and any actions arising out of the relationship that may result in reputational harm or legal exposure to us. Further, these relationships may not deliver the benefits that were originally anticipated. Any of these factors may have an adverse effect on our business, results of operations, financial condition and prospects.

We are committed to expanding our service offerings and enhancing the Mobile Store experience, which will require significant operating expenditures, may not maximize short-term financial results and may yield results that conflict with the market’s expectations, which could result in our stock price being adversely affected.

We are passionate about expanding our services and continually enhancing the Mobile Store experience, with a focus on driving long-term engagement through innovation, the expansion of our services, and providing high-quality support, which may not necessarily maximize short-term financial results. We frequently make business decisions that may reduce our short-term financial results if we believe that the decisions are consistent with our goals to improve the Mobile Store experience, which we believe will improve our financial results over the long term. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our growth, business, financial condition, and results of operations could be adversely affected.

We face intense indirect competition in attracting Consumers, and if we are unable to compete effectively, our business, financial condition, and results of operations would be adversely affected.

The markets in which we operate are intensely competitive and are characterized by shifting user preferences, fragmentation, and frequent introductions of new services and offerings. Our Business Partners do not currently depend on a local, in-home sales team, and the development of their own sales team, rather than their reliance on Enjoy, could negatively affect our business. As we continue to expand our presence internationally, we will also face competition in these markets. In addition, we compete with traditional brick and mortar retailers with regard to capturing consumer attention. Changing traditional retail habits is difficult, and if Business Partners and consumers do not embrace the transition to local, in-home delivery as we expect, our business, financial condition, and results of operations could be adversely affected.

Our future competitors may have competitive advantages, such as greater name recognition, longer operating histories, greater category share in certain markets, established relationships with Customers and larger existing user bases in certain markets, more successful marketing capabilities, and substantially greater financial, technical and other resources than we have. Greater financial resources, technical expertise and sales tactics may allow these competitors to respond more quickly to new or emerging technologies and changes in consumer preferences that may render our services less attractive or obsolete. If we fail to attract certain partners in a specific geographic market, or if partners choose to engage exclusively with our competitors, we may lack a sufficient variety and supply of product offerings or lack access to the most popular products, such that our offering would become less appealing to consumers. Our competitors may also make acquisitions or establish cooperative or other strategic relationships among themselves or with others, including electronics manufacturers. Our competitors could also introduce new offerings with competitive price and performance characteristics or undertake more aggressive marketing campaigns than ours. Such competitive pressures may lead us to maintain or lower our rates and fees or maintain or increase our incentives, discounts and promotions in order to remain competitive, particularly in markets where we do not have a leading position. Such efforts may negatively affect our financial performance, and there is no guarantee that such efforts will be successful.

For all of these reasons, we may not be able to compete successfully. If we lose existing Business Partners, Consumers, or Experts that utilize or provide our services, fail to attract new Business Partners, Consumers, or Experts, or are forced to make pricing concessions as a result of increased competition, our business, financial condition, and results of operations would be adversely affected.

Risks associated with our product mix and our current and future Business Partners for whom we provide services and deliver product could adversely affect our financial performance as well as our reputation and commercial relationships.

Our financial performance is affected by the mix of products we deliver during a given period. There can be no guarantee that we will be able to successfully alter or expand our product mix to include higher gross margin products. Our financial forecasts and guidance may include assumptions about product sales mixes. If actual results vary from this projected product mix of sales, our results of operations and financial condition could be adversely affected.

We also depend on our ability to provide Consumers with a wide range of services related to products provided from qualified Business Partners and suppliers in a timely and efficient manner. Our inability to obtain products from suppliers in sufficient quantities, or at all, could adversely affect our product offerings and our business and impact our financial forecasts and guidance. Political and economic instability, global or regional adverse conditions, such as pandemics or other disease outbreaks or natural disasters, the financial stability of suppliers, suppliers’ ability to meet our standards, labor problems experienced by suppliers, the availability or cost of raw materials, merchandise quality issues, currency exchange rates, trade tariff developments, transport availability and cost, including import-related taxes, transport security, inflation and other factors relating to our suppliers are beyond our control. As an example, the ongoing COVID-19 pandemic could adversely impact supplier facilities and operations due to factory closures and risks of labor shortages, among other things, which may adversely affect our business, financial condition and results of operations.

There can be no assurance that we will be able to establish new or otherwise extend current commercial relationships on acceptable commercial terms. Our ability to develop and maintain relationships with our Business Partners and offer their high quality merchandise to Consumers is critical to our success. If we are unable to develop and maintain relationships with Business Partners that would allow us to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy Consumers’ needs, and therefore our long-term growth prospects, would be adversely affected.

Further, we rely on our Business Partners’ representations of product quality, safety and compliance with applicable laws and standards. If our Business Partners, suppliers or other vendors violate applicable laws, regulations or our supplier code of conduct, or implement practices regarded as unethical, unsafe, or hazardous to the environment, it could damage our reputation and negatively affect our operating results. Further, concerns regarding the safety and quality of products provided by our Business Partners could cause Consumers to avoid purchasing those products, or avoid using our services altogether, even if the basis for the concern is outside of our control. As such, any issue, or perceived issue, regarding the quality and safety of any items we sell, regardless of the cause, could adversely affect our commercial relationships, reputation, operations and financial results.

We also are unable to predict whether any of the countries in which our Business Partners’ products are currently manufactured or may be manufactured in the future will be subject to new, different, or additional trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from suppliers with international manufacturing operations, including the imposition of additional import restrictions, restrictions on the transfer of funds or increased tariffs or quotas, could increase the cost or reduce the supply of merchandise available to Consumers and adversely affect our financial performance as well as our reputation and commercial relationships. Furthermore, some or all of our Business Partners’ foreign operations may be adversely affected by political and financial instability, resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds or other trade disruptions.

In addition, our business with foreign Customers and suppliers, may be affected by changes in the value of the U.S. dollar relative to other foreign currencies. For example, any movement by any other foreign currency against the U.S. dollar may result in higher costs to consumers for those goods, thus decreasing the need for our services or impairing our ability to deliver our services at their current cost. Declines in foreign currencies and currency exchange rates might negatively affect the profitability and business prospects of one or more of our foreign suppliers. This, in turn, might cause such foreign suppliers to demand higher prices for merchandise in their effort to offset any lost profits associated with any currency devaluation, delay merchandise shipments, or discontinue selling with us altogether, any of which could ultimately reduce our sales or increase our costs.

We depend on our Business Partners to perform certain services regarding the products that we offer.

Our Business Partners are often responsible for conducting a number of traditional retail operations with respect to their respective products, including maintaining inventory and preparing merchandise for shipment to Consumers. In these instances, we may be unable to ensure that our Business Partners will perform these services to Consumers’ satisfaction in a manner that provides Consumers with a unified brand experience or on commercially reasonable terms.

Moreover, we carry our Business Partners’ products on consignment. This inventory is either manufactured or procured by our Business Partners and delivered to our warehouses. We cannot guarantee with certainty that we will have adequate inventory at all times to support our business. At times our business can face disruptions stemming from inventory shortages driven by new product releases with high consumer demand, supply constraints and political, environmental or other factors. If Consumers become dissatisfied with the products and/or services provided by our Business Partners, our business, reputation and commercial relationships could suffer.

We rely on third-party background check providers to screen potential employees, including Experts, and if such providers fail to provide accurate information or we do not maintain business relationships with them, our business, financial condition, and results of operations could be adversely affected.

We rely on third-party background check providers to provide the civil and criminal records of potential employees, including Experts, to help identify those that are not qualified to join our team pursuant to applicable law or our internal standards, and our business may be adversely affected to the extent such providers do not meet their contractual obligations, our expectations, or the requirements of applicable law or regulations.

If any of our third-party background check providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate provider and may not be able to secure similar terms or replace such partners in an acceptable timeframe. In the United States, Canada and the U.K., we rely on a single third-party background check provider for these jurisdictions. If we cannot find alternate third-party background check providers on terms acceptable to us, we may not be able to timely onboard potential Experts, and as a result, our platform may be less attractive to potential Experts and we may have difficulty finding enough Experts to meet consumer demand. Further, if the background checks conducted by our third-party background check providers are inaccurate or do not otherwise meet our expectations, qualified Experts may be inadvertently excluded from our platform and unqualified Experts may be permitted to make deliveries, and as a result, we may be unable to adequately protect or provide a safe environment for Consumers. In addition, if the background checks conducted by our third-party background check providers do not meet the requirements under applicable laws and regulations, we could face legal liability or negative publicity.

We are also subject to a number of laws and regulations applicable to background checks for potential and existing Experts that utilize our platform. If we or our third-party background check providers fail to comply with applicable laws, rules, and legislation, our reputation, business, financial condition, and results of operations could be adversely affected, and we could face legal action, including class, collective or other representative actions. In addition, background check qualification processes may be limited in certain jurisdictions based on national and local laws, and our third-party service providers may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of employment eligibility.

In jurisdictions where our industry does not have regulations establishing standards for background checks, we decide on the scope of our background checks and the cadence with which we conduct such background checks. By choosing background checks that are less thorough in scope than we are permitted to conduct under applicable law or regulation, or by failing to run additional background checks after Experts are on-boarded, we may face negative publicity or become subject to litigation in the future.

Any negative publicity related to any of our third-party background check providers, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect our reputation and commercial relationships, and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

Our policies, procedures and programs to safeguard the health, safety and security of our team members, Consumers and others may not be adequate and any actual or alleged improper conduct by our team members, including as a result of motor vehicle accidents or the improper conduct of Experts that have in the past resulted in inquiries, legal proceedings and/or damages, may in the future expose us to legal risk and damage our reputation.

As of March 25, 2021, we have 2,128 team members working in over 85 location across the United States, Canada and the United Kingdom. We have implemented what we believe to be the best practices to safeguard the health, safety and security of our team members, independent contractors, Consumers and others at our in-home visits. If these policies, procedures and programs are not adequate, or team members do not receive related adequate training or do not follow these policies, procedures and programs for any reason, the consequences may be harmful to us, which could impair our operations and cause us to incur significant legal liability or fines, as well as reputational damage, and negatively impact the engagement of our team members. Our insurance may not cover, or may be insufficient to cover, any legal liability or fines that we incur for health, safety or security incidents.

If our insurance coverage is insufficient or our insurers are unable to meet their obligations, our insurance may not mitigate the risks facing our business.

Our insurance policies cover a number of risks and potential liabilities, such as general liability, property coverage, tech errors and omissions liability, employment liability, business interruptions, crime, auto and directors’ and officers’ liability. For certain types of business risk, we may not be able to, or may choose not to, acquire insurance or insurance may not be available to us on economically reasonable terms. In addition, the scope of coverage offered to us by insurers may be limited, and may not include some of our risks or liabilities. In addition, our insurance may not adequately mitigate the risks we face, or we may have to pay high premiums and/or deductibles for the coverage we do obtain. Additionally, if any of our insurers becomes insolvent, such insurers would be unable to pay any claims that we make.

Without obtaining adequate capital funding or improving our financial performance, we may not be able to continue as a going concern.

Our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern without additional capital raising activities such as the Business Combination. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of, and for the year ended, December 31, 2020, describing the existence of substantial doubt about our ability to continue as a going concern. We believe that the successful completion of the Business Combination will enable us to fund our expansion plans, realize our business objectives and to continue as a going concern; however, if we are unable to raise sufficient capital in the Business Combination, or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may need to obtain alternative financing or significantly modify our operational plans for us to continue as a going concern.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could inhibit our growth.

In the future, we could be required to or may decide to raise capital through public or private financings or other arrangements. Such financings or arrangements may not be available on acceptable terms, or at all, and our failure to raise capital when needed or desired could harm our business. Our ability to raise additional capital, if and when required, will depend on, among other factors, investor demand, our operating performance, our credit rating, and the condition of the capital markets. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, holders of our common stock, including holders of any common stock issued upon conversion of our convertible notes, may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock. Debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Our recent growth rates may not be sustainable or indicative of our future growth.

Our historical growth rates may not be sustainable or indicative of future growth. We believe that our continued revenue growth will depend upon, among other factors, our ability to:

•	build our brand and launch new commercial relationships;

•	acquire new Consumers and increase repeat purchases from existing Consumers;

•	develop new features to enhance the Consumer experience;

•	increase the frequency with which new and repeat Consumers purchase products from our Customer’s sites through merchandising, data, analytics and technology;

•	increase delivery speed and improve the delivery experience for Consumers through the continued build-out of our proprietary logistics network;

•	continue to expand internationally; and

•	opportunistically pursue strategic acquisitions.

We cannot assure you we will be able to achieve any of the foregoing. Our Consumer base may not continue to grow or may decline as a result of increased competition and the maturation of our business. Failure to continue our revenue growth rates could have an adverse effect on our financial condition and results of operations. You should not rely on our historical rate of revenue growth as an indication of our future performance.

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to maintain or increase profitability in the future.

We have incurred net losses in each year since our founding, we anticipate increasing expenses in the future, and we may not be able to maintain or increase profitability in the future. During the years ended December 31, 2020 and 2019 the Company incurred net losses of $157.8 million and $89.7 million, respectively and cash outflows from operations of $95.3 million and $90.3 million, respectively. As of December 31, 2020, and 2019, the Company had accumulated deficits of approximately $421.9 million and $264.3 million, respectively. We expect our costs will increase over time and our losses to continue as we expect to invest significant additional funds towards growing our business and operating as a public company. We have expended, and expect to continue to expend, substantial financial and other resources on developing our platform, including expanding our platform offerings, developing or acquiring new platform features and services, expanding into new markets and geographies, and increasing our sales and marketing efforts. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from maintaining or increasing profitability or positive cash flow on a consistent basis. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition, and results of operations could be adversely affected.

Following the consummation of the proposed Business Combination, the stock-based compensation expense related to our RSUs and other outstanding equity awards will result in increases in our expenses in future periods, in particular, in the quarter in which the proposed Business Combination is completed. Additionally, we may expend substantial funds in connection with the tax withholding and remittance obligations that arise upon the initial settlement of certain of our RSUs.

If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur significant losses in the future and may not be able to maintain or increase profitability.

We may face difficulties as we expand our operations into new local markets in which we have limited or no prior operating experience.

Our capacity for continued growth depends in part on our ability to expand our operations into, and compete effectively in, new local markets. It may be difficult for us to understand and accurately predict consumer preferences and purchasing habits in these new local markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate, and our costs associated with insurance, support, fraud and onboarding new Experts. In addition, each market is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive services than alternative options and our ability to efficiently attract and retain Business Partners, Consumers and Experts, all of which affect our sales, results of operations and key business metrics. As a result, we may experience fluctuations in our results of operations due to the changing dynamics in the local markets where we operate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition and results of operations could be adversely affected.

Risks Related to Enjoy’s International Operations

Our global operations involve additional risks, and our exposure to these risks will increase as our business continues to expand.

We operate in a number of jurisdictions and intend to continue to expand our global presence, including in emerging markets. We face complex, dynamic and varied risk landscapes in the markets in which we operate. As we enter countries and markets that are new to us, we must tailor our services and business model to the unique circumstances of such countries and markets, which can be complex, difficult, costly and divert management and personnel resources. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with global operations in general. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses or our failure to adapt our practices, systems, processes and business models effectively to the consumer and supplier preferences of each country into which we expand, could slow our growth. Certain markets in which we operate have, or certain new markets in which we may operate in the future may have, lower margins than our more mature markets, which could have a negative impact on our overall margins as our revenue from these markets grow over time.

In addition to the risks outlined elsewhere in this section, our global operations are subject to a number of other risks, including:

•	currency exchange restrictions or costs and exchange rate fluctuations;

•	exposure to local economic or political instability, threatened or actual acts of terrorism and security concerns in general;

•

compliance with various laws and regulatory requirements relating to anticorruption, antitrust or competition, economic sanctions, data content, data protection and privacy, consumer protection, employment and labor laws, health and safety, and advertising and promotions;

•	differences, inconsistent interpretations and changes in various laws and regulations, including international, national, state and provincial and local tax laws;

•	weaker or uncertain enforcement of our contractual and intellectual property rights;

•	preferences by local populations for local providers;

•

slower adoption of the internet and mobile devices as advertising, broadcast and commerce mediums and the lack of appropriate infrastructure to support widespread internet and mobile device usage in those markets;

•	our ability to support new technologies, including mobile devices, that may be more prevalent in certain global markets;

•

difficulties in attracting and retaining qualified employees in certain international markets, as well as managing staffing and operations due to increased complexity, distance, time zones, language and cultural and employment law differences; and

•	uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of precedent.

Fluctuations in currency exchange rates could adversely affect our financial performance and our reported results of operations.

Because we generate net revenue in the local currencies of our international business, our financial results are impacted by fluctuations in currency exchange rates. The results of operations of our international business is exposed to currency exchange rate fluctuations as the financial results of the applicable subsidiaries are translated from the local currency to U.S. dollars for financial reporting purposes. Our financial statements are denominated in U.S. dollars and, as a result, fluctuations in currency exchange rates may adversely affect our results of operations or financial results. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated net revenues or expenses will result in increased U.S. dollar denominated net revenues and expenses. Similarly, if the U.S. dollar strengthens against foreign currencies, particularly the Euro, the British pound, or the Canadian dollar, our translation of foreign currency denominated net revenues or expenses will result in lower U.S. dollar denominated net revenues and expenses. To date, we have not entered into any currency hedging contracts. As a result, fluctuations in foreign exchange rates could significantly impact our financial results.

Risks Related to Enjoy’s Intellectual Property

Failure to adequately protect, maintain or enforce our intellectual property rights could substantially harm our business and results of operations.

We rely on a combination of trademark, copyright, confidential information, trade secrets, and contractual restrictions to protect our intellectual property. The protection offered by these has its limitations. Despite our efforts to protect and enforce our proprietary rights, unauthorized parties have used, and may in the future use, our trademarks or similar trademarks.

We do not have comprehensive registered protection for all of our intellectual property in all jurisdictions around the world. There is no guarantee that we will be the first to submit trademark applications in all territories and/or classes for our brands. In addition, there is no guarantee that our pending trademark applications for any mark will proceed to registration, our pending applications may be opposed by a third party prior to registration, and even those trademarks that are registered could be challenged by a third party, including by way of revocation or invalidity actions. For example, our applications to register the name “Enjoy” and our ENJOY & Design logo as trademarks in Canada were successfully opposed by a third party. Our competitors may adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly diluting our brand and leading to brand dilution or consumer confusion. Third parties may apply to register our trademarks or other trademarks similar to our trademarks in jurisdictions before us, thereby creating risks relating to our ability to use and register our trademarks in those jurisdictions. In addition, there could be potential trade name or trademark ownership or infringement claims brought by owners of other rights, including registered trademarks, in our marks or marks similar to ours. Any claims of infringement, brand dilution or consumer confusion related to our brand (including our trademarks) or any failure to renew key license agreements on acceptable terms could damage our reputation and brand identity and substantially harm our business and results of operations.

Domain names generally are regulated by internet regulatory bodies, and the regulation of domain names is subject to change. Regulatory bodies have and may continue to establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. We may not be able to, or it may not be cost effective to, acquire or maintain all domain names that utilize the name “Enjoy” in all of the countries in which we currently conduct or intend to conduct business. If we lose the ability to use a domain name, we could incur significant additional expenses to market our products within that country, including the development of new branding. This could substantially harm our business, results of operations, financial condition and prospects.

Litigation or similar proceedings have been necessary in the past and may be necessary in the future to protect, register and enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. Further, any changes in law or interpretation of any such laws, particularly intellectual property laws, may impact our ability to protect, register or enforce our intellectual property rights. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could substantially harm our business, results of operations, financial condition and prospects.

Assertions by third parties of infringement or misappropriation by us of their intellectual property rights or confidential know how could result in significant costs and substantially harm our business and results of operations.

Third parties may in the future assert that we have infringed or misappropriated their trademarks, copyrights, confidential know how, trade secrets, patents or other intellectual property rights. We cannot predict whether any such assertions or claims arising from such assertions will substantially harm our business and results of operations, whether or not they are successful. If we are forced to defend against any infringement or other claims relating to the trademarks, copyright, confidential know how, trade secrets, patents or other intellectual property rights of third parties, whether they are with or without merit or are determined in our favor, we may face costly litigation or diversion of technical and management personnel. Furthermore, the outcome of a dispute may be that we would need to cease use of some portion of our technology or trademarks, develop non-infringing technology, engage in re-branding. pay damages, costs or monetary settlements or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. Any such assertions or litigation could adversely affect our business, results of operations, financial condition and prospects.

Our platform utilizes open source software, and any failure to comply with the terms of these open source licenses could negatively affect our business.

We use open source software in our platform and expect to use open source software in the future. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, to re-engineer all or a portion of our technologies, or otherwise to be limited in the use or licensing of our technologies, each of which could reduce or eliminate the value of our technologies and services. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open source software cannot be eliminated and could negatively affect our business and operating results.

Defects, errors or vulnerabilities in our applications, backend systems or other technology systems and those of third-party technology providers, including our logistics systems and procedures, could harm our reputation and commercial relationships and adversely impact our business, financial condition and results of operations.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. Our practice is to effect frequent releases of software updates, sometimes multiple times per day. The third-party software, including our SaaS platform, that we incorporate into our platform may also be subject to errors or vulnerabilities and could render our platform inoperable. Any errors or vulnerabilities discovered in our code or from third-party software after release could result in negative publicity, a loss of users or loss of revenue and access or other performance issues. Such vulnerabilities could also be exploited by malicious actors and result in exposure of data of users on our platform, or otherwise result in a security breach or other security incident. We may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects or vulnerabilities could adversely affect our business, reputation, commercial relationships, financial condition and results of operations.

Use of social media, emails and text messages may adversely impact our reputation or subject us to fines or other penalties.

We use social media, emails, push notifications and text messages as part of our omni-channel approach to marketing. As laws and regulations evolve to govern the use of these channels, the failure by us, our employees or third parties acting at our direction to comply with applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, Consumers or others. Information concerning us or our Business Partners, whether accurate or not, may be posted on social media platforms at any time and may have an adverse impact on our commercial relationships, reputation or business. The harm may be immediate without affording us an opportunity for redress or correction and could have an adverse effect on our reputation, business, operating results, financial condition and prospects.

Risks Related to Enjoy’s Legal and Regulatory Environment

Our business is subject to a variety of laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business or results of operations.

The “Commerce-at-Home” experience is in our view a nascent industry model and developing. We are subject to a wide range of evolving federal, state, and local laws and regulations, many of which may have limited to no interpretation precedent as it relates to our business model.

In addition, we may be subject to foreign data protection, privacy and other laws and regulations, including without limitation the EU General Data Protection Regulation (“GDPR”) and the Personal Information Protection and Electronic Documents Act (Canada), which can be more restrictive than those in the United States and could impact our ability to transfer, process and/or receive transnational data. The regulatory framework for privacy and security issues is evolving and may remain in flux for some period of time. It is difficult to ascertain whether this will impact our business in the United Kingdom and Canada. It is also likely that if our business grows and evolves and our services are used in a greater number of geographies, we will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain products or features, which would negatively affect our business. In addition, the increased attention focused upon potential sources of liability as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred to prevent or mitigate this potential liability could also harm our business and results of operations.

We may be subject to general litigation, regulatory disputes and government inquiries.

As a growing company with expanding operations, we have in the past faced, and may in the future increasingly face the risk of claims, lawsuits, government investigations and other proceedings concerning, among other things, our failure to promote and sustain our brand or commercial relationships, competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims (including those relating to our compliance with the Americans with Disabilities Act of 1990), securities, tax, labor and employment, commercial disputes, and services. The number and significance of these disputes and inquiries have increased as the political and regulatory landscape changes, as we have grown larger and expanded in scope and geographic reach, and as our services have increased in complexity. For example, we are currently subject to, and may in the future be subject to, various employment-related claims filed against us in state courts, and with federal and state agencies, and tribunals in the United Kingdom.

It is often challenging to predict the commencement or outcome of such disputes and inquiries with certainty. Regardless of the outcome, these can have an adverse impact on our business due to legal costs, diversion of management resources, and other factors. Determining reserves for any litigation is a complex and fact-intensive process that is subject to judgment calls. It is possible that a resolution of one or more such proceedings could require us to make substantial payments to satisfy judgments, fines or penalties or to settle claims or proceedings, any of which could harm our business. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or services, requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected expenses and liabilities, which could have an adverse effect on our business, results of operations, financial condition and prospects.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

Our use and processing of personal information and other data is subject to laws and obligations relating to privacy, data security and data protection, and the actual or perceived failure by us or our vendors to comply with such laws and obligations could harm our business.

Numerous local, state, federal and foreign laws, rules and regulations govern privacy, data security, data protection and our collection, use, disclosure and other processing of personal information and other types of data. These laws, rules and regulations are constantly evolving, and we expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the United Kingdom, Canada, and other jurisdictions.

Among the most stringent of these laws is the GDPR, which went into effect in the European Union in May 2018 and also has been transposed into the domestic law of the U.K., where we operate. The GDPR requires organizations, among other things, to give detailed notices about processing of personal information; impose contractual data protection requirements on vendors and partners entrusted with personal information; meet extensive data protection governance requirements; give data breach notifications; and honor individuals’ data access, deletion, and correction requests. Companies that violate the GDPR can face private litigation, bans on data processing, fines of up to the greater of 20 million Euros or 4% of their worldwide annual revenue and other administrative penalties.

We also operate in Canada, where the Personal Information Protection and Electronic Documents Act (“PIPEDA”), and various provincial laws require that companies give detailed privacy notices to consumers, obtain consent to use personal information, with limited exceptions, allow individuals to access and correct their personal information, and report certain data breaches. In addition, Canada’s Anti-Spam Legislation (“CASL”) prohibits email marketing without the recipient’s consent, with limited exceptions. Canada is also considering legislation to strengthen its data protection legislation and more closely align it with the GDPR. Failure to comply with Canada’s federal or provincial privacy or data protection laws can result in significant fines and penalties or possible damage awards.

Data protection laws in the U.K. and EU member states also impose restrictions on direct marketing communications and require opt-in consent to use certain cookies and similar technologies online, which have become the focus of increasing enforcement activity. A new regulation proposed in the EU called the e-Privacy Regulation may make such restrictions more stringent.

Transferring data across borders is also subject to increasing restrictions under foreign privacy laws. For example, in July 2020, the Court of Justice of the European Union (“CJEU”), invalidated the EU-US Privacy Shield Framework (“Privacy Shield”), under which personal data could be transferred from the European Economic Area (“EEA”), to US entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on the Standard Contractual Clauses alone may not be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be implemented. As such, there is significant uncertainty about what compliance with these requirements entails and whether similar requirements will be enforced in the U.K. Further, while the U.K. has transposed the GDPR into U.K. domestic law, the U.K.’s exit from the EU may result in transfers of personal data from the EEA to the U.K. becoming subject to the same restrictions that hinder transfers of personal data to the U.S. if the European Commission does not adopt an ‘adequacy decision’ with respect to the U.K. prior to the expiration of a post-Brexit transition period that ends no later than June 30, 2021.

If our efforts to comply with the highly dynamic data protection and cross-border data transfer requirements in the U.K. and EEA are not successful, we will face increased risk of substantial fines and data processing bans by regulators in the U.K., as well as in EEA member states in which we may establish operations or market our services in the future. These requirements may also result in reduced demand for our services from partners subject to the GDPR and require us to increase our data processing capabilities in the U.K. and EEA at significant expense.

Domestic privacy and data security laws are also complex and changing rapidly. Many states have enacted laws regulating the online collection, use and disclosure of personal information and requiring companies to implement reasonable data security measures. Laws in all states and U.S. territories also require businesses to notify affected individuals and/or governmental entities of certain security breaches affecting personal information. These laws are not consistent, and compliance with them in the event of a widespread data breach is complex and costly. States are also beginning to implement comprehensive privacy laws with similarities to the GDPR. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020 and emulates the GDPR’s requirements regarding privacy notices and honoring California residents’ requests to access or delete personal information. California residents may also opt out of certain sharing of their personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for statutory damages in connection with certain data breaches, which is expected to increase the volume and success of class action data breach lawsuits. Further, in November 2020, California voters passed the California Privacy Rights Act (“CPRA”), which will substantially expand the CCPA when it takes effect on January 1, 2023. Among other provisions, the CPRA will introduce data minimization and storage limitation requirements, grant California residents the right to correct their personal information and expanded rights to opt out of sharing personal information, and create a new regulatory agency to implement and enforce the law. Virginia has similarly enacted a comprehensive privacy law, the Consumer Data Protection Act, which also emulates the GDPR, CCPA and CPRA in many respects. Legislative proposals to adopt comprehensive privacy laws in other states are under consideration. The CCPA, CPRA, CDPA and other laws may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. In addition to facing risks posed by new privacy laws, we could be subject to claims alleging violations of long-established privacy and consumer protection laws, such as the Telephone Consumer Protection Act (“TCPA”), a federal law that restricts sending text messages or making calls to mobile telephone numbers without the prior consent of the person being contacted. The TCPA provides for substantial statutory damages for violations, which has generated extensive class-action litigation. In addition, class-action plaintiffs in the United States are employing novel legal theories to allege that federal and state eavesdropping/wiretapping laws and state constitutional privacy rights prohibit the use of analytics technologies widely employed by website and mobile app operators to understand how their users interact with their services. Despite our compliance efforts, our use of text messaging communications on behalf of our Business Partners or use of analytics technologies on our website could expose us to costly litigation, government enforcement actions, damages and penalties, which could adversely affect our business, financial condition and results of operations.

Furthermore, compliance with legal and contractual obligations requires us to make public statements about our privacy and data security practices, including the statements we make in our online privacy policy. Although we endeavor to comply with these statements, should they prove to be untrue or be perceived as untrue, even through circumstances beyond our reasonable control, we may face litigation, claims, investigations, inquiries or other proceedings by the U.S. Federal Trade Commission, state attorneys general, and other federal, state and foreign regulators, and private litigants alleging violations of privacy or consumer protection laws.

We cannot yet fully determine the impact these or future laws, rules, regulations and standards may have on our business or operations. They may be inconsistent from one jurisdiction to another, subject to differing interpretations and courts or regulators may deem our efforts to comply with these laws, rules, regulations and standards insufficient. Additionally, we may be bound by contractual requirements applicable to our collection, use, processing and disclosure of various types of data, including personal information, and may be bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters.

Like our legal obligations, the demands our Business Partners place on us relating to privacy, data protection and data security are becoming more stringent. Privacy and data protection laws increasingly require companies to impose specific contractual restrictions on service providers entrusted with personal information and to subject them to more rigorous privacy and data security due diligence. Our Business Partners’ increasing privacy and data security standards also increase the cost and complexity of ensuring that the third parties we rely on to operate our business and deliver our services can meet these standards. If we or our vendors are unable to meet our Business Partners’ demands or comply with the increasingly stringent contractual requirements they impose on us relating to privacy and data security, we may face increased legal liability, contract terminations and reduced demand for our services.

Any failure or perceived failure by us or any third parties with which we do business to comply with these laws, rules, regulations and standards, or with other obligations to which we or such third parties are or may become subject, may result in actions against us by governmental entities, private claims and litigation, the expenditure of legal and other costs and of substantial time and resources, and fines, penalties or other liabilities. Any such action would be expensive to defend, may require the expenditure of substantial legal and other costs and substantial time and resources and likely would damage our reputation.

Further, in view of new or modified local, state, federal, or foreign laws and regulations, industry standards, contractual obligations and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our product and otherwise adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to offer our products and services in certain jurisdictions (especially in certain foreign markets) or develop new products and services could be limited, which could reduce demand for them. Any of the foregoing developments could have an adverse effect on our business, financial condition, and results of operations.

We may be subject to cybersecurity attacks. Any actual or perceived security or privacy breach could interrupt our operations, harm our brand, and adversely affect our reputation, brand, business, financial condition and results of operations.

Our business involves the collection, storage, processing, and transmission of personal information and potentially other sensitive and proprietary information of Business Partners, Experts and Consumers. Additionally, we maintain sensitive and proprietary information relating to our business, such as our own proprietary information and personal information relating to our employees.    An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. In addition, these incidents can originate on our Business Partners’ websites, which can then be leveraged to access our website, further preventing our ability to successfully identify and mitigate the attack.

Additionally, due to the ongoing COVID-19 pandemic, certain functional areas of our workforce remain in a remote work environment and outside of our corporate network security protection boundaries, which imposes additional risks to our business, including increased risk of industrial espionage, phishing and other cybersecurity attacks, and unauthorized dissemination of proprietary or confidential information.

Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures, and we may face delays in our detection or remediation of, or other responses to, security breaches and other privacy- and security-related incidents. Unauthorized parties may in the future gain access to systems or facilities used in our business through various means, including gaining unauthorized access into our systems or facilities or those of Business Partners and Experts that utilize our services, attempting to fraudulently induce our employees, Business Partners, Experts, or others into disclosing user names, passwords, payment card information, or other sensitive information, which may in turn be used to access our IT systems, or attempting to fraudulently induce our employees, Business Partners, or others into manipulating payment information, resulting in the fraudulent transfer of funds to bad actors.

In addition, users of our services could have vulnerabilities on their own devices that are entirely unrelated to our systems and platform but could mistakenly attribute their own vulnerabilities to us. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect, remediate, and otherwise respond to.

Although we have developed systems and processes that are designed to protect the data of Business Partners, Experts, and Consumers that utilize our platform, protect our systems, prevent data loss, and prevent other security breaches and security incidents, these security measures may not fully protect our systems and we cannot guarantee the security of our systems or the information we handle. The IT and infrastructure used in our business or by the third parties we work with may be vulnerable to or compromised by cyberattacks or security breaches, computer malware, viruses, phishing and other social engineering, ransomware, credential stuffing attacks, hacking and other efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states. Such incidents could result in unauthorized parties accessing data, including personal information and other sensitive and proprietary information of Business Partners, Experts, and Consumers; our employees’ personal information; or our other sensitive and proprietary data, accessible through those systems. Employee error, malfeasance or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy or security breach or other security incident. Although we have policies restricting the access to the personal information we store, there is a risk that these policies may not be effective in all cases.

Any actual or perceived breach of privacy, or any actual or perceived security breach or other incidents, could interrupt our operations, result in our platform being unavailable, result in loss or improper access to, or acquisition or disclosure of, data, result in fraudulent transfer of funds, harm our reputation, commercial relationships, and competitive position, damage our relationships with third-party partners, or result in claims, regulatory investigations and proceedings and significant legal, regulatory, and financial exposure, including ongoing monitoring by regulators, and any such incidents or any perception that our security measures are inadequate could lead to loss of Business Partners, Expert or Consumer confidence in, or decreased use of, our platform, any of which could have an adverse effect our business, financial condition, and results of operations. Any actual or perceived breach of privacy or security, or other security incident, impacting any entities with which we share or disclose data (including, for example, our third-party technology providers) could have similar effects. Further, any cyberattacks or actual or perceived security and privacy breaches and other incidents directed at, or suffered by, our competitors could reduce confidence in our industry as a whole and, as a result, reduce confidence in us. We also expect to incur significant costs in an effort to detect and prevent privacy and security breaches and other privacy- and security-related incidents, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy or security breach or other incident.

Additionally, defending against claims or litigation based on any security breach or incident, regardless of their merit, could be costly and divert management’s attention. We cannot be certain that our insurance coverage will be adequate for data handling or data security costs or liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our reputation, commercial relationships, business, financial condition, and results of operations.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct business. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other partners from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to sell our products and services or to obtain necessary permits, licenses, patent registrations and other regulatory approvals outside the United States. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Our reported results of operations may be adversely affected by changes in generally accepted accounting principles.

Generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the announcement of a change. It is difficult to predict the impact of future changes to accounting principles or our accounting policies, any of which could negatively affect our reported results of operations.

We could be required to collect additional sales, use, value-added and other indirect taxes, or be subject to other tax liabilities in various jurisdictions, which could adversely affect our results of operations.

The application of indirect taxes, such as sales and use, value-added tax, provincial, goods and services, business, digital services and gross receipts taxes, to businesses like ours and to our Business Partners is a complex and evolving issue. Significant judgment is required to evaluate applicable tax obligations and, as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear when and how new and existing statutes might apply to our business or to our Customers’ businesses. If we are found to have not adequately addressed our tax obligations, our business could be adversely impacted.

Various jurisdictions (including the U.S. states and EU member states) are seeking to, or have recently imposed additional reporting, record-keeping, or indirect tax collection and remittance obligations on businesses like ours that facilitate online commerce. For example, taxing authorities in the United States and other countries have required e-commerce platforms to calculate, collect and remit indirect taxes for transactions taking place over the Internet. A majority of U.S. state jurisdictions have enacted laws requiring marketplaces to report user activity or collect and remit taxes on certain items sold on the marketplace. If requirements like these become applicable in additional jurisdictions, our business, collectively with our Customers’ businesses, could be harmed. Additionally, this legislation could require us or our Business Partners to incur substantial costs in order to comply, including costs associated with tax calculation, collection, remittance, and audit requirements, which could make selling in our marketplaces less attractive. Furthermore, the U.S. Supreme Court held in South Dakota v. Wayfair that a U.S. state may require an online retailer to collect sales taxes imposed by the state in which the buyer is located, even if the retailer has no physical presence in that state, thus permitting a wider enforcement of such sales tax collection requirements. If our calculation, collection, and remittance of taxes in the jurisdictions in which we do business were determined to be deficient, our business and results of operations could be adversely impacted. If we are treated as an agent for retailers on our platform under U.S. state tax law, we may be primarily responsible for collecting and remitting sales taxes directly to certain states. It is possible that one or more states could seek to impose sales, use or other tax collection obligations on us with regard to sales or orders on our platform. These taxes may be applicable to past sales. A successful assertion by a taxing authority that we should collect additional sales, use or other taxes or remit such taxes directly to states could result in substantial tax liabilities for past sales and additional administrative expenses, which could seriously harm our business.

Changes in our effective tax rate or tax liability may have an adverse effect on our business and operating results.

Our effective tax rate could increase due to several factors, including:

•	changes in tax laws, tax treaties, and regulations or the interpretation of them;

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•

changes to our assessment of our ability to realize our deferred tax assets that are based on estimates of our future results, the feasibility of possible tax planning strategies, and the economic and political environments in which we do business; and

•	the outcome of current and future tax audits, examinations or administrative appeals.

Many of the underlying laws, rules and regulations imposing taxes and other obligations were established before the growth of the Internet and ecommerce. Taxing authorities in various jurisdictions are currently reviewing the appropriate treatment of companies engaged in Internet commerce and may make changes to existing tax or other laws that could result in additional taxes relating to our activities, and/or impose obligations on us to collect such taxes. New tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified or applied adversely to us.

Our ability to use our net operating loss carryforwards and certain other tax attributes to offset taxable income or reduce our taxes may be limited.

As of December 31, 2020, we had accumulated $373.7 million and $309.5 million of federal and state net operating loss carryforwards (“NOLs”), respectively, available to reduce future taxable income, portions of which will begin to expire in 2034 for federal and 2034 for state tax purposes. It is possible that we will not generate taxable income in time to use certain of our NOLs before their expiration, or at all. Net operating losses incurred in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal net operating losses in taxable years beginning after December 31, 2020 is limited to 80% of current year taxable income. Under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes, including R&D tax credits, to offset its post-change income or taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs and other tax attributes to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future, including as a result of the Business Combination. In addition, for state income tax purposes, the extent to which states will conform to the federal laws is uncertain and there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For example, California imposed limits on the usability of California state net operating losses and tax credits in tax years beginning after 2019 and before 2023.

Risks Related to Regulatory Compliance and Legal Matters

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the Merger Agreement can be completed, filings must be made and waiting periods under the HSR Act must be terminated or expire (which expiration occurred on June 10, 2021). In reviewing the transaction, the relevant governmental authorities will consider a variety of factors, including the effect of the Business Combination on competition within their relevant jurisdiction. MRAC and Enjoy believe that the Business Combination should not raise significant regulatory concerns and that MRAC and Enjoy will be able to obtain all requisite regulatory approvals in a timely manner. However, MRAC and Enjoy cannot be certain when or if regulatory approvals will be obtained, or, if obtained, the conditions that may be imposed. In addition, neither MRAC nor Enjoy can provide assurance that any such conditions, terms, obligations or restrictions will not result in delay. See “The Business Combination—Regulatory Matters” beginning on page 17 of this proxy statement/prospectus.

Risks Related to the Business Combination and MRAC

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to MRAC prior to the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how MRAC’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

Since the Sponsor and MRAC’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Enjoy is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of MRAC’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and MRAC’s directors and officers have interests in such proposal that are different from, or in addition to, those of MRAC shareholders and warrant holders generally. As more fully set forth below, the Sponsor and its affiliates have approximately $[●] in the aggregate at risk that depends upon the completion of a business combination. Specifically, $[●] of such amount is the current value of the Sponsor’s and its affiliates’ MRAC Class B Ordinary Shares (based on the closing price of $[●] per MRAC Class A Ordinary Shares on the Nasdaq on [●], 2021), $[●] of such amount is the current value of the Sponsor’s MRAC Warrants (based on the closing price of $[●] per MRAC Warrant on the Nasdaq on [●], 2021) and $5,744,025 of such amount is the fees payable to the Sponsor’s affiliates upon consummation of the business combination, each of which is set forth in more detail below. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders – as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. These interests include, among other things, the interests listed below.

Prior to MRAC’s initial public offering, the Sponsor purchased 10,062,500 MRAC Class B Ordinary Shares for an aggregate purchase price of $25,000, and MRAC later surrendered 718,750 MRAC Class B Ordinary Shares to MRAC for no consideration, resulting in an aggregate 9,343,750 Class B Ordinary Shares issued and outstanding, 9,268,750 of which are held by the Sponsor, and 25,000 of which are held by each of our independent directors. If MRAC does not consummate a business combination by December 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 9,343,750 MRAC Class B Ordinary Shares collectively owned by the Sponsor and three members of MRAC’s board of directors (Thomas Freston, Matthew Maloney and Assia Grazioli-Venier) would be worthless because following the redemption of the public shares, MRAC would likely have few, if any, net assets and because the Sponsor and MRAC’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any MRAC Class A Ordinary Shares and MRAC Class B Ordinary Shares held by it or them, as applicable, if MRAC fails to complete a business combination within the required period. Additionally, in such event, the 6,316,667 MRAC Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of MRAC’s initial public offering for an aggregate purchase price of $9.5 million, will also expire worthless.

The 9,343,750 shares of New Enjoy Common Stock into which the 9,343,750 MRAC Class B Ordinary Shares collectively held by the Sponsor, Thomas Freston, Matthew Maloney and Assia Grazioli-Venier will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of (i) $[●] million based upon the closing price of $[●] per public share on Nasdaq on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus and (ii) $93.4 million, based upon the per share value implied in the Business Combination of $10.00 per share of New Enjoy Common Stock. However, given that such shares of New Enjoy Common Stock will be subject to certain restrictions, including those described above, MRAC believes such shares have less value. The 6,316,667 New Enjoy Warrants into which the 6,316,667 MRAC Private Placement Warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] million based upon the closing price of $[●] per public warrant on Nasdaq on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Consequently, because (a) MRAC’s public shareholders purchased the MRAC units at $10.00 per unit, (b) the purchase price of the founder shares (following surrender of 718,750 shares for no consideration) was approximately $0.003 per share and (c) the price of the private placement warrants was $1.00 per warrant, the Sponsor may earn a positive rate of return even if the share price of New Enjoy Common Stock falls significantly below the per share value implied in the Business Combination of $10.00 per share of New Enjoy Common Stock and the public shareholders of MRAC experience a negative rate of return.

Thomas Ricketts, the Co-Chairman and Director of MRAC, and Brett Varsov, Co-Chief Executive Officer of MRAC, are expected to be directors of New Enjoy after the consummation of the Business Combination. As such, in the future, Thomas Ricketts and Brett Varsov may receive fees for their service as directors, which may consist of cash or stock-based awards, and any other remuneration that New Enjoy’s board of directors determines to pay to its non-employee directors.

MRAC will pay Raine Securities LLC (“Raine Securities”), an affiliate of the Sponsor, a placement fee equal to 1.5% of the gross proceeds of the PIPE Investment actually received by MRAC, which is expected to be equal to $1.2 million. Raine Securities is also serving as MRAC’s financial advisor in connection with the Business Combination for no additional fee. As such, Raine Securities has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

MRAC will pay Raine Advisors LLC (“Raine Advisors”), an affiliate of the Sponsor, a fee in an amount equal to $309,825 for consulting services, including support and advice to MRAC in connection with the execution of the Business Combination, the payment of which is contingent upon the consummation of the Business Combination for no additional fees and expense reimbursement. As such, Raine Advisors has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

MRAC will pay Marquee Sports Holdings SPAC I, LLC (“Marquee Sports Holdings”), an affiliate of the Sponsor, a fee in an amount equal to $309,825 for consulting services, including support and advice to MRAC in connection with the execution of the Business Combination, the payment of which is contingent upon the consummation of the Business Combination. As such, Marquee Sports Holdings has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

ET Investment, LLC is a participant in an Excluded Financing pursuant to which it has purchased convertible notes of Enjoy for an aggregate amount equal to $5,000,000, which are anticipated to be exchanged for shares of New Enjoy Common Stock in connection with the consummation of the Business Combination. The convertible notes convert into shares of New Enjoy Common Stock at a 20% discount and therefore, assuming no interest has accrued thereon, the convertible notes held by ET Investment, LLC would be expected to convert into shares of New Enjoy Common Stock with a value, in the aggregate (including accrued interest), of approximately $6.4 million. Thomas Ricketts has an indirect pecuniary interest in such entity, and Crane H. Kenney has a pecuniary interest in such entity.

Pursuant to the underwriting agreement entered into in connection with MRAC’s initial public offering, up to 30% of the deferred discount thereunder (i.e., approximately $3,924,375) may be paid at the sole discretion of MRAC’s management to the underwriter and/or to third parties not participating as underwriters in the initial public offering that assisted MRAC in consummating its business combination, in allocations determined by MRAC’s management. In accordance with the foregoing terms, MRAC’s management has elected to direct the payment of $1,024,875 of the deferred discount upon the consummation of the Business Combination to Marquee Sports Holdings and $2,899,500 of the deferred discount upon the consummation of the Business Combination to Raine Securities. The audit committee of the MRAC Board approved such payments on May 13, 2021.

The Sponsor (including its representatives and affiliates) and MRAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to MRAC. The Sponsor and MRAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to MRAC completing its initial business combination. Moreover, certain of MRAC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. MRAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to MRAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in MRAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to MRAC, subject to applicable fiduciary duties under the Cayman Islands Companies Law. MRAC’s Cayman Constitutional Documents provide that MRAC renounces its interest in any corporate opportunity offered to any director or officer of MRAC unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MRAC and it is an opportunity that MRAC is able to complete on a reasonable basis. This provision in MRAC’s Cayman Constitutional Documents may present a conflict of interest in the event that a director or officer of MRAC is offered a corporate opportunity in a capacity other than his or her capacity as a director or officer of MRAC that is suitable for MRAC. MRAC does not believe that such potential conflict of interest impacted MRAC’s search for a business combination target. In addition to the foregoing fees to be paid to Raine Securities, Raine Advisors and Marquee Sports Holdings, Crane H. Kenney, our Co-Chief Executive Officer, Alexander D. Sugarman, our Executive Vice President, Jason Sondag, our Vice President, and Thomas Ricketts, our co-Chairman and Director, are currently associated with affiliates of Marquee. In addition, Brett Varsov, our Co-Chief Executive Officer, Joseph Beyrouty, our Chief Financial Officer, Evan Ellsworth, our Vice President and Brandon Gardner, our co-Chairman and Director, are currently associated with The Raine Group. The engagement of each of Raine Securities, Raine Advisors and Marquee Sports Holdings and the payment of the fees described above have been reviewed and approved by MRAC’s audit committee in accordance with MRAC’s policies and procedures relating to transactions that may present conflicts of interest.

MRAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under MRAC’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

In the event that MRAC fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, MRAC will be required to provide for payment of claims of creditors that were not waived that may be brought against MRAC within the ten years following such redemption. In order to protect the amounts held in MRAC’s trust account, the Sponsor has agreed that it will be liable to MRAC if and to the extent any claims by a third party (other than MRAC’s independent registered public accounting firm) for services rendered or products sold to MRAC, or a prospective target business with which MRAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share or (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of MRAC’s initial public offering against certain liabilities, including liabilities under the Securities Act.

In connection with MRAC’s initial public offering, the underwriters of MRAC’s initial public offering agreed to reimburse approximately $3.0 million to MRAC to cover for expenses in connection with the Initial Public Offering. Commencing on the effective date of the prospectus filed in connection with our initial public offering, we agreed to reimburse our Sponsor for out-of-pocket expenses through the completion of the Business Combination or MRAC’s liquidation.

The Sponsor, or an affiliate of the Sponsor, or certain of MRAC’s officers and directors advanced funds to MRAC for working capital purposes, including $128,000 as of December 17, 2020. These advances were documented in a promissory note, dated October 28, 2020 (the “Promissory Note”) issued by MRAC to the Sponsor, pursuant to which MRAC may borrow up to $300,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing and unsecured, and the amounts outstanding thereunder were repaid in full upon the closing of the initial public offering. If MRAC does not complete its initial business combination within the required period, it may use a portion of its working capital held outside the trust account to repay such advances and any other working capital advances made to MRAC, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to MRAC, and such related party may not be able to recover the value it has loaned to MRAC and any other working capital advances it may make.

In addition, MRAC’s executive officers and directors, or any of their respective affiliates, including Ricketts SPAC Investment LLC and Raine Securities LLC and other entities affiliated with Marquee Sports Holdings SPAC I LLC and the Raine Group LLC, are entitled to reimbursement of any reasonable fees and out-of-pocket expenses incurred by them in connection with certain activities on MRAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if MRAC fails to consummate a business combination by December 17, 2022, they will not have any claim against the trust account for reimbursement. MRAC’s officers and directors, and their affiliates, expect to incur (or guaranty) significant transaction expenses (excluding the deferred underwriting commissions being held in the trust account). Accordingly, MRAC may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date. As of June 30, 2021, an aggregate amount of approximately $38,000 had been incurred or accrued in respect of such expense reimbursement obligation. MRAC expects additional amounts not to exceed $5,000 to be incurred or accrued through the consummation of the Business Combination.

Pursuant to the Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Enjoy Common Stock and warrants held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as MRAC’s directors and officers may have influenced their motivation in identifying and selecting Enjoy as a business combination target, completing an initial business combination with Enjoy and influencing the operation of the business following the initial business combination. In considering the recommendations of MRAC’s board of directors to vote for the proposals, its shareholders should consider these interests.

Because the post-combination company will become a publicly-traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because MRAC is already a publicly-traded company, an underwriter has not been engaged. While Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if a business combination is not completed, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence – however, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering and, therefore, there could be a heightened risk of an incorrect valuation of the target business or material misstatements or omissions in this proxy statement/prospectus

The exercise of MRAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in MRAC’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require MRAC to agree to amend the Merger Agreement, to consent to certain actions taken by Enjoy or to waive rights that MRAC is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Enjoy’s business or a request by Enjoy to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at MRAC’s discretion, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, MRAC does not believe there will be any changes or waivers that MRAC’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, MRAC will circulate a new or amended proxy statement/prospectus and resolicit MRAC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

We and Enjoy will incur significant transaction and transition costs in connection with the Business Combination.

We and Enjoy have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Enjoy may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Enjoy following the closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt New Enjoy’s relationships with Consumers, suppliers, Business Partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on New Enjoy’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect New Enjoy’s ability to retain and hire key personnel and other employees;

•

Consumers, suppliers, Business Partners and other parties with which New Enjoy maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with New Enjoy or fail to extend an existing relationship with New Enjoy; and

•	New Enjoy has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Enjoy’s results of operations and cash available to fund its business.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Enjoy has identified all material issues or risks associated with Enjoy, its business or the industry in which it competes.

Furthermore, we cannot assure you that factors outside of Enjoy’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Enjoy. Additionally, we have no indemnification rights against the Enjoy Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of MRAC who choose to remain New Enjoy stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Enjoy and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Enjoy’s actual financial position or results of operations would have been.

The historical financial results of Enjoy included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those New Enjoy will achieve in the future. This is primarily the result of the following factors: (i) New Enjoy will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New Enjoy’s capital structure will be different from that reflected in Enjoy’s historical financial statements. New Enjoy’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New Enjoy’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, MRAC being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Enjoy on the Closing Date and the number of MRAC Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New Enjoy’s future operating or financial performance and New Enjoy’s actual financial condition and results of operations may vary materially from New Enjoy’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Enjoy and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Enjoy Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Enjoy. Our investors, the PIPE Investors and the Enjoy Stockholders immediately prior to the Business Combination will become stockholders of New Enjoy. We will depend on Enjoy for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to New Enjoy Common Stock. The financial condition and operating requirements of Enjoy may limit our ability to obtain cash from Enjoy. The earnings from, or other available assets of, Enjoy may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Enjoy Common Stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

The Merger Agreement provides that Enjoy’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, (i) the amount of cash available in (x) the trust account into which a total of $373,750,000, comprised of $366,275,000 of the proceeds from the initial public offering, including approximately $13,081,250 of the underwriter’s deferred discount, and $7,475,000 of the proceeds of the sale of the MRAC Private Placement Warrants, was placed in the trust account, after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their MRAC Class A Ordinary Shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the trust account and (b) any transaction expenses of MRAC or its affiliates) (the “Trust Amount”) plus (y) the PIPE Investment, is at least equal to or greater than $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million) (the “Minimum Cash Condition”).

If the Trust Amount when added to the PIPE Investment (such aggregate amount, the “Available Cash”) is equal to or greater than the Minimum Available Cash Amount, then this condition will be deemed to have been satisfied (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Enjoy. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will MRAC redeem public shares in an amount that would cause New Enjoy’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

There can be no assurance that Enjoy would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by New Enjoy and its subsidiaries (including Enjoy) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates and the Sponsor are not obligated to make loans to us in the future, however they may provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of New Enjoy after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

The Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

The Sponsor and MRAC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of MRAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or MRAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) to increase the likelihood of satisfaction of the Minimum Cash Condition or ensure that MRAC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of MRAC Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and MRAC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or MRAC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or MRAC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and MRAC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or MRAC’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and MRAC’s officers, directors and/or their affiliates will not make purchases of MRAC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

We are not registering the shares of New Enjoy Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We are not registering the shares of New Enjoy Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Enjoy Common Stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the shares of New Enjoy Common Stock that you will receive upon cashless exercise will be based on a formula subject to a maximum amount of shares equal to 0.3611 shares of New Enjoy Common Stock per warrant (subject to adjustment). However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if New Enjoy’s Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of New Enjoy Common Stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our MRAC Private Placement Warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New Enjoy Common Stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the trust account to our public shareholders, MRAC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Public shareholders who do not redeem their public shares will experience immediate dilution as a consequence of the issuance of New Enjoy Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Enjoy.

Public shareholders who do not redeem their public shares will experience immediate dilution as a consequence of the issuance of New Enjoy Common Stock as consideration in the Business Combination and may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including the following:

•

Approximately 101,935,589 shares of New Enjoy Common Stock are anticipated to be issued as consideration in the Business Combination, valued at $10.00 per share. This represents approximately 65.1% or 78.2% of the number of shares of New Enjoy Common Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•

8 million shares of New Enjoy Common Stock are anticipated to be issued to the PIPE Investors pursuant to the PIPE Investment, at a price of $10.00 per share. This represents approximately 5.1% or 6.1% of the number of shares of New Enjoy Common Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•

14,098,204 shares of New Enjoy Common Stock will be issuable upon the conversion or exercise of, (i) the Enjoy Warrants that will be assumed in connection with the Business Combination, (ii) the New Enjoy Options into which the Enjoy Options will convert in connection with the Business Combination, (iii) the New Enjoy RSUs into which the Enjoy RSUs will convert in connection with the Business Combination and (iv) the New Enjoy Restricted Stock Awards into which the Enjoy Restricted Stock Awards will convert in connection with the Business Combination. These shares of New Enjoy Common Stock represent approximately 7.6% or 8.8% of the fully-diluted shares of New Enjoy Common Stock immediately following the consummation of the Business Combination (which, in addition to the issued and outstanding shares of New Enjoy Common Stock, includes the aggregate number of shares of New Enjoy Common Stock that will be issuable upon the conversion or exercise of the foregoing and the New Enjoy Warrants, and assumes cash exercises in each such case), assuming the no redemption scenario and the maximum redemption scenario, respectively.

•

15,660,417 New Enjoy Warrants will be outstanding following the Business Combination. The New Enjoy Warrants, which will not be redeemed in connection with the redemption by a public shareholder of a public share, will be exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The shares of New Enjoy Common Stock underlying these warrants represent approximately 8.4% or 9.8% of the fully-diluted number of shares of New Enjoy Common Stock immediately following the consummation of the Business Combination (as set forth in the immediately preceding paragraph), assuming the no redemption scenario and the maximum redemption scenario, respectively. See “—Warrants will become exercisable for New Enjoy Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.” The New Enjoy Warrants outstanding after the Business Combination will include 6,316,667 warrants held by the Sponsor, which are not redeemable (provided, that they may be redeemed in accordance with the warrant agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value (as defined in the warrant agreement) equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share). As such, New Enjoy may not have an opportunity to manage the dilution therefrom. Based on the value of MRAC Warrants as of [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the New Enjoy Warrants of prospective redeeming shareholders in the maximum redemption scenario would be valued, in the aggregate, at approximately $[●]. Following the consummation of the Business Combination and so long as the New Enjoy Warrants are exercisable, public shareholders who have already redeemed their public shares may opt to exercise their New Enjoy Warrants if doing so would be economically advantageous, which could result in the additional incremental dilution to public shareholders mentioned above or otherwise adversely affect the share price of New Enjoy Common Stock.

•

New Enjoy will reserve 8% of the number of outstanding shares of New Enjoy Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the 2021 Plan and expects to grant equity awards under the 2021 Plan. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the 2021 Plan.

•

New Enjoy will reserve 2% of the number of outstanding shares of New Enjoy Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the ESPP, and New Enjoy expects that holders of purchase rights under the ESPP may purchase shares of New Enjoy Common Stock pursuant to the ESPP. As a result, New Enjoy may issue additional shares of New Enjoy Common Stock up to the amount of the share reserve under the ESPP

•

New Enjoy may determine, subject to the receipt of any shareholder or stock exchange approvals that may be required, to issue additional shares of New Enjoy Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of additional shares of New Enjoy Common Stock (or other equity securities of equal or senior rank) including through the exercise of warrants or options, could have the following effects for public shareholders who elect not to redeem their shares:

•	your proportionate ownership interest in New Enjoy will decrease;

•	the relative voting strength of each previously outstanding share of New Enjoy Common Stock will be diminished; or

•	the market price of New Enjoy Common Stock may decline.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

We are subject to complex securities laws and regulations and accounting principles and interpretations. The preparation of our financial statements requires us to interpret accounting principles and guidance and to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. We base our interpretations, estimates and judgments on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for the preparation of our financial statements. GAAP presentation is subject to interpretation by the SEC, the Financial Accounting Standards Board and various other bodies formed to interpret and create appropriate accounting principles and guidance. If one of these bodies disagrees with our accounting recognition, measurement or disclosure or any of our accounting interpretations, estimates or assumptions, it may have a significant effect on our reported results and may retroactively affect previously reported results.

On April 12, 2021, the staff (the “SEC Staff”) of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”).” In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on December 17, 2020, the outstanding warrants were accounted for as equity within our balance sheet. After discussion and evaluation, including with our independent registered public accounting firm and the audit committee of the MRAC board of directors (the “Audit Committee”), and taking into consideration the SEC Staff Statement, we reevaluated the accounting treatment of our 9,343,750 public warrants and 6,316,667 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result of the foregoing, on May 11, 2021, the Audit Committee concluded, in consultation with our management, that its previously issued financial statements for the periods beginning with the period from October 16, 2020 (date of inception) through December 31, 2020 should be restated (the “Restatement”) because of a misapplication of the guidance around accounting for the warrants and should no longer be relied upon.

As a result, included on our consolidated balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the re-measurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

No assurance can be given that additional guidance or new regulations or accounting principles and interpretations will not be released that would require us to reclassify our warrants as liabilities measured at fair value, with changes in fair value reported each period in earnings and/or require a restatement of our financial statements with respect to treatment of the warrants.

Any restatement of our financial results could, among other potential adverse effects:

•	result in us incurring substantial costs;

•	affect our ability to timely file our periodic reports until the restatement is completed;

•	divert the attention of our management and employees from managing our business;

•	result in material changes to our historical and future financial results;

•	result in investors losing confidence in our operating results;

•	subject us to securities class action litigation; and

•	cause our stock price to decline.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following the issuance of the SEC Statement, on May 11, 2021, after consultation with our independent registered public accounting firm, our management and the Audit Committee concluded that, in light of the SEC Statement, it was appropriate to initiate the Restatement. See “—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

As a result of the material weakness we identified in our internal controls over financial reporting (see above), the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, the Financial Accounting Standards Board and various other bodies formed to interpret and create appropriate accounting principles and guidance we and, following the Business Combination, New Enjoy, face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination.

Warrants will become exercisable for New Enjoy Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 15,660,417 shares of New Enjoy Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Enjoy Common Stock will be issued, which will result in dilution to the holders of New Enjoy Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Enjoy Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “- Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and MRAC. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of New Enjoy Common Stock purchasable upon exercise of a warrant.

We may be able to redeem the unexpired outstanding warrants prior to their exercise at a time and at a price that is disadvantageous to holders of warrants, thereby making their warrants worthless, and an exercise of a significant number of warrants could adversely affect the market price of New Enjoy Common Stock.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of New Enjoy Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. MRAC’s Class A Ordinary Shares have never traded above $18.00 per share.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of New Enjoy Common Stock determined based on the redemption date and the fair market value of our New Enjoy Common Stock.

Since the consummation of the initial public offering and the subsequent separate trading of the MRAC Class A Ordinary Shares, the last reported sale price of MRAC’s Class A Ordinary Shares has equaled or exceeded a Reference Value of $10.00 per share from time to time; however, we will not be entitled to redeem the warrants until the Reference Value equals or exceeds $10.00 per share at such time as such warrants are exercisable (i.e., the later of (i) the date that is thirty (30) days after the first date following the consummation of the Business Combination and (ii) the date that is twelve (12) months following the consummation of the initial public offering).

None of the MRAC Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees; provided, that the MRAC Private Placement Warrants may be redeemed in accordance with the warrant agreement (and must be redeemed, if the public warrants are being redeemed) if the Reference Value equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share.

In the event we elect to redeem the outstanding warrants, we will fix a date for the redemption (the “Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by New Enjoy not less than thirty (30) days prior to the Redemption Date to the registered holders of the warrants (who will, in turn, notify the beneficial holders thereof).

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.3611 shares of New Enjoy Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Following the Business Combination, New Enjoy currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Enjoy’s board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Nasdaq may not list New Enjoy’s securities on its exchange, which could limit investors’ ability to make transactions in New Enjoy’s securities and subject New Enjoy to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have New Enjoy’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if New Enjoy’s securities are listed on Nasdaq, New Enjoy may be unable to maintain the listing of its securities in the future.

If New Enjoy fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, neither we nor Enjoy would be required to consummate the Business Combination. In the event that we and Enjoy elected to waive this condition, and the Business Combination was consummated without New Enjoy’s securities being listed on Nasdaq or on another national securities exchange, New Enjoy could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Enjoy’s securities;

•	reduced liquidity for New Enjoy’s securities;

•

a determination that New Enjoy Common Stock is a “penny stock” which will require brokers trading in New Enjoy Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Enjoy’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Enjoy’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

MRAC’s and Enjoy’s ability to consummate the Business Combination, and the operations of New Enjoy following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Enjoy or New Enjoy following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. While vaccines for COVID-19 are being, and have been developed, there is no guarantee that any such vaccine will be durable and effective consistent with current expectations and we expect it will take significant time before the vaccines are available and accepted on a significant scale. In addition, if any treatment of vaccine for the COVID-19 is ineffective or underutilized, any impact on Enjoy or New Enjoy may be prolonged.

The parties will be required to consummate the Business Combination even if Enjoy, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Enjoy is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Enjoy’s ability to consummate the Business Combination and New Enjoy’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Enjoy and New Enjoy may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Enjoy’s financial condition and results of operations.

Because the market price of shares of MRAC Class A Ordinary Shares will fluctuate, the security holders of Enjoy cannot be sure of the value of the Business Combination consideration they will receive.

Upon completion of the Business Combination, the market value of MRAC securities at the effective time of the Business Combination may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates. Because the exchange ratio with respect to the shares of New Enjoy Common Stock to be issued in the Business Combination is fixed and will not be adjusted to reflect any changes in the market value of shares of MRAC Class A Ordinary Shares, the market value of the shares of New Enjoy Common Stock issued in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of MRAC, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of MRAC.

The market price of shares of New Enjoy Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of shares of MRAC.

Upon completion of the Business Combination, Enjoy’s security holders will become holders of shares of New Enjoy Common Stock. Prior to the Business Combination, MRAC has had limited operations. Upon completion of the Business Combination, New Enjoy’s results of operations will depend upon the performance of Enjoy’s business, which is affected by factors that are different from those currently affecting the results of operations of MRAC.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of New Enjoy Common Stock may decline.

The market price of the New Enjoy Common Stock may decline as a result of the Business Combination if New Enjoy does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on New Enjoy’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of MRAC securities may experience a loss as a result of a decline in the market price of New Enjoy Common Stock. In addition, a decline in the market price of New Enjoy Common Stock could adversely affect New Enjoy’s ability to issue additional securities and to obtain additional financing in the future.

MRAC may waive one or more of the conditions to the Business Combination.

MRAC may agree to waive, in whole or in part, one or more of the conditions to MRAC’s obligations to complete the Business Combination, to the extent permitted by MRAC’s Cayman Constitutional Documents and applicable laws. For example, it is a condition to MRAC’s obligations to close the Business Combination that Enjoy have performed and complied in all material respects with the obligations required to be performed or complied with by Enjoy under the Merger Agreement. However, if the MRAC Board determines that a breach of this obligation is not material, then the MRAC Board may elect to waive that condition and close the Business Combination. Please see the section entitled “The Merger Agreement— Closing Conditions” beginning on page 101 of this proxy statement/prospectus for additional information.

Termination of the Merger Agreement could negatively impact MRAC.

If the Business Combination is not completed for any reason, including as a result of MRAC shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of MRAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, MRAC would be subject to a number of risks, including the following:

•

MRAC may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	MRAC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Merger Agreement restricts the conduct of MRAC’s businesses prior to completion of the Business Combination, MRAC may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 92 of this proxy statement/prospectus for a description of the restrictive covenants applicable to MRAC).

•

If the Merger Agreement is terminated and MRAC’s board of directors seeks another business combination target, MRAC shareholders cannot be certain that MRAC will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See “The Merger Agreement—Termination, Effectiveness” beginning on page 103 of this proxy statement/prospectus.

Enjoy will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and other business participants may have an adverse effect on Enjoy and consequently on MRAC. These uncertainties may impair Enjoy’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause others that deal with Enjoy to seek to change existing business relationships with Enjoy. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, New Enjoy’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Enjoy from making certain expenditures and taking other specified actions without the consent of MRAC until the Business Combination occurs. These restrictions may prevent Enjoy from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Merger Agreement—Covenants and Agreements” beginning on page 92 of this proxy statement/prospectus.

The Business Combination will result in changes to the board of directors of New Enjoy that may affect the strategy of New Enjoy.

If the parties complete the Business Combination, the composition of New Enjoy Board will change from the current MRAC Board. The board of directors of New Enjoy will consist of seven directors, as more fully set forth in this proxy statement / prospectus. The composition of the New Enjoy board of directors may affect the business strategy and operating decisions of New Enjoy upon the completion of the Business Combination.

Neither MRAC nor its shareholders will have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration that is payable in the Merger in the event that any of the representations and warranties made by Enjoy in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties contained in the Merger Agreement will not survive the completion of the Business Combination, and only the covenants and agreements that by their terms survive such time will do so. As a result, MRAC and its shareholders will not have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration that is payable in the Merger if any representation or warranty made by Enjoy in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, our financial condition or results of operations could be adversely affected.

We currently intend to only complete one Business Combination with the proceeds of our IPO, which will cause us to be solely dependent on New Enjoy’s business. This lack of diversification may negatively impact our operations and profitability.

We currently intend to only complete one Business Combination with the proceeds of our IPO. By completing our Business Combination with only a single entity our lack of diversification may subject us to numerous economic, competitive and regulatory risks. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success will be solely dependent upon the business and financial performance of Enjoy.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the Business Combination. See “ — Risks Related to the Business and Industry of New Enjoy” for risks we may face as a result of consummating the Business Combination with New Enjoy.

Risks Related to Redemption

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (2) prior to 5:00 p.m. Eastern Time on [●], 2021 (two business days before the scheduled date of the extraordinary general meeting) submits a written request to Continental Stock Transfer & Trust Company, our transfer agent, that we redeem all or a portion of your public shares for cash, affirmatively certifying in your request if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to shares of our common stock; and (3) delivers its public shares to our transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If a public shareholder fails to receive notice of our offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a public shareholder fails to receive our proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of MRAC — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15%of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each public shareholder seeking to exercise redemption rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge our determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, our shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

We cannot be certain as to the number of public shares that will be redeemed and the potential impact to public shareholders who do not elect to redeem their public shares.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position. We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of public shares may cause an increase or decrease in our share price, and may result in a lower value realized now than a shareholder of MRAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per Class A Ordinary Share was $[●]. In each of the minimum redemption scenario and the maximum redemption scenario, as well as all interim levels of redemptions, the PIPE Investors will pay $10.00 per share of New Enjoy Common Stock in connection with the PIPE Investment, and the consideration payable to security holders of Enjoy – which will be paid in the form of shares of New Enjoy Common Stock – will be valued at $10.00 per share. As such, regardless of the extent of redemptions, the shares of New Enjoy Common Stock owned by non-redeeming shareholders will have an implied value of $10.00 per share upon the consummation of the Business Combination. Notwithstanding the foregoing, public shareholders should be aware that, while we are unable to predict the price per share of New Enjoy Common Stock following the consummation of the Business Combination—and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming shareholder—increased levels of redemptions by public shareholders may be a result of the price per Class A Ordinary Share falling below the redemption price. We expect that more public shareholders may elect to redeem their public shares if the share price of the Class A Ordinary Shares is below the projected redemption price of $10.00 per share, and we expect that more public shareholders may elect not to redeem their public shares if the share price of the Class A Ordinary Shares is above the projected redemption price of $10.00 per share. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to MRAC from the Trust Account and (ii) a corresponding increase in each public shareholder’s pro rata ownership interest in New Enjoy following the consummation of the Business Combination. In addition, in the event that more than 26,375,000 public shares are redeemed, the minimum cash condition in favor of Enjoy as set forth in the Merger Agreement may not be satisfied, and the Business Combination may not be consummated. Based on the approximate redemption price per share of $10.00 as of [●], 2021, the latest practicable date prior to this proxy statement/prospectus, a hypothetical 1% increase or decrease in the number of public shares redeemed would result in a decrease or increase, respectively, of $3,737,500 of cash available in the Trust Account.

MRAC directors may decide not to enforce the indemnification obligation of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public shareholders.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, MRAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While MRAC currently expects that its independent directors would take legal action on MRAC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that MRAC’s independent directors in exercising their business judgment and subject to MRAC’s fiduciary duties may choose not to do so in any particular instance. If MRAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public shareholders may be reduced below $10.00 per share.

Additional Risks Related to Ownership of Enjoy Common Stock Following the Business Combination and Enjoy Operating as a Public Company

The price of New Enjoy Common Stock and New Enjoy Warrants may be volatile.

Upon consummation of the Business Combination, the price of New Enjoy Common Stock, as well as New Enjoy Warrants, may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Enjoy and its Business Partners operate;

•	developments involving New Enjoy’s competitors;

•	changes in laws and regulations affecting its business;

•	variations in its operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in New Enjoy’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New Enjoy or its competitors or its industry;

•	the public’s reaction to New Enjoy’s press releases, its other public announcements and its filings with the SEC;

•	actions by stockholders, including the sale by the PIPE Investors of any of their shares of New Enjoy Common Stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving the combined company;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Enjoy Common Stock available for public sale;

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism; and

•	failure to comply with the requirements of Nasdaq.

These market and industry factors may materially reduce the market price of New Enjoy Common Stock and New Enjoy Warrants regardless of the operating performance of New Enjoy.

New Enjoy does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Enjoy currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Enjoy’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

New Enjoy’s Proposed Certificate of Incorporation provides that, unless New Enjoy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Enjoy; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Enjoy or any stockholder to New Enjoy or New Enjoy’s stockholders; (C) any action or proceeding asserting a claim against New Enjoy or any current or former director, officer or other employee of New Enjoy or any stockholder arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against New Enjoy or any director, officer or other employee of New Enjoy or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provision will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Future resales of common stock after the consummation of the proposed Business Combination may cause the market price of New Enjoy’s securities to drop significantly, even if New Enjoy’s business is doing well.

Pursuant to the Registration Rights Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the Enjoy Stockholders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of New Enjoy Common Stock to be issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at the Closing and end (i) for certain holders of New Enjoy Common Stock, the date that is 180 days after the Closing, provided, however, that such restrictions will lapse with respect to shares of New Enjoy Common Stock issued to certain holders of Enjoy Convertible Notes, if earlier than 180 days after the Closing, on the date that the SEC declares effective New Enjoy’s resale Form S-1 registration statement, (ii) for holders of MRAC Private Placement Warrants, the date that is 30 days after Closing and (iii) for the founder shares, the date on which the last reported sale price of New Enjoy Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days from Closing.

Following the expiration of such lockup periods, the Sponsor and the Enjoy Stockholders will not be restricted from selling shares of New Enjoy’s Common Stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of New Enjoy Common Stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of New Enjoy Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Enjoy Common Stock.

The shares held by the Sponsor and the Enjoy Stockholders may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement and Proposed Bylaws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of New Enjoy Common Stock, which price could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

New Enjoy will incur substantial costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives. In addition, key members of our management team have limited experience managing a public company.

As a public company, New Enjoy will incur substantial legal, accounting, and other expenses that it did not incur as a private company. For example, New Enjoy will be subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC and the listing standards of the Nasdaq. The Exchange Act requires, among other things, that New Enjoy file annual, quarterly, and current reports with respect to its business, financial condition and results of operations. Compliance with these rules and regulations will increase New Enjoy’s legal and financial compliance costs and increase demand on New Enjoy’s systems, particularly after it is no longer an emerging growth company. In addition, as a public company, New Enjoy may be subject to shareholder activism, which can lead to additional substantial costs, distract management and impact the manner in which New Enjoy operates its business in ways New Enjoy cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, New Enjoy’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.

Certain members of New Enjoy’s management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. New Enjoy’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from New Enjoy’s senior management and could divert their attention away from the day-to-day management of the business, which could adversely affect New Enjoy’s business, financial condition, and results of operations.

Compliance obligations under the Sarbanes-Oxley Act will require substantial financial and management resources and increase the time and costs of completing the Business Combination.

The fact that MRAC is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Enjoy is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of privately held companies like Enjoy. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Enjoy after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Enjoy Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We are currently an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. We expect to maintain our status as an “emerging growth company” and “smaller reporting company” following the consummation of the Business Combination.

General Risk Factors

We expect a number of factors to cause our results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our results of operations have historically varied from period to period, and we expect that our results of operations will continue to vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. In addition to other risk factors described elsewhere in this “Risk Factors” section, factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to attract and retain Business Partners and Consumers that utilize our services in a cost-effective manner;

•	our ability to accurately forecast revenue and appropriately plan expenses;

•	the effects of increased competition on our business;

•	our ability to successfully expand in existing markets and successfully enter new markets;

•	changes in consumer behavior with respect to in-home delivery and set up as well as related support services;

•	increases in marketing, sales and other operating expenses that we may incur to grow and acquire new Consumers and establish new commercial relationships;

•	the impact of worldwide economic conditions, including the resulting effect on consumer spending on consumer electronics;

•	the impact of weather on our business;

•	our ability to maintain an adequate rate of growth and effectively manage that growth;

•	the effects of changes in search engine placement and prominence;

•	our ability to keep pace with technology changes in our industry;

•	the success of our sales and marketing efforts;

•	the effects of negative publicity on our, and our Business Partners’, business, reputation, or brand;

•	our ability to protect, maintain and enforce our intellectual property;

•	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;

•	changes in governmental or other regulations affecting our business, including regulations regarding data privacy and security that may affect how we handle personal information;

•	interruptions in service and any related impact on our business, reputation, or commercial relationships;

•	the attraction and engagement of qualified employees and key personnel;

•	our ability to choose and effectively manage third-party service providers;

•	the effects of natural or human-made catastrophic events;

•	the impact of a pandemic or an outbreak of disease or similar public health concern, such as the recent COVID-19 pandemic, or fear of such an event;

•	the effectiveness of our internal control over financial reporting;

•	the impact of payment processor costs and procedures;

•	changes in the online payment transfer rate; and

•	changes in our tax rates or exposure to additional tax liabilities.

The variability and unpredictability of our results of operations could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other results of operations for a particular period. If we fail to meet or exceed such expectations, the market price of New Enjoy Common Stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

New Enjoy may be subject to securities litigation, which is expensive and could divert management attention.

The market price of New Enjoy Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New Enjoy may be the target of this type of litigation in the future. Securities litigation against New Enjoy could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

If analysts do not publish research about New Enjoy’s business or if they publish inaccurate or unfavorable research, New Enjoy’s stock price and trading volume could decline.

The trading market for New Enjoy Common Stock will depend in part on the research and reports that analysts publish about New Enjoy’s business. New Enjoy does not have any control over these analysts, or any research such analysts may publish. If one or more of the analysts who cover New Enjoy downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover New Enjoy, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering New Enjoy in the future or fail to publish reports on it regularly.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of MRAC Class A Ordinary Shares and Warrants.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of MRAC Class A Ordinary Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on New Enjoy Common Stock after the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations”, the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as MRAC, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its MRAC Class A Ordinary Shares or MRAC Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Enjoy Common Stock or New Enjoy Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its MRAC Class A Ordinary Shares and MRAC Warrants surrendered in exchange therefor.

If the Domestication qualifies as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) MRAC Class A Ordinary Shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of MRAC’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) MRAC Class A Ordinary Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of MRAC shares entitled to vote and less than 10% or more of the total value of all classes of MRAC shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its MRAC Class A Ordinary Shares for New Enjoy Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of MRAC shares entitled to vote or 10% or more of the total value of all classes of MRAC shares, generally will be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the MRAC Class A Ordinary Shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, be able to claim the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code.

Additionally, if MRAC were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. While MRAC believes it is not a PFIC, because MRAC is a blank check company with no current active business, it is possible the IRS could assert that MRAC is a PFIC. The potential application of the PFIC rules to the Domestication are discussed more fully under “U.S. Federal Income Tax Considerations – PFIC Consequences.”

Upon consummation of the Business Combination, the rights of holders of New Enjoy Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of MRAC Class A Ordinary Shares arising under the Cayman Islands Companies Law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New Enjoy Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Law and, therefore, some rights of holders of New Enjoy Common Stock could differ from the rights that holders of MRAC Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under the Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that New Enjoy becomes involved in costly litigation, which could have a material adverse effect on New Enjoy.

In addition, there are differences between the new organizational documents of New Enjoy and the current constitutional documents of MRAC. For a more detailed description of the rights of holders of New Enjoy Common Stock and how they may differ from the rights of holders of MRAC Class A Ordinary Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Enjoy are attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and New Enjoy’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of New Enjoy Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of New Enjoy’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

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the ability of New Enjoy’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the New Enjoy proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, New Enjoy’s directors and officers;

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the ability of New Enjoy’s board of directors to amend the bylaws, which may allow New Enjoy’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to New Enjoy’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Enjoy’s Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Enjoy;

•	providing that New Enjoy’s board of directors is expressly authorized to make, alter or repeal New Enjoy’s bylaws;

•	the removal of the directors of New Enjoy by its stockholders only for cause;

•	the ability of New Enjoy’s board of directors to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances;

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the New Enjoy proposed certificate of incorporation will prohibit, subject to the rights of the holders of shares of preferred stock permitting the holders of such series of preferred stock to call a special meeting of the holders of such series the New Enjoy stockholders to call a special meeting of the stockholders;

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the New Enjoy proposed certificate of incorporation will prohibit, subject to the rights of the holders of shares of preferred stock to act by written consent, any stockholders from taking any action by written consent;

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that certain provisions may be amended only by the affirmative vote of holders of at least 66 2/3% of the shares of the outstanding capital stock entitled to vote generally in the election of New Enjoy directors;

•	Pursuant to Section 203 of the DGCL, New Enjoy will be prevented, under certain circumstances, from engaging in a “business combination” with (i) a stockholder who owns 15% or more of New Enjoy’s outstanding voting stock (otherwise known as an “interested stockholder”), (ii) an affiliate of an interested stockholder or (iii) an associate of an interested stockholder, in each case, for three years following the date that such stockholder became an interested stockholder (in each case, subject to certain exceptions);

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New Enjoy’s board of directors or management.

The provisions of the proposed certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

New Enjoy’s Proposed Certificate of Incorporation provides that, unless New Enjoy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Enjoy; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Enjoy or any stockholder to New Enjoy or New Enjoy’s stockholders; (C) any action or proceeding asserting a claim against New Enjoy or any current or former director, officer or other employee of New Enjoy or any stockholder arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against New Enjoy or any director, officer or other employee of New Enjoy or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless New Enjoy consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint.

These provisions may have the effect of discouraging lawsuits against New Enjoy’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against New Enjoy, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Enjoy by December 17, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A Ordinary Shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If MRAC is not able to complete the Business Combination with Enjoy by December 17, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to MRAC’s Cayman Constitutional Documents MRAC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of MRAC’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by December 17, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by December 17, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

If we have not completed our initial business combination, our public shareholders may be forced to wait until after December 17, 2022 before redemption from the trust account.

If we have not completed our initial business combination by December 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, investors may be forced to wait beyond December 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to December 17, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of March 31, 2021, MRAC had cash of $1,211,714 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, MRAC had total current liabilities of $3,672,266.

The funds available to us outside of the trust account may not be sufficient to allow us to operate until December 17, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to MRAC in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF MRAC

General

MRAC is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of MRAC to be held on [●], 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about                , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held on [●], 2021, at [●] a.m. Eastern Time, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153 as well as via live webcast at www.virtualshareholdermeeting.com/MRAC2021SM, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Purpose of the MRAC Extraordinary General Meeting

At the extraordinary general meeting, MRAC is asking holders of ordinary shares to:

•

consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of MRAC to Delaware, the Merger of Merger Sub with and into Enjoy, with Enjoy surviving the merger as a wholly owned subsidiary of New Enjoy in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”);

•

consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of MRAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•

consider and vote upon a proposal to approve by special resolution and adopt the proposed new certificate of incorporation and the proposed new bylaws of New Enjoy a corporation incorporated in the State of Delaware and to change its name from MRAC to Enjoy Technology, Inc. (the “Organizational Documents Proposal”);

•

consider and vote upon, on a non-binding advisory basis, certain material differences between MRAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the Proposed Certificate of Incorporation and Proposed Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, to elect eight directors to serve staggered terms on New Enjoy’s board of directors upon consummation of the Business Combination, until the first, second and third annual meeting of stockholders following the date of effectiveness of the Certificate of Incorporation, as applicable, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal will be the directors of New Enjoy (the “Director Election Proposal”);

•

consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Rule 5635 the issuance of New Enjoy Common Stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) Enjoy’s stockholders pursuant to the

Merger Agreement (the “Stock Issuance Proposal” and together, with the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal, the “Condition Precedent Proposals”);

•	consider and vote upon a proposal to approve by ordinary resolution, the Enjoy Technology, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”);

•	consider and vote upon a proposal to approve by ordinary resolution, the Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal”); and

•

consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

The Business Combination Proposal, The Domestication Proposal, The Organizational Documents Proposal and the Stock Issuance Proposal (the “Condition Precedent Proposals”) are each cross-conditioned on the approval of the others. The Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.

Recommendation of MRAC Board of Directors

MRAC’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of MRAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal - Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

MRAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. MRAC warrants do not have voting rights. As of the close of business on the record date, there were 46,718,750 ordinary shares issued and outstanding, of which 37,375,000 were issued and outstanding public shares.

The Sponsor and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. Such persons agreed to waive their redemption rights in order to induce MRAC and MRAC’s underwriter to enter into the underwriting agreement entered into in connection with the initial public offering. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

Quorum

A quorum of MRAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 23,359,376 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to MRAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Governance Proposal requires, on a non-binding advisory basis, ordinary resolutions under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon.

The approval of the Director Election Proposal requires an ordinary resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Stock Issuance Proposal may be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Incentive Award Plan Proposal may be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the ESPP Proposal may be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The Condition Precedent Proposals are each cross-conditioned on the approval of the others. The Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.

Voting Your Shares — Stockholders of Record

If you are a holder of record of ordinary shares, you may vote by mail or in person at the extraordinary general meeting. Each ordinary share that you own in your name entitles you to one vote on each of the proposals for the extraordinary general meeting. Your one or more proxy cards show the number of ordinary shares that you own.

There are four ways to vote your ordinary shares at the extraordinary general meeting:

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Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. By signing the proxy card and returning it in the enclosed prepaid envelope to the foregoing address, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by the MRAC Board.

•	Vote by Internet: visit www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on [●], 2021 (have your proxy card in hand when you visit the website);

•	Vote by Phone: by calling toll-free (within the U.S. or Canada) 1-800-690-6903 (have your proxy card in hand when you call); or

•

Vote at the Extraordinary General Meeting: you can attend the extraordinary general meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the extraordinary general meeting remotely by visiting the website www.virtualshareholdermeeting.com/MRAC2021SM. You will need your control number for access. Instructions on how to attend and participate at the extraordinary general meeting are available at www.virtualshareholdermeeting.com/MRAC2021SM.

Voting Your Shares — Beneficial Owners

If your ordinary shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of ordinary shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the extraordinary general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the ordinary shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus, in most cases you may do this by telephone or over the Internet as instructed. As a beneficial owner, if you wish to vote at the extraordinary general meeting, you will need to bring to the extraordinary general meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those ordinary shares.

Revoking Your Proxy

If you are a MRAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify MRAC in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting in person or virtually, revoke your proxy, and vote in person or online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call D.F. King, MRAC’s proxy solicitor, by calling (877) 536-1561, or banks and brokers can call collect at (212) 269-5550 or by emailing MRAC@dfking.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of MRAC that New Enjoy redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental, MRAC’s transfer agent, that New Enjoy redeem all or a portion of your public shares for cash; and

•	deliver your public shares to Continental, MRAC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the New Enjoy public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 49.5 of MRAC’s memorandum and articles of association and the Cayman Islands Companies Law, the exercise of redemption rights shall be treated as an election to have such public shares redeemed for cash, and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, New Enjoy shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, MRAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, MRAC’s transfer agent, New Enjoy will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Enjoy Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New Enjoy public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

An MRAC shareholder may not withdraw a redemption request once submitted to MRAC unless the MRAC Board determined (in its sole discretion) to permit the withdrawal of such redemption request (which the MRAC Board may do in whole or in part). If you deliver your shares for redemption to Continental, MRAC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that MRAC’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, MRAC’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, MRAC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, MRAC’s agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. Such persons agreed to waive their redemption rights in order to induce MRAC and MRAC’s underwriter to enter into the underwriting agreement entered into in connection with the initial public offering. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[●]. As of [●], 2021, funds in the trust account totaled $373,750,000 and were comprised entirely of cash, U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. MRAC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither MRAC’s shareholders nor MRAC’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

MRAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. MRAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. MRAC will bear the cost of the solicitation.

MRAC has hired D.F. King to assist in the proxy solicitation process. MRAC will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.

MRAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MRAC will reimburse them for their reasonable expenses.

MRAC Initial Shareholders

As of the date of this proxy statement/prospectus, there are 46,718,750 ordinary shares issued and outstanding, which includes the 9,343,750 founder shares held by the Sponsor and related parties and the 37,375,000 public shares. As of the date of this proxy statement/prospectus, there are an aggregate of 15,660,417 MRAC Warrants outstanding, which includes the 6,316,667 MRAC Private Placement Warrants held by the Sponsor and the 9,343,750 MRAC Public Warrants.

The Sponsor and MRAC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of MRAC public shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or MRAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) to increase the likelihood of satisfaction of the Minimum Cash Condition in the Merger Agreement, where it appears that such condition would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding. Any such purchases of MRAC securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of MRAC Class A Ordinary Shares may be reduced and the number of beneficial holders of MRAC securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of MRAC securities on a national securities exchange.

The Sponsor and MRAC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or MRAC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting MRAC directly or by MRAC’s receipt of redemption requests submitted by shareholders (in the case of MRAC Class A Ordinary Shares) following the mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or MRAC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the general meeting related to the Business Combination. The Sponsor and MRAC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and MRAC”s officers, directors and/or their affiliates will not make purchases of MRAC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

SHAREHOLDER PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL

MRAC is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. MRAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. In addition, a copy of the Merger Agreement Amendment is attached to this proxy statement/prospectus as Annex A-1. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because MRAC is holding a shareholder vote on the Merger, MRAC may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. A copy of the Merger Agreement Amendment is attached as Annex A-1 to this proxy statement/prospectus. In addition, a copy of the Merger Agreement Amendment is attached to this proxy statement/prospectus as Annex A-1. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about MRAC, Enjoy or any other matter.

Structure of the Merger

On April 28, 2021, MRAC entered into the Merger Agreement with Merger Sub and Enjoy, which was subsequently amended on July 23, 2021, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Enjoy, the separate corporate existence of Merger Sub will cease and Enjoy will be the surviving corporation and a wholly owned subsidiary of MRAC and (ii) MRAC will change its name to Enjoy Technology, Inc.

Prior to and as a condition of the Merger, pursuant to the Domestication, MRAC will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which MRAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”

Immediately prior to the effective time of the Merger, (a) each share of Enjoy Preferred Stock will convert into one share of Enjoy Common Stock (the “Enjoy Preferred Conversion”), (b) each Enjoy Convertible Note will be converted into shares of Enjoy Capital Stock in accordance with the terms of the applicable note purchase agreement (the “Enjoy Note Conversion”) and (c) other than the Enjoy Warrants assumed by New Enjoy, all of the outstanding Enjoy Warrants will be exercised in full in accordance with their respective terms (the “Enjoy Warrant Settlement”).

Consideration

Aggregate Merger Consideration

The total number of shares of New Enjoy Common Stock to be received by Enjoy’s stockholders or reserved for issuance pursuant to the New Enjoy equity awards into which Enjoy Awards are converted and the Enjoy Warrants assumed by New Enjoy will be equal to the quotient obtained by dividing (x) the sum of (i) the Base Purchase Price, plus (ii) the aggregate exercise price of each outstanding option to purchase common stock of Enjoy, plus (iii) the aggregate exercise price of each outstanding warrant of Enjoy, by (y) $10.00. The “Base Purchase Price” means the sum of (a) $1,028,738,000, plus (b) 125% of the aggregate amount actually funded prior to the Closing (as defined below) in connection with an Excluded Financing, up to a maximum aggregate amount equal to $60 million, plus (c) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing (to the extent in excess of the amounts set forth in clause (b) above), up to a maximum aggregate amount equal to $15 million.

Treatment of Enjoy Options, Enjoy Restricted Stock Awards, Enjoy RSUs and Enjoy Warrants

As a result of and upon the Closing, among other things, all (i) Enjoy Options, (ii) Enjoy RSUs and (iii) Enjoy Restricted Stock Awards, in each case, that are outstanding as of immediately prior to the Merger (together, the “Enjoy Awards”) will be converted into (a) New Enjoy Options and (b) New Enjoy Restricted Shares, respectively. All Enjoy Warrants that remain outstanding and unexercised as of immediately prior to the Merger will automatically be assumed by MRAC in accordance with their respective terms (including as to vesting and exercisability).

Subject to the terms of the Merger Agreement, each New Enjoy Option will relate to the number of whole shares of New Enjoy Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Enjoy Common Stock subject to the applicable Enjoy Option multiplied by (ii) the Exchange Ratio. The exercise price for each New Enjoy Option will equal (a) the exercise price of the applicable Enjoy Option divided by (b) the Exchange Ratio. Subject to the terms of the Merger Agreement, each New Enjoy Restricted Stock Award will relate to the number of whole shares of New Enjoy Common Stock (rounded down to the nearest whole share) equal to (x) the number of shares of Enjoy Common Stock subject to the applicable Enjoy Restricted Stock Award, respectively, multiplied by (y) the Exchange Ratio. Subject to the terms of the amendment to the Merger Agreement, each New Enjoy RSU will relate to the number of whole shares of New Enjoy Common Stock (rounded down to the nearest whole share) equal to (x) the number of shares of Enjoy Common Stock subject to the applicable Enjoy RSU, respectively, multiplied by (y) the Exchange Ratio.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York Time, on the date that is two (2) business days after the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Representations and Warranties

The Merger Agreement contains representations and warranties of MRAC, Merger Sub and Enjoy, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “Business Combination Proposal—Material Adverse Effect” below. The representations and warranties of MRAC are also qualified by information included in MRAC’s public filings filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Enjoy

Enjoy has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Enjoy and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Enjoy benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors, customers, government contracts and no additional representations or warranties.

The representations and warranties of Enjoy identified as fundamental under the terms of the Merger Agreement are those made pursuant to: the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of the Company), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Enjoy Fundamental Representations”).

Representations and Warranties of MRAC and Merger Sub

MRAC and Merger Sub have made representations and warranties relating to, among other things, company organization, no substantial government ownership interest, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, proxy statement/registration statement/prospectus, no outside reliance and no additional representations or warranties.

The representations and warranties of MRAC identified as fundamental under the terms of the Merger Agreement are those made pursuant to the first and second sentences of Section 5.1 of the Merger Agreement (Company Organization), Section 5.3(a) of the Merger Agreement (Due Authorization) and Section 5.14 of the Merger Agreement (Brokers’ Fees) (collectively, the “MRAC Fundamental Representations”).

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Enjoy are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of MRAC are qualified in whole or in part by a material adverse effect on the ability of MRAC to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Enjoy (“Enjoy Material Adverse Effect”) means any change, event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Enjoy and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Enjoy to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Enjoy Material Adverse Effect” pursuant to clause (i) above:

(a)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action required by the Merger Agreement;

(d)

any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including, for the avoidance of doubt, COVID-19) or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate);

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)

any failure of Enjoy to meet any projections or forecasts (provided that this clause will not prevent any Event not otherwise excluded from this definition of Enjoy Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if an Enjoy Material Adverse Effect has occurred);

(g)

any Events generally applicable to the industries or markets in which Enjoy and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)

the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Enjoy and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing); or

(i)	any action taken by, or at the written request of, MRAC or Merger Sub.

Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if an Enjoy Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Enjoy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Enjoy and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Enjoy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Enjoy and its subsidiaries conduct their respective operations.

Covenants and Agreements

Enjoy has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements and affiliate agreements.

MRAC has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, MRAC warrants, MRAC’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, MRAC SEC filings, PIPE Investment subscriptions and stockholder litigation.

Conduct of Business by Enjoy

Enjoy has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as required by law, as consented to by MRAC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), as required to comply with COVID-19 Measures or in connection with any commercially reasonable action taken or not taken by Enjoy or any of its subsidiaries in good faith to mitigate the risk to Enjoy or any of its subsidiaries as a result of COVID-19 (to the extent reasonable and prudent in light of the business of Enjoy and its subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures (collectively the “COVID-19 Changes”)), operate the business of Enjoy in the ordinary course, maintain its relationship with customers, suppliers and vendors and continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and doubtful receivables and manage inventory, in each case, consistent with past practice.

During the Interim Period, Enjoy has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including Enjoy’s disclosure letter, as consented to by MRAC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•	change or amend the governing documents of Enjoy or any of Enjoy’s subsidiaries or form or cause to be formed any new subsidiary of Enjoy;

•	make or declare any dividend or distribution to stockholders of Enjoy or make any other distributions in respect of any of Enjoy’s capital stock or equity interests;

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split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Enjoy’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Enjoy that remains a wholly owned subsidiary of Enjoy after consummation of such transaction;

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purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Enjoy or its subsidiaries, except for (i) the acquisition by Enjoy or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Enjoy Awards) of Enjoy or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Enjoy and any wholly-owned subsidiary of Enjoy or between wholly owned subsidiaries of Enjoy;

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except in the ordinary course of business consistent with past practice (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease or (ii) waive, delay the exercise of, release or assign any material rights or claims under any material contract or any real property lease;

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sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Enjoy or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment and (ii)transactions among Enjoy and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•	acquire any ownership interest in any real property;

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other than as required by an existing benefit plan (i) grant any severance, retention, change in control or termination or similar pay, or any award under any benefit plan (including any cash or equity or equity-based incentive) except in connection with the promotion, hiring or termination of employment of any employee of Enjoy or its subsidiaries in the ordinary course of business consistent with past practice

(and otherwise consistent with the terms of the Merger Agreement), (ii) make any change in the key management structure of Enjoy or any of Enjoy’s subsidiaries, including (x) the hiring of additional employees with annual compensation in excess of $200,000 or additional officers or (y) the termination of existing employees with annual compensation in excess of $200,000 or existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or amend any benefit plan, (iv) increase the annual base salary or bonus opportunity of any employee, officer, director or other individual service provider with annual compensation in excess of $200,000, (v) establish any trust or take any other action to secure the payment of any compensation payable by Enjoy or any of Enjoy’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by Enjoy or any of Enjoy’s subsidiaries, except in the ordinary course of business consistent with past practice;

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acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets or equity interests of, any corporation, partnership, association, joint venture or other business organization or division thereof;

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(i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed income or other material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of taxes or enter into any tax sharing or similar agreement (other than customary commercial contracts entered in the ordinary course of business, the principal subject of which is not taxes), (v) settle any claim or assessment in respect of taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of material taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes (other than in connection with a customary extension of the due date for filing a tax return obtained in the ordinary course of business), (viii) request a ruling or similar guidance from any governmental authority with respect to any tax matter, or (ix) file any income or other material tax return in a manner inconsistent with past practice;

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enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other affiliates, subject to limited exceptions;

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take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

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issue any additional shares of Enjoy Capital Stock or securities exercisable for or convertible into Enjoy Capital Stock, other than (i) the issuance of Enjoy Common Stock upon the exercise or settlement of Enjoy Warrants or Enjoy Options, Enjoy RSUs or Enjoy Restricted Stock Awards in the ordinary course of business under the 2014 Enjoy Equity Incentive Plan and applicable award agreement, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement, or (ii) in connection with an Excluded Financing, provided, that Enjoy shall use reasonable efforts to update MRAC on a periodic basis of the material terms of any Excluded Financing and shall promptly notify MRAC of any contemplated or ongoing Excluded Financing, including, among other things, the material terms thereof (including pricing and expected financing amount) and furnish such information or documentation as may be reasonably requested by MRAC in connection therewith; adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Enjoy or its subsidiaries (other than the Merger);

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waive, release, settle, compromise or otherwise resolve any action, litigation or other proceedings, except where such waivers, releases, settlements or compromises only the payment of monetary damages in an amount less than $250,000 in the aggregate;

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sell, assign, lease, license, sublicense, covenant not to assert, encumber, cancel, dispose of, abandon, fail to maintain, permit to lapse or expire, convey, or otherwise transfer (or agree to do any of the foregoing with respect to), directly or indirectly, any material Enjoy intellectual property, except for (i) the expiration of Enjoy’s registered intellectual property in accordance with the applicable statutory term (without the possibility of any further extension or renewal) or (ii) non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice;

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disclose or agree to disclose to any person (other than MRAC or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Enjoy or any of its subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations to maintain the confidentiality thereof;

•	make or commit to make capital expenditures other than in an amount not in excess of the amount disclosed in Enjoy’s disclosure letter, in the aggregate;

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enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of Enjoy or its subsidiaries as the bargaining representative for any employees of Enjoy or its subsidiaries;

•	terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Enjoy and its subsidiaries, taken as a whole;

•	waive the restrictive covenant obligations of any current employee of Enjoy or any of Enjoy’s subsidiaries;

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(i) limit the right of Enjoy or any of Enjoy’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Enjoy and its subsidiaries, taken as a whole;

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terminate without replacement or amend in a manner materially detrimental to Enjoy and its subsidiaries, taken as a whole, any insurance policy insuring the business of Enjoy or any of Enjoy’s subsidiaries;

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incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, issue or sell any debt securities or any rights to acquire debt securities of Enjoy or any of its subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with an Excluded Financing, provided, that Enjoy shall use reasonable best efforts to update MRAC on a periodic basis (including promptly in the event of any material developments) of the material terms of any Excluded Financing (including pricing and expected financing amount and other material terms thereof) and furnish such information or documentation as may be reasonably requested by MRAC in connection therewith;

•	incur any liens other than specified permitted liens;

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repay or otherwise satisfy any amounts outstanding in respect of the Enjoy Convertible Notes or any other securities issued in connection with any Excluded Financing that are convertible into or exercisable for Enjoy Capital Stock; or

•	enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

Conduct of Business of MRAC

MRAC has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub to, except as required by law, as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment) and certain other limited exceptions, in connection with the Domestication or as consented to by Enjoy in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice, operate its business in the ordinary course and consistent with past practice.

During the Interim Period, MRAC has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements (as defined below), as consented to by Enjoy in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

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seek any approval from MRAC’s shareholders to change, modify or amend the Trust Agreement or the governing documents of MRAC or Merger Sub, except as otherwise contemplated by the proposals set forth in this proxy statement/prospectus;

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(i) make or declare any dividend or distribution to the shareholders of MRAC or make any other distributions in respect of any of MRAC’s equity interests or Merger Sub’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of MRAC’s equity interests or Merger Sub’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of MRAC or Merger Sub other than a redemption of shares of MRAC Class A Ordinary Shares effected in connection with the Merger;

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take certain actions with respect to tax related matters, including, among others, make or change any material election in respect of material taxes, amend, modify or otherwise change any filed income or other material tax return and related activities or enter into any closing agreement, tax sharing or similar agreement in respect of taxes;

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take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder;

•	enter into, renew or amend in any material respect, any transaction or contract with an affiliate of MRAC or Merger Sub (including Sponsor);

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incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Enjoy or any of Enjoy’s subsidiaries or guaranty any debt security of another person, other than (i) any indebtedness for borrowed money or guarantee from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of MRAC in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing, and in any event in an aggregate amount not to exceed $500,000 or which the parties agree shall include any indebtedness in respect of any working capital loan or (ii) incurred between MRAC and Merger Sub;

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(i) issue any securities of MRAC or securities exercisable for or convertible into securities of MRAC, other than the issuance of the Aggregate Merger Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of MRAC, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any MRAC warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Covenants of MRAC

Pursuant to the Merger Agreement, MRAC has agreed, among other things, to:

•	prior to the Closing Date, obtain approval for and adopt the 2021 Plan and the ESPP;

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within two business days following the expiration of the sixty-day period after MRAC has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the New Enjoy Common Stock issuable under the 2021 Plan and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

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take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

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during the Interim Period, use reasonable best efforts to cause MRAC to remain listed as a public company on Nasdaq and obtain approval for the listing of the shares of New Enjoy Common Stock issuable in the Merger and the Domestication;

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use its reasonable best efforts to address the recent guidance of the SEC (and subsequent guidance) with respect to the accounting of the MRAC Warrants, including the effect of any such guidance on MRAC’s historical financial statements and public filings, and provide Enjoy with information as to its progress addressing such guidance and consult with Enjoy in good faith prior to taking any definitive position or action with respect thereto;

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use its reasonable best efforts to ensure that the board of directors of New Enjoy shall consist of the individuals listed on Enjoy’s disclosure letter and the additional individuals agreed between MRAC and Enjoy pursuant to the parameters set forth on Enjoy’s disclosure letter;

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subject to the terms of MRAC’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger, the board of directors of New Enjoy shall have a majority of “independent” directors for the purposes Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the governing documents of New Enjoy following the effective time of the Merger; and the initial officers of MRAC will be as set forth in Enjoy’s disclosure letter, each of whom will serve in such capacity in accordance with the terms of the governing documents of New Enjoy following the effective time of the Merger;

•	subject to approval of MRAC’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”);

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after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of Enjoy and MRAC and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any action, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

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maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Enjoy immediately prior to the effective time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by MRAC’s, Enjoy’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms no less favorable than the terms of such current insurance coverage, except that in no event will MRAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by MRAC or Enjoy, as applicable, for such insurance policy for the year ended December 31, 2020;

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on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Enjoy and MRAC with the post-Closing directors and officers of New Enjoy, which indemnification agreements will continue to be effective following the Closing;

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during the Interim period, except for such delays in filings as may be caused by the recent guidance of the SEC (and subsequent guidance) with respect to the accounting of the MRAC Warrants, use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC;

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except as otherwise approved by Enjoy (which approval shall not be unreasonably withheld, conditioned or delayed) or as would not increase conditionality or impose any new obligation on Enjoy or MRAC, not agree to reduce the Minimum PIPE Investment Amount or the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of MRAC or any third-party beneficiary rights of Enjoy under any PIPE Subscription Agreement, not permit any material amendment or modification to be made to, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or material remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of New Enjoy Common Stock contemplated thereby;

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use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) MRAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

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prior to the Closing Date, promptly notify and keep Enjoy reasonably informed of the status of any litigation brought or, to MRAC’s knowledge, threatened in writing against MRAC or its board of directors by any of MRAC’s shareholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Enjoy with the opportunity to participate in the defense of such litigation and will not settle or any such litigation without the prior written consent of Enjoy (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Enjoy

Pursuant to the Merger Agreement, Enjoy has agreed, among other things, to:

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subject to confidentiality obligations that may be applicable to information furnished to Enjoy or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford MRAC and its accountants, counsel and other representatives reasonable access during the Interim Period to (i) their properties, books, contracts, commitments, tax returns, records and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of Enjoy and its subsidiaries’ independent accountants and auditors and (ii) appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the affairs of Enjoy and its subsidiaries that are in the possession of Enjoy or its subsidiaries as such representatives may reasonably request;

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provide to MRAC and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Enjoy and its subsidiaries during the Interim Period, in each case, as MRAC or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such actions or otherwise relating to any compliance and risk management matters or decisions of Enjoy or its subsidiaries, and (iii) copies of any communications sent or received by Enjoy or its subsidiaries in connection with such actions, matters and decisions;

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act in good faith to deliver to MRAC, as soon as reasonably practicable following the date of the Merger Agreement, (i) the audited financial statements (together with the auditor’s reports thereon) of Enjoy and its subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019 and (ii) as soon as reasonably practicable following May 14, 2021, unaudited financial statements of Enjoy and its subsidiaries as of and for the three-month period ended March 31, 2021 and (iii) if the Closing has not occurred prior to August 12, 2021, the three-month period ended June 30, 2021; and

•

at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of Enjoy’s disclosure letter without further liability to MRAC, Enjoy or any of its subsidiaries and deliver to MRAC evidence of such termination of settlement.

Joint Covenants of MRAC and Enjoy

In addition, each of MRAC and Enjoy has agreed, among other things, to take certain actions set forth below.

•

Each of MRAC and Enjoy will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

•	Each of MRAC and Enjoy will comply as promptly as practicable with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

•

Each of MRAC and Enjoy will (and, to the extent required, will cause its affiliates to) (i) request, if available, early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period or periods under the HSR Act and (y) prevent the entry, in any action brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (ii) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, to the extent necessary, sharing relevant information with the other parties thereto for such purposes and each pay one-half of any applicable HSR filing fees.

•

MRAC and Enjoy will jointly prepare and MRAC will file with the SEC the proxy statement/ prospectus, as mutually agreed upon by MRAC and Enjoy in connection with the registration under the Securities Act of (i) the shares of New Enjoy Common Stock and New Enjoy Warrants to be issued in connection with the Domestication and (ii) the shares of New Enjoy Common Stock that constitute the portion of the Aggregate Merger Consideration to be paid in respect of shares of Enjoy Capital Stock held by holders of Enjoy Capital Stock other than those provided the Enjoy Stockholder Approvals by written consent (which holders will receive the applicable portion of the Aggregate Merger Consideration to be paid in respect of shares of Enjoy Capital Stock held by such holders in a private placement pursuant to Section 4(a)(2) of the Securities Act).

•

Each of MRAC and Enjoy will use its reasonable best efforts to (i) cause the proxy statement/ prospectus to comply with the rules and regulations promulgated by the SEC and (ii) to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

•

MRAC will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate proxy statement to shareholders of MRAC, (ii) give notice, convene and hold a meeting of the shareholders to vote on the proposals set forth in this proxy statement/prospectus, in each case in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of MRAC to vote in favor of each of the proposals set forth in this proxy statement/prospectus and (iv) provide its shareholders (including the holders of MRAC Class A Ordinary Shares) with the opportunity to elect to effect a Redemption.

•

Enjoy will use its reasonable best efforts to solicit and obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Enjoy Stockholder Approvals”), either by (i) written consent of collective holders of shares of Enjoy Capital Stock sufficient to obtain the Enjoy Stockholder Approval within 24 hours following the execution of the Merger Agreement or (ii) in the event Enjoy is unable to obtain such written consent, by calling and holding a meeting of the stockholders of Enjoy for the purpose of voting solely upon the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, as soon as reasonably practicable.

•

MRAC and Enjoy will each, and will cause their respective subsidiaries to, use reasonable best efforts to obtain all material consents and approvals of third parties that any of MRAC, Enjoy, or their respective affiliates are required to obtain in order to consummate the Merger.

•

Each of Enjoy and MRAC will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Enjoy Capital Stock or acquisitions of shares of New Enjoy Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.

•

Each of Enjoy and MRAC will, and will cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•

MRAC will use its reasonable best efforts to, and will instruct its financial advisors to, keep Enjoy and its financial advisors reasonably informed with respect to the PIPE Investment until the Closing Date.

•

Each of Enjoy and MRAC (i) will each not, and will each cause their respective affiliates and subsidiaries and their representatives not to directly or indirectly, prior to the Closing, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding proposals with respect to alternative transactions (which (x) in the case of Enjoy, consists of transactions involving the sale, lease, exchange or other disposition of more than 15% of the properties, assets or equity interests of Enjoy or its subsidiaries and (y) in the case of MRAC, consists of alternative business combinations); (b) enter into discussions or negotiations with, or provide any information to, any person concerning a possible alternative transaction proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an alternative transaction proposal, and (ii) will immediately cease and cause to be terminated, and shall direct its affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted with respect to, or that could lead to, any alternative transaction proposal.

Modification in Recommendation

MRAC has agreed that its board of directors will not withdraw, amend, qualify or modify its recommendation to MRAC’s shareholders that they vote in favor of the proposals set forth in this proxy statement/prospectus (a “Modification in Recommendation”); however, the MRAC Board may make a Modification of Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary obligations to MRAC’s shareholders under applicable law. Prior to any such Modification in Recommendation, MRAC must first deliver written notice to Enjoy of its intention to make a Modification in Recommendation at least five (5) business days prior to the taking of such action by MRAC and negotiate in good faith with Enjoy if so requested by Enjoy regarding any revisions or adjustments proposed by Enjoy to the terms and conditions of the Merger Agreement as would enable the MRAC Board to reaffirm its recommendation and not make such Modification in Recommendation. MRAC may make a Modification in Recommendation only if its board of directors, following any such negotiation and after considering in good faith any revisions or adjustments to the terms and conditions of the Merger Agreement that the Enjoy shall have offered in writing to MRAC, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties to MRAC’s shareholders under applicable law. To the fullest extent permitted by applicable law, no Modification in Recommendation shall affect MRAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the extraordinary general meeting, and MRAC has agreed to establish a record date for, duly call, give notice of, convene and hold the extraordinary general meeting and submit for approval the proposals set forth in this proxy statement/prospectus.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Enjoy to consummate the Merger are conditioned on, among other things, that as of the Closing, the Trust Amount plus the PIPE Investment Amount actually received by MRAC at or prior to the Closing Date, is at least equal to $250.0 million minus the amount of any Excluded Financing (not to exceed $60.0 million) (the “Minimum Cash Condition”). The Minimum Cash Condition is for the sole benefit of Enjoy.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•

the approval of the proposals set forth in this proxy statement/prospectus, with the exception of the Incentive Award Plan Proposal and the adjournment Proposal by MRAC’s shareholders, will have been obtained (the “MRAC Shareholder Approval”);

•	Enjoy Stockholder Approval shall have been obtained (which condition was satisfied on April 28, 2021);

•

the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•

the applicable waiting period or periods under the HSR Act (and any extensions thereof, including any agreement with any governmental authority to delay consummation of the transactions contemplated by the Merger Agreement) applicable to the transactions contemplated by the Merger Agreement or the Ancillary Agreements will have expired or been terminated;

•	there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

•	MRAC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	the shares of New Enjoy Common Stock to be issued in connection with the Merger will have been approved for listing on Nasdaq subject to official notice thereof; and

•

in the event Enjoy determines to change the structure of the Business Combination in accordance with the terms of the Merger Agreement in order to preserve the intended tax treatment of the transaction and is unable to obtain certain consents that would be required from contractual counterparties, appraisal rights have been properly exercised in respect of no more than 20% of the outstanding shares of the Enjoy Capital Stock.

Conditions to the Obligations of MRAC and Merger Sub

The obligations of MRAC and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by MRAC and Merger Sub:

•

the Enjoy Fundamental Representations and the representation and warranty with respect to the absence of an Enjoy Material Adverse Effect since the date of the most recent balance sheet will be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•

the other representations and warranties of Enjoy regarding absence of changes will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•

each of the remaining representations and warranties of Enjoy contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, Enjoy Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Enjoy Material Adverse Effect;

•	each of the covenants of Enjoy to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-day cure period);

•	no Enjoy Material Adverse Effect shall have occurred between the date of the Merger Agreement and the Closing Date;

•	all parties to each of the Ancillary Agreements (other than MRAC) shall have delivered, or caused to be delivered, to MRAC copies of each of the Ancillary Agreements duly executed by all such parties;

•	the PIPE Investment shall have been consummated;

•	the payoff letters with respect to Enjoy’s indebtedness for borrowed money shall have been delivered to MRAC and shall remain in full force and effect; and

•

each of the Enjoy Warrant Settlement, the Enjoy Note Conversion and the Enjoy Preferred Conversion shall have been consummated such that, immediately prior to the Closing, no Enjoy Preferred Stock, nor securities convertible into or exercisable for Enjoy Preferred Stock, shall be outstanding.

Conditions to the Obligations of Enjoy

The obligation of Enjoy to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Enjoy:

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the MRAC Fundamental Representations will be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•

each of the representations and warranties of MRAC regarding absence of any changes and the capitalization of MRAC will be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements,

•

each of the other representations and warranties of MRAC (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, that, the representations and warranties regarding absence of any changes shall be true and correct solely as of the date of the Merger Agreement;

•	each of the covenants of MRAC to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-day cure period);

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the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Enjoy (for additional information, see “Domestication Proposal”);

•	the Minimum Cash Condition. For more information, see “Business Combination Proposal—Minimum Cash Condition” above;

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other than those persons identified as continuing directors on Enjoy’s disclosure letter, all members of the MRAC Board and all executive officers of MRAC shall have executed written resignations effective as of the Effective Time; and

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all parties to each of the Ancillary Agreements (other than Enjoy) shall have delivered, or caused to be delivered, to Enjoy copies of each of the Ancillary Agreements duly executed by all such parties.

Termination; Effectiveness

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	by written consent of Enjoy and MRAC;

•	by Enjoy or MRAC if any governmental order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;

•

by Enjoy or MRAC if the MRAC Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of MRAC’s shareholders duly convened therefor or at any adjournment thereof;

•	by Enjoy if there has been a Modification in Recommendation of the MRAC Board with respect to any of the proposals set forth in this proxy statement/prospectus;

•

by written notice to Enjoy from MRAC in the event of certain uncured breaches on the part of Enjoy or if the Closing has not occurred on or before the date that is six months after the date of the Merger Agreement (the “Agreement End Date”), unless MRAC is in material breach of the Merger Agreement;

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by MRAC, if Enjoy shall not have obtained approval from its stockholders of the Merger Agreement and the transactions contemplated within twenty-four hours after the execution and delivery of the Merger Agreement; or

•

by written notice to MRAC from Enjoy in the event of certain uncured breaches on the part of MRAC or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless Enjoy is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Enjoy, MRAC or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring or actual fraud prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, to the extent permitted by law, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. On July 23, 2021, the Company, Merger Sub and Enjoy entered into the Merger Agreement Amendment, a copy of which is included as Annex A-1 to this proxy statement/prospectus.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, New Enjoy will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Enjoy and pay or cause to be paid all accrued transaction expenses of MRAC or its affiliates (including the Sponsor) and the payoff amounts pursuant to the instructions set forth in the payoff letters with respect to Enjoy’s indebtedness for borrowed money. MRAC and Enjoy will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Enjoy, Enjoy, Sponsor, the independent directors of MRAC, certain significant securityholders of Enjoy and certain of their respective affiliates will enter into the Registration Rights Agreement, pursuant to which New Enjoy will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Enjoy Common Stock and other equity securities of New Enjoy that are held by the parties thereto from time to time.

Additionally, the Registration Rights Agreement will contain certain restrictions on transfer with respect to the securities of New Enjoy held by the Sponsor or the former Enjoy shareholders immediately following Closing. Such restrictions will begin at the Closing and end (i) with respect to New Enjoy Warrants issued in exchange for the warrants purchased by the Sponsor in a private placement transaction occurring simultaneously with the closing of MRAC’s initial public offering, 30 days following the Closing, (ii) with respect to the shares of New Enjoy Common Stock issued to certain shareholders of Enjoy in connection with the Business Combination, 6 months following the Closing and (iii) with respect to the shares of New Enjoy Common Stock issued to the Sponsor and the independent directors of MRAC in respect of the MRAC Class B Ordinary Shares held by such persons immediately prior to the Business Combination, up to 1 year following the Closing (in each case, subject to certain limited exceptions). In addition to the foregoing restrictions set forth in the Registration Rights Agreement, the Proposed Bylaws of New Enjoy will contain restrictions on transfer with respect to the shares of New Enjoy Common Stock issued (a) as consideration to stockholders of Enjoy in connection with the Merger and (b) to directors, officer and employees of New Enjoy upon the settlement or exercise of equity awards outstanding immediately following the Closing in respect of Enjoy Awards outstanding immediately prior to the Closing. Such restrictions will apply for 180 days following the Closing; provided, that such restrictions will cease to apply with respect to shares of New Enjoy Common Stock issued to certain former noteholders of Enjoy at the Closing if, prior to the end of such 180-day period, the SEC declares effective New Enjoy’s resale Form S-1 registration statement that will be filed following the Closing.

The registration rights granted to pursuant to the Registration Rights Agreement will cease to apply with respect to any particular securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with and pursuant to such registration statement, (ii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by New Enjoy and subsequent public distribution of them shall not require registration under the Securities Act, (iii) such securities shall have ceased to be outstanding or (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume, current reporting requirements or other restrictions or limitations).

Subscription Agreements

On April 28, 2021, concurrently with the execution of the Merger Agreement, MRAC entered into the Subscription Agreements with the PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 8 million shares of the New Enjoy Common Stock for an aggregate purchase price equal to $80 million. The PIPE Investment will be consummated substantially concurrently with the Closing.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, MRAC is required to, as soon as practicable but no later than 20 business days following the Closing, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, MRAC is required to use its commercially reasonable efforts to have the registration statement declared effective within sixty days following the issuance of such shares. New Enjoy must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) the date on which all registrable shares may be sold without volume or manner of sale limitations under Rule 144, (ii) the date on which all registerable shares have actually been sold and (iii) two years from the issuance of such shares.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) such date and time as the Merger Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the parties to such Subscription Agreement or (iii) October 28, 2021. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon, among other things, (a) there not being in force any judgement or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (b) the satisfaction or waiver of the conditions precedent to the consummation of the Merger, (c) there not being any amendment, modification or waiver of the terms of the Merger Agreement in a manner that materially and adversely affects the economic benefits that the PIPE Investor would reasonably expect to receive under the Subscription Agreement without the PIPE Investor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (d) the consummation of the transactions contemplated by the Merger Agreement immediately following the consummation of the PIPE Investment.

Sponsor Agreement

On April 28, 2021, concurrently with the execution of the Merger Agreement, MRAC entered into the Sponsor Agreement with the Sponsor, pursuant to which, among other things, in connection with the Closing, the Sponsor agreed to (i) waive certain anti-dilution rights set forth in Section 17 of MRAC’s amended and restated memorandum and articles of association that may result from the Business Combination, as described below and (ii) subject the Sponsor Earnout Shares to forfeiture unless the volume-weighted average closing price of New Enjoy Common Stock equals or exceeds $15.00 on 20 out of 30 consecutive trading days after consummation of the Business Combination and on or prior to the fifth (5th) anniversary of the Closing. In the event such share prices are achieved during such time frame, the Sponsor Earnout Shares will immediately become fully vested and no longer subject to forfeiture. In addition, in the event that, prior to such vesting, New Enjoy undergoes a change of control transaction pursuant to which New Enjoy or any of its stockholders receive, or have the right to receive, cash, securities or other property attributive a value of at least $15.00 to each share of New Enjoy Common Stock, then the Sponsor Earnout Shares will immediately become fully vested and no longer subject to forfeiture. Pursuant to Section 17.3 of MRAC’s amended and restated memorandum and articles of association, the MRAC Class B Ordinary Shares would be convertible into that number of MRAC Class A Ordinary Shares that would equal, on an as-converted basis, in the aggregate, twenty percent (20%) of the sum of all MRAC Class A Ordinary Shares and MRAC Class B Ordinary Shares in issue upon completion of the initial public offering plus all MRAC Class A Ordinary Shares and equity-linked securities issued or deemed issued in connection with a business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a business combination and any private placement warrants issued to the Sponsor or any of its affiliates upon conversion of working capital loans made to MRAC). In light of the Sponsor’s waiver of the foregoing anti-dilution provisions, the MRAC Class B Ordinary Shares will convert into shares of New Enjoy Common Stock on a one-for-one basis in connection with the consummation of the Business Combination.

Holders of the Sponsor Earnout Shares will be entitled to vote such shares and receive dividends and other distributions in respect of such shares prior to the vesting thereof (provided that any such dividends and distributions in respect of Sponsor Earnout Shares that are subject to vesting will be set aside and will only be paid to the holders thereof upon vesting).

Background to the Business Combination

Background of the Business Combination

MRAC is a blank check company incorporated in October 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of an extensive search for a potential transaction using the network, investing and operating experience of MRAC’s management team and the MRAC Board. The terms of the Merger Agreement were the result of arm’s-length negotiations between MRAC and Enjoy (and their respective affiliates) over the course of approximately three months. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On December 17, 2020, MRAC completed its initial public offering. Prior to the consummation of MRAC’s initial public offering, neither MRAC nor anyone acting on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with MRAC.

After the completion of its initial public offering, MRAC commenced an active search for prospective business combination targets and considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of MRAC contacted and were contacted by numerous individuals and entities who presented potential business combination opportunities.

In evaluating potential businesses and assets to acquire, MRAC and the Sponsor surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the M&A marketplace. This survey included the high growth sectors of technology, media and telecommunications (“TMT”), with a focus on technology, media, sports, gaming and entertainment, and adjacent data and technology sectors. In general, MRAC looked for acquisition targets that:

•	operate in the high growth sectors of TMT and are well-positioned to benefit from the broad network and strategic expertise of MRAC’s management team, the MRAC Board and the Sponsor;

•	have developed a proprietary brand or unique product line that provides a clear competitive moat and can access a large target addressable market opportunity;

•	feature an attractive financial profile and stable free cash flow, or have the potential to generate stable and sustainable free cash flow in the near future;

•	are appropriately capitalized and in a strong liquidity position, or will be upon completion of the Business Combination;

•	demonstrate clear opportunities to generate outsized returns on invested capital to support and strengthen the business’s competitive position;

•	have a strong, seasoned executive leadership team with a distinguished track record of generating attractive returns and shareholder value; and

•

are operating at scale and prepared to make the transition to the public markets but can benefit from the guidance and advice of our management team in developing a clear message describing the business model and investment opportunity to public investors.

Enjoy was an attractive potential acquisition target because, among other things, Enjoy and its business satisfied each of the foregoing criteria.

In the process that led to identifying Enjoy as an attractive investment opportunity, MRAC’s management team (i) evaluated over 75 potential business combination targets (including Enjoy), (ii) made contact with representatives of 32 such potential combination targets (including Enjoy) to discuss the potential for a business combination transaction, (iii) entered into non-disclosure agreements with respect to 4 such potential business combination targets (other than Enjoy), the terms of each of which were customary and did not contain standstill obligations (the “Other Potential Targets”) and (iv) ultimately engaged in detailed discussions, due diligence and negotiations with 1 such potential business combination target (other than Enjoy).

MRAC determined not to pursue a business combination with the Other Potential Targets because, in the judgment of MRAC’s management and the MRAC Board, Enjoy offered a better opportunity based on the aforementioned criteria.

As part of its evaluation of potential acquisition targets, MRAC’s management and the MRAC Board discussed on a regular basis the status of management’s and its representatives’ discussions with various acquisition targets. These updates generally addressed the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when MRAC was evaluating various acquisition targets.

In the course of its evaluation of potential acquisition targets, Enjoy was identified as a potential acquisition target by MRAC. On January 30, 2021, a representative of Credit Suisse Securities (USA) LLC, financial advisor to Enjoy (“Credit Suisse”), contacted a representative of MRAC, to inform MRAC that Enjoy planned to solicit meetings in the coming weeks with potential business combination partners. Shortly thereafter, representatives of MRAC requested access to additional information from Credit Suisse as well as an opportunity to meet with Enjoy’s management team.

On February 3, 2021, MRAC and Enjoy’s primary operating subsidiary executed a non-disclosure agreement (the “Non-Disclosure Agreement”). Thereafter, Enjoy began providing preliminary confidential information to MRAC regarding Enjoy and its subsidiaries and their collective business operations.

Also on February 3, 2021, representatives of Enjoy met with representatives of MRAC to discuss, at a high level, a potential business combination. Enjoy’s management team, including Ron Johnson, the Chief Executive Officer of Enjoy, delivered a presentation about Enjoy’s business to representatives of MRAC, including Brett Varsov, Chief Executive Officer of MRAC.

Later on February 3, 2021, representatives of Credit Suisse, sent representatives of MRAC a draft non-binding letter of intent (the “LOI”) in respect of a potential business combination transaction involving the parties. The LOI was silent as to the valuation of Enjoy and the amount of any potential PIPE Investment, and it did not contemplate any “lock-up” terms for Enjoy’s shareholders following the consummation of the Business Combination. Pursuant to the LOI, the consideration to be paid to current stockholders of Enjoy would consist of newly-issued common shares of New Enjoy valued at $10.00 per share. The LOI stipulated that the Merger Agreement would contain certain customary closing conditions, including the requisite approval of MRAC’s shareholders, all necessary regulatory approvals, no injunction having been issued with the effect of restraining, enjoining or otherwise prohibiting the consummation of the Business Combination, a customary “bring down” of representations, warranties and covenants and, solely as conditions precedent to Enjoy’s obligations, (i) a to-be-determined minimum cash condition and (ii) a to-be-determined maximum of outstanding liabilities for MRAC. The LOI also contemplated the adoption of an employee incentive plan at the consummation of the Business Combination, which would provide for a 5% share reserve. Finally, the LOI contemplated a mutual exclusivity period of a to-be-determined length of time; provided that Enjoy would be permitted to engage in capital raising transactions in the form of an Excluded Financing in an amount not to exceed $40 million under certain circumstances.

On February 7, 2021, Tom Ricketts, Co-Chairman of the MRAC Board, and Mr. Johnson held an introductory phone call to discuss a potential business combination.

Between February 10, 2021 and February 16, 2021 representatives of MRAC, Enjoy and Credit Suisse engaged in numerous discussions regarding Enjoy’s partnerships, strategy and financial condition. Such parties also conducted a virtual meeting with Mr. Johnson and members of the Enjoy west coast sales team to discuss local sales performance. Representatives of MRAC also provided Enjoy with an overview of its historical work and key relationships in the TMT sector.

On February 17, 2021, the MRAC Board convened a virtual meeting, during which MRAC’s management provided an update on MRAC’s potential business combination targets, including Enjoy. The MRAC Board noted that MRAC’s management should continue discussions and initial diligence with respect to Enjoy.

Later on February 17, 2021 MRAC engaged Ernst and Young Global Limited (“EY”) to conduct financial and tax due diligence on Enjoy.

On February 18, 2021, Mr. Ricketts spoke with Mr. Johnson regarding the potential Business Combination. Mr. Ricketts voiced his support for the potential Business Combination and indicated that MRAC would be sending a revised draft of the LOI that day.

Later on February 18, 2021, representatives of MRAC sent representatives of Credit Suisse a revised draft of the LOI, which included a proposed pre-money enterprise value ascribed to Enjoy of $1,200 million and a proposed PIPE Investment amount of $150 million. In addition, the revised LOI proposed a 6-month “lock-up” for Enjoy’s shareholders following the consummation of the Business Combination. With respect to closing conditions, the revised LOI (i) proposed a minimum cash condition for the benefit of Enjoy equal to $250 million, (ii) removed the condition related to MRAC’s outstanding liabilities that was present in the initial draft of the LOI and (iii) inserted a condition for the benefit of MRAC that the PIPE Investment shall have been consummated. The revised LOI also contemplated that MRAC would be entitled to designate at least two nominees to the board of directors of New Enjoy. Finally, the revised LOI proposed March 24, 2021 as the termination date for the mutual exclusivity period and included a provision whereby Enjoy would agree to be bound by the restrictions and obligations of its primary operating subsidiary pursuant to the Non-Disclosure Agreement as if Enjoy were a party thereto.

On February 19, 2021 representatives of MRAC, Enjoy and Credit Suisse held a virtual meeting to discuss business due diligence matters.

On February 20, 2021, representatives of Credit Suisse sent representatives of MRAC a revised draft of the LOI, which was generally consistent with prior drafts, except that the revised draft of the LOI provided that (i) the board of directors of New Enjoy would consist of (a) up to the number of directors then-serving on the Enjoy board of directors to be designated by Enjoy and (b) either one director and one observer designated by MRAC or two directors designated by MRAC (which alternative would be mutually acceptable to the parties) and (ii) MRAC (including its affiliates) would invest, or cause to be invested, on or prior to March 15, 2021, $30 million into Enjoy in the form of a convertible promissory note that would convert at a 20% discount to the valuation implied by the PIPE Investment and on terms subscribed to by Enjoy’s existing investors. In addition, the revised draft of the LOI provided for an increase in the amount of Excluded Financing to $50 million.

Later on February 20, 2021, representatives of MRAC sent representatives of Credit Suisse a revised draft of the LOI, which provided for (i) a pre-money equity value of $1,100 million for Enjoy (which corresponded to a pre-money enterprise value between $1,202 million and $1,247 million) and (ii) in lieu of an obligation for MRAC and its affiliates to invest directly in Enjoy, a covenant for MRAC to use commercially reasonable efforts to cooperate with, and assist, Enjoy in sourcing such an investment at an agreed upon discount to the pre-money enterprise value ascribed to Enjoy in the LOI.

Also on February 20, 2021, the MRAC Board convened a virtual meeting, during which MRAC’s management provided an update on MRAC’s discussions with Enjoy. The MRAC Board was provided with a summary of the proposed terms of the LOI, including with respect to consideration, valuation, conditions to closing and transaction timing. Following discussion, the MRAC Board unanimously approved MRAC’s execution of the LOI.

On February 21, 2021, MRAC and Enjoy executed the LOI on the terms last proposed by representatives of MRAC. Later on February 21, 2021, representatives of Weil, Gotshal & Manges LLP, legal counsel to MRAC (“Weil”), were granted access to a virtual data room containing due diligence materials.

On February 22, 2021, representatives of MRAC, Enjoy, Credit Suisse, Goldman Sachs & Co. LLC, financial advisor to Enjoy and co-placement agent with respect to the PIPE Investment (“Goldman Sachs”), Raine Securities LLC, financial advisor to MRAC and co-placement agent with respect to the PIPE Investment (“Raine Securities and, together with Credit Suisse and Goldman Sachs, the “Placement Agents”), Raine Advisors LLC, consultant to MRAC (“Raine Advisors”), Marquee Sports Holdings SPAC I, LLC, consultant to MRAC (“Marquee Sports Holdings”), Weil, Cooley LLP, legal counsel to Enjoy (“Cooley”), and EY, accounting and tax advisor to MRAC, held a virtual meeting to discuss the process and potential timeline of the Business Combination, including drafting and negotiation of definitive documentation and the PIPE Investment. Throughout the period from February 22, 2021 until the execution of the Merger Agreement on April 28, 2021, these parties (or subsets thereof, as appropriate) held periodic virtual meetings to provide updates to the above-referenced parties with respect to the Business Combination.

Also on February 22, 2021, MRAC engaged an outside consultant to conduct business diligence on Enjoy, with a focus on understanding the relevant US market and how the UK and Canadian markets differ directionally with regard to key trends and Enjoy’s value proposition. The scope of the engagement included an analysis of Enjoy’s total addressable market, customer adoption, growth opportunities, revenue, visit trends over time, supply-side constrains and business risks.

On February 23, 2021, representatives of Weil and Cooley met virtually to discuss legal workstreams and process in connection with the drafting and negotiation of definitive documentation with respect to the Business Combination, legal due diligence and preparations with respect to the limited marketing of the PIPE Investment, including the anticipated timeline discussed by the parties.

Later on February 23, 2021, representatives of Weil sent representatives of Cooley an initial legal due diligence request list, which covered general corporate, capitalization, financing, material contracts, labor and employment, employee benefits, litigation, intellectual property, data privacy, real property, regulatory and environmental, health and safety matters. Thereafter, representatives of Weil and Cooley continued to correspond with respect to various legal diligence questions and answers from Enjoy’s management team, including in the form of virtual meetings and e-mail exchanges regarding follow-up questions and document requests. In particular, representatives of MRAC, Enjoy, Weil and Cooley met virtually on (i) March 10, 2021 to discuss legal due diligence matters (as further discussed below), (ii) March 17, 2021, to discuss legal due diligence matters relating to intellectual property and (iii) March 17, 2021, to discuss legal due diligence matters relating to data privacy.

On February 24, 2021, representatives of Weil sent representatives of Cooley an initial draft of the form of Subscription Agreement to be entered into by the PIPE Investors. Following such date and through March 26, 2021, Weil, Cooley and the counsel to the Placement Agents continued to negotiate and revise the form of Subscription Agreement before providing the proposed final form to PIPE Investors for review.

On February 25, 2021 representatives of Cooley sent representatives of Weil an initial draft of the Merger Agreement, which, among other terms and conditions, provided for (i) a “Base Purchase Price” equal to $1,160 million (which would equate to $1,100 million ascribed to existing equity of Enjoy and $60 million ascribed to the then-existing convertible notes of Enjoy on an as-converted to equity basis), (ii) certain stockholders of Enjoy entering into voting and support agreements in connection with the execution of the

Merger Agreement, (iii) certain stockholders of MRAC entering into lock-up agreements to be effective upon the Closing, (iv) a covenant requiring MRAC to assist Enjoy in its capital raising activities with respect to an Excluded Financing, (v) express permission for Enjoy to enter into transactions constituting an Excluded Financing following the execution of the Merger Agreement and prior to the consummation of the Business Combination, (vi) a share reserve for the post-Closing equity incentive plan equal to 5% of the fully diluted equity capitalization of New Enjoy, and a 5% evergreen provision, (vii) the adoption of an employee stock purchase plan with a share reserve equal to 2% of the fully diluted equity capitalization of New Enjoy, and a 1.5% evergreen provision, (viii) a termination right, solely in favor of Enjoy, in the event the Business Combination is not approved by MRAC’s shareholders at the extraordinary general meeting, (ix) mutual “no shop” provisions pursuant to which the parties would generally be prohibited from soliciting and negotiating alternative transactions during the pendency of the Business Combination (provided, that the “no shop” provision with respect to Enjoy was limited in scope to transactions related to all or substantially all of the assets or equity of Enjoy) and (x) the ability for Enjoy to determine to change the structure of the Business Combination in order to preserve the intended tax treatment of the Business Combination. The draft Merger Agreement did not include (a) a closing condition for the benefit of MRAC with respect to the consummation of the PIPE Investment nor (b) a provision permitting the MRAC Board to change its recommendation to MRAC’s shareholders with respect to the approval of the matters to be voted upon at the extraordinary general meeting.

From February 25, 2021 through March 17, 2021, representatives of MRAC and its advisors conducted numerous due diligence meetings with representatives of Enjoy and Credit Suisse regarding tax, financial, technology and business due diligence.

From February 25, 2021 through March 17, 2021, representatives of MRAC and its advisors had conversations with representatives of each of AT&T, Apple, BT Group and Rogers Communications to discuss their respective commercial relationships with Enjoy.

On March 1, 2021, representatives of Weil and Cooley met virtually to discuss certain matters related to regulatory due diligence.

On March 1, 2021, MRAC engaged West Monroe to conduct due diligence with respect to Enjoy’s technology platform, including technology investment, research and development, business applications, product infrastructure, architecture, security and roadmap, cybersecurity and technical integration with Enjoy’s Business Partners.

On March 5, 2021, representatives of Cooley sent representatives of Weil an initial draft of Enjoy’s disclosure letter. From March 5, 2021 through April 28, 2021, Weil and Cooley exchanged drafts of Enjoy’s disclosure letter in order to finalize and supplement the same based on the parties’ and their advisors’ ongoing diligence review.

On March 17, 2021 the audit committee of the MRAC Board met virtually. During such meeting, the audit committee approved MRAC’s engagement of Raine Securities as co-placement agent in connection with the PIPE Investment. Later on March 17, 2021, MRAC entered into engagement letters with Raine Securities and Credit Suisse to act as co-placement agents in connection with the PIPE Investment, and on March 18, 2021, MRAC entered into an engagement letter with Goldman Sachs to act as co-placement agent in connection with the PIPE Investment.

In the weeks leading up to March 17, 2021, the Placement Agents worked with MRAC and Enjoy to develop an investor presentation to present to prospective investors in the PIPE Investment. The investor presentation outlined the proposed Business Combination and included information regarding Enjoy. Following the execution of the engagement letters with the Placement Agents on March 17 and 18, 2021, the Placement Agents commenced outreach to potential PIPE Investors, and during the ensuing weeks, the management teams from MRAC and Enjoy held virtual sessions with prospective investors during which the investor presentation was presented to such prospective investors.

Also on March 17, 2021 representatives of Weil sent representatives of Cooley a revised draft of the Merger Agreement, which, among other terms and conditions, (i) provided that stockholders of Enjoy holding the requisite number, class and series of shares of Enjoy capital stock would execute and deliver a written consent approving the Merger Agreement and the transactions contemplated thereby promptly following the execution and delivery of the Merger Agreement (rather than entering into voting and support agreements in connection with the execution of the Merger Agreement), (ii) removed any obligations for certain stockholders of MRAC to enter into lock-up agreements to be effective upon the Closing (other than the lock-up terms that would be applicable to the founder shares and the private placement warrants), (iii) removed the covenant requiring MRAC to assist Enjoy in its capital raising activities with respect to an Excluded Financing, (iv) noted that the provisions for the post-Closing equity incentive plan and employee stock purchase plan, which diverged from the terms of the LOI, remained subject to further discussion between the parties, (v) made mutual the then-existing termination right, solely in favor of Enjoy, in the event the Business Combination is not approved by MRAC’s shareholders at the extraordinary general meeting, (vi) broadened the scope of Enjoy’s “no shop” obligations and (vii) removed the ability for Enjoy to determine to change the structure of the Business Combination in order to preserve the intended tax treatment of the Business Combination. The revised draft Merger Agreement also included (a) a closing condition for the benefit of MRAC with respect to the consummation of the PIPE Investment and (b) a provision permitting the MRAC Board to change its recommendation to MRAC’s shareholders with respect to the approval of the matters to be voted upon at the extraordinary general meeting, to the extent that not doing so would be inconsistent with the directors’ fiduciary duties.

Also on March 17, 2021, MRAC engaged Stikeman Elliott LLP in order to conduct legal due diligence with respect to certain Canadian legal matters.

On March 18, 2021, representatives of Cooley sent representatives of Weil initial drafts of the Proposed Certificate of Incorporation and Proposed Bylaws. Following such date and through April 28, 2021, Weil and Cooley exchanged drafts to substantially finalize the proposed organizational documents of New Enjoy, with the applicable terms of such organizational documents generally reflecting the applicable terms set forth in the LOI; however, the final terms of the lock-up with respect to Enjoy stockholders diverged from the LOI insofar as the transfer restrictions cease to apply with respect to certain former noteholders of Enjoy if, prior to the end of the general lock-up period of 180 days, the SEC declares effective New Enjoy’s resale Form S-1 registration statement that will be filed following the Closing.

On March 24, 2021, representatives of Cooley sent representatives of Weil a revised draft of the Merger Agreement, which, among other terms and conditions, (i) re-inserted the covenant requiring MRAC to assist Enjoy in its capital raising activities with respect to an Excluded Financing, (ii) increased the maximum permitted amount of the Excluded Financing (to a greater, to-be-determined amount) in the event the Business Combination is not consummated by July 1, 2021, (iii) increased the share reserve with respect to the post-Closing equity incentive plan to 8% of the fully diluted equity capitalization of New Enjoy, (iv) narrowed the scope of Enjoy’s “no shop” obligations and (v) re-inserted the ability for Enjoy to determine to change the structure of the Business Combination in order to preserve the intended tax treatment of the Business Combination.

On March 25, 2021, representatives of Weil sent representatives of Cooley an initial draft of the form of Registration Rights Agreement, pursuant to which, among other things, MRAC would agree to register for resale, pursuant to Rule 415 under the Securities Act, New Enjoy Common Stock and other equity securities that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following month, exchanging multiple drafts thereof. The draft of the form of Registration Rights Agreement also contemplated the lock-up terms that were reflected in the LOI. From March 25, 2021 through April 28, 2021, Weil and Cooley exchanged drafts to substantially finalize the form of Registration Rights Agreement.

On March 26, 2021, the final form of Subscription Agreement was provided to potential PIPE Investors. Following such date and through April 27, 2021, representatives of Weil and representatives of certain PIPE

Investors continued to negotiate and discuss the material terms of the Subscription Agreement, including termination rights, conditionality of the PIPE Investment in relation to the Merger, the representations and warranties and covenants of MRAC and the PIPE Investors and the scope of the registration rights that would be granted to the PIPE Investors.

On March 29, 2021, MRAC and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) entered into an engagement letter pursuant to which Houlihan Lokey agreed to act as financial advisor to MRAC in connection with the Business Combination and to deliver an opinion to the MRAC Board as to the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement.

On March 30, 2021, representatives of Weil sent representatives of Cooley a further revised draft of the Merger Agreement, which, among other terms and conditions, (i) removed the covenant requiring MRAC to assist Enjoy in its capital raising activities with respect to an Excluded Financing, (ii) removed the increased maximum permitted amount of the Excluded Financing (to a greater, to-be-determined amount) in the event the Business Combination is not consummated by July 1, 2021, (iii) reverted to a share reserve with respect to the post-Closing equity incentive plan equal to 5% of the fully diluted equity capitalization of New Enjoy and noted that the provisions for the post-Closing equity incentive plan and employee stock purchase plan, which diverged from the terms of the LOI, remained subject to further discussion between the parties, (iv) broadened the scope of Enjoy’s “no shop” obligations and (v) removed the ability for Enjoy to determine to change the structure of the Business Combination in order to preserve the intended tax treatment of the Business Combination.

On April 5, 2021, a news article was posted on the Bloomberg.com website stating that Enjoy and MRAC were in discussions with respect to a business combination transaction and that MRAC was in discussions to raise equity to support the transaction. The article included additional detail on expected valuation. According to the author, the contents of this article were based on information provided by people with knowledge of the matter.

On April 9, 2021, the MRAC Board met virtually, and during such meeting MRAC’s management team provided an update with respect to the potential Business Combination and the PIPE Investment, a summary of the diligence findings from MRAC and its legal, tax and other advisors.

On April 19, 2021, representatives of Weil and representatives of Cooley met virtually to discuss the material open issues in the Merger Agreement and ancillary documentation. Later on April 19, 2021, representatives of Cooley sent representatives of Weil a further revised draft of the Merger Agreement which, among other terms and conditions, (i) increased the “Base Purchase Price” to $1,219 million, (ii) provided that, in the event the Business Combination is not consummated by July 1, 2021, the amount of the Excluded Financing would not be subject to a cap, (iii) re-inserted a share reserve with respect to the post-Closing equity incentive plan equal to 8% of the fully diluted equity capitalization of New Enjoy, (iv) narrowed the scope of Enjoy’s “no shop” obligations and (v) re-inserted the ability for Enjoy to determine to change the structure of the Business Combination in order to preserve the intended tax treatment of the Business Combination.

From such April 19, 2021 through the execution of the Merger Agreement on April 28, 2021, representatives of MRAC, Enjoy, Weil and Cooley continued to negotiate the material terms of the Business Combination, including via telephone calls and virtual meetings, and exchange drafts of the Merger Agreement. The material areas of discussion included (i) the calculation of the “Base Purchase Price” and the extent to which the Excluded Financing would serve to increase the “Base Purchase Price,” (ii) the terms and amount of any Excluded Financing that would be permitted prior to the Closing of the Business Combination, (iii) the size of the share reserve with respect to the post-Closing equity incentive plan and employee stock purchase plan and (d) the circumstances in which Enjoy would be entitled to change the structure of the Business Combination in order to preserve the intended tax treatment of the Business Combination.

On April 21, 2021, representatives of Cooley sent representatives of Weil initial drafts of the 2021 Plan and ESPP, the terms of which were customary and aligned with the agreement among the parties.

On April 23, 2021, representatives of Weil sent representatives of Cooley an initial draft of a Sponsor Agreement, pursuant to which, among other things, the Sponsor would agree to (i) waive certain anti-dilution rights set forth in Section 17 of MRAC’s amended and restated memorandum and articles of association that may result from the Business Combination and (ii) subject 1,121,250 shares of New Enjoy Common Stock to potential forfeiture in the event that the volume-weighted average closing price of New Enjoy Common Stock does not equal or exceed $15.00 on 20 out of 30 consecutive trading days after consummation of the Business Combination and on or prior to the fifth (5th) anniversary of the Closing. From April 23, 2021 through the execution of the Sponsor Agreement on April 28, 2021, the parties continued to negotiate and exchange drafts of the Sponsor Agreement in order to finalize the same.

Also on April 23, 2021, representatives of Cooley sent representatives of Weil an initial draft of the form of stockholder written consent, pursuant to which Enjoy would obtain the requisite stockholder approvals with respect to, among other things, the Merger Agreement and the transactions contemplated thereby. From April 23, 2021 through April 28, 2021, Weil and Cooley exchanged drafts of the form of stockholder written consent in order to finalize the same.

On April 24, 2021, representatives of Weil sent representatives of Cooley an initial draft of MRAC’s disclosure letter. From April 24, 2021 through April 28, 2021, Weil and Cooley exchanged drafts of MRAC’s disclosure letter in order to finalize and supplement the same based on the parties’ and their advisors’ ongoing diligence review.

After market close on April 27, 2021, the MRAC Board convened a virtual meeting and were joined by MRAC management and representatives of Weil and Houlihan Lokey. At the meeting, MRAC management provided an overview of the proposed Business Combination with Enjoy and generally updated the MRAC Board regarding the final negotiations of the terms of the proposed Business Combination. A representative of Weil presented to the MRAC Board regarding the directors’ fiduciary duties, the terms and conditions of the Business Combination (including the Domestication, the PIPE Investment and the Merger) and the resolutions that the MRAC Board would be asked to consider and vote upon. At the request of the MRAC Board, Houlihan Lokey then reviewed and discussed its financial analyses with respect to Enjoy and the proposed Merger. Thereafter, at the request of the MRAC Board, Houlihan Lokey orally rendered its opinion to the MRAC Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the MRAC Board dated April 27, 2021), as to the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement. Following additional discussion on these and related matters, the MRAC Board unanimously determined, among other things, that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of MRAC and its shareholders and resolved to recommended that its shareholders vote to approve the Business Combination. Immediately following the meeting of the MRAC Board, the audit committee of the MRAC Board convened a virtual meeting, during which the audit committee approved MRAC’s entry into the definitive agreements that may constitute related party transactions, including the Sponsor Agreement and the agreements pursuant to which Raine Advisors, Raine Securities and Marquee Sports Holdings will be entitled to fees in connection with the Business Combination.

On April 28, 2021, MRAC, Enjoy, and Merger Sub executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, MRAC and the Sponsor entered into the Sponsor Agreement, and MRAC entered into the Subscription Agreements with the PIPE Investors.

Later on April 28, 2021, MRAC and Enjoy issued a joint press release announcing the execution of the Merger Agreement, which it filed with a Current Report on Form 8-K along with the executed Merger Agreement, the executed Sponsor Agreement, the form of Subscription Agreement that was executed by MRAC and the PIPE Investors and an investor presentation prepared by members of MRAC’s and Enjoy’s management team regarding Enjoy and the Business Combination.

On July 21, 2021, representatives of Cooley sent representatives of Weil a draft of the Merger Agreement Amendment, which provided for the treatment of Enjoy RSUs in connection with the Merger. The MRAC Board unanimously approved the Merger Agreement Amendment on July 23, 2021. Later on July 23, 2021, MRAC, Enjoy and Merger Sub executed the Merger Agreement Amendment.

MRAC’s Board of Directors’ Reasons for the Business Combination

The MRAC Board, in evaluating the Business Combination, consulted with MRAC’s management and financial, legal and other advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the Business Combination are advisable and in the best interests of MRAC and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, the MRAC Board considered and evaluated a number of factors, including the factors discussed below. The MRAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The MRAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the MRAC Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The MRAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby, including but not limited to, the following material factors:

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Enjoy has strong partner relationships. Enjoy has long-term partnerships with global brands. The exclusivity arrangements with respect to certain partner relationships strengthen Enjoy’s long-term positioning as it seeks to enter its next phase of growth.

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Strong market tailwinds driven by shift to online commerce and the reduction of physical retail stores. The total addressable market that Enjoy seeks to serve continues to expand due to both ongoing market shifts toward commerce online and a consumer desire for convenience and a positive customer service experience. These trends have been accelerated by the COVID-19 pandemic.

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Experienced and proven management team. Enjoy has a strong and experienced management team, and its senior management team intends to remain with New Enjoy in the capacity of officers and/or directors, which will provide helpful continuity in advancing New Enjoy’s strategic goals.

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Attractive growth profile. The MRAC Board considered the growing demand for Enjoy’s services, including incremental business opportunities, anticipated growth in revenue per mobile store, geographic and partnership expansion and new category expansion.

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Attractive financial profile. The MRAC Board also considered factors such as Enjoy’s outlook, financial plan and debt structure, including that Enjoy has almost zero Consumer acquisition cost, an asset light approach that can enable rapid scalability and an opportunity to leverage its existing infrastructure. Enjoy’s strong growth and unit economics indicate that Enjoy has a visible path to profitability.

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Attractive valuation. The MRAC Board also considered the fact that the overall valuation of Enjoy implied in the Business Combination, and the consideration being paid to acquire Enjoy, presented an attractive investment opportunity and represented a meaningful discount to selected publicly listed companies in the service-oriented e-commerce and marketplace industries.

•	PIPE Investment. The third-party investor interest in the PIPE Investment served as a validation of the valuation and opportunity presented by the Business Combination.

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Lock-Up. The shareholders of Enjoy immediately prior to the Closing will be subject to a 6-month lock-up in respect of the shares of New Enjoy Common Stock issued to them as consideration in the Business

Combination (subject to (i) certain limited, customary exceptions with respect to permitted transfers and (ii) earlier release with respect to certain former noteholders of Enjoy in the event that, prior to the expiration of such 6-month period, the SEC declares effective New Enjoy’s resale Form S-1 registration statement that will be filed following the Closing), which will provide important stability to New Enjoy.

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Due Diligence. MRAC conducted a diligence review of Enjoy and its business, including review of relevant documentation and discussions with Enjoy’s management and Enjoy’s financial, legal and other advisors.

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Opinion of MRAC’s Financial Advisor. The MRAC Board took into account the financial analysis reviewed by Houlihan Lokey with the MRAC Board as well as the oral opinion of Houlihan Lokey rendered to the MRAC Board on April 27, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the MRAC Board dated April 27, 2021), as to the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement.

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Other Alternatives. After a review of other business combination opportunities reasonably available to MRAC, the MRAC Board believes that the proposed Business Combination represents the best potential business combination for MRAC and the most attractive opportunity for MRAC’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets, and that such process has not presented a better alternative.

•	Negotiated Transaction. The financial and other terms and condition of the Merger Agreement are reasonable and were the product of arm’s length negotiations between MRAC and Enjoy.

The MRAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

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Partnership Risks. The risk that certain agreements or arrangements with respect to Enjoy’s partners could be terminated or not extended or renewed in the future, including with respect to relationships with respect to which Enjoy has been granted exclusive rights.

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on New Enjoy’s revenues.

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•	Growth Initiatives May Not be Achieved. The risk that the growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

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Geopolitical Risk. Enjoy currently conducts business in the United Kingdom and Canada in addition to the United States and plans to conduct business in several countries outside of the United States, and customers or suppliers in such foreign jurisdictions may react negatively to the proposed Business Combination or other influences.

•	Regulatory Risks. The risks of changes in Enjoy’s regulatory environment, including data privacy and intellectual property regulations or laws.

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Liquidation. The risks and costs to MRAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in MRAC being unable to effect a Business Combination within the completion window and force MRAC to liquidate.

•	Shareholder Vote. The risk that MRAC shareholders may fail to vote to approve the Business Combination.

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Redemption Risk. The potential that a significant number of MRAC shareholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to MRAC’s Cayman Constitutional Documents, which would potentially make the Business Combination more difficult or impossible to complete.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within MRAC’s control.

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Listing Risks. The challenges associated with preparing Enjoy, a private company, for the applicable disclosure and listing requirements to which New Enjoy will be subject as a publicly traded company on the Nasdaq.

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MRAC Shareholders Holding a Minority Position in New Enjoy. The risk that MRAC public shareholders will hold a minority position in New Enjoy (approximately 23.9%, assuming the no redemption scenario), which may reduce the influence that MRAC’s current shareholders have on the management of MRAC.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the business of Enjoy, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the MRAC Board also considered the following:

•

Interests of MRAC’s Directors and Executive Officers in the Business Combination. Some officers and directors of MRAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of MRAC shareholders (see section entitled “Interests of MRAC’s Directors and Executive Officers in the Business Combination”). MRAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the MRAC Board, the Merger Agreement and the Business Combination.

The MRAC Board concluded that the potential benefits that it expected MRAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The MRAC Board also noted that MRAC shareholders would have a substantial economic interest in New Enjoy (depending on the level of MRAC shareholders that sought redemption of their public shares into cash). Accordingly, the MRAC Board unanimously determined that the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby were advisable and in the best interests of MRAC and its shareholders.

Projected Financial Information

Enjoy provided MRAC with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2025. Enjoy does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. The Enjoy forecasts were prepared solely for internal use and not with a view toward public disclosure, or with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Enjoy’s management, the financial projections were prepared on a reasonable basis reflecting management’s currently available estimates and judgments.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that MRAC, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections to be fact or necessarily to be predictive of actual future results, and these financial projections should not be relied upon as such. The financial projections are not being included to influence you to vote for or against the Business Combination Proposal, and accordingly, you are cautioned not to rely on the projections in making a decision regarding the Business Combination. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Enjoy’s business, all of which are difficult to predict and many of which are beyond Enjoy’s and MRAC’s control. The material estimates and assumptions underlying the financial projections are detailed in the paragraph below. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Enjoy’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Enjoy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The material estimates and assumptions underlying projected revenue include demand growth at a CAGR of 42% in 3 existing markets, expansions to an estimated 6 new markets, the addition of an estimated 6 new partners, the number of Mobile Stores and the revenue per visit estimated to be $126 by 2025. The projections assume 717, 1,038, 1,548, 2,311 and 3,219 total Mobile Stores in 2021, 2022, 2023, 2024 and 2025, respectively. The material estimates and assumptions underlying projected 2025 Mobile Store profit and Adjusted EBITDA include cost of revenue of $483 million, operations and technology, and other general and administrative expenses that count for 25% of total revenue.

The projected financial information included in this document has been prepared by, and is the responsibility of, Enjoy’s management. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. PricewaterhouseCoopers LLP, Enjoy’s independent registered accounting firm, has not audited, reviewed, compiled, examined nor applied agreed-upon procedures with respect to the financial projections included below and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Enjoy’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to MRAC and MRAC’s board of directors in connection with their review of the proposed Business Combination.

The key elements of the projections provided by management of Enjoy to MRAC are summarized in the table below:

($ in millions)	2021E	2022E	2023E	2024E	2025E
Total Revenue	$109	$245	$442	$707	$1,070
Mobile Store Profit(1)	(1)	89	211	360	587
EBITDAS(2)	(132)	(55)	38	144	321
Free Cash Flow Conversion(3)	N/A	N/A	28%	65%	87%

(1)	Mobile Store Profit is prepared in accordance with GAAP and is defined as revenue less cost of revenue. Cost of revenue includes all expenses associated with the revenue earnings process.
(2)

EBITDAS is defined as net loss adjusted for interest, taxes, depreciation and amortization and stock-based compensation expense. Enjoy also considers Adjusted EBITDA in the preparation of its internally prepared forecasts, which is defined as EBITDAS adjusted for certain expenses not considered a core part of Enjoy’s operations. The calculations of estimated Adjusted EBITDA for the periods set forth above are projected to be the same as estimated EBITDAS for such periods, except that 2021 estimated Adjusted EBITDA is $(128) million (which adjusts for certain transaction expenses related to the Business Combination). For a historical reconciliation of Adjusted EBITDA to net loss, the most directly comparable measure calculated and presented in accordance with GAAP, please see the section entitled “Enjoy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations–Non-GAAP Measures.”

(3)

Free Cash Flow Conversion is defined as the quotient obtained by dividing EBITDAS less purchase of property and equipment less the increase in net operating assets, by EBITDAS. The calculations of estimated Free Cash Flow Conversion for the periods set forth above were used solely in connection with Enjoy’s Analyst Presentation held in June 2021 and were not a part of the MRAC board of directors’ review and subsequent approval of the Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ENJOY, MRAC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Opinion of MRAC’s Financial Advisor

On April 27, 2021, Houlihan Lokey orally rendered its opinion to the MRAC Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the MRAC board dated April 27, 2021), as to the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to the MRAC Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex J to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the MRAC Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise, including, without limitation, whether holders of MRAC Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Investment.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed a draft, dated April 26, 2021, of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to MRAC and Enjoy that Houlihan Lokey deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Enjoy made available to Houlihan Lokey by Enjoy and MRAC, including financial projections prepared by the management of Enjoy relating to Enjoy (the “Projections”);

4.

spoke with certain members of the managements of MRAC and Enjoy and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Enjoy, the Business Combination and related matters;

5.	compared the financial and operating performance of Enjoy with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, at MRAC’s direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Enjoy as to the future financial results and condition of Enjoy. At MRAC’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate Enjoy and the Business Combination and Houlihan Lokey, at MRAC’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. For purposes of its financial analyses and opinion, with MRAC’s consent, Houlihan Lokey (i) did not perform any financial analyses to evaluate the value of MRAC or to derive valuation references ranges for any shares of MRAC for purposes of comparison with the Aggregate Merger Consideration or otherwise, and (ii) assumed that the value of each share of MRAC capital stock (including, without limitation, each share of New Enjoy Common Stock, each Class A Ordinary Share of MRAC and each Class B Ordinary Share of MRAC) was equal to the original issue price per Class A Ordinary Share of MRAC (which MRAC advised Houlihan Lokey was $10.00 per share), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value. In reaching its conclusions in the opinion, with MRAC’s consent, Houlihan Lokey did not perform an analysis based on a review of financial terms of relevant transactions that had been announced, because Houlihan Lokey did not believe that there were a sufficient number of such transactions with publicly available financial terms. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Enjoy or MRAC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

MRAC directed Houlihan Lokey to assume for purposes of its analyses and opinion that an aggregate $60,000,000 would be funded prior to the Merger in Excluded Financings, the Base Purchase Price would be equal to $1,103,738,000 and the number of shares of New Enjoy Common Stock comprising the Aggregate Merger Consideration would be 110,373,800. Houlihan Lokey in addition understood and at MRAC’s direction assumed that, based on the stated value per share of New Enjoy Common Stock of $10.00 set forth in the Merger Agreement and the assumed number of shares of New Enjoy Common Stock comprising the Aggregate Merger Consideration, the aggregate value of the Aggregate Merger Consideration was equal to $1,103,738,000.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with MRAC’s consent, that the Domestication and the Merger would each qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Business Combination would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Business Combination would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Enjoy or MRAC, or otherwise have an effect on the

Transaction, Enjoy or MRAC or any expected benefits of the Business Combination that would be material to its analyses or opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at MRAC’s direction, that any adjustments to the Aggregate Merger Consideration pursuant to the Merger Agreement or otherwise would not be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of MRAC, Enjoy or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which MRAC or Enjoy was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which MRAC or Enjoy was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. As MRAC was aware, the credit, financial and stock markets had been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Transaction, and its opinion did not purport to address potential developments in any such markets. Furthermore, as MRAC was aware, there was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Houlihan Lokey’s analyses and opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of MRAC, Enjoy or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, (c) advise the MRAC Board, MRAC or any other party with respect to alternatives to the Business Combination, or (d) identify, introduce to the MRAC Board, MRAC or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Business Combination. Houlihan Lokey did not express any opinion as to what the value of the New Enjoy Common Stock actually would be when issued in the Merger pursuant to the Merger Agreement or the price or range of prices at which the New Enjoy Common Stock, MRAC Class A Ordinary Shares, MRAC Class B Ordinary Shares, Enjoy Common Stock or Enjoy Preferred Stock, or warrants or options to purchase any of the foregoing, may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the MRAC Board in its capacity as such in connection with its evaluation of the Business Combination and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the MRAC Board, MRAC, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise, including, without limitation, whether holders of MRAC Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Investment.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the MRAC Board, MRAC, its security holders or any other party to proceed with or effect the Business Combination, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Business Combination or otherwise (other than the Aggregate Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion), including, without limitation, any the PIPE Investment, the Domestication, the Company Warrant Settlement, the Convertible Note Conversion and the Company Preferred Conversion, any Excluded Financing or any second-step merger or holding company reorganization, (iii) the fairness of any portion or aspect of the Business Combination to the holders of any class of securities, creditors or other constituencies of MRAC, or to any other party (including, without limitation, the fairness or the potential dilutive or other effects of the Business Combination, the MRAC Class B Ordinary Shares or warrants to purchase MRAC Class A Ordinary Shares on existing security holders of MRAC), (iv) the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might have been available for MRAC or any other party, (v) the fairness of any portion or aspect of the Business Combination to any one class or group of MRAC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of MRAC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of MRAC, whether MRAC should be issuing debt or equity securities or a combination of both in the Merger, or the form, structure or any aspect or terms of any debt or equity financing for the Merger (including, without limitation, the PIPE Investment) or the likelihood of obtaining such financing, (vii) whether or not MRAC, Enjoy, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Business Combination, (viii) the solvency, creditworthiness or fair value of MRAC, Enjoy or any other participant in the Business Combination, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Business Combination, any class of such persons or any other party, relative to the Aggregate Merger Consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the MRAC Board, on the assessments by the MRAC Board, MRAC, Enjoy and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to MRAC, Enjoy and the Business Combination or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Enjoy and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of MRAC or Enjoy. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the MRAC Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Aggregate Merger Consideration or of the views of the MRAC Board or management with respect to the Merger or the Aggregate Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between MRAC and Enjoy, and the decision to enter into the Merger Agreement was solely that of the MRAC Board.

Financial Analyses

In preparing its opinion to the MRAC Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the MRAC Board on April 27, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of April 23, 2021. The estimates of the future financial performance of Enjoy relied upon for the financial analyses described below were based on the Projections, and estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Assumed Value of the Aggregate Merger Consideration. For purposes of its financial analyses, with MRAC’s consent, Houlihan Lokey assumed that the value of each share of New Enjoy Common Stock to be issued in the Merger was equal to the original issue price per MRAC Class A Ordinary Share, which MRAC advised Houlihan Lokey was $10.00. In addition, for purposes of its financial analyses, Houlihan Lokey, as directed by MRAC, assumed that $60,000,000 would be funded prior to the Merger in Excluded Financings, the Base Purchase Price would be equal to $1,103,738,000 and the number of shares of New Enjoy Common Stock comprising the Aggregate Merger Consideration would be 110,373,800. Houlihan Lokey in addition at MRAC’s direction assumed that, based on the stated value per share of New Enjoy Common Stock of $10.00 set forth in the Merger Agreement and the assumed number of shares of New Enjoy Common Stock comprising the

Aggregate Merger Consideration, the aggregate value of the Aggregate Merger Consideration was equal to $1,103,738,000.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities, that Houlihan Lokey deemed relevant.

The financial data reviewed included:

•	Enterprise value as a multiple of estimated gross profit for the 2022 calendar year, or “CY 2022E” gross profit; and

•	Enterprise value as a multiple of estimated gross profit for the 2023 calendar year, or “CY 2023E” gross profit.

The selected companies and corresponding financial data included the following:

Selected Company	Enterprise Value to Gross Profit
	CY 2022E	CY 2023E
Service-oriented E-Commerce
Carvana Co.	26.3x	18.4x
Opendoor Technologies Inc.	15.7x	8.6x
Peloton Interactive, Inc.	12.1x	9.4x
Vroom, Inc.	14.8x	8.9x
Service-oriented Marketplace
Delivery Hero SE	16.2x	12.4x
DoorDash, Inc.	19.8x	14.8x
Farfetch Limited	12.4x	9.7x
Fiverr International Ltd.	26.8x	21.9x
Grubhub Inc.	6.8x	5.3x
Lyft, Inc.	7.7x	6.0x
Poshmark, Inc.	9.9x	7.6x
The RealReal, Inc.	6.2x	4.9x
Uber Technologies, Inc.	8.8x	6.9x
Upwork Inc.	14.3x	11.8x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 12.0x to 15.0x estimated CY 2022E gross profit and 6.0x to 9.0x estimated CY 2023E gross profit to corresponding financial data for Enjoy. The selected companies analysis indicated implied total equity value reference ranges for Enjoy of $1,122.3 million to $1,388.9 million based on estimated CY 2022E gross profit and $1,320.0 million to $1,952.0 million based on estimated CY 2023E gross profit, in each case as compared to the assumed value of the Aggregate Merger Consideration of $1,103.7 million.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of Enjoy based on the Projections. Houlihan Lokey applied a range of terminal value multiples of 8.0x to 9.0x to Enjoy’s estimated fiscal year 2025E gross profit and discount rates ranging from 25.0% to 35.0%. The discounted cash flow analysis indicated an implied total equity value reference range for Enjoy of $1,091.9 million to $1,808.6 million, as compared to the assumed value of the Aggregate Merger Consideration of $1,103.7 million.

Other Matters

Houlihan Lokey was engaged by MRAC to provide an opinion to the MRAC Board as to the fairness, from a financial point of view, to MRAC of the Aggregate Merger Consideration to be issued by MRAC in the Merger pursuant to the Merger Agreement. MRAC engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by MRAC, Houlihan Lokey became entitled to an aggregate fee of $250,000 for its services, payable within 60 days following the delivery of Houlihan Lokey’s opinion. MRAC has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, MRAC, Enjoy or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and/or certain of its affiliates have in the past provided investment banking, financial advisory and/or other financial or consulting services to L Catterton Management Limited (“L Catterton”), an affiliate of Enjoy, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, L Catterton (collectively, with L Catterton, the “L Catterton Group”) and have in the past provided and are currently providing financial advisory and/or other financial or consulting services to one or more affiliates of Marquee Sports Holdings SPAC I, LLC (collectively, the “Marquee Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, during the past two years (i) having acted as financial advisor to Cholula Food Co., then a member of the L Catterton Group, in connection with its sale transaction, which closed in November 2020, and having acted as exclusive placement agent to PatientPoint, LLC, then a member of the L Catterton Group, in connection with acquisition financing relating to its combination transaction with Outcome Health, LLC, which closed in March 2021, for which Houlihan Lokey received compensation of approximately $8 million, and (ii) having provided or currently providing certain valuation advisory services in connection with financial reporting or other matters to certain members of the Marquee Group, for which Houlihan Lokey received compensation of approximately $250,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to MRAC, Enjoy, members of the L Catterton Group, members of the Marquee Group, other participants in the Business Combination or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by L Catterton, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the L Catterton Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, MRAC, Enjoy, members of the L Catterton Group, members of the Marquee Group, other participants in the Business Combination or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by MRAC have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding any deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-Business Combination valuation of $1,103,738,000 for Enjoy compared to the approximately $360.7 million in the trust account (net of approximately $13,081,250 of deferred underwriting commissions), the MRAC board of directors determined that this requirement was met. The board determined that the terms of the Business Combination, which were negotiated at arms-length, were advisable and in the best interests of MRAC and its shareholders.

Interests of MRAC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of MRAC’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and MRAC’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of MRAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below. As more fully set forth below, the Sponsor and its affiliates have approximately $[●] in the aggregate at risk that depends upon the completion of a business combination. Specifically, $[●] of such amount is the current value of the Sponsor’s and its affiliates’ MRAC Class B Ordinary Shares (based on the closing price of $[●] per MRAC Class A Ordinary Shares on the Nasdaq on [●], 2021), $[●] of such amount is the current value of the Sponsor’s MRAC Warrants (based on the closing price of $[●] per MRAC Warrant on the Nasdaq on [●], 2021. In each of the minimum redemption scenario and the maximum redemption scenario, as well as all interim levels of redemptions, the PIPE Investors will pay $10.00 per share of New Enjoy Common Stock in connection with the PIPE Investment, and the consideration payable to security holders of Enjoy, which will be paid in the form of shares of New Enjoy Common Stock, is being valued at $10.00 per share. As such, regardless of the extent of redemptions, the shares of New Enjoy Common Stock owned by non-redeeming shareholders will have an implied value of $10.00 per share upon the consummation of the Business Combination. Notwithstanding the foregoing, public shareholders should be aware thatn [●], 2021) and $5,744,025 of such amount is the fees payable to the Sponsor’s affiliates upon consummation of the business combination, each of which is set forth in more detail below. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders – as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

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Prior to MRAC’s initial public offering, the Sponsor purchased 10,062,500 Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share, and the Sponsor later surrendered 718,750 Class B Ordinary Shares to MRAC for no consideration, resulting in an aggregate 9,343,750 Class B Ordinary Shares issued and outstanding, 9,268,75 of which are held by the Sponsor, and 25,000 of which are held by each of our independent directors (Thomas Freston, Matthew Maloney and Assia Grazioli-Venier). If MRAC does not consummate a business combination by December 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 9,343,750 MRAC Class B Ordinary Shares collectively owned by the Sponsor and three independent directors (Thomas Freston, Matthew Maloney and Assia Grazioli-Venier) would be worthless because following the redemption of the public shares, MRAC would likely have few, if any, net assets and because the Sponsor and MRAC’s directors and officers have agreed to waive their respective rights to liquidating dissolutions from the trust account in respect of any MRAC Class A Ordinary Shares and MRAC Class B Ordinary Shares held by them, as applicable, if MRAC fails to complete a business combination within the required period. Additionally, in such event, the 6,316,667 MRAC Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of MRAC’s initial public offering for an aggregate purchase price of $9.5 million will also expire worthless.

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The 9,343,750 shares of New Enjoy Common Stock into which the 9,343,750 MRAC Class B Ordinary Shares collectively held by the Sponsor, Thomas Freston, Matthew Maloney and Assia Grazioli-Venier will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of (1) $[●] based upon the closing price of $[●] per MRAC Class A Ordinary Share on the Nasdaq on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus and (ii) $93.4 million, based upon the per share value implied in the Business Combination of $10.00 per share of New Enjoy Common Stock. However, given that such shares of New Enjoy Common Stock will be subject to certain restrictions, including those described above, MRAC believes that such shares have less value. The 6,316,667 New Enjoy Warrants into which the 6,316,667 MRAC Private Placement Warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of [●] based upon the closing price of $[●] per MRAC Warrant on Nasdaq on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Consequently, because (a) MRAC’s public shareholders purchased the MRAC units at $10.00 per unit, (b) the purchase price of the founder shares (following surrender of 718,750 shares for no consideration) was approximately $0.003 per share and (c) the price of the private placement warrants was $1.00 per warrant, the Sponsor may earn a positive rate of return even if the share price of New Enjoy Common Stock falls significantly below the per share value implied in the Business Combination of $10.00 per share of New Enjoy Common Stock and the public shareholders of MRAC experience a negative rate of return.

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Thomas Ricketts, the Co-Chairman and Director of MRAC, and Brett Varsov, Co-Chief Executive Officer of MRAC, are expected to be directors of New Enjoy after the consummation of the Business Combination. As such, in the future, Thomas Ricketts and Brett Varsov may receive fees for their service as directors, which may consist of cash or stock-based awards, and any other remuneration that New Enjoy’s board of directors determines to pay to its non-employee directors.

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MRAC’s executive officers and directors, or any of their respective affiliates, including Ricketts SPAC Investment LLC and Raine Securities LLC and other entities affiliated with Marquee and The Raine Group, will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on MRAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination). As of June 30, 2021, an aggregate amount of approximately $38,000 had been incurred or accrued in respect of such expense reimbursement obligation. MRAC expects additional amounts not to exceed $5,000 to be incurred or accrued through the consummation of the Business Combination.

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MRAC will pay Raine Securities, an affiliate of the Sponsor, a placement fee equal to 1.5% of the gross proceeds of the PIPE Investment actually received by MRAC, which is expected to be equal to $1.2 million. Raine Securities is also serving as MRAC’s financial advisor in connection with the Business Combination for no additional fee. As such, Raine Securities has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

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MRAC will pay Raine Advisors, an affiliate of the Sponsor, a fee in an amount equal to $309,825 for consulting services, including support and advice to MRAC in connection with the execution of the Business Combination, the payment of which is contingent upon the consummation of the Business Combination. As such, Raine Advisors has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

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MRAC will pay Marquee Sports Holdings, an affiliate of the Sponsor, a fee in an amount equal to $309,825 for consulting services, including support and advice to MRAC in connection with the execution of the Business Combination, the payment of which is contingent upon the consummation of the Business Combination. As such, Marquee Sports Holdings has a financial interest in the Business Combination in addition to the financial interest of the Sponsor.

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ET Investment, LLC is a participant in an Excluded Financing pursuant to which it has purchased convertible notes of Enjoy for an aggregate amount equal to $5,000,000, which are anticipated to be exchanged for shares of New Enjoy Common Stock in connection with the consummation of the Business Combination. The convertible notes convert into shares of New Enjoy Common Stock at a 20% discount and therefore, assuming no interest has accrued thereon, the convertible notes held by ET Investment, LLC would be expected to convert into shares of New Enjoy Common Stock with a value, in the aggregate (including accrued interest), of approximately $6.4 million. Thomas Ricketts has an indirect pecuniary interest in such entity, and Crane H. Kenney has a pecuniary interest in such entity.

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Pursuant to the underwriting agreement entered into in connection with MRAC’s initial public offering, up to 30% of the deferred discount thereunder (i.e., approximately $3,924,375) may be paid at the sole discretion of MRAC’s management to the underwriter and/or to third parties not participating as underwriters in the initial public offering that assisted MRAC in consummating its business combination, in allocations determined by MRAC’s management. In accordance with the foregoing terms, MRAC’s management has elected to direct the payment of $1,024,875 of the deferred discount upon the consummation of the Business Combination to Marquee Sports Holdings and $2,899,500 of the deferred discount upon the consummation of the Business Combination to Raine Securities. The audit committee of the MRAC Board approved such payments on May 13, 2021.

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In addition to the foregoing fees to be paid to Raine Securities, Raine Advisors and Marquee Sports Holdings, Crane H. Kenney, our Co-Chief Executive Officer, Alexander D. Sugarman, our Executive Vice President, Jason Sondag, our Vice President, and Thomas Ricketts, our co-Chairman and Director, are currently associated with affiliates of Marquee. In addition, Brett Varsov, our Co-Chief Executive Officer, Joseph Beyrouty, our Chief Financial Officer, Evan Ellsworth, our Vice President and Brandon Gardner, our co-Chairman and Director, are currently associated with The Raine Group. The engagement of each of Raine Securities, Raine Advisors and Marquee Sports Holdings and the payment of the fees described above have been reviewed and approved by MRAC’s audit committee in accordance with MRAC’s policies and procedures relating to transactions that may present conflicts of interest.

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The Sponsor (including its representatives and affiliates) and MRAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to MRAC. The Sponsor and MRAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to MRAC completing its initial business combination. Moreover, certain of MRAC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. MRAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to MRAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in MRAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to MRAC, subject to applicable fiduciary duties under the Cayman Islands Companies Law. MRAC’s Cayman Constitutional Documents provide that MRAC renounces its interest in any corporate opportunity offered to any director or officer of MRAC unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MRAC and it is an opportunity that MRAC is able to complete on a reasonable basis. This provision in MRAC’s Cayman Constitutional Documents may present a conflict of interest in the event that a director or officer of MRAC is offered a corporate opportunity in a capacity other than his or her capacity as a director or officer of MRAC that is suitable for MRAC. MRAC does not believe that such potential conflict of interest impacted MRAC’s search for a business combination target.

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MRAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under MRAC’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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In the event that MRAC fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, MRAC will be required to provide for payment of claims of creditors that were not waived that may be brought against MRAC within the ten years following such redemption. In order to protect the amounts held in MRAC’s trust account, the Sponsor has agreed that it will be liable to MRAC if and to the extent any claims by a third party (other than MRAC’s independent auditors) for services rendered or products sold to MRAC, or a prospective target business with which MRAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of MRAC’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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The Sponsor, or an affiliate of the Sponsor, or certain of MRAC’s officers and directors advanced funds to MRAC for working capital purposes, including $128,000 as of December 17, 2020. These advances were documented in a promissory note, dated October 28, 2020 (the “Promissory Note”) issued by MRAC to the Sponsor, pursuant to which MRAC may borrow up to $300,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing and unsecured, and the amounts outstanding thereunder were repaid in full upon the closing of the MRAC IPO. If MRAC does not complete its initial business combination within the required period, it may use a portion of its working capital held outside the trust account to repay such advances and any other working capital advances made to MRAC, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to MRAC, and such related party may not be able to recover the value it has loaned to MRAC and any other working capital advances it may make.

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Pursuant to the Registration Rights Agreement, the Sponsor and certain related parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Enjoy Common Stock and warrants held by such parties following the consummation of the Business Combination. See “Certain Relationships and Related Person Transactions – Registration Rights”.

The Sponsor has agreed to vote all the founder shares and any other public shares purchased during or after MRAC’s initial public offering in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

The Sponsor and MRAC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of MRAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or MRAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) to increase the likelihood of satisfaction of the Minimum Cash Condition or ensure that MRAC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of MRAC Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and MRAC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or MRAC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or MRAC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and MRAC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or MRAC’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and MRAC’s officers, directors and/or their affiliates will not make purchases of MRAC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although New Enjoy will issue shares for outstanding equity interests of Enjoy in the Business Combination, MRAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Enjoy issuing stock for the net assets of MRAC, accompanied by a recapitalization. The net assets of MRAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Enjoy.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of a 30-day waiting period following the filing of the required Notification and Report Form by each party with the Antitrust Division and the FTC. If the FTC or the Antitrust Division issues a Request for Additional Information and Document Materials (a “Second Request”) within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. On May 11, 2021, MRAC and Enjoy made their respective required filings under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC, and requested early termination. The waiting period with respect to the Transactions expired on June 10, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or states or foreign governmental authorities could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. MRAC cannot assure you that the Antitrust Division, the FTC, a state attorney general or another government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, MRAC cannot assure you as to its result.

Neither MRAC nor Enjoy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. If any additional regulatory approvals or actions are required, there can be no assurance that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of April 28, 2021 and amended on July 23, 2021 (the “Merger Agreement”), by and among MRAC, MRAC Merger Sub Corp., (“Merger Sub”), a Delaware corporation and subsidiary of MRAC, and Enjoy Technology Inc. (“Enjoy”), a Delaware corporation, (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of MRAC to Delaware as described below, the merger of Merger Sub with and into Enjoy (the “Merger”), with Enjoy surviving the Merger as a wholly owned subsidiary of New Enjoy, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of MRAC’s Board of Directors

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MRAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

SHAREHOLDER PROPOSAL NO. 2 – DOMESTICATION PROPOSAL

Overview

MRAC is asking its shareholders to approve the Domestication Proposal. The MRAC Board has unanimously approved a change of MRAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. MRAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which MRAC will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding MRAC Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock, (2) each then issued and outstanding MRAC Class B ordinary share will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock, (3) each then issued and outstanding MRAC Warrant will convert automatically into a New Enjoy Warrant, pursuant to the Warrant Agreement and (4) each then issued and outstanding MRAC unit will be cancelled and will entitle the holder thereof to one share of New Enjoy Common Stock and one-fourth of one New Enjoy Warrant.

The Domestication Proposal, if approved, will approve a change of MRAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while MRAC is currently governed by the Cayman Islands Companies Law, upon the Domestication, New Enjoy will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that MRAC is also asking its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace MRAC’s current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of New Enjoy under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposal,” “Governance Proposal,” the Cayman Constitutional Documents of MRAC, attached hereto as Annex G and the Proposed Organizational Documents of New Enjoy, attached hereto as Annex H and Annex I.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The board of directors of MRAC believes that there are several reasons why a reincorporation in Delaware is in the best interests of MRAC and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Enjoy, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Enjoy’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Enjoy’s incorporation in Delaware may make New Enjoy more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws - especially those relating to director indemnification (as discussed below) - draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Enjoy to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of MRAC. There will be no accounting effect or change in the carrying amount of the assets and liabilities of MRAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Enjoy immediately following the Domestication will be the same as those of MRAC immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

The Domestication Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting. Therefore, if each of the other proposals presented at the extraordinary general meeting is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 48 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the MRAC Board of Directors

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MRAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

SHAREHOLDER PROPOSAL NO. 3 – ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

MRAC is asking its shareholder to approve the adoption of the Proposed Organizational Documents in the forms attached hereto as Annex H and Annex I, which, in the judgment of MRAC’s board of directors, is necessary to adequately address the needs of New Enjoy following the consummation of the Business Combination.

The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are included as Annex H and Annex I, respectively:

•	change the purpose of New Enjoy to engage in “any lawful act or activity for which a corporation may be organized under the DGCL;

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provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Enjoy Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Certificate of Incorporation related to Directors, Indemnification and Limitation on Liability of Directors, Forum Selection and Amendments;

•	change the name of MRAC to “Enjoy Technology, Inc.” and delete the provisions relating to MRAC’s status as a blank check company and retain the default of perpetual existence under the DGCL;

•	change the authorized shares of all classes of capital stock to 510,000,000 shares, consisting of 500,000,000 shares of New Enjoy Common Stock and 10,000,000 shares of preferred stock;

•	adopt Delaware as the exclusive forum for certain stockholder litigation;

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provide for transfer restrictions with respect to shares of New Enjoy Common Stock issued (i) as consideration to stockholders of Enjoy in connection with the Merger and (ii) to directors, officers and employees of New Enjoy upon the settlement or exercise of equity awards outstanding immediately following the Closing in respect of Enjoy Awards outstanding immediately prior to the Closing;

•	classify the New Enjoy board of directors into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. MRAC’s board of directors’ reasons for proposing each of these key changes effected by the Proposed Organizational Documents are set forth below.

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Providing that the purpose of New Enjoy is “to engage in any lawful act or activity for which corporations may be organized under the DGCL.” MRAC’s board of directors believes this change is appropriate to remove language applicable to a blank check company.

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The supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, MRAC’s board of directors was cognizant of the potential for certain stockholders to hold a substantial portion of the beneficial ownership of New Enjoy Common Stock following the Business Combination. MRAC’s board of directors further believes that, going forward, a supermajority voting requirement encourages any person or group seeking control of New Enjoy to negotiate with the New Enjoy board of directors to reach terms that are appropriate for all stockholders.

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Changing the name from “Marquee Raine Acquisition Corp. to “Enjoy Technology, Inc.” and deleting the prior Article 48 to eliminate provisions specific to MRAC’s status as a blank check company and to make conforming changes. These revisions are desirable because they will serve no purpose following the Business Combination.

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Change to authorized shares of New Enjoy Common Stock and preferred stock of New Enjoy. The greater number of authorized shares of capital stock is desirable for New Enjoy to have sufficient shares to complete the Business Combination. Additionally, MRAC’s board of directors believes that it is important for New Enjoy to have available for issuance a number of authorized shares sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which New Enjoy may provide equity incentives to employees, officers and directors. MRAC’s board of directors believes that these additional shares will provide New Enjoy with needed flexibility to issue shares in the future in a timely manner and under circumstances New Enjoy considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Enjoy in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. MRAC’s board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Enjoy will be incorporated in Delaware.

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Providing for transfer restrictions with respect to certain shares of New Enjoy Common Stock. As a material inducement to MRAC entering into the Merger Agreement, MRAC required that each equityholder of Enjoy receiving New Enjoy Common Stock in connection with the consummation of the Business Combination, as well as directors, officer and employees of New Enjoy receiving shares of New Enjoy Common Stock upon the settlement or exercise of equity awards outstanding immediately following the Closing in respect of Enjoy Awards outstanding immediately prior to the Closing, would be required to agree to transfer restrictions with respect to such shares. MRAC’s board of directors believes that such transfer restrictions will align the parties with respect to the long-term success of New Enjoy.

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MRAC’s board of directors believes that a classified board of directors is in the best interest of New Enjoy because it is designed to assure the continuity and stability of New Enjoy’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with New Enjoy and, therefore, will be familiar with its business and operations. MRAC’s board of directors also believes that this classification will assist New Enjoy in protecting the interests of our stockholders in the event of an unsolicited offer for New Enjoy by encouraging any potential acquirer to negotiate directly with New Enjoy’s board of directors.

Vote Required

The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that with effect from the date of the Domestication, the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex H and Annex I, respectively) and that the name of the Company be changed from Marquee Raine Acquisition Corp. to Enjoy Technology, Inc.”

Recommendation of the MRAC Board of Directors

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MRAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

SHAREHOLDER PROPOSAL NO. 4 – GOVERNANCE PROPOSAL

Overview

MRAC is asking its shareholder to vote on the governance provisions referred to below, which are included in the Proposed Certificate of Incorporation. In accordance with SEC guidance, this proposal is being presented as separate sub-proposals to give stockholders the opportunity to present their separate views on important corporate governance provisions, and each sub-proposal will be voted upon on a non-binding advisory basis.

In the judgment of MRAC’s board of directors, these provisions are necessary to adequately address the needs of New Enjoy and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, MRAC intends that the Proposed Certificate of Incorporation and the Proposed Bylaws, in the form set forth on Annex H and Annex I, respectively, will take effect at consummation of the Business Combination, assuming adoption of the Organizational Documents Proposal.

Proposal No. 4A: Change the Authorized Capital Stock

Description of Amendment

The amendment is intended to authorize the change in the authorized capital stock of MRAC from (i) 500,000,000 MRAC Class A Ordinary Shares, 50,000,000 MRAC Class B Ordinary Shares and 5,000,000 preferred shares, par value $0.0001 per share, of MRAC to (ii) 500,000,000 shares of New Enjoy common stock and 10,000,000 shares of New Enjoy preferred stock.

Reasons for Amendment

The principal purpose of this proposal is to provide for an authorized capital structure of New Enjoy that will enable it to continue as an operating company governed by the DGCL. MRAC’s board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.

Proposal No. 4B: Change the Stockholder Vote Required to Amend the Certificate of Incorporation

Description of Amendment

The additional amendment would require, that the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding New Enjoy Common Stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Certificate of Incorporation related to Directors, Indemnification and Limitation on Liability of Directors, Forum Selection and Amendments.

Reasons for Amendment

The amendment is intended to protect key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Proposal No. 4C: Establish a Classified Board of Directors

Description of Amendment

The amendment would divide New Enjoy’s board of directors into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

Reasons for Amendment

MRAC’s board of directors believes that a classified board of directors is in the best interest of New Enjoy because it is designed to assure the continuity and stability of New Enjoy’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with New Enjoy and, therefore, will be familiar with its business and operations. MRAC’s board of directors also believes that this classification will assist New Enjoy in protecting the interests of its stockholders in the event of an unsolicited offer for New Enjoy by encouraging any potential acquirer to negotiate directly with New Enjoy’s board of directors.

Proposal No. 4D: Delaware as Exclusive Forum

Description of Amendment

New Enjoy’s Proposed Certificate of Incorporation provides that, unless New Enjoy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Enjoy; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Enjoy or any stockholder to New Enjoy or New Enjoy’s stockholders; (C) any action or proceeding asserting a claim against New Enjoy or any current or former director, officer or other employee of New Enjoy or any stockholder arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against New Enjoy or any director, officer or other employee of New Enjoy or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless New Enjoy consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint.

Reasons for Amendment

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Enjoy in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. MRAC’s board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Enjoy will be incorporated in Delaware.

Vote Required

The approval of the Governance Proposal requires an ordinary resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on MRAC, New Enjoy or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, MRAC and New Enjoy intend that the Proposed Certificate of Incorporation and the Proposed Bylaws, in the forms set forth on Annex H and Annex I, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Organizational Documents Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution and a non-binding advisory vote that the governance provisions referred to in the Governance Proposal set forth in the proxy statement/prospectus be included in the Proposed Certificate of Incorporation (a copy of which is attached to the proxy/prospectus as Annex H).”

Recommendation of the MRAC Board of Directors

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MRAC SHAREHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

SHAREHOLDER PROPOSAL NO. 5 – DIRECTOR ELECTION PROPOSAL

Overview

The Director Election Proposal - to consider and vote upon a proposal to elect eight directors who, upon consummation of the Business Combination, will be the directors of New Enjoy, with each initial Class I director having a term that expires at the first annual meeting of the stockholders following the effectiveness of the Certificate of Incorporation, each initial Class II director having a term that expires at the second annual meeting of the stockholders following the effectiveness of the Certificate of Incorporation and each initial Class III director having a term that expires at the third annual meeting of the stockholders following the effectiveness of the Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Company, beginning with the first annual meeting of the stockholders of the Company following the effectiveness of this Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal (“Director Election Proposal”).

MRAC’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal.

Nominees

As contemplated by the Merger Agreement, the Board of New Enjoy following consummation of the transaction will consist of up to eight directors:

(i) two of whom have been designated for nomination by MRAC and who will initially be Thomas Ricketts and Brett Varsov and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents; and

(ii) six of whom have been designated for nomination by Enjoy and who will initially be Fred Harman, Salaam Coleman Smith, Denise Young Smith, Jonathan Mariner, Ron Johnson and Gideon Yu and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.

Accordingly, our board of directors has nominated each of Ron Johnson, Jonathan Mariner, Gideon Yu, Fred Harman, Salaam Coleman Smith, Denise Young Smith, Thomas Ricketts and Brett Varsov to serve as our directors upon the consummation of the Business Combination, with Fred Harmon and Salaam Coleman Smith as Class I Directors, Denise Young Smith, Jonathan Mariner and Brett Varsov as Class II directors and Ron Johnson, Gideon Yu and Thomas Ricketts as Class III directors, with Ron Johnson to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section titled “Management of New Enjoy Following the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

The Director Election Proposal is conditioned on the approval of each of the proposals presented at the extraordinary general meeting. Therefore, if each of the proposals presented at the extraordinary general meeting is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the eight persons named below be elected as Class I, Class II and Class III directors to serve staggered terms on New Enjoy’s board of directors upon the consummation of the Business Combination until the first, second and third annual meetings of stockholders following the date of the effectiveness of the Certificate of Incorporation, as applicable, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.”

Name of Director	Class of Director
Fred Harmon	Class I
Salaam Coleman Smith	Class I
Denise Young Smith	Class II
Jonathan Mariner	Class II
Brett Varsov	Class II
Ron Johnson	Class III
Gideon Yu	Class III
Thomas Ricketts	Class III

Recommendation of the MRAC Board of Directors

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MRAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

SHAREHOLDER PROPOSAL NO. 6 – STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal - to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a) and (b), the issuance of shares of New Enjoy Common Stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the Enjoy stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”).

Assuming the Business Combination Proposal is approved, a portion of the consideration payable in connection with the Closing will be paid to Enjoy’s securityholders pursuant to the Merger Agreement through stock consideration consisting of newly issued shares of New Enjoy Common Stock valued at $10.00 per share. Based on the assumptions set forth in this proxy statement/prospectus, New Enjoy expects the number of shares of New Enjoy Common Stock to be issued as consideration to Enjoy’s securityholders to be equal to 101,935,589.

MRAC has also entered into Subscription Agreements with the PIPE Investors pursuant to which New Enjoy will issue and sell to the PIPE Investors 8 million shares of New Enjoy Common Stock for an aggregate purchase price of $80 million.

At the Closing, MRAC, Sponsor and Enjoy will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, New Enjoy will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of New Enjoy Common Stock, subject to certain requirements and customary conditions. New Enjoy may be required to register up to approximately 84.5 million shares of New Enjoy Common Stock pursuant to the Registration Rights Agreement. The Registration Rights Agreement will contain certain restrictions on transfer with respect to the securities of New Enjoy held by the Sponsor or the former Enjoy securityholders immediately following Closing. Such restrictions will begin at the Closing and end (i) with respect to New Enjoy Warrants issued in exchange for the warrants purchased by the Sponsor in a private placement transaction occurring simultaneously with the closing of MRAC’s initial public offering, 30 days following the Closing, (ii) with respect to the shares of New Enjoy Common Stock issued to certain securityholders of Enjoy in connection with the Business Combination, 6 months following the Closing and (iii) with respect to the shares of New Enjoy Common Stock issued to the Sponsor and the independent directors of MRAC in respect of the MRAC Class B Ordinary Shares held by such persons immediately prior to the Business Combination, up to 1 year following the Closing (in each case, subject to certain limited exceptions).

As contemplated by the Incentive Award Plan Proposal and the ESPP Proposal, New Enjoy intends to reserve a number of shares equal to 8% and 2% of the issued and outstanding shares of New Enjoy Common Stock immediately following the Business Combination (after giving effect to the redemptions) for issuance under the 2021 Plan and the ESPP, respectively.

The terms of the stock consideration in the Business Combination and the PIPE Investment are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto, the form of Subscription Agreement, which is attached as Annex C hereto, the form of the Registration Rights Agreement, which is attached as Annex D hereto and the form of the 2021 Plan, which is attached as Annex E hereto. The discussion herein is qualified in its entirety by reference to such documents.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (b).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities. New Enjoy may issue 20% or more of its outstanding common stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of New Enjoy Common Stock in connection with the Business Combination and the PIPE Investment. In addition, New Enjoy intends to reserve for issuance shares of New Enjoy Common Stock for potential future issuances under the 2021 Plan and the ESPP.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required where the issuance of securities will result in a change of control. Because the issuances to Enjoy stockholders in the Business Combination and to the PIPE Investors in connection with the PIPE Investment (in each case as described above) will result in such persons collectively owning more than 20% of the shares of New Enjoy Common Stock outstanding before the issuance, such issuances may be deemed a change of control. Therefore, we are seeking the approval of our shareholders.

In the event that this proposal is not approved by MRAC shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by MRAC shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Enjoy Common Stock pursuant to the Merger Agreement or the PIPE Investment, such shares of New Enjoy Common Stock will not be issued.

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted and the Business Combination are consummated, it is estimated that approximately 101,935,589 shares of New Enjoy Common Stock could be issued pursuant to the terms of the Merger Agreement as stock consideration in the Business Combination, which collectively represents approximately 272.74% of the 37,375,000 MRAC Class A Ordinary Shares outstanding on the date hereof. Additionally, in connection with the PIPE Investment, New Enjoy will issue 8 million shares of New Enjoy Common Stock. New Enjoy will also reserve a number of shares equal to 8% and 2% of the issued and outstanding shares of New Enjoy Common Stock immediately following the Business Combination under the 2021 Plan and the ESPP, respectively, and an additional 15,660,417 shares in connection with the public warrants and the private placement warrants. The issuance of such shares would result in significant dilution to MRAC’s public shareholders, and would afford MRAC’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of MRAC.

Vote Required for Approval

The approval of the Stock Issuance Proposal may be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting. Therefore, if each of the other proposals presented at the extraordinary general meeting is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a) and (b), the issuance of shares of New Enjoy common stock pursuant to the Merger Agreement and the PIPE Investment, including to Enjoy stockholders and the PIPE Investors be approved in all respects.”

Recommendation of the MRAC Board of Directors

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MRAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

SHAREHOLDER PROPOSAL NO. 7 – INCENTIVE AWARD PLAN PROPOSAL

Overview

In this proposal, we are asking our shareholders to approve the 2021 Plan. The MRAC Board approved the 2021 Plan on [    ], 2021, subject to shareholder approval at the extraordinary general meeting. If shareholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals. If the 2021 Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder and the MRAC Board will be able to grant awards under the Enjoy Technology, Inc. 2014 Equity Incentive Plan, which we refer to herein as the “2014 Plan.” If the 2021 Plan is adopted, no awards will be granted under the 2014 Plan following the Closing. The 2021 Plan is described in more detail below.

Except as otherwise specified, references below to the 2021 Plan include the CSOP Sub-Plan to the 2021 Plan.

General Information

The purpose of the 2021 Plan is to provide a means whereby New Enjoy can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Enjoy and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2021 Plan.

Approval of the 2021 Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options the 2021 Plan. If this Incentive Award Plan Proposal is approved by our shareholders, the 2021 Plan will become effective as of the date of the closing of the Business Combination. In the event that our shareholders do not approve this proposal, the 2021 Plan will not become effective.

New Enjoy’s equity compensation program, as implemented under the 2021 Plan, will allow New Enjoy to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build shareholder value. It is critical to New Enjoy’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2021 Plan will allow New Enjoy to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Enjoy’s success and ultimately increase shareholder value. The 2021 Plan allows New Enjoy to utilize a broad array of equity incentives with flexibility in designing equity incentives, including stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Enjoy.

If the request to approve the 2021 Plan is approved by our shareholders, there will be a number of shares of New Enjoy Common Stock equal to eight percent (8%) of the fully-diluted New Enjoy Common Stock immediately following consummation of the Business Combination, subject to adjustment for specified changes in New Enjoy’s capitalization, available for grant under the 2021 Plan as of the effective time of the Business Combination. In addition, as further described below under the section titled “ — Description of the 2021 Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to five percent (5%) of the fully-diluted New Enjoy Common Stock (or a lesser number determined by the MRAC Board). The MRAC Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2021 Plan

A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex E and incorporated by reference in its entirety. MRAC’s shareholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.

Eligibility. Any individual who is an employee of New Enjoy or any of its affiliates, or any person who provides services to New Enjoy or its affiliates, including consultants and members of the MRAC Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the shareholders, all of New Enjoy’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination. Following the Closing, New Enjoy is expected to have approximately 3,200 employees, 5 non-employee directors and 0 consultants who may be eligible to receive awards under the 2021 Plan.

Awards. The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Enjoy’s affiliates. The CSOP Sub-Plan provides for the grant of potentially tax-advantaged options to our U.K. employees who meet the criteria under the Company Share Option Plan (the “CSOP”) regime, including that they do not have a material interest in New Enjoy (being either beneficial ownership of, or the ability to control directly or indirectly, more than 30% of New Enjoy’s ordinary share capital). CSOP options can only be granted for so long as we continue to meet the criteria under the CSOP regime.

Authorized Shares. Initially, the maximum number of shares of New Enjoy Common Stock that may be issued under the 2021 Plan after it becomes effective will not exceed a number of shares of New Enjoy Common Stock equal to eight percent (8%) of the fully-diluted New Enjoy Common Stock immediately following consummation of the Business Combination. In addition, the number of shares of New Enjoy Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the fully-diluted shares of New Enjoy Common Stock on December 31 of the preceding year; provided, however, that the MRAC Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of New Enjoy Common Stock. The maximum number of shares of New Enjoy Common Stock that may be issued on the exercise of ISOs under the 2021 Plan is a number of shares equal to three hundred percent (300%) of the number of shares initially reserved for issuance under the 2021 Plan). As of [    ], 2021, the record date for the extraordinary general meeting, the closing price of MRAC’s ordinary shares as reported on Nasdaq was $[    ] per share.

The unused shares subject to stock awards granted under the 2021 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in New Enjoy acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2021 Plan The following shares of New Enjoy Common Stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of New Enjoy Common Stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares delivered to New Enjoy by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of ordinary shares retained by MRAC from the stock award being exercised or purchased and/or creating the tax obligation).

Options granted under the CSOP Sub-Plan are subject to individual and overall limits as specified by the CSOP regime from time to time.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the MRAC Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration. The MRAC Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The MRAC Board may also delegate to one or more of New Enjoy’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards (to the extent permitted by Applicable Law) and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the MRAC Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New Enjoy Common Stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Enjoy or any of New Enjoy’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Enjoy or any of New Enjoy’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of New Enjoy Common Stock issued upon the exercise of a New Enjoy Option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Enjoy Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator, subject, in the case of CSOP options, to the requirements of the CSOP regime.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Only options may be granted under the CSOP Sub-Plan and such options may be subject to additional terms and restrictions as may be required by the CSOP regime from time to time.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of New Enjoy Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Enjoy’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Enjoy’s total combined voting power or that of any of New Enjoy’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New Enjoy Common Stock, a combination of cash and shares of New Enjoy Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Enjoy ends for any reason, New Enjoy may receive any or all of the shares of New Enjoy Common Stock held by the participant that have not vested as of the date the participant terminates service with New Enjoy through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New Enjoy Common Stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Enjoy Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Enjoy or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Enjoy or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Enjoy Common Stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to New Enjoy Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of New Enjoy, such as a stock split, reverse stock split, or recapitalization, appropriate and proportionate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards, subject, in the case of CSOP options, to the requirements of the CSOP regime.

Corporate Transactions. The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Enjoy or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Enjoy with respect to the stock award may be assigned to New Enjoy’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Enjoy with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Enjoy with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Enjoy Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

The treatment of CSOP options in connection with corporate transactions is subject to the requirements of the CSOP regime.

Plan Amendment or Termination. The MRAC Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Enjoy’s shareholders. No ISOs may be granted after the tenth anniversary of the date the MRAC Board adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Enjoy with respect to participation in the 2021 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2021 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Enjoy’s ability to realize the benefit of any tax deductions described below depends on New Enjoy’s generation of taxable income.

Nonstatutory Stock Options. Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Enjoy or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the deduction limits under Section 162(m) of the Code, New Enjoy will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options. The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. New Enjoy is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Enjoy will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Enjoy timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the deduction limits under Section 162(m) of the Code, New Enjoy will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the deduction limits under Section 162(m) of the Code, New Enjoy will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the deduction limits under Section 162(m) of the Code, New Enjoy will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to New Enjoy

Compensation of Covered Employees. The ability of New Enjoy to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Enjoy’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of New Enjoy (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the MRAC Board. Therefore, MRAC cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided. No awards have been granted under the 2021 Plan to-date.

Interests of MRAC’s Directors and Executive Officers in the Incentive Award Plan Proposal

When you consider the recommendation of the MRAC Board in favor of approval of the 2021 Plan, you should keep in mind that certain of the MRAC Board and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder or warrantholder, including, among other things, the potential future issuance of awards to Brett Varsov and Thomas Ricketts as directors of New Enjoy. See the section titled “Business Combination Proposal - Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion.

Vote Required for Approval

The Incentive Award Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of New Enjoy’s 2021 Equity Incentive Plan, be approved, ratified and confirmed in all respects.”

Recommendation of The MRAC Board

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MRAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of MRAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MRAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MRAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal - Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 8 – ESPP PROPOSAL

Overview

In this proposal, MRAC is asking its shareholders to approve the ESPP. The MRAC Board approved the ESPP on [    ], 2021, subject to shareholder approval at the extraordinary general meeting. If shareholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals. If the ESPP is not approved by the shareholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby New Enjoy can align the long-term financial interests of its employees with the financial interests of its shareholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of New Enjoy Common Stock will help New Enjoy to attract, retain, and motivate employees and encourage them to devote their best efforts to New Enjoy’s business and financial success. Approval of the ESPP by MRAC’s shareholders will allow New Enjoy to provide its employees with the opportunity to acquire an ownership interest in New Enjoy through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Enjoy’s shareholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex F. MRAC’s shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose. The purpose of the ESPP is to provide a means by which eligible employees of New Enjoy and certain designated companies may be given an opportunity to purchase shares of New Enjoy Common Stock following the closing of the Business Combination, to assist New Enjoy in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Enjoy’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. New Enjoy intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the MRAC Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. The maximum number of shares of New Enjoy Common Stock that may be issued under the ESPP is a number of shares equal to two percent (2%) of the shares of New Enjoy Common Stock outstanding immediately following consummation of the Business Combination. Additionally, the number of shares of New Enjoy Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) one percent (1%) of the fully-diluted shares of New Enjoy Common Stock outstanding on December 31st of the preceding calendar year, (2) the number of shares of New Enjoy Common Stock equal to 200% of the initial share reserve, or (3) in the case where the MRAC Board determines prior to the first day of any calendar year to provide that there will be no such increase in the share reserve or that the increase shall be a lesser number of shares of New Enjoy as determined by the MRAC Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of [    ], 2021, the record date for the extraordinary general meeting, the closing price of MRAC’s Ordinary Shares as reported on Nasdaq was $[    ] per share.

Administration. The MRAC Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations. New Enjoy employees and the employees of any of its designated affiliates, as designated by the MRAC Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Enjoy or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with New Enjoy or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the MRAC Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the employees of New Enjoy and its related corporations will be eligible to participate in the ESPP following the closing of the Business Combination. Following the Closing, New Enjoy is expected to have approximately 1,800 employees who will be eligible to participate in the ESPP. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Enjoy stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Enjoy stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New Enjoy Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Enjoy stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New Enjoy stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of New Enjoy Common Stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of New Enjoy Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Enjoy and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to New Enjoy and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the plan administrator. Upon such withdrawal, New Enjoy will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Enjoy or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Enjoy will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The MRAC Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New Enjoy shareholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the MRAC Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Enjoy with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of New Enjoy Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of New Enjoy Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Enjoy or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Tax Consequences to New Enjoy

There are no U.S. federal income tax consequences to New Enjoy by reason of the grant or exercise of rights under the ESPP. New Enjoy is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the deduction limits under Section 162(m) of the Code).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, MRAC cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of MRAC’s Directors and Executive Officers in the ESPP Proposal

When you consider the recommendation of the MRAC Board in favor of approval of the ESPP, you should keep in mind that certain of MRAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a shareholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “Business Combination Proposal - Interests of MRAC’s Directors and Executive Officers in the Business Combination” for a further discussion.

Vote Required for Approval

The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the New Enjoy 2021 Employee Stock Purchase Plan, be approved, ratified and confirmed in all respects.”

Recommendation of The MRAC Board

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MRAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

SHAREHOLDER PROPOSAL NO. 9 – ADJOURNMENT PROPOSAL

The Adjournment Proposal allows MRAC’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve any of the proposals presented at the extraordinary general meeting. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Enjoy and their respective equityholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals presented at the extraordinary general meeting. See “Business Combination Proposal - Interests of MRAC’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, MRAC’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve any of the proposals presented at the extraordinary general meeting. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the MRAC Board of Directors

THE MRAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MRAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations with respect to the Domestication and exercise of redemption rights generally applicable to MRAC shareholders of Class A Ordinary Shares and warrants. This section applies only to MRAC shareholders or warrantholders that hold their MRAC Class A Ordinary Shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•

persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “U.S. Federal Income Tax Considerations — Effects of Section 367 to U.S. Holders”;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	a U.S. Holder whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address the special tax accounting rules under Section 451(b) of the Code or any aspects of U.S. state or local or non-U.S. taxation.

We have not sought and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for

U.S. federal income tax purposes) holds MRAC Class A Ordinary Shares or MRAC Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding any MRAC Class A Ordinary Shares or MRAC Warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of MRAC Class A Ordinary Shares or MRAC Warrants and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, MRAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware. It is intended that the Domestication qualify as an F Reorganization.

Weil, Gotshal & Manges LLP has delivered an opinion that the statements set forth in this Registration Statement under the caption heading “U.S. Federal Income Tax Considerations - Effects of the Domestication to U.S. Holders” constitute our opinion as to the material U.S. federal income tax consequences of the Domestication to U.S. Holders of MRAC Class A Ordinary Shares and MRAC warrants. Such opinion is filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of MRAC Class A Ordinary Shares or MRAC warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “U.S. Federal Income Tax Considerations - Effects of Section 367 to U.S. Holders” and “U.S. Federal Income Tax Considerations—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if MRAC (i) transferred all of its assets and liabilities to New Enjoy in exchange for all of the outstanding common stock and warrants of New Enjoy and (ii) then distributed the common stock and warrants of New Enjoy the holders of securities of MRAC in liquidation of MRAC. The taxable year of MRAC will be deemed to end on the date of the Domestication.

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of New Enjoy Common Stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the MRAC Class A Ordinary Share or MRAC Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Enjoy Common Stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the MRAC Class A Ordinary Share or MRAC Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a MRAC Class A Ordinary Share or MRAC Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of the New Enjoy Common Stock or warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its MRAC Class A Ordinary Share or MRAC Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the shares of New Enjoy Common Stock or warrants would be equal to their respective fair market values on the date of the Domestication and such U.S. Holder’s holding period for the New Enjoy Common Stock or warrants would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to MRAC Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication described below. All holders considering exercising redemption rights with respect to their MRAC Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code generally will apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to MRAC Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders that Own 10 Percent or More of MRAC

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of MRAC shares entitled to vote or 10% or more of the total value of all classes of MRAC shares (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the MRAC Class A Ordinary Shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of MRAC Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all “earnings and profits amount” with respect to its MRAC Class A Ordinary Shares is the net positive earnings and profits of MRAC (as determined under Treasury Regulations under Section 367) attributable to such MRAC Class A Ordinary Shares (as determined under Treasury Regulations under

Section 367) but without regard to any gain that would be realized on a sale or exchange of such MRAC Class A Ordinary Shares. Treasury Regulations under Section 367 provide that the all “earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

MRAC does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If MRAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all “earnings and profits amount” with respect to its MRAC Class A Ordinary Shares. It is possible, however, that the amount of MRAC’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its “earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, be able to claim the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code. Such U.S. Shareholders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

U.S. Holders that Own Less Than 10 Percent of MRAC

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) MRAC Class A Ordinary Shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its MRAC Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s MRAC Class A Ordinary Shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Enjoy Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New Enjoy Common Stock over the U.S. Holder’s adjusted tax basis in the MRAC Class A Ordinary Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all “earnings and profits amount” attributable to its MRAC Class A Ordinary Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from MRAC establishing and substantiating the U.S. Holder’s all “earnings and profits amount” with respect to the U.S. Holder’s MRAC Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified MRAC (or New Enjoy) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to MRAC or New Enjoy no later than the date such tax return is filed. In connection with this election, MRAC intends to provide each U.S. Holder eligible to make such an election with information regarding MRAC’s earnings and profits upon request.

MRAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that MRAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all “earnings and profits amount” with respect to its MRAC Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders that Own MRAC Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) MRAC Class A Ordinary Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all “earnings and profits amount” in income.

Tax Consequences for U.S. Holders of MRAC Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of MRAC Warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of MRAC Warrants should not be subject to U.S. federal income tax with respect to the exchange of MRAC Warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under the heading “U.S. Federal Income Tax Considerations—Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by MRAC would be considered to be passive income and cash held by MRAC would be considered to be a passive asset to the extent it generates passive income.

PFIC Status of MRAC

While MRAC believes it is not a PFIC, because MRAC is a blank check company with no current active business, it is possible the IRS could assert that MRAC is a PFIC.

Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging MRAC Warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of MRAC Class A Ordinary Shares and MRAC Warrants upon the Domestication if

(i)	MRAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such MRAC Class A Ordinary Shares or MRAC Warrants and

(ii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such MRAC Class A Ordinary Shares or in which MRAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such MRAC Class A Ordinary Shares. Generally, regulations provide that neither election applies to MRAC Warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of MRAC.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s MRAC Class A Ordinary Shares or MRAC Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which MRAC was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “U.S. Federal Income Tax Considerations - Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S.

Holders of MRAC Class A Ordinary Shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their MRAC Class A Ordinary Shares and MRAC Warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their MRAC Class A Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of MRAC, whether or not such amounts are actually distributed.

The application of the PFIC rules to MRAC Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an MRAC Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of MRAC Warrants for New Enjoy public warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of MRAC Class A Ordinary Shares or MRAC Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of MRAC Class A Ordinary Shares (but not MRAC Warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat MRAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of MRAC Class A Ordinary Shares during which MRAC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election results in a deemed sale of the U.S. Holder’s MRAC Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its MRAC Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to MRAC is contingent upon, among other things, the provision by MRAC of a “PFIC Annual Information Statement” to such U.S. Holder. MRAC provided PFIC Annual Information Statements to U.S. Holders of MRAC Class A Ordinary Shares, upon request, with respect to its taxable year that ended on December 31, 2020 and New Enjoy will endeavor to continue to provide to a U.S. Holder such information with respect to MRAC’s taxable year that ended on December 31, 2020 and its taxable year that will end on the date of the Domestication upon request. There is no assurance, however, that New Enjoy will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to MRAC Warrants.

The impact of the PFIC rules on a U.S. Holder of MRAC Class A Ordinary Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the MRAC Class A Ordinary Shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to MRAC Class A Ordinary Shares. A mark-to-market election is not available with respect to MRAC Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of MRAC Class A Ordinary Shares (which were exchanged for New Enjoy Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Enjoy Common Stock will depend on whether the redemption qualifies as a sale of New Enjoy’s Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s New Enjoy Common Stock redeemed, such U.S. Holder generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in New Enjoy’s Common Stock redeemed.

The redemption of New Enjoy Common Stock generally will qualify as a sale of New Enjoy’s Common Stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only New Enjoy Common Stock actually owned by such U.S. Holder, but also shares of New Enjoy Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to New Enjoy Common Stock owned directly, New Enjoy Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any New Enjoy Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include New Enjoy Common Stock which could be acquired pursuant to the exercise of the MRAC Warrants.

The redemption of New Enjoy Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Enjoy outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Enjoy outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of New Enjoy’s Common Stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of New

Enjoy’s Common Stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of New Enjoy’s Common Stock owned by certain family members and such U.S. Holder does not constructively own any other New Enjoy shares. The redemption of New Enjoy Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Enjoy. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to New Enjoy’s Common Stock. Such distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Enjoy’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its other New Enjoy Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in New Enjoy’s Common Stock redeemed generally will be added to the U.S. Holder’s adjusted tax basis in its remaining New Enjoy Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other New Enjoy Common Stock constructively owned by such U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW ENJOY COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).

Distributions on Shares of New Enjoy Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New Enjoy Common Stock, to the extent the distribution is paid out of New Enjoy’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Enjoy Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Enjoy Common Stock and will be treated as described under “ —Sale, Exchange or Other Disposition of Shares of New Enjoy Common Stock and New Enjoy public warrants” below.

Dividends that New Enjoy pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Enjoy pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Enjoy Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New Enjoy Common Stock and New Enjoy public warrants

Upon a sale or other taxable disposition of shares of New Enjoy Common Stock or New Enjoy public warrants which, in general, would include a redemption of shares of New Enjoy Common Stock or New Enjoy public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Enjoy Common Stock or New Enjoy public warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New Enjoy Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders (including individuals) will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Enjoy Common Stock or New Enjoy public warrants so disposed of. See “ —Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Enjoy Common Stock and/or New Enjoy public warrants following the Domestication. See “ —Exercise, Lapse or Redemption of New Enjoy public warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Enjoy Common Shares acquired pursuant to the exercise of a New Enjoy public warrant.

Exercise, Lapse or Redemption of New Enjoy public warrants

Except as discussed below with respect to the cashless exercise of a New Enjoy public warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Enjoy Common Stock upon exercise of a New Enjoy public warrant for cash.

The U.S. Holder’s tax basis in the share of New Enjoy Common Stock received upon exercise of the New Enjoy public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Enjoy public warrant, and the exercise price of such New Enjoy public warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Enjoy Common Stock received upon exercise of the New Enjoy public warrant will commence on the date of exercise of the New Enjoy public warrant or the day following the date of exercise of the New Enjoy public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Enjoy public warrant. If a New Enjoy public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Enjoy public warrant. See “U.S. Federal Income Tax Considerations —Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New Enjoy public warrants following the Domestication.

The tax consequences of a cashless exercise of a New Enjoy public warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Enjoy Common Stock received generally should equal the U.S. Holder’s tax basis in the New Enjoy public warrants. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Enjoy Common Stock would be treated as commencing on the date of exercise of the New Enjoy public warrant or the day following the date of exercise of the New Enjoy public warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Enjoy Common Stock received would include the holding period of the New Enjoy public warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New Enjoy public warrants having a value equal to the exercise price for the total number of New Enjoy public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Enjoy public warrants deemed surrendered and the U.S. Holder’s tax basis in the New Enjoy public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Enjoy Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New Enjoy public warrants exercised, and the exercise price of such New Enjoy public warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Enjoy Common Stock would commence on the date of exercise of the New Enjoy public warrant or the day following the date of exercise of the New Enjoy public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Enjoy public warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Enjoy Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If New Enjoy redeems New Enjoy public warrants for cash or if New Enjoy purchases New Enjoy public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition by the U.S. Holder, taxed as described above under “U.S. Federal Income Tax Considerations —Sale, Exchange or Other Disposition of Shares of New Enjoy Common Stock and New Enjoy public warrants.”

Possible Constructive Distributions

The terms of each New Enjoy public warrant provide for an adjustment to the number of New Enjoy Common Stocks for which the New Enjoy public warrant may be exercised or to the exercise price of the New Enjoy public warrant in certain events, as discussed in the section of this proxy statement/ prospectus captioned “Description of New Enjoy Securities—Warrants—Public Shareholders’ Warrants” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New Enjoy public warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the New Enjoy public warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of New Enjoy Common Stocks that would be obtained upon exercise or through a decrease to the exercise price, including, for example, where additional ordinary shares are issued in connection with the closing of our initial business combination at an issue price of less than $9.20 and the exercise price of the New Enjoy public warrants is adjusted to be equal to 115% of the Newly Issued Price, as described under “Description of New Enjoy Securities—Warrants—Anti-dilution Adjustments”) as a result of a distribution of cash or other property to the holders of our New Enjoy Common Stocks which is taxable to the U.S. Holders of such New Enjoy Common Stocks as described under “—Distributions on Shares of New Enjoy Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the New Enjoy public warrants received a cash distribution from us equal to the fair market value of such increased interest and would increase a U.S. Holder’s adjusted tax basis in its New Enjoy public warrants to the extent that such distribution is treated as a dividend. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of New Enjoy Common Stock and warrants.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Enjoy Common Stock and warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to New Enjoy Common Stock, to the extent paid out of New Enjoy’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its New Enjoy Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New Enjoy Common Stock, which will be treated as described under “- Sale, Exchange or Other Disposition of New Enjoy Common Stock and New Enjoy public warrants” below.

Dividends paid by New Enjoy to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Any constructive distribution received by a non-U.S. Holder (as described above in “U.S. Holders—Possible Constructive Distributions”) would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of the increased interest without any corresponding receipt of cash.

Sale, Exchange or Other Disposition of New Enjoy Common Stock and New Enjoy public warrants

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New Enjoy Common Stock or warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized generally will be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)

New Enjoy is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) New Enjoy’s Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding New Enjoy Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of New Enjoy Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Enjoy Common Stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Enjoy does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Enjoy will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New Enjoy public warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New Enjoy public warrant, or the lapse of a New Enjoy public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Exercise, Lapse or Redemption of New Enjoy public warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Enjoy Common Stock and New Enjoy public warrants.” If New Enjoy redeems New Enjoy public warrants for cash or if it purchases New Enjoy public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition by the non-U.S. Holder, the consequences of which would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Enjoy Common Stock and New Enjoy public warrants.”

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of New Enjoy Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder generally will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of dividends on New Enjoy Common Stock or New Enjoy public warrants, and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a disposition of New Enjoy Common Stock New Enjoy public warrants, in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA.

The IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of New Enjoy Common Stock or New Enjoy public warrants. In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination, the consummation of the PIPE Investment and the issuance of the 2021 Convertible Loan, which are collectively referred to as the “Transactions.”

The unaudited pro forma condensed combined financial statements are based on MRAC’s historical financial statements and Enjoy’s historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the Transactions as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical unaudited condensed financial statements of MRAC as and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•

the historical audited financial statements, as restated, of MRAC as of December 31, 2020 and for the period from October 16, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus;

•

the historical unaudited condensed consolidated financial statements of Enjoy as of and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus;

•

the historical audited consolidated financial statements of Enjoy as of December 31, 2020 and for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus; and

•

the sections entitled “MRAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Enjoy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to MRAC and Enjoy included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

Assuming No Redemptions (Scenario 1): This presentation assumes that no MRAC public shareholders exercise their right to have their MRAC Class A Ordinary Shares converted into their pro rata share of the trust account and thus the full amount held in the trust account as of the Closing is available for the Business Combination; and

•

Assuming Maximum Redemptions (Scenario 2): This presentation assumes that 26,375,000 MRAC Class A Ordinary Shares, the maximum redemption of the outstanding MRAC Class A Ordinary Shares that would allow the minimum cash condition in the Merger Agreement of $250.0 million, minus the amounts actually funded prior to the Closing in connection with an Excluded Financing not to exceed $60.0 million, to be satisfied, are redeemed, resulting in an aggregate payment of $263.8 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the trust account balance as of March 31, 2021.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	Historical	Historical			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	MRAC	Enjoy Technology Inc	2021 Convertible Promissory Notes		Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$1,212	$37,549	$60,000	5(m)	$(37,000)	5(l)	$452,517	$(263,750)	5(o)	$188,767
					(10,096)	5(l)
					360,669	5(f)
					(391)	5(e)
					80,000	5(n)
					(3,600)	5(n)
					(11,910)	5(c)
					(23,916)	5(i)
Restricted cash	—	5,494					5,494	—		5,494
Account receivable, net	—	4,855					4,855	—		4,855
Prepaid expenses and other current assets	762	2,258			(762)	5(e)	2,258	—		2,258

Total current assets	1,974	50,156	60,000		352,994		465,124	(263,750)		201,374
Property and equipment, net	—	13,910			—		13,910	—		13,910
Intangible assets, net	—	942			—		942	—		942
Other assets	—	8,095			(2,997)	5(i)	5,098	—		5,098
Cash held in Trust Account	373,750	—			(13,081)	5(d)	—	—		—
					(360,669)	5(f)				—

Total assets	$375,724	$73,103	$60,000		$(23,753)		$485,074	$(263,750)		$221,324

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	1,402	4,384			(1,011)	5(c)	1,471	—		1,471
					(391)	5(e)
					(2,913)	5(i)
Accrued expenses and other current liabilities	2,270	19,468			(2,270)	5(c)	19,372	—		19,372
					(96)	5(l)
Short-term debt	—	3,189	—		(3,189)	5(l)	—	—		—

Total current liabilities	3,672	27,041	—		(9,870)		20,843	—		20,843
Deferred underwriting fee payable	13,081	—			(13,081)	5(d)	—	—		—
Long-term debt, net of discount	—	40,784			(33,972)	5(l)	—	—		—
					(6,812)	5(l)
Long-term convertible loan, at fair value (related party carrying value of $20.0 million)	—	51,640	60,000	5(m)	(51,640)	5(h)	—	—		—
					(60,000)	5(q)
Redeemable convertible preferred stock warrant liability	—	780	—		(780)	5(t)	—	—		—
Derivative warrant liabilities	19,419						19,419	—		19,419

Total liabilities	$36,172	$120,245	$60,000		$(176,155)		$40,262	$—		$40,262

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	Historical	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	MRAC	Enjoy Technology Inc	2021 Convertible Promissory Notes	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Class A ordinary shares, $0.0001 par value; 33,455,183 shares subject to possible redemption at $10.00 per share at March 31, 2021	334,552	—		(373,750)	5(a)	—	—		—
				39,198	5(r)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Enjoy Series Seed redeemable convertible preferred stock	—	3,651		(3,651)	5(j)	—	—		—
Enjoy Series A redeemable convertible preferred stock	—	26,371		(26,371)	5(j)	—	—		—
Enjoy Series B redeemable convertible preferred stock	—	181,592		(181,592)	5(j)	—	—		—
Enjoy Series C redeemable convertible preferred stock	—	157,078		(157,078)	5(j)	—	—		—
MRAC Preference shares	—	—				—	—		—
MRAC Class A ordinary shares	—	—		—	5(r)	—	—		—
MRAC Class B ordinary shares	1	—		(1)	5(b)	—	—		—
						—	—		—
MRAC (Domesticated) Class A ordinary shares subject to possible redemption 37,375,000 shares at $10.00 per share	—	—		373,750	5(a)	—	—		—
				(373,750)	5(g)
MRAC (Domesticated) Class A ordinary shares	—	—		1	5(b)	16	(3)	5(o)	13
				4	5(g)
				10	5(k)
				1	5(n)
Enjoy Common stock	—	1		1	5(h)	—	—		—
				(19)	5(k)
				2	5(q)
				15	5(j)
				—	5(p)
Additional paid-in capital	5,463	44,684		(762)	5(e)	946,758	(263,747)	5(o)	683,011
				373,746	5(g)
				53,526	5(h)
				79,999	5(n)
				(3,600)	5(n)
				(455)	5(k)
				368,677	5(j)
				(8,629)	5(c)
				(24,000)	5(i)
				76,527	5(q)
				(39,198)	5(r)
				780	5(t)
				—	5(p)
				20,000	5(s)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	Historical	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	MRAC	Enjoy Technology Inc	2021 Convertible Promissory Notes	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments	Pro Forma Balance Sheet
Accumulated other comprehensive income	—	880				880	—	880
Accumulated deficit	(464)	(461,399)	—	(1,887)	5(h)	(502,843)	—	(502,843)
				(3,028)	5(l)
				464	5(k)
				(16,529)	5(q)
				(20,000)	5(s)

Total stockholders’ equity (deficit)	$5,000	$(415,834)	$—	$855,645		$444,811	$(263,750)	$181,061

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$375,724	$73,103	$60,000	$(23,754)		$485,073	$(263,750)	$221,323

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	MRAC	Enjoy Technology Inc	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations
Revenue	$—	$19,346	$—		$19,346		$—	$19,346
Operating expenses:
Cost of revenue	—	25,165	—		25,165		—	25,165
Operations and technology	—	17,413	—		17,413		—	17,413
General and administrative	3,462	12,921	—		16,383		—	16,383

Total operating expenses	3,462	55,499	—		58,961		—	58,961

Loss from operations	(3,462)	(36,153)	—		(39,615)		—	(39,615)

Change in fair value of derivative warrant liabilities	7,830				7,830			7,830
Financing costs—derivative warrant liabilities					—			—
Unrealized loss on long-term convertible loan	—	(1,865)	1,865	6(b)	—		—	—
Interest expense	—	(1,407)	1,343	6(a)	(64)		—	(64)
Interest income	—	2			2		—	2
Other expense	—	134			134		—	134

Loss before provision for income taxes	4,368	(39,289)	3,208		(31,713)		—	(31,713)

Provision for income taxes	—	177	—	6(g)	177		—	177

Net loss	$4,368	$(39,466)	$3,208		$(31,890)		$—	$(31,890)

Net loss per share, basic and diluted	$0.47	$(0.62)			$(0.20)			$(0.25)

Weighted average shares used in computing net loss per share, basic and diluted	9,343,750	63,146,381			155,716,649	6(h)		129,341,649	6(h)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	MRAC (as restated)	Enjoy Technology Inc	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations
Revenue	$—	$60,323	$—		$60,323		$—	$60,323
Operating expenses:
Cost of revenue	—	76,045	—		76,045		—	76,045
Operations and technology	—	60,254	—		60,254		—	60,254
General and administrative	128	35,651	—		35,779		—	35,779

Total operating expenses	128	171,950	—		172,078		—	172,078

Loss from operations	(128)	(111,627)	—		(111,755)		—	(111,755)

Change in fair value of derivative warrant liabilities	(3,759)				(3,759)			(3,759)
Financing costs - derivative warrant liabilities	(946)				(946)			(946)
Unrealized loss on long-term convertible loan	—	(42,907)	42,907	6(b)	—		—	—
Interest expense	—	(2,003)	656	6(a)	(4,375)		—	(4,375)
			(3,028)	6(f)
Interest income	—	276			276		—	276
Other expense	—	(1,426)	(1,887)	6(c)	(39,842)		—	(39,842)
			(16,529)	6(d)			—
			(20,000)	6(e)

Loss before provision for income taxes	(4,833)	(157,687)	2,119		(160,401)		—	(160,401)

Provision for income taxes	—	97	—	6(g)	97		—	97

Net loss	$(4,833)	$(157,784)	$2,119		$(160,498)		$—	$(160,498)

Net loss per share, basic and diluted	$(0.57)	$(2.55)			$(1.03)			$(1.24)

Weighted average shares used in computing net loss per share, basic and diluted	8,429,688	61,852,957			155,716,649	6(h)		129,341,649	6(h)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Transactions Business Combination

On April 28, 2021, Enjoy entered into a definitive merger agreement with MRAC, a publicly traded special purpose acquisition company (“SPAC”). Under the terms of the proposed transaction, a wholly owned subsidiary of MRAC will merge with Enjoy at an estimated combined enterprise value of approximately $1.2 billion. The cash components of the transaction will be funded by MRAC’s cash in trust of $374 million (assuming no redemptions) as well as an $80 million private placement of common stock at $10.00 per share from various accredited investors (the “PIPE Investment”). The Business Combination is expected to close during the third quarter of 2021 and remains subject to customary closing conditions.

2021 Convertible Loan

In April 2021, Enjoy entered into a convertible unsecured subordinated loan agreement to borrow up to $75.0 million (the “2021 Convertible Loan”), of which $60 million has been borrowed to date. The 2021 Convertible Loan has several conversion options, including automatic conversion upon a qualified financing, an optional conversion upon a non-qualified financing, initial public offering (“IPO”), an optional conversion upon maturity and automatic conversion upon a merger with a SPAC (“SPAC Transaction”). If a SPAC Transaction occurs on or prior to the maturity date and prior to payment in full of the principal amount, then the outstanding principal amount of the 2021 Convertible Loan and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of Enjoy Common Stock immediately prior to the closing of the SPAC Transaction at a price per share equal to 80% of the value assigned to each share of Enjoy Common Stock. The 2021 Convertible Loan issued in April 2021 has not been reflected in Enjoy’s historical consolidated financial statements as of March 31, 2021 but will convert to shares of Enjoy Common Stock with respect to the Business Combination.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). MRAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are based on MRAC’s historical financial statements, and Enjoy’s historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the Transactions as if they had occurred on January 1, 2020.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that MRAC believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. MRAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. MRAC and Enjoy have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no MRAC public shareholders exercise their right to have their MRAC Class A Ordinary Shares converted into their pro rata share of the trust account and thus the full amount held in the trust account as of the Closing is available for the Business Combination; and

•

Assuming Maximum Redemptions: This presentation assumes that 26,375,000 MRAC Class A Ordinary Shares, the maximum redemption of the outstanding MRAC Class A Ordinary Shares that would allow the minimum cash condition in the Merger Agreement of $250 million, minus the amounts actually funded prior to the Closing in connection with an Excluded Financing not to exceed $60 million, to be satisfied, are redeemed, resulting in an aggregate payment of $263.8 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the trust account balance as of March 31, 2021.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include 102,119,149 shares of New Enjoy Common Stock to be issued to Enjoy’s stockholders, 46,718,750 shares of New Enjoy Common Stock issued to MRAC shareholders (including the Sponsor Earnout Shares) (assuming there are no MRAC public shareholders who exercise their redemption rights), and 8,000,000 shares of New Enjoy Common Stock issued in connection with the PIPE Investment.

As a result of the Transactions, assuming no MRAC public shareholders elect to redeem their shares for cash, Enjoy’s stockholders will own approximately 65% of the non-redeemable shares of New Enjoy Common Stock, MRAC public shareholders will own approximately 24% of the non-redeemable shares of New Enjoy Common Stock, the PIPE Investors will own approximately 5% of the non-redeemable shares of New Enjoy Common Stock and the Sponsor will own approximately 6% of the non-redeemable shares of New Enjoy Common Stock, based on the number of MRAC Class A Ordinary Shares outstanding as of March 31, 2021 (in each case, not giving effect to any shares issuable upon exercise of MRAC Warrants).

If 26,375,000 MRAC Class A Ordinary Shares are redeemed for cash, which assumes the maximum redemption of MRAC Class A Ordinary Shares after giving effect to payments to redeeming stockholders, Enjoy’s stockholders will own approximately 79% of the non-redeemable shares of New Enjoy Common Stock, MRAC public shareholders will own approximately 8% of the non-redeemable shares of New Enjoy Common Stock, the PIPE Investors will own approximately 6% of the non-redeemable shares of New Enjoy Common Stock and the Sponsor will own approximately 7% of the non-redeemable shares of New Enjoy Common Stock, based on the number of MRAC Class A Ordinary Shares outstanding as of March 31, 2021 (in each case, not giving effect to any shares issuable upon exercise of MRAC Warrants).

The public warrants and the private placement warrants of MRAC have been reported as liability-classified instruments that will be subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings. The Sponsor Earnout Shares issued pursuant to the Sponsor Agreement have been reported as equity-classified. The final accounting of the Business Combination, including MRAC Warrants and Sponsor Earnout Shares, is expected to be finalized by the Closing.

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical unaudited condensed financial statements of MRAC as and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•

the historical audited financial statements, as restated, of MRAC as of December 31, 2020 and for the period from October 16, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus;

•

the historical unaudited condensed consolidated financial statements of Enjoy as of and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus;

•

the historical audited consolidated financial statements of Enjoy as of December 31, 2020 and for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus; and

•

the sections entitled “MRAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Enjoy’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information relating to MRAC and Enjoy included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.	Accounting for the Merger

The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MRAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Enjoy stockholders will have a majority of the voting power of New Enjoy in both the no redemption and max redemption scenarios, Enjoy will comprise all of the ongoing operations of New Enjoy, Enjoy will control a majority of the governing body of New Enjoy, and Enjoy’s senior management will comprise all of the senior management of New Enjoy. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Enjoy issuing shares for the net assets of MRAC, accompanied by a recapitalization. The net assets of Enjoy will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations after the Business Combination will be those of Enjoy.

4.	MRAC Class A Ordinary Shares Issued to Enjoy Stockholders upon Closing of the Business Combination, the consummation of the PIPE Investment and the issuance of the 2021 Convertible Loan

Based on 248,944,022 shares of Enjoy Common Stock outstanding after conversion of the preferred stock, certain warrants and convertible loans into common stock and immediately prior to the closing of the Transactions, the estimated Exchange Ratio determined in accordance with the terms of the Merger Agreement is approximately of 0.4102, which means New Enjoy expects to issue approximately 102,119,149 shares of New Enjoy Common Stock in the Business Combination, determined as follows:

	Number of Enjoy Shares as of March 31, 2021	Conversion of Convertible Loan into shares of Enjoy Common Stock	Conversion of the 2021 Convertible Loan into shares of Enjoy Common Stock	Conversion of Enjoy Redeemable Convertible Preferred Stock into Enjoy Common Stock	Conversion of the Enjoy Common Warrants into shares of Enjoy Common Stock	Enjoy common stock assumed outstanding prior to the closing of the Business Combination and the PIPE Transaction
Series Seed convertible preferred stock	10,220,000			(10,220,000)		—
Series A convertible preferred stock	23,298,748			(23,298,748)		—
Series B convertible preferred stock	76,469,756			(76,469,756)		—
Series C convertible preferred stock	43,485,135			(43,485,135)		—
Common stock	63,292,383	13,048,798	18,655,970	153,473,639	473,232	248,944,022

Total	216,766,022	13,048,798	18,655,970	—	473,232	248,944,022

Enjoy common stock assumed outstanding prior to the closing of the Business Combination and the PIPE Transaction						248,944,022
Assumed Exchange Ratio						0.4102

Estimated shares of MRAC common stock issued to Enjoy Stockholders upon closing of the Business Combination and the PIPE Transaction						102,119,149

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

a)

To reflect the domestication of the MRAC Class A Ordinary Shares. Each issued and outstanding share of the MRAC Class A Ordinary Shares converted automatically, on a one-for-one basis, into a share of New Enjoy Common Stock.

b)

To reflect the domestication of the MRAC Class B Ordinary Shares. Each issued and outstanding share of the MRAC Class B Ordinary Shares converted automatically, on a one-for-one basis, into a share of New Enjoy Common Stock.

c)

To reflect the payment of MRAC’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $11.9 million that are deemed to be direct and incremental costs of the Business Combination. The payment of $11.9 million of costs directly attributable to the Business Combination have been recorded as a reduction of $8.6 million to additional paid-in capital, a reduction of $2.3 million to accrued expenses and other current liabilities and a reduction of $1.0 million to accounts payable.

d)	To reflect the settlement of $13.1 million of deferred underwriters’ fees incurred during MRAC’s initial public offering that are payable upon completion of the Business Combination.

e)	To reflect the payment of accounts payable of $391,000 from the trust account and a reclassification of deferred transaction cost of $762,000 from prepaid expenses to additional paid in capital.

f)

To reflect the release of cash from the trust account to cash and cash equivalents, assuming no MRAC public shareholders exercise their right to have their MRAC Class A Ordinary Shares redeemed for their pro rata share of the trust account.

g)

To reflect the reclassification of ordinary shares subject to redemption of $373.8 million to common stock of $4,000 and additional paid in capital $373.7 million, in Scenario 1, which assumes no MRAC public shareholders exercise their redemption rights.

h)

To reflect the automatic conversion of Enjoy’s Convertible Loan into shares of Enjoy Common Stock and subsequent conversion into shares of New Enjoy Common Stock at a 10% discount. Upon the conversion, the fair value of the debt of $51.6 million was derecognized. The shares of New Enjoy Common Stock issued in exchange for the debt were recorded at the fair value of the common stock in the amount of $1,000 and additional paid-in capital in the amount of $53.5 million, with the resulting difference being accounted for as a loss of $1.9 million in accumulated deficit (see notes 6(b) and 6(c) below).

i)

To reflect the payment of Enjoy’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $24.0 million that are deemed to be direct and incremental costs of the Business Combination. The payment of $23.9 million of costs directly attributable to the Business Combination have been recorded as a reduction to additional paid-in capital of $24.0 million, reduction to accounts payable of $2.9 million and reduction to other assets of $3.0 million.

j)	To reflect the conversion of Enjoy Redeemable Convertible Preferred Stock of $368.7 million into Enjoy Common Stock in amount of $15,000 and additional paid in capital of $368.7 million.

k)

To reflect the recapitalization of Enjoy through the contribution of all outstanding common stock of Enjoy to MRAC and the issuance of 102,119,149 shares of New Enjoy Common Stock and the elimination of the accumulated deficit of MRAC, the accounting acquiree. As a result of the recapitalization, Enjoy Common Stock of $19,000 and MRAC’s accumulated deficit of $464,000 were derecognized. The shares of New Enjoy Common Stock issued in exchange for Enjoy’s capital were recorded as increase to common stock of $10,000 and decrease to additional paid-in capital in amount of $455,000.

l)

To reflect the repayment of the Blue Torch Loan of $37.0 million and derecognition of unamortized discount of $3.0 million related to the Blue Torch Loan and the repayment of the PPP loan of $10.0 million and accrued interest of $96,000.

m)	To reflect the issuance of the 2021 Convertible Loan in the amount of $60.0 million in April 2021.

n)

To reflect the issuance of an aggregate of 8,000,000 shares of New Enjoy Common Stock in the PIPE Investment at a price of $10.00 per share, for an aggregate purchase price of $80.0 million and to record the fees associated with the consummation of the PIPE Investment in the amount of $3.6 million.

o)

To reflect, in Scenario 2, the assumption that MRAC’s public shareholders exercise their redemption rights with respect to a maximum of 26,375,000 MRAC Class A Ordinary Shares prior to the consummation of the Business Combination at a redemption price of approximately $10.00 per share, or $263.8 million in cash. The $263.8 million or 26,375,000 MRAC Class A Ordinary Shares represent the maximum redemption amount providing for the satisfaction of the minimum cash condition upon the consummation of the Business Combination, the consummation of the PIPE Investment and the issuance of the 2021 Convertible Loan.

p)	To reflect the conversion of the Enjoy Common Warrants into shares of Enjoy Common Stock that resulted in an increase to common stock and decrease to additional paid in capital of $47.

q)	To reflect the automatic conversion of the 2021 Convertible Loan into shares of Enjoy Common Stock and subsequent conversion into shares of New Enjoy Common Stock at a 20% discount. Enjoy will present the 2021 Convertible Loan under the fair value option. Under the fair value option, the convertible loans are measured at fair value in each reporting period until they are settled, with changes in the fair values being recognized in the consolidated statements of operations as income or expense. Upon the conversion, the fair value (which is estimated to be the carrying value) of the debt of $60.0 million was derecognized. The shares of New Enjoy Common Stock issued in exchange for the debt were recorded at the fair value of the common stock in the amount of $2,000 and additional paid-in capital in the amount of $76.5 million, with the resulting difference being accounted for as a loss of $16.5 million in accumulated deficit (see notes 6(d) below).

r)

To reflect the reclassification of 3,919,817 MRAC Class A ordinary shares from permanent equity to shares of New Enjoy Common Stock subject to possible redemption in order to arrive at the total number of shares subject to redemption of 37,375,000.

s)

To induce one of its stockholders, LCH Enjoir L.P. (“LCH”), to waive certain of its rights in connection with the pending merger with MRAC, Enjoy entered into the Stockholder Contribution Agreement with Ron Johnson and the Stock Issuance Agreement with LCH. Pursuant to the Stockholder Contribution Agreement, immediately prior to and contingent on Closing, Mr. Johnson shall surrender to Enjoy a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing $20.0 million by the product obtained by multiplying $10.00 by the exchange ratio calculated in accordance with the Merger Agreement used to determine that number of shares each share of the Company’s Common Stock will be exchanged for at the closing of the Business Combination (“Contributed Shares”). Thereafter, as detailed in the Stock Issuance Agreement, Enjoy shall issue a number of shares equal to the Contributed Shares to LCH. This transaction results in an increase to additional paid in capital and decrease to accumulated deficit of $20.0 million (see note 6(e) below).

t)

To reflect the conversion of Enjoy’s redeemable convertible preferred stock warrant liability to New Enjoy common warrants as all Enjoy preferred stock was converted into common stock immediately prior to the closing of the Transactions, which resulted in an increase to additional paid in capital and a decrease to the redeemable convertible preferred stock warrant liability of $0.8 million.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2021 and the Year Ended December 31, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

a)

To reflect an adjustment to eliminate interest expense, amortization of discount and debt issuance cost on the Blue Torch Loan, PPP loan and Convertible Loan as it is assumed that the Blue Torch Loan and PPP loan would have been paid off and the Convertible Loan converted into Enjoy Common Stock as if the Business Combination had occurred on January 1, 2020.

b)

To reflect an adjustment to eliminate unrealized loss on long-term convertible loan for convertible notes issued by Enjoy as it is assumed that the convertible notes would have been converted to Enjoy Common Stock and then to shares of New Enjoy Common Stock as if the Business Combination had occurred on January 1, 2020.

c)	To reflect loss of $1.9 million on conversion of the Convertible Loan as described in 5(h) above.

d)	To reflect loss on conversion of the 2021 Convertible Loan of $16.5 million (see note 5(q) above).

e)	To reflect loss on forfeiture of the Contributed Shares equal to $20.0 million in accordance with the Stockholder Contribution Agreement and the Stock Issuance Agreement (see note 5(s) above).

f)	To reflect write off unamortized discount of $3.0 million on repayment of the Blue Torch Loan as described in 5(l) above.

g)

New Enjoy will not recognize current or deferred tax expense upon consummation of the transaction. Enjoy’s current tax expense is related to foreign jurisdictions, in which, there will be no impact from the transaction. New Enjoy’s U.S. deferred tax balances will be offset by a full valuation allowance. Therefore, no income tax provision impact related to the transaction accounting adjustments is reflected.

h)

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of MRAC’s shares outstanding as if the Transactions occurred on January 1, 2020. The calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The 1,121,250 Sponsor Earnout Shares are participating securities that contractually entitle the holders of such shares to participate in nonforfeitable dividends but does not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statements of operations reflect net losses for the periods presented and, accordingly, no loss amounts have been allocated to the Sponsor Earnout Shares. The Sponsor Earnout Shares have also been excluded from basic and diluted pro forma net loss per share as such shares are subject to forfeiture until the earnout Triggering Event has occurred.

Pro Forma weighted average common shares outstanding—basic and diluted is calculated as follows:

	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation—basic and diluted
MRAC weighted average public shares outstanding	8,222,500	8,222,500
MRAC common stock subject to redemption reclassified to equity	37,375,000	11,000,000
Issuance of MRAC common stock in connection with closing of the PIPE Transaction	8,000,000	8,000,000
Issuance of MRAC common stock to Enjoy shareholders in connection with Business Combination	102,119,149	102,119,149

Pro forma weighted average shares outstanding—basic and diluted	155,716,649	129,341,649

INFORMATION ABOUT MRAC

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to MRAC prior to the consummation of the Business Combination.

General

Marquee Raine Acquisition Corp. is a blank check company incorporated on October 16, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. MRAC has neither engaged in any operations nor generated any revenue to date. Based on MRAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On December 17, 2020, MRAC consummated its initial public offering of 37,375,000 units, including the issuance of 4,875,000 units as a result of the underwriter’s exercise in full of its over-allotment option, with each unit consisting of one MRAC Class A Ordinary Share and one-fourth of one redeemable MRAC Warrant. Substantially concurrently with the closing of the initial public offering, MRAC completed the private sale of 6,316,667 private placement warrants, at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to us of approximately $9,475,000. The private placement warrants are identical to the warrants sold as part of the units in MRAC’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by MRAC (provided, that they may be redeemed in accordance with the warrant agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value (as defined in the warrant agreement) equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share); (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of MRAC’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of MRAC’s initial public offering, a total of $373,750,000, comprised of $366,275,000 of the proceeds from the IPO, including approximately $13,081,250 of the underwriter’s deferred discount, and $7,475,000 of the proceeds of the sale of the private placement warrants, was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of [•], 2021, funds in the trust account totaled at least $373,750,000. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend MRAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) to modify the substance or timing of MRAC’s obligation to redeem 100% of the public shares if it does not complete a business combination by December 17, 2022, and (3) the redemption of all of the public shares if MRAC is unable to complete a business combination by December 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Effecting MRAC’s Initial Business Combination

Fair Market Value of Target Business

The rules of the Nasdaq require that MRAC’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of the amount of any deferred underwriting discount held in trust). MRAC’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

MRAC is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). MRAC will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director of MRAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. Such persons agreed to waive their redemption rights in order to induce MRAC and MRAC’s underwriter to enter into the underwriting agreement entered into in connection with the initial public offering. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor (including MRAC’s independent directors) owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or MRAC’s securities, the Sponsor, the existing stockholders of Enjoy or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of MRAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Enjoy or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder’s approval of the Business Combination or (ii) increase the likelihood of satisfaction of the minimum cash consideration in the Merger Agreement or ensure that MRAC’s net tangible assets are at least $5,000,001, where it appears such requirement would otherwise not be met.

Liquidation if No Business Combination

If MRAC has not completed the Business Combination with Enjoy by December 17, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to

MRAC’s Cayman Constitutional Documents, MRAC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 37,375,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of MRAC’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law.

Sponsor has entered into a letter agreement with MRAC, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their MRAC Class B Ordinary Shares if MRAC fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if MRAC fails to complete its business combination within the allotted time period.

The Sponsor and MRAC’s directors and officers have agreed, pursuant to a written agreement with MRAC, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of MRAC’s obligation to allow for redemption in connection with MRAC’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by December 17, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless MRAC provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, MRAC may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

MRAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing MRAC’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, MRAC may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of MRAC’s creditors which would have higher priority than the claims of MRAC’s public shareholders. MRAC cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors - Risks Related to the Business Combination and MRAC - If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein. While MRAC intend to pay such amounts, if any, MRAC cannot assure you that MRAC will have funds sufficient to pay or provide for all creditors’ claims.

Although MRAC will seek to have all vendors, service providers (other than MRAC’s independent auditors), prospective target businesses and other entities with which MRAC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of MRAC’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against MRAC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, MRAC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where MRAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where MRAC is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of MRAC’s public shares, if MRAC has not completed MRAC’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with MRAC’s initial business combination, MRAC will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than MRAC’s independent auditors) for services rendered or products sold to us, or a prospective target business with which MRAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under MRAC’s indemnity of the underwriters of MRAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. MRAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and MRAC believes that the Sponsor’s only assets are securities of MRAC and, therefore, the Sponsor may not be able to satisfy those obligations. None of MRAC’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, MRAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While MRAC currently expects that MRAC’s independent directors would take legal action on MRAC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that MRAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, MRAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors - Risks Related to the Business Combination and MRAC - If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein.

MRAC will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than MRAC’s independent auditors), prospective target businesses and other entities with which MRAC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under MRAC’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If MRAC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in MRAC’s insolvency estate and subject to the claims of third parties with priority over the claims of MRAC’s shareholders. To the extent any insolvency claims deplete the trust account, MRAC cannot assure you MRAC will be able to return $10.00 per share to MRAC’s public shareholders. Additionally, if MRAC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by MRAC’s shareholders. Furthermore, MRAC’s board of directors may be viewed as having breached its fiduciary duty to MRAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. MRAC cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors - Risks Related to the Business Combination and MRAC - If, after we distribute the proceeds in the trust account to our public shareholders, MRAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

MRAC’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) MRAC’s completion of an initial business combination, and then only in connection with those MRAC Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of MRAC’s obligation to allow redemption in connection with MRAC’s initial business combination or to redeem 100% of the public shares if MRAC does not complete MRAC’s initial business combination by December 17, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if MRAC has not completed an initial business combination by December 17, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of MRAC warrants will not have any right to the proceeds held in the trust account with respect to the MRAC warrants.

Facilities

MRAC currently maintains its executive offices at 65 East 55th Street, 24th Floor, New York, NY 10022. The cost for this space is provided free of charge from the Sponsor for office space, administrative and support services. MRAC considers its current office space, adequate for MRAC’s current operations.

Upon consummation of the Business Combination, the principal executive offices of New Enjoy will be located at 3240 Hillview Avenue Palo Alto, CA 94304.

Employees

MRAC currently has six executive officers. Members of MRAC’s management team are not obligated to devote any specific number of hours to MRAC’s matters but they intend to devote as much of their time as they deem necessary to MRAC’s affairs until MRAC has completed MRAC’s initial business combination. The amount of time that any members of MRAC’s management team will devote in any time period will vary based on whether a target business has been selected for MRAC’s business combination and the current stage of the Business Combination process.

Competition

If MRAC succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Enjoy’s competitors. MRAC cannot assure you that, subsequent to the Business Combination,

New Enjoy will have the resources or ability to compete effectively. Information regarding New Enjoy’s competition is set forth in the sections entitled “Information about Enjoy - Competition.”

Directors and Executive Officers

MRAC’s current directors and officers are as follows:

Name	Age	Position
Crane H. Kenney	58	Co-Chief Executive Officer

Brett Varsov	46	Co-Chief Executive Officer

Alexander D. Sugarman	41	Executive Vice President

Joseph Beyrouty	41	Chief Financial Officer

Evan Ellsworth	35	Vice President

Jason Sondag	38	Vice President

Thomas Ricketts	55	Co-Chairman and Director

Brandon Gardner	46	Co-Chairman and Director

Thomas Freston	75	Director

Matthew Maloney	45	Director

Assia Graziolo-Venier	40	Director

Crane H. Kenney

Mr. Crane H. Kenney has served as Co-Chief Executive Officer of MRAC since October 2020. Mr. Kenney has been the President of Business Operations of the Cubs since 2009. Following the Ricketts family’s acquisition of the Cubs in 2009, Mr. Kenney led the organization’s talent acquisition, strategic planning and execution of the ten-year turnaround that helped transform the Cubs into one of the most valuable teams in Major League Baseball. Prior to his current role at the Cubs, Mr. Kenney was the General Counsel of Tribune Company (then the owner of the Cubs) from 1998 to 2008. Prior to joining Tribune Company, Mr. Kenney was a corporate attorney at Schiff, Hardin & Waite. Mr. Kenney has served on a variety of boards, including Marquee Sports Network, NBC Sports Chicago, The Television Food Network, MLB’s Long Term Strategic Planning Committee, Winona Capital Management (a Chicago-based private equity firm), and the University of Notre Dame Student Advisory Council.

Brett Varsov

Mr. Brett Varsov has served as Co-Chief Executive Officer of MRAC since October 2020 and has spent his career in the media and technology industries. He has been a Partner and Head of M&A at Raine since January 2016, where he is responsible for the firm’s global Mergers and Acquisitions practice and works closely with all of the firm’s partners and sector heads on advisory and investing transactions across the firm’s businesses. Prior to this, he was a Managing Director at Raine from April 2012 to December 2015. At Raine, and during his career, Mr. Varsov has initiated and executed mergers and acquisitions, strategic advisory assignments, investments and financing transactions for many of the world’s leading and emerging media and technology companies. He has also worked on multiple successful SPAC transactions as an advisor to and investor in target companies that have gone public via SPAC merger. Prior to joining Raine, he was in the Technology, Media and Telecom and Mergers and Acquisitions groups at Goldman Sachs where he focused on media and technology companies and worked on public and private M&A, initial public offerings and other strategic and financial advisory transactions. Prior to this, Mr. Varsov worked in the Media and Telecom group at Citigroup within the

Investment Banking division. Previously, he acted as director of business development for Digital Club Network (an early digital music venture), founded and published a regional newspaper, and worked in the marketing group of Miller Publishing. Mr. Varsov is on the board of directors of Reigning Champs, a Raine portfolio company. He has a B.A. from the University of Pennsylvania and an M.B.A. from Columbia Business School.

Alexander D. Sugarman

Mr. Alexander D. Sugarman has served as Executive Vice President of MRAC since October 2020. Mr. Sugarman has served as Executive Vice President, Business Operations and Chief Strategy Officer of the Cubs since February 2018. Mr. Sugarman has been with the Cubs since 2010, serving in a variety of roles including Senior Vice President, Strategy and Development from January 2015 to June 2015 and Senior Vice President, Strategy and Ballpark Operations from June 2015 to February 2018. Prior to joining the Cubs, Mr. Sugarman served as an associate with GSP from 2006 to 2009. Prior to his time at GSP, Mr. Sugarman was a financial analyst for the National Hockey League.

Joseph Beyrouty

Mr. Joseph Beyrouty has served as Chief Financial Officer of MRAC since October 2020. He has served as the Chief Financial Officer—Management Company at Raine since July 2013. In that role, Mr. Beyrouty oversees accounting, tax and financial reporting for Raine. Prior to joining Raine, he was a Vice President at Moelis & Company Holdings LP, a global investment bank, where he was responsible for overseeing US-based accounting operations. He has also worked at FTI Consulting, providing turnaround and restructuring advice to unsecured creditor committees, Deloitte & Touche LLP, as an auditor and Value Line, Inc., as an equity research analyst. Mr. Beyrouty has a B.B.A. from Emory University and an M.S. in Accountancy from CUNY–Baruch College. He is also a Certified Public Accountant in New York.

Evan Ellsworth

Mr. Evan Ellsworth has served as Vice President of MRAC since October 2020 and has been a Vice President at Raine since June 2020. Prior to joining Raine, Mr. Ellsworth was a member of the Real Estate, Gaming and Lodging and Financial Sponsors groups within Credit Suisse’s Investment Banking and Capital Markets division, where he worked on a variety of M&A and financing transactions across a range of industries on behalf of public and private corporate clients and financial sponsors. He began his career as an active duty officer in the United States Army. Mr. Ellsworth has a B.A. from Wheaton College and an M.B.A. from the UCLA Anderson School of Management.

Jason Sondag

Mr. Jason Sondag has served as Vice President of MRAC since October 2020. Mr. Sondag has served as Vice President, Strategy and Development of the Cubs since December 2019 and is responsible for driving the strategic planning efforts for the organization, incubating new businesses, and managing external investment opportunities. Other positions Mr. Sondag has held with the Cubs include Director, Strategy and Development from January 2015 to August 2016 and Senior Director, Strategy and Development from August 2016 to December 2019. Prior to joining the Cubs, Mr. Sondag served as an Associate in the Special Situations Group at American Capital from 2007 to 2009. Prior to that he was an investment banking analyst in the financial restructuring group at Houlihan Lokey, Inc. from 2005 to 2007.

Thomas Ricketts

Mr. Thomas Ricketts has served as co-Chairman and Director of MRAC since October 2020. He has served as the Executive Chairman of the Cubs since 2009. He also serves as the Chairman of Incapital. Mr. Ricketts currently serves on the boards of Meijer, Inc., Choose Chicago, The Field Museum, The Executive’s Club of

Chicago, and The Wood Family Foundation. He was also a founding Director of the Bond Dealers of America. Mr. Ricketts has also been a Director at Ameritrade and, subsequently, TD Ameritrade. Prior to starting Incapital, Mr. Ricketts worked at ABN AMRO Inc., The Chicago Corporation and Mesirow Financial. He was a market maker on the Chicago Board Options Exchange from 1988 through 1994. Mr. Ricketts business experience and experience as a director on the boards of other companies make him well-qualified to serve as a member of our Board.

Brandon Gardner

Mr. Brandon Gardner has served as co-Chairman and Director or MRAC since October 2020. Mr. Gardner is Co-Founder and Partner of The Raine Group, and serves as the firm’s President and Chief Operating Officer. He is a member of The Raine Group’s investment committee and is active across all aspects of The Raine Group’s business, overseeing the growth of the firm from inception to over $3 billion in assets, with six offices and over 130 employees. Prior to The Raine Group, Mr. Gardner was part of the founding team and the senior operating officer of Serengeti, a multi-strategy investment advisor based in New York City with in excess of $1 billion in assets under management. During his tenure at Serengeti, Mr. Gardner was an active member of the investment team, managing sector- and strategy-specific portfolios. Prior to launching Serengeti in 2007, he was a practicing attorney at Cleary Gottlieb from 1999 to 2007. While at Cleary Gottlieb, Mr. Gardner gained significant experience in complex mergers and acquisitions and structured securities transactions and financing arrangements, representing and advising a wide variety of investment banking and corporate clients. He is on the board of directors of Foursquare, Moonbug Entertainment, Imagine, Thrill One, Reigning Champs and Olo, all portfolio companies of The Raine Group. Mr. Gardner has a B.A. from the University of Pennsylvania, a B.S. from The Wharton School and a J.D. from Columbia University, where he was a Harlan Fiske Stone Scholar. Mr. Gardner’s extensive industry experience and experience serving on the boards of several companies make him well-qualified to serve as a member of our Board.

Thomas Freston

Mr. Thomas Freston has served on MRAC’s board of directors since December 14, 2020. He is a Principal of Firefly3, an investment and consultancy firm focusing on the media and entertainment industries. Mr. Freston has also been a senior advisor to Raine since 2015. He is the former Chief Executive Officer of Viacom, where he also served as Chief Operating Officer. For seventeen years, Mr. Freston was Chairman and Chief Executive Officer of MTV Networks Inc., MTV Inc., Nickelodeon International Ltd., VH1, Comedy Central and other networks. Prior to that Mr. Freston ran a textile business in Afghanistan and India. Currently, he is Board Chairman of the ONE Campaign, an advocacy organization to fight extreme poverty, and serves on the boards of DreamWorks Animation, Moby Media in Afghanistan, Vice in New York, a company in which an investment fund managed by Raine is invested, and is also a Trustee of The Asia Society. Mr. Freston’s business experience and experience as a director on the boards of other companies make him well-qualified to serve as a member of our board of directors.

Matthew Maloney

Mr. Matthew Maloney has served on MRAC’s board of directors since December 14, 2020. He is founder and Chief Executive Officer of Grubhub, a leading online and mobile food-ordering and delivery marketplace with the largest and most comprehensive network of restaurant partners. Under Mr. Maloney’s leadership, Grubhub has grown its active diner network to more than 27 million users who can order from more than 300,000 takeout restaurants in over 4,000 cities. He led the company through five rounds of investment funding, a 2013 merger with Seamless North American LLC and a 2014 initial public offering. Mr. Maloney currently serves as an advisory board member for The University of Chicago Booth School of Business Polsky Center for Entrepreneurship and a member of ChicagoNEXT, an organization dedicated to driving growth and opportunity in the Chicago business community. He also serves on the board of directors of the Museum of Science and Industry in Chicago. He was named one of America’s most powerful CEOs 40 and under in Forbes Magazine in

2016 and one of the top 50 business people of 2014 by Fortune Magazine. He holds a bachelor’s degree from Michigan State University and two master’s degrees, including an M.B.A., from the University of Chicago. Mr. Maloney’s business experience and experience as a director on the boards of other companies make him well-qualified to serve as a member of our board of directors.

Assia Grazioli-Venier

Ms. Assia Grazioli-Venier has served on MRAC’s board of directors since December 14, 2020. In 2016, Ms. Grazioli-Venier launched Muse Capital with her business partner Rachel Springate. Muse Capital is a seed-stage consumer fund investing in Future of Motherhood/Parenting, Education, Telehealth & Wellness, Gaming, Fintech, and Product-lead Communities. Prior to Muse Capital, Ms. Grazioli-Venier also served on the board of advisors of Northzone, one of Europe’s leading technology investment partnerships whose portfolio includes Spotify and iZettle, sold to PayPal in 2018. For several years an innovation investment advisor to Andrea Agnelli at LAMSE, S.p.a. Starting in 2010, Ms. Grazioli-Venier was advisor to Spotify (NYSE: SPOT) for over five years, where she was involved in global strategic initiatives and business expansion efforts, such as forging deals with Tinder, Dubset, helping to establish the Los Angeles office, as well as building out the artist services division across Europe, that contributed to Spotify’s growth and innovation. Ms. Grazioli-Venier kicked-off her career in 2004, creating and launching TV, Radio & Digital for Ministry of Sound, one of the leading dance music brands/record labels in Europe, which later sold to Warner Music. Ms. Grazioli-Venier also currently serves on the board of directors of Italy’s Juventus Football Club (JVTSF). Ms. Grazioli-Venier also serves as co-chair of AllRaise in Los Angeles, which is a non-profit organization championing diversity in the funder and founder ecosystem, and sits on the board of Impact46, a social impact advisory firm catering to family office foundations. Ms. Grazioli-Venier’s business experience and experience as a director on the boards of other companies make her well-qualified to serve as a member of our board of directors.

Number, Terms of Office and Appointment of Directors and Officers

MRAC’s board of directors consists of five members. Prior to our initial business combination, holders of MRAC’s founder shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of MRAC’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of MRAC’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on MRAC’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of MRAC’s board of directors or by a majority of the holders of MRAC’s ordinary shares (or, prior to MRAC’s initial business combination, holders of MRAC’s founder shares).

MRAC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. MRAC’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that MRAC’s officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The rules of Nasdaq require that a majority of MRAC’s board of directors be independent. An “independent director” is generally defined under applicable Nasdaq and rules as a person other than an officer or employee of MRAC or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of MRAC’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

MRAC’s board has determined that each of Mr. Freston, Mr. Maloney and Ms. Grazioli-Venier is an “independent director” under applicable SEC and Nasdaq rules.

MRAC’s independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of MRAC’s directors or executive officers have received any cash compensation for services rendered to MRAC. Commencing on December 17, 2020 through the earlier of the consummation of MRAC’s initial business combination and MRAC’s liquidation, MRAC will reimburse an affiliate of the Sponsor for out-of-pocket expenses. Office space and administrative support services provided to MRAC by an affiliate of the Sponsor are provided free of charge. The Sponsor, directors and executive officers, or any of their respective affiliates, including Ricketts SPAC Investment LLC and Raine Securities LLC, and other entities affiliated with Marquee and The Raine Group, are paid a finder’s fee, consulting fee or other compensation and are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. MRAC’s audit committee reviews on a quarterly basis all payments that were made by MRAC to the Sponsor, directors, executive officers or MRAC or any of their affiliates. In October 2020, the Sponsor transferred 25,000 founder shares to each of Thomas Freston, Matthew Maloney and Assia Grazioli-Venier at their original per-share purchase price.

MRAC is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence MRAC’s management’s motivation in identifying or selecting a target business and MRAC does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to MRAC’s knowledge, threatened against us or any members of MRAC’s management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

MRAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, MRAC’s annual reports contain financial statements audited and reported on by MRAC’s independent registered public accounting firm. MRAC has filed with the SEC its Annual Report on Form 10-K, as amended, covering the fiscal year ended December 31, 2020.

MRAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “Marquee Raine Acquisition Corp.” “our,” “us” or “we” refer to Marquee Raine Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This discussion and analysis includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.

On April 12, 2021, the staff of the SEC (“SEC Staff”) issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on December 17, 2020, our warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, including with our independent registered public accounting firm and our audit committee, and taking into consideration the SEC Staff Statement, we have concluded that our warrants should be presented as liabilities with subsequent fair value remeasurement.

As a result of the foregoing, the audit committee of the Company, following a review of the accounting guidance related to its public and private placement warrants to purchase Class A ordinary shares that the Company issued in December 2020, and in consultation with management, concluded that the Company’s previously issued financial statements for the Affected Period should no longer be relied upon.

Our accounting for the Company’s warrants as components of equity instead of as derivative liabilities did not have any effect on our previously reported revenue, operating expenses, operating income, cash flows or cash.

In connection with the restatement, our management reassessed the effectiveness of our disclosure controls and procedures for the periods affected by the restatement. As a result of that reassessment, we determined that our disclosure controls and procedures for such periods were not effective solely as a result of the reclassification of the Company’s warrants as derivative liabilities. For more information, see Item 9A included in our Form 10-K/A filed with the SEC.

The financial information that has been previously filed or otherwise reported for these periods is superseded by the information in our Form 10-K/A filed with the SEC, and the financial statements and related financial information contained in such previously filed reports should no longer be relied upon.

The restatement is more fully described in Note 2 of the notes to the audited financial statements included herein.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on October 16, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). While we may pursue an acquisition opportunity in any business industry or sector, we intend to capitalize on the ability of our management team to identify, acquire and accelerate a business in the high growth sectors of TMT. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Our sponsor is Marquee Raine Acquisition Sponsor LP (“Sponsor”), a Cayman Islands exempted limited partnership and an affiliate of The Raine Group LLC and Marquee. The registration statement for our initial public offering was declared effective on December 14, 2020. On December 17, 2020, we consummated the initial public offering of 37,375,000 units (the “MRAC Units” and, with respect to the Class A ordinary shares included in the MRAC Units being offered, the “Class A Ordinary Shares” or “public shares”), including 4,875,000 additional MRAC Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per MRAC Units, generating gross proceeds of approximately $373.8 million, and incurring offering costs of approximately $19.5 million, of which approximately $13.1 million was deferred underwriting commissions.

Simultaneously with the closing of the initial public offering, we consummated the private placement (“Private Placement”) of 6,316,667 warrants (each, a “MRAC Private Placement Warrant” and collectively, the “MRAC Private Placement Warrants”), at a price of $1.50 per MRAC Private Placement Warrant with our Sponsor, generating gross proceeds of approximately $9.5 million.

Following the closing of the initial public offering on December 17, 2020, an amount of $373.8 million ($10.00 per MRAC Units) from the net proceeds of the sale of the MRAC Units in the initial public offering and the sale of the MRAC Private Placement Warrants was placed in the trust account.

We will have until December 17, 2022 to consummate a Business Combination (the “Combination Period”). However, if we have not completed a Business Combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish the rights of the public shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining public shareholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

Our entire activity from inception through March 31, 2021 relates to our formation, the initial public offering and, since the closing of the initial public offering, a search for a Business Combination candidate. We will not be generating any operating revenues until the closing and completion of our Business Combination at the earliest.

For the three months ended March 31, 2021, we had net income of approximately $4.4 million, which consisted of approximately $3.5 million of general and administrative expenses, offset by approximately $7.8 million gain from changes in fair value of derivative warrant liabilities.

For the period from October 16, 2020 (inception) through December 31, 2020, we had net loss of approximately $4.8 million, which consisted of approximately $3.8 million loss from changes in fair value of derivative warrant liabilities, transaction costs – derivative warrant liabilities of approximately $0.9 million and approximately $128,000 of general and administrative expenses.

As a result of the restatement described in Note 2 of the notes to the financial statements included herein, we classify the warrants issued in connection with our initial public offering and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the period from October 16, 2020 (inception) through December 31, 2020, the change in fair value of warrants was an increase of $3.8 million.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $1.2 million in our operating bank account, and working deficit of approximately $1.7 million.

Our liquidity needs to date have been satisfied through a contribution of $25,000 from our Sponsor to cover for certain expenses in exchange for the issuance of the founder shares, a loan of approximately $128,000 from our Sponsor pursuant to a note agreement under which we could borrow up to $300,000 from our Sponsor (the “Note”), and the proceeds from the consummation of the Private Placement not held in the trust account. We repaid the Note in full upon closing of the initial public offering. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans. As of March 31, 2021, there were no amounts outstanding under any working capital loan.

We do not have sufficient liquidity to meet our anticipated obligations over the next year from the issuance of these financial statements. In connection with our assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” our management has determined that we have access to working capital loans (as defined in Note 4) from our Sponsor that are sufficient to fund us the working capital needs for at least one year from the issuance of these financial statements.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet the Company’s needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Related Party Transactions

Founder Shares

On October 28, 2020, our Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 10,062,500 founder shares. On November 10, 2020, our Sponsor surrendered 718,750 founder shares to the Company for no consideration, resulting in an aggregate of 9,343,750 founder shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. Our Sponsor agreed to forfeit up to 1,218,750 founder shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the founder shares would represent 20.0% of the Company’s issued and outstanding shares after the initial public offering. On December 15, 2020, the underwriter fully exercised its over-allotment option; thus, these founder shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (a) one year after the completion of the Business Combination and (b) upon completion of the Business Combination, (x) if the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Business Combination that results in all of the shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering we consummated the Private Placement of 6,316,667 MRAC Private Placement Warrants at a price of $1.50 per MRAC Private Placement Warrant with our Sponsor, generating gross proceeds of approximately $9.5 million. Each whole MRAC Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the MRAC Private Placement Warrants was added to the proceeds from the initial public offering held in the trust account. If we do not complete a Business Combination within the Combination Period, the MRAC Private Placement Warrants will expire worthless. The MRAC Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees (provided, that they may be redeemed in accordance with the warrant agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value (as defined in the warrant agreement) equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share).

Our Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their MRAC Private Placement Warrants until 30 days after the completion of the Business Combination.

Related Party Loans

On October 28, 2020, our Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the initial public offering pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the initial public offering. Through December 17, 2020, we borrowed approximately $128,000 under the Note. We repaid the Note in full upon closing of the initial public offering.

In order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan the Company funds as may be required (“working capital loans”). If we complete a Business Combination, we will repay the working capital loans out of the proceeds of the trust account released to the Company. Otherwise, the working capital loans will be repaid only out of funds held outside the trust account. In the event that a Business Combination does not close, we may use a portion of the proceeds held outside the trust account to repay the working capital loans but no proceeds held in the trust account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon completion of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the MRAC Private Placement Warrant. As of the date of issuance, we have had no borrowings under the working capital loans.

Administrative Support Agreement

Commencing on the effective date of the prospectus filed in connection with the initial public offering, we agreed to reimburse our Sponsor for out-of-pocket expenses through the completion of the Business Combination or the Company’s liquidation. Office space and administrative support services provided to the Company by our Sponsor will be provided to us free of charge.

In addition, executive officers and directors, or any of their respective affiliates, including Ricketts SPAC Investment LLC and Raine Securities LLC and other entities affiliated with Marquee and The Raine Group, will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to a Business Combination will be made using funds held outside the trust account.

Commitments and Contingencies

Registration and Shareholder Rights

The holders of founder shares, MRAC Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any Class A Ordinary Shares issuable upon the exercise of the MRAC Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon completion of the initial public offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriter a 45-day option from the date of the final prospectus relating to the initial public offering to purchase up to 4,875,000 additional MRAC Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 15, 2020, the underwriter fully exercised its over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $7.5 million in the aggregate, paid upon the closing of the initial public offering. The underwriter also reimbursed approximately $3.0 million to the Company to cover for expenses in connection with the initial public offering.

In addition, $0.35 per unit, or approximately $13.1 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the trust account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The deferred underwriting fee payable in connection with the consummation of the business combination will remain constant and will not be adjusted based on the number of shares that are redeemed. As such, the deferred underwriting fee would represent approximately 3.5% and 11.9% of the value of the cash remaining in the trust account assuming the no redemption scenario and the maximum redemption scenario described herein, respectively.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the period reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. Our Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 33,455,183 and 33,044,958 Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, respectively, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. We have not considered the effect of the warrants sold in the initial public offering and the Private Placement to purchase an aggregate of 15,660,417 shares of the Company’s Class A Ordinary Shares in the calculation of diluted income (loss) per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income (loss) per ordinary share, basic and diluted for Class A Ordinary Shares are calculated by dividing the interest income earned on cash, cash equivalents and investments held in the trust account, net of amounts available to be withdrawn from the Trust Account to pay the Company’s income taxes, for the period presented, by the weighted average number of Class A Ordinary Shares outstanding for the period. Net income per ordinary share, basic and diluted for Class B Ordinary Shares is calculated by dividing the net income, less income attributable to Class A Ordinary Shares, by the weighted average number of Class B Ordinary Shares outstanding for the period.

At March 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then participate in the earnings. As a result, diluted income per common share is the same as basic net income per common share for the period presented.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 9,343,750 warrants to purchase Class A ordinary shares to investors in our initial public offering and issued 6,316,667 MRAC Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the initial public offering and Private Placement have been measured at fair value using a Monte Carlo simulation model.

Recent Issued Accounting Standards

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Our management does not believe that there are any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT ENJOY

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Enjoy and its subsidiaries prior to the consummation of the Business Combination.

Letter from Ron Johnson, Enjoy Founder and Chief Executive Officer

Dear Prospective Investors and Enjoyers,

When I led the Apple Stores one of the best compliments we frequently received from customers was, “I wish I could take you home with me!”

Years later, that request became the idea for starting Enjoy: “What if the best of the store could come to you?”

Today, seven years since our inception, we bring an entire retail experience through the door of Consumers’ homes and operate mobile stores for several of the world’s leading companies.

Over the past 25 years, Commerce has been moving to the home as customers choose to shop at home versus go to stores. Unfortunately, all we have had is digital convenience. Now, with Enjoy, customers get more. Our Mobile Stores pair the convenience of online shopping with the experience of a store all in the comfort of the home.

Retail has always been about the next disruption - and we believe Enjoy is the next disruption.

Our Commerce-at-Home experience starts when you make a purchase online from AT&T in the United States, BT or EE in the United Kingdom and Rogers in Canada, and Apple in select US cities. You simply book a time and place – often as soon as today or tomorrow – and a trained Enjoy Expert delivers and sets up your new products in the comfort of your home, for free. But that’s just the start. We provide an entire shopping experience, which includes the chance to purchase additional hardware and accessories, sign up for subscriptions and services, and trade in old devices.

For our Business Partners, we elevate the online buying experience while providing substantial new revenue opportunities. We are proud of the tremendous value we deliver to both our Business Partners and Consumers and are especially gratified by our industry leading Net Promoter Score.

Our ability to create a retail experience in the comfort of your home rests on a complex technology platform. Our first engineering hires came right out of top-tier tech companies. They in turn attracted an incredible team that has created the proprietary technology platform which fuels our Mobile Stores.

We see our technology platform as being the key ingredient to our “secret sauce,” and it’s hard to replicate. There’s a reason we can say that no one else has done this before. Our Mobile Stores are managed efficiently, delivering experiences in two-hour timeframes. Every store is like a warehouse on wheels serving consumers as it moves around the market daily. Our Experts deliver experiences with a point of sale device that brings the store to the home. Our proprietary technology platform is powered by our Live Apps and Smart Systems to track inventory and improve efficiency in real-time, making an exceptional Consumer experience.

We estimate that we are on track to deliver more than $1 billion in revenue with 30% EBITDA margin by 2025. We are currently in 84 locations globally, and in North America we experienced 28% year-over-year revenue growth in 2020, even amid an incredibly challenging environment. We acknowledge that financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Enjoy’s business, all of which are difficult to predict and many of which are beyond Enjoy’s and MRAC’s control. We have devoted substantial capital resources to our development and incurred a history of substantial losses. During the years ended December 31, 2020 and 2019, we incurred net losses of $157.8 million and $89.7 million, respectively. While we currently expect to incur losses as we continue to expand into new markets and geographies, we nevertheless believe that our platform is strong, with the potential for ample growth.

With our focus on the leading communications and consumer electronics companies, and our first mover advantage, we have the opportunity to expand worldwide and become the primary way people buy technology from the industry’s leading brands. Our lifetime Net Promoter Score (NPS) or customer satisfaction score is 88, far surpassing other telecommunications and technology groups.

We also see a day when Consumers will experience Enjoy for fashion, beauty, fitness and other consumer product categories that demand a premium experience in the place that matters to them most – their home.

When I was 25 and had just completed business school, I’ll never forget telling my family and friends that I’d found my dream job unloading trucks at a Mervyn’s store. My goal was to impact a single industry for a lifetime. I knew that to do this, I had to start on the ground floor.

Years later, while I was working at Target, we partnered with world-class designer Michael Graves and created beautiful new products, proving that good design didn’t have to be expensive. With the Apple stores, we proved that an experience is the best way to serve a customer. Now I get to move the store to the home.

I have been passionate about retail my entire career. I have learned from many but the most powerful lessons I learned came from working at Apple with Steve Jobs. He taught me that when you deliver the highest quality you can imagine, you will have a great business forever. We are building Enjoy with the same mindset.

Like the disruptions I have admired for so many years, we believe the massive and rapid movement to Commerce-at-Home gives us a multi-decade opportunity to build something great.

I want to thank everyone at Enjoy who has helped create our wonderful company, and I want to thank our Business Partners for trusting us with their customers. I also am grateful to the millions of Consumers who have invited us into their homes.

We would be honored to be invited into your home someday as well.

Sincerely,

Ron Johnson

Founder and CEO

Overview

Enjoy started with a simple question, “What if the best of the retail store experience could come to you?” Over the last seven years, we created, built and optimized the Mobile Store, a new channel that pairs the convenience of online shopping with the personal touch of an in-store retail experience in the comfort of Consumers’ homes. We are reinventing the retail experience and Commerce-at-Home by leveraging innovative technologies, working with leading global telecommunication and technology companies, and developing a passionate and caring workforce.

In the past few decades, eCommerce has disrupted the retail industry in virtually every category, shifting commerce from physical stores to the home. While eCommerce channels have greatly expanded choices and increased convenience with fulfillment to customers’ doorsteps, they have not addressed the importance of an interactive shopping experience that customers desire for premium products, such as technology. We founded Enjoy in 2014 to create a differentiated retail experience for Consumers that cannot be achieved by the existing eCommerce delivery channels. We believe our Mobile Store represents the next disruption in the consumer shopping experience.

We have contractual partnerships, commercial relationships and/or authorized dealer agreements with leading telecommunications and technology companies (such arrangements, “Business Partnerships”), including AT&T in the United States, BT-EE (British Telecom) in the United Kingdom, Rogers in Canada and Apple in select United States cities (such companies, “Business Partners”). We provide the Commerce-at-Home experience to our Business Partners’ end customers (“Consumers”). Enjoy delivers a broad assortment of telecommunications and technology products and accessories for our Business Partners. Our Experts, led by their managers (“Captains”), provide everything that is provided by a store in the comfort of a home including set-up, activation and demonstration of the products we deliver. We assist Consumers in evaluating and selecting a wide range of accessories, media subscriptions, device protection, broadband and other services. We will also assist in the trade-in and upgrade of products. We strive to deliver products with same-day or next-day frequency, matching the speed of best-in-class eCommerce channels.

Our revenue comes from a variety of fees and commissions from setup, delivery, and selling services, subscriptions, and hardware during a visit. These fees and commissions are paid to us by our Business Partners, while the Enjoy service is free to the Consumer. During our Mobile Store shopping experience, the Consumer makes direct payment to our Business Partners via secure mobile point-of-sale devices. After confirmation of the purchase, our Business Partners then remit our fees and commissions directly to us.

Our Experts are central to the Commerce-at-Home experience we provide for Consumers. They are 100% Enjoy employees and have the skills, training and passion for customer service to be deeply knowledgeable about the products and services that we offer. We believe our Experts bring a world-class and deeply engaging shopping experience to Consumers.

Our business is enabled by highly sophisticated, proprietary sets of technology applications, systems and data science tools. To deliver and optimize millions of retail experiences, we built our technology platform from the ground up to support deep integrations, smart logistics and a variety of solutions to empower our Experts to provide the best and most personalized experience for every Consumer.

Our existing footprint provides access to over 50% of the population across the United States, United Kingdom and Canada, representing over 200 million addressable Consumers. We are changing the way millions of people around the world purchase and experience their technology products and subscription services.

Enjoy currently operates Mobile Stores in 84 locations, and we have the opportunity to be in every leading country around the world. As of May 7, 2021, our team included approximately 1,552 trained Experts, who have achieved more than 205,000 10-out-of-10 ratings from over 260,000 reviews. Enjoy’s lifetime Net Promoter Score (NPS), or customer satisfaction score, which is based on Enjoy-surveyed customers, is 88, far surpassing other telecommunications and technology groups. We expect this NPS to improve as we sell more through the door.

In the second half of 2020, our Enjoy Mobile Stores were profitable in 18 of our U.S. markets, and we expect the number of profitable markets to expand in 2021 and beyond. As we execute on our growth plans and scale, we will continue to reap the benefits of our early infrastructure investments and scalable financial model, which is asset-light and features a near-zero Consumer acquisition cost.

The Enjoy platform has a strong foundation for growth, and our strategic plan builds on this through continued expansion with our current Business Partners. As we start layering in geographical expansion, additional revenue streams, and additional Business Partners, our growth potential begins to expand exponentially. We have just begun to scratch the surface on what the Mobile Store can accomplish, and we are excited to begin our next phase of growth.

Our seasoned leadership team has experience leading some of the premier consumer brands across technology and retail companies. Collectively, the management team has extensive experience scaling companies in stages of substantial growth, transitioning from private to public ownership, and managing the day-to-day operations of a public company. Our leadership team will help us deliver on our growth plan while we uphold our values. We believe that we have created a truly differentiated retail model and that the Mobile Store will transform the future of the industry.

The Problem

Over the last two decades, eCommerce has upended the traditional physical retail model, shifting commerce from stores to Commerce-at-Home. eCommerce started over 25 years ago and was primarily focused at the outset on a narrow set of products and has rapidly expanded to a $4.28 trillion global market today. Digital channels brought the shopping experience to the doorstep, enabling customers to buy and receive their purchases without ever having to leave the home. Fulfillment to the door has been made easier and faster than ever with technology companies achieving massive success through last-mile innovations, and online penetration of retail sales grew approximately 27% in 2020.

However, the current eCommerce experience has one fundamental flaw: it ends with a package at the door. Brands lose the personal connection to their customers, their ability to provide in-person advice and support, and their ability to upsell products and services as online retail continues to gain share. Meanwhile, physical stores continue to close worldwide as eCommerce displaces traditional retail at an estimated rate of 2.5 closures per physical store opening in 2021. These trends indicate that in the decades to come there is a substantial opportunity to capitalize on the expanded demand for Commerce-at-Home. This is the power of Enjoy. The physical retail experience is ripe for change. We are taking the shopping journey through the door by providing a comprehensive experience in the place that matters the most—the home.

Our Solution

It is against this backdrop that we pioneered the Mobile Store, a new channel that combines the convenience of online shopping with the personal touch of an in-store retail experience within the comfort of Consumers’ homes. With the Mobile Store, Enjoy provides a high-touch experience, with the support of a trained Expert, wherever is convenient for Consumers. Our platform is underpinned by highly sophisticated machine-learning technologies, resulting in high customer satisfaction and numerous new revenue opportunities for us and our Business Partners.

How do Mobile Stores work?

Our Mobile Stores provide the experience of a traditional physical store, but better. The quality of the retail experience is incredibly important to how Consumers determine overall satisfaction with brands and products. We bring the premium in-store experience and the convenience of online shopping to the home. We strive to deliver products with same-day/next-day frequency, matching the speed of traditional eCommerce channels. Throughout the in-home experience, we set up and activate the Consumer’s product and provide a demonstration of key features. We also help Consumers evaluate and purchase a wide range of accessories, media sources, protection plans, broadband and other services, many of which are on a subscription basis. We also assist Consumers in the trade-in and upgrade of products, where applicable. To get started, a Consumer follows the process below:

Step 1: Place an order. Consumers initiate a purchase, often on our Business Partners’ eCommerce sites. When going through the online purchase flow, a Consumer selects Enjoy as the fulfillment option, free of charge, and schedules their Enjoy experience in real-time at checkout. Consumers are offered two-hour delivery windows, often as soon as the same-day, at any location within our covered markets. Our Business Partners drive Consumers to the Enjoy experience, resulting in a near-zero Consumer acquisition cost for Enjoy, as well as a chance for our Business Partners to offer a higher touch delivery as well as an incremental service and sales experience which is not available with traditional delivery.

Step 2: A trained Enjoy Expert delivers your order. Our proprietary technology assigns an Expert, who is fully employed and trained by Enjoy. It also suggests additional inventory in real-time for our Expert to add to the Mobile Store to carry to the visit. Our Experts have a passion for technology and helping Consumers get the most out of their purchases, and their kindness and ability to make a deep connection with Consumers is paramount to the experience. Our Experts initiate communications with the Consumer before the visit via a text or a phone call to provide status updates ahead of delivery. This helps Experts set expectations for the visit, learn more about the Consumer’s wants and needs, and personalize the visit. Through our Expert app, the Expert receives smart routing instructions that optimize drive time efficiency to arrive within the time window requested by the Consumer.

Step 3: Experience Commerce-at-Home through the Mobile Store. Once through the door and in the home, our Experts are ready to deliver a complete retail experience with our premium, highly-personalized service. The Expert begins by helping the Consumer set up their new purchase, including any installation and activation. The Expert can also teach the Consumer how to best use the product.

As part of the experience, our Experts can offer and sell additional products, services and subscriptions, such as accessories, media subscriptions, device protection, broadband, trade-ins and upgrades. In select visits, Experts can also share our proprietary Live Catalog, a smart merchandising app that Consumers access via a QR code that shows all available inventory in the Expert’s vehicle at that moment. Consumers can then purchase that inventory on the spot. Using the same secure mobile point-of-sale devices our Business Partners use in their stores, these transactions are made simple and convenient. We love saving Consumers a trip to the store.

The relationship formed between Consumers and Experts is not limited to this first visit. For some relationships, we offer the opportunity for the same Expert to follow up with the Consumer and return for a second visit. This allows space for final decisions on products or the presence of another person to help finalize a sale that might have been lost in a traditional retail space and could have been lost in a traditional online shopping environment.

The simplicity of the experience is driven by a highly-sophisticated, proprietary set of apps, systems, and data science tools. To deliver and optimize millions of Commerce-at-Home retail experiences that are unique to each Consumer, we have had to build our technology platform from the ground up around four major tentpoles:

•	Integrations: Powered by our proprietary APIs, we are deeply integrated with our Business Partners and are embedded into their checkout flows.

•	Scheduling and Routing: Powered by machine learning and analytics, Enjoy’s technology assigns Experts in real time.

•	Inventory and Logistics: Enjoy’s inventory is assigned to vehicles and Experts based on given and predicted demand, and is powered by machine learning and analytics.

•	Modern Retail Tools: We use internally built tools to empower our Experts to provide the best and most personalized experience for every Consumer.

Why Enjoy wins.

Our Commerce-at-Home Mobile Store is redefining the way Consumers experience their favorite brands and products. It creates an immersive and highly-satisfactory experience for Consumers, as evidenced by a remarkable lifetime NPS score of 88—a score that significantly surpasses the telecommunications industry average of 29 points. Our Business Partners get the benefit of this incredible customer experience, as well as a revenue opportunity that mirrors traditional retail and far surpasses traditional eCommerce. It is not surprising Enjoy has become one of the highest quality and most valuable channels for some of the world’s largest premium, high-touch Consumer brands. The trust we have with both our Business Partners as well as Consumers has created a beneficial flywheel.

Enjoy brings our Business Partners brand value, incremental revenue, and cost savings. Enjoy improves their brands through world-class experience and Consumer engagement while acting as a cost efficient, direct channel that reduces fraud, returns and support calls. We also drive significant incremental revenue for our Business Partners through the sale of products and subscription services that Consumers purchase in-visit. In exchange, our Business Partners drive Consumers to Enjoy at almost no Consumer acquisition cost to us, make Enjoy a delivery option in their checkout process, and train and encourage their call center employees to offer Enjoy to Consumers.

Enjoy provides Consumers with convenient, highly-customized experiences to ensure that their unique needs are met. Consumers get the convenience of choosing a two-hour window often same-day or next-day all within the checkout flow itself. Consumers not only benefit from time saved from not having to go to the store but also benefit from having a knowledgeable Expert at their service to help with device setup, answer questions and provide advice during the experience—all at no additional cost to them. Consumers also benefit from the opportunity to learn about and purchase additional, complementary products and services that meet their needs—and they can do this on-the-spot.

Our Competitive Strengths

Enjoy’s competitive strengths represent a defensive moat that we estimate would take a competitor more than three years to replicate and we believe will withstand competitive pressures. We expect Enjoy’s trusted Business Partnerships, expertly-trained employee base, proprietary technologies, differentiated business model, compelling value proposition and visionary and experienced leadership will continue to drive and sustain Enjoy’s success for decades to come.

Trusted, embedded Business Partnerships: Our Business Partnerships are with some of the world’s leading Consumer companies with a shared commitment to superior customer service. We believe that the fact that some of the world’s most iconic and valuable brands trust Enjoy with their Consumers is a testament to the high standards that Enjoy sets for service excellence and a reflection of the unique value that we provide. Many of these Business Partnerships exist in the form of exclusive contracts, highlighting a foundation of trust and long-term partnership.

Connected, full-time Experts: The Enjoy team is not a group of contractors or freelancers; it is a deeply connected family of employees empowered to react to unique circumstances. Our team is passionate about technology and laser-focused on delivering world-class service. Experts are full-time employees and receive generous benefits. We believe that happy employees lead to great experiences which result in happy Consumers and Business Partners. Our Enjoy team is invested in the success of the company and each member executes against a shared vision.

Proprietary technology platform: Our platform was built from the ground up and iterated on over the last six years. Our business is custom-built to deliver millions of unique retail experiences to the home. Our technology stack was built by an experienced, in-house engineering team from top-tier tech companies in Silicon Valley. The end product is a platform that is dynamic, intelligent, and adaptable to the complexities of our unique business model, making it difficult to replicate. Powered by our proprietary APIs, we are integrated with our Business Partners and fully embedded into their online buy-flows as well as select Business Partners’ call centers and stores.

Compelling value proposition: We believe that Enjoy has cracked the code on how to bring the best of the store to the comfort of the home. Enjoy’s Mobile Store delivers and activates new products for free in the comfort of the home. Not only can Consumers skip the trip to the store, but they can also purchase additional products and services, such as accessories, subscriptions and upgrades, all within a single visit. We believe we deliver incredible, unparalleled value to the Consumer and to our Business Partners.

Unique business model: We believe we invented and optimized a Commerce-at-Home retail channel that addresses specific pain points for our Business Partners and Consumers. The trust we have built with both groups reinforces our flywheel. Enjoy has established deep Business Partnerships with premium consumer brands, which we believe is extremely difficult to duplicate and allows us to scale across the globe at a near-zero Consumer acquisition cost. This positions Enjoy for future success in a channel that is still early in adoption.

High growth, scalable, and asset-light: Our warehouses and vehicle fleet are fully leased to reduce capital outlay, and our inventory is 100% consigned, minimizing working capital requirements. We believe this asset-light model, coupled with our existing dynamic technology infrastructure, and our in-place training and onboarding procedures allow us to effectively scale our business. Coupled with strong market dynamics in eCommerce, we believe we have the ability to add new Business Partners, expand our geographic footprint domestically and internationally and grow our market share quickly. Our executive team has experience building, growing, and transforming dynamic growth businesses, and we believe this will enable our continued growth for many years.

Visionary and experienced leadership: Founder and CEO Ron Johnson, alongside Enjoy’s experienced and multidisciplinary leadership team, brings a proven track record, a deep expertise in building businesses through innovation, and a demonstrated ability to execute. Enjoy has a highly experienced team in place to pioneer a new future for Consumer retail experiences.

Our Industry

Macro backdrop

Megatrends and market tailwinds continue to drive Commerce-at-Home. Consumers are increasingly shopping from home and some have stopped visiting physical retail stores entirely. Online penetration is increasing at an accelerating rate while physical retail is stagnant with more stores closing each year than opening. The subscription economy grew more than 300% over the last seven years and is expected to continue growing at the same pace. Finally, the COVID-19 pandemic has accelerated a secular shift toward flexible, remote work that is expected to stay even after the pandemic ends.

While digital channels made it easier to shop without having to leave the home, those experiences ended with a package dropped at the door. In this process, brands lose a highly valuable part of the sales experience: the personal connection to their customer. Consumers miss the support and confidence provided by a premier in-store retail experience. This is why we invented Enjoy’s Mobile Store. Enjoy intends to fill this void in the retail market by going through the door with a comprehensive shopping experience right in the comfort of a home. Enjoy is making retail work again for everyone.

Who is mobile retail for?

The Enjoy experience appeals to almost everyone. Enjoy provides a desired experience to Consumer groups from different generations with distinct lifestyles, all of whom have individual needs and varied expectations. Enjoy’s experience-obsessed Experts have a passion for technology and helping Consumers get the most out of their purchases. Every Enjoy Expert delivers each experience with individualized deep connections and, most importantly, kindness. We are reinventing Commerce-at-Home, and commerce will never be the same again.

Enjoy is for Millennials and Gen Z who demand convenience and appreciate a helping hand. This group is used to getting everything from dinner to furniture to toothpaste delivered to their doorstep.

Enjoy is for busy parents with even busier kids. This group is constantly handling the needs of the household and keeping up with the schedules of every member of the family. This group depends on the speed, consistency and deep engagement that Enjoy provides.

Enjoy is for the expanding labor force working from home. The lives of this group revolve around the home 24/7. From work to working out, they do not have time to go to the store. With Enjoy, they can shop seven days a week without having to set a foot out of their homes.

Enjoy is for the professionals who spend every minute of their day running businesses, making decisions and managing teams. They do not have time to set up new products while they work. For this group, Enjoy meets the expectations of their lifestyles and ensures that their product will arrive on time and start working from the get-go.

Enjoy is for the not-so-tech-savvy who require dedicated attention to get their products and services up and running. Enjoy not only provides this group with valued help, but we make the experience friendly and personable. We care deeply about Consumers’ happiness.

We are making Consumers happy at unheard-of levels, as demonstrated by Enjoy’s leading historical NPS score of 88. Consumers experience Enjoy once, and they like it so much that they keep coming back for more. Enjoy becomes their regular, preferred platform, and we make it easy for them. Creating personalized experiences for all Consumers is what we do.

Our Business Partnerships

Business Partnerships

Today, we serve some of the world’s largest premium consumer brands, including Apple, AT&T, BT-EE, and Rogers. Each of these companies has a leading market share as defined by revenue, subscribers, the category or mobile devices. AT&T leads U.S. market share in revenue with more than 180 million subscribers. BT-EE leads U.K. market share in total subscribers with more than 30 million subscribers. Rogers leads the Canadian market share in wireless with more than 10 million subscribers. Apple leads U.S. market share in mobile devices with over 1.5 billion active devices globally. As of December 31, 2020, our top two Business Partners in the U.S. and the U.K. accounted for 68% and 23% of our revenue, respectively. We expect the percentage of these two Business Partners as a portion of our revenue to decline over time as our partner relationships expand.

Enjoy has become one of the highest quality and most valuable channels for our Business Partners, and we are just scratching the surface. We have consistently increased adoption with our Business Partners by adding more hardware, services and subscription products for fulfillment through the Enjoy platform. We have also consistently expanded our coverage of their retail sales across markets. Furthermore, Enjoy is deeply integrated with our Business Partners, including full integration in their online checkout flows, as well as select Business Partners’ call centers and stores. Many of our Business Partnerships are mutually-exclusive, further pointing to the tremendous value we bring to our Business Partners.

Our revenue strategy provides Win-Win-Win dynamics for Enjoy, our Business Partners, and Consumers. Our Business Partners drive Consumers to Enjoy at a near-zero Consumer acquisition cost to Enjoy. Enjoy in turn converts a cost center into a profit center for our Business Partners. We transform delivery into a high-quality, personalized sales opportunity, which drives incremental sales for add-on products, subscriptions and services. This allows us to increase revenue for our Business Partners by selling more to Consumers and by increasing the velocity in which we serve Consumers. At the moment of purchase, our Business Partners keep the entire gross margin of the initial product sold. Enjoy earns a fee for the delivery and set-up of the product and overall customer experience. These delivery and setup fees paid to Enjoy are offset by our Business Partners through the elimination of shipping costs, lower costs related to fraud, reduced returns, call center costs. Enjoy also earns additional revenue for incremental hardware, accessories, subscriptions and services sold to the Consumer during each visit and our Business Partners earn the remaining gross margin generated from these incremental sales by Experts. So far in 2021, an Enjoy Expert sold at least one additional product to a Consumer in 48% of visits in our North American communications Business Partner experiences. All the while, the Consumer has a value-add experience, that is easy and convenient, and is all set up with their new products efficiently and conveniently. Win, win, win.

Business Partnerships: Opportunity and Strategy

We believe we have developed a successful playbook and have a direct path to continue growing in our current markets and expanding into new geographies. We are intensely focused on having Business Partnerships with leading companies and servicing their Consumer demand across markets. This approach powers us to achieve significant reach with near-zero Consumer acquisition cost. We plan to expand to new markets in the summer of 2021 with select Business Partners, and by 2025, we expect to expand with our existing Business Partnerships and serve some of the leading premium Consumer brands in more countries around the world, including Germany, France, Japan, Spain, Italy, and Australia. We believe Enjoy has the opportunity to operate in nearly every country around the globe.

We believe we have a considerable runway with our current Business Partners and an increased total addressable market through future Business Partners. As we expand into new regions with our current Business Partners, we see a total addressable market opportunity of $48 billion. As we take on new Business Partners in our existing categories, we see a total addressable market opportunity of $265 billion1. While not currently in our plan, we see significant opportunities for Enjoy in the future to enter new adjacent categories such as fitness, luxury apparel, beauty, and automotive, any of which would further increase our total addressable market opportunity.

[1]

We calculate our total addressable market revenue by multiplying the estimated potential visits with our current and future potential Business Partners in our current and future potential geographies, respectively, by our illustrative revenue per visit of $150 in 2025E and then we multiply by an illustrative potential market share of 10%. We calculate total addressable market EBITDA by further multiplying the total addressable market revenue by our 2025E projected Adjusted EBITDA margin of 30%. We estimate our potential visits with our current and future potential Business Partners in our current and future potential geographies by summing the number of subscribers of our telecommunication Business Partners and number of devices sold by our Consumer electronics Business Partners in the relevant region.

Our technology platform

Our Technology Strategy

Our mission is to build the technology that allows our Experts to deliver life-changing, joy-generating Commerce-at-Home experiences to each and every Consumer. We began designing and developing our proprietary technology stack over six years ago, as there was no off-the-shelf technology solution that could bring the best of the store through the door of the Consumer.

We took a clean sheet of paper to reimagine a retail platform, taking the best of traditional retail and making it an entirely mobile experience. Developing the technology needed to enable a personalized experience to every Consumer is a significant challenge. To build this disruptive technology, we created a culture of innovation that allows us to move fast, learn constantly, and adapt quickly. Through years of tireless development by a world-class, in-house engineering team, we succeeded in custom building a proprietary platform that is dynamic, intelligent, and adaptable to the complexities of our unique business model.

Development Approach

Our engineering culture is built on the following principles:

1.	We operate in a mode of continuous and agile development.

2.	We hold ourselves accountable to solving problems versus jumping directly to building a solution.

3.	We start with a minimum viable product (MVP) and move to scaling the product after we better understand the data, learnings and impact with each iteration.

4.	We constantly strive to ruthlessly prioritize our roadmaps to make sure we work on the most impactful problems that scale our business and drive real improvements.

5.	We continuously focus on opportunities for re-architecting and refactoring to unlock the capacity for scale and next-level system performance.

Our technology roadmap for the next two years is focused on leveraging more aspects of artificial intelligence and machine learning to better meet Consumer needs and to take advantage of revenue growth opportunities. We will continue to raise the bar on experience while optimizing Expert efficiency and performance.

Proprietary Technology Platform

We organize our engineers in small teams (internally referred to as PODs) to optimize for efficiency and impact. A POD is a small, cross-functionally staffed, autonomous team solving problems for a shared goal or purpose. A POD is led by a product manager and supported by software engineers, data scientists, product designers and subject matter experts that drive the continuous development of a logical part of our core platform.

Core Proprietary Software Platform

1.	Integration Platform

Our Integration Platform enables deep integration of Enjoy’s experience with each of our Business Partners’ retail and/or sales channels using a combination of real-time application programming interfaces (APIs) and live applications. Customers place orders directly via our Business Partners’ existing retail and/or sales channels by selecting Enjoy at checkout. Orders fulfilled by Enjoy can be directly managed from our Business Partners’ internal systems, including eCommerce, POS and/or CRM. The platform also offers a turnkey, single sign-on live application to easily enable the Enjoy service offering.

We have evolved our integration platform to enable fast and easy integrations with new and existing Business Partners. With regard to our onboarding procedures, we have been able to reduce integration times for new business partners from approximately two years to less than eight months. Moreover, we can implement new B2B (business to business) integrations in weeks by leveraging our pre-build accelerator tools, mappings and integration framework. Our platform manages complexity at scale with feature richness that took years to mature and has positioned Enjoy for fast global expansion and scale. Both modern and legacy systems are integrated through each step of the Consumer experience, deepening the ties between Enjoy and its Business Partners, and acting like a permanent bond.

Our core platform is architected with an adaptive design that allows Enjoy to expedite integration changes. Additionally, this architecture minimizes dependence and engineering development costs to our Business Partners. Once our adaptors are plugged into our Business Partners’ systems, we are able to manage most changes on our own, including deploying new features, piloting features in one or more markets and/or running A/B tests. Our platform features are reusable by our Business Partners while also having enough configurability to meet the individual needs of each of our Business Partners and of Enjoy.

2.	Field Platform

Our Field Platform provides Experts and their Captains a host of tools to help them manage their days. Each step of an Expert’s day is guided with a native mobile app (Expert app) so they can focus on delivering highly personalized experiences to every Consumer. We constantly strive to measure and instrument our end-to-end Consumer and Expert journeys. This allows us to track in real time where each Expert is, what they are doing, how long the experience is taking, and how effective the experience has been. The Experts and our technology get smarter every day.

Each Captain gets real-time access to their team of Experts via a field platform app called Live Schedule. With the app, Captains can see live mapping locations, available inventory, and upcoming Consumer visits and interests. Live Schedule enables unparalleled visibility in a mobile world. Utilized by leaders across Enjoy, Live Schedule enables us to understand an Expert’s day in real-time. It also drives real-time insights that help our leaders provide coaching and support to Experts in real-time. We believe we are more connected as a company with our Experts in the mobile world than a sales manager is connected to sales personnel in a traditional retail store.

3.	Mobile Inventory Management Platform

Our Mobile Inventory Management Platform provides a modern, real-time warehouse and logistics management application. The platform manages the end-to-end movement of inventory, providing streamlined flows that enable Enjoy fulfillment teams to execute with incredible speed, accuracy, and efficiency. Moreover, our systems use a wealth of data—including demand, scheduling and route planning—to predict and prescribe what inventory to prepare for each visit. Our mobile inventory system will optimize committed inventory and additional inventory for incremental sales and provides insights on availability, routing flexibility, and many other use cases. It also packages the inventory into a pick-and-pack list that takes fulfillment operators through the warehouse in only one pass.

Our model operates with consigned inventory and thus requires a huge degree of trust and accountability with our Business Partners. To earn that trust, our Mobile Inventory Management Platform provides visibility into the location of each inventory unit. It also shows a full audit trail of where every unit has been, who moved it, and why. We have confidence in our ability to move inventory from our Business Partners to the Consumer swiftly.

4.	Smart Routing and Activity Assignment Algorithm

Enjoy’s Smart Routing and Activity Assignment is a proprietary algorithm that matches Experts and inventory with Consumer orders in real-time. This real-time predictive planning model maximizes daily revenue and provides the best experience for every Consumer’s needs by regularly re-optimizing routes and activities. The model generates routes and activities based on where every Expert is, where and when visits are scheduled, inventory availability, changing traffic conditions, optimal times for Expert breaks, and much more. Experts make the most out of their day, maximizing the number of experiences they deliver in a day as well as the revenue per visit.

5.	Live Catalog

Live Catalog is a proprietary platform (and app) that provides Consumers with a high-touch, digital shopping experience, giving them the ability to add to their order and receive instant gratification. Live Catalog is a smart merchandising platform (and app) available in select visits. It allows Experts to show Consumers all available inventory in the Expert’s vehicle at that moment. Consumers can browse and purchase the available inventory on-the-spot. Consumers gain simple access to Live Catalog through a text from the Expert or a QR code scan during the visit. In addition, when a Consumer expresses interest in purchasing a product or service that is unavailable in the vehicle but available at the warehouse, Enjoy is able to capture this need via Live Catalog and schedule a future follow-up visit for that Consumer, reserving the inventory for that Consumer on-the-spot. We continue to create incremental revenue opportunities via new Live Catalogue features to support our tremendous growth.

Development Operations Platform

Our technology is hosted on a third-party cloud computing infrastructure that can scale up quickly and efficiently. To scale quickly, we focus on speed of development, automation, learning, and iterating using a continuous release process. Our Development Operations Platform provides engineers with access to on-demand staging environments with the push of a button, allowing them to pick their mix of Enjoy-developed applications, features, and databases. This empowers our engineers to move quickly and own the end-to-end development cycle through self-service tools. This includes everything from building prototypes to full-scale major feature releases with alerting, reporting, automated tests, escalations, and feature flagging at the market and individual levels.

Data Platform

Enjoy’s proprietary data platform has been the force behind decision making across the company since its inception. The data architecture delivers real-time data pipelines from all proprietary and nonproprietary systems. It maintains a central library of our data dictionary and definitions covering all aspects of Enjoy’s business.

The data platform is designed and built to scale. It leverages a variety of proprietary and commercially available tools to deliver consistent Key Performance Indicators and business performance metrics to all cross-functional teams and individuals within Enjoy. Further, the self-healing data pipeline created to build the underlying data repository and data warehouses ensure consistent and near-real time data insights that keep Enjoy stakeholders aligned and focused on priority opportunities.

Enjoy’s data platform uses predictive learning models to power rapid experimentation, “what if” scenario simulations, and forecasting, all while enabling our business teams to succeed at scale.

We have been in a constant pursuit to empower our employees with data-driven decision making by giving them a user-friendly, self-service data platform. The platform offers both an easy-to-use web interface as well as an API framework for integrating data with other systems at Enjoy. This platform also enables users to create their own reports and dashboards and empowers them with insights they need.

Our Growth Strategies

Enjoy is well-positioned to capitalize on exceptionally attractive growth opportunities in the near, medium and long-term. We invested heavily in our infrastructure early in our development as a company to provide substantial capacity to grow. With our asset-light business model and near-zero Consumer acquisition cost, our platform is able to grow rapidly. Not only do we have the infrastructure, scalability and team in place, but we also have the right strategies to propel our growth forward.

Our goal is to be a global Commerce-at-Home operator of Mobile Stores for the world’s leading companies. We intend to add new visit types and take advantage of our technology and resources to create new services that will help meet the growing demand for Commerce-at-Home and our offering. As we grow and expand our offerings, we will continue to enable our Mobile Stores to reach new Consumers across a variety of additional vectors. This will help us continue to gain share in what we believe is a $265 billion total addressable market opportunity in our current product and service categories.

Enjoy intends to pursue the following growth vectors:

Increase volume with Enjoy’s existing relationships: We are in the early stages with our existing Business Partnerships, and we believe we have significant headroom to drive increased volume. Our goal is to continue to grow our share of the volume from our Business Partners by adding additional Mobile Stores, channels and visit types. We believe our Mobile Stores will be the preferred method for Consumers to acquire products and services.

Add new Business Partnerships: We will continue to execute and support our existing Business Partnerships while actively exploring new opportunities to bring Enjoy’s Commerce-at-Home experience to more companies and Consumers. In the near-term, this includes communications and technology companies, and in the longer-term, this includes new categories such as personal luxury goods, high fashion, beauty, fitness and automotive.

Expand to new geographies: We have built the infrastructure and technology platform to support some of the world’s largest companies. Leveraging our launch experience in the United Kingdom and Canada, we plan to further expand our coverage to select markets internationally, including in Europe and the Asia-Pacific regions.

Drive greater revenue per Mobile Store: Increasing revenue per mobile store is accomplished by increasing our revenue per visit as well as the number of visits per Expert.

Increase our Experts’ revenue per visit: Revenue per visit in 2019 and 2020 was $75 and $66 respectively. As we go forward, we anticipate multiple ways to achieve significant additional revenue per visit, including returning to normal levels of indoor experiences post-pandemic, scaling Live Catalog and innovating the functionality, driving cross-selling, continuing to drive greater solutions, and investing in our field teams. Further investment in engineering and research and development will enhance our technology platform to support increased volume and business expansion. Based on these initiatives, we have confidence we will increase the revenue per visit from $72 in 2021 to $96 in 2022.

Increase our Experts’ visits per day: Experts’ visits per day in 2019 and 2020 were an average of 4.7 and 5.4, respectively. As we go forward, we believe that there is ample room to achieve more visits per Mobile Store per day. Based on the additional time available in an Expert’s Day, we have confidence our Experts will grow their number of visits per day from an average of 5.8 in 2021 to 6.8 by 2022.

Enter adjacent categories: With our know-how and infrastructure built to date, we intend to expand to various adjacent verticals where Consumers would benefit from a high-touch, high-service experience. These categories include but are not limited to personal luxury goods, high fashion, beauty, fitness, and automotive.

Our Values

In the early stages of Enjoy, our actions and decisions were based upon what came naturally to us. We led through example and treated everyone with kindness and respect. We wanted to create a joyful and just place to work and share that joy with Consumers by delivering incredible experiences.

Over time, incredible people joined Enjoy and their experiences and principles added to an already unique company personality.

Ultimately, we agreed upon the values we believed Enjoy stood for: Kindness, Growth Mindset, Winning Together, Experience Obsessed and Justice.

Kindness—Kindness, above all else, is key to unlocking the magic of Enjoy. We act with integrity, helping others generously and caring for them selflessly.

Growth Mindset—Discovery and exploration are at the heart of our shared experiences. We nimbly and continually hunt for new approaches and better results.

Winning Together—We focus on continually raising the bar. We empower others to do more than they thought possible. Individually talented and results-driven, we recognize that the best work is done together.

Experience Obsessed—We are relentless in our efforts to create five-star experiences for Consumers.

Justice—We believe in the power of our combined voices to bring about change within Enjoy and in the communities we serve by fighting against oppression and holding ourselves accountable to just outcomes.

As we grow, our values will reinforce Enjoy’s purpose: To deliver joy through life-improving mobile retail experiences, each and every day.

Our People

The key to our success is our world-class team.

Executive Officers of New Enjoy

Ron Johnson, Chief Executive Officer

Mr. Johnson has served as the Co-Founder, President and Chief Executive Officer of Enjoy and a member of its board of directors since June 2014. Previously, Mr. Johnson served as the Chief Executive Officer of JCPenney Company, Inc. from November 2011 to April 2013, Senior Vice President of Retail at Apple Inc. from January 2000 to October 2011, and Vice President of Merchandising at Target Corporation from September 1984 to December 1999. He also serves as a Trustee of Stanford University and a member of the board of directors of Globality, Inc., Philz Coffee, Inc., Fish Six Restaurant Corp (d/b/a The Melt), Ermenegildo Zegna Holditalia SpA and other private companies. Mr. Johnson holds a B.A. in Economics from Stanford University and a M.B.A. from Harvard Business School.

Fareed Khan, Chief Financial Officer

Mr. Khan has served as Chief Financial Officer of Enjoy since January 2021. Prior to coming to Enjoy, Mr. Khan served in various executive leadership roles, including as the Chief Operating Officer and Chief Financial Officer, from July 2019 to December 2021, at Parallel, a health and wellness company. Mr. Khan served as Chief Financial Officer of Kellogg Company from February 2017 to July 2019 and of US Foods, Inc. from September 2013 to February 2017. He also served in various executive leadership roles at USG Corporation, including as the President and Chief Executive Officer of USG Building Systems, from September 1999 to September 2010. Mr. Khan holds a B.S. in Engineering from Carleton University and a M.B.A. from the University of Chicago Booth School of Business.

Jonathan Mariner, Chief Administrative and Chief People Officer

Mr. Mariner has served as Enjoy’s Chief Administrative and Chief People Officer and as a member of its board of directors since December 2020. Mr. Mariner has also served as the founder and President of TaxDay LLC, a mobile residency tax tracking application, since April 2016. From March 2002 to May 2016, Mr. Mariner served in executive leadership roles at Major League Baseball, including as Chief Investment Officer from January 2015 to May 2016 and as Executive Vice President and Chief Financial Officer from March 2002 to December 2014. Prior to that, he served as Executive Vice President and Chief Financial Officer of the Florida Marlins from February 1992 to December 2000. He serves on the board of directors of Rocket Companies, Inc., Tyson Foods Inc., McGraw-Hill Education, and various other private companies and organizations. Mr. Mariner also served on the board of directors of Ultimate Software Group Inc. and FM Global Insurance, Inc. Mr. Mariner holds a B.S. in Accounting from the University of Virginia and a M.B.A. from Harvard Business School; and is a former Certified Public Accountant.

Key Employees of New Enjoy

Tom Suiter, Chief Creative Officer

Mr. Suiter co-founded Enjoy and has served as the company’s Chief Creative Officer since January 2015. Prior to joining Enjoy, he served in a variety of creative leadership roles including as the Founder and Creative Director of CKS Group LLC from 1991 to 2001, Creative Director of Corporate Identity for Landor Associates from 1981 to 1991, and Creative Director and Director of Creative Services for Apple Inc. from 1981 to 1985.

Kunal Malik, Chief Technology Officer

Mr. Malik has served as Chief Technology Officer of Enjoy since August 2014. From March 2012 to May 2014, Mr. Malik served as Chief Technology Officer of the San Francisco 49ers. Prior to that, he served as Director of IT at Facebook, Inc. from February 2007 to February 2012, and as Senior Director of Global Applications at Wind River Systems, Inc. from April 2004 to February 2007. Mr. Malik holds a B.S. in Engineering from Punjab Engineering College and a M.B.A. from State University of New York at Buffalo.

Ettienne Brandt, Chief Commercial Officer

Mr. Brandt has served as Enjoy’s Chief Commercial Officer since April 2021. From August 2018 to April 2021, Mr. Brandt served as Managing Director—Commercial/Chief Commercial Officer for the Consumer Division of BT Group plc. Previously, he served in a variety of roles at EE Limited, including as Managing Director of Channels and Trading/Chief Commercial Officer from February 2016 to August 2018, and as Corporate Marketing and Commercial Director from September 2014 to January 2016. Mr. Brandt holds a Bachelors of Commerce from Stellenbosch University.

Tiffany Meriweather, Chief Legal Officer

Ms. Meriweather has served as our Chief Legal Officer since April 2021. Prior to joining Enjoy, Ms. Meriweather served as Senior Vice President, Legal and Assistant Secretary of Clear Channel Outdoor Holdings, Inc. from September 2019 to April 2021. She previously served as Vice President, Corporate and Securities Counsel at CBS Corporation from October 2018 to September 2019, and as Assistant General Counsel, Affiliate Relations from January 2017 to October 2018. From October 2008 to January 2017, Ms. Meriweather served as a senior corporate attorney at Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Meriweather holds a B.A. from Emory University and a J.D. from Columbia Law School.

Anil Gandham, Chief Revenue Officer

Mr. Gandham has served as Enjoy’s Chief Revenue Officer since September 2020, Head of Apple Partnerships since November 2018, and Head of Data since March 2015. Prior to Enjoy, he served in various roles at PayPal Holdings, Inc., including as Senior Data Manager from January 2012 to March 2015 and Architect from 2004 to 2011. Mr. Gandham holds a B.S. in Engineering from Andhra University and a M.S. in Electrical Engineering from the University of Missouri—Columbia.

Melissa Bates, Chief Strategy Officer

Ms. Bates has served as Chief Strategy Officer of Enjoy since January 2020. She previously served in a variety of roles at Enjoy, including as the Chief Revenue Officer from October 2018 to January 2020, the Head of Partner Growth & Business Development from 2016 to 2018, and a General Manager from 2015 to 2016. Prior to joining Enjoy, Ms. Bates served as an Engagement Manager at McKinsey & Company and at several small businesses. Ms. Bates holds a B.S. in Human and Organizational Development from Vanderbilt University and a M.B.A. from Duke University’s Fuqua School of Business.

Samantha Villanueva-Meyer, Chief Compliance Officer

Ms. Villanueva-Meyer has served as Enjoy’s Chief Compliance Officer since April 2021. Previously she served as Enjoy’s Chief Legal Officer from October 2018 to April 2021, General Counsel from September 2016 to October 2018 and Head of Legal Affairs from September 2015 to September 2016. Ms. Villanueva-Meyer holds a B.S. from Texas Tech University and a J.D. from University of California, Hastings College of the Law.

Nick Hale, Managing Director, UK

Mr. Hale has served as Managing Director of Enjoy UK since July 2019. Prior to Enjoy, Mr. Hale served in various leadership roles at BT Group, including as Managing Director of Ventures from April 2016 to June 2019 and Managing Director of Supply Chain from July 2012 to March 2016. He also previously served as Director at KPMG and Accenture. Mr. Hale holds a B.S. in Business Administration from the University of Bath.

As of May 7, 2021, we employed 2,198 individuals across the United States, Canada, and the United Kingdom. In North America, we have 125 people at our Palo Alto Headquarters, and 1,417 Experts, Fulfillment team members and managers across our 62 Enjoy locations, including Headquarters. In Europe we have 59 people in our London headquarters and 489 Experts, Fulfillment team members and managers across our 24 locations, including Headquarters.

None of our employees are currently represented by a labor organization nor are a party to any collective bargaining.

Facilities & Office Space

Enjoy is headquartered in a newly-retrofitted, 27,000-square-foot standalone building located in the famed Stanford Research Park in Palo Alto, California. Our corporate office is the home of Enjoy’s engineering, operations, facility management, creative, training, finance, legal, human resources and information technology teams that support Enjoy operations globally. Enjoy moved into its current headquarters in August 2019, when it began a seven-year lease for the building.

The heart of Enjoy’s real estate program is its 84 regional field warehouses, or “Enjoy Houses,” that operate across five countries. Enjoy’s 61 Enjoy Houses in North America total to roughly 413,000 rentable square feet and 23 Enjoy Houses in Europe total 274,000 rentable square feet.

Enjoy Houses are built from a building block-prototyping approach that allows us to adapt our business to fit into any available multi-tenant complex, with the average time to launch being approximately 2.5 months from the signing of a lease. Each Enjoy House features dedicated front-of-house space designed to foster community building and organic learning within each building. Enjoy Houses can support up to 50 Mobile Stores, cover approximately 5,000 square miles and serve up to approximately 6.1 million consumers. Mostly operating on five-year leases, Enjoy can quickly scale its real estate footprint to respond to changing market demand and coverage areas.

Intellectual Property

We rely on trademarks, domain names, patents, copyrights, trade secrets, contractual provisions and restrictions on access and use to establish and protect our proprietary rights.

As of May 6, 2021, we have 27 trademark registrations and applications in the United States and in several other jurisdictions outside the United States, including registrations for “Enjoy” and the Enjoy logo.

We are the registered holder of a variety of domestic domain names, including “enjoy.com.”

In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain employees, consultants, contractors and Business Partners. Certain employees and contractors are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our website.

Government Regulations

We operate in a regulated industry and are currently subject to, and may in the future become subject to, a wide variety of laws and regulations in the United States and other jurisdictions. These laws, regulations, and standards govern issues such as Internet and eCommerce, labor and employment, commissions and fees, anti-discrimination, payments, gift cards, whistleblowing and worker confidentiality obligations, product liability, environmental protection, personal injury, intellectual property, Consumer protection and warnings, marketing, taxation, privacy, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, mobile application and website accessibility, money transmittal, and background checks. These regulations are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors—Risks Related to Enjoy’s Legal and Regulatory Environment”.

Competition

The Commerce-at-Home experience represents a shift in the traditional retail model by bringing a personalized, convenient retail experience through the door and into the comfort of Consumers’ homes. We believe that our differentiated model limits the number of direct competitors. As such, rather than direct competitors, Enjoy has indirect competitors in related service industries that compete with Enjoy for the time and attention of Consumers, but do not provide the same fulsome experience as Enjoy. These competitors include, but are not limited to:

•	Traditional on-demand “to the door” delivery services
•	Similar through the door services of traditional retailers and independent service providers

We believe the principal competitive factors in our market include, but are not limited to:

•	Near-zero Consumer acquisition cost
•	Operational efficiency and speed of delivery
•	Business Partnerships
•	Technological innovation
•	Ability to attract, train, and retain talent
•	Service standards and capabilities
•	Consumer experience; and
•	Asset-light model

We believe that our unique Commerce-at-Home model, trust-oriented industry Business Partnerships and high service standards differentiate us from other service-oriented participants and provide us with an important competitive advantage.

Legal Proceedings

We have in the past and may in the future be subject to legal proceedings, claims and regulatory actions in the ordinary course of business. We do not anticipate that the ultimate liability, if any, arising out of any such matter will have a material effect on our financial condition, results of operations or cash flows.

ENJOY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “the Company” or “Enjoy” refer to Enjoy Technology, Inc. and subsidiaries prior to the consummation of the Merger.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Consolidated Financial Information of Enjoy” section of this prospectus and our financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Enjoy was incorporated in the state of Delaware in May 2014, and is headquartered in Palo Alto, California. Enjoy operates Mobile Stores providing in home delivery, set up and a full shopping experience for premium companies.

We currently operate in over 80 locations across the United States, Canada and the United Kingdom. The Company has two reportable segments which are determined by geography: North America and Europe. The North America segment consists of operations within the United States and Canada and the Europe segment currently consists of operations within the United Kingdom.

Enjoy started with a simple question, “What if the best of the store could come to you?” Over the last seven years we built and optimized our Mobile Store, a new channel that pairs the convenience of online shopping with the personal touch of an in-store retail experience brought together in the comfort of Consumers’ homes.

Over the past twenty five years, eCommerce has disrupted the retail industry in virtually every category, shifting commerce from physical stores to the home. While eCommerce channels greatly expanded choices and increased convenience with fulfillment to customers doorsteps, they have not addressed the importance of an interactive shopping experience that customers desire for premium products, such as technology. Enjoy provides set-up and activation, and also assists customers in purchasing hardware, accessories, and subscription services in the comfort of the home. This Mobile Store shopping experience creates a unique and deep retail experience for Consumers that does not exist with traditional retail channels. We further believe that this represents the next disruption in the consumer shopping experience.

We maintain multi-year contractual relationships with leading telecommunications and technology companies, which are our Customers. Our revenue stems from a variety of service, set-up and delivery fees that are paid to us by our Customers. During a visit from our Mobile Store, the Consumer pays for products and services directly to our Customers via secure mobile point-of-sale devices. On confirmation of the purchase, our Customers then remit our fees directly to us.

Enjoy delivers a broad assortment of telecommunications and technology products and accessories, which are provided by our Customers. Our mobile retail sales team (“Experts”) provide set-up, activation and demonstration of the products we deliver. We assist Consumers in evaluating and selecting a myriad of accessories, media sources, protection, broadband, and other services. We also assist in the trade-in and upgrade of our customers’ products. We strive to deliver our customers’ products with same-day or next-day frequency, matching the speed of traditional eCommerce channels but with an experience.

Consumers initiate their purchase on our Customers’ eCommerce sites, service centers or retail locations. The Consumer selects at-home delivery and a delivery window. Consumer orders flow seamlessly from our

Customers’ eCommerce sites to Enjoy via deeply integrated technology platforms. This results in near-zero Consumer acquisition costs for Enjoy.

Our inventory is 100% consigned to us by our customers and maintained in secure warehouses at our market locations. These warehouse locations also serve as the base of operations for our Mobile Store fleets and as the operating center for the market in which they serve. Our warehouses also provide meeting, training and support services for our Experts. Our warehouses and Mobile Store vehicle fleet are fully leased. We currently operate in over 80 locations which provide access to over 50% of the population in the markets that we serve, representing over 200 million addressable consumers.

Our business is enabled by highly sophisticated, proprietary sets of technology applications, systems and data science tools. To deliver and optimize millions of retail experiences, we built our technology platform from the ground up to support customer integrations, smart logistics and a variety of solutions to empower our Experts in providing the best and most personalized experience for every Consumer.

Our Experts are central to the at-home retail experience we provide for Consumers. Our Experts are 100% Enjoy employees and have the skills and training to be deeply knowledgeable about the products and services that we offer. We believe our Experts bring a world-class and deeply engaging shopping experience to Consumers.

We believe Enjoy is positioned to benefit from several long-term trends that will continue to expand the demand for Commerce-at-Home. These trends include but may not be limited to: 1) the growth in online shopping and the need for speed and convenience, 2) a more mobile workforce, which includes increased telecommuting and work-from-home arrangements, all of which have been accelerated by the COVID-19 pandemic, 3) increasingly connected homes enabled by technology and telecommunications and 4) the rapid expansion of subscription-based services delivered through online channels.

Refer to the “Summary of the Proxy Statement/Prospectus” section of this document for further details on our business.

Factors Affecting Our Business

Consumer Discretionary Spending

We rely on consumer discretionary spending and may be adversely affected by economic downturns and other macroeconomic conditions or trends. Our business and operating results are subject to global economic conditions and their impact on consumer discretionary spending. Some of the factors that may negatively influence consumer spending include high levels of unemployment, higher consumer debt levels, reductions in net worth, and declines in asset values and related market uncertainty, fluctuating commodity prices and general uncertainty regarding the overall future political and economic environment. Consumer purchases of technology may decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence. Such economic uncertainty may slow the rate at which individuals choose to purchase new technology, upgrade existing technology or purchase services, subscriptions or accessories.

Online Consumer Shopping Behaviors and Commerce-at-Home

Our business is affected by online shopping behavior and growth of eCommerce. Our revenue stems primarily from online purchases originating at our Customers websites or customer service centers. The global online shopping market is large and growing as a percentage of global retail purchases. Consumers are diversifying their purchases for delivery at home, and the COVID-19 pandemic has accelerated this trend. With consumers wary of buying in-store, they have increased demand for new product categories purchased online and delivered to their homes. Consumers are also increasing their purchases of at home services through online channels. Although there has been an increased demand in eCommerce business in the marketplace, COVID-19 safety protocols materially reduced the percent of our indoor Consumer engagements, which negatively impacted our business.

Changes in Consumer Behavior and Lifestyles

Our business is affected by changes in consumer behavior and lifestyles at home and work and the role that mobile technology plays in enabling these changes. Mobile technology has grown rapidly over the past four decades and reliance on smartphones is predicted to increase as more features become available. Smartphone and mobile technology represent the primary product categories in our revenues. Furthermore, work-from-home and remote-work have been growing steadily. While the COVID-19 pandemic has dramatically increased work-from-home arrangements over the past year, the underlying trends towards a more flexible work environment and telecommuting suggest that these trends will continue. Studies suggest flexible work environments create more productive and a happier workforce. Advancements in technology have allowed remote workers to collaborate in increasingly effective ways. These trends are likely to accelerate Commerce-at-Home.

Product Innovation Lifecycles

Our business is affected by upgrade cycles in smartphone and consumer technology. Consumer trends in the length of the average replacement cycle for technology are linked to advancements in performance and features of these devices. Our Customers produce or sell leading brands and are quick to bring innovations to market.

Changes in Products and Services Offered by Our Customers

In addition to our base fee earned from our Customers for delivery and setup of products, our revenues are affected by add-on digital subscription services and device protection plans purchased by Consumers. Digital subscription services such as news, music, movies, gaming apps and entertainment have been growing as consumers have shifted their consumption behaviors from traditional sources of content to online and on-demand formats. Our business is also affected by consumer adoption of device protection plans and other support services provided by our Customers. We believe that the growth in subscription services driven by both consumer adoption rates and new services will continue.

Availability of Inventory from Our Customers

We carry consigned inventory provided by our Customers. This inventory is either manufactured or procured by our Customers and delivered to our warehouses. We cannot guarantee with certainty that we will have adequate inventory at all times to support our business. At times, our business can face disruptions stemming from inventory shortages driven by new product releases with high consumer demand, supply constraints, political, environmental or other factors.

Seasonal Sales Trends

We have experienced and expect to continue to experience seasonal fluctuations in sales due to the spending patterns of Consumers. Our revenue has generally been lowest in the first and second calendar quarters due to lower consumer demand following the fourth quarter holiday season and because of the decline in sales that typically occurs in anticipation of the introduction of new or enhanced smartphone and consumer technology, which usually take place in the third calendar quarter and which tend to drive sales in that quarter and the following quarter. Further, our revenue tends to be higher in the third and fourth calendar quarter due to seasonal sales such as “Black Friday” and “Cyber Monday,” as Consumers tend to make higher purchases during the holiday season. Our revenue for the second calendar quarter is generally the lowest of the year followed by the first calendar quarter. We expect these seasonality trends to continue.

Recent Developments

COVID-19—A new strain of coronavirus that causes the disease known as COVID-19 was identified in late 2019 and spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Our business was materially impacted by COVID-19 in several ways. Typically, Consumer interactions occur within their home. Social distancing protocols changed the way we interact with Consumers and our in-home visits fell to zero in the early stages of the pandemic. Depending on the geography during certain periods we had no in-home visits and these visits remained significantly below pre-COVID levels throughout 2020 and the first three months of 2021. In addition, the Company furloughed employees in the U.K. beginning in April 2020 through August 2020 and again starting January 2021. These factors negatively impacted both Daily Mobile Store counts and Daily Revenue Per Mobile Store, as defined below. To protect our employees and Consumers, we implemented a variety of protocols to provide masks, cleaning supplies and other protocols that remain in place. The Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on our financial condition and operations. The full impact of the COVID-19 pandemic on management estimates and the financial performance of the Company may depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions and the roll-out and effectiveness of the COVID-19 vaccine. In addition, the Company could see some limitations on employee resources that would otherwise be focused on operations, including but not limited to sickness of employees or their families, desire for employees to avoid contact with groups of people, and increased reliance on working from home.

Pending Merger with Marquee Raine Acquisition Corp.—On April 28, 2021, Enjoy entered into a definitive merger agreement with Marquee Raine Acquisition Corp. (“MRAC”), a publicly traded special purpose acquisition company. Under the terms of the proposed transaction, a wholly owned subsidiary of MRAC will merge with Enjoy at an estimated combined enterprise value of approximately $1.2 billion. The cash components of the transaction will be funded by MRAC’s cash in trust of $374.0 million (assuming no redemptions) as well as an $80.0 million private placement of common stock at $10.00 per share from a limited number of accredited investors. The transaction is expected to close during the third quarter of 2021 and remains subject to customary closing conditions.

2021 Convertible Loan—In April 2021, the Company entered into a convertible unsecured subordinated loan agreement to borrow up to $75.0 million (the “2021 Convertible Loan”) from new investors, certain existing investors and executives. The 2021 Convertible Loan is senior in right of payment to the Convertible Loan, but expressly subordinated in right of payment to the Blue Torch Loan. The 2021 Convertible Loan has several conversion options, including an optional conversion upon maturity and automatic conversion upon a merger with a special purpose acquisition company (“SPAC”) (“SPAC Transaction”). If a SPAC Transaction occurs on or prior to the maturity date and prior to payment in full of the principal amount, then the outstanding principal amount of the 2021 Convertible Loan and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of Enjoy’s common stock immediately prior to the closing of the SPAC Transaction at a price per share equal to 80% of the value assigned to each share of Enjoy’s common stock. The 2021 Convertible Loan incurs interest at 8% per annum and matures in April 2022. Through June 24, 2021, the Company borrowed $60.0 million under the 2021 Convertible Loan agreement.

LCH Transaction—In April 2021, to induce one of its stockholders, LCH Enjoir L.P. (“LCH”), to surrender to Enjoy certain of its rights in connection with the pending merger with MRAC, Enjoy entered into the Stockholder Contribution Agreement with Ron Johnson and the Stock Issuance Agreement with LCH. Pursuant to the Stockholder Contribution Agreement, immediately prior to and contingent on Closing, Mr. Johnson shall contribute a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing $20.0 million by the product obtained by multiplying $10.00 by the exchange ratio calculated in accordance with the Merger Agreement used to determine that number of shares each share of the Company’s Common Stock will be exchanged for at the closing of the Business Combination (“Contributed Shares”). Thereafter, as detailed in the Stock Issuance Agreement, Enjoy shall issue a number of shares equal to the Contributed Shares to LCH.

Restricted Stock Unit Grants—In June 2021, the Company granted restricted stock units (“June 2021 RSUs”) underlying approximately 2 million shares of the Company’s common stock under the 2014 Equity Incentive Plan. The June 2021 RSUs vest upon satisfaction of both service and performance-based vesting requirements. The service-based vesting requirements are satisfied as to 25% of the June 2021 RSUs on the first anniversary of the vesting commencement date, and the remaining 75% vesting in substantially equal quarterly installments for three years thereafter, subject to continued service through each vesting date. The performance-based vesting conditions will be satisfied upon the occurrence of a liquidity event, which would include consummation of the Merger.

In July 2021, the Company granted restricted stock units (“July 2021 RSUs”) underlying approximately 0.9 million shares of the Company’s common stock under the 2014 Equity Incentive Plan. The July 2021 RSUs vest upon the satisfaction of service-based vesting conditions with 25% vesting on the first anniversary of the vesting commencement date, and the remaining 75% vesting in substantially equal quarterly installments for three years thereafter, subject to continued service through each vesting date.

Key Performance Metrics

We regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Daily Mobile Stores—Daily Mobile Stores represent the number of Mobile Stores we operate on a given day. This is calculated by dividing the total number of visit-serving Expert shifts in a given reporting period by the number of calendar days in that period. A visit-serving Expert shift is defined as an Expert that is scheduled to serve Consumers on a given day. We believe this is the primary measure of scale and growth of our retail footprint.

Daily Revenue Per Mobile Store—Daily Revenue Per Mobile Store is defined as the average daily revenue generated per Daily Mobile Store. This metric is calculated by dividing the revenue generated in a given reporting period by the product of Daily Mobile Stores and the number of days in that given reporting period. We believe growth in Daily Revenue Per Mobile Store is a key driver for increasing the Company’s profitability.

Mobile Store Profit (Loss) and Mobile Store Margin—Mobile Store Profit (Loss) is a measure prepared in accordance with GAAP and is defined as revenue less cost of revenue. Mobile Store Margin is Mobile Store Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures Mobile Store profitability and provides comparability across reporting periods.

Segment Income (Loss)—Segment Income (Loss) is defined as revenue less cost of revenue, operational expenses directly related to each segment and excludes certain corporate expenses. We view this metric as an important measure of business performance as it captures Mobile Store and segment profitability and provides comparability across reporting periods.

Adjusted EBITDA—Adjusted EBITDA is defined as net loss adjusted for interest, taxes, depreciation and amortization, stock-based compensation expense and certain expenses not considered a core part of our operations. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA is a non-GAAP measure. Refer to the “Non-GAAP Measures” section below for further discussion.

The following tables present our key performance metrics for the periods presented (in thousands except Daily Mobile Stores amounts):

	Three Months Ended March 31, 2021
	North America	Europe	Consolidated
Daily Mobile Stores	427	152	579
Daily Revenue Per Mobile Store	$404	$280	$371
Mobile Store Profit (Loss)	$(4,037)	$(1,782)	$(5,819)
Mobile Store Margin	(26.0)%	(46.5)%	(30.1)%
Segment Loss	$(19,298)	$(5,872)
Adjusted EBITDA			$(34,076)

	Three Months Ended March 31, 2020
	North America	Europe	Consolidated
Daily Mobile Stores	291	118	409
Daily Revenue Per Mobile Store	$384	$279	$354
Mobile Store Profit (Loss)	$(2,038)	$(1,598)	$(3,636)
Mobile Store Margin	(20.0)%	(53.4)%	(27.6)%
Segment Loss	$(15,659)	$(4,044)
Adjusted EBITDA			$(25,000)

	Year Ended December 31, 2020
	North America	Europe	Consolidated
Daily Mobile Stores	334	130	464
Daily Revenue Per Mobile Store	$382	$289	$356
Mobile Store Loss	$(10,869)	$(4,853)	$(15,722)
Mobile Store Margin	(23.3)%	(35.3)%	(26.1)%
Segment Loss	$(64,669)	$(18,167)
Adjusted EBITDA			$(106,552)

	Year Ended December 31, 2019
	North America	Europe	Consolidated
Daily Mobile Stores	296	61	357
Daily Revenue Per Mobile Store	$359	$313	$351
Mobile Store Loss	$(5,977)	$(2,417)	$(8,394)
Mobile Store Margin	(15.4)%	(34.9)%	(18.4)%
Segment Loss	$(54,923)	$(9,379)
Adjusted EBITDA			$(87,209)

Results of Operations

Components of Results of Operations

Revenue

Revenue consists of service fees paid to us by our Customers for bringing their products and services to Consumers. These fees are comprised of fixed service fees per visit and variable fees based on the sale of accessories, solutions and subscription services. The composition of these fees and the rate of services paid vary by Customer per the terms of our contracts with them. Our fees are reduced by chargebacks and consigned inventory that is lost, damaged or stolen. Chargebacks are based upon Consumer cancellation of services and subscriptions within a pre-specified timeframe.

Cost of revenue

Cost of revenue primarily consists of salaries, benefits and other expenses related to the Company’s Experts, fleet vehicle costs, and other expenses directly related to the performance of each Expert field visit. These expenses will increase in proportion to the growth of our Mobile Stores. We expect these expenses to decrease as a percentage of revenue for the next several years.

Operations and technology

Operations and technology expenses primarily consist of technology, facility and overhead costs directly related to the operation of our Mobile Stores. This includes lease and operating expenses for our warehouses, inventory management and storage, facility supplies and depreciation expense. We also include costs for employees who directly or indirectly support our Experts, including supervisory and operations management, inventory management, fulfillment and research and development costs. We expect operations and technology expenses to increase in future periods to support our growth, including bringing on additional warehouse facilities and continuing to invest in technology improvements to support the selling experience for Consumers, selling tools for our sales professionals and to drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments. We expect these expenses to decrease as a percentage of revenue over the next several years.

General and administrative

General and administrative expenses primarily consist of personnel-related expenses for our general corporate functions. This includes our leadership team, employees involved in finance, human resources, legal and workplace services, enterprise and financial information technology systems and marketing. We expect to increase general and administrative expenses as we grow our infrastructure to support operating as a public company and the overall growth in our business. While these expenses may vary from period to period as a percentage of revenue, we expect them to decrease as a percentage of revenue over the next several years.

Unrealized loss on long-term convertible loan

Unrealized loss on long-term convertible loan consists of the change in the fair value of our convertible loan. We will continue to record either income or expense as this value changes in each reporting period.

Interest income

Interest income consists of interest earned on our cash, cash equivalents and available for sale investments.

Interest expense

Interest expense includes mainly the interest incurred on our outstanding indebtedness, as well as amortization of deferred financing costs, mainly debt origination and commitment fees.

Other expense

Other expense during the periods presented consisted primarily of fair value gains and losses related to the issued stock warrants as well as gains and losses from foreign currency transactions.

Income tax provision

Our provision for income taxes consists primarily of state minimum taxes in the United States. We have a full valuation allowance for our net deferred tax assets primarily consisting of net operating loss carryforwards, accruals, and reserves. We expect to maintain this full valuation allowance for the foreseeable future.

Comparison of Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table is a reference for the discussion that follows:

	Three months ended March 31,		Change
(dollars in thousands)	2021	2020	$	%
Revenue	$19,346	$13,174	$6,172	46.8%
Operating expenses:
Cost of revenue	25,165	16,810	8,355	49.7%
Operations and technology	17,413	14,188	3,225	22.7%
General and administrative	12,921	8,159	4,762	58.4%

Total operating expenses	55,499	39,157	16,342	41.7%

Loss from operations	(36,153)	(25,983)	(10,170)	39.1%
Unrealized loss on long-term convertible loan	(1,865)	—	(1,865)	N/M
Interest expense	(1,407)	(266)	(1,141)	428.2%
Interest income	2	133	(132)	(98.7)%
Other income (expense)	134	(474)	608	(128.2)%

Loss before provision for income taxes	(39,289)	(26,590)	(12,699)	47.8%
Provision for income taxes	177	4	173	N/M

Net loss	$(39,466)	$(26,594)	$(12,872)	48.4%

N/M—Not meaningful

Revenue

Revenue increased by $6.2 million, or 46.8%, primarily due to growth in demand in existing markets, expansions to new markets, and the addition of a new Customer in the United States. As a result, we increased our Daily Mobile Store count by 170 to 579 in 2021, up from 409 in 2020.

North America revenue increased $5.4 million, or 52.4%, primarily due to an increase in our Daily Mobile Store count of 136 stores to 427 from 291 in 2020 and an increase in our Daily Revenue Per Mobile Store of $20 to $404 in 2021, up from $384 in 2020. Revenue and daily Revenue Per Mobile Store was partially offset by differences in the fee structure with one of our North American customers. The element of this fee structure was not in place in the current year period.

Europe revenue increased $0.8 million, or 28.0%, primarily due to an increase in our Daily Mobile Store count by 34 stores to 152 from 118. Daily Revenue Per Mobile Store remained relatively flat year over year.

Cost of revenue

Cost of revenue increased $8.4 million or 49.7%, primarily due to an increase in our Daily Mobile Store count by 170 to 579 in 2021, up from 409 in 2020. Increased Daily Mobile Stores were driven by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Daily Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses required to operate our Mobile Stores. Cost of revenue, as a percentage of revenue, increased to 130.1% in 2021, compared to 127.6% in 2020.

North America cost of revenue increased $7.3 million, or 60.0%, primarily due to an increase in our Daily Mobile Store count by 136 to 427 in 2021, up from 291 in 2020. During 2021 we expanded our geographic market coverage within the United States and Canada and initiated services for a new Customer in the United States. Increased Mobile Stores were supported by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Daily Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses. Cost of revenue, as a percentage of revenue, increased to 126.0% in 2021, compared to 120.0% in 2020.

Europe cost of revenue increased $1.0 million, or 22.3%, primarily due to an increase in our Daily Mobile Store count by 34 to 152 in 2021, up from 118 in 2020. Increased Daily Mobile Stores were driven by an expansion of our market coverage within the United Kingdom. Increased Daily Mobile Stores were supported by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses. Cost of revenue, as a percentage of revenue, decreased to 146.5% in 2021, compared to 153.4% in 2020.

Operations and technology

Operations and technology expenses increased $3.2 million, or 22.7%, primarily due to investments in our warehouse network to support our market expansions and our increased Mobile Store count. During 2021, the total number of our warehouses increased by 14, or 20%, to 84 in 2021, from 70 in 2020. The increase in the number of warehouses we operated during 2021 versus 2020 increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory, training and development activities and facility investments. Expenses associated with developing the technologies that support our Mobile Store operations also increased as we expanded functions and features that support our global operations. These increases were partially offset by productivity improvements in fulfillment operations. Operations and technology expense as a percentage of revenue decreased to 90.0% in 2021, from 107.7% in 2020.

North America operations and technology expenses increased $1.1 million, or 11.0%, primarily due to investments to expand our warehouse network to support our market expansions and our increased Mobile Store count. During 2021, the total number of our warehouses increased by 5, or 8.9%, to 61 in 2021, from 56 in 2020. The increase in the number of warehouses we operated increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory staff, training and development activities and facility investments, partially offset by productivity improvements in fulfillment operations. Operations and technology expense in North America as a percentage of revenue decreased to 69.1% in 2021, from 94.9% in 2020.

Europe operations and technology expenses increased $1.9 million, or 114.7%, primarily due to investments to expand our warehouse network to support our market expansions and our increased Mobile Store count. During 2021, the total number of our warehouses increased by 9, or 64.2%, to 23 from 14 in 2020 The increase in the number of warehouses we operated increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory and fulfillment staff, and facility investments. Operations and technology expense in Europe as a percentage of revenue increased to 90.5% in 2021, compared to 53.9% in 2020.

Corporate operations and technology expenses increased $0.3 million, or 10.7%, primarily due to investments in the technology and data infrastructure that support our Mobile Stores.

General and administrative

General and administrative expense increased $4.8 million, or 58.4%, primarily due to increased professional fees of $3.1 million associated with public company readiness and Form S-4 preparation, increased payroll and other related expenses of $0.9 million related to scaling the business and support market expansion, increased recruiting expenses of $0.6 million related to increasing headcount to support market expansion, increased stock compensation expense of $0.4 million related to increased headcount, partially offset by various immaterial decreases. General and administrative expense as a percentage of revenue increased to 66.8% in 2021, from 61.9% in 2020.

North America general and administrative expenses increased $0.6 million, or 14.6%, primarily due to an increase in leadership and operating staff to support our market expansion and recruiting costs. General and administrative expense as a percentage of revenue decreased to 29.2% in 2021, from 38.9% in 2020.

Europe general and administrative expenses decreased $0.2 million, or 25.1%, due to various immaterial expense decreases. General and administrative expense as a percentage of revenue decreased to 16.3% in 2021, from 27.8% in 2020.

Corporate general and administrative expenses increased $4.4 million, or 130.3%, primarily due to increased professional fees associated with financing activities.

Unrealized loss on long-term convertible loan

Unrealized loss on long-term convertible loan in 2021 was $1.9 million due to the mark-to-market based on the fair value of the long-term convertible loan, which was entered into during the fourth quarter of 2020.

Interest income

Interest income decreased $0.1 million, or 98.7%, primarily due to less interest on investments as they matured and were not replaced.

Interest expense

Interest expense increased $1.1 million, or 428.2%, primarily due to the November 2020 issuance of the Blue Torch Loan of $37.0 million.

Other income (expense)

Other expense increased $0.6 million primarily due to the change in fair value of the stock warrants and changes in foreign currency.

Provision for income taxes

The provision for income taxes increased $0.2 million. Provision for income taxes as a percentage of revenue was 0.9% in 2021 and 0.0% in 2020.

Comparison of the Years Ended December 31, 2020 and 2019

The following table is a reference for the discussion that follows:

	Years Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Revenue	$60,323	$45,657	$14,666	32.1%
Operating expenses:
Cost of revenue	76,045	54,051	21,994	40.7%
Operations and technology	60,254	50,996	9,258	18.2%
General and administrative	35,651	30,368	5,283	17.4%

Total operating expenses	171,950	135,415	36,535	27.0%

Loss from operations	(111,627)	(89,758)	(21,869)	24.4%
Unrealized loss on long-term convertible loan	(42,907)	—	(42,907)	N/M
Interest income	276	1,628	(1,352)	(83.0)%
Interest expense	(2,003)	(1,405)	(598)	42.6%
Other expense	(1,426)	(81)	(1,345)	N/M

Loss before provision for income taxes	(157,687)	(89,616)	(68,071)	76.0%
Provision for income taxes	97	78	19	24.4%

Net loss	$(157,784)	$(89,694)	$(68,090)	75.9%

Revenue

Revenue increased by $14.7 million, or 32.1%, primarily due to growth in demand in existing markets, expansions to new markets, and the addition of a new Customer in the United States. As a result, we increased our Daily Mobile Store count by 108 to 464 in 2020, up from 356 in 2019. Offsetting these increases, our revenues were directly impacted by COVID-19 across all markets. Consumer interactions typically occur within the home. COVID-19 safety protocols materially reduced the percent of indoor Consumer engagements which negatively impacted both Daily Mobile Store counts and Daily Revenue Per Mobile Store.

North America revenue increased $7.9 million, or 20.3%, primarily due to an increase in our Daily Mobile Store count of 39 stores to 334 from 295 and an increase in our Daily Revenue Per Mobile Store of $23 to $382 in 2020, up from $359 in 2019.

Europe revenue increased $6.8 million, or 98.0%, primarily due to an increase in our Daily Mobile Store count by 69 stores to 130 from 61 offset by a decrease in our Daily Revenue Per Mobile Store of $24 to $289 in 2020, down from $313 in 2019.

Cost of revenue

Cost of revenue increased $22.0 million or 40.7%, primarily due to an increase in our Daily Mobile Store count by 108 to 464 in 2020, up from 356 in 2019. Increased Daily Mobile Stores were driven by a higher number of Experts, resulting in higher total salary and benefit costs. Experts are hired ahead of Mobile Store additions to allow for training and development. A greater number of Daily Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses required to operate our Mobile Stores. Cost of revenue, as a percentage of revenue, increased to 126.1% in 2020, compared to 118.4% in 2019.

North America cost of revenue increased $12.8 million, or 28.6%, primarily due to an increase in our Daily Mobile Store count by 39 to 334 in 2020, up from 295 in 2019. During 2020 we expanded our geographic market coverage within the United States and Canada and initiated services for a new Customer in the United States. Increased Mobile Stores were supported by a higher number of Experts, driving higher total salary and benefit costs. A greater number of Daily Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses. Cost of revenue, as a percentage of revenue, increased to 123.3% in 2020, compared to 115.4% in 2019.

Europe cost of revenue increased $9.2 million, or 98.7%, primarily due to an increase in our Daily Mobile Store count by 69 to 130 in 2020, up from 61 in 2019. Increased Daily Mobile Stores were driven by an expansion of our market coverage within the United Kingdom. Increased Daily Mobile Stores were supported by a higher number of Experts, driving higher total salary and benefit costs. A greater number of Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses. Cost of revenue, as a percentage of revenue, increased to 135.3% in 2020, compared to 134.8% in 2019.

Operations and technology

Operations and technology expenses increased $9.3 million, or 18.2%, primarily due to investments in our warehouse network to support our market expansions and our increased Mobile Store count. During 2020, the total number of our warehouses increased by 16, or 23.2%, to 85 in 2020, from 69 in 2019. The increase in the number of warehouses we operated during 2020 versus 2019 increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory, training and development activities and facility investments. Expenses associated with developing the technologies that support our Mobile Store operations also increased as we expanded functions and features that support our global operations. These increases were partially offset by productivity improvements in fulfillment operations. Operations and technology expense as a percentage of revenue decreased to 99.9% in 2020, from 111.7% in 2019.

North America operations and technology expenses increased $4.0 million, or 11.9%, primarily due to investments to expand our warehouse network to support our market expansions and our increased Mobile Store count. During 2020, the total number of our warehouses increased by 7, or 12.7%, to 62 in 2020, from 55 in 2019. The increase in the number of warehouses we operated increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory staff, training and development activities and facility investments, partially offset by productivity improvements in fulfillment operations. Operations and technology expense in North America as a percentage of revenue decreased to 81.5% in 2020, from 87.7% in 2019.

Europe operations and technology expenses increased $4.7 million, or 98.5%, primarily due to investments to expand our warehouse network to support our market expansions and our increased Mobile Store count. During 2020, the total number of our warehouses increased by 9, or 64.3%, to 23 from 14 in 2019. The increase in the number of warehouses we operated increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory and fulfillment staff, and facility investments. Operations and technology expense in Europe as a percentage of revenue remained relatively flat as 2020 was 68.4% compared to 68.2% in 2019.

Corporate operations and technology expenses increased $0.6 million, or 4.7%, primarily due to investments in the technology and data infrastructure that support our Mobile Stores.

General and administrative

General and administrative expense increased $5.3 million, or 17.4%, primarily due to increased payroll costs and related expenses of $3.2 million as a result of increased headcount to support the growth of the business, increased professional fees of $1.9 million associated with financing activities and technology implementations, and investments in upgrading our enterprise technology and software platforms that support our financial systems amounting to $1.4 million. These cost increases were partially offset by lower travel expenses of $1.2 million driven by COVID-related travel restrictions. General and administrative expense as a percentage of revenue decreased to 59.1% in 2020, from 66.5% in 2019.

North America general and administrative expenses increased $0.8 million, or 5.5%, primarily due to an increase in leadership and operating staff to support our market expansion and recruiting costs. General and administrative expense as a percentage of revenue decreased to 33.9% in 2020, from 38.7% in 2019.

Europe general and administrative expenses increased $1.7 million, or 75.9%, primarily due to an increase in leadership and operating staff to support our market expansion and recruiting costs. General and administrative expense as a percentage of revenue decreased to 28.6% in 2020, from 32.2% in 2019.

Corporate general and administrative expenses increased $2.8 million, or 21.0%, primarily due to investments in upgrading our enterprise technology and software platforms that support our financial systems, increased rent associated with an expansion of our headquarters location, increased professional fees associated with financing activities and technology implementation, and COVID-19 related expenses to protect our employees and Consumers. These cost increases were partially offset by lower travel expenses driven by COVID-related travel restrictions.

Unrealized loss on long-term convertible loan

Unrealized loss on long-term convertible loan for the year ended December 31, 2020 was $42.9 million due to the mark-to-market based on the fair value of the long-term convertible loan, which was entered into during the fourth quarter of 2020.

Interest income

Interest income decreased $1.4 million, or 83.0%, primarily due to less interest on investments as they matured and were not replaced.

Interest expense

Interest expense increased $0.6 million, or 42.6%, primarily due to the October 2020 issuance of the Convertible Notes of $43.5 million, as well as the November 2020 issuance of the Blue Torch Loan of $37.0 million.

Other expense

Other expense increased $1.3 million primarily due to the change in fair value of the stock warrants, losses on the disposal of assets and changes in foreign currency.

Provision for income taxes

The provision for income taxes remained relatively flat during 2020 and 2019. Provision for income taxes as a percentage of revenue was 0.2% in both 2020 and 2019.

Non-GAAP Measures

In addition to net loss, which is a measure presented in accordance with GAAP, management believes that Adjusted EBITDA provides relevant and useful information to management and investors to assess our performance. Adjusted EBITDA is a supplemental measure of Enjoy’s performance that is neither required by nor presented in accordance with GAAP. This measure is limited in its usefulness and should not be considered a substitute for GAAP metrics such as loss from operations, net loss, or any other performance measures derived in accordance with GAAP and may not be comparable to similar measures used by other companies.

Adjusted EBITDA represents net loss adjusted for interest, taxes, depreciation and amortization, stock-based compensation expense and certain expenses and income not considered a core part of our operations.

We believe that Adjusted EBITDA provides a meaningful understanding of certain aspects of earnings (loss) before the impact of investing and financing charges and income taxes. Adjusted EBITDA is useful to an investor in evaluating our performance because this measure:

•	Is widely used by analysts, investors and competitors to measure a company’s operating performance;

•	Is a financial measurement that is used by rating agencies, lenders, and other parties to evaluate our credit worthiness; and

•	Is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net loss to Adjusted EBITDA for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019 are as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Net loss	$(39,466)	$(26,594)
Add back:
Interest expense	1,407	266
Other (income) expense	(134)	474
Provision for income taxes	177	4
Depreciation and amortization	916	557
Stock-based compensation	878	426
Unrealized loss on long-term convertible loan	1,865	—
Transaction-related costs (1)	283	—
Deduct:
Interest income	(2)	(133)

Adjusted EBITDA	$(34,076)	$(25,000)

(1)	Includes costs associated with the pending Business Combination.

	Years Ended December 31,
(in thousands)	2020	2019
Net loss	$(157,784)	$(89,694)
Add back:
Interest expense	2,003	1,405
Other expense	1,426	81
Provision for income taxes	97	78
Depreciation and amortization	3,138	1,755
Stock-based compensation	1,749	794
Unrealized loss on long-term convertible loan	42,907	—
Transaction-related costs (1)	188	—
Deduct:
Interest income	(276)	(1,628)

Adjusted EBITDA	$(106,552)	$(87,209)

(1)	Includes costs associated with the pending Business Combination.

Liquidity and Capital Resources

To date, the funds received from previous common stock and redeemable convertible preferred stock issuances, as well as the Company’s ability to obtain lending commitments, have provided the liquidity necessary for the Company to fund its operations. The additional financing, as described elsewhere in this proxy statement/ prospectus, would provide additional equity capital and liquidity. If the Company is unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

The following table presents the Company’s cash and cash equivalents, restricted cash, and accounts receivable, net, for the periods presented:

	As of
(in thousands)	March 31, 2021	December 31, 2020	December 31, 2019
Cash and cash equivalents	$37,549	$58,452	$61,685
Restricted cash	5,494	5,494	4,329
Accounts receivable, net	4,855	4,544	12,847

Cash Flows

The following table presents cash provided by (used in) operating, investing, and financing activities during the periods presented:

	Three Months Ended March 31,
(in thousands)	2021	2020
Net cash used in operating activities	$(35,268)	$(23,677)
Net cash used in investing activities	(537)	(4,072)
Net cash provided by financing activities	14,928	124
Effect of exchange rate on cash, cash equivalents and restricted cash	(26)	(6)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(20,903)	$(27,631)

	Years Ended December 31,
(in thousands)	2020	2019
Net cash used in operating activities	$(95,342)	$(90,295)
Net cash used in investing activities	14,498	(29,398)
Net cash provided by financing activities	78,427	167,559
Effect of exchange rate on cash, cash equivalents and restricted cash	349	(217)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(2,068)	$47,649

Operating Activities

During the three months ended March 31, 2021, operating activities used $35.3 million of cash, resulting from our net loss of $39.5 million, offset by net cash provided by changes in our operating assets and liabilities of $0.4 million and net non-cash charges of $3.8 million. Changes in our operating assets and liabilities both individually and in aggregate were not material. Non-cash charges consisted primarily of $1.9 million in fair market revaluation of our convertible loans, $0.9 million in depreciation and amortization expense, and $0.9 million in stock-based compensation.

During the three months ended March 31, 2020, operating activities used $23.7 million of cash, resulting from our net loss of $26.6 million, partially offset by net cash provided by changes in our operating assets and liabilities of $1.4 million, and net non-cash charges of $1.5 million. Net cash provided by changes in our operating assets and liabilities for the three months ended March 31, 2020, consisted primarily of a $1.8 million decrease in accounts receivable due to increased collections offset by a $0.4 million decrease in accounts payable as a result of timing of payments. Non-cash charges consisted primarily of $0.6 million in depreciation and amortization, $0.4 million in stock-based compensation, $0.2 million in fair market revaluation of our warrant, and $0.2 million in foreign currency losses.

During the year ended December 31, 2020, operating activities used $95.3 million of cash, resulting from our net loss of $157.8 million, partially offset by net cash provided by changes in our operating assets and liabilities of $12.9 million, and net non-cash charges of $49.6 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2020, consisted primarily of a $8.4 million decrease in accounts receivable, net an increase in accrued expenses and other current liabilities of $7.6 million, offset by a $2.9 million increase in other assets. The decrease in accounts receivable is primarily due to timing of collection of invoices during the fourth quarter of 2020. The increase in accrued expenses and other current liabilities is due to salaries and wages as a result of increased headcount, accrued taxes and timing of vendor payments. The increase in other assets is primarily associated with deposit payments for leased warehouse facilities and insurance.

During the year ended December 31, 2019, operating activities used $90.3 million of cash, resulting from our net loss of $89.7 million and net cash used in changes in our operating assets and liabilities of $3.6 million, partially offset by net non-cash charges of $3.0 million. Net cash used in changes in our operating assets and liabilities for the year ended December 31, 2019 consisted primarily of a $6.4 million increase in accounts receivable, net of an increase in other assets of $1.6 million, and a $1.2 million increase in prepaid expenses and other current assets, partially offset by a $4.7 million increase in accrued expenses and other current liabilities, and a $1.1 million increase in accounts payable. The increase in accounts receivables is primarily due to delay in the collection of invoices during the fourth quarter of 2019. The increase in other assets is primarily associated with long-term security deposits for our Palo Alto headquarters, offset by amortization of intangible assets. The increase in prepaid expenses is primarily due to insurance and software and subscriptions. The increase in other current assets is primarily due to short-term security deposits for our leased warehouses and VAT receivables from our growing European operations. The increase in accrued expenses and other current liabilities is due to growth in accrued salaries and wages and growth in deferred rent and tenant improvement allowances due to warehouse expansion. The increase in accounts payable is also the result of our growing operations in North America and Europe.

Investing Activities

During the three months ended March 31, 2021, investing activities used $0.5 million of cash, resulting from the purchases of property and equipment.

During the three months ended March 31, 2020, investing activities used $4.1 million of cash, resulting from purchases of short-term investments of $3.2 million and purchases of property and equipment of $0.9 million.

During the year ended December 31, 2020, investing activities provided $14.5 million of cash, resulting from maturities of short-term investments of $22.5 million, offset by purchases of property and equipment of $8.0 million due primarily to leasehold improvements, computer equipment, and furniture and fixtures for our new corporate office, new offices, and remodels of existing offices.

During the year ended December 31, 2019, investing activities used $29.4 million of cash, resulting from purchases of short-term investments securities of $22.5 million and purchases of property and equipment of $6.9 million due primarily to leasehold improvements for construction of our new corporate office that began during 2019.

Financing Activities

During the three months ended March 31, 2021, financing activities provided $14.9 million of cash, resulting from proceeds from issuance of redeemable convertible preferred stock of $15.0 million, proceeds from issuance of debt obligations of $0.2 million, and exercise of stock options and warrants of $0.4 million, partially offset by payments of deferred transactions costs of $0.7 million.

During the three months ended March 31, 2020, financing activities provided $0.1 million of cash, resulting from proceeds from exercise of stock options and warrants.

During the year ended December 31, 2020, financing activities provided $78.4 million of cash, resulting from proceeds from issuance of debt obligations, net of issuance costs of $88.4 million, and exercise of stock options and warrants of $0.3 million, net of payment of debt obligation of $10.3 million.

During the year ended December 31, 2019, financing activities provided $167.5 million of cash, resulting primarily from proceeds from the issuance of convertible preferred stock, net of issuance costs of $167.1 million and $0.4 million from the exercise of stock options.

Financing Arrangements

Through June 24, 2021, the Company completed the following transactions, each of which has provided liquidity and cash resources.

Long Term Debt

Blue Torch Loan

In November 2020, the Company, as borrower, and the Company’s subsidiaries, as guarantors, entered into a first lien term loan agreement with Blue Torch Finance, LLC, as administrative agent and collateral agent, and certain affiliates of Blue Torch Capital LP, as lenders, to borrow a first lien term loan in an aggregate principal amount of $37.0 million (the “Blue Torch Loan”), net of $1.2 million in lender fees, collateralized by substantially all of the property and assets (tangible and intangible) of the Company and its subsidiaries and maturing in November

2023. The Blue Torch Loan incurs interest at one of two rates, (the “Reference Rate” or the “LIBOR Rate”), determined at the option of the Company, plus an applicable margin. The Reference Rate is calculated as the greatest of (i) 2.0% per annum, (ii) fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding business day by the Federal Reserve Bank of New York, plus 0.50% per annum, (iii) the LIBOR Rate plus 1.0% per annum, or (iv) the interest rate last quoted by the Wall Street Journal as the “prime rate” or, if unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate. The LIBOR Rate is calculated as the greater of (i) LIBOR rate divided by 100% minus a reserve percentage or (ii) 1.0% per annum.

The applicable margin is 9.0% per annum if the Company chooses the Reference Rate and is 10% per annum if the Company chooses the LIBOR Rate. The Blue Torch Loan had an effective interest rate of 14.9% for the year ended December 31, 2020 and three months ending March 31, 2021. Interest expense for the year ended December 31, 2020 and three months ending March 31, 2021 was $0.7 million and $1.3 million, respectively.

The Blue Torch Loan may be prepaid in an amount equal to the outstanding principal and accrued interest plus an applicable premium of (i) if prepaid during the first year after the effective date, a make-whole amount equal to (x) the amount of interest that would otherwise have been payable to the lenders from the payoff date until the twelve month anniversary of the effective date, calculated using the Reference Rate or LIBOR Rate in effect on the payoff date, less (y) the amount of interest the lenders would have received from the payoff date until the twelve month anniversary of the effective date if the lenders had reinvested the prepaid principal amount at the U.S. treasury rate in effect on the payoff date, plus (z) 3.0% of the outstanding principal, (ii) if prepaid during the second year after the effective date, 2.0% of the outstanding principal, (iii) if prepaid during the third year after the effective date, 1.0% of the outstanding principal, and (iv) thereafter, 0%. In connection with the proposed Business Combination, the Company expects to pay off the Blue Torch Loan in full.

Paycheck Protection Program Loan

In April 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act (“PPP Loan”) for $10.0 million. The PPP Loan was provided by Newtek Small Business Finance, LLC and is evidenced by a promissory note. The PPP Loan bears interest at a rate of 1.0% per annum, with no payments for the first six months and equal payments of principal and interest for each month thereafter until maturity. The PPP Loan is scheduled to mature in July 2023 and is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes, maintains certain employment level, and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance issued by the Small Business Administration.

The Company used all proceeds from the PPP Loan to maintain payroll and make payments for lease obligations and utilities. The Company has not concluded whether an application will be filed for forgiveness, and therefore management accounted for the loan as a debt and accrued interest. In connection with the proposed Business Combination, the Company expects to pay off the PPP Loan in full. For the three months ended March 31, 2021 and the year ended December 31, 2020 the Company recognized interest expense in amount of $25 thousand and $0.1 million, respectively, in the consolidated statement of operations and comprehensive loss.

Convertible Loans

In October 2020, the Company entered into a convertible unsecured subordinated loan agreement to borrow up to $50.0 million (the “Convertible Loan”) from certain existing investors and executives (the “Lenders”). This agreement was amended in December 2020 to increase the borrowing limit to $70.0 million, of which $43.5 million and $43.7 million is outstanding as of December 31, 2020 and March 31, 2021, respectively. The Convertible Loan has several conversion options, including automatic conversion upon a qualified financing of at least $75.0 million, an optional conversion upon a non-qualified financing, initial public offering (“IPO”) and an optional conversion upon maturity. The Convertible Loan also carries a mandatory repayment feature upon a change in control. The Convertible Loan incurs interest at 14% and matures in May 2024. The Company has elected to measure the Convertible Loan under the fair value option. Under the fair value option, the convertible loans will be measured at fair value in each reporting period until they are settled, with changes in the fair values being recognized in the Company’s consolidated statements of operations as income or expense. Debt issuance costs incurred in connection with the notes were expensed as incurred. As the convertible notes are carried at fair value in their entirety, further consideration of the embedded features in the convertible loan is not required. As of December 31, 2020 and March 31, 2021, the fair value of the Convertible Loan was $86.4 million and $51.6 million, respectively.

In February 2021, the Company and its Lenders agreed on an amendment to the Convertible Loan to specify the treatment of the Convertible Loan should the Company merge with a Special Purpose Acquisition Company (“SPAC”), and subsequently become a publicly traded entity (“SPAC Merger”). In order to simplify the potential mechanics of a SPAC Merger in the future, among other reasons, the holders of the Convertible Loan agreed to specify that immediately prior to the closing of a SPAC Merger, the Convertible Loan would be automatically converted into the Company’s common stock at a conversion price equal to 90% of the value of the Company’s stock at such time. Management expects this to be a substantial modification of the Convertible Loan resulting in treatment as a debt extinguishment. As the substance of the transaction is a capital contribution from related parties the resulting gain will be recorded to equity.

In April 2021, the Company entered into a convertible unsecured subordinated loan agreement to borrow up to $75.0 million (the “2021 Convertible Loan”) from new investors, certain existing investors and executives. The 2021 Convertible Loan is senior in right of payment to the Convertible Loan, but expressly subordinated in right of payment to the Blue Torch Loan. The 2021 Convertible Loan has several conversion options, including an optional conversion upon maturity and automatic conversion upon a merger with a special purpose acquisition company (“SPAC”) (“SPAC Transaction”). If a SPAC Transaction occurs on or prior to the maturity date and prior to payment in full of the principal amount, then the outstanding principal amount of the 2021 Convertible Loan and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of Enjoy’s common stock immediately prior to the closing of the SPAC Transaction at a price per share equal to 80% of the value assigned to each share of Enjoy’s common stock. The 2021 Convertible Loan incurs interest at 8% per annum and matures in April 2022. Through June 24, 2021, the Company borrowed $60.0 million under the 2021 Convertible Loan agreement.

Equity

Redeemable Convertible Preferred Stock

During the year ended December 31, 2019, the Company issued 10.5 million shares of Series B redeemable convertible preferred stock at $2.3788 per share for proceeds totaling $25.0 million, net of issuance costs of less than $0.1 million and 39.5 million shares of Series C redeemable convertible preferred stock at $3.7944 per share for proceeds totaling $142.1 million, net of issuance costs of $7.9 million. The redeemable convertible preferred stock conveys voting privileges, rights on declared dividends, conversion rights and liquidation preferences.

149,520,445 shares of redeemable convertible preferred stock were outstanding as of December 31, 2020 and 2019. In March 2021, the Company authorized and issued 3,953,194 shares of Enjoy Series C redeemable convertible preferred stock, for gross proceeds of $15.0 million. 153,473,639 shares of redeemable convertible preferred stock were outstanding as of March 31, 2021.

Series B Redeemable Convertible Preferred Stock Warrants

In connection with the TriplePoint Loan agreement, the Company issued a warrant to purchase 336,304 shares of its Series B redeemable convertible preferred stock at an exercise price of $2.3788 per share. These warrants expire on November 13, 2030. The warrants are classified as liabilities because they represent on obligation indexed to the repurchase of the Company’s own equity since the underlying shares are contingently redeemable. The fair value of the warrant at issuance date was determined utilizing a hybrid market approach (guideline public company method and implied method) for its option pricing methodology.

The warrant was recorded at its estimated fair value of $0.2 million at issuance as a warrant liability. The Company will continue to adjust the redeemable convertible preferred stock warrant liability for changes in the fair value until the earlier of the expiration or exercise of the warrants, or upon the conversion of all the Series B Redeemable Convertible Preferred Stock into common stock and no further remeasurement is required.

Changes in fair value are recorded to other expense in the consolidated statements of operations. The fair value of the warrant liability was $0.8 million, $0.8 million, and $0.3 million as of March 31, 2021, December 31, 2020, and December 31, 2019, respectively

Blue Torch Loan Warrants

The Company issued warrants to Blue Torch and its affiliates to purchase up to 474,388 shares of the Company’s Common Stock, at an exercise price of $0.01 per share and a term of 10 years. The warrants became exercisable on the date of grant. These warrants are classified as equity and are expected to be exercised at the closing of the Business Combination. As of the issuance date, the warrants are recorded at their estimated fair value of $1.4 million as debt discount with an offset to additional paid-in capital.

Contractual Obligations

The table below summarizes minimum cash obligations related to debt and operating leases as of December 31, 2020.

		Payments Due by Period
(in thousands)		Total	2021	2022- 2023	2024- 2025	Thereafter
Paycheck Protection Program Loan	(i)	$10,000	$2,105	$7,895	$—	$—
Blue Torch Loan	(i)	37,000	—	37,000	—	—
Convertible Loan	(i)	43,451	—	—	43,451	—
Interest Payments Due on Debt	(ii)	35,393	11,703	23,161	530
Operating Lease Commitments	(iii)	38,795	12,204	16,576	9,218	797

(i)	Represents principal repayments only.
(ii)	Assumes an effective interest rate of 14.9%, 14.0% and 1.0% per annum, for the Blue Torch, Convertible and PPP loans, respectively, consistent with the interest rate as of December 31, 2020.
(iii)	Operating lease commitments represent the undiscounted future minimum lease payments for the Company’s operating leases.

The contractual obligations of the Company were impacted by the additional issuance of $0.2 million of Convertible Loan in the first three months of 2021. There were no other material changes to the Company’s contractual obligations for the three months ended March 31, 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate our significant estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies described below involve a significant degree of judgment and complexity and have the greatest potential effect on our consolidated financial statements. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

The Company generates revenue through visit fees whereby its Experts provide delivery, set-up, and technological expertise services at the request of its Customers. Its Customers are primarily large telecommunication and technology companies that sell technology products and services and require a Mobile Store experience for their customers, who are referred to herein as “Consumers.” Revenue is recognized upon transfer of control of promised services to Customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those promised services. The Company accounts for revenue contracts with Customers by applying the requirements of ASC 606, Revenue from Contracts with Customers, which includes the following five steps:

•	Identification of the contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Each Customer contract contains only one performance obligation, which is a stand-ready obligation for the Company’s Experts to provide visits to Consumers throughout the Company’s contractual term. The stand-ready obligation consists of a series of distinct services that are substantially the same and have the same pattern of transfer, represented as visits provided to Consumers satisfied over time. Customer payments are due when control of services is transferred to the Customer and are not conditional on anything other than payment terms, which typically are less than 60 days. No material contract asset or liabilities exist for any period reported within these consolidated financial statements.

The transaction prices of the Company’s contracts are entirely variable, as the number of visits and the specific services provided at each visit are unknown at contract inception. Each contract includes pricing whereby the Company and the Customer agree to payments for various elements of a visit, which generally include the base fee for conducting the visit and delivering product, as well as incremental amounts for add-ons provided to Consumers. Due to the nature of the obligation, the variability of payment based on the number of visits performed, and the specific services and products provided at each visit which are resolved as each visit is completed, the Company recognizes visit fees in revenue as such visits are provided. In addition, the Company is required to issue a credit to its Customer for the stipulated value of any consigned inventory that is under the

Company’s control that is lost, damaged, or stolen. The Company recognizes the credit as a reduction in revenue when it identifies that the items were lost, damaged, or stolen.

From time to time, the Company’s Experts sell a Consumer incremental services on behalf of the Customer during a visit. Certain of the Company’s contracts contain provisions that allow for a chargeback by the Customer of the Company’s fee for selling the incremental service, if the Consumer cancels such services within a specified period from the visit. Chargebacks are recognized as a reduction of revenue, in the period such visit occurs, using an estimate derived from historical information regarding Consumer cancelations of specific services as well as real-time information provided by the Customer. As of March 31, 2021 and 2020 and December 31, 2020 and 2019, the Company has recorded $7.2 million, $4.4 million and $5.4 million and $2.2 million, respectively, in chargeback estimates related to such services, which are presented as a reduction of revenue in the consolidated statements of operations and comprehensive loss and as a reduction to accounts receivable, net, in the consolidated balance sheets, as the contractual right of offset exists.

Stock-Based Compensation

The Company accounts for stock options granted to employees under the fair value recognition provision of ASC 718, Compensation – Stock Compensation (“ASC 718”), which requires the use of an option valuation model to measure the fair value of options at the date of grant. The value of the portion of the awards that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statements of operations and comprehensive loss. The Company accounts for forfeitures as they occur. The Company classifies non-cash share-based compensation expense in its consolidated statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified. The fair value of restricted stock awards is based on the market value of the underlying shares at the date of grant. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Since the Company’s stock is not traded on any stock exchange market, quoted prices of the Company’s stock are unavailable. According to ASC 718, due to insufficient or no historical data for the Company, the expected volatility determination was based on similar companies’ stock volatility. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common shares and does not expect to pay any cash dividends in the foreseeable future.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, the Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred taxes are measured using enacted tax rates in effect for the years in which those deferred tax assets and liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

The Company records a valuation allowance to reduce its deferred tax assets to the net amount that the Company believes is more-likely-than-not to be realized. In assessing the need for a valuation allowance, the Company has considered all available positive and negative evidence including its historical levels of income, expectations of future taxable income, future reversals of existing taxable temporary differences and ongoing tax planning strategies. If in the future, the Company determines that it would be able to realize the deferred tax assets, the Company may reduce its valuation allowance, which may result in income tax benefits to be recognized in the Company’s consolidated statement of operations and comprehensive loss.

The Company accounts for uncertain tax positions using a two-step process whereby: (i) the Company determines whether it is more-likely-than-not that the tax positions will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon the ultimate settlement with the related tax authority.

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of the provision for income tax expense in the consolidated statement of operations and comprehensive loss. The Company accounts for uncertainty in income taxes in accordance with ASC 740, Income Taxes.

Regarding the Global Intangible Low Taxed Income (“GILTI”) rules enacted as part of legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act of 2017, the Company is required to make an accounting policy election to either treat taxes due on future GILTI inclusions in U.S. taxable income as a current period expense when incurred or reflect such portion of the future GILTI inclusions in U.S. taxable income that relate to existing basis differences in the Company’s current measurement of deferred taxes. The Company has made a policy election to treat GILTI taxes as a current period expense.

Fair Value Measurements

Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and expands disclosures about fair value measurements.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to level 3 inputs.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The Company’s consolidated financial instruments consist of accounts receivable, accounts payable and accrued expenses and are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The consolidated financial statements also include fair value level 1, 2 and 3 measurements of cash and cash equivalents, investments, debt and warrant liabilities.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our consolidated financial statements.

Emerging Growth Company

MRAC is an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. MRAC has elected to use this extended transition period under the JOBS Act. As a result, following the Merger, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make common stock less attractive to investors.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation and foreign currency, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of March 31, 2021 and December 31, 2020, we have interest bearing debt with a principal amount of $90.7 million and $90.5 million, respectively.

Our Blue Torch Loan as of March 31, 2021 and December 31, 2020 is a variable rate loan that accrues interest at a rate of interest based on LIBOR rate or the reference rate. The Reference Rate is calculated as the greatest of (i) 2.0% per annum, (ii) fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding business day by the Federal Reserve Bank of New York, plus 0.50% per annum, (iii) the LIBOR Rate plus 1.0% per annum, or (iv) the interest rate last quoted by the Wall Street Journal as the “prime rate” or, if unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate. The LIBOR Rate is calculated as the greater of (i) LIBOR rate divided by 100% minus a reserve percentage or (ii) 1.0% per annum. The applicable margin is 9.0% per annum if the Company chooses the Reference Rate and is 10% per annum if the Company chooses the LIBOR Rate. As of March 31, 2021 and December 31, 2020, the calculated interest rate is 14.9%.

Based upon our interest rates as of March 31, 2021, and December 31, 2020, a one percent (1%) increase subject to the floor in interest rates in our variable rate indebtedness would result in approximately $0.1 million in additional annual interest expense for both periods.

Inflation Risk

The Company does not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

The Company is exposed to foreign currency risk due to operations conducted in Canada and the United Kingdom. The Company does not believe that changes in foreign currency has had, or currently has, a material effect on its business.

MANAGEMENT OF NEW ENJOY FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of New Enjoy following the consummation of the Business Combination and assuming the election of the director nominees at the extraordinary general meeting as set forth in “Director Election Proposal.”

Name	Age	Position
Executive Officers
Ron Johnson	62	Director Nominee, Co-Founder and Chief Executive Officer
Fareed Khan	55	Chief Financial Officer
Jonathan Mariner	66	Director Nominee, Chief Administrative and People Officer
Non-Employee Directors
Fred Harman	59	Director Nominee
Thomas Ricketts	55	Director Nominee
Brett Varsov	46	Director Nominee
Salaam Coleman Smith	51	Director Nominee
Denise Young Smith	65	Director Nominee
Gideon Yu	49	Director Nominee

Executive Officers

Ron Johnson. Mr. Johnson has served as the Co-Founder, President and Chief Executive Officer of Enjoy and a member of its board of directors since June 2014. Previously, Mr. Johnson served as the Chief Executive Officer of JCPenney Company, Inc. from November 2011 to April 2013, Senior Vice President of Retail at Apple Inc. from January 2000 to October 2011, and Vice President of Merchandising at Target Corporation from September 1984 to December 1999. He also serves as a Trustee of Stanford University and a member of the board of directors of Globality, Inc., Philz Coffee, Inc., Fish Six Restaurant Corp (d/b/a The Melt), Ermenegildo Zegna Holditalia SpA and other private companies. Mr. Johnson holds a B.A. in Economics from Stanford University and a M.B.A. from Harvard Business School.

We believe that Mr. Johnson’s extensive experience in the retail industry, his experience as an executive, and his leadership of Enjoy qualify him to serve as a director of New Enjoy.

Fareed Khan. Mr. Khan has served as Chief Financial Officer of Enjoy since January 2021. Prior to joining Enjoy, Mr. Khan served in various executive leadership roles, including as the Chief Operating Officer and Chief Financial Officer, from July 2019 to December 2021, of Parallel, a health and wellness company. Mr. Khan served as Chief Financial Officer of Kellogg Company from February 2017 to July 2019 and Chief Financial Officer of US Foods, Inc. from September 2013 to February 2017. He also served in various executive leadership roles at USG Corporation, including as the President and Chief Executive Officer of USG Building Systems, from September 1999 to September 2010. Mr. Khan holds a BS in Engineering from Carleton University and a MBA from the University of Chicago Booth School of Business.

Jonathan Mariner. Mr. Mariner has served as Enjoy’s Chief Administrative and Chief People Officer and as a member of its board of directors since December 2020. Mr. Mariner has also served as the founder and President of TaxDay LLC, a mobile residency tax tracking application, since April 2016. From March 2002 to May 2016, Mr. Mariner served in executive leadership roles at Major League Baseball, including as Chief Investment Officer from January 2015 to May 2016 and as Executive Vice President and Chief Financial Officer from March 2002 to December 2014. He serves on the board of directors of Rocket Companies, Inc., Tyson

Foods Inc., McGraw-Hill Education, IEX Group, Inc. and various other private companies and organizations. Mr. Mariner also served on the board of directors of Ultimate Software Group Inc. Mr. Mariner holds a BS in Accounting from the University of Virginia and a MBA. from Harvard Business School; and is a former Certified Public Accountant.

We believe that Mr. Mariner’s extensive experience as an executive, and his leadership role at Enjoy qualify him to serve as a director of New Enjoy.

Non-Employee Directors

Upon the consummation of the Business Combination, MRAC anticipates the initial size of New Enjoy’s board of directors being seven directors, each of whom will be voted upon by MRAC’s shareholders at the extraordinary general meeting.

Fred Harman. Mr. Harman has served as a member of the board of directors of Enjoy since October 2015. Mr. Harman is currently the Managing Partner at Oak Investment Partners, a venture capital firm that invests in technology companies, having joined Oak Investment Partners as a General Partner in 1994. Mr. Harman is also currently a member of the board of several other private technology companies. Prior to joining Oak Investment Partners, Mr. Harman worked with Morgan Stanley’s Venture Capital Group where he was a General Partner. Prior to Morgan Stanley, Mr. Harman worked in Business Development at Hughes Communications where he was involved in the formation of the predecessor to DirecTV. Mr. Harman received an MBA from the Harvard Graduate School of Business and a BS and MS in Electrical Engineering from Stanford University.

We believe that Mr. Harman’s extensive experience as an executive, his experience in venture capital and prior service as a director of Enjoy qualify him to serve as a director of New Enjoy.

Thomas Ricketts. Mr. Ricketts has served as MRAC’s co-Chairman and Director since October 2020. Mr. Ricketts has served as the Executive Chairman of the Chicago Cubs since 2009. He also serves as the Chairman of Incapital. Mr. Ricketts currently serves on the boards of Meijer, Inc., Choose Chicago, The Field Museum, The Executive’s Club of Chicago, and The Wood Family Foundation. He was also a founding Director of the Bond Dealers of America. Mr. Ricketts has also been a Director at Ameritrade and, subsequently, TD Ameritrade. Prior to starting Incapital, Mr. Ricketts worked at ABN AMRO Inc., The Chicago Corporation and Mesirow Financial. He was a market maker on the Chicago Board Options Exchange from 1988 through 1994. Mr. Ricketts has an MBA in Finance and an AB in Economics from the University of Chicago.

We believe Mr. Ricketts’ business experience and experience as a director on the boards of other companies qualify him to serve as a director of New Enjoy.

Brett Varsov. Mr. Varsov has served as MRAC’s Co-Chief Executive Officer since October 2020 and has spent his career in the media and technology industries. Mr. Varsov has been a Partner and Head of M&A at The Raine Group LLC (“Raine”) since January 2016, where he is responsible for the firm’s global Mergers and Acquisitions practice and works closely with all of the firm’s partners and sector heads on advisory and investing transactions across the firm’s businesses. Prior to this, he was a Managing Director at Raine from April 2012 to December 2015. At Raine, and during his career, Mr. Varsov has initiated and executed mergers and acquisitions, strategic advisory assignments, investments and financing transactions for many of the world’s leading and emerging media and technology companies. He has also worked on multiple successful SPAC transactions as an advisor to and investor in target companies that have gone public via SPAC merger. Prior to joining Raine, he was in the Technology, Media and Telecom and Mergers and Acquisitions groups at Goldman Sachs where he focused on media and technology companies and worked on public and private M&A, initial public offerings and other strategic and financial advisory transactions. Prior to this, Mr. Varsov worked in the Media and Telecom group at Citigroup within the Investment Banking division. Previously, he acted as director of business development for Digital Club Network (an early digital music venture), founded and published a regional newspaper, and worked in the marketing group of Miller Publishing. Mr. Varsov is on the board of directors of Reigning Champs, a Raine portfolio company. He has a BA from the University of Pennsylvania and an MBA from Columbia Business School.

We believe that Mr. Varsov’s extensive experience in the technology, media and telecommunications industries and his experience in executing successful SPAC transactions qualify him to serve as a director of New Enjoy.

Denise Young Smith. Ms. Smith has served as an Executive in Residence at Cornell Tech from January 2018 through May 2021, and concurrently at Colorado College from April 2018 to March 2019. From 1997 to December 2017, Ms. Smith served in a variety of human resources leadership roles at Apple Inc., most recently as Vice President, Worldwide Talent and Human Resources from December 2014 to May 2017. From May 2017 to December 2017 she served as Apple’s first Vice President of Inclusion and Diversity. She also serves as a member of the board of directors of various non-profits and private companies. Ms. Smith holds a BA from Grambling State University.

We believe Ms. Smith’s extensive experience as an executive and experience in the retail industry qualify her to serve as a director of New Enjoy.

Salaam Coleman Smith. Ms. Coleman Smith has previously served as an Executive Vice President at The Walt Disney Company’s Disney ABC Television Group, from July 2014 to October 2016, overseeing Strategy and Programming for ABC Family and Freeform television channels. She served in a variety of senior executive roles at Comcast NBC Universal from 2003 to 2014, including as President of Style network from 2008 to 2013. Previously, Ms. Coleman Smith served as an executive at Viacom from 1993 to 2002, including serving as a senior executive within MTV Networks International Division and helping Nickelodeon’s global expansion in Europe, Asia, and Latin America. She has served as a member of the board of directors of Pinterest, Inc. since October 2020 and The Gap, Inc. since March 2021. Ms. Coleman Smith holds a B.S. in Industrial Engineering from Stanford University.

We believe Ms. Coleman Smith’s extensive experience as an executive and experience in the media industry qualify her to serve as a director of New Enjoy.

Gideon Yu. Mr. Yu has served as a member of the board of directors of Enjoy since 2017. Since 2011, Mr. Yu has served as the Co-Owner of the San Francisco 49ers. Previously, from 2007 to 2009, Mr. Yu was the Chief Financial Officer of Facebook, and from 2006 to 2007 Mr. Yu was the Chief Financial Officer of YouTube. Prior to his career in professional sports, from 2002 to 2006, Mr. Yu was also the Treasurer and Senior Vice President of Corporate Finance for Yahoo! Inc. Mr. Yu earned his BS in Industrial Engineering and Engineering Management from Stanford University, and his MBA from Harvard Business School.

We believe Mr. Yu’s extensive experience as an executive and prior service as a director of Enjoy qualify him to serve as a director of New Enjoy.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable New Enjoy’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of the New Enjoy Common Stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the MRAC Board expects to undertake a review of the independence of the individuals named above. We anticipate that prior to the consummation of the Business Combination, the MRAC Board will determine that each of Gideon Yu, Fred Harman, Denise Young Smith, Thomas Ricketts, Salaam Coleman Smith and Brett Varsov qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

New Enjoy’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New Enjoy will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the New Enjoy board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New Enjoy’s committee charters will be posted on its website, https://www.enjoy.com/investors, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, New Enjoy’s audit committee will consist of Gideon Yu, Fred Harman and Denise Young Smith, with Gideon Yu serving as the chair of the committee. We anticipate that prior to the completion of the Business Combination, the MRAC Board will determine that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, as amended, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of New Enjoy’s audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In making this determination, the MRAC Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

We anticipate that prior to the completion of the Business Combination, the MRAC Board will determine that Gideon Yu qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the MRAC Board will consider Mr. Yu’s formal education and previous and current experience in financial and accounting roles. Both New Enjoy’s independent registered public accounting firm and management periodically will meet privately with New Enjoy’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing New Enjoy’s independent registered public accounting firm;

•	discussing with New Enjoy’s independent registered public accounting firm their independence from management;

•	reviewing with New Enjoy’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by New Enjoy’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and New Enjoy’s independent registered public accounting firm the interim and annual financial statements that New Enjoy files with the SEC;

•	reviewing and monitoring New Enjoy’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

We believe that the composition and functioning of New Enjoy’s audit committee will meet the requirements for independence under the current Nasdaq listing standards.

Compensation Committee

Upon the Closing, New Enjoy’s compensation committee will consist of Thomas Ricketts, Salaam Coleman Smith and Denise Young Smith, with Denise Young Smith serving as the chair of the committee. Thomas Ricketts, Salaam Coleman Smith and Denise Young Smith are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. We anticipate that prior to the completion of the Business Combination, the MRAC Board will determine that Thomas Ricketts, Salaam Coleman Smith and Denise Young Smith, are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of New Enjoy’s Chief Executive Officers, evaluating the performance of New Enjoy’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of New Enjoy’s Chief Executive Officer;

•	reviewing and setting or making recommendations to New Enjoy’s board of directors regarding the compensation of New Enjoy’s other executive officers;

•	making recommendations to New Enjoy’s board of directors regarding the compensation of New Enjoy’s directors;

•	reviewing and approving or making recommendations to New Enjoy’s board of directors regarding New Enjoy’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

We believe that the composition and functioning of New Enjoy’s compensation committee will meet the requirements for independence under the current Nasdaq listing standards.

Nominating and Corporate Governance Committee

Upon the Closing, New Enjoy’s nominating and corporate governance committee will consist of Fred Harman, Salaam Coleman Smith and Brett Varsov, with Salaam Coleman Smith serving as the chair of the committee. We anticipate that prior to the completion of the Business Combination, the MRAC Board will determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of New Enjoy’s board of directors, consistent with criteria approved by New Enjoy’s board of directors;

•	recommending to New Enjoy’s board of directors the nominees for election to New Enjoy’s board of directors at annual meetings of New Enjoy’s stockholders;

•	overseeing an evaluation of New Enjoy’s board of directors and its committees; and

•	developing and recommending to New Enjoy’s board of directors a set of corporate governance guidelines.

We believe that the composition and functioning of New Enjoy’s nominating and corporate governance committee will meet the requirements for independence under the current Nasdaq listing standards.

New Enjoy’s board of directors may from time to time establish other committees.

Code of Ethics

New Enjoy will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New Enjoy’s website, https://www.enjoy.com/investors. New Enjoy intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of New Enjoy’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Enjoy, that has one or more executive officers serving as a member of New Enjoy’s board of directors.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of Enjoy’s named executive officers for the year ended December 31, 2020. This discussion contains forward-looking statements that are based on New Enjoy’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that New Enjoy adopts may differ materially from the currently planned programs that are summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, New Enjoy is not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Enjoy’s named executive officers for the year ended December 31, 2020, consisting of Enjoy’s principal executive officer and the next two most highly compensated executive officers, were:

•	Ron Johnson, Co-Founder and Chief Executive Officer.

•	Tim Cawley, Chief Operating Officer.

•	Kristina Eastman, Chief Retail Officer.

2020 Summary Compensation Table

The table below shows compensation of Enjoy’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Ron Johnson	2020	49,920	—	—	—	—	49,920
Co-Founder and Chief Executive Officer
Tim Cawley	2020	400,000	—	—	—	—	400,000
Chief Operating Officer
Kristina Eastman(3)	2020	375,000	200,000	—	269,082	—	844,082
Chief Retail Officer

(1)	Salary amounts represent actual amounts paid during 2020.
(2)

Amounts reported in this column do not reflect the amounts actually received by Enjoy’s named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each option award granted to the named executive officers during 2020, as computed in accordance with Accounting Standards Codification 718 using the assumptions described in Note 2 to Enjoy’s audited financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)

Bonus amount represents a one-time discretionary performance bonus due to Ms. Eastman. Please see the section titled “Agreements with Enjoy’s Named Executive Officers — Kristina Eastman” for additional information.

Agreements with Enjoy’s Named Executive Officers

The following sets forth the terms of the existing offer letters with each of Enjoy’s named executive officers for the year ended December 31, 2020.

Ron Johnson

In April 2019, Enjoy entered into an employment letter agreement with Ron Johnson as Chief Executive Officer. Mr. Johnson’s employment is at will and may be terminated at any time, with or without cause. The offer letter provides for an annual base salary of $49,920 and participation in Enjoy’s benefits programs. Mr. Johnson’s salary and other compensation is subject to review and adjustment by the Board in its sole discretion and he is eligible to participate in benefit plans and arrangements made available to all full-time employees.

Tim Cawley

In May 2020, Enjoy entered into an employment letter with Tim Cawley as Chief Operating Officer (the “Cawley Offer Letter”). The Cawley Offer letter superseded prior offer letters from July 12, 2019 and August 23, 2019. Mr. Cawley’s employment is at will and may be terminated at any time, with or without cause. The Cawley Offer Letter provides for an annual base salary of $400,000 per year and participation in Enjoy’s benefit programs. The Cawley Offer Letter provides for a $250,000 sign on bonus and a $20,000 relocation bonus. The Cawley Offer Letter provides for an initial equity grant of options to purchase 2,400,000 shares of Enjoy common stock at the fair market value on the date of grant, subject to vesting (the “Cawley Options”). 25% of the Cawley Options vested 12 months after the vesting commencement date with the remaining options scheduled to vest over the next 36 months in equal amounts, subject to Mr. Cawley’s continued service through each such date.

The Cawley Offer Letter provides that if Mr. Cawley’s employment is terminated by Enjoy without Cause (as defined in the Cawley Offer Letter), subject to execution of a release of claims in favor of Enjoy, Mr. Cawley will receive six (6) months of base salary payable in a lump sum as a severance benefit.

The Cawley Offer Letter provides that in the event of a termination of Mr. Cawley’s continuous status as a Service Provider (as defined in the 2014 Plan) without Cause (as defined in the Cawley Offer Letter) upon or within twelve (12) months of a Change in Control (as defined in the 2014 Plan) then the number of shares that would have vested in the one year period following such termination shall immediately accelerate and vest in full upon the closing of the Change in Control. In April 2021, the vesting schedule for the Cawley Options was amended to provide for 100% vesting acceleration in the event of the first to occur of: (1) a Change in Control (as defined in the 2014 Plan), (2) an initial public offering or a direct listing of any class of common stock of Enjoy or (3) a merger (or similar transaction) with a special purpose acquisition company, the result of which is that any class of common stock of Enjoy (or the parent or successor entity of Enjoy) is listed on the New York Stock Exchange, the Nasdaq Stock Market or other securities exchange.

Kristina Eastman

In June 2014, Enjoy entered into an employment letter with Kristina Eastman as a member of the Enjoy Experience team. Ms. Eastman’s employment is at will and may be terminated at any time, with or without cause. The offer letter provides for an annual base salary of $200,000 per year, which has been subsequently adjusted to $375,000, and participation in Enjoy’s benefit programs. The offer letter provides for an initial equity grant of options to purchase 100,000 shares of Enjoy’s common stock at the fair market value on the date of grant, subject to vesting. 25% of the options vested 12 months after the vesting commencement date and the remaining shares vested monthly over the next 36 months in equal amounts.

In recognition of performance provided to Enjoy, Enjoy paid Ms. Eastman a one-time discretionary bonus of $200,000 in February 2020, as evidenced by a certain agreement between Enjoy and Ms. Eastman dated February 6, 2020.

Confidential Information, Invention Assignment, and Arbitration Agreement

Pursuant to their offer letter agreements, each of Enjoy’s named executive officers has entered into Enjoy’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which contains, among other things, restrictive covenants pursuant to which such officers agree (i) to refrain from soliciting Enjoy’s customers during the term of their employment, (ii) to refrain from soliciting Enjoy’s employees during the term of their employment and for a period of 12 months thereafter and (iii) perpetual non-disclosure of confidential information. Enjoy’s standard Confidential Information, Invention Assignment, and Arbitration Agreement does not contain any non-competition restrictive covenants.

2014 Plan

The 2014 Plan was originally adopted by Enjoy’s board of directors and approved by its stockholders in June 2014, and was last amended on April 30, 2019. The 2014 Plan provides for the discretionary grant of incentive stock options (ISOs), nonstatutory stock options (NSOs), stock appreciation rights, restricted stock awards and restricted stock units to Enjoy’s employees, consultants and directors, and employees and consultants of Enjoy’s subsidiaries. Incentive stock options may be granted only to Enjoy employees or employees of Enjoy subsidiaries. Immediately prior to the Business Combination, the 2014 Plan will be terminated and no further grants will be made under the 2014 Plan. Any Awards granted under the 2014 Plan will remain subject to the terms of the 2014 Plan and the applicable award agreement. Only options (ISOs and NSOs) have been granted under the 2014 Plan.

Authorized Shares.    The maximum number of shares of Enjoy Common Stock that may be issued under the 2014 Plan is 35,362,388 shares.

Plan Administration.    Enjoy’s board of directors, or a duly authorized committee thereof, is granted the authority to administer the 2014 Plan. The 2014 Plan authorizes the plan administrator to (a) determine which eligible persons are to receive awards, (b) determine the number of shares covered by each award, (c) determine the fair market value per share of Enjoy’s Common Stock, (d) approve the forms of award agreements for use under the 2014 Plan, (e) determine the terms and conditions of the awards, (f) construe and interpret the terms of the 2014 Plan, and (g) amend and modify the 2014 Plan and awards granted thereunder.

Stock Options.    ISOs and NSOs are granted pursuant to award agreements adopted by the plan administrator. ISOs may only be granted to Enjoy’s employees. Anyone eligible to participate in the 2014 Plan may receive an award of NSOs. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders). Subject to certain exceptions for death and disability, an option granted under the 2014 Plan generally may only be exercised while an optionholder is employed by, or providing service to, Enjoy or within thirty days of the date of employees termination, unless provided otherwise in the optionholder’s award agreement. If an optionholder’s service relationship with Enjoy ceases due to disability or death, the optionholder or a beneficiary may generally exercise any vested options for a period of six months thereafter, unless provided otherwise in the optionholder’s award agreement. An optionholder may exercise an option by delivering notice of exercise to Enjoy and paying the exercise price. Acceptable consideration for the purchase of stock issued upon the exercise of an option include (i) cash; (ii) check; (iii) promissory note; (iv) shares of Enjoy common stock; (v) cashless exercise; (vi) net exercise; (vii) other consideration as permitted by applicable laws; (viii) or any combination of these methods. In no event may an option be exercised beyond the expiration of its term. The plan administrator will have the authority to effect the cancellation or surrender of any or all outstanding options under the 2014 Plan and to exchange for new awards of the same or different type, cash or other consideration.

Certain Transactions.    The plan administrator has broad discretion to take action under the 2014 Plan, as well as to make adjustments to the terms and conditions of awards, to prevent the diminution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events, such as a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split-up, spin-off, combination, repurchase, or exchange of share or other of Enjoy’s securities, or other change in corporate structure affecting Enjoy’s shares. In the event of a change in control, as defined in the 2014 Plan, the plan administrator may determine in its sole discretion that such awards will (i) be assumed, or substantially equivalent awards will be substituted, by the successor corporation; (ii) terminate immediately upon the change in control; (iii) accelerate and vest; (iv) or terminate in exchange for cash, property, or other rights as selected by the plan administrator. In the event the successor corporation does not assume or substitute awards, the awards will fully vest and become exercisable.

Transferability.    Unless determined otherwise by the plan administrator, awards granted under the 2014 Plan may not be transferred other than by will, the laws of descent and distribution or as otherwise provided under the 2014 Plan and, are exercisable during the optionholder’s lifetime only by the optionholder.

2020 Director Compensation Table

None of Enjoy’s non-employee directors received any cash compensation for their services in 2020, nor did Enjoy make any equity awards to any of Enjoy’s non-employee directors in 2020.

The New Enjoy board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that New Enjoy is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New Enjoy intends to develop a non-employee directors’ compensation program that is designed to align compensation with New Enjoy’s business objectives and the creation of stockholder value, while enabling New Enjoy to attract, retain, incentivize and reward directors who contribute to the long-term success of New Enjoy.

2021 Plan

In connection with the Business Combination, Enjoy employees and consultants are expected to be granted equity awards under the 2021 Plan. Please see the section titled “Shareholder Proposal No. 7 – Incentive Award Plan Proposal” of this proxy statement/prospectus and Annex E for a discussion and a copy of the 2021 Plan.

ESPP

In connection with the Business Combination, Enjoy employees and consultants are expected to be granted purchase rights under the ESPP. Please see the section titled “Shareholder Proposal No. 8 — ESPP Proposal” of this proxy statement/prospectus and Annex F for a discussion and a copy of the ESPP.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information with respect to (i) the beneficial ownership of MRAC Class A Ordinary Shares and MRAC Class B Ordinary Shares, as of [●], 2021, the record date for the extraordinary general meeting and (ii) the expected beneficial ownership of New Enjoy Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario, and alternatively, assuming the maximum redemption scenariod, for:

•	each person known by us to be, or who is expected to be upon consummation of the Business Combination, the beneficial owner of more than 5% of any class of our outstanding ordinary shares;

•	each member of the MRAC board of directors and each of MRAC’s executive officers who beneficially owns our ordinary shares;

•

each person who will become a member of the New Enjoy board of directors or an executive officer of New Enjoy upon the consummation of the Business Combination who is expected to beneficially own shares of New Enjoy common Stock; and

•

all of the members of the MRAC board of directors and MRAC’s executive officers as a group, and all members of the New Enjoy board of directors and the executive officers of New Enjoy following consummation of the Business Combination as a group.

As of [●], 2021, MRAC had 46,718,750 ordinary shares issued and outstanding, consisting of (i) 37,375,000 shares of New Enjoy Class A Ordinary Shares owned by [●] holders of record and (ii) 9,343,750 shares of MRAC Class B Ordinary Shares owned by [●] holders of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

The number of shares and the percentages of beneficial ownership below on a pre-Business Combination basis are based on the number of MRAC ordinary shares issued and outstanding as of [●], 2021. In computing the number of MRAC ordinary shares beneficially owned by a person and the percentage ownership of such person, MRAC deemed to be outstanding all ordinary shares subject to options held by the person that are currently exercisable or exercisable within 60 days of [●], 2021. MRAC did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of shares of New Enjoy Common Stock post-Business Combination, assuming the no redemption scenario, has been determined based upon the assumptions: (i) no public shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its public shares, (ii) there will be an aggregate of 156,654,339 shares of New Enjoy Common Stock issued and outstanding at the closing of the Business Combination (including the Sponsor Earnout Shares), (iii) 8 million shares of New Enjoy Common Stock have been issued in connection with the PIPE Investment, (iv) 101,935,589 shares of New Enjoy Common Stock are issued to the former securityholders of Enjoy as consideration in the Merger (for the avoidance of doubt, excluding shares reserved for issuance in respect of securities that were, prior to the consummation of the Business Combination, convertible into or exercisable for shares of Enjoy Capital Stock), (v) all 9,343,750 MRAC Class B Ordinary Shares shall have converted into 9,343,750 shares of New Enjoy Common Stock (including the Sponsor Earnout Shares), (vi) the Excluded Financing is equal to $60 million, (vii) no holder of vested Enjoy Options exercises such Enjoy Options after the date of set forth in the definition thereof in this proxy statement/prospectus, (viii) interest has accrued on the principal amount of Enjoy’s convertible notes through July 31, 2021 and (ix) none of the public warrants or MRAC Private Placement Warrants have been exercised.

The expected beneficial ownership of shares of New Enjoy Common Stock post-Business Combination, assuming the maximum redemption scenario, has been determined based upon the same assumptions set forth above, except that the maximum redemption scenario assumes that (i) public shareholders have exercised their redemption rights to receive cash from the Trust Account in exchange for 26,375,000 public shares in the aggregate and (ii) there will be an aggregate of 130,279,339 shares of New Enjoy Common Stock issued and outstanding at the closing of the Business Combination (including the Sponsor Earnout Shares).

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under the title “After the Business Combination” in the following table will be different.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned ordinary shares or common stock, as applicable.

	Before the Business Combination					After the Business Combination
	Class A Ordinary Shares		Class B Ordinary Shares			No Redemption Scenario Common Stock		Maximum Redemption Scenario Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares	% of Class	% of Total Voting Power	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares
Marquee Raine Acquisition Sponsor LP(2)(3)	—	—	9,268,750	100%	19.8%	9,268,750	5.9%	9,268,750	7.1%
Crane H. Kenney(2)(3)	—	—	—	—	—	—	—	—	—
Brett Varsov	—	—	—	—	—	—	—	—	—
Alexander D. Sugarman	—	—	—	—	—	—	—	—	—
Joseph Beyrouty	—	—	—	—	—	—	—	—	—
Evan Ellsworth	—	—	—	—	—	—	—	—	—
Jason Sondag	—	—	—	—	—	—	—	—	—
Thomas Ricketts	—	—	—	—	—	—	—	—	—
Brandon Gardner	—	—	—	—	—	—	—	—	—
Thomas Freston	—	—	25,000	—	*	25,000	*	25,000	*
Matthew Maloney	—	—	25,000	—	*	25,000	*	25,000	*
Assia Grazioli-Venier	—	—	25,000	—	*	25,000	*	25,000	*
All directors and executive officers of MRAC as a group (11 individuals)	—	—	9,343,750	100%	20%	9,343,750	6.0%	9,343,750	7.2%

	Before the Business Combination					After the Business Combination
	Class A Ordinary Shares		Class B Ordinary Shares			No Redemption Scenario Common Stock		Maximum Redemption Scenario Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares	% of Class	% of Total Voting Power	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares
Directors and Executive Officers of New Enjoy After Consummation of the Business Combination
Tim Cawley(4)	—	—	—	—	—	980,598	*	980,598	*
Kristina Eastman(5)						691,185	*	691,185	*
Fred Harman(6)	—	—	—	—	—	5,834,309	3.7%	5,834,309	4.5%
Ron Johnson(7)	—	—	—	—	—	21,783,071	13.7%	21,783,071	16.4%
Fareed Khan	—	—	—	—	—	—	—	—	—
Jonathan Mariner	—	—	—	—	—	—	—	—	—
Thomas Ricketts	—	—	—	—	—	—	—	—	—
Brett Varsov	—	—	—	—	—	—	—	—	—
Salaam Coleman Smith	—	—	—	—	—	—	—	—	—
Denise Young Smith	—	—	—	—	—	—	—	—	—
Gideon Yu(8)	—	—	—	—	—	149,813	*	149,813	*
All Directors and Executive Officers of New Enjoy After Consummation of the Business Combination (12 individuals)	—	—	—	—	—	29,438,976	18.8%	29,438,976	22.6%
Other 5% Shareholders
Empyrean Capital Partners, LP(9)	1,963,766	5.3%	—	—	4.2%	1,963,766	1.3%	1,963,766	1.5%
Integrated Core Strategies (US) LLC(12)	2,158,000	5.8%	—	—	4.6%	2,158,000	1.4%	2,158,000	1.7%
LCH Enjoir L.P.(11)	—	—	—	—	—	17,120,754	10.9%	17,120,754	13.1%
RP Investment Advisors LP(12)	2,023,661	5.4%	—	—	4.3%	2,023,661	1.3%	2,023,661	1.6%
SCP Venture Fund I, L.P.(13)	—	—	—	—	—	10,224,857	6.5%	10,224,857	7.8%
Citadel Advisors LLC(14)	3,067,784	8.2%			6.6%	3,067,784	2.0%	3,067,784	2.4%
Weiss Asset Management LP(15)	3,844,543	10.3%			8.2%	3,844,543	2.5%	3,844,543	3.0%

*	Denotes less than 1%.
**	Percentage of total voting power represents voting power with respect to all MRAC Class A Ordinary Shares and MRAC Class B Ordinary Shares, as a single class.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Marquee Raine Acquisition Corp., 65 East 55th Street, 24th Floor New York, NY 10022.
(2)

Interests shown prior to the Business Combination consist solely of founder shares, classified as MRAC Class B Ordinary Shares, and after the Business Combination include the Sponsor Earnout Shares. The founder shares are convertible into MRAC Class A Ordinary Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein.
(3)

Marquee Raine Acquisition Sponsor GP Ltd. is the general partner of Marquee Raine Acquisition Sponsor LP. Voting and investment decisions at Marquee Raine Acquisition Sponsor GP, Ltd. are made by its board of directors consisting of Brandon Gardner, Crane H. Kenney, Thomas Ricketts and Brett Varsov. Raine Holdings AIV LLC is the sole member of Raine SPAC Holdings LLC, which, in turn, is the sole member of Raine RR SPAC SPV I LLC, which owns a 50% interest in each of Marquee Raine Acquisition Sponsor GP Ltd. and Marquee Raine Acquisition Sponsor LP. Ricketts SPAC Investment LLC is the manager of Marquee Sports Holdings SPAC I, LLC, which owns a 50% interest in each of Marquee Raine Acquisition Sponsor GP Ltd. and Marquee Raine Acquisition Sponsor LP. Based upon the relationships among the entities described in this footnote, such entities may be deemed to beneficially own the securities reported herein. Each of the entities described in this footnote disclaims beneficial ownership of the securities held directly or indirectly by such entities, except to the extent of their respective pecuniary interests.

(4)	Consists of 980,598 shares of New Enjoy Common Stock issuable to Mr. Cawley pursuant to vested options exercisable within 60 days of June 1, 2021.
(5)

Consists of (i) 408,582 shares of New Enjoy Common Stock issued in exchange for outstanding Enjoy Common Stock and (ii) 282,603 shares of New Enjoy Common Stock issuable to Ms. Eastman pursuant to vested options exercisable within 60 days of June 1, 2021.

(6)

Consists of (i) 5,378,557 shares of New Enjoy Common Stock issued in exchange for outstanding Enjoy Common Stock held by Oak Investment Partners XIII, Limited Partnership, a Delaware limited partnership (“Oak”) and (ii) 455,752 shares issuable of New Enjoy Common Stock in exchange for those outstanding Enjoy Convertible Notes held by Oak in accordance with the terms of the applicable note purchase agreements. Mr. Harman, a director nominee for New Enjoy, is a managing partner of Oak, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak. The business address for Oak is 901 Main Avenue, Suite 600, Norwalk, CT 06851. Mr. Harman disclaims beneficial ownership of the shares held by Oak except to the extent of his pecuniary interest in the shares.

(7)

Consists of (i) 1,844,751 shares of New Enjoy Common Stock issued in exchange for outstanding Enjoy Common Stock held by The Johnson 2011 Trust, as nominee for The Johnson 2011 Irrevocable Children’s Trust, of which Mr. Johnson is a co-trustee, (ii) 17,461,564 shares of New Enjoy Common Stock issued in exchange for outstanding Enjoy Common Stock and (iii) 2,476,756 shares issuable of New Enjoy Common Stock in exchange for outstanding Enjoy Convertible Notes in accordance with the terms of the applicable note purchase agreements.

(8)	Consists of 149,813 shares of New Enjoy Common Stock issuable to Mr. Yu pursuant to vested options exercisable within 60 days of June 1, 2021.
(9)

According to the Schedule 13G filed on January 25, 2021, each of Empyrean Capital Overseas Master Fund, Ltd., Empyrean Capital Partners, LP and Mr. Amos Meron share voting and dispositive power over such shares. The address of the business office of each of the foregoing is Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(10)

According to the Schedule 13G filed on February 12, 2021, RP Select Opportunities Master Fund Ltd. directly holds 716,626 shares, RP Debt Opportunities Fund Ltd. directly holds 201,441 shares, RP Alternative Global Bond Fund directly holds 38,763 shares and RP SPAC Fund directly holds 1,066,831 shares. RP Investment Advisors LP is the investment manager of each such entity and, as such, has the power to vote and the power to direct the disposition of the shares held by such entities. The address of the business office of each of the foregoing is 39 Hazelton Avenue, Toronto, Ontario, Canada, M5R 2E3.

(11)

Consists of (i) 16,152,073 shares of New Enjoy Common Stock issued in exchange for outstanding Enjoy Common Stock and (ii) 968,681 shares issuable of New Enjoy Common Stock in exchange for those outstanding Enjoy Convertible Notes held of record by LCH Enjoir L.P. (“LCH”) in accordance with the terms of the applicable note purchase agreement. LCH Partners GP L.P. is the general partner of LCH and LCH Partners Limited is the general partner of LCH Partners GP L.P. The management of LCH Partners Limited is controlled by a board of directors. J. Michael Chu is a director of LCH Partners Limited and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by LCH. Mr. Chu disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the entities and individuals mentioned in this footnote is 599 West Putnam Avenue, Greenwich, CT 06830.
(12)

According to the Schedule 13G filed on March 25, 2021, Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) beneficially owns 569,900 shares, Riverview Group LLC (“Riverview Group”) beneficially owns 1,250,000 shares and ICS Opportunities, Ltd. (“ICS Opportunities”) beneficially owns 338,100 shares. Millennium International Management LP (“Millennium International Management”) is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander (“Mr. Englander”) currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. The address of the business office for each of the foregoing is 399 Park Avenue, New York, New York 10022.

(13)

Consists of (i) 9,418,908 shares of New Enjoy Common Stock issued in exchange for outstanding Enjoy Common Stock and (ii) 805,949 shares issuable of New Enjoy Common Stock in exchange for those outstanding Enjoy Convertible Notes held by SCP Venture Fund I, L.P. (“SCP”) in accordance with the terms of the applicable note purchase agreements. SCP Venture GP I, LLC is the general partner of SCP, the sole member and manager of which is Stamos Capital Associates, LLC. The managing member of Stamos Capital Associates, LLC is Peter Stamos. As such, Mr. Stamos could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by SCP. Mr. Stamos disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The principal business address for all entities and individuals affiliated with SCP is 2498 Sand Hill Road, Menlo Park, California 94025.

(14)

According to the Schedule 13G filed on May 10, 2021, Citadel Multi-Strategy Equities Master Fund Ltd. (“CM”) beneficially owns 3,055,715 shares, and Citadel Securities LLC (“Citadel Securities”) beneficially owns 12,069 shares. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager for CM. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. CALC IV LP (“CALC4”) is the non-member manager of Citadel Securities. Citadel Securities GP LLC (“CSGP”) is the general partner of CALC4. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. As such, each of Citadel Advisors, CAH, CGP and Mr. Griffin may be deemed to have shared voting and dispositive power over the shares held by CM, and each of CALC4, CSGP and Mr. Griffin may be deemed to have shared voting and dispositive power over the shares held by Citadel Securities. The address of the principal business office of each of the foregoing is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois, 60603.

(15)

According to the Amendment No. 1 to Schedule 13G filed on May 17, 2021, 2,114,507 shares beneficially owned by BIP GP LLC (“BIP GP”) includes shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP is the sole general partner. Weiss Asset Management LP (“Weiss”) is the sole investment manager to the Partnership. WAM GP LLC is the sole general partner of Weiss. Andrew M. Weiss is the managing member of WAM GP LLC and BIP GP. The address of the principal business office of each of the foregoing is 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Enjoy

Series C Preferred Stock Financing

From April 2019 through March 2021, Enjoy sold an aggregate of 43,485,135 shares of the Enjoy Series C Preferred Stock at a purchase price of approximately $3.7944 per share, for an aggregate purchase price of $165.0 million. The participants in the Enjoy Series C Preferred Stock financing included an entity affiliated with a member of Enjoy’s board of directors. The following table summarizes purchases of Enjoy Series C Preferred Stock from Enjoy by such related person:

Name	Shares of Series C Preferred Stock	Total Purchase Price
LCH Enjoir L.P.(1)	39,531,941	$149,999,996.93

(1)

Julian Mack is a member of the Enjoy board of directors and an affiliate of LCH Enjoir L.P (“LCH”). LCH currently holds more than 5% of the Enjoy Capital Stock. Mr. Mack will not serve on New Enjoy’s board of directors.

Series B Preferred Stock Financing

From July 2015 through January 2019, Enjoy sold an aggregate of 76,469,756 shares of the Enjoy Series B Preferred Stock at a purchase price of approximately $2.3788 per share, for an aggregate purchase price of $181.9 million. The participants in the Enjoy Series B Preferred Stock financing included a member of Enjoy’s board of directors and entities affiliated with members of Enjoy’s board of directors. The following table summarizes purchases of Enjoy Series B Preferred Stock from Enjoy by such related persons:

Name	Shares of Series B Preferred Stock	Total Purchase Price
Ron Johnson (1)	2,101,900	$4,999,999.72
Google LLC	12,611,400	$29,999,998.32
Entities associated with Oak Investment Partners (2)	4,371,952	$10,399,999.42
Entities associated with Riverwood Capital Partners (3)	17,866,151	$42,500,000.00
SCP Venture Fund I, L.P. (4)	11,875,737	$28,250,003.18
KPCB Holdings, Inc. (5)	2,732,470	$6,499,999.64
Waycross Ventures LLC (6)	2,627,375	$6,249,999.65

(1)	Ron Johnson is Enjoy’s chief executive officer, a member of the Enjoy board of directors and currently holds more than 5% of the Enjoy Capital Stock.
(2)

Entities associated with Oak Investment Partners include Oak Investment Partners XIII, Limited Partnership. Fred Harmon is a member of the Enjoy board of directors and an affiliate of Oak Investment Partners, which currently holds more than 5% of the Enjoy Capital Stock.

(3)	Entities associated with Riverwood Capital Partners include Riverwood Capital Partners II L.P. and Riverwood Capital Partners II (Parallel-B) L.P.
(4)

Peter Stamos is a member of the Enjoy board of directors and an affiliate of SCP Venture Fund I, L.P., which currently holds more than 5% of the Enjoy Capital Stock. Mr. Stamos will not serve on New Enjoy’s board of directors.

(5)

Brook Byers is a member of the Enjoy board of directors and an affiliate of KPCB Holdings, Inc., which currently holds more than 5% of the Enjoy Capital Stock. Mr. Byers will not serve on New Enjoy’s board of directors.

(6)	Brook Byers is a member of the Enjoy board of directors and an affiliate of Waycross Ventures LLC. Mr. Byers will not serve on New Enjoy’s board of directors.

Investors’ Rights Agreement

Enjoy is party to an Amended and Restated Investors’ Rights Agreement, dated as of April 30, 2019 (the “IRA”), as amended, which grants registration rights and information rights, among other things, to certain holders of the Enjoy Capital Stock, including (i) entities affiliated with Google LLC, KPCB Holdings, Inc., LCH, Oak Investment Partners, Riverwood Capital Partners and SCP Venture Fund I, L.P., each of which currently hold more than 5% of the Enjoy Capital Stock and (ii) Ron Johnson, a member of Enjoy’s board of directors, Enjoy’s chief executive officer, and a beneficial owner of greater than 5% of the Enjoy Capital Stock. The IRA will be terminated upon the Closing.

Right of First Refusal

Pursuant to certain agreements with its stockholders, including the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 30, 2019 (the “ROFR Agreement”), Enjoy or its assignees have the right to purchase shares of Enjoy Capital Stock which certain stockholders propose to sell to other parties. Certain holders of Enjoy Capital Stock party to the ROFR Agreement, include (i) entities affiliated with Google LLC, KPCB Holdings, Inc., LCH, Oak Investment Partners, Riverwood Capital Partners and SCP Venture Fund I, L.P., each of which currently hold more than 5% of the Enjoy Capital Stock, and (ii) Ron Johnson, a member of Enjoy’s board of directors, Enjoy’s chief executive officer, and a beneficial owner of greater than 5% of the Enjoy Capital Stock. The ROFR Agreement will be terminated upon the Closing.

Voting Agreement

Enjoy is a party to the Amended and Restated Voting Agreement, dated as of April 30, 2019 (the “Voting Agreement”), as amended, pursuant to which certain holders of Enjoy Capital Stock, including (i) entities affiliated with Google LLC, KPCB Holdings, Inc., LCH, Oak Investment Partners, Riverwood Capital Partners and SCP Venture Fund I, L.P., each of which currently hold more than 5% of the Enjoy Capital Stock and (ii) Ron Johnson, a member of Enjoy’s board of directors, Enjoy’s chief executive officer, and a beneficial owner of greater than 5% of the Enjoy Capital Stock, have agreed to vote their shares of Enjoy Capital Stock in favor of certain matters, including with respect to the election of directors. The Voting Agreement will terminate upon the Closing.

Convertible Note Round 2020

In October 2020, Enjoy entered into a Note Purchase Agreement, as amended from time to time (the “2020 NPA”), with certain holders of Enjoy Capital Stock, including (i) entities affiliated with KPCB Holdings, Inc., LCH, Oak Investment Partners, Riverwood Capital Partners and SCP Venture Fund I, L.P., each of which currently hold more than 5% of the Enjoy Capital Stock, (ii) Ron Johnson, a member of Enjoy’s board of directors, Enjoy’s chief executive officer, and a beneficial owner of greater than 5% of the Enjoy Capital Stock, and (iii) Waycross Ventures LLC, which is affiliated with Brook Byers, a member of Enjoy’s board of directors.

The facility allows for note issuances in an aggregate principal amount of up to $70,000,000 through the sales of notes to parties to the 2020 NPA. Immediately prior to the Closing, the notes issued under the 2020 NPA will automatically convert into Enjoy Common Stock at a conversion price equal to 90% of the value of the Enjoy Common Stock immediately prior to the Closing. The aggregate principal amount outstanding under the notes as of May 13, 2021 is approximately $43,650,000.

Convertible Note Round 2021

In April 2021, Enjoy entered into a Note Purchase Agreement (the “2021 NPA”), with certain holders of Enjoy Capital Stock, including (i) entities affiliated with KPCB Holdings, Inc., Oak Investment Partners, Riverwood Capital Partners and SCP Venture Fund I, L.P., each of which currently hold more than 5% of the Enjoy Capital Stock, (ii) Ron Johnson, a member of Enjoy’s board of directors, Enjoy’s chief executive officer, and a beneficial owner of greater than 5% of the Enjoy Capital Stock and (iii) Waycross Ventures LLC, which is affiliated with Brook Byers, a member of Enjoy’s board of directors.

The facility allows for note issuances in an aggregate principal amount of up to $75,000,000 through the sales of notes to parties to the 2021 NPA. Immediately prior to the Closing, the notes will automatically convert into Enjoy Common Stock at a conversion price equal to 80% of the value of the Enjoy Common Stock immediately prior to the Closing. The aggregate principal amount outstanding under the notes as of May 13, 2021 is approximately $60,000,000.

Google Side Letter

In October 2018, Enjoy and Google LLC, and its affiliates (collectively, “Google”), entered into an agreement whereby Enjoy granted Google certain customary management rights regarding significant business issues, including management’s proposed annual operating plans, as well as the right of first negotiation with Enjoy with respect to certain change of control transactions (“Google Side Letter”). The Google Side Letter is expected to be terminated upon Closing.

Director and Officer Indemnification

Enjoy’s current certificate of incorporation and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Enjoy has entered into indemnification agreements with each of its directors. Following the Business Combination, Enjoy expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of New Enjoy. For additional information, see “Description of New Enjoy’s Securities - Limitations on Liability and Indemnification of Officers and Directors.”

LCH Transaction

To induce one of its stockholders, LCH, to waive certain of its rights in connection with the pending merger with MRAC, Enjoy entered into the Stockholder Contribution Agreement with Ron Johnson and the Stock Issuance Agreement with LCH. Pursuant to the Stockholder Contribution Agreement, immediately prior to and contingent on Closing, Mr. Johnson shall surrender to Enjoy a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing $20.0 million by the product obtained by multiplying $10.00 by the exchange ratio calculated in accordance with the Merger Agreement used to determine that number of shares each share of the Company’s Common Stock will be exchanged for at the closing of the Business Combination (“Contributed Shares”). Thereafter, as detailed in the Stock Issuance Agreement, Enjoy shall issue a number of shares equal to the Contributed Shares to LCH.

Marquee Raine Acquisition Corp.

Founder Shares

On October 28, 2020, the Sponsor paid in the aggregate $25,000, or approximately $0.002 per share, to cover certain of MRAC’s expenses in consideration of 10,062,500 founder shares, par value $0.0001. On November 10, 2020, the Sponsor surrendered 718,750 founder shares to MRAC for no consideration, resulting in an aggregate of 9,343,750 founder shares outstanding. As a result of such surrender, the per-share purchase price increased to approximately $0.003 per share. The number of founder shares was determined based on the expectation that the founder shares would represent 20% of the issued and outstanding ordinary shares upon completion of MRAC’s initial public offering (assuming the Sponsor did not purchase any units in MRAC’s initial public offering). The per share price of the founder shares was determined by dividing the amount of cash contributed to MRAC by the aggregate number of founder shares issued. On December 11, 2020, the Sponsor transferred 25,000 founder shares to each of MRAC’s independent directors at their original purchase price.

The founder shares are identical to the MRAC Class A Ordinary Shares included in the MRAC Units sold in MRAC’s initial public offering, except that (i) only holders of the founder shares have the right to vote on the appointment of directors prior to MRAC’s initial business combination, and holders of a majority of MRAC’s founder shares may remove a member of MRAC’s board of directors for any reason, (ii) the founder shares are subject to certain transfer restrictions, as described in more detail below, (iii) each of the Sponsor and MRAC’s officers and directors have entered into a letter agreement with MRAC, pursuant to which they have agreed to waive (x) their redemption rights with respect to their founder shares and public shares in connection with the completion of MRAC’s initial business combination, (y) their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to MRAC’s amended and restated memorandum and articles of association (1) to modify the substance or timing of MRAC’s obligation to allow redemption in connection with MRAC’s initial business combination or to redeem 100% of MRAC’s public shares if MRAC has not completed an initial business combination by December 17, 2022 or (2) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, and (z) waive their rights to liquidating distributions from the trust account with respect to their founder shares if MRAC does not complete its initial business combination by December 17, 2022, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if MRAC does not complete its initial business combination within the prescribed time frame, (iv) the founder shares will automatically convert into MRAC Class A Ordinary Shares in connection with the completion of MRAC’s initial business combination as described in MRAC’s amended and restated memorandum and articles of association and (v) the founder shares are entitled to registration rights.

In connection with the Business Combination, upon the Domestication, 9,343,750 founder shares will convert automatically, on a one-for-one basis, into a share of New Enjoy Common Stock. For additional information, see “Domestication Proposal.”

Private Placement Warrants

Substantially concurrently with the consummation of MRAC’s initial public offering, MRAC completed the private sale of 6,316,667 MRAC Private Placement Warrants at a purchase price of $1.50 per MRAC Private Placement Warrant, to the Sponsor, generating gross proceeds to MRAC of $9,475,000. The MRAC Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the MRAC Units in the initial public offering, except that the MRAC Private Placement Warrants (i) may be physical (cash) or net share (cashless) settled, (ii) are not redeemable so long as they are held by the Sponsor or its permitted transferees (provided, that they may be redeemed in accordance with the warrant agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value (as defined in the warrant agreement) equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share), (iii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of MRAC’s initial business combination, and (iv) are entitled to registration rights. The sale of the MRAC Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

If the MRAC Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the MRAC Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the MRAC Units that were sold as part of the initial public offering of MRAC.

In connection with the Business Combination, upon the Domestication, each of the 6,316,667 MRAC Private Placement Warrants will convert automatically into a warrant to acquire one share of New Enjoy Common Stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal.”

Registration Rights

The holders of the founder shares, MRAC Private Placement Warrants, and MRAC Warrants that may be issued upon conversion of working capital loans (as defined below) (and any MRAC Class A Ordinary Shares issuable upon the exercise of the MRAC Private Placement Warrants and MRAC Warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that MRAC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of MRAC’s initial business combination. MRAC will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “Business Combination Proposal - Related Agreements - Registration Rights Agreement.”

Related Party Loans

On October 28, 2020, the Sponsor agreed to loan MRAC an aggregate of up to $300,000 to cover expenses related to MRAC’s initial public offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the initial public offering. Through December 17, 2020, MRAC borrowed approximately $128,000 under the Note. MRAC repaid the Note in full upon closing of the initial public offering.

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of MRAC’s officers and directors may, but are not obligated to, loan MRAC funds as may be required (the “working capital loans”). If MRAC completes the Business Combination, MRAC would repay the working capital loans out of the proceeds of the trust account released to MRAC. Otherwise, the working capital loans would be repaid only out of funds held outside the trust account. In the event that the Business Combination does not close, MRAC may use a portion of the proceeds held outside the trust account to repay the working capital loans but no proceeds held in the trust account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon completion of the Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the MRAC Private Placement Warrants. As of March 31, 2021, MRAC had no borrowings under the working capital loans.

Administrative Support Agreement

Commencing on December 14, 2020, MRAC agreed to reimburse the Sponsor for out-of-pocket expenses through the completion of the Business Combination or the MRAC’s liquidation. Office space and administrative support services provided to MRAC by the Sponsor will be provided free of charge. In addition, executive officers and directors, or any of their respective affiliates, including Ricketts SPAC Investment LLC and Raine Securities LLC and other entities affiliated with Marquee and The Raine Group, will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on MRAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to the Business Combination will be made using funds held outside the Trust Account. As of June 30, 2021, an aggregate amount of approximately $38,000 had been incurred or accrued in respect of such expense reimbursement obligation. MRAC expects additional amounts not to exceed $5,000 to be incurred or accrued through the consummation of the Business Combination.

Financial Advisor Fees Related to Public Offering

Ricketts SPAC Investment LLC and Raine Securities LLC acted as MRAC’s independent financial advisors as defined under FINRA Rule 5110(j)(9), to provide independent financial consulting services, consisting of a review of deal structure and terms and related structuring advice in connection with MRAC’s initial public offering, for which each of Ricketts SPAC Investment LLC and Raine Securities LLC received a fee of $1,121,250, which was paid upon the closing of MRAC’s initial public offering. Ricketts SPAC Investment LLC and Raine Securities LLC.

Advisory Arrangements Related to the Business Combination

MRAC will pay Raine Securities, an affiliate of the Sponsor, a placement fee equal to 1.5% of the gross proceeds of the PIPE Investment actually received by MRAC. Raine Securities is also serving as MRAC’s financial advisor in connection with the Business Combination.

MRAC will pay Raine Advisors, an affiliate of the Sponsor, a fee in an amount equal to $309,825 for consulting services, including support and advice to MRAC in connection with the execution of the Business Combination, the payment of which is contingent upon the consummation of the Business Combination

MRAC will pay Marquee Sports Holdings, an affiliate of the Sponsor, a fee in an amount equal to $309,825 for consulting services, including support and advice to MRAC in connection with the execution of the Business Combination, the payment of which is contingent upon the consummation of the Business Combination.

Pursuant to the underwriting agreement entered into in connection with MRAC’s initial public offering, up to 30% of the deferred discount thereunder (i.e., approximately $3,924,375) may be paid at the sole discretion of MRAC’s management to the underwriter and/or to third parties not participating as underwriters in the initial public offering that assisted MRAC in consummating its business combination, in allocations determined by MRAC’s management. In accordance with the foregoing terms, MRAC’s management has elected to direct the payment of $1,024,875 of the deferred discount upon the consummation of the Business Combination to Marquee Sports Holdings and $2,899,500 of the deferred discount upon the consummation of the Business Combination to Raine Securities. The audit committee of the MRAC Board approved such payments on May 13, 2021.

Sponsor Agreement

On April 28, 2021, concurrently with the execution of the Merger Agreement, MRAC entered into the Sponsor Agreement with the Sponsor, pursuant to which, among other things, in connection with the Closing, the Sponsor agreed to (i) waive certain anti-dilution rights set forth in Section 17 of MRAC’s amended and restated memorandum and articles of association that may result from the Business Combination and (ii) subject 1,121,250 founder shares that will be subject to forfeiture unless the volume-weighted average closing price of New Enjoy Common Stock equals or exceeds $15.00 on 20 out of 30 consecutive trading days after consummation of the Business Combination and on or prior to the fifth (5th) anniversary of the Closing (or a change of control occurs with respect to New Enjoy at or above such share price during such period). For additional information, see “Business Combination Proposal - Related Agreements - Sponsor Agreement.”

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the board of directors of New Enjoy will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of New Enjoy’s executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of New Enjoy voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New Enjoy’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New Enjoy’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New Enjoy will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

MRAC is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and MRAC’s memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Enjoy your rights will differ in some regards as compared to when you were a shareholder of MRAC.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of MRAC and New Enjoy according to applicable law or the organizational documents of MRAC and New Enjoy.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of MRAC, attached to this proxy statement/prospectus as Annex G, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex H and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex I. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to New Enjoy and MRAC, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

	Delaware	Cayman Islands

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of holders of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Law and MRAC’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Governance Proposal).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of MRAC owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW ENJOY’S SECURITIES

The following summary of certain provisions of New Enjoy’s securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex H and Annex I, respectively.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation will authorize the issuance of 510,000,000 shares, consisting of 500,000,000 shares of New Enjoy Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

New Enjoy expects approximately 156,654,339 shares of New Enjoy Common Stock to be outstanding immediately following the consummation of the Business Combination, assuming no MRAC Shareholders exercise their redemption rights in connection with the Business Combination.

Common Stock

Holders of New Enjoy Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. New Enjoy’s stockholders are entitled to receive ratable dividends when, as and if declared by the New Enjoy board of directors out of funds legally available therefor.

Holders of New Enjoy Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to New Enjoy Common Stock. If New Enjoy liquidates, dissolves or wind ups after the Business Combination, the New Enjoy stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the New Enjoy Common Stock.

Preferred Stock

The Proposed Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. New Enjoy’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.

Warrants

Public Shareholders’ Warrants

Each whole warrant will entitle the registered holder to purchase one share of New Enjoy Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the initial public offering and 30 days after the Closing, provided in each case that New Enjoy has an effective registration statement under the Securities Act covering the issuance of New Enjoy Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, no cash will be paid in lieu of fractional warrants and only whole warrants will trade. The warrants will expire five years after the completion of the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share upon exercise of a warrant unless the share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

As soon as practicable, but in no event later than twenty (20) business days, after the Closing, New Enjoy will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New Enjoy Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the shares of New Enjoy Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

• if, and only if, the last reported sale price of the shares of New Enjoy Common Stock for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

However, the price of the shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

• at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares (as defined below);

• if, and only if, the Reference Value (as defined above) equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like); and

• if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Enjoy Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our the shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume- weighted average price of our the shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Shares of New Enjoy Common Stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361

Redemption Date (period to expiration of warrants)	Fair Market Value of Shares of New Enjoy Common Stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Ordinary Shares shall mean the average last reported sale price of shares of New Enjoy Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the shares as reported during the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the shares as reported during the 10 trading days ending on the third date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares for each whole warrant.

No fractional Class A Ordinary Shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Ordinary Shares to be issued to the holder.

Redemption Procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the shares of New Enjoy Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of New Enjoy Common Stock is increased by a capitalization or share dividend payable in shares of New Enjoy Common Stock, or by a split-up of shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Enjoy Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares. A rights offering to holders of shares entitling holders to purchase shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares equal to the product of (i) the number of shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares) and (ii) one minus the quotient of (x) the price per share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Enjoy Common Stock, in determining the price payable for shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of New Enjoy Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Enjoy Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share in respect of such event.

If the number of outstanding shares is decreased by a consolidation, combination, reverse share split or reclassification of shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares.

Whenever the number of shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Enjoy Common Stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of the public warrants and, solely with respect to the terms of the private placement warrants, requires the approval by the holders of at least 65% of the then-outstanding private placement warrants to make any change that adversely affects the interests of the registered holders of the private placement warrants. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their warrants and receive shares. After the issuance of shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares to be issued to the warrant holder.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to the MRAC Public Warrants. The private placement warrants (including the shares of New Enjoy Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us (except as described under “—Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees (subject to certain limited exceptions). The Sponsor, or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the MRAC Public Warrants.

Except as described under “—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may loan us funds as may be required, although they are under no obligation to advance funds or invest in us. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

The warrant agreement provides that any change to the terms of the private placement warrants requires the approval by the holders of at least 65% of the then outstanding private placement warrants.

Dividends

We have not paid any cash dividends on MRAC’s ordinary shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Enjoy’s board of directors at such time.

Registration Rights

Holders of the founder shares and MRAC Private Placement Warrants that may be issued upon conversion of working capital loans (and any MRAC Class A Ordinary Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) made to us by the Sponsor, have been granted registration rights in connection with our initial public offering as described under “Certain Relationships and Related Person Transactions — Marquee Raine Acquisition Corp.” Upon the Closing, we will also enter into the Registration Rights Agreement with the Sponsor and certain other stockholders, which will replace the existing registration rights agreement. See “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Anti-Takeover Effects of Delaware Law and The Proposed Certificate of Incorporation

Some provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of New Enjoy by means of a tender offer; an acquisition of New Enjoy by means of a proxy contest or otherwise; or the removal of New Enjoy’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in New Enjoy’s best interests, including transactions which provide for payment of a premium over the market price for New Enjoy’s shares.

Stockholder Meetings

The Proposed Bylaws will provide that a special meeting of stockholders may be called only by the chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of the New Enjoy board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Proposed Bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the New Enjoy board of directors or a committee of New Enjoy board of directors.

Elimination of Stockholder Action by Written Consent

The Proposed Organizational Documents will not permit stockholders to act by written consent without a meeting.

Staggered Board

New Enjoy’s board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see the section titled “Governance Proposal — Governance Proposal No. 3C — Establish A Classified Board Of Directors.” This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of New Enjoy, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The Proposed Certificate of Incorporation will provide that no member of the New Enjoy board of directors may be removed from office by the New Enjoy stockholders except for cause and, in addition to any other vote required by law, upon the approval of at least a majority of the total voting power of all then-outstanding shares of capital stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The Proposed Certificate of Incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of New Enjoy Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of New Enjoy preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

New Enjoy is subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the New Enjoy board of directors.

Choice of Forum

New Enjoy’s Proposed Certificate of Incorporation provides that, unless New Enjoy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Enjoy; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Enjoy or any stockholder to New Enjoy or New Enjoy’s stockholders; (C) any action or proceeding asserting a claim against New Enjoy or any current or former director, officer or other employee of New Enjoy or any stockholder arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against New Enjoy or any director, officer or other employee of New Enjoy or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Certificate of Incorporation further provides that unless New Enjoy consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. Additionally, the Proposed Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of New Enjoy’s securities shall be deemed to have notice of and consented to these provisions.

Amendment of Charter Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Enjoy Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Certificate of Incorporation related to Directors, Indemnification and Limitation on Liability of Directors, Forum Selection and Amendments.

The provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the New Enjoy Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the New Enjoy board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe this provision benefits New Enjoy by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. See the section titled “Risk Factors — Additional Risks Related to Ownership of New Enjoy’s Common Stock Following the Business Combination and New Enjoy’s Operating as a Public Company — “The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.”

Listing of Securities

New Enjoy will apply to continue the listing of the New Enjoy Common Stock and warrants on The Nasdaq Capital Market under the symbols “ENJY” and “ENJYW,” respectively, upon the Closing.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW ENJOY SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Enjoy Common Stock or New Enjoy Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Enjoy at the time of, or at any time during the three months preceding, a sale and (ii) New Enjoy is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Enjoy was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New Enjoy Common Stock or New Enjoy Warrants for at least six months but who are affiliates of New Enjoy at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Enjoy Common Stock then outstanding; or

•	the average weekly reported trading volume of New Enjoy’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Enjoy under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Enjoy.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after MRAC has completed MRAC’s initial business combination.

MRAC anticipates that following the consummation of the Business Combination, New Enjoy will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals

New Enjoy’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Enjoy’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New Enjoy’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New Enjoy’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New Enjoy both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New Enjoy’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Enjoy’s annual meeting of stockholders, New Enjoy’s secretary must receive the written notice at New Enjoy’s principal executive offices:

• not earlier than the 90th day; and

• not later than the 120th day,

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New Enjoy holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a shareholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at New Enjoy’s principal office a reasonable time before New Enjoy begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

New Enjoy’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of New Enjoy’s Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by New Enjoy’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Enjoy’s secretary in accordance with New Enjoy’s Proposed Bylaws, which, in general, require that the notice be received by New Enjoy’s secretary within the time periods described above under “- Shareholder Proposals” for shareholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with MRAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Marquee Raine Acquisition Corp., 65 East 55th Street 24th Floor New York, NY 10022. Following the Business Combination, such communications should be sent in care of New Enjoy, 3240 Hillview Avenue Palo Alto, CA 94304. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the securities of New Enjoy offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The balance sheet of Marquee Raine Acquisition Corp. as of December 31, 2020 and the related statement of operations, change in stockholders’ equity and cash flow for the period from October 16, 2020 (inception) through December 31, 2020, have been included in this joint proxy statement/prospectus in reliance upon the report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Enjoy Technology, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Enjoy Technology, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, MRAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of MRAC’s annual report, as amended, to shareholders and MRAC’s proxy statement. Upon written or oral request, MRAC will deliver a separate copy of the annual report, as amended, to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that MRAC deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that MRAC deliver single copies of such documents in the future. Shareholders may notify MRAC of their requests by calling or writing MRAC at its principal executive offices at 65 East 55th Street, 24th Floor New York, NY 10022 or (212) 603-5500.

ENFORCEABILITY OF CIVIL LIABILITY

MRAC is a Cayman Islands exempted company. If MRAC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon MRAC. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against MRAC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, MRAC may be served with process in the United States with respect to actions against MRAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of MRAC’s securities by serving MRAC’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

MRAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

MRAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on MRAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact MRAC at the following address and telephone number:

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, New York 10022

(212) 603-5500

Attention: Joseph Beyrouty

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to MRAC has been supplied by MRAC, and all such information relating to Enjoy has been supplied by Enjoy, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

Incorporation by Reference of Certain of MRAC’s Filings with the SEC

The SEC allows MRAC to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:

D.F. King & Co, Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (877) 536-1561

Banks and Brokers Call: (212) 269-5550

MRAC@dfking.com

If you are a stockholder of MRAC and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from D.F. King, D.F. King will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

MARQUEE RAINE ACQUISITION CORP.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Marquee Raine Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Marquee Raine Acquisition Corp. (the “Company”) as of December 31, 2020, the related statement of operations, changes in shareholders’ equity and cash flows for the period from October 16, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 16, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, on April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”), which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor

since 2020.

New York, New York

May 13, 2021

Marquee Raine Acquisition Corp.

BALANCE SHEET

As Restated—See Note 2

December 31, 2020

Assets
Current assets:
Cash	$2,266,049
Prepaid expenses	831,645

Total current assets	3,097,694
Cash held in Trust Account	373,750,000

Total Assets	$376,847,694

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$578,902
Accrued expenses	488,824

Total current liabilities	1,067,726
Deferred underwriting commissions	13,081,250
Derivative warrant liabilities	27,249,130

Total liabilities	41,398,106
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 33,044,958 shares subject to possible redemption at $10.00 per share	330,449,580
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,330,042 shares issued and outstanding (excluding 33,044,958 shares subject to possible redemption)	433
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,343,750 shares issued and outstanding	934
Additional paid-in capital	9,830,842
Accumulated deficit	(4,832,201)

Total shareholders’ equity	5,000,008

Total Liabilities and Shareholders’ Equity	$376,847,694

The accompanying notes are an integral part of these financial statements.

Marquee Raine Acquisition Corp.

STATEMENT OF OPERATIONS

As Restated—See Note 2

For The Period From October 16, 2020 (inception) through December 31, 2020

General and administrative expenses	$127,691

Loss from operations	(127,691)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(3,758,500)
Transaction costs—derivative warrant liabilities	(946,010)

Net loss	$(4,832,201)

Weighted average Class A ordinary shares outstanding, basic and diluted	37,375,000

Basic and diluted net income per ordinary share, Class A	$—

Weighted average Class B ordinary shares outstanding, basic and diluted	8,429,688

Basic and diluted net loss per ordinary share, Class B	$(0.57)

The accompanying notes are an integral part of these financial statements.

Marquee Raine Acquisition Corp.

STATEMENT OF CHANGE IN SHAREHOLDERS’ EQUITY

As Restated—See Note 2

For The Period From October 16, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—October 16, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	9,343,750	934	24,066	—	25,000
Sale of units in initial public offering, less fair value of public warrants	37,375,000	3,738	—	—	359,730,632	—	359,734,370
Offering costs, net of reimbursement from underwriters	—	—	—	—	(19,477,581)	—	(19,477,581)
Class A ordinary shares subject to possible redemption	(33,044,958)	(3,305)	—	—	(330,446,275)	—	(330,449,580)
Net loss	—	—	—	—	—	(4,832,201)	(4,832,201)

Balance—December 31, 2020	4,330,042	$433	9,343,750	$934	$9,830,842	$(4,832,201)	$5,000,008

The accompanying notes are an integral part of these financial statements.

Marquee Raine Acquisition Corp.

STATEMENT OF CASH FLOWS

As Restated—See Note 2

For The Period From October 16, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(4,832,201)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	25,000
Change in fair value of derivative warrant liabilities	3,758,500
Transaction costs—derivative warrant liabilities	946,010
Changes in operating assets and liabilities:
Prepaid expenses	(831,645)
Accounts payable	578,902
Accrued expenses	53,590

Net cash used in operating activities	(301,844)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(373,750,000)

Net cash used in investing activities	(373,750,000)

Cash Flows from Financing Activities:
Proceeds received from note payable to related party	127,850
Repayment of note payable to related party	(127,850)
Proceeds received from initial public offering, gross	373,750,000
Proceeds received from private placement	9,475,000
Reimbursement from underwriters	2,990,000
Offering costs paid	(9,897,107)

Net cash provided by financing activities	376,317,893

Net change in cash	2,266,049
Cash—beginning of the period	—

Cash—end of the period	$2,266,049

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$435,234
Deferred underwriting commissions	$13,081,250
Initial value of Class A ordinary shares subject to possible redemption	$333,685,710
Change in initial value of Class A ordinary shares subject to possible redemption	$(3,236,130)
Initial measurement of derivative warrants issued in connection with the initial public offering accounted for as liabilities	$23,490,630

The accompanying notes are an integral part of these financial statements.

MARQUEE RAINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Marquee Raine Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on October 16, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 16, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. In the future, the Company may generate non-operating income in the form of interest income on cash, cash equivalents or qualifying investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Marquee Raine Acquisition Sponsor LP (the “Sponsor”), a Cayman Islands exempted limited partnership and an affiliate of The Raine Group LLC (together with its affiliates, “The Raine Group”) and Marquee Sports Holdings SPAC I, LLC (“Marquee”). The registration statement for the Company’s Initial Public Offering was declared effective on December 14, 2020. On December 17, 2020, the Company consummated its Initial Public Offering of 37,375,000 Units, including 4,875,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $373.8 million, and incurring offering costs of approximately $19.5 million, of which approximately $13.1 million was deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,316,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.5 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $373.8 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a non-interest bearing trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The net proceeds are not yet invested. If, in the future, the proceeds are held in an interest-bearing account, then the net proceeds may be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions) at the time of the signing of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act).

The Company will provide the holders of the public shares with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). These public shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the completion of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any public shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the completion of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, our amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Ordinary Shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 17, 2022, (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account, if such funds are held in an interest-bearing account, and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors (the “Board”), liquidate and dissolve, subject in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire public shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to its deferred underwriting commissions (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of December 31, 2020, the Company had cash of approximately $2.3 million outside of the Trust Account and working capital of approximately $2.0 million. The Company will use these funds for paying existing accounts payable, identifying and evaluating prospective Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—RESTATEMENT OF PREVIOUSLY ISSUED FINANCAL STATEMENTS

On April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on December 17, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value re-measurement.

Impact of the Restatement

The impact of the restatement on the balance sheets, statement of operations and statement of cash flows for the Affected Period is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$376,847,694	$—	$376,847,694

Liabilities and shareholders’ equity
Total current liabilities	$1,067,726	$—	$1,067,726
Deferred legal fees	—		—
Deferred underwriting commissions	13,081,250	—	13,081,250
Derivative warrant liabilities	—	27,249,130	27,249,130

Total liabilities	14,148,976	27,249,130	41,398,106
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	357,698,710	(27,249,130)	330,449,580
Shareholders’ equity
Preference shares—$0.0001 par value	—	—	—
Class A ordinary shares—$0.0001 par value	161	272	433
Class B ordinary shares—$0.0001 par value	934	—	934
Additional paid-in-capital	5,126,604	4,704,238	9,830,842
Accumulated deficit	(127,691)	(4,704,510)	(4,832,201)

Total shareholders’ equity	5,000,008	—	5,000,008

Total liabilities and shareholders’ equity	$376,847,694	$—	$376,847,694

	Period From October 16, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(127,691)	$—	$(127,691)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(3,758,500)	(3,758,500)
Transaction costs—derivative warrant liabilities	—	(946,010)	(946,010)
Net gain from investments held in Trust Account	—	—	—

Total other (expense) income	—	(4,704,510)	(4,704,510)

Net loss	$(127,691)	$(4,704,510)	$(4,832,201)

Basic and Diluted weighted-average Class A ordinary shares outstanding	37,375,000	—	37,375,000
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B ordinary shares outstanding	8,429,688	—	8,429,688
Basic and Diluted net loss per Class B share	$(0.02)	$(0.55)	$(0.57)

	Period From October 16, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(127,691)	$(4,704,510)	$(4,832,201)
Change in fair value of derivative warrant liabilities	—	3,758,500	3,758,500
Transaction costs - derivative warrant liabilities	—	946,010	946,010

In addition, the impact to the balance sheet dated December 17, 2020, filed on Form 8-K on December 23, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in an $23.5 million increase to the derivative warrant liabilities line item at December 17, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption mezzanine equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period from December 31, 2020, and the period from October 16, 2020 (inception) through December 31, 2020 (collectively, the “Affected Period”), are restated in our Annual Report on Form 10-K/A (Amendment No. 1) following a review of the accounting guidance related to the Company’s warrants in the Company’s previously issued audited financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the derivative warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and Trust accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

As of December 31, 2020, cash held in the operating bank account was approximately $2.3 million and Cash held in the Trust Account was approximately $373.8 million.

Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable, and accrued expenses approximate their fair values primarily due to the short-term nature of the instruments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants have been measured at fair value using a Monte Carlo simulation model.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.9 million is included in financing cost-derivative warrant liabilities in the statement of operations and $19.5 million is included in shareholders’ equity.

Class A Ordinary Shares Subject to Possible Redemption

Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. The Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, 33,044,958 Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 15,660,417 of the Company’s Class A Ordinary Shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A Ordinary Shares are calculated by dividing the interest income earned on cash held in the Trust Account of $0, net of amounts available to be withdrawn from the Trust Account to pay the Company’s income taxes, for the period from October 16, 2020 (inception) through December 31, 2020, by the weighted average number of Class A Ordinary Shares outstanding for the period. Net loss per ordinary share, basic and diluted for Founder Shares is calculated by dividing the net loss of approximately $4.8 million, less income attributable to Class A Ordinary Shares of approximately $0, resulting in a net loss of approximately $4.8 million, by the weighted average number of Founder Shares outstanding for the period.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge its exposures to cash flow, market, or foreign currency risks. Management evaluates all of the Company’s financial instruments, including issued warrants to purchase its Class A ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 9,343,750 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering and simultaneously issued 6,316,667 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants have been measured at fair value using a Monte Carlo simulation model.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On December 17, 2020, the Company consummated its Initial Public Offering of 37,375,000 Units, including 4,875,000 Over-Allotment Units at $10.00 per Unit, generating gross proceeds of approximately $373.8 million, and incurring offering costs of approximately $19.5 million, of which approximately $13.1 million was deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public warrant”). Each Public warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On October 28, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 10,062,500 Class B Ordinary Shares, par value $0.0001, (the “Founder Shares”). On November 10, 2020, the Sponsor surrendered 718,750 Founder Shares to the Company for no consideration, resulting in an aggregate of 9,343,750 Founder Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Sponsor agreed to forfeit up to 1,218,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On December 15, 2020, the underwriter fully exercised its over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Business Combination and (b) upon completion of the Business Combination, (x) if the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Business Combination that results in all of the shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,316,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.5 million.

Each whole Private Placement Warrant is exercisable for one whole Class A Ordinary Share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Business Combination.

Related Party Loans

On October 28, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. Through December 17, 2020, the Company borrowed approximately $128,000 under the Note. The Company repaid the Note in full upon closing of the Initial Public Offering.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“working capital loans”). If the Company completes a Business Combination, the Company would repay the working capital loans out of the proceeds of the Trust Account released to the Company. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust

Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon completion of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of the December 31, 2020, the Company had no borrowings under the working capital loans.

Administrative Support Agreement

Commencing on December 14, 2020, the Company agreed to reimburse the Sponsor for out-of-pocket expenses through the completion of the Business Combination or the Company’s liquidation. Office space and administrative support services provided to the Company by the Sponsor will be provided free of charge. In addition, executive officers and directors, or any of their respective affiliates, including Ricketts SPAC Investment LLC and Raine Securities LLC and other entities affiliated with Marquee and The Raine Group, will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on the Company’s, behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to a Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon completion of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,875,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 15, 2020, the underwriter fully exercised its over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $7.5 million in the aggregate, paid upon the closing of the Initial Public Offering. The underwriter also reimbursed approximately $3.0 million to the Company to cover for expenses in connection with the Initial Public Offering.

In addition, $0.35 per unit, or approximately $13.1 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. DERIVATIVE WARRANT LIABILITIES

The Company issued 9,343,750 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering and simultaneously issued 6,316,667 Private Placement Warrants.

Warrants may only be exercised for a whole number of shares. The warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per whole share, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to Marquee and The Raine Group or their respective affiliates, without taking into account the transfer of Founder Shares or private Placement warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by to the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Except as set forth below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A Ordinary Shares;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holders’ ability to cashless exercise its warrants) as the outstanding warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume-weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company has not completed the Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board. As of December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. As of December 31, 2020, there were 4,330,042 Class A Ordinary Shares issued and outstanding, excluding 33,044,958 Class A Ordinary Shares subject to possible redemption.

Class B Ordinary Shares— The Company is authorized to issue 50,000,000 Founder Shares. On October 28, 2020, the Company issued 10,062,500 Founder Shares to the Sponsor. On November 10, 2020, the Sponsor surrendered 718,750 Founder Shares to the Company for no consideration, resulting in an aggregate of 9,343,750 Founder Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the 9,343,750 Founder Shares outstanding, up to 1,218,750 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (See Note 5). On December 15, 2020, the underwriter fully exercised its over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

Prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Founder Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of a majority of the Founder Shares may remove a member of the Board for any reason. These provisions of the amended and restated memorandum and articles of association may only be amended by a special resolution passed by not less than two-thirds of the ordinary shares who attend and vote at the general meeting, which shall include the affirmative vote of a simple majority of the Founder Shares. With respect to any other matter submitted to a vote of the shareholders, including any vote in connection with the Business Combination, except as required by law, holders of the Class A Ordinary Shares and Founder Shares will vote together as a single class, with each share entitling the holder to one vote.

The Founder Shares will automatically convert into Class A Ordinary Shares on the first business day following the completion of the Business Combination at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued by the Company in connection with or in relation to the completion of the Business Combination, excluding (1) any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the Business Combination and (2) any Private Placement Warrants issued to the Sponsor or any of its affiliates upon conversion of working capital loans, minus (b) the number of Class A Ordinary Shares redeemed by public shareholders in connection with the Business Combination. In no event will the Founder Shares convert into Class A Ordinary Shares at a rate of less than one to one.

NOTE 9. FAIR VALUE MEASUREMENT

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities	$—	$—	$27,249,130

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the hierarchy in during the period from October 16, 2020 (inception) through December 31, 2020. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model at each measurement date.

For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $3.8 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants and the Public Warrants, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	As of December 17, 2020	As of December 31, 2020
Volatility	22.4%	21.7%
Stock price	$10.45	$10.40
Expected life of the options to convert	5.5	5.5
Risk-free rate	0.45%	0.43%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period from October 16, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at October 16, 2020 (inception)	$—
Issuance of Public and Private Warrants	23,490,630
Change in fair value of derivative warrant liabilities	3,758,500

Derivative warrant liabilities at December 31, 2020	$27,249,130

NOTE 10. SUBSEQUENT EVENTS

On April 28, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MRAC Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and Enjoy Technology Inc., a Delaware corporation. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described herein, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

MARQUEE RAINE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$1,211,714	$2,266,049
Prepaid expenses	762,560	831,645

Total current assets	1,974,274	3,097,694
Cash held in Trust Account	373,750,000	373,750,000

Total Assets	$375,724,274	$376,847,694

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,402,060	$578,902
Accrued expenses	2,270,206	488,824

Total current liabilities	3,672,266	1,067,726
Deferred underwriting commissions	13,081,250	13,081,250
Derivative warrant liabilities	19,418,920	27,249,130

Total liabilities	36,172,436	41,398,106
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 33,455,183 and 33,044,958 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	334,551,830	330,449,580
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,919,817 and 4,330,042 shares issued and outstanding (excluding 33,455,183 and 33,044,958 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	392	433
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,343,750 shares issued and outstanding at March 31, 2021 and December 31, 2020	934	934
Additional paid-in capital	5,462,531	9,830,842
Accumulated deficit	(463,849)	(4,832,201)

Total shareholders’ equity	5,000,008	5,000,008

Total Liabilities and Shareholders’ Equity	$375,724,274	$376,847,694

The accompanying notes are an integral part of these unaudited condensed financial statements.

MARQUEE RAINE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$3,461,858

Loss from operations	(3,461,858)
Other income
Change in fair value of derivative warrant liabilities	7,830,210

Net income	$4,368,352

Weighted average Class A Ordinary Shares outstanding, basic and diluted	37,375,000

Basic and diluted net income per ordinary share, Class A	$—

Weighted average Class B ordinary shares outstanding, basic and diluted	9,343,750

Basic and diluted net income per ordinary share, Class B	$0.47

The accompanying notes are an integral part of these unaudited condensed financial statements.

MARQUEE RAINE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares				Additional Paid-in Capital		Total Shareholders’ Equity
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	4,330,042	$433	9,343,750	$934	$9,830,842	$(4,832,201)	$5,000,008
Offering costs	—	—	—	—	(266,102)	—	(266,102)
Class A Ordinary Shares subject to possible redemption	(410,225)	(41)	—	—	(4,102,209)	—	(4,102,250)
Net income	—	—	—	—	—	4,368,352	4,368,352

Balance - March 31, 2021 (Unaudited)	3,919,817	$392	9,343,750	$934	$5,462,531	$(463,849)	$5,000,008

The accompanying notes are an integral part of these unaudited condensed financial statements.

MARQUEE RAINE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net income	$4,368,352
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(7,830,210)
Changes in operating assets and liabilities:
Prepaid expenses	69,085
Accounts payable	823,158
Accrued expenses	1,880,514

Net cash used in operating activities	(689,101)

Cash Flows from Financing Activities:
Offering costs paid	(365,234)

Net cash used in financing activities	(365,234)

Net change in cash	(1,054,335)
Cash - beginning of the period	2,266,049

Cash - end of the period	$1,211,714

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$266,102
Change in initial value of Class A Ordinary Shares shares subject to possible redemption	$4,102,250

The accompanying notes are an integral part of these unaudited condensed financial statements.

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Marquee Raine Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on October 16, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from October 16, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. In the future, the Company may generate non-operating income in the form of interest income on cash, cash equivalents or qualifying investments from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Marquee Raine Acquisition Sponsor LP (the “Sponsor”), a Cayman Islands exempted limited partnership and an affiliate of The Raine Group LLC (together with its affiliates, “The Raine Group”) and Marquee Sports Holdings SPAC I, LLC (“Marquee”). The registration statement for the Company’s Initial Public Offering was declared effective on December 14, 2020. On December 17, 2020, the Company consummated its Initial Public Offering of 37,375,000 Units, including 4,875,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $373.8 million, and incurring offering costs of approximately $19.5 million, of which approximately $13.1 million was deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,316,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.5 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $373.8 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a non-interest bearing trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The net proceeds are not yet invested. If, in the future, the proceeds are held in an interest-bearing account, then the net proceeds may be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions) at the time of the signing of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act).

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company will provide the holders of the public shares with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These public shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the completion of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any public shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the completion of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, our amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Ordinary Shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 17, 2022, (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre- Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Class A Ordinary Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account, if such funds are held in an interest-bearing account, and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors (the “Board”), liquidate and dissolve, subject in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire public shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to its deferred underwriting commissions (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of March 31, 2021, the Company had approximately $1.2 million in its operating bank account, and working deficit of approximately $1.7 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of approximately $128,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full upon closing of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to working capital loans (as defined in Note 4) from the Sponsor that are sufficient to fund the working capital needs of the Company for at least one year from the issuance of these financial statements.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 13, 2021 or any future period.

Emerging growth company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. The underwriter also reimbursed approximately $3.0 million to the Company to cover for expenses in connection with the Initial Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 9,343,750 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 6,316,667 Private Placement Warrants are recognized as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Class A Ordinary Shares Subject to Possible Redemption

Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. The Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 33,455,183 and 33,044,958 Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, respectively, outside of the shareholders’ equity section of the Company’s balance sheet.

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. We have not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 15,660,417 of the Company’s Class A Ordinary Shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A Ordinary Shares are calculated by dividing the interest income earned on cash, cash equivalents and investments held in the Trust Account, net of amounts available to be withdrawn from the Trust Account to pay the Company’s income taxes, for the period presented, by the weighted average number of Class A Ordinary Shares outstanding for the period. Net income per ordinary share, basic and diluted for Class B Ordinary Shares is calculated by dividing the net income, less income attributable to Class A Ordinary Shares, by the weighted average number of Class B Ordinary Shares outstanding for the period. At March 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then participate in the earnings. As a result, diluted income per common share is the same as basic net income per common share for the period presented.

Recent Issued Accounting Standards

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering

On December 17, 2020, the Company consummated its Initial Public Offering of 37,375,000 Units, including 4,875,000 Over-Allotment Units at $10.00 per Unit, generating gross proceeds of approximately $373.8 million, and incurring offering costs of approximately $19.5 million, of which approximately $13.1 million was deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public warrant”). Each Public warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On October 28, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 10,062,500 Class B Ordinary Shares, par value $0.0001, (the “Founder Shares”). On November 10, 2020, the Sponsor surrendered 718,750 Founder Shares to the Company for no consideration, resulting in an aggregate of 9,343,750 Founder Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Sponsor agreed to forfeit up to 1,218,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On December 15, 2020, the underwriter fully exercised its over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Business Combination and (b) upon completion of the Business Combination, (x) if the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Business Combination that results in all of the shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,316,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.5 million.

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Each whole Private Placement Warrant is exercisable for one whole Class A Ordinary Share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Business Combination.

Related Party Loans

On October 28, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. Through December 17, 2020, the Company borrowed approximately $128,000 under the Note. The Company repaid the Note in full upon closing of the Initial Public Offering.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“working capital loans”). If the Company completes a Business Combination, the Company would repay the working capital loans out of the proceeds of the Trust Account released to the Company. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon completion of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of the March 31, 2021 and December 31, 2020, the Company had no borrowings under the working capital loans.

Administrative Support Agreement

Commencing on December 14, 2020, the Company agreed to reimburse the Sponsor for out-of-pocket expenses through the completion of the Business Combination or the Company’s liquidation. Office space and administrative support services provided to the Company by the Sponsor will be provided free of charge. In addition, executive officers and directors, or any of their respective affiliates, including Ricketts SPAC Investment LLC and Raine Securities LLC and other entities affiliated with Marquee and The Raine Group, will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on the Company’s, behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to a Business Combination will be made using funds held outside the Trust Account. As of March 31, 2021, there were no amounts incurred or accrued under the terms of such agreement.

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon completion of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,875,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 15, 2020, the underwriter fully exercised its over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $7.5 million in the aggregate, paid upon the closing of the Initial Public Offering. The underwriter also reimbursed approximately $3.0 million to the Company to cover for expenses in connection with the Initial Public Offering.

In addition, $0.35 per unit, or approximately $13.1 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Derivative Warrant Liabilities

As of March 31, 2021 and December 31, 2020, the Company has 9,343,750 and 6,316,667 Public Warrants and Private Placement Warrants, respectively, outstanding.

Warrants may only be exercised for a whole number of shares. The warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the Business

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Our warrants have an exercise price of $11.50 per whole share, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to Marquee and The Raine Group or their respective affiliates, without taking into account the transfer of Founder Shares or private Placement warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by to the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

if, and only if, the last reported sale price of Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Except as set forth below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A Ordinary Shares;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holders’ ability to cashless exercise its warrants) as the outstanding warrants, as described above.

The “fair market value” of the Class A Ordinary Shares for the above purpose shall mean the volume-weighted average price of Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Ordinary Shares per warrant (subject to adjustment).

If the Company has not completed the Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Shareholders’ Equity

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board. As of March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. As of March 31, 2021, there were 3,919,817 Class A Ordinary Shares issued and outstanding, excluding 33,455,183 Class A Ordinary Shares subject to possible redemption. As of December 31, 2020, there were 4,330,042 Class A Ordinary Shares issued and outstanding, excluding 33,044,958 Class A Ordinary Shares subject to possible redemption.

Class B Ordinary Shares— The Company is authorized to issue 50,000,000 Founder Shares. On October 28, 2020, the Company issued 10,062,500 Founder Shares to the Sponsor. On November 10, 2020, the Sponsor surrendered 718,750 Founder Shares to the Company for no consideration, resulting in an aggregate of 9,343,750 Founder Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the 9,343,750 Founder Shares outstanding, up to 1,218,750 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (See Note 4). On December 15, 2020, the underwriter fully exercised its over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

Prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Founder Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of a majority of the Founder Shares may remove a member of the Board for any reason. These provisions of the amended and restated memorandum and articles of association may only be amended by a special resolution passed by not less than two-thirds of the ordinary shares who attend and vote at the general meeting, which shall include the affirmative vote of a simple majority of the Founder Shares. With respect to any other matter submitted to a vote of the shareholders, including any vote in connection with the Business Combination, except as required by law, holders of the Class A Ordinary Shares and Founder Shares will vote together as a single class, with each share entitling the holder to one vote.

The Founder Shares will automatically convert into Class A Ordinary Shares on the first business day following the completion of the Business Combination at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued by the Company in connection with or in relation to the completion of the Business Combination, excluding (1) any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the Business Combination and (2) any Private Placement Warrants issued to the Sponsor or any of its affiliates upon conversion of working capital loans, minus (b) the number of Class A Ordinary Shares redeemed by public shareholders in connection with the Business Combination. In no event will the Founder Shares convert into Class A Ordinary Shares at a rate of less than one to one.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities - Public	$11,586,250	$—	$—
Derivative warrant liabilities - Private	$—	$—	$7,832,670

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities - Public	$—	$—	$16,258,130
Derivative warrant liabilities - Private	$—	$—	$10,991,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in February 2021, when the Public Warrants were separately listed and traded.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since February 2021. For the three months ended March 31, 2021, the Company recognized a gain to the statement of operations resulting from a decrease in the fair value of liabilities of $7.8 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Private Placement Warrants and the Public Warrants, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its Class A Ordinary Shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A Ordinary Shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

MARQUEE RAINE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The change in the fair value of the derivative warrant liabilities classified as level 3 for the three months ended March 31, 2021 is summarized as follows:

Level 3 - Derivative warrant liabilities at December 31, 2020	$27,249,130
Change in fair value of derivative warrant liabilities	(3,158,330)
Transfer of Public Warrants out of level 3	(16,258,130)

Level 3 - Derivative warrant liabilities at March 31, 2021	$7,832,670

The following table provides quantitative information regarding Level 3 fair value measurements inputs as of March 31, 2021 and December 31, 2020:

	As of December 31, 2020	As of December 31, 2021
Volatility	21.7%	nmf
Stock price	$10.40	nmf
Expected life of the options to convert	5.5	5.5
Risk-free rate	0.43%	1.04%
Dividend yield	0.0%	0.0%

Note 9 — Subsequent Events

On April 28, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MRAC Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and Enjoy Technology Inc., a Delaware corporation. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction.

Management has evaluated subsequent events to determine if events or transactions occurring through May 24, 2021, the date the unaudited condensed financial statements were issued, require potential adjustment to or disclosure in the unaudited condensed financial statements and has concluded that, other than contained herein, all such events that would required recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Enjoy Technology, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Enjoy Technology, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit, incurred losses and cash outflows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 19, 2021

We have served as the Company’s auditor since 2020.

ENJOY TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$58,452	$61,685
Restricted cash	5,494	4,329
Short-term investments	—	22,510
Accounts receivable, net	4,544	12,847
Prepaid expenses and other current assets	2,774	2,602

Total current assets	71,264	103,973

Property and equipment, net	14,074	9,109
Intangible assets, net	967	1,067
Other assets	4,905	2,376

Total assets	$91,210	$116,525

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,222	$3,297
Accrued expenses and other current liabilities	17,897	10,084
Short-term debt	2,105	10,102

Total current liabilities	23,224	23,483

Long-term debt, net of discount	41,578	—
Long-term convertible loan, at fair value (related party carrying value of $20.0 million)	86,357	—
Redeemable convertible preferred stock warrant liability	806	337

Total liabilities	151,965	23,820

COMMITMENTS AND CONTINGENCIES (Note 17)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock, $0.00001 par value, 149,856,749 shares	353,692	353,692
authorized, 149,520,445 shares issued and outstanding at December 31, 2020 and 2019, respectively; and aggregate liquidation preference of
$362.1 million as of December 31, 2020 and 2019, respectively
STOCKHOLDERS’ DEFICIT
Common stock, $.00001 par value, 250,000,000 shares authorized;	1	1
62,156,512 and 61,354,259 shares issued and outstanding at
December 31, 2020 and 2019, respectively
Additional paid-in capital	6,601	3,162
Accumulated other comprehensive income	884	189
Accumulated deficit	(421,933)	(264,339)

Total stockholders’ deficit	(414,447)	(260,987)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$91,210	$116,525

The accompanying notes are an integral part of these consolidated financial statements.

ENJOY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019
Revenue	$60,323	$45,657
Operating expenses:
Cost of revenue	76,045	54,051
Operations and technology	60,254	50,996
General and administrative	35,651	30,368

Total operating expenses	171,950	135,415

Loss from operations	(111,627)	(89,758)
Unrealized loss on long-term convertible loan	(42,907)	—
Interest expense	(2,003)	(1,405)
Interest income	276	1,628
Other expense	(1,426)	(81)

Loss before provision for income taxes	(157,687)	(89,616)
Provision for income taxes	97	78

Net loss	$(157,784)	$(89,694)

Other comprehensive loss, net of tax
Net unrealized loss on investment	—	(2)
Cumulative translation adjustment	695	132

Total comprehensive loss	$(157,089)	$(89,564)

Net loss per share, basic and diluted	$(2.55)	$(1.48)

Weighted average shares used in computing net loss per share, basic and diluted	61,852,957	60,753,169

The accompanying notes are an integral part of these consolidated financial statements.

ENJOY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(amounts in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2019	99,479,004	$186,638	59,077,665	$1	$1,863	$59	$(174,455)	$(172,532)
Issuance of common stock upon exercise of stock options	—	—	2,276,594	—	505	—	—	505
Issuance of Series B redeemable convertible preferred stock (net of issuance costs)	10,509,500	24,976	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock (net of issuance costs)	39,531,941	142,078	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	794	—	—	794
Net unrealized loss on short term investments	—	—	—	—	—	(2)	—	(2)
Foreign currency translation adjustments	—	—	—	—	—	132	—	132
Net loss	—	—	—	—	—	—	(89,694)	(89,694)

Balances at December 31, 2019	149,520,445	$353,692	61,354,259	$1	$3,162	$189	$(264,149)	(260,797)
Issuance of common stock upon exercise of stock options	—	—	802,253	—	333	—	—	333
Issuance of warrants	—	—	—	—	1,357	—	—	1,357
Stock-based compensation	—	—	—	—	1,749	—	—	1,749
Foreign currency translation adjustments	—	—	—	—	—	695	—	695
Net loss	—	—	—	—	—	—	(157,784)	(157,784)

Balances at December 31, 2020	149,520,445	$353,692	62,156,512	$1	$6,601	$884	$(421,933)	(414,447)

The accompanying notes are an integral part of these consolidated financial statements.

ENJOY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Years ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(157,784)	$(89,694)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	3,138	1,755
Loss (gain) on asset disposal	320	(2)
Net accretion of discount on investments	—	3
Stock-based compensation	1,749	794
Accretion of debt discount	293	333
Revaluation of warrants	469	113
Foreign currency transaction loss	687	—
Revaluation of convertible debt	42,907	—
Changes in operating assets and liabilities:
Accounts receivable	8,417	(6,436)
Prepaid expenses and other current assets	(115)	(1,240)
Other assets	(2,850)	(1,645)
Accounts payable	(136)	1,081
Accrued expenses and other current liabilities	7,563	4,643

Net cash used in operating activities	(95,342)	(90,295)

Cash flows from investing activities:
Purchases of property and equipment	(8,012)	(6,883)
Proceeds from maturity of available-for-sale investments	22,510	—
Purchase of investments	—	(22,515)

Net cash provided by (used in) investing activities	14,498	(29,398)

Cash flows from financing activities:
Payment of deferred financing costs	(884)	—
Proceeds from issuance of Blue Torch loan and warrants	35,790	—
Proceeds from PPP loan	10,000	—
Proceeds from convertible loan	43,451	—
Payment of TriplePoint loan	(10,263)	—
Proceeds from issuance of redeemable convertible preferred stock	—	175,001
Issuance costs associated with issuance of redeemable convertible preferred stock	—	(7,947)
Proceeds from exercises of stock options	333	505

Net cash provided by financing activities	78,427	167,559

Effect of exchange rate on cash, cash equivalents and restricted cash	349	(217)
Net (decrease) increase in cash, cash equivalents and restricted cash	(2,068)	47,649
Cash, cash equivalents and restricted cash, beginning of year	66,014	18,365

Cash, cash equivalents and restricted cash, end of year	$63,946	$66,014

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$2,003	$1,405
Cash paid during the year for income taxes	$97	$23
Supplemental disclosure of non-cash financing activity:
Deferred success fee	$1,000	$—
Non-cash interest	$565	$—

The accompanying notes are an integral part of these consolidated financial statements.

ENJOY TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Enjoy Technology, Inc. (“Enjoy” or the “Company”) was incorporated in the state of Delaware in May 2014, and is headquartered in Palo Alto, California. Enjoy operates mobile stores providing in home delivery, set up and a full shopping experience for premium companies in the United States of America, United Kingdom, and Canada. References herein to Enjoy or the Company mean Enjoy Technology, Inc., and its consolidated subsidiaries.

Basis of Presentation – The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of Enjoy Technology, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to current year presentation.

Going Concern – The consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Since inception, the Company has incurred losses and cash outflows from operations. During the years ended December 31, 2020 and 2019 the Company incurred net losses of $157.8 million and $89.7 million, respectively and cash outflows from operations of $95.3 million and $90.3 million, respectively. As of December 31, 2020, and 2019, the Company had accumulated deficits of approximately $421.9 million and $264.3 million, respectively. The Company has historically financed its operations through the issuance and sale of redeemable convertible preferred stock and through issuance of debt. Management expects that operating losses and negative cash flows from operating activities will continue in the foreseeable future as the Company continues to invest in the expansion of its operations.

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant amounts of capital to sustain operations and the Company will need to make the investments it needs to execute its long-term business plans. The Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than expected. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

Management believes there is substantial doubt about the Company’s ability to continue as a going concern as the Company’s present cash flows from operations will not enable it to meet its obligations for the twelve months from the date these consolidated financial statements are available to be issued. Management is actively seeking new sources of financing at favorable terms and conditions that will enable the Company to meet its obligations for the twelve months from the date these consolidated financial statements are available to be issued. There is no assurance that management will be successful in raising additional funds.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates – The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgements and assumptions in the Company’s consolidated financial statements and notes thereto. The Company’s accounting policies that involve judgement by management include the assumptions used for estimating the fair value of debt, warrants, reserves relating to expected chargeback losses, fair value of common stock used to calculate stock-based compensation, the assessment of the useful life and recoverability of long-lived assets and valuation allowance associated with income taxes. These estimates and assumptions are based on management’s best knowledge of current events, historical experience and other information available when the consolidated financial statements are prepared. Although these estimates are based upon management’s best knowledge of current events and actions, actual results could differ from these estimates.

Foreign Currency – The reporting currency of the Company is the U.S. dollar. The functional currency of the Company’s foreign subsidiaries is their local currency. The assets and liabilities of the subsidiaries are translated to U.S. dollars at the exchange rate on the balance sheet date. Equity transactions are translated using historical exchange rates. Revenues and expenses are translated at the average exchange rate during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in other comprehensive income, a separate component of stockholders’ deficit. Gains or losses, whether realized or unrealized, due to transactions in foreign currencies, are reflected in the consolidated statements of operations and comprehensive loss under other expense.

Segment Information – The Company applies Accounting Standards Codification (“ASC”) 280, Segment Reporting, in determining reportable segments for its financial statement disclosures. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Our chief operating decision maker (“CODM”) is our Chief Executive Officer. The Company has two operating and reportable segments: North America and Europe. Segment information is presented in the same manner that the CODM reviews the operating results in assessing performance and allocating resources.

Cash and Cash Equivalents – The Company’s cash equivalents consist of highly liquid securities with original maturities of three months or less at the time of purchase. As of December 31, 2020, cash consists primarily of checking and savings deposits. As of December 31, 2019, cash equivalents consist primarily of money market funds, U.S Treasury bills, U.S. Government securities and overnight reverse securities repurchase agreements.

Restricted Cash – The Company classifies all cash whose use is limited by contractual provisions as restricted cash. The Company’s restricted cash relates to balances held for collateral for its leased office space, leased vehicle fleet, and workers compensation insurance.

The reconciliation of cash and cash equivalents and restricted cash is as follows (in thousands):

	December 31,
	2020	2019
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$58,452	$61,685
Restricted cash	5,494	4,329

Total cash, cash equivalents and restricted cash	$63,946	$66,014

Investments – The Company considers all highly liquid investments with original maturities of greater than 90 days to be investments. The Company determines appropriate classification of its investments at the time of purchase. As the Company views these investments securities as available to support current operations, it accounts for them as available-for-sale and classifies them as short-term investments on its consolidated balance sheets.

Unrealized gains and losses on available-for sale investments are reported as a component of accumulated other comprehensive income (loss) in stockholders’ deficit. Realized gains and losses and any other-than-temporary impairments are reported within other expense, in the consolidated statements of operations and comprehensive loss.

The Company periodically evaluates its investments for impairment due to declines in market value considered to be “other-than-temporary.” This evaluation consists of several qualitative and quantitative factors, including the Company’s ability and intent to hold the investment until a forecasted recovery occurs, as well as any decline in the investment quality of the security and the severity and duration of the unrealized loss. In the event of a determination that a decline in market value is other-than-temporary, the Company will recognize an impairment loss, and a new cost basis in the investment will be established. To date, the Company has not recorded any impairment related to its investments.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable are stated at net realizable value. Accounts receivable consist primarily of receivables due from the customers arising in the normal course of business. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance for doubtful accounts or if any accounts should be written off based on judgmental factors such as the customer’s payment history, historical loss patterns, the general economic climate, age of the receivable, and past due status of invoices. Accounts receivable are written off after collection efforts have been exhausted. The allowance is recognized as bad debt expense, which is classified in general and administrative expense within the consolidated statements of operations and comprehensive loss. The Company generally does not require any security or collateral to support its receivables as its customer base is comprised of large telecommunication and technology companies. Based on the credit quality of the Company’s customers, the short-term duration of payment terms of its customer contracts, and its customers’ history of payment, the Company did not have an allowance for doubtful accounts as of December 31, 2020 and 2019.

Property and Equipment, Net – Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations and comprehensive loss for the period realized. The estimated useful lives of the Company’s property and equipment are as follows:

Property and Equipment	Useful Life
Office equipment	3 years
Computer equipment	3 years
Vehicles	3 years
Leasehold improvements	Shorter of estimated life of the asset or remaining lease term
Furniture and fixtures	5 years

Intangible Assets, Net – The Company’s intangible assets are made up of a domain name with a useful life of 15 years. Amortization expense is recognized on straight-line basis in general and administrative expense within the consolidated statements of operations and comprehensive loss.

Debt Issuance Costs – Costs incurred in connection with the issuance of the Company’s debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense using the effective interest method. As a result of applying the fair value option (“FVO”), direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.

Impairment of Long-Lived Assets – The Company assesses long-lived assets for impairment in accordance with the ASC 360, Property, Plant and Equipment. Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment charges have been recorded during the years ended December 31, 2020 and 2019.

Classification of Redeemable Convertible Preferred Stock – The Company’s Amended and Restated Certificate of incorporation does not provide that its Redeemable Convertible Preferred Stock (“Preferred Stock”) shall be redeemable at the option of the holder. However, there are potential redemption triggers that are outside the control of the Company. Accordingly, the Company has presented all shares of its Preferred Stock outside of permanent equity, or in the mezzanine section of its consolidated balance sheets.

Revenue Recognition – The Company generates revenue through visit fees whereby its Experts provide delivery, set-up, and technological expertise services at the request of its customers. Its customers are primarily large telecommunication and technology companies that sell technology products and services and require a mobile store experience for their customers, who are referred to herein as “Consumers.” Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those promised services. The Company accounts for revenue contracts with customers by applying the requirements of ASC 606, Revenue from Contracts with Customers, which includes the following five steps:

•	Identification of the contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Each customer contract contains only one performance obligation, which is a stand-ready obligation for the Company’s Experts to provide visits to Consumers throughout the Company’s contractual term. The stand-ready obligation consists of a series of distinct services that are substantially the same and have the same pattern of transfer, represented as visits provided to Consumers satisfied over time. Customer payments are due when control of services is transferred to the customer and are not conditional on anything other than payment terms, which typically are less than 60 days. No material contract asset or liabilities exist for any period reported within these consolidated financial statements.

The transaction prices of the Company’s contracts are entirely variable, as the number of visits and the specific services provided at each visit are unknown at contract inception. Each contract includes pricing whereby the Company and the customer agree to payments for various elements of a visit, which generally include the base fee for conducting the visit and delivering product, as well as incremental amounts for add-ons provided to Consumers. Due to the nature of the obligation, the variability of payment based on the number of visits performed, and the specific services and products provided at each visit which are resolved as each visit is completed, the Company recognizes visit fees in revenue as such visits are provided. In addition, the Company is required to issue a credit to its customer for the stipulated value of any consigned inventory that is under the Company’s control that is lost, damaged, or stolen. The Company recognizes the credit as a reduction in revenue when it identifies that the items were lost, damaged, or stolen.

From time to time, the Company’s Experts sell a Consumer incremental services on behalf of the customer during a visit. Certain of the Company’s contracts contain provisions that allow for a chargeback by the customer of the Company’s fee for selling the incremental service if the Consumer cancels such services within a specified period from the visit. Chargebacks are recognized as a reduction of revenue, in the period such visit occurs, using an estimate derived from historical information regarding Consumer cancelations of specific services as well as real-time information provided by the customer. As of December 31, 2020 and 2019, the Company has recorded $5.4 million and $2.2 million, respectively, in chargeback estimates related to such services, which are presented as a reduction of revenue in the consolidated statements of operations and comprehensive loss and as a reduction to accounts receivable, net, in the consolidated balance sheets, as the contractual right of offset exists.

Changes in the chargeback accounts were as follows (in thousands):

Chargebacks
Balance as of January 1, 2019	$—
Provision	2,178
Credits/payments made	—

Balance as of December 31, 2019	2,178
Provision	8,981
Credits/payments made	(5,763)

Balance as of December 31, 2020	$5,396

The Company applies the practical expedient to not disclose information about its remaining performance obligations in contracts with original expected durations of one year or less or amounts attributable to the variable consideration that solely relate to future services.

Revenue is recognized net of any taxes collected from customers that are subsequently remitted to governmental authorities.

The Company disaggregates its revenue from contracts with customers by reportable segment, as it believes this best depicts how the nature, amount, timing, and uncertainty of its revenues and cash flows are affected by economic factors, as well as company expansion into international markets. The Company’s revenue is attributable to its operations in North America and Europe. Refer to Note 15 for revenue disaggregated by reportable segment.

Cost of Revenue – Cost of revenue primarily consists of salaries, benefits and other expenses related to the Company’s Experts, fleet vehicle costs, and other expenses directly related to the performance of each Expert’s field visit.

Operations and Technology – Operations and technology expenses primarily consists of technology, facility and overhead costs directly related to the operation of our mobile stores. This includes lease and operating expenses for our warehouses, inventory management and storage, facility supplies and depreciation expense. We also include cost for employees who directly or indirectly support our Experts, including supervisory and operations management, inventory management, fulfillment and research and development costs, which were $12.4 million for the year ended December 31, 2020 and $12.3 million for the year ended December 31, 2019.

General and Administrative – General and administrative expenses primarily consist of personnel-related expenses for our general corporate functions. This includes our leadership team, employees involved in finance, human resources, legal, information technology, marketing, and other enterprise-wide support functions.

Stock Based Compensation – The Company accounts for stock options granted to employees under the fair value recognition provision of ASC 718, Compensation – Stock Compensation (“ASC 718”), which requires the use of an option valuation model to measure the fair value of options at the date of grant. The value of the portion of the awards that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statements of operations and comprehensive loss. The Company accounts for forfeitures as they occur. The Company classifies non-cash share-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified. The fair value of restricted stock awards is based on the market value of the underlying shares at the date of grant. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Since the Company’s stock is not traded on any stock exchange market, quoted prices of the Company’s stock are unavailable. According to ASC 718, due to insufficient or no historical data for the Company, the expected volatility determination was based on similar companies’ stock volatility. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common shares and does not expect to pay any cash dividends in the foreseeable future.

The weighted-average assumptions used to estimate the fair value of stock options granted during the year is as follows:

	Years Ended December 31,
	2020	2019
Risk-free interest rate	1.18%	1.78%
Expected term (in years)	6.01	5.95
Expected volatility	48.4%	46.6%
Expected dividend yield	0%	0%
Fair value of common stock	$0.42	$0.41

Leases – The Company assesses its lease arrangements at contract inception to determine if they are operating or capital leases. The Company leases its facilities (offices and warehouses) and vehicles under operating lease agreements. Lease arrangements under operating lease agreements and the related lease payments are not recorded on the Company’s balance sheet. The terms of certain agreements provide for increasing rental payments; however, the Company recognizes rent expense on a straight-line basis over the term of the lease. Any lease incentives are recognized as reductions of rent expense on a straight-line basis over the term of the lease. The lease term begins on the date of the initial occupancy or possession of the leased property for purposes of recognizing rent expense.

Income Taxes – The Company accounts for income taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, the Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred taxes are measured using enacted tax rates in effect for the years in which those deferred tax assets and liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

The Company records a valuation allowance to reduce its deferred tax assets to the net amount that the Company believes is more-likely-than-not to be realized. In assessing the need for a valuation allowance, the Company has considered all available positive and negative evidence including its historical levels of income, expectations of future taxable income, future reversals of existing taxable temporary differences and ongoing tax planning strategies. If in the future, the Company determines that it would be able to realize the deferred tax assets, the Company may reduce its valuation allowance, which may result in income tax benefits to be recognized in the Company’s consolidated statement of operations and comprehensive loss.

The Company accounts for uncertain tax positions using a two-step process whereby: (i) the Company determines whether it is more-likely-than-not that the tax positions will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon the ultimate settlement with the related tax authority.

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of the provision for income tax expense in the consolidated statement of operations and comprehensive loss. The Company accounts for uncertainty in income taxes in accordance with ASC 740, Income Taxes.

Regarding the Global Intangible Low Taxed Income (“GILTI”) rules enacted as part of the Tax Cuts and Jobs Act of 2017, the Company is required to make an accounting policy election to either treat taxes due on future GILTI inclusions in U.S. taxable income as a current period expense when incurred or reflect such portion of the future GILTI inclusions in U.S. taxable income that relate to existing basis differences in the Company’s current measurement of deferred taxes. The Company has made a policy election to treat GILTI taxes as a current period expense.

Net Loss Per Share – The Company calculated basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considered the redeemable convertible preferred stock to be a participating security as the holders are entitled to participate with holders of the common stock on and if converted and pari passu basis if and when a common stock distribution is declared by the board of directors.

Under the two-class method, basic net loss per share attributable to common stockholders was calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders was not allocated to the redeemable convertible preferred stock as the holders of redeemable convertible preferred stock did not have a contractual obligation to share in losses. Diluted net loss per share attributable to common stockholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, redeemable convertible preferred stock, stock options and warrants to purchase preferred stock and common stock were considered common shares equivalents but had been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect was anti-dilutive. In periods in which the Company reports a net loss attributable to all classes of common stockholders, diluted net loss per share attributable to all classes of common stockholders is the same as basic net loss per share attributable to all classes of common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Fair Value Measurements – Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and expands disclosures about fair value measurements.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to level 3 inputs.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The Company’s consolidated financial instruments consist of accounts receivable, accounts payable and accrued expenses and are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The consolidated financial statements also include fair value level 1, 2 and 3 measurements of cash and cash equivalents, investments, debt and warrant liabilities.

Related Parties – Certain members of the Company’s Board of Directors serve as directors, executive officers, or are investors in, companies that are customers or vendors of the Company. With the exception of the Convertible Loan as defined and discussed in Note 8, related party transactions were not material as of December 31, 2020 and 2019 and for the years then ended.

Concentrations of Credit Risk – Financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash, cash equivalents, investments and accounts receivable. The Company’s cash, cash equivalents and investments balances are generally held with large highly visible financial institutions worldwide. Deposits held with these financial institutions generally are in excess of the amount of insured limits provided on such deposits, if any.

The Company generally does not require collateral to secure accounts receivable. The risk with respect to accounts receivable is mitigated by credit evaluations the Company performs on its customers and by the short duration of its payment terms for the majority of the Company’s customer contracts. Additionally, the Company factors a substantial portion of its accounts receivable for certain customers, such that the Company sells these receivables balances to a third-party banking institution at a discount without further recourse to the Company, thereby reducing the risk related to these receivables even further. These receivable balances which are transferred to a third party are accounted for under ASC 860, Transfers and Servicing (“ASC 860”). As they meet the criteria of sales accounting as per ASC 860, they are excluded from the amounts reported in the consolidated balance sheet. The cash proceeds received from such sales are included in operating cash flows. The expenses associated with the factoring of receivables are reported within other expense, in the consolidated statement of operations and comprehensive loss. As of December 31, 2020, the Company had two customers with gross accounts receivable balances greater than 10% of the Company’s total balance, representing 57% and 27%, respectively. As of December 31, 2019, the Company had three customers with gross accounts receivable balances greater than 10% of the Company’s total balance, representing 68%, 20%, and 11%, respectively.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU 2014-09 or ASC 606, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. Since then, the FASB has also issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606), Principals versus Agent Considerations, ASU 2016-10, Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing, and ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), and Amendment to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcement and Observer Comments, which further elaborate on the original ASU No. 2014-09. The Company adopted the guidance in ASC 606 on January 1, 2019 using the modified retrospective method of adoption for all contracts not completed as of January 1, 2019, which did not materially impact the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The new standard simplifies the accounting for nonemployee share based payment transactions and specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The ASU is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. On January 1, 2020, the Company adopted ASU 2018-07, which did not materially impact the consolidated financial statements and the related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which modifies, removes, and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. On January 1, 2020, the Company adopted ASU 2018-13, which did not impact the consolidated financial statements and the related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitating of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions in which the reference LIBOR or another reference rate is expected to be discontinued as a result of the Reference Rate Reform. This ASU is intended to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. On March 12, 2020, the Company adopted ASU 2020-04, which did not have a material impact on its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the guidance in former ASC 840, Leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. In June 2020, the FASB issued ASU 2020-05, which defers the effective date of ASU 2016-02 for the Company to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will defer the adoption of ASU 2016-02 pursuant to ASU 2020-05 and plans to adopt the new standard on January 1, 2022. The ASU is expected to impact the Company’s consolidated financial statements and related disclosures as it has certain operating lease arrangements for which it is the lessee. The Company is currently in the process of evaluating the impact that the adoption of ASU 2016-02, as amended, will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and has since issued various amendments including ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-11, and ASU 2020-02. The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The ASU is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently in the process of evaluating the impact that the adoption of ASU 2016-13 will have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud

Computing Arrangement That is a Service Contract. The new guidance provides for the deferral of implementation costs for cloud computing arrangements and expensing those costs over the term of the cloud services arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020. The Company is currently in the process of evaluating the impact that the adoption of ASU 2018-15 will have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in the process of evaluating the impact the adoption of ASU 2019-12 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing the Beneficial Conversion Feature (“BCF”) and Cash Conversion Feature (“CCF”) separation models required under the current guidance. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for equity classification. Lastly, ASU 2020-06 changes the existing diluted earnings per share (“EPS”) calculation for convertible debt that contains a CCF and increases disclosure requirements for convertible instruments. The ASU is effective for public business entities that meet the definition of a SEC filer, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted but no earlier than the fiscal years beginning after December 15, 2020, including interim periods within the fiscal years.

The Company has determined that adoption of ASU 2020-06 will not impact the accounting for its convertible loan since the Company has elected the fair value option as discussed in Note 8. Additionally, the changes to the equity classification guidance do not impact the accounting for the warrants outstanding as of December 31, 2020. As such, the adoption of the ASU does not have any financial statement impact.

3.	SHORT-TERM INVESTMENTS

There were no short-term investments as of December 31, 2020 as all amounts were held in cash and cash equivalents.

As of December 31, 2019, short-term investments consist of the following (in thousands):

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury bills	$3,721	$1	$—	$3,722
U.S. Government securities	18,791	—	(3)	18,788

Total short-term investments	$22,512	$1	$(3)	$22,510

Interest income recognized on the Company’s available-for sale investment portfolio was immaterial during the years ended December 31, 2020 and 2019.

As of December 31, 2019, all of the Company’s available-for-sale investments had contractual maturities that were due in one year or less.

4.	FAIR VALUE MEASUREMENTS

The following tables summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis in the consolidated financial statements (in thousands):

	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$806	$806
Convertible loan	—	—	86,357	86,357

Total financial liabilities	$—	$—	$87,163	$87,163

	Fair Value Measurements at December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash	$9,277	—	—	9,277
Money market funds	14,919	—	—	14,919
U.S. Treasury bills	3,741	—	—	3,741
U.S. Government securities	3,748	—	—	3,748
Repurchase agreements	—	30,000	—	30,000

Total cash and cash equivalents	31,685	30,000	—	61,685

U.S. Treasury bills	3,722	—	—	3,722
U.S. Government securities	18,788	—	—	18,788

Total short-term investments	22,510	—	—	22,510

Total financial assets	$54,195	$30,000	$—	$84,195

Liabilities:
Redeemable convertible preferred stock warrant liability	—	—	337	337

Total financial liabilities	$—	$—	$337	$337

Under the reverse securities repurchase agreements, which are considered cash equivalents, the Company typically lends available cash at a specified rate of interest and holds U.S. government securities as collateral during the term of the agreement. Collateral value is in excess of the amounts loaned under these agreements.

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short maturities. The Company’s Blue Torch and PPP loans are recorded at their respective net carrying values.

During the years ended December 31, 2020 and 2019, the Company had no transfers in or out of Level 3 of the fair value hierarchy of its assets measured at fair value.

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Leasehold improvements	$16,512	$9,984
Furniture and fixtures	1,438	892
Office equipment	356	397
Computer equipment	81	81
Vehicles	66	65

	18,453	11,419
Less: accumulated depreciation	(4,379)	(2,310)

Property and equipment, net	$14,074	$9,109

Total depreciation expense related to property and equipment, net was $3.1 million and $1.7 million for the years ended December 31, 2020 and 2019, respectively.

6.	INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following (in thousands):

	December 31,
	2020	2019
Domain Name	$1,500	1,500
Less: accumulated amortization	(533)	(433)

Intangible assets, net	$967	$1,067

Total amortization expense was $0.1 million for both years ended December 31, 2020 and 2019, respectively.

The following table summarizes estimated future amortization expense of intangible assets for the years ending December 31 (in thousands):

Years Ending December 31,
2021	$100
2022	100
2023	100
2024	100
2025	100
Thereafter	467

Total estimated future amortization expense	$967

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Accrued salaries and wages	$8,088	$3,850
Deferred rent	3,876	3,400
Accrued payables	2,774	1,409
Accrued tax	2,210	798
Accrued vacation and benefits	813	557
Accrued other	136	70

Total accrued expenses and other current liabilities	$17,897	$10,084

8.	DEBT

TriplePoint Venture Growth BDC Corporation Loan – In September 2018, the Company entered into a loan and security agreement with TriplePoint Venture Growth BDC Corporation (“TriplePoint”), to provide a term loan of $10.0 million (the “TriplePoint Loan”), subject to certain nonfinancial covenants. The TriplePoint Loan bears interest at a rate of prime plus 5.25% and was scheduled to mature in September 2021. The principal and interest balances of the loan were repaid in November 2020, using in part, proceeds from the Blue Torch Financing. As of December 31, 2019, the carrying value on this term loan was $10.0 million, less unamortized issuance costs of $0.1 million, plus $0.2 million related to the accretion of the repayment premium netting to a total of $10.1 million.

The TriplePoint Loan had an effective interest rate of 13.9% for the years ended December 31, 2020 and 2019. Interest expense for the years ended December 31, 2020 and 2019 was $1.1 million and $1.4 million, respectively.

Paycheck Protection Program Loan – In April 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act (“PPP Loan”) for $10.0 million. The loan was provided by Newtek Small Business Finance, LLC and is evidenced by a promissory note and bears interest at 1% with no payments for the first six months and principal and interest payments thereafter. The loan is scheduled to mature in July 2023 and is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes, maintains certain employment level, and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance.

The Company used all proceeds from the PPP Loan to maintain payroll and make payments for lease obligations and utilities. The Company has not concluded whether an application for full or partial forgiveness will be filed therefore management accounted for the loan as a debt and accrued interest. For the year ended December 31, 2020 the Company recognized interest expense in amount of $0.1 million in the consolidated statement of operations and comprehensive loss.

Convertible Loan – In October 2020, the Company entered into a convertible unsecured subordinated loan agreement to borrow up to $50.0 million (the “Convertible Loan”) from certain existing investors and executives (the “Lenders”). This agreement was amended in December 2020 to increase the borrowing limit to $70 million, of which $43.5 million is outstanding as of December 31, 2020. The Convertible Loan has several conversion options, including automatic conversion upon a qualified financing of at least $75.0 million, an optional conversion upon a non-qualified financing, initial public offering (“IPO”) and an optional conversion upon maturity. The Convertible Loan also carries a mandatory repayment feature upon a change in control. The Convertible Loan incurs interest at 14% and matures in May 2024. The Company has elected to measure the Convertible Loan under the fair value option. Under the fair value option, the convertible loans will be measured at fair value in each reporting period until they are settled, with changes in the fair values being recognized in the Company’s consolidated statements of operations as income or expense. Debt issuance costs incurred in connection with the notes were expensed as incurred. As the convertible notes are carried at fair value in their entirety, further consideration of the embedded features in the convertible loan is not required.

Blue Torch Loan – In November 2020, the Company, as borrower, and the Company’s subsidiaries, as guarantors, entered into a first lien term loan agreement with Blue Torch Finance, LLC, as administrative agent and collateral agent, and certain affiliates of Blue Torch Capital LP, as lenders, to borrow a first lien term loan in an aggregate principal amount of $37.0 million (the “Blue Torch Loan”), net of $1.2 million in lender fees, collateralized by substantially all of the property and assets (tangible and intangible) of the Company and its subsidiaries and maturing in November 2023. The Blue Torch Loan incurs interest at one of two rates, (the “Reference Rate” or the “LIBOR Rate”), determined at the option of the Company, plus an applicable margin. The Reference Rate is calculated as the greatest of (i) 2.0% per annum, (ii) fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding business day by the Federal Reserve Bank of New York, plus 0.50% per annum, (iii) the LIBOR Rate plus 1.0% per annum, or (iv) the interest rate last quoted by the Wall Street Journal as the “prime rate” or, if unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate. The LIBOR Rate is calculated as the greater of (i) LIBOR rate divided by 100% minus a reserve percentage or (ii) 1.0% per annum. The applicable margin is 9.0% per annum if the Company chooses the Reference Rate and is 10% per annum if the Company chooses the LIBOR Rate. The Blue Torch Loan had an effective interest rate of 14.9% for the year ended December 31, 2020. Interest expense for the year ended December 31, 2020 was $0.7 million.

The Blue Torch Loan may be prepaid in an amount equal to the outstanding principal and accrued interest plus an applicable premium of (i) if prepaid during the first year after the effective date, a make-whole amount equal to (x) the amount of interest that would otherwise have been payable to the lenders from the payoff date until the twelve month anniversary of the effective date, calculated using the Reference Rate or LIBOR Rate in effect on the payoff date, less (y) the amount of interest the lenders would have received from the payoff date until the twelve month anniversary of the effective date if the lenders had reinvested the prepaid principal amount at the U.S. treasury rate in effect on the payoff date, plus (z) 3.0% of the outstanding principal, (ii) if prepaid during the second year after the effective date, 2.0% of the outstanding principal, (iii) if prepaid during the third year after the effective date, 1.0% of the outstanding principal, and (iv) thereafter, 0%. In connection with the proposed Business Combination, the Company expects to pay off the Blue Torch Loan in full.

At December 31, 2020, the aggregate maturities of principal on all debt for each of the next five years and thereafter is as follows (in thousands):

Years Ending December 31,	Total
2021	$2,105
2022	7,895
2023	37,000
2024	43,451
2025	—
Thereafter	—

Subtotal	90,451
Fair value premium of convertible loan	42,906
Deferred financing costs and unamortized discount	(3,317)

Total	$130,040

9.	STOCK WARRANTS

Series B Redeemable Convertible Preferred Stock Warrants – In connection with the TriplePoint Loan agreement, the Company issued a warrant to purchase 336,304 shares of its Series B redeemable convertible preferred stock at an exercise price of $2.3788 per share. These warrants expire on November 13, 2030. The warrants are classified as liabilities because they represent on obligation indexed to the repurchase of the Company’s own equity since the underlying shares are contingently redeemable. The fair value of the warrant at issuance date was determined utilizing a hybrid market approach (guideline public company method and implied method) for its option pricing methodology.

The warrant was recorded at its estimated fair value of $0.2 million at issuance as a warrant liability. The Company will continue to adjust the redeemable convertible preferred stock warrant liability for changes in the fair value until the earlier of the expiration or exercise of the warrants, or upon the conversion of all the Series B Redeemable Convertible Preferred Stock into common stock and no further remeasurement is required.

Changes in fair value are recorded to other expense in the consolidated statements of operations. As of December 31, 2020, the fair value of the warrant liability was $0.8 million. As of December 31, 2019, the fair value of the warrant liability was $0.3 million.

The following table provides a reconciliation of changes in fair value for the Company’s warrant liability using inputs classified as Level 3 (in thousands):

Balance at January 1, 2019	$224
Change in fair value	113

Balance at December 31, 2019	337
Change in fair value	469

Balance at December 31, 2020	$806

Blue Torch Loan Warrants – The Company issued warrants to Blue Torch and its affiliates to purchase up to 474,388 shares of the Company’s Common Stock, at an exercise price of $0.01 per share and a term of 10 years. The warrants became exercisable on the date of grant. These warrants are classified as equity. As of the issuance date, the warrants are recorded at their estimated fair value of $1.4 million as debt discount with an offset to additional paid-in capital.

10.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

During the year ended December 31, 2019, the Company issued 10,500,000 shares of Series B redeemable convertible preferred stock at $2.3788 per share for proceeds totaling $25.0 million, net of issuance costs of less than $0.1 million and 39.5 million shares of Series C redeemable convertible preferred stock at $3.7944 per share for proceeds totaling $142.1 million, net of issuance costs of $7.9 million. 2,101,900 shares of Series B redeemable convertible preferred stock are owned by a related party.

At December 31, 2020 and 2019, redeemable convertible preferred stock consisted of the following (in thousands except share amounts):

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Issuance Price Per Share	Conversion Price Per Share	Carrying Value	Liquidation Preference
Series Seed	10,220,000	10,220,000	$0.3572	$0.3572	$3,651	$3,651
Series A	23,298,748	23,298,748	1.1374	1.1374	26,371	26,500
Series B	76,806,060	76,469,756	2.3788	2.3788	181,592	181,906
Series C	39,531,941	39,531,941	3.7944	3.7944	142,078	150,000

Total	149,856,749	149,520,445			$353,692	$362,057

The holders of Preferred Stock have various rights and preferences as follows:

Dividends—The Company’s preferred shareholders are entitled to receive dividends when and if declared by the Board of Directors. Such dividends are not cumulative. The preferred stockholders are entitled to a certain dividend rate per annum, noncumulative, to be paid out before any dividends are declared on common shares. The dividend rate is $0.0214 per share for each share of Series Seed Preferred Stock, $0.0682 per share for each share of Series A Preferred Stock, $0.1427 per share for each share of Series B Preferred Stock, and $0.2277 per share for each share of Series C Preferred Stock. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock converted to common stock at the then effective conversion rate. No such dividends have been declared since the Company’s inception.

Conversion—Each share of Preferred Stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock which results from dividing the initial issuance price per share of such shares by the conversion price per share in effect for the convertible preferred stock at the time of conversion.

Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the conversion price at the time in effect for such share immediately upon the earlier of (i) the Corporation’s sale of the Company’s common stock in a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, the offering price of which was not less than $100.0 million in the aggregate and less than $9.49 per share or (ii) the date specified by written consent or agreement of the holders of 50% of the then outstanding shares of Series C Preferred Stock.

Liquidation Preference—In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series Seed, Series A, Series B, and Series C, shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution to holders of common stock, an amount equal to their original issue price, together with any declared but unpaid dividends. The remaining proceeds are distributed to the common stockholders. If the assets are insufficient to make payment in full to all holders of Preferred Stock, the assets or consideration of the Company legally available for distribution shall be distributed ratably amount the holders of the Preferred Stock in proportion to their liquidation preference.

Voting and Election of Directors—The holder of each share of Preferred Stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Series Seed Preferred Stock, voting together as a single class, on an as-converted basis, shall be entitled to elect one (1) director. The holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect two (2) directors. The holders of Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director. The holders of Series C Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director. The holders of outstanding common stock, voting as a separate class, shall be entitled to elect one (1) director. The holders of preferred stock and common stock (voting together as a single class and on an as-converted basis) shall be entitled to elect any remaining directors.

Redemption—While shares of Preferred Stock do not have mandatory redemption provisions, they are contingently redeemable upon a deemed liquidation event.

11.	COMMON STOCK

At December 31, 2020 and 2019, the Company had common stock outstanding of 62,156,512 shares and 61,354,259 shares, respectively. At both December 31, 2020 and 2019, the Company was authorized to issue 250,000,000 shares of common stock.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. No such dividends have been declared since the Company’s inception.

As of each balance sheet date, the Company had reserved shares of common stock for issuance in connection with the following:

	December 31,
	2020	2019
Conversion of redeemable convertible preferred stock	149,520,445	149,520,445
Warrants to purchase redeemable convertible preferred stock	810,692	336,304
Options outstanding under the Equity Incentive Plan	22,874,690	21,628,240
Options available for future grant under the Equity Incentive Plan	12,845,397	4,354,889

Total	186,051,224	175,839,878

12.	STOCK-BASED COMPENSATION

In June 2014, the Company adopted the 2014 Equity Incentive Plan (“the Plan”), which provided for the issuance of incentive stock options, nonstatutory stock options, stock appreciation rights, and restricted stock to eligible participants. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (ISO) may be granted only to the Company’s employees (including officers and directors). Nonqualified stock options (NSO) may be granted to the Company’s employees and consultants.

Under the Plan, options to purchase common stock awards were granted at no less than 100% of the fair value of the Company’s common stock on the date of the grant, as determined by the board of directors (100% of fair value for incentive stock options and 110% of fair value in certain instances). All options granted through December 31, 2020 and 2019 have been at 100% of the fair value of the Company’s common stock. Options generally vest with respect to 25% of the shares one year after the options’ vesting commencement date, and the remainder vest in equal monthly installments over the following 36 months or the entire options vest in equal monthly installments over 48 months. Options generally vest over a four-year period and must be exercised within ten years after grant. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 90-day period or they are forfeited, although the board of directors can approve an extension of the exercise period beyond the 90 day limit. The Company has not granted any stock appreciation rights or outstanding restricted stock units as of December 31, 2020 and 2019.

At December 31, 2020 and 2019, there were 22,874,690 and 21,628,240 stock options outstanding, respectively, and 12,845,397 and 4,354,889 shares available for issuance by the Company, respectively, under the Plan.

A summary of the status of the stock options as of December 31, 2020 and 2019, and changes during the years then ended are presented below (in thousands except share and per share amounts):

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance at January 1, 2019	17,467,312	$0.31	8.29	$2,177
Options granted	10,331,400	0.89
Options exercised	(2,276,594)	0.21
Options cancelled	(3,893,878)	0.41

Balance at December 31, 2019	21,628,240	0.58	8.49	$6,783
Options granted	4,229,800	0.89
Options exercised	(802,253)	0.41
Options cancelled	(2,181,097)	0.74

Balance at December 31, 2020	22,874,690	0.62	7.71	$51,134

Options exercisable as of December 31, 2020	12,289,789	0.49	7.00	$29,151

Vested and expected to vest—December 31, 2020	22,874,690	$0.62	7.71	$51,134

The weighted-average grant date fair value of options granted during the years ended December 31, 2020 and 2019 was $0.42 and $0.41, respectively. The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $1.0 million and $0.9 million respectively.

The Company records compensation expense on a straight-line basis over the vesting period. As of December 31, 2020 and 2019, there was approximately $3.7 million and $4.3 million, respectively, of total unrecognized stock-based compensation expense related to unvested employee options, which is expected to be recognized over a weighted-average period of 2.5 years and 3.3 years, respectively.

The Company recognized stock-based compensation expense on all awards in the following categories in the consolidated statement of operations and comprehensive loss for the years ended December 31, 2020 and 2019 (in thousands):

	Years Ended December 31,
	2020	2019
Cost of revenue	$34	$15
Operations and technology	631	484
General and administrative	1,084	295

Total stock-based compensation expense	$1,749	$794

13.	INCOME TAXES

The components of loss before provision for income taxes are as follows (in thousands):

	Years Ended December 31,
	2020	2019
Federal	$(160,042)	$(95,463)
Foreign	2,355	5,847

Loss before provision for income taxes	$(157,687)	$(89,616)

A reconciliation of the federal statutory income tax rate to the effective tax rate is as follows:

	Years Ended December 31,
	2020	2019
Federal statutory rate	21.0%	21.0%
Effect of:
State statutory rate, net of federal tax benefit	3.0%	4.6%
Foreign tax	(2.6%)	(0.1%)
Change in valuation allowance	(16.2%)	(25.0%)
Loss on Convertible Loan	(5.0%)	—
Other	(0.3%)	(0.6%)

Total	(0.1%)	(0.1%)

The income tax provision consists of the following (in thousands):

	Years Ended December 31,
	2020	2019
Current provision:
Federal	$—	$—
State	22	15
Foreign	75	37

Total current provision	97	52

Deferred provision:
Federal	—	—
State	—	—
Foreign	—	26

Total deferred provision	—	26

Provision for income taxes	$97	$78

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate amount of the Company’s deferred tax assets are as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$96,646	$67,127
Accruals and reserves	462	333
Property and equipment	568	328

Total deferred tax asset before valuation allowance	97,676	67,788
Valuation allowance	(97,676)	(67,788)
Deferred tax assets, net of valuation allowance	$—	$—

In evaluating its ability to realize its net deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax-planning strategies in making this assessment. Based upon the level of historical taxable loss and projections for future taxable losses over the period in which the deferred tax assets are deductible, the Company believes it is more likely than not that the Company will not realize the benefits of these deductible differences. As a result, the Company continues to maintain a full valuation allowance as of December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019, the valuation allowance increased by $29.9 million and $25.0 million, respectively, primarily due to current year losses.

As of December 31, 2020, and 2019, the Company had tax net operating loss carryforwards available to offset future federal taxable income of $373.7 million and $260.7 million, respectively, and state income tax loss carryforwards of $309.5 million and $213.5 million, respectively. If not utilized, the federal and state net operating loss carryforwards begin to expire in 2034. For federal purposes, $278.6 million of tax net operating loss carryforwards have an indefinite carryforward.

As of December 31, 2020, and 2019, the Company had $2.9 million and $1.9 million of Federal research and development tax credit carryforwards. The federal research and development tax credit carryforwards expire beginning in 2038. As of December 31, 2020 and 2019, the Company had $2.4 million and $1.6 million of California research and development tax credit carryforwards. The California research and development tax credit carryforwards do not expire and may be carried forward indefinitely.

The Company’s ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event the Company should experience an ownership change, as defined, utilization of its net operating loss carryforwards and tax credits could be limited.

The CARES Act was enacted in the United States on March 27, 2020. The CARES Act includes several U.S. income tax provisions related to, among other things, net operating loss carrybacks, alternative minimum tax credits, modifications to the net interest deduction limitations, and technical amendments regarding the income tax depreciation of qualified improvement property placed in service after December 31, 2017. The CARES Act does not have a material impact on the Company’s financial results for the year ended December 31, 2020.

The Consolidated Appropriations Act, 2021 (the “Act”) was enacted in the United States on December 27, 2020. The Act enhances and expands certain provisions of the CARES Act. The Act does not have a material impact on the Company’s financial results for the year ended December 31, 2020.

The Company attributes net revenue, costs and expenses to domestic and foreign components based on the terms of its agreements with its subsidiaries. The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries as such earnings are to be reinvested offshore indefinitely. If the Company repatriated these earnings, the resulting income tax liability would be insignificant.

The Company evaluates tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information.

A reconciliation of the beginning and ending amount of the gross unrecognized tax benefit for the years ended December 31, 2020 and 2019 are as follows (in thousands):

Gross unrecognized tax benefits at January 1, 2019	$1,538
Increase for tax positions during 2019	2,071

Gross unrecognized tax benefits at December 31, 2019	3,609
Increase for tax positions during 2020	1,763

Gross unrecognized tax benefits at December 31, 2020	$5,372

As of December 31, 2020, and 2019, all unrecognized tax benefits are subject to a full valuation allowance and, if recognized, will not affect the Company’s tax rate.

The Company does not anticipate that the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits within its provision for income taxes. Due to the Company’s net operating loss position, the Company has not recorded an accrual for interest or penalties related to uncertain tax positions for the years ended December 31, 2020 or 2019.

The Company files federal and state tax returns in jurisdictions with varying statutes of limitations. Due to the Company’s net operating loss carryforwards, income tax returns generally remain subject to examination by federal and most state tax authorities. All tax years since inception remain subject to examination by major tax jurisdictions.

14.	NET LOSS PER SHARE

The following table sets forth the computation of net loss per common share (in thousands except share and per share amounts):

	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(157,784)	$(89,694)
Denominator:
Weighted-average common shares outstanding—basic and diluted	61,852,957	60,753,169

Net loss per share—basic and diluted	$(2.55)	$(1.48)

The Company’s potentially dilutive securities, which include redeemable convertible preferred stock, stock options to purchase common stock and warrants to purchase redeemable convertible preferred stock and common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,
	2020	2019
Conversion of redeemable convertible preferred stock	149,520,445	149,520,445
Warrants to purchase redeemable convertible preferred stock	810,692	336,304
Options to purchase common stock	22,874,690	21,628,240
Conversion of convertible loan	11,708,273	—

Total common stock equivalents	184,914,100	171,484,989

15.	SEGMENT INFORMATION

The Company manages its operations through two operating segments that are based on geographic location: North America and Europe. These operating segments also represent the Company’s reportable segments.

•	North America: The North America segment consist of operations within the United States and Canada.

•	Europe: The Europe segment consists of operations withing the United Kingdom.

Separate financial information is available and regularly evaluated by our CODM, who is our president and chief executive officer, in making resource allocation decisions for our segments. The CODM utilizes revenue from external customers and segment income (loss) to measure and assess each segment’s performance.

Segment income (loss) is calculated as revenue less cost of revenue, operational expenses directly related to each segment and excludes certain corporate expenses. We view this metric as an important measure of business performance as it captures mobile store and segment profitability and provides comparability across reporting periods.

Unallocated corporate operations and technology expenses consist of personnel-related expenses for engineers and the development and maintenance of our technology systems. Unallocated general and administrative expenses consist of personnel-related expenses for executive, finance, legal, human resources, and corporate facilities.

Reconciliations of segment revenue to consolidated revenue and segment loss to consolidated loss from operations is shown in the following table for each of the periods presented (in thousands):

	For the Year Ended December 31, 2020
	North America	Europe	Total
Revenue	$46,593	$13,730	$60,323
Segment loss	(64,669)	(18,167)	(82,836)
Unallocated corporate expenses:
Operations and technology			(12,879)
General and administrative			(15,912)

Loss from operations			$(111,627)

	For the Year Ended December 31, 2019
	North America	Europe	Total
Revenue	$38,722	$6,935	$45,657
Segment loss	(54,923)	(9,379)	(64,302)
Unallocated corporate expenses:
Operations and technology			(12,305)
General and administrative			(13,151)

Loss from operations			$(89,758)

Long-lived assets include property and equipment, net. The following long-lived assets data is based upon the location of the assets (in thousands):

	As of December 31,
	2020	2019
North America	$7,920	$5,621
Europe	6,154	3,488

Total long-lived assets	$14,074	$9,109

As of December 31, 2020, long-lived assets located in the United States and Canada were approximately $7.1 million and $0.8 million, respectively. As of December 31, 2019, long-lived assets located in the United States and Canada were approximately $5.5 million and $0.1 million, respectively.

For the year ended December 31, 2020, revenue from external customers for the United States and Canada were approximately $41.9 million and $4.7 million, respectively. For the year ended December 31, 2019, revenue from external customers for the United States and Canada were approximately $38.6 million and

$0.1 million, respectively. During the years ended December 31, 2020 and 2019, there were two customers with revenues individually in excess of 10% of total consolidated net revenues. Net revenues for these customers were approximately $41.3 million and $13.7 million in 2020 and approximately $37.4 million and $6.9 million in 2019. One customer is reflected in each segment.

16.	EMPLOYEE BENEFIT PLANS

In January 2016, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company has not made any matching contributions under the 401(k) Plan as of December 31, 2020 and 2019.

The Company also maintains a Group Personal Pension Plan (the “GPP Plan”) for all eligible employees in the Company’s United Kingdom offices. The GPP Plan is a defined contribution plan in which employees are eligible to contribute a portion of their salaries, subject to a maximum annual amount as established by Her Majesty’s Revenue and Customs. In 2020 and 2019, the Company matched 3% of employee contributions. The Company contributed $0.3 million and $0.2 million to the GPP Plan in the form of matching contributions for the years ended December 31, 2020 and 2019, respectively.

17.	COMMITMENTS AND CONTINGENCIES

Operating Leases – In February 2019, the Company entered into a lease agreement for office space for its headquarters in Palo Alto, California. Monthly base rent began in September 2019, for a term of 90 months. In addition to its headquarters, the Company also leases office space and warehouses throughout the United States, as well as in Canada and the United Kingdom.

On an ongoing basis, the Company enters into vehicle lease agreements under Fleet Lease Agreements in the US and the U.K., with each vehicle lease having a typical term of 36 months. As part of the Fleet Lease Agreement, upon termination of each vehicle lease the lessor will sell the vehicle and determine a final settlement calculation. This calculation is represented as the difference between the sale price (or “disposal value”) plus the sum of all rental payments made throughout the lease and the initial vehicle value. If the calculation results in a surplus, the Company will receive the balance from the lessor, and if it results in a deficit, the Company will owe the balance to the lessor. However, the US Fleet Lease Agreement includes a lessor guarantee that the disposal value of each vehicle will never be less than a specific percentage of the initial value of the vehicle. This potential deficit is excluded from the straight-line rent charged to expense over the lease term unless and until it becomes probable that it will result in a deficit and deemed a residual value guarantee.

As of December 31, 2020, future annual minimum rent payments under noncancelable leases were as follows (in thousands):

Years Ending December 31,
2021	$12,204
2022	8,701
2023	7,875
2024	6,107
2025	3,111
Thereafter	797

Total minimum lease payments	$38,795

Rent expense was $7.3 million and $6.0 million for the years ended December 31, 2020 and 2019, respectively.

Standby Letters of Credit – As of December 31, 2020 and 2019, the Company had several letters of credit outstanding related to its operating leases and workers compensation totaling $5.5 million and $4.3 million. Collateral for all standby letters of credit are included in restricted cash in the consolidated balance sheet as of December 31, 2020 and 2019.

Security deposits to landlords totaling $3.5 million and $2.3 million are included in other noncurrent assets in the consolidated balance sheet as of December 31, 2020 and 2019.

Legal Matters – The Company is party to certain claims in the normal course of business. While the results of these claims cannot be predicted with any certainty, the Company believes that the final outcome of these matters will not have a material adverse effect on the consolidated financial position and results of operations. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount of loss or range of loss can be reasonably estimated. There were no such material matters as of December 31, 2020 and 2019.

Indemnifications – As an element of its standard commercial terms, the Company includes an indemnification clause in its agreements with business partners, investors, lenders and contractors that includes defense and indemnification of those parties against liability and damages (including legal defense costs) awarded against those parties arising from claims of infringement of U.S. patents, copyrights, and trademarks, and misappropriation of trade secrets of third parties by the Company’s services or materials. To date, the Company has not experienced any claims related to its indemnification provisions. As of December 31, 2020, and 2019, the Company has not established an indemnification loss reserve.

To the extent permitted under Delaware law, the Company has agreements whereby certain officers and directors are indemnified for certain events or occurrences while the director or officer is or was serving in such capacity. The indemnification period covers all pertinent events and so long as such officer or director may be subject to any possible claim. However, the Company maintains director and officer insurance coverage that reduces overall exposure and enables recovery of a portion of any future amounts paid. The estimated fair value of these indemnification agreements in excess of applicable insurance coverage is considered to be immaterial as of December 31, 2020 and 2019.

18.	RISKS AND UNCERTAINTIES

The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Impact of LIBOR Phase-Out – The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced in July 2017 that it intends to phase out LIBOR by the end of 2021. Based on the nature of the business activities and operations, the Company does not expect LIBOR phase-out to have a significant impact on the Company’s consolidated financial statements.

Impact of Brexit – The United Kingdom’s vote to leave the European Union by December 31, 2020 has resulted in some uncertainty in the future trading arrangement between the United Kingdom and the rest of the world, and falling expectations for the United Kingdom’s Gross Domestic Product in the short to medium term. Brexit may impact the Company’s financial reporting as a result of changes to the law in the United Kingdom. Brexit may also bring more exchange rate volatility. Based on the nature of the business activities and operations, the Company does not expect Brexit to have a material impact on the Company’s consolidated financial statements.

Impact of COVID-19 – A new strain of coronavirus that causes the disease known as COVID-19 was identified in late 2019 and spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Our business was materially impacted by COVID-19 in several ways. Typically, our Consumer interactions occur within their home. Social distancing protocols changed the way we interact with the Consumer and our in-home visits fell to zero in the early stages of the pandemic. Depending on the geography during certain periods we had no in-home visits and these in-home visits remained significantly below pre-COVID levels throughout 2020. To protect our employees and Consumers we implemented a variety of programs to provide masks, cleaning supplies and other protocols that remain in place. In addition, the Company could see some limitations on employee resources that would otherwise be focused on operations, including but not limited to sickness of employees or their families, desire for employees to avoid contact with groups of people, and increased reliance on working from home.

The Company has applied for loans under programs offered by the governmental agencies in the United States and in the United Kingdom. In addition, the Company furloughed employees in the U.K. beginning in April through August 2020. See Note 8 for additional information on the Paycheck Protection Program offered by the Small Business Administration under the CARES Act established by the United States federal government.

For the U.K. operations, during the year ended December 31, 2020 the Company recorded reimbursed costs of approximately £0.8 million ($1.1 million) under the Coronavirus Job Retention Scheme (“CJRS”) set up by the U.K. government to help employers pay the wages of those employees who would otherwise have been laid off during the coronavirus outbreak but under the CJRS were furloughed instead. This program reimbursed the Company for 80% of the compensation expense plus national insurance and certain benefits paid to the furloughed employees, resulting in lower salary expense for the Company. The Company recorded the reimbursed amounts as reductions to the associated expenses.

The Company expects to receive tax-related liquidity benefits from the CARES Act. The Company is closely monitoring the impact of the COVID-19 pandemic on its business. However, the Company cannot predict whether and to what extent the benefit would be.

The Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on its financial condition and operations. The full impact of the COVID-19 outbreak on management estimates and the financial performance of the Company may depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions.

19.	SUBSEQUENT EVENTS

The Company evaluated subsequent events from December 31, 2020, the date of these consolidated financial statements, through March 19, 2021, which represents the date the consolidated financial statements were available to be issued, for events requiring adjustment to or disclosure in these consolidated financial statements. Except as discussed below, there are no events that require adjustment to or disclosure in these consolidated financial statements.

Reorganization – In January 2021, Enjoy Technology, Inc. filed documents with the Delaware Secretary of State to effect a holding company reorganization (the “Reorganization”), which resulted in a newly formed

Delaware corporation, Enjoy Technology Holding Company (“Enjoy Holdings”), owning all the capital stock of Enjoy Technology, Inc. Enjoy Holdings was initially a direct, wholly owned subsidiary of Enjoy Technology, Inc. Pursuant to the Reorganization, the newly formed entity (“Merger Sub”), a direct, wholly owned subsidiary of Enjoy Holdings and an indirect, wholly owned subsidiary of Enjoy Technology, Inc., merged with and into Enjoy Technology, Inc., with Enjoy Technology, Inc., surviving as a direct, wholly owned subsidiary of Enjoy Holdings. Each share of each class of Enjoy Technology, Inc., stock issued and outstanding immediately prior to the Reorganization was automatically converted into an equivalent corresponding share of Enjoy Holdings stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Enjoy Technology, Inc., stock being converted. Accordingly, upon consummation of the Reorganization, Enjoy Technology, Inc.’s current stockholders became stockholders of Enjoy Holdings. The stockholders of Enjoy Technology, Inc., did not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of their shares in the Enjoy Holdings. Finally, Enjoy Technology Inc changed its name to Enjoy Technology LLC while Enjoy Holdings changed its name to Enjoy Technology Inc.

Convertible Loan Restructuring – In February 2021, the Company and its Lenders agreed on an amendment to the Convertible Loan to specify the treatment of the Convertible Loan should the Company merge with a Special Purpose Acquisition Company (“SPAC”), and subsequently become a publicly traded entity (“SPAC Merger”). In order to simplify the potential mechanics of a SPAC Merger in the future, among other reasons, the holders of the Convertible Loan agreed to specify that immediately prior to the closing of a SPAC Merger, the Convertible Loan would be automatically converted into the Company’s common stock at a conversion price equal to 90% of the value of the Company’s stock at such time. Management expects this to be a substantial modification of the Convertible Loan resulting in treatment as a debt extinguishment. As the substance of the transaction is a capital contribution from related parties the resulting gain will be recorded to equity.

Convertible Preferred Stock – In March 2021, the Company authorized and issued 3,953,194 shares of Series C convertible preferred stock, for gross proceeds of $15.0 million.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through May 14, 2021, the date the financial statements were available to be reissued.

2021 Convertible Loan—In April 2021, the Company entered into an additional convertible unsecured subordinated loan agreement to borrow up to $75.0 million (the “2021 Convertible Loan”) from new investors, certain existing investors and executives. The 2021 Convertible Loan is senior in right of payment to the Convertible Loan, but expressly subordinated in right of payment to the Blue Torch Loan. The 2021 Convertible Loan has several conversion options, including an optional conversion upon maturity and automatic conversion upon a merger with a special purpose acquisition company (“SPAC”) (“SPAC Transaction”). If a SPAC Transaction occurs on or prior to the maturity date and prior to payment in full of the principal amount, then the outstanding principal amount of the 2021 Convertible Loan and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of Enjoy’s common stock immediately prior to the closing of the SPAC Transaction at a price per share equal to 80% of the value assigned to each share of Enjoy’s common stock. The 2021 Convertible Loan incurs interest at 8% per annum and mature in April 2022. Through May 14, 2021, the Company borrowed $60.0 million under the 2021 Convertible Loan agreement.

LCH Transaction—In April 2021, to induce one of its stockholders, LCH Enjoir L.P. (“LCH”), to waive certain of its rights in connection with the pending merger with MRAC, Enjoy entered into the Stockholder Contribution Agreement with Ron Johnson and the Stock Issuance Agreement with LCH. Pursuant to the Stockholder Contribution Agreement, immediately prior to and contingent on Closing, Mr. Johnson shall surrender to Enjoy a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing $20.0 million by the product obtained by multiplying $10.00 by the exchange ratio calculated in accordance with the Merger Agreement used to determine that number of shares each share of the Company’s Common Stock will be exchanged for at the closing of the Business Combination (“Contributed Shares”). Thereafter, as detailed in the Stock Issuance Agreement, Enjoy shall issue a number of shares equal to the Contributed Shares to LCH.

Pending Merger with Marquee Raine Acquisition Corp.—On April 28, 2021, Enjoy entered into a definitive merger agreement with Marquee Raine Acquisition Corp. (“MRAC”), a publicly traded special purpose acquisition company. Under the terms of the proposed transaction, a wholly owned subsidiary of MRAC will merge with Enjoy at an estimated combined enterprise value of approximately $1.2 billion. The cash components of the transaction will be funded by MRAC’s cash in trust of $374.0 million (assuming no redemptions) as well as an $80.0 million private placement of common stock at $10.00 per share from various accredited investors. The transaction is expected to close during the third quarter of 2021 and remains subject to customary closing conditions.

*****

ENJOY TECHNOLOGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$37,549	$58,452
Restricted cash	5,494	5,494
Accounts receivable, net	4,855	4,544
Prepaid expenses and other current assets	2,258	2,774

Total current assets	50,156	71,264

Property and equipment, net	13,910	14,074
Intangible assets, net	942	967
Other assets	8,095	4,905

Total assets	$73,103	$91,210

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
Current liabilities:
Accounts payable	$4,384	$3,222
Accrued expenses and other current liabilities	19,468	17,897
Short-term debt	3,189	2,105

Total current liabilities	27,041	23,224

Long-term debt, net of discount	40,784	41,578
Long-term convertible loan, at fair value (related party carrying value of $20.0 million)	51,640	86,357
Redeemable convertible preferred stock warrant liability	780	806

Total liabilities	120,245	151,965

COMMITMENTS AND CONTINGENCIES (Note 16)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock, $0.00001 par value, 153,809,943 and 149,856,749 shares authorized, 153,473,639 and 149,520,445 shares issued and outstanding at March 31, 2020 and December 31, 2020 , respectively; and aggregate liquidation preference of $377.1 million and $362.1 million as of March 31, 2021 and December 31, 2020, respectively	368,692	353,692
STOCKHOLDERS’ DEFICIT
Common stock, $.00001 par value, 253,953,194, and 250,000,000 shares authorized; 63,292,383 and 62,156,512 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	44,684	6,601
Accumulated other comprehensive income	880	884
Accumulated deficit	(461,399)	(421,933)

Total stockholders’ deficit	(415,834)	(414,447)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$73,103	$91,210

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENJOY TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2021	2020
Revenue	$19,346	$13,174
Operating expenses:
Cost of revenue	25,165	16,810
Operations and technology	17,413	14,188
General and administrative	12,921	8,159

Total operating expenses	55,499	39,157

Loss from operations	(36,153)	(25,983)
Unrealized loss on long-term convertible loan	(1,865)	—
Interest expense	(1,407)	(266)
Interest income	2	133
Other income (expense), net	134	(474)

Loss before provision for income taxes	(39,289)	(26,590)
Provision for income taxes	177	4

Net loss	$(39,466)	$(26,594)

Other comprehensive loss, net of tax
Cumulative translation adjustment	(4)	(229)

Total comprehensive loss	$(39,470)	$(26,823)

Net loss per share, basic and diluted	$(0.62)	$(0.43)

Weighted average shares used in computing net loss per share, basic and diluted	63,146,381	61,679,657

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENJOY TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Amounts in thousands, except share amounts)

(Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2019	149,520,445	$353,692	61,354,259	$1	$3,162	$189	$(264,149)	(260,797)
Issuance of common stock upon exercise of stock options	—	—	374,468	—	124	—	—	124
Stock-based compensation	—	—	—	—	426	—	—	426
Foreign currency translation adjustments	—	—	—	—	—	(229)	—	(229)
Net loss	—	—	—	—	—	—	(26,594)	(26,594)

Balances at March 31, 2020	149,520,445	353,692	61,728,727	1	3,712	(40)	(290,743)	(287,070)

Balances at December 31, 2020	149,520,445	$353,692	62,156,512	$1	$6,601	$884	$(421,933)	(414,447)
Issuance of Series C redeemable convertible preferred stock	3,953,194	15,000	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	1,135,871	—	423	—	—	423
Gain on extinguishment of convertible loan	—	—	—	—	36,782	—	—	36,782
Stock-based compensation	—	—			878	—	—	878
Foreign currency translation adjustments	—	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	—	(39,466)	(39,466)

Balances at March 31, 2021	153,473,639	$368,692	63,292,383	$1	$44,684	$880	$(461,399)	(415,834)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENJOY TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(39,466)	$(26,594)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	916	557
Stock-based compensation	878	426
Net amortization of premium on short-term investments	—	9
Accretion of debt discount	289	91
Revaluation of warrants	(26)	238
Foreign currency transaction (gain) loss	(79)	239
Unrealized loss on long-term convertible loan	1,865	—
Changes in operating assets and liabilities:
Accounts receivable	(239)	1,750
Prepaid expenses and other current assets	534	(166)
Other assets	(161)	(161)
Accounts payable	(267)	(362)
Accrued expenses and other current liabilities	488	296

Net cash used in operating activities	(35,268)	(23,677)

Cash flows from investing activities:
Purchases of property and equipment	(537)	(846)
Purchases of short-term investments	—	(3,226)

Net cash used in investing activities	(537)	(4,072)

Cash flows from financing activities:
Proceeds from convertible loan	200	—
Proceeds from issuance of redeemable convertible preferred stock	15,000	—
Proceeds from exercises of stock options	423	124
Payment of deferred transaction costs related to merger	(695)	—

Net cash provided by financing activities	14,928	124

Effect of exchange rate on cash, cash equivalents and restricted cash	(26)	(6)
Net decrease in cash, cash equivalents and restricted cash	(20,903)	(27,631)
Cash, cash equivalents and restricted cash, beginning of period	63,946	66,014

Cash, cash equivalents and restricted cash, end of period	$43,043	$38,383

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,083	$266
Supplemental disclosure of non-cash investing and financing activity:
Non-cash interest	$325	$—
Fixed assets included in accounts payable	$91	$1,074
Deferred transaction costs included in accounts payable	$1,291	$—
Deferred transaction costs included in accrued expenses	$1,030	$—
Gain on extinguishment of convertible loan	$36,782	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENJOY TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts or as otherwise indicated)

(Unaudited)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Enjoy Technology Inc. (“Enjoy” or the “Company”) was incorporated in the state of Delaware in May 2014, and is headquartered in Palo Alto, California. Enjoy operates mobile stores providing in home delivery, set up and a full shopping experience for premium companies in the United States of America, United Kingdom, and Canada. References herein to Enjoy or the Company mean Enjoy Technology Inc., and its consolidated subsidiaries.

Reorganization – In January 2021, Enjoy Technology, Inc. filed documents with the Delaware Secretary of State to effect a holding company reorganization (the “Reorganization”), which resulted in a newly formed Delaware corporation, Enjoy Technology Holding Company (“Enjoy Holdings”), owning all the capital stock of Enjoy Technology, Inc. Enjoy Holdings was initially a direct, wholly owned subsidiary of Enjoy Technology, Inc. Pursuant to the Reorganization, the newly formed entity (“Merger Sub”), a direct, wholly owned subsidiary of Enjoy Holdings and an indirect, wholly owned subsidiary of Enjoy Technology, Inc., merged with and into Enjoy Technology, Inc., with Enjoy Technology, Inc., surviving as a direct, wholly owned subsidiary of Enjoy Holdings. Each share of each class of Enjoy Technology, Inc., stock issued and outstanding immediately prior to the Reorganization was automatically converted into an equivalent corresponding share of Enjoy Holdings stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Enjoy Technology, Inc., stock being converted. Accordingly, upon consummation of the Reorganization, Enjoy Technology, Inc.’s current stockholders became stockholders of Enjoy Holdings. The stockholders of Enjoy Technology, Inc., did not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of their shares in the Enjoy Holdings. Finally, Enjoy Technology Inc changed its name to Enjoy Technology LLC while Enjoy Holdings changed its name to Enjoy Technology Inc.

Basis of Presentation – The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed consolidated financial statements include the accounts of Enjoy Technology Inc. and its wholly owned subsidiaries. As permitted for interim reporting, certain footnotes or other financial information that are normally required by U.S. GAAP may be condensed or omitted, unless otherwise required by U.S. GAAP or SEC rules and regulations. These condensed consolidated financial statements were prepared on the same basis as and should be read in conjunction with the Company’s annual consolidated financial statements included elsewhere in the proxy/registration statement. In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair statement have been included in these condensed consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other interim period or future year. The condensed consolidated balance sheet as of December 31, 2020 was derived from the audited annual consolidated financial statements but does not include all information required by U.S. GAAP for annual consolidated financial statements.

Going Concern – The condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Since inception, the Company has incurred losses and cash outflows from operations. During the three months ended March 31, 2021 and March 31, 2020 the Company incurred net losses of $39.5 million and $26.6 million, respectively and cash outflows from operations of $35.3 million and $23.7 million, respectively. As of March 31, 2021, and December 31, 2020, the Company had accumulated deficits of approximately $461.4 million and $421.9 million, respectively. The Company has historically financed its operations through the issuance and sale of redeemable convertible preferred stock and through issuance of debt. Management expects that operating losses and negative cash flows from operating activities will continue in the foreseeable future as the Company continues to invest in the expansion of its operations.

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant amounts of capital to sustain operations and the Company will need to make the investments it needs to execute its long-term business plans. The Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than expected. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

Management believes there is substantial doubt about the Company’s ability to continue as a going concern as the Company’s present cash flows from operations will not enable it to meet its obligations for the twelve months from the date these condensed consolidated financial statements are available to be issued. Management is actively seeking new sources of financing at favorable terms and conditions that will enable the Company to meet its obligations for the twelve months from the date these condensed consolidated financial statements are available to be issued. There is no assurance that management will be successful in raising additional funds.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no material changes to the Company’s significant accounting policies as of and for the three months ended March 31, 2021, as compared to the significant accounting policies described in the Company’s audited annual consolidated financial statements as of and for the year ended December 31, 2020.

Recently Adopted Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The new standard simplifies the accounting for nonemployee share based payment transactions and specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The ASU is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. On January 1, 2020, the Company adopted ASU 2018-07, which did not materially impact the condensed consolidated financial statements and the related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which modifies, removes, and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. On January 1, 2020, the Company adopted ASU 2018-13, which did not impact the condensed consolidated financial statements and the related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitating of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions in which the reference LIBOR or another reference rate is expected to be discontinued as a result of the Reference Rate Reform. This ASU is intended to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. On March 12, 2020, the Company adopted ASU 2020-04, which did not have a material impact on its condensed consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The new guidance provides for the deferral of implementation costs for cloud computing arrangements and expensing those costs over the term of the cloud services arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020. The Company adopted ASU 2018-15 on January 1, 2021, which did not have a material impact on its condensed consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the guidance in former ASC 840, Leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. In June 2020, the FASB issued ASU 2020-05, which defers the effective date of ASU 2016-02 for the Company to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will defer the adoption of ASU 2016-02 pursuant to ASU 2020-05 and plans to adopt the new standard on January 1, 2022. The ASU is expected to impact the Company’s condensed consolidated financial statements and related disclosures as it has certain operating lease arrangements for which it is the lessee. The Company is currently in the process of evaluating the impact that the adoption of ASU 2016-02, as amended, will have on its condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and has since issued various amendments including ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-11, and ASU 2020-02. The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The ASU is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently in the process of evaluating the impact that the adoption of ASU 2016-13 will have on its condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in the process of evaluating the impact the adoption of ASU 2019-12 will have on its condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing the Beneficial Conversion Feature (“BCF”) and Cash Conversion Feature (“CCF”) separation models required under the current guidance. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for equity classification. Lastly, ASU 2020-06 changes the existing diluted earnings per share (“EPS”) calculation for convertible debt that contains a CCF and increases disclosure requirements for convertible instruments. The ASU is effective for public business entities that meet the definition of a SEC filer, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted but no earlier than the fiscal years beginning after December 15, 2020, including interim periods within the fiscal years.

The Company has determined that adoption of ASU 2020-06 will not impact the accounting for its convertible loan since the Company has elected the fair value option as discussed in Note 7. Additionally, the changes to the equity classification guidance do not impact the accounting for the warrants outstanding as of March 31, 2021 and December 31, 2020. As such, the adoption of the ASU does not have any financial statement impact.

3.	FAIR VALUE MEASUREMENTS

The following tables summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis in the condensed consolidated financial statements (in thousands):

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$780	$780
Convertible loan			51,640	51,640

Total financial liabilities	$—	$—	$52,420	$52,420

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$806	$806
Convertible loan	—	—	86,357	86,357

Total financial liabilities	$—	$—	$87,163	$87,163

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short maturities. The Company’s Blue Torch and PPP loans are recorded at their respective net carrying values.

As of March 31, 2021 and December 31, 2020, the Company had no transfers in or out of Level 3 of the fair value hierarchy of its assets measured at fair value.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	March 31, 2021	December 31, 2020
Leasehold improvements	$17,077	$16,512
Furniture and fixtures	1,584	1,438
Office equipment	382	356
Computer equipment	81	81
Vehicles	66	66

	19,190	18,453
Less: accumulated depreciation	(5,280)	(4,379)

Property and equipment, net	$13,910	$14,074

Total depreciation expense related to property and equipment, net was $0.9 million and $0.5 million for the three months ended March 31, 2021 and 2020, respectively.

5.	INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Domain Name	1,500	1,500
Less: accumulated amortization	(558)	(533)

Intangible assets, net	$942	$967

Total amortization expense was $25 thousand for the three months ended March 31, 2021 and 2020, respectively.

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued salaries and wages	$7,078	$8,088
Deferred rent	4,075	3,876
Accrued payables	5,124	2,774
Accrued tax	1,885	2,210
Accrued vacation and benefits	1,149	813
Accrued other	157	136

Total accrued expenses and other current liabilities	$19,468	$17,897

7.	DEBT

TriplePoint Venture Growth BDC Corporation Loan – In September 2018, the Company entered into a loan and security agreement with TriplePoint Venture Growth BDC Corporation (“TriplePoint”), to provide a term loan of $10.0 million (the “TriplePoint Loan”), subject to certain nonfinancial covenants. The TriplePoint Loan bears interest at a rate of prime plus 5.25% and was scheduled to mature in September 2021. The principal and interest balances of the loan were repaid in November 2020, using in part, proceeds from the Blue Torch Financing.

The TriplePoint Loan had an effective interest rate of 13.9% for the year ended December 31, 2020. Interest expense for the three months ended March 31, 2020 was $0.3 million.

Paycheck Protection Program Loan – In April 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act (“PPP Loan”) for $10.0 million. The loan was provided by Newtek Small Business Finance, LLC and is evidenced by a promissory note and bears interest at 1% with no payments for the first six months and principal and interest payments thereafter. The loan is scheduled to mature in July 2023 and is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes, maintains certain employment levels, and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance.

The Company used all proceeds from the PPP Loan to maintain payroll and make payments for lease obligations and utilities. The Company has not concluded whether an application for full or partial forgiveness will be filed therefore management accounted for the loan as a debt and accrued interest. For the three months ended March 31, 2021 and 2020 the Company recognized interest expense in amount of $25 thousand and $0, respectively, in the consolidated statement of operations and comprehensive loss.

Convertible Loan – In October 2020, the Company entered into a convertible unsecured subordinated loan agreement to borrow up to $50.0 million (the “Convertible Loan”) from certain existing investors and executives (the “Lenders”). This agreement was amended in December 2020 to increase the borrowing limit to $70 million, of which $43.7 million is outstanding as of March 31, 2021. The Convertible Loan has several conversion options, including automatic conversion upon a qualified financing of at least $75.0 million, an optional conversion upon a non-qualified financing, initial public offering (“IPO”) and an optional conversion upon maturity. The Convertible Loan also carries a mandatory repayment feature upon a change in control. The Convertible Loan accrues interest at 14% and matures in May 2024. The Company has elected to measure the Convertible Loan under the fair value option. Under the fair value option, the convertible loans will be measured at fair value in each reporting period until they are settled, with changes in the fair values being recognized in the Company’s consolidated statements of operations as income or expense. Debt issuance costs incurred in connection with the notes were expensed as incurred. As the convertible notes are carried at fair value in their entirety, further consideration of the embedded features in the convertible loan is not required.

Convertible Loan Restructuring – In February 2021, the Company and its Lenders agreed to an amendment to the Convertible Loan to specify the treatment of the Convertible Loan should the Company merge with a Special Purpose Acquisition Company (“SPAC”), and subsequently become a publicly traded entity (“SPAC Merger”). In order to simplify the potential mechanics of a SPAC Merger in the future, among other reasons, the holders of the Convertible Loans agreed to specify that immediately prior to the closing of a SPAC Merger, the Convertible Loans would be automatically converted into the Company’s common stock at a conversion price equal to 90% of the value of the Company’s stock at such time. The modification of the Convertible Loans was treated as a debt extinguishment. As the substance of the transaction is a capital contribution from related parties, the resulting gain of $36.8 million was recorded to additional paid-in capital.

The following table provides a reconciliation of changes in fair value for the Company’s Convertible Loan using inputs classified as Level 3 (in thousands):

Balance at December 31, 2020	$86,357
Debt extinguishment of convertible loan	(36,782)
Change in fair value	1,865
Proceeds from issuance of convertible loan	200

Balance at March 31, 2021	$51,640

Blue Torch Loan – In November 2020, the Company, as borrower, and the Company’s subsidiaries, as guarantors, entered into a first lien term loan agreement with Blue Torch Finance, LLC, as administrative agent and collateral agent, and certain affiliates of Blue Torch Capital LP, as lenders, to borrow a first lien term loan in an aggregate principal amount of $37.0 million (the “Blue Torch Loan”), net of $1.2 million in lender fees, collateralized by substantially all of the property and assets (tangible and intangible) of the Company and its subsidiaries and maturing in November 2023. The Blue Torch Loan incurs interest at one of two rates, (the “Reference Rate” or the “LIBOR Rate”), determined at the option of the Company, plus an applicable margin. The Reference Rate is calculated as the greatest of (i) 2.0% per annum, (ii) fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding business day by the Federal Reserve Bank of New York, plus 0.50% per annum, (iii) the LIBOR Rate plus 1.0% per annum, or (iv) the interest rate last quoted by the Wall Street Journal as the “prime rate” or, if unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate. The LIBOR Rate is calculated as the greater of (i) LIBOR rate divided by 100% minus a reserve percentage or (ii) 1.0% per annum. The applicable margin is 9.0% per annum if the Company chooses the Reference Rate and is 10% per annum if the Company chooses the LIBOR Rate. The Blue Torch Loan had an effective interest rate of 14.9% for the three months ended March 31, 2021.

The Blue Torch Loan may be prepaid in an amount equal to the outstanding principal and accrued interest plus an applicable premium of (i) if prepaid during the first year after the effective date, a make-whole amount equal to (x) the amount of interest that would otherwise have been payable to the lenders from the payoff date until the twelve month anniversary of the effective date, calculated using the Reference Rate or LIBOR Rate in effect on the payoff date, less (y) the amount of interest the lenders would have received from the payoff date until the twelve month anniversary of the effective date if the lenders had reinvested the prepaid principal amount at the U.S. treasury rate in effect on the payoff date, plus (z) 3.0% of the outstanding principal, (ii) if prepaid during the second year after the effective date, 2.0% of the outstanding principal, (iii) if prepaid during the third year after the effective date, 1.0% of the outstanding principal, and (iv) thereafter, 0%. In connection with the proposed merger with Marquee Raine Acquisition Corp. (“MRAC”), the Company expects to pay off the Blue Torch Loan in full (see Note 18).

The components of the Company’s outstanding debt were as follows (in thousands):

	March 31, 2021	December 31, 2020
Paycheck Protection Program Loan principal	$10,000	$10,000
Blue Torch Loan principal	37,000	37,000
Convertible Loan principal	43,650	43,451
Fair value premium of convertible loan	7,990	42,906
Deferred financing costs and unamortized discount	(3,027)	(3,317)
Less: Current Portion	(3,189)	(2,105)

Long-term debt, net of discount	$92,424	$127,935

8.	STOCK WARRANTS

Series B Redeemable Convertible Preferred Stock Warrants – In connection with the TriplePoint Loan agreement, the Company issued a warrant to purchase 336,304 shares of its Series B redeemable convertible preferred stock at an exercise price of $2.3788 per share. These warrants expire on November 13, 2030. The warrants are classified as liabilities because they represent on obligation indexed to the repurchase of the Company’s own equity since the underlying shares are contingently redeemable. The fair value of the warrant at issuance date was determined utilizing a hybrid market approach (guideline public company method and implied method) for its option pricing methodology.

The warrant was recorded at its estimated fair value of $0.2 million at issuance as a warrant liability. The Company will continue to adjust the redeemable convertible preferred stock warrant liability for changes in the fair value until the earlier of the expiration or exercise of the warrants, or upon the conversion of all the Series B Redeemable Convertible Preferred Stock into common stock and no further remeasurement is required.

Changes in fair value are recorded to other expense in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the fair value of the warrant liability was $0.8 million and $0.8 million, respectively.

The following table provides a reconciliation of changes in fair value for the Company’s warrant liability using inputs classified as Level 3 (in thousands):

Balance at December 31, 2019	$337
Change in fair value	238

Balance at March 31, 2020	$575

Balance at December 31, 2020	$806
Change in fair value	(26)

Balance at March 31, 2021	$780

Blue Torch Loan Warrants – The Company issued warrants to Blue Torch and its affiliates to purchase up to 474,388 shares of the Company’s Common Stock, at an exercise price of $0.01 per share and a term of 10 years. The warrants became exercisable on the date of grant. These warrants are classified as equity. As of the issuance date, the warrants are recorded at their estimated fair value of $1.4 million as debt discount with an offset to additional paid-in capital.

9.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

At March 31, 2021 and December 31, 2020, redeemable convertible preferred stock consisted of the following (in thousands except share amounts):

	March 31, 2021
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Issuance Price Per Share	Conversion Price Per Share	Carrying Value	Liquidation Preference
Series Seed	10,220,000	10,220,000	$0.3572	$0.3572	$3,651	$3,651
Series A	23,298,748	23,298,748	1.1374	1.1374	26,371	26,500
Series B	76,806,060	76,469,756	2.3788	2.3788	181,592	181,906
Series C	43,485,135	43,485,135	3.7944	3.7944	157,078	165,000

Total	153,809,943	153,473,639			$368,692	$377,057

	December 31, 2020
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Issuance Price Per Share	Conversion Price Per Share	Carrying Value	Liquidation Preference
Series Seed	10,220,000	10,220,000	$0.3572	$0.3572	$3,651	$3,651
Series A	23,298,748	23,298,748	1.1374	1.1374	26,371	26,500
Series B	76,806,060	76,469,756	2.3788	2.3788	181,592	181,906
Series C	39,531,941	39,531,941	3.7944	3.7944	142,078	150,000

Total	149,856,749	149,520,445			$353,692	$362,057

Convertible Preferred Stock – In March 2021, the Company authorized and issued 3,953,194 shares of Series C convertible preferred stock at $3.79 price per share, for gross proceeds of $15.0 million.

The holders of Preferred Stock have various rights and preferences as follows:

Dividends—The Company’s preferred shareholders are entitled to receive dividends when and if declared by the Board of Directors. Such dividends are not cumulative. The preferred stockholders are entitled to a certain dividend rate per annum, noncumulative, to be paid out before any dividends are declared on common shares. The dividend rate is $0.0214 per share for each share of Series Seed Preferred Stock, $0.0682 per share for each share of Series A Preferred Stock, $0.1427 per share for each share of Series B Preferred Stock, and $0.2277 per share for each share of Series C Preferred Stock. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock converted to common stock at the then effective conversion rate. No such dividends have been declared since the Company’s inception.

Conversion—Each share of Preferred Stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock which results from dividing the initial issuance price per share of such shares by the conversion price per share in effect for the convertible preferred stock at the time of conversion.

Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the conversion price at the time in effect for such share immediately upon the earlier of (i) the Corporation’s sale of the Company’s common stock in a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, the offering price of which was not less than $100.0 million in the aggregate and less than $9.49 per share or (ii) the date specified by written consent or agreement of the holders of 50% of the then outstanding shares of Series C Preferred Stock.

Liquidation Preference—In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series Seed, Series A, Series B, and Series C, shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution to holders of common stock, an amount equal to their original issue price, together with any declared but unpaid dividends. The remaining proceeds are distributed to the common stockholders. If the assets are insufficient to make payment in full to all holders of Preferred Stock, the assets or consideration of the Company legally available for distribution shall be distributed ratably amount the holders of the Preferred Stock in proportion to their liquidation preference.

Voting and Election of Directors—The holder of each share of Preferred Stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Series Seed Preferred Stock, voting together as a single class, on an as-converted basis, shall be entitled to elect one (1) director. The holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect two (2) directors. The holders of Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director. The holders of Series C Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director. The holders of outstanding common stock, voting as a separate class, shall be entitled to elect one (1) director. The holders of preferred stock and common stock (voting together as a single class and on an as-converted basis) shall be entitled to elect any remaining directors.

Redemption—While shares of Preferred Stock do not have mandatory redemption provisions, they are contingently redeemable upon a deemed liquidation event.

10.	COMMON STOCK

At March 31, 2021 and December 31, 2020, the Company had common stock outstanding of 63,292,383 shares and 62,156,512 shares, respectively. At March 31, 2021 and December 31, 2020, the Company was authorized to issue 253,953,194 and 250,000,000 shares of common stock, respectively.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. No such dividends have been declared since the Company’s inception.

As of each balance sheet date, the Company had reserved shares of common stock for issuance in connection with the following:

	March 31, 2021	December 31, 2020
Conversion of redeemable convertible preferred stock	153,473,639	149,520,445
Warrants to purchase redeemable convertible preferred stock	810,692	810,692
Options to purchase common stock	27,457,769	22,874,690
Conversion of convertible loan	12,156,286	11,708,273

Total common stock equivalents	193,898,386	184,914,100

11.	STOCK-BASED COMPENSATION

In June 2014, the Company adopted the 2014 Equity Incentive Plan (“the Plan”), which provided for the issuance of incentive stock options, nonstatutory stock options, stock appreciation rights, and restricted stock to eligible participants. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (ISO) may be granted only to the Company’s employees (including officers and directors). Nonqualified stock options (NSO) may be granted to the Company’s employees and consultants.

Under the Plan, options to purchase common stock awards were granted at no less than 100% of the fair value of the Company’s common stock on the date of the grant, as determined by the board of directors (100% of fair value for incentive stock options and 110% of fair value in certain instances). All options granted through March 31, 2021 and December 31, 2020 have been at 100% of the fair value of the Company’s common stock. Options generally vest with respect to 25% of the shares one year after the options’ vesting commencement date, and the remainder vest in equal monthly installments over the following 36 months or the entire options vest in equal monthly installments over 48 months. Options generally vest over a four-year period and must be exercised within ten years after grant. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 90-day period or they are forfeited, although the board of directors can approve an extension of the exercise period beyond the 90 day limit. The Company has not granted any stock appreciation rights or outstanding restricted stock units as of March 31, 2021 and December 31, 2020.

At March 31, 2021 and December 31, 2020, there were 27,457,769 and 22,874,690 stock options outstanding, respectively, and 7,126,447 and 12,845,397 shares available for issuance by the Company, respectively, under the Plan.

A summary of the status of the stock options as of March 31, 2021, and changes during the three months then ended is presented below (in thousands except share and per share amounts):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance at December 31, 2020	22,874,690	0.62	7.71	$51,134
Options granted	5,979,650	2.86
Options exercised	(1,135,871)	0.37
Options cancelled	(260,700)	1.17

Balance at March 31, 2021	27,457,769	1.12	8.05	$47,859

Options exercisable as of March 31, 2021	12,557,859	0.56	7.02	$28,866

Vested and expected to vest—March 31, 2021	27,457,769	1.12	8.05	$47,859

The weighted-average grant date fair value of options granted during the three months ended March 31, 2021 and 2020 was $1.56 and $0.41, respectively. The total intrinsic value of options exercised during the three months ended March 31, 2021 and 2020 was $3.0 million and $0.2 million, respectively.

The Company records compensation expense on a straight-line basis over the vesting period. As of March 31, 2021 and 2020, there was approximately $12.0 million $5.0 million, respectively of total unrecognized stock-based compensation expense related to unvested employee options, which is expected to be recognized over a weighted-average period of 3.3 years 3.2 years, respectively.

The Company recognized stock-based compensation expense on all awards in the following categories in the consolidated statement of operations and comprehensive loss for the three months ended March 31, 2021 and 2020 (in thousands):

	Three months ended March 31,
	2021	2020
Cost of revenue	$16	$9
Operations and technology	226	153
General and administrative	636	264

Total stock-based compensation expense	$878	$426

12.	INCOME TAXES

The effective tax rate for the three months ended March 31, 2021 and 2020 was (0.5%) and 0.0%, respectively, primarily as a result of the estimated tax loss for the year, change in valuation allowance and foreign taxes. At March 31, 2021 and 2020, all unrecognized tax benefits are subject to a full valuation allowance and, if recognized, will not affect the effective tax rate.

13.	NET LOSS PER SHARE

The following table sets forth the computation of net loss per common share (in thousands except share and per share amounts):

	Three months ended March 31,
	2021	2020
Numerator:
Net loss	$(39,466)	$(26,594)
Denominator:
Weighted-average common shares outstanding—basic and diluted	63,146,381	61,679,657

Net loss per share—basic and diluted	$(0.62)	$(0.43)

The Company’s potentially dilutive securities, which include redeemable convertible preferred stock, stock options to purchase common stock and warrants to purchase redeemable convertible preferred stock and common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect: each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Three months ended March 31,
	2021	2020
Conversion of redeemable convertible preferred stock	153,473,639	149,520,445
Warrants to purchase redeemable convertible preferred stock	810,692	336,304
Options to purchase common stock	27,457,769	23,804,884
Conversion of convertible loan	12,156,286	—

Total common stock equivalents	193,898,386	173,661,633

14. SEGMENT INFORMATION

The Company manages its operations through two operating segments that are based on geographic location: North America and Europe. These operating segments also represent the Company’s reportable segments.

•	North America: The North America segment consist of operations within the United States and Canada.

•	Europe: The Europe segment consists of operations within the United Kingdom.

Separate financial information is available and regularly evaluated by our CODM, who is our president and chief executive officer, in making resource allocation decisions for our segments. The CODM utilizes revenue from external customers and segment income (loss) to measure and assess each segment’s performance.

Segment income (loss) is calculated as revenue less cost of revenue, operational expenses directly related to each segment and excludes certain corporate expenses. We view this metric as an important measure of business performance as it captures mobile store and segment profitability and provides comparability across reporting periods.

Unallocated corporate operations and technology expenses consist of personnel-related expenses for engineers and the development and maintenance of our technology systems. Unallocated general and administrative expenses consist of personnel-related expenses for executive, finance, legal, human resources, and corporate facilities.

Reconciliations of segment revenue to consolidated revenue and segment loss to consolidated loss from operations is shown in the following table for each of the periods presented (in thousands):

	Three Months Ended March 31, 2021
	North America	Europe	Total
Revenue	$15,515	$3,831	$19,346
Segment loss	(19,298)	(5,872)	(25,170)
Unallocated corporate expenses:
Operations and technology			(3,220)
General and administrative			(7,763)

Loss from operations			$(36,153)

	Three Months Ended March 31, 2020
	North America	Europe	Total
Revenue	$10,181	$2,993	$13,174
Segment loss	(15,659)	(4,044)	(19,703)
Unallocated corporate expenses:
Operations and technology			(2,910)
General and administrative			(3,370)

Loss from operations			$(25,983)

For the three months ended March 31, 2021, revenue from external customers for the United States and Canada were approximately $13.0 million and $2.5 million, respectively. For the three months ended March 31, 2020, revenue from external customers for the United States and Canada were approximately $9.7 million and $0.5 million, respectively. During the three months ended March 31, 2021 and 2020, there were three customers with revenues individually in excess of 10% of total consolidated net revenues. Net revenues for these customers were approximately $11.5 million, $3.8 million, and $2.5 million in the three months ended March 31, 2021 and approximately $9.7 million, $3.0 million, and $0.5 million in the three months ended March 31, 2020. Two customers are reflected in the North American segment and one customer is reflected in the European segment.

15. EMPLOYEE BENEFIT PLANS

In January 2016, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company has not made any matching contributions under the 401(k) Plan as of March 31, 2021 and 2020.

The Company also maintains a Group Personal Pension Plan (the “GPP Plan”) for all eligible employees in the Company’s United Kingdom offices. The GPP Plan is a defined contribution plan in which employees are eligible to contribute a portion of their salaries, subject to a maximum annual amount as established by Her Majesty’s Revenue and Customs. In 2021 and 2020, the Company matched 3% of employee contributions. The Company contributed $0.1 million and $0.1 million to the GPP Plan in the form of matching contributions for the three months ended March 31, 2021 and 2020, respectively.

16. COMMITMENTS AND CONTINGENCIES

Operating Leases – In February 2019, the Company entered into a lease agreement for office space for its headquarters in Palo Alto, California. Monthly base rent began in September 2019, for a term of 90 months. In addition to its headquarters, the Company also leases office space and warehouses throughout the United States, as well as in Canada and the United Kingdom. Rent expense was $2.3 million and $1.6 million for the three months ended March 31, 2021 and 2020, respectively.

On an ongoing basis, the Company enters into vehicle lease agreements under Fleet Lease Agreements in the US and the U.K., with each vehicle lease having a typical term of 36 months. As part of the Fleet Lease Agreement, upon termination of each vehicle lease the lessor will sell the vehicle and determine a final settlement calculation. This calculation is represented as the difference between the sale price (or “disposal value”) plus the sum of all rental payments made throughout the lease and the initial vehicle value. If the calculation results in a surplus, the Company will receive the balance from the lessor, and if it results in a deficit, the Company will owe the balance to the lessor. However, the US Fleet Lease Agreement includes a lessor guarantee that the disposal value of each vehicle will never be less than a specific percentage of the initial value of the vehicle. This potential deficit is excluded from the straight-line rent charged to expense over the lease term unless and until it becomes probable that it will result in a deficit and deemed a residual value guarantee.

Standby Letters of Credit – As of March 31, 2021 and December 31, 2020, the Company had several letters of credit outstanding related to its operating leases and workers compensation totaling $5.5 million, respectively. Collateral for all standby letters of credit are included in restricted cash in the consolidated balance sheet as of March 31, 2021 and December 31, 2020.

Security deposits to landlords totaling $3.7 million and $3.5 million are included in other noncurrent assets in the consolidated balance sheet as of March 31, 2021 and December 31, 2020.

Legal Matters – The Company is party to certain claims in the normal course of business. While the results of these claims cannot be predicted with any certainty, the Company believes that the final outcome of these matters will not have a material adverse effect on the condensed consolidated financial position and results of operations. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount of loss or range of loss can be reasonably estimated. There were no such material matters as of March 31, 2021 and December 31, 2020.

Indemnifications – As an element of its standard commercial terms, the Company includes an indemnification clause in its agreements with business partners, investors, lenders and contractors that includes defense and indemnification of those parties against liability and damages (including legal defense costs) awarded against those parties arising from claims of infringement of U.S. patents, copyrights, and trademarks, and misappropriation of trade secrets of third parties by the Company’s services or materials. To date, the Company has not experienced any claims related to its indemnification provisions. As of March 31, 2021 and December 31, 2020, the Company has not established an indemnification loss reserve.

To the extent permitted under Delaware law, the Company has agreements whereby certain officers and directors are indemnified for certain events or occurrences while the director or officer is or was serving in such capacity. The indemnification period covers all pertinent events and so long as such officer or director may be subject to any possible claim. However, the Company maintains director and officer insurance coverage that reduces overall exposure and enables recovery of a portion of any future amounts paid. The estimated fair value of these indemnification agreements in excess of applicable insurance coverage is considered to be immaterial as of March 31, 2021 and December 31, 2020.

17. RISKS AND UNCERTAINTIES

The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Impact of LIBOR Phase-Out – The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced in July 2017 that it intends to phase out LIBOR by the end of 2021. Based on the nature of the business activities and operations, the Company does not expect LIBOR phase-out to have a significant impact on the Company’s condensed consolidated financial statements.

Impact of Brexit – The United Kingdom’s vote to leave the European Union by December 31, 2020 has resulted in some uncertainty in the future trading arrangement between the United Kingdom and the rest of the world, and falling expectations for the United Kingdom’s Gross Domestic Product in the short to medium term. Brexit may impact the Company’s financial reporting as a result of changes to the law in the United Kingdom. Brexit may also bring more exchange rate volatility. Based on the nature of the business activities and operations, the Company does not expect Brexit to have a material impact on the Company’s condensed consolidated financial statements.

Impact of COVID-19 – A new strain of coronavirus that causes the disease known as COVID-19 was identified in late 2019 and spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Our business was materially impacted by COVID-19 in several ways. Typically, our customer interactions occur within their home. Social distancing protocols changed the way we interact with our customers and our in-home visits fell to zero in the early stages of the pandemic. Depending on the geography during certain periods we had no in-home visits and these in-home visits remained significantly below pre-COVID levels throughout 2020 and the first three months of 2021. To protect our employees and customers we implemented a variety of programs to provide masks, cleaning supplies and other protocols that remain in place. In addition, the Company could see some limitations on employee resources that would otherwise be focused on operations, including but not limited to sickness of employees or their families, desire for employees to avoid contact with groups of people, and increased reliance on working from home.

The Company applied for loans under programs offered by the governmental agencies in the United States and in the United Kingdom. In addition, the Company furloughed employees in the U.K. beginning in April through August 2020 and again starting January 2021. See Note 8 for additional information on the Paycheck Protection Program offered by the Small Business Administration under the CARES Act established by the United States federal government.

For the U.K. operations, during the three months ended March 31, 2021, the Company recorded reimbursed costs of approximately £0.3 million ($0.4 million), under the Coronavirus Job Retention Scheme (“CJRS”) set up by the U.K. government to help employers pay the wages of those employees who would otherwise have been laid off during the coronavirus outbreak but under the CJRS were furloughed instead. This program reimbursed the Company for 80% of the compensation expense plus national insurance and certain benefits paid to the furloughed employees, resulting in lower salary expense for the Company. The Company recorded the reimbursed amounts as reductions to the associated expenses.

The Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on its financial condition and operations. The full impact of the COVID-19 outbreak on management estimates and the financial performance of the Company may depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions.

18. SUBSEQUENT EVENTS

The Company evaluated subsequent events from March 31, 2021, the date of these condensed consolidated financial statements, through June 24, 2021, which represents the date the condensed consolidated financial statements were available to be issued, for events requiring adjustment to or disclosure in these condensed consolidated financial statements. Except as discussed below, there are no events that require adjustment to or disclosure in these condensed consolidated financial statements.

2021 Convertible Loan – In April 2021, the Company entered into an additional convertible unsecured subordinated loan agreement to borrow up to $75.0 million (the “2021 Convertible Loan”) from new investors, certain existing investors and executives. The 2021 Convertible Loan is senior in right of payment to the Convertible Loan, but expressly subordinated in right of payment to the Blue Torch Loan. The 2021 Convertible Loan has several conversion options, including an optional conversion upon maturity and automatic conversion upon a merger with a special purpose acquisition company (“SPAC”) (“SPAC Transaction”). If a SPAC Transaction occurs on or prior to the maturity date and prior to payment in full of the principal amount, then the outstanding principal amount of the 2021 Convertible Loan and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of Enjoy’s common stock immediately prior to the closing of the SPAC Transaction at a price per share equal to 80% of the value assigned to each share of Enjoy’s common stock. The 2021 Convertible Loan incurs interest at 8% per annum and mature in April 2022. Through June 24, 2021, the Company borrowed $60.0 million under the 2021 Convertible Loan agreement.

LCH Transaction – In April 2021, to induce one of its stockholders, LCH Enjoir L.P. (“LCH”), to waive certain of its rights in connection with the pending merger with MRAC, Enjoy entered into the Stockholder Contribution Agreement with Ron Johnson and the Stock Issuance Agreement with LCH. Pursuant to the Stockholder Contribution Agreement, immediately prior to and contingent on Closing, Mr. Johnson shall surrender to Enjoy a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing $20.0 million by the product obtained by multiplying $10.00 by the exchange ratio calculated in accordance with the Merger Agreement used to determine that number of shares each share of the Company’s Common Stock will be exchanged for at the closing of the Business Combination (“Contributed Shares”). Thereafter, as detailed in the Stock Issuance Agreement, Enjoy shall issue a number of shares equal to the Contributed Shares to LCH.

Pending Merger with Marquee Raine Acquisition Corp. – On April 28, 2021, Enjoy entered into a definitive merger agreement with MRAC, a publicly traded SPAC. Under the terms of the proposed transaction, a wholly owned subsidiary of MRAC will merge with Enjoy at an estimated combined enterprise value of approximately $1.2 billion. The cash components of the transaction will be funded by MRAC’s cash in trust of $374.0 million (assuming no redemptions) as well as an $80.0 million private placement of common stock at $10.00 per share from various accredited investors. The transaction is expected to close during the third quarter of 2021 and remains subject to customary closing conditions.

*****

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MARQUEE RAINE ACQUISITION CORP.,

MRAC MERGER SUB CORP.,

and

ENJOY TECHNOLOGY INC.

dated as of April 28, 2021

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Incentive Equity Plan
Exhibit E	Form of Employee Stock Purchase Plan
Exhibit F	Form of Stockholder Written Consent
Exhibit G	Accredited Investor Questionnaire

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 28, 2021 (this “Agreement”), is made and entered into by and among Marquee Raine Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Enjoy Technology Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (substantially in the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant (as defined below) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Acquiror (the “Acquiror Units”) shall separate and convert automatically into one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, following the Domestication, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”), (ii) the Company will change its name to “Enjoy Technology Holding, Inc.” and (iii) Acquiror will change its name to “Enjoy Technology, Inc.”;

WHEREAS, prior to the Effective Time (as defined below), (i) other than the Assumed Warrants (as defined below), all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis in accordance with their respective terms (the “Company Warrant Settlement”), (ii) all issued and outstanding convertible notes of the Company (the “Convertible Notes”) will be converted into shares of Company Capital Stock (as defined below) in accordance with the terms of the applicable note purchase agreements (the “Convertible Note Conversion”) and (iii) each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (as defined below) (the “Company Preferred Conversion”);

WHEREAS, upon the Effective Time and following the Company Warrant Settlement, Convertible Note Conversion and Company Preferred Conversion, each (i) share of the Company’s Capital Stock (as defined below), (ii) Assumed Warrant and (iii) Company Award (as defined below) will be converted into the right to receive (in the case of (x) the Assumed Warrants, if and to the extent exercised and subject to their respective terms or as otherwise provided herein and (y) the Company Awards, if and to the extent earned and subject to their respective terms or as otherwise provided herein), a portion of the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, each of the parties intends that for U.S. federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Acquiror and the Company are parties under Section 368(b) of the Code, and (iii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby, determined that the terms hereof, the Merger and the other transactions contemplated hereby and the documents contemplated hereby are fair to, and in the best interests of, the Company and the holders of the Company Capital Stock and recommended the approval of this agreement by the Company’s stockholders;

WHEREAS, promptly following the execution and delivery of this Agreement, and in any event within 24 hours thereof, (i) the Requisite Company Stockholders (as defined below) will approve this Agreement and the transactions contemplated hereby, including the Merger, pursuant to a written consent in substantially the form attached hereto as Exhibit F (the “Form of Stockholder Written Consent”) which shall constitute the Company Stockholder Approvals (as defined below) and (ii) each Requisite Company Stockholder will provide written evidence reasonably satisfactory to Acquiror that such Requisite Company Stockholder is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire in the form attached hereto as Exhibit G (each, an “Accredited Investor Questionnaire”) completed in a manner reasonably satisfactory to Acquiror);

WHEREAS, the board of directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the transactions contemplated hereby by the Acquiror Shareholders;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, immediately following the execution and delivery of this Agreement, will approve and adopt this Agreement and the transactions contemplated hereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price that is equal to or in excess of the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated immediately following the Domestication and immediately prior to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Acquiror have entered into a letter agreement pursuant to which, among other things, in connection with the Closing, the

Sponsor shall subject 1,121,250 shares of Domesticated Acquiror Common Stock to potential forfeiture in the event that certain milestones are not achieved following the Closing, upon the terms and subject to the conditions set forth therein; and

WHEREAS, at the Closing, Acquiror, the Sponsor, the independent directors of Acquiror, the Requisite Company Stockholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of the Securities Act.

“Accredited Investor Questionnaire” has the meaning set forth in the Recitals hereto.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50), a fraction equal to one-fourth of which was included in each unit sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(f).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.7(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.3(a) (Due Authorization) and Section 5.14 (Brokers’ Fees).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.6.

“Acquiror Securities” has the meaning specified in Section 5.13(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents and that certain Investment Management Trust Agreement, dated December 17, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose and (ii) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the board of directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“Acquiror Unit” has the meaning specified in the Recitals hereto.

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, investigation or judgment by or before any Governmental Authority.

“Adjusted Restricted Stock Award” has the meaning specified in Section 3.3(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that in no event shall the Sponsor be considered an Affiliate of any portfolio company or any investment fund affiliated with or managed by the Persons set forth on Section 1.1 of the Acquiror Disclosure Letter, nor shall any portfolio company or any investment fund affiliated with or managed by the Persons set forth on Section 1.1 of the Acquiror Disclosure Letter be considered to be an Affiliate of Sponsor.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(v).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable), Restricted Stock Awards, and Company Warrants, in each case, that are issued and outstanding immediately prior to the Effective Time.

“Aggregate Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) the sum of (a) the Base Purchase Price, plus (b) the aggregate exercise price of the Company Options that are issued and outstanding immediately prior to the Effective Time, plus (c) the aggregate exercise price of the Company Warrants that are issued and outstanding immediately prior to the Effective Time, by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and anti-bribery Laws (including the UK Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Assumed Warrant” has the meaning specified in Section 3.4.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

“Base Purchase Price” means an amount equal to the sum of (i) $1,028,738,000, plus (ii) the product of (a) 1.25 and (b) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing, up to a maximum aggregate amount equal to $60,000,000, plus (iii) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing, to the extent in excess of the amounts set forth in clause (ii) above, up to a maximum aggregate amount equal to $15,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are authorized or required by Law to close.

“Cayman Registrar” means the Cayman Registrar under the Companies Law (2018 Revision).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Acquisition Proposal” has the meaning specified in Section 8.7(b).

“Company Award” means a Company Option or a Restricted Stock Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the shares of common stock, par value $0.00001 per share, of the Company.

“Company Common Warrants” has the meaning specified in Section 4.6(b).

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means the Enjoy Technology Inc. 2014 Equity Incentive Plan as amended from time to time.

“Company Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Material Adverse Effect” means any change, event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including, for the avoidance of doubt, COVID-19) or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if a Company Material Adverse Effect has occurred), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), or (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on, relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto) or (i) actions taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” means the shares of the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Company Preferred Warrants” has the meaning specified in Section 4.6(b).

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Software” means any and all Software that embodies or constitutes any Company Intellectual Property.

“Company Stockholder Approvals” means (i) the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the (a) affirmative vote or written consent of the holders of a majority of the voting power of the outstanding Company Capital Stock voting or consenting, as applicable, as a single class and on an as-converted basis and (b) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding Company Preferred Stock, voting or consenting, as applicable, as a single class and on an as-converted basis, and (ii) the approval of the Company Preferred Conversion, effective prior to the Effective Time, by the affirmative vote or written consent of the holders of at least sixty five percent (65%) of the outstanding shares of Company Preferred Stock, voting or consenting, as applicable, as a single class and on an as-converted basis (including the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series C Preferred Stock), in each case of the foregoing clauses (i) and (ii), pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Systems” means the information technology systems that are owned or controlled by (including by contract) the Company or any of its Subsidiaries.

“Company Warrant Settlement” has the meaning specified in the Recitals hereto.

“Company Warrants” has the meaning specified in Section 4.6(b).

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Convertible Note Conversion” has the meaning specified in the Recitals thereto.

“Convertible Notes” has the meaning specified in the Recitals thereto.

“Cooley” has the meaning specified in Section 11.18(b).

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Changes” has the meaning specified in Section 6.1.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester Governmental Order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations, in each case, by any Governmental Authority in connection with or in response to COVID-19.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.6.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Enjoy Group” has the meaning specified in Section 11.18(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, the protection or management of the environment or natural resources, or the protection of human health and safety.

“Environmental Permits” has the meaning specified in Section 4.23(a).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Consideration, by (ii) the number of Aggregate Fully Diluted Company Common Shares.

“Excluded Financing” means any one or more capital raising transactions entered into on or after the date hereof on substantially the same terms and subject to substantially the same conditions as previously provided in writing to Acquiror, in an aggregate amount not to exceed $75,000,000, in which the Company is the issuer, whether through the sale of equity securities or convertible debt securities or a combination thereof (including any preferred stock or other securities convertible into or exercisable for Company Common Stock); provided, that (i) the aggregate number of securities issued or issuable by the Company does not result in a change of control of the Company and (ii) any such capital raising transaction would not alter the terms of the Merger Agreement or the Ancillary Agreements or delay or impair the transactions contemplated hereunder and thereunder.

“Excluded Shares” has the meaning specified in Section 3.1(a).

“Existing Indebtedness” means the Indebtedness outstanding pursuant to (i) that certain Financing Agreement, dated November 13, 2020, by and among the Company, as the borrower, certain subsidiaries of the Company party thereto, as guarantors, the lenders from time to time party thereto, and Blue Torch Finance, LLC, as administrative agent and collateral agent and (ii) that certain Note – Paycheck Protection Program, dated April 15, 2020, issued by the Company in favor of Newtek Small Business Finance, LLC, as the lender.

“Existing Lenders” has the meaning specified in Section 2.4(a)(v).

“Export Approvals” has the meaning specified in Section 4.26(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“Foreign Benefit Plan” has the meaning specified in Section 4.13(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association (in each case, as amended, restated, amended and restated or otherwise modified from time to time).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material or waste that is (a) regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, or (b) to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, mortgages and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of services or property and equipment which have been delivered, including “earn outs” and “seller notes” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property rights and industrial property rights in or to the following, throughout the world, including rights with respect to: (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, renewals and extensions of any of the foregoing, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, applications for registration of copyright, and renewals, extensions, and reversions of any of the foregoing; (iv) other rights related to works of authorship; (v) trade secrets and other confidential information (collectively, “Trade Secrets”); and (vi) rights of publicity.

“Intended Tax Treatment” has the meaning specified in Section 2.7(a).

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Law” means any statute, law (including common law), ordinance, rule, regulation, Governmental Order or other similar legal requirement, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.13(e).

“Modification in Recommendation” has the meaning specified in Section 8.2(c).

“MRAC Group” has the meaning specified in Section 11.18(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means the Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any and all “open source” licenses and “free software” licenses, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any license approved by the Open Source Initiative, any Creative Commons License, any GPL, LGPL, AGPL, Mozilla License, Apache License, Common Public License, Common Development and Distribution License, BSD License, Open Software License, Server Side Public License, Sleepycat License, Eclipse Public License, or any similar license or terms.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries.

“Payoff Amount” has the meaning specified in Section 2.4(a)(v).

“Payoff Letters” has the meaning specified in Section 2.4(a)(v).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, and (D) guaranties, letters of credit or deposits arising from any Real Property Leases, including security deposits made in the ordinary course of business, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individual or in the aggregate, materially interfere with the current use of the Owned Real Property or Leased Real Property, (vi) non-exclusive, non-source code licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) Liens incurred in connection with operating or capital lease obligations of the Company or its Subsidiaries, and (viii) Liens to be released prior to or at the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means, in addition to information within any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Privacy Laws, or by the Company in any of its privacy policies, privacy notices or contracts, all information that identifies, could be used to identify or is otherwise related to an identifiable individual person. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock to be issued in a private placement transaction immediately following the Domestication and immediately prior to the Merger.

“PIPE Investment Amount” means the aggregate gross purchase price payable to Acquiror prior to or substantially concurrently with Closing for the shares of Domesticated Acquiror Common Stock in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to privacy, data security or data protection or governing, and to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, as applicable, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification or marketing in connection with any Personal information, and any Laws relating to the use of biometric identifiers.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement / Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 6.3(b).

“Real Property Leases” has the meaning specified in Section 4.20(b).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 8.2(d) of the Company Disclosure Letter, who, collectively, hold at least the number, class and series of shares of Company Capital Stock required to deliver the Company Stockholder Approvals.

“Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under the Company Incentive Plan, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options that remain subject to vesting conditions.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning specified in Section 2.7(b).

“Second Merger Consents” has the meaning specified in Section 2.7(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Series Seed Preferred Stock” has the meaning specified in Section 4.6(a).

“Software” means any and all software or computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Sponsor” means Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means (i) any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, (ii) any interest, penalty, or addition to tax or additional amounts relating to any items in clause (i) or this clause (ii), and (iii) any liability in respect of items described in clauses (i) and (ii) of this definition payable reason of contract (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), assumption, transferee or successor liability, operation of applicable Law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof).

“Technology” means any and all (i) Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing; (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, development tools, templates, menus, buttons, images, videos, models and icons; (iii) data, databases and compilations of data, including any and all data and collections of data, whether machine readable or otherwise; and (iv) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.29.

“Top Vendors” has the meaning specified in Section 4.28.

“Trade Secrets” has the meaning specified within the definition of “Intellectual Property.”

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes, (iv) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.9.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Updated Financial Statements” has the meaning specified in Section 6.3(a).

“Warrant Accounting Issue” has the meaning specified in Section 5.6.

“Warrant Agreement” means the Warrant Agreement, dated as of December 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Weil” has the meaning specified in Section 11.18(a).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had knowledge, following reasonable inquiry of their respective direct reports with administrative or supervisory responsibility for the relevant matter that is being represented, that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) All references to the “wholly owned Subsidiaries” or any “wholly owned Subsidiary” of the Company shall be deemed to include Enjoy Technology LLC, Enjoy Technology Canada Ltd. and Enjoy (UK) Limited.

(g) The phrases “provided to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 5:00 p.m. Eastern Time on April 26, 2021 to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail.

Section 1.3. Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (b) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals have acquired or would have acquired after reasonable inquiry of direct reports with administrative or supervisory responsibility for the relevant matter that is being represented.

Article II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Company in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror, except that the name of the Surviving Corporation shall be changed to “Enjoy Technology Holding, Inc.”

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or, to the extent legally permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or, to the extent legally permissible, waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Requisite Company Stockholders who have elected to execute the Registration Rights Agreement;

(iv) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Acquiror to deliver such documentation to the Internal Revenue Service on behalf of the Company after the Closing; and

(v) to Acquiror, customary payoff letters in form and substance reasonably satisfactory to Acquiror from the holders of Existing Indebtedness or the agents representing the foregoing (the “Existing Lenders”) that is required to be repaid at the Closing (the “Payoff Letters”) (A) providing the instructions and total amounts for the payment in full of such Existing Indebtedness, together with interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by the Company as a result of the repayment in full on the Closing Date of such Existing Indebtedness (the “Payoff Amount”), by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in such Payoff Letters, (B) providing for the automatic and irrevocable release, upon receipt of the Payoff Amount, of (1) all Liens over the properties and assets (including all Company Intellectual Property) of the Company and its Subsidiaries securing obligations under such Existing Indebtedness and (2) any related guarantees and (C) providing that such Existing Indebtedness shall be repaid, discharged and satisfied in full upon receipt of the Payoff Amount, in each case, subject to the applicable provisions and terms that, by the terms of the applicable definitive documentation, survive repayment of such Existing Indebtedness.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, that portion of the Aggregate Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1(a) (as set forth on the Allocation Schedule), for further distribution to such holders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an authorized officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and the independent directors of Acquiror; and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.5), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date, (ii) the Payoff Amount pursuant to the instructions set forth in the Payoff Letters and (iii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date (“Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll or accounts payable, as applicable.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Merger Sub in effect immediately prior to the Effective Time, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, except that the name of the corporation set forth therein shall be changed to “Enjoy Technology Holding, Inc.”

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be substantially in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL, except that the name of the corporation set forth therein shall be changed to “Enjoy Technology, Inc.”

Section 2.6. Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.5 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax Free Reorganization Matters.

(a) The parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”) to which each of Acquiror and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the parties knows of any fact or circumstance, or has taken or will take any action (nor will they permit any of their Affiliates to take any action), if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. Acquiror and the Company shall use their respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).

(b) Without limiting the generality of the foregoing, if the Company reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company directly and wholly owned by Acquiror that is disregarded as an entity for federal tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), then the Second Merger shall be so consummated; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to the Company or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination; provided, further, that if the Second Merger would require the the written consent of the counterparties to any of the Contracts set forth on Section 2.7 of the Company Disclosure Letter (the “Second Merger Consents”), at the time the Closing Date is scheduled to occur in accordance with Section 2.3(a), the Second Merger Consents shall have been obtained such that the Second Merger shall not give rise to any conflict, termination right, material breach or default by the Company or any of its Affiliates thereunder.

(c) The transactions contemplated by this Agreement shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, and each party shall use its reasonable best efforts to execute and deliver to counsel of the Company, and/or Acquiror, as the case may be, letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company, or Acquiror, as the case may be, at such time and times as such counsel shall reasonably request, including in connection with the filing and/or effectiveness of the Proxy Statement / Registration Statement. For the avoidance of doubt, any tax opinion to be delivered in connection with the transactions contemplated by this Agreement shall not be a condition to Closing under this Agreement.

Section 2.8. Allocation Schedule.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a schedule executed by an authorized officer of the Company (the “Allocation Schedule”) setting forth the equity capitalization of the Company as of the Closing including, for each holder of Company Capital Stock and Company Awards, (A) the name and email address of such holder, (B) the number and class or series of Company Capital Stock and Company Awards held by such holder, (C) the portion of the Aggregate Merger Consideration payable to such holder in respect of the Company Capital Stock and Company Awards held by such holder (and (x) in the case of a Company Option, the number of shares of Domesticated Acquiror Common

Stock underlying the applicable Acquiror Option, and the exercise price thereof and (y) in the case of a Restricted Stock Award, the number of shares of Domesticated Acquiror Common Stock underlying the applicable Adjusted Restricted Stock Award) and (D) with respect to Company Awards, the vesting schedule and expiration or termination dates thereof. Except in order to effectuate the Company Preferred Conversion, the Company Warrant Settlement and the conversion of the Convertible Notes prior to the Closing, the Company shall not permit the exercise of any Company Option or Company Warrant from and after the delivery of the Allocation Schedule.

(b) The Company will consider in good faith Acquiror’s comments to the Allocation Schedule, and if any adjustments are made to the Allocation by the Company at Acquiror’s request prior to the Closing, such adjusted Allocation Schedule shall thereafter become the Allocation Schedule for all purposes of this Agreement. The Allocation Schedule and the calculations and determinations contained therein shall be prepared in accordance with the Company’s Governing Documents, the DGCL and the applicable definitions contained in this Agreement. Each of Acquiror and Merger Sub shall be entitled to rely (without any duty of inquiry) upon the Allocation Schedule, and the Letter of Transmittal that shall be required to be delivered by the applicable holders of Company Common Stock as a condition to receipt of any portion of the Aggregate Merger Consideration shall include a waiver of, among other things, any and all claims that the Allocation Schedule did not accurately reflect the terms of the Company’s Governing Documents.

Article III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any Dissenting Shares (collectively, the “Excluded Shares”)), shall be canceled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the Exchange Ratio. Accordingly, each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than Excluded Shares) shall be entitled to receive the applicable portion of the Aggregate Merger Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share (as set forth in the Allocation Schedule).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into one (1) share of common stock, par value $0.0001, of the Surviving Corporation.

(c) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the Merger, and no holder of Company Capital Stock shall be entitled to any consideration in respect of fractional shares of Domesticated Acquiror Common Stock that such holder otherwise would have been entitled to receive pursuant to the terms of this Agreement.

Section 3.2. Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying to the holders of Company Common Stock that portion of the Aggregate Merger

Consideration payable in respect of shares of Company Common Stock in accordance with Section 3.1(a). At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1(a).

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share of Company Common Stock.

(d) Notwithstanding anything to the contrary set forth herein, the issuance of any portion of the Aggregate Merger Consideration to a Requisite Company Stockholder pursuant to Section 3.1(a) shall be expressly conditioned upon such Requisite Company Stockholder’s delivery of an Accredited Investor Questionnaire completed in a manner reasonably satisfactory to Acquiror.

(e) Notwithstanding anything to the contrary set forth herein, each certificate or book entry representing any share of Domesticated Acquiror Common Stock that is issued pursuant to Section 3.1(a) to a Requisite Company Stockholder shall contain a restrictive legend stating that such share may not be resold, transferred, pledged or otherwise disposed of by the holder thereof absent an effective registration statement under the Securities Act with respect to such share or an opinion of counsel satisfactory to the Company that such registration statement is not required and an applicable exemption from the registration requirements of the Securities Act is available.

(f) Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, at which point the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1(a) that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to such instruction, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) From and after the Closing, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

Section 3.3. Treatment of Company Options and Restricted Stock Awards.

(a) As of the Effective Time, each Company Option that is then outstanding and unexercised shall be converted into the right to receive an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or, for Company Options that are intended to be incentive stock options within the meaning of Section 422 of the Code or Section 424 of the Code.

(b) As of the Effective Time, each Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted shares of Domesticated Acquiror Common Stock (each, an “Adjusted Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Award shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) The Company shall take all necessary actions to effect the treatment of Company Options and Restricted Stock Awards pursuant to Sections 3.3(a) and (b) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The board of directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and provide that shares in respect of Company Awards that for any reason become re-eligible for future issuance, shall be cancelled and (ii) provide that no new Company Awards will be granted under the Company Incentive Plan.

Section 3.4. Assumed Warrants. At the Effective Time, each Company Warrant that remains outstanding and unexercised immediately prior to the Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Effective Time) (each, an “Assumed Warrant”) shall automatically, without any action on the part of the holder thereof, be assumed by Acquiror in accordance with the terms of such Assumed Warrant (including as to vesting and exercisability).

Section 3.5. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law. Acquiror shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of any portion of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1(a) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would be material to the business of the Company and its Subsidiaries, taken as a whole. The Company is not in violation of any of the provisions of its Governing Documents.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.3. Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and (iii) recommending that the holders of the Company Capital Stock approve this Agreement and the transactions contemplated hereby, including the Merger. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound or any License of the Company or any of its Subsidiaries, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have or would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company and its Subsidiaries, taken as a whole or, after the Closing, Acquiror or (B) have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 253,953,194 shares of Company Common Stock, of which 63,436,467 shares are issued and outstanding as of the date of this Agreement, and (y) 153,809,943 shares of Company Preferred Stock (of which (i) 10,220,000 shares are designated Series Seed Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series Seed Preferred Stock”), (ii) 23,298,748 shares are designated Series A Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (iii) 76,806,060 shares are designated Series B Preferred Stock, par value $0.00001 per share, 76,469,756 of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), and (iv) 43,485,135 shares are designated Series C Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series C Preferred Stock”)), and there are no other authorized equity interests of the Company that are issued and outstanding. The Company has provided to Acquiror a true, correct and complete capitalization table of the Company as of the date hereof, including, for each holder of Company Capital Stock, the number and class or series of Company Capital Stock held by such holder. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; and (iv) are free and clear of any Liens. All shares of Company Common Stock are uncertificated, book-entry shares.

(b) As of the date of this Agreement, (x) warrants to purchase 474,388 shares of Company Common Stock are authorized, all of which are issued and outstanding as of the date of this Agreement (the “Company Common Warrants”), and (y) warrants to purchase 336,304 shares of Company Series B Preferred Stock, all of which are issued and outstanding as of the date of this Agreement (the “Company Preferred Warrants” and together with the Company Common Warrants, the “Company Warrants”). Section 4.6(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all holders of Company Warrants, including the number of shares of Company Capital Stock covered by such Company Warrant, the date of issuance, the cash exercise price per share of such Company Warrant and the applicable expiration date thereof. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) As of the date of this Agreement, (i) 27,212,519 shares of Company Common Stock are issuable pursuant to outstanding Company Options, (ii) 0 shares of Company Common Stock are issuable pursuant to outstanding Restricted Stock Awards and (iii) 7,227,613 shares of Company Common Stock are available for future issuance pursuant to the Company Incentive Plan. Section 4.6(c) of the Company Disclosure Letter sets forth a true and complete list of each holder of a Company Award, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule, current vested and unvested status, any early-exercise features, the expiration date, and, if applicable, the exercise price thereof. All Company Options and Restricted Stock Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and, except as set forth on Section 4.6(c) of the Company Disclosure Letter, no Company Option or Restricted Stock Award is subject to terms that are materially different from those set forth in such forms. Each Company Option and each Restricted Stock Award was validly issued and properly approved by the board of directors of the Company (or appropriate committee thereof), and with respect to the Company Options, each grant was duly authorized no later than the date on which such grant was by its terms to be effective.

(d) Section 4.6(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of the Convertible Notes, including the (i) outstanding principal amount, (ii) accrued interest as of the date of this Agreement and (iii) calculation with respect to the number of shares of Company Common Stock into which each Convertible Note will convert. The Company has made available true, correct and complete copies of each Convertible Note.

(e) Except as otherwise set forth in this Section 4.6 or on Sections 4.6(c) and 4.6(d) or with respect to any Excluded Financing, of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or registration rights with respect to any shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or other rights the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind that may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or other rights the value of which are determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d) Except for the equity interests of the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries (i) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (ii) has any agreement or commitment to purchase any such interest or (iii) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020, and December 31, 2019, together with the auditor’s reports thereon (together with the Updated Financial Statements, when delivered pursuant to Section 6.3(a), the “Audited Financial Statements” and, together with the Q1 Financial Statements, when delivered pursuant to Section 6.3(b) , the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in stockholders’ deficit and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) were prepared from, are in accordance with and accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as set forth on Section 4.8(c) of the Company Disclosure Letter, when delivered pursuant to Section 6.3(b), the Q1 Financial Statements and, if applicable, the Q2 Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in stockholders’ deficit and their consolidated cash flows for the period then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, will be in accordance with and will accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(d) Except as set forth in Section 4.8(d) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the design or system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company qualifies as a “smaller reporting company” within the meaning of Item 10(f)1 of Regulation S-K under the Securities Act.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter or with respect to any Excluded Financing, there is no other material liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to, at or in connection with the Closing.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. This Section 4.10 shall not apply to Tax matters.

Section 4.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the three (3) years preceding the date hereof has been, in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers and employees will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxiii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors or Top Customers;

(ii) Each mortgage, note, debenture, other evidence of Indebtedness, guarantee, pledge, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries or pursuant to which a Lien has been placed on any material assets or properties (other than Company Intellectual Property) of the Company or any of its Subsidiaries, including (A) the Convertible Notes and (B) any other agreement or commitment for future loans, credit or financing;

(iii) Each Contract for the acquisition of any property or Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries entered into or consummated in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv) Each Contract related to the formation, governance or operation of a joint venture, partnership or similar arrangement or the sharing of profits or revenues therefrom or pursuant to which the Company or any of its Subsidiaries has an ownership interest in any other Person (excluding any wholly owned Subsidiary of the Company);

(v) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents that are Company Benefit Plans and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vi) Contracts with any employee of the Company or its Subsidiaries that provides for annual base compensation in excess of $200,000;

(vii) Contracts under which any of the benefits thereunder, to any Person party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated hereby;

(viii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s or any of the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(ix) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Each Contract pursuant to which the Company or any of the Company’s Subsidiaries grants a license, sublicense, right, consent or nonassertion under or with respect to any material Company Intellectual Property to any third Person (other than non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice that are not material to the business of the Company or any of its Subsidiaries);

(xi) Each Contract pursuant to which a third Person grants to the Company or any of the Company’s Subsidiaries a license, sublicense, right, consent or nonassertion under or with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf Software or Software as a service offerings involving payments by the Company or such Subsidiary of a one-time or annual fee (whichever is higher) of no more than $250,000, and (B) Open Source Licenses);

(xii) Each Contract to which the Company or any of its Subsidiaries is party or bound that involves the creation, development, transfer, assignment, or ownership of any material Company Intellectual Property (other than employee confidentiality and invention assignment agreements entered into in the ordinary course of business consistent with past practice);

(xiii) Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(xiv) Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(xv) Any Contract that (A) grants to any third Person any “most favored nation rights”, or (B) grants to any third Person price guarantees and is reasonably expected to result in aggregate future payments to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year;

(xvi) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in, or lease, purchase or acquire any material properties or assets of, the Company or any of the Company’s Subsidiaries;

(xvii) any Contract with any Governmental Authority;

(xviii) Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the rental exceeds $250,000 in any calendar year;

(xix) Contracts under which the Company or any of its Subsidiaries is the lessor of or permits any third party to hold or operate any property, real or personal, for which the rental paid by such third party exceeds $250,000 in any calendar year;

(xx) Contracts for third party services relating to the Leased Real Property, for which payment for such services exceed $250,000 in any calendar year;

(xxi) settlement or coexistence agreements with respect to any pending or threatened action (a) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $100,000 as to such settlement or (b) with respect to which unsatisfied amounts or ongoing obligations remain outstanding;

(xxii) documents required to be filed with the Proxy Statement / Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; and

(xxiii) any outstanding offer that, if accepted, would constitute any of the foregoing.

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract. Neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract. To the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any such Contract that is a Top Vendor or Top Customer has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened to cancel, terminate, materially limit or materially and adversely modify its business with, the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such Person as of the date of this Agreement otherwise been involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan, and separately identifies each Company Benefit Plan that is subject to the Laws of a country other than the United States (a “Foreign Benefit Plan”) and the non-U.S. jurisdiction applicable to each Foreign Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive, deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control, pension or similar plan, policy, program or agreement) which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries for the benefit of any current or former director, officer, individual consultant, worker or employee, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any current or contingent liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any (A) statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority, (B) grants made pursuant to standard forms of equity award agreement that have been made available to Acquiror, in which case only the forms of such equity award agreements will be listed, and (C) employment agreements or offer letters made pursuant to standard forms that have been made available to Acquiror and which provide for at-will employment without an obligation for severance or change in control benefits, in which case only the forms of such employment agreements or offer letters will be listed. With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (I) such Company Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (II) the most recent summary plan descriptions, including any summary of material modifications, if applicable, (III) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (IV) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (V) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. In all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a (i) Multiemployer Plan, (ii) Title IV Plan, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case, at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) All Company Options have been granted in accordance with the terms of the Company Incentive Plan and all applicable laws, including valid exemptions from registration under any applicable securities laws. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. Prior to the date hereof, the Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, including any acceleration triggers and early-exercise features, and current vested and unvested status, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(h) Neither the Company nor any of the Company’s Subsidiaries have ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent, or otherwise) to or in respect of a defined benefit pension scheme.

(i) No employee of the Company or any of the Company’s Subsidiaries in the United Kingdom has transferred to the Company or any of its Subsidiaries under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) who, prior to such transfer, was entitled to any early retirement benefits under a defined benefit pension scheme.

Section 4.14. Labor Relations; Employees.

(a) The Company has provided to Acquiror a true and complete anonymized list of all Persons who are employed or engaged by the Company or any Company Subsidiary, with an indication as to: (i) title or position; (ii) whether full or part time; (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other cash incentive-based compensation, including any incentive bonus opportunity; (vi) classification as exempt or non-exempt; (vii) location; and (viii) classification (including as a W-2 employee or 1099 consultant and as exempt or non-exempt pursuant to the Fair Labor Standards Act of 1938, as amended).

(b) Except as set forth on Section 4.14(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(c) To the knowledge of the Company, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance (including under the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act).

(d) In the past three (3) years, the Company and its Subsidiaries have not received (i) written notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) written notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (x) an officer of the Company or any of the Company’s Subsidiaries or (y) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(f) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state, local or foreign Law relating to group terminations, taking into account any temporary or permanent modification to such Laws as a result of the current pandemic, epidemic, or disease outbreak.

Section 4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct, and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Company and each of its Subsidiaries have deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other Person all material Taxes required by Law to be deducted and withheld, and paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies, or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material amount of Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between the Company and its existing Subsidiaries and (ii) customary commercial Contracts or Contracts entered into in the ordinary course of business not primarily related to Taxes.

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(n) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) The Company and each of its Subsidiaries have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.

(p) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, vehicle, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any of such policies or has failed to give any notice or present any material claim under any of such policies in due and timely fashion. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property. Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c) Except as disclosed on Section 4.20(c) of the Company Disclosure Letter, to the knowledge of the Company, neither the Company, its Subsidiaries or any counterparty to a Real Property Lease is in material breach or material default under the Real Property Leases.

(d) Except as disclosed on Section 4.20(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no written leases, subleases, licenses or other agreements that create or confer upon any Person other than the Company or its Subsidiaries, a right to use or occupy the Leased Real Property or any portion thereof, subject to the entry and reversionary rights of lessors under the Real Property Leases and the rights of holders of Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(f) None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.21. Intellectual Property.

(a) Section 4.21(a)(i) of the Company Disclosure Letter lists each item of Company Intellectual Property that is issued by or registered or pending with a Governmental Authority or domain name registrar as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all Company Registered Intellectual Property. All Company Registered Intellectual Property is subsisting and (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.

(b) The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) all Company Intellectual Property. Without limiting the generality of the foregoing, the Company and its Subsidiaries have entered into written agreements with every current and former employee and independent contractor who, in each case, has created or developed material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and independent contractors (i) assign to the Company or a Company Subsidiary all of their right, title and interest in such material Intellectual Property and (ii) agree to hold all Trade Secrets included in the Company Intellectual Property (that were disclosed to or accessed by such employees or independent contractors during the term of their employment or engagement) as confidential both (A) during the term of their applicable employment or engagement, and (B) except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, after the term of such employment or engagement. Except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid and continuing rights to all Intellectual Property necessary and sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted; provided that the foregoing representation and warranty in this sentence does not constitute a representation and warranty of non-infringement of the Intellectual Property of any third Person.

(c) The Company, its Subsidiaries, and the conduct of the business of the Company and its Subsidiaries (including the creation, development, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company and its Subsidiaries) have not, since six (6) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated the Intellectual Property of any third Person in any material respect. As of the date of this Agreement, there is no action pending or threatened in writing (or, to the knowledge of the Company, orally) to which the Company or any Subsidiary of the Company is a named party, or, to the Company’s knowledge, for which any other Person is entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Subsidiary of the Company, in each case that (i) alleges the infringement, misappropriation or other violation of the Intellectual Property of any third Person or (ii) challenges the ownership, use, validity or enforceability of any Company Intellectual Property, and there has not been, since twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing (or to the knowledge of the Company, orally).

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Company Intellectual Property in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person since three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, violation or misappropriation by such third Person of any material Company Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of Trade Secrets included in material Company Intellectual Property or to which the Company or any of its Subsidiaries has a confidentiality obligation to any Person. Except in each case as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information to the detriment of the Company, such Subsidiary, or, to the knowledge of the Company, such Person to whom the Company or any of its Subsidiaries has a confidentiality obligation. No source code for any Company Software (excluding Open Source Materials) has been delivered, licensed or made available by the Company or any of its Subsidiaries to, or accessed by, any escrow agent or other Person, other than employees or independent contractors subject to written non-disclosure agreements restricting the disclosure and use of such source code.

(f) No funding, facilities or resources of any Governmental Authority or any research or academic institution was used in the creation or development of any material Company Intellectual Property or other material Intellectual Property created or developed by the Company or any of its Subsidiaries in a manner that has resulted in such Governmental Authority or research or academic institution having any ownership of or right to any such Intellectual Property.

(g) The Company Software does not contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “virus”, “worm,” contaminants, “drop dead device,” or other malicious code or routines that enable or permit the unauthorized access, unauthorized disablement or unauthorized erasure, of any Company System. The current version of the Company Software does not contain any “bugs”, faults, or errors, except for any such “bugs”, faults or errors that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries own, or have a valid right to access and use, the Company Systems. The Company Systems are adequate for, and operate and perform in all respects as required in connection with the operation of the business of the Company and its Subsidiaries, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company takes and has taken reasonable measures, including entering into appropriate Contracts with third parties pursuant to which such third parties operate the Company Systems on behalf of the Company, to maintain and protect the performance, integrity and security of the Company Systems and to back up such Company Systems.

(h) Except as set forth in Section 4.21(h) of the Company Disclosure Letter, no Open Source Material is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any Company Software by the Company or any of its Subsidiaries, in each case, in a manner that has required the Company or any Subsidiary: (A) to distribute, make available, license or disclose to any Person the source code to any Company Software; (B) to distribute, make available, or license any Company Software without charge or at a reduced or nominal charge; (C) to distribute, make available, license or disclose any Company Software for the purpose of making modifications or derivative works; or (D) to grant a license to, or refrain from asserting of enforcing any Company Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with the terms and conditions of the applicable Open Source Licenses for the Open Source Materials that are or have been included, incorporated or embedded in, linked to, combined, made available or distributed with any Company Software.

(i) Neither the execution and delivery of this Agreement or any other document to which the Company is a party contemplated hereby nor the consummation of the transactions contemplated by this Agreement will result in: (i) the loss or impairment of any Company Intellectual Property; (ii) the release, disclosure, provision or delivery of, or the requirement to release, disclose, provide or deliver, any source code constituting Company Software to any third Person; (iii) the grant, assignment or transfer of, or the requirement to grant, assign or transfer, to any other Person of any license, ownership or other right or interest in, to or under any Company

Intellectual Property; or (iv) the obligation to pay any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are in material compliance with, and during the three (3) years preceding the date of this Agreement have been in material compliance with, (i) all applicable Privacy Laws, including requirements thereunder to maintain privacy policies and notices regarding Personal Information, (ii) all of the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and notices regarding Personal Information, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including cross-borders) of Personal Information. The Company has implemented and maintained policies, procedures and systems as are required by Privacy Laws for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Company’s posted or public facing privacy policies or notices regarding Personal Information have contained any material representation or omission likely to mislead any Person acting reasonably under the circumstances to whom such policies or notices are directed. There are no Actions by any Person (including any Governmental Authority), to which the Company or any of the Company’s Subsidiaries is a named party, pending or to the knowledge of the Company threatened against the Company or its Subsidiaries alleging a violation of (i) any Privacy Laws, including with respect to any third Person’s privacy or Personal Information, (ii) applicable privacy policies, or (iii) contractual commitments of the Company or any of the Company’s Subsidiaries with respect to any Personal Information.

(b) During the three (3) years preceding the date of this Agreement, (i) there have been no material instances of data breaches, security incidents, or misuse of or unauthorized use of, access to, intrusions into, disruptions of, or data loss involving Company Systems that have not been completely remediated, (ii) the Company and its Subsidiaries have implemented and, for at least the past three (3) years, maintained measures designed to protect Personal Information in their possession or control against loss, theft, unauthorized access, use, modification, alteration, destruction, disclosure, or other misuse, including through administrative, technical, and physical safeguards, and (iii) neither the Company nor any Subsidiary of the Company has (A) experienced any material incident involving loss, theft, misuse of or unauthorized access to or disclosure of any Personal Information, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any such incident, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries have provided or been required to provide any notification to any Person in connection with any unlawful, unauthorized or unintended disclosure of Personal Information. The Company has made available to Acquiror summaries of the results of all penetration tests performed on Company Systems by third parties on behalf of the Company in the past three (3) years and has resolved or remediated any vulnerabilities identified therein rated high or critical, or implemented compensating controls to mitigate risk to Company Systems or Personal Information arising from such vulnerabilities. Neither the Company nor any third party acting at the direction or authorization of the Company has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack.

(c) To the extent required by applicable Privacy Laws, all third-party services providers, outsourcers, processors or other third parties who process, store or otherwise handle any Personal Information for or on behalf of the Company or any of its Subsidiaries have contractually agreed to comply with applicable Privacy Laws and maintain the confidentiality of Personal Information processed on behalf of the Company or any of its Subsidiaries, and to protect and secure such Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of the Company, no (i) third party who has provided any Personal Information to the Company and its Subsidiaries has done so in violation of applicable Privacy Laws, including requirements thereunder requiring providing any notice and obtaining any consent required and (ii) Person acting for or on behalf of the Company and any of its Subsidiaries has violated any of the requirements or obligations described in Section 4.22(a).

(d) The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Purchaser or Company from receiving, accessing, storing or using any Personal Information in the manner in which the Company received, accessed, stored and used such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement by the Company does not violate its obligations under applicable Privacy Laws, the Company’s privacy policies and applicable contractual obligations of the Company regarding its collection, use or disclosure of Personal Information.

Section 4.23. Environmental Matters.

(a) To the knowledge of the Company, the Company and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Licenses required by Environmental Laws (“Environmental Permits”).

(b) Neither the Company nor its Subsidiaries has received written notice that it is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Hazardous Materials.

(c) No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

(d) The Company has not received written notice that the Company or any Company Subsidiary has released any Hazardous Materials at, on, in, under or from the Leased Real Property, the Owned Real Property or any other location, including any properties formerly owned, leased or operated by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has released any Hazardous Materials at any location, in each case for which there was an obligation under Environmental Law to perform any investigation or remedial action.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections, including copies of all Phase I and Phase II environmental site assessments relating to the Leased Real Property and Owned Real Property, or other location formerly owned, leased or operated by the Company or any Company Subsidiary, in the Company’s possession, and any material communications or notices concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes.

(a) From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

(b) Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(b) of the Company Disclosure Letter, (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and the other documents to which the Company is a party contemplated hereby, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(c) of the Company Disclosure Letter, (ii) for any actions taken in response to COVID-19 Measures, (iii) in connection with any Excluded Financing and (iv) in connection with the transactions contemplated by this Agreement the other documents to which the Company is a party contemplated hereby, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.1.

Section 4.25. Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor any director, officer or employee, nor, to the knowledge of the Company, any agent while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, for the purpose of (i) influencing any act or decision of such government official or employee, candidate, party or campaign, (ii) inducing such government official or employee, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, (v) securing any improper advantage, or (vi) otherwise in violation of the Anti-Bribery Laws.

(b) The Company has not established or maintained any unlawful fund of corporate monies or any other properties.

(c) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(d) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, complaints, charges, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, employees, or to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement / Registration

Statement will, (a) when the Proxy Statement / Registration Statement is first filed in accordance with Rule 424(b) and pursuant to Section 14A, (b) on the effective date of the Proxy Statement / Registration Statement, (c) on the date the Proxy Statement / Registration Statement is mailed to the Acquiror Shareholders and certain of the Company’s stockholders and (d) at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28. Vendors. Section 4.28 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top forty (40) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

Section 4.29. Customers. Section 4.29 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top four (4) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ revenue with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Customers”).

Section 4.30. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.31. No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) or (ii) the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this

Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those incident to this Agreement and the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2. No Substantial Government Ownership Interest. To the knowledge of Acquiror, no national or subnational governments of a single foreign state have a “substantial interest” in Acquiror or Merger Sub, respectively, within the meaning of the Defense Production Act of 1950, including all implementing regulations thereof.

Section 5.3. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) subject to obtaining the Acquiror Shareholder Approval, consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the board of directors of Acquiror and by Acquiror as the sole shareholder of Merger Sub and (ii) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and (iii) recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and/or Merger Sub, as applicable, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and/or Merger Sub, as applicable, enforceable against Acquiror and/or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the board of directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.4. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.5. Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. From their respective dates of inception to the date of this Agreement, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.6. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 17, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”), except that Acquiror may have improperly accounted for the Acquiror Warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of the Acquiror Warrants as liabilities for accounting purposes (the “Warrant Accounting Issue”). Except with respect to the Warrant Accounting Issue, each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. Except with respect to the Warrant Accounting Issue, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the

Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that, to Acquiror’s knowledge, are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in Acquiror’s internal control over financial reporting (whether or not remediated) and no change in Acquiror’s control over financial reporting that has materially affected, or is reasonably likely to materially affect Acquiror’s internal control over financial reporting.

(b) As of the date hereof, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) Except for the Warrant Accounting Issue, the financial statements and notes contained or incorporated by reference in the Acquiror SEC Filings fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Acquiror as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Filings. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any actual fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 5.8 of the Acquiror Disclosure Letter.

Section 5.9. Trust Account. As of the date of this Agreement, Acquiror has at least $373,750,000 in the Trust Account (including an aggregate of approximately $13,081,250 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than the Acquiror Shareholders holding shares of Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes and (ii) payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.10. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11. Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.11 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.12. No Undisclosed Liabilities. Except for (a) any liabilities that may be required to be accounted for in connection with Warrant Accounting Issue and (b) any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.13. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 37,375,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 9,343,750 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 9,343,750 Acquiror Common Warrants and 6,316,667 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) December 17, 2021, and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.13 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) Subject to obtaining the Acquiror Shareholder Approval, the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors and has delivered to the Company true, correct and complete copies of each such Subscription Agreement on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, subject to the terms and conditions therein and in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $80,000,000 (such amount, the “Minimum PIPE Investment Amount”). As of the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors and the Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.14. Brokers’ Fees. Except fees described on Section 5.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.15. Indebtedness. Section 5.15 of the Acquiror Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Acquiror and Merger Sub.

Section 5.16. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Acquiror and its Subsidiaries have deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other Person all material Taxes required by Law to be deducted and withheld, and timely paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material amount of Taxes.

(g) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between the Acquiror and/or Merger Sub and (ii) customary commercial contracts not primarily related to Taxes.

(i) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(j) Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(k) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(m) Acquiror and Merger Sub have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.

(n) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 5.17. Business Activities.

(a) Since formation, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement and the Ancillary Agreements.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than incident to the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (other than with respect to expenses and fees incurred in connection therewith and the Business Combination), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.18. Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “MRAC.” As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MRACW.” There is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19. Proxy Statement / Registration Statement. The Proxy Statement / Registration Statement, (a) when first filed in accordance with Rule 424(b) and pursuant to Section 14A, (b) on the effective date thereof, (c) on the date mailed to the Acquiror Shareholders and certain of the Company’s stockholders and (d) at the time of the Acquiror Shareholders’ Meeting, will (i) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations, warranties or covenants as to (i) any projections or forecasts, (ii) statements made or incorporated by reference into or (iii) information omitted from the Proxy Statement / Registration Statement in reliance upon or based upon information supplied to Acquiror by or on behalf of the Company for inclusion in the Proxy Statement / Registration Statement.

Section 5.20. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, partners or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by Law, (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (iv) as required to comply with COVID-19 Measures or (v) in connection with any commercially reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to mitigate the risk to the Company or any of its Subsidiaries as a result of COVID-19 (in each case of clause (iv) and/or clause (v) of this Section 6.1, but only to the extent reasonable and prudent in light of the business of the Company and its Subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures (collectively the “COVID-19 Changes”)), operate the business of the Company in the ordinary course of business, maintain its relationship with customers, suppliers and vendors and continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and doubtful receivables and manage inventory, in each case, consistent with past practice. Without limiting the generality of the foregoing, except as required by this Agreement or the Ancillary Agreements, as required by Law, as required by the COVID-19 Measures or in connection with the COVID-19 Changes, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) except in the ordinary course of business consistent with past practice : (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease or (ii) waive, delay the exercise of, release or assign any material rights or claims under any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, or any award under any Company Benefit Plan (including any cash or equity or equity-based incentive), except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice (and otherwise consistent with the terms herein), (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the (x) hiring of additional employees with annual compensation in excess of $200,000 or additional officers or the (y) termination of existing employees with annual compensation in excess of $200,000 or existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or amend any Company Benefit Plan, (iv) increase the annual base salary or bonus opportunity of any employee, officer, director or other individual service provider with annual compensation in excess of $200,000, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets or equity interests of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed income or other material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), (v) settle any claim or assessment in respect of Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business), (viii) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (ix) file any income or other material Tax Return in a manner inconsistent with past practice;

(k) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 6.1(k) of the Company Disclosure Letter as existing on the date of this Agreement;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, other than (A) the issuance of Company Common Stock upon the exercise or settlement of Company Warrants or Company Options or Restricted Stock Awards in the ordinary course of business under the Company Incentive Plan and applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, or (B) in connection with an Excluded Financing; provided, that the Company shall use reasonable efforts to update Acquiror on a periodic basis of the material terms of any Excluded Financing and shall promptly notify Acquiror of any contemplated or ongoing Excluded Financing, including, among other things, the material terms thereof (including pricing and expected financing amount) and furnish such information or documentation as may be reasonably requested by Acquiror in connection therewith;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p) sell, assign, lease, license, sublicense, covenant not to assert, encumber, cancel, dispose of, abandon, fail to maintain, permit to lapse or expire, convey, or otherwise transfer (or agree to do any of the foregoing with respect to), directly or indirectly, any material Company Intellectual Property, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (without the possibility of any further extension or renewal) or (ii) non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(q) of the Company Disclosure Letter, in the aggregate;

(s) enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(t) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(u) waive the restrictive covenant obligations of any current employee of the Company or any of the Company’s Subsidiaries;

(v) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(w) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(x) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or any rights to acquire debt securities of the Company or any of its Subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with an Excluded Financing, provided, that the Company shall use reasonable best efforts to update Acquiror on a periodic basis (including promptly in the event of any material developments) of the material terms of any Excluded Financing (including pricing and expected financing amount and other material terms thereof) and furnish such information or documentation as may be reasonably requested by Acquiror in connection therewith;

(y) incur any Liens other than Permitted Liens;

(z) repay or otherwise satisfy any amounts outstanding in respect of the Convertible Notes or any other securities issued in connection with any Excluded Financing that are convertible into or exercisable for Company Capital Stock; or

(aa) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to (x) all of their respective properties, books, Contracts, commitments, Tax Returns, records, and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of the Company’s and its Subsidiaries’ independent accountants and auditors and (y) appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Action or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Action, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020, and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”); provided, that upon delivery of such Updated Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) As soon as reasonably practicable following May 14, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c) If the Effective Time has not occurred prior to August 12, 2021, as soon as reasonably practicable following August 12, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three-month period ended June 30, 2021 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(d) The Company shall, as promptly as practicable, provide Acquiror with all other information concerning the Company and its management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Acquiror for inclusion in the Proxy Statement / Registration Statement.

Section 6.4. Affiliate Agreements. All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter. With respect to each such Affiliate Agreement, the Company shall deliver to Acquiror evidence of such termination or settlement, as applicable, at or prior to the Closing.

Article VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Equity Plan”). Acquiror shall cause a number of Acquiror Securities equal to eight percent (8%) of the total number of Acquiror Securities that will be issued on a fully diluted basis following the Effective Time to be initially available for issuance under awards granted pursuant to the Incentive Equity Plan (inclusive of the shares available for issuance under the Incentive Equity Plan), with an annual “evergreen” increase of five percent (5%) of the Acquiror Securities on a fully diluted basis, as of the date prior to the annual evergreen increase (inclusive of the shares available for issuance under the plan). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Domesticated Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b) ESPP. Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan, in substantially the same form as attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company) (the “ESPP”). Acquiror shall cause a number of Acquiror Securities equal to two percent (2%) of the total number of Acquiror Securities that will be issued on a fully diluted basis following the Effective Time to be initially available for issuance under the ESPP (inclusive of the shares available for issuance under the ESPP), with an annual “evergreen” increase of one percent (1%) of the Acquiror Securities on a fully diluted basis, as of the date prior to the annual evergreen increase (inclusive of the shares available for issuance under the plan). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Domesticated Acquiror Common Stock issuable under the ESPP.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account following the Acquiror Shareholder Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (such amount, prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 11.6), (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than (A) $250,000,000, minus (B) the amounts actually funded prior to the Closing in connection with an Excluded Financing not to exceed $60,000,000 (the difference between (A) and (B), the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(d) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use or otherwise at its direction, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.3. Listing. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to cause Acquiror to remain listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Domesticated Acquiror Common Stock issuable in the Merger and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4. Acquiror Warrants. Acquiror is using its reasonable best efforts to address the recent guidance of the SEC (and any subsequent guidance released during such period) with respect to the accounting of the Acquiror Warrants, including the effect of any such guidance on Acquiror’s historical financial statements and the Acquiror SEC Filings in accordance with such guidance. Acquiror will provide the Company with information as to its progress addressing such guidance, and will consult with the Company in good faith prior to taking any definitive position or action with respect thereto; provided, that the foregoing shall not prevent Acquiror from taking any position that the board of directors of Acquiror, after consultation with its advisors, has reasonably determined is required to comply with such guidance. If mutually agreed between the Company and Acquiror, Acquiror will seek an amendment to the outstanding Acquiror Warrants, in a form reasonably acceptable to Acquiror and the Company, to cause such Acquiror Warrants not to be treated as liabilities on the balance sheet of Acquiror and to enable Acquiror, following the Closing, to account for such warrants as equity on the financial statements of Acquiror; provided, that (a) any vote or consent with respect to the foregoing amendment shall not be a Transaction Proposal, and (b) the approval or execution of any such amendment by or on behalf of the holders of the Acquiror Warrants shall not be a condition to to the Closing hereunder or otherwise affect, in any way, the consummation of the transactions contemplated hereby.

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, except as set forth on Section 7.5(a) of the Acquiror Disclosure Letter or as reasonably necessary or advisable in connection with the Acquiror’s actions to resolve the Warrant

Accounting Issue, Acquiror shall, and shall cause Merger Sub to, except as required by Law, as contemplated by this Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the Acquiror Shareholders or make any other distributions in respect of any of Acquiror’s equity interests or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s equity interests or Merger Sub Capital Stock, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) make or change any material election in respect of material Taxes, (A) materially amend, modify or otherwise change any filed income or other material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), (D) settle any claim or assessment in respect of Taxes, (E) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business), (G) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (H) file any income or other material Tax Return in a manner inconsistent with past practice;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than (x) any indebtedness for borrowed money or guarantee from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing, and in any event in an aggregate amount not to exceed $500,000 (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan) or (y) incurred between Acquiror and Merger Sub;

(vii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to do any action prohibited under this Section 7.5.

Section 7.6. Post-Closing Directors and Officers of Acquiror.

(a) The parties shall use reasonable best efforts to ensure that the individuals listed on Section 7.6(a) of the Company Disclosure Letter, and the additional individuals as agreed between Acquiror and the Company pursuant to the parameters set forth on Section 7.6(a) of the Company Disclosure Letter, are nominated and elected as directors of Acquiror effective immediately after the Closing, and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any event prior to the date on which the Proxy Statement / Registration Statement is filed with the SEC in definitive form).

(b) Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (i) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq and (ii) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, in each case, each of whom shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror substantially in the form attached as Exhibit A hereto (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall separate and convert automatically into one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant.

Section 7.8. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9. Acquiror SEC Filings. From the date hereof through the Effective Time, except for such delays in filings as may be caused by the Warrant Accounting Issue, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC.

Section 7.10. PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, Acquiror shall not agree to reduce the Minimum PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror or any third-party rights of the Company under any Subscription Agreement, and Acquiror shall not permit any material amendment or material modification to be made to, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or material remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision);

provided, that in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Domesticated Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.11. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of the Acquiror Shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall comply as promptly as practicable with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request, if available, early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) cooperate in good faith with Governmental Authorities and use their respective reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable, but in any event prior to the Agreement End Date, and avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date; provided, that neither Acquiror nor the Company shall be required to undertake any action under this paragraph that would materially impact Acquiror’s or the Company’s expected benefits resulting from the transactions contemplated hereby.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law and reasonably necessary, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company; and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the filings under the HSR Act of the transactions contemplated hereby.

(f) The Acquiror shall not merge with or acquire, or agree to merge with or acquire, any other person, or acquire or agree to acquire a substantial portion of the assets of or equity in any other person, before consummating the Merger, if such action would reasonably be expected to adversely affect or materially delay the approval by any Governmental Authority, or the expiration or termination of any waiting period under antitrust Laws, in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement / Registration Statement; Shareholders’ Meeting and Approvals.

(a) Proxy Statement / Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)), and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented, the “Proxy Statement / Registration Statement”), as mutually agreed upon by Acquiror and the Company, which shall include a proxy statement / prospectus, in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication, and (B) the shares of Domesticated Acquiror Common Stock that constitute the portion of the Aggregate Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1(a) that are held by holders of Company Common Stock other than the Requisite Company Stockholders. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement / Registration Statement to (x) comply with the rules and regulations promulgated by the SEC and (y) be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement / Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby (provided, that neither Acquiror nor the Company will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction), and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation and filing of the Proxy Statement / Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement / Registration Statement to be mailed to the Acquiror Shareholders promptly after the Proxy Statement / Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement / Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement / Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement / Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any written comments or other communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement / Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement / Registration Statement will (A) at the time of the Proxy Statement / Registration Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act or (B) at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If, at any time prior to the Effective Time, any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers that is required to be set forth in an amendment or supplement to the Proxy Statement / Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Company or Acquiror, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approval.

(i) Acquiror shall (A) as promptly as practicable after the Proxy Statement / Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement / Registration Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Proxy Statement / Registration Statement is declared effective, and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (B) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii) Acquiror shall, through its board of directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Enjoy Technology, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, substantially in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Proxy Statement / Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Domesticated Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) election of directors effective as of the Closing as contemplated by Section 7.5, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement / Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement / Registration Statement.

(c) Modification in Recommendation. The board of directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Acquiror Shareholders described in the Recitals hereto, a “Modification in Recommendation”); provided, that the board of directors of Acquiror may make a Modification in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary obligations to the Acquiror Shareholders under applicable Law; provided, further, that: (i) Acquiror shall have delivered written notice to the Company of its intention to make a Modification in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror, (ii) during such period and prior to making a Modification in Recommendation, if requested by the Company, Acquiror shall have negotiated in good faith with the Company regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the board of directors of Acquiror to reaffirm its recommendation and not make such Modification in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), Acquiror may make a Modification in Recommendation only if the board of directors of Acquiror, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five

(5) Business Day period, offered in writing to Acquiror, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties to the Acquiror Shareholders under applicable Law. Notwithstanding anything to the contrary in this Section 8.2(c), in no event shall any of the following (or the effect of any of the following), alone or in combination, permit or justify, or be taken into account in determining whether to make, a Modification in Recommendation: (A) meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (B) any actions required to be taken pursuant to this Agreement; and (C) any changes in the price of Acquiror Common Stock. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) provided that there has been no Modification in Recommendation, Acquiror shall use its reasonable best efforts to take all actions necessary to obtain the Acquiror Shareholder Approval at the Acquiror Shareholders’ Meeting, including as such Acquiror Shareholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies in accordance with applicable Law for the purpose of seeking the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (I) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (II) for the absence of a quorum and (III) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (1) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (2) shall not be held later than three (3) Business Days prior to the Agreement End Date.

(d) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals, substantially in the form of the Form of Stockholder Written Consent, from the Requisite Company Stockholders within twenty-four (24) hours following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL. Promptly following the receipt of the Company Stockholder Approvals via the executed Form of Stockholder Written Consent from the Requisite Company Stockholders, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver, to the holders of Company Capital Stock who have not executed and delivered a Form of Stockholder Written Consent, the notice required by Section 228(e) of the DGCL, which shall include a description of the appraisal rights of such holders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. In the event the Company is not able to obtain the Company Stockholder Approvals in such manner and Acquiror does not elect to exercise its right to terminate this Agreement, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement and the transactions contemplated hereby, including the Merger, as soon as reasonably practicable, in which case the Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of, and send all notices to, third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain or send, as applicable, in order to consummate the Merger (including, in the case of the Company, the Contracts and Licenses set forth on Section 4.4 of the Company Disclosure Letter and, to the extent applicable, the Second Merger Consents), and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.3 will constitute a breach of Section 6.1 or Section 7.5, respectively.

Section 8.4. Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) as levied by any Governmental Authority (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Transaction Expenses.

Section 8.5. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of shares of Domesticated Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that, other than the PIPE Investment, the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.

Section 8.7. Exclusivity.

(a) (x) From the date of this Agreement until the Closing Date, Acquiror shall not, shall cause each of its Affiliates and Subsidiaries and their respective representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Business Combination Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Business Combination Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Business Combination Proposal, and (y) Acquiror shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to, or that could lead to, any Business Combination Proposal; provided, that the foregoing shall not restrict Acquiror from responding to unsolicited inbound inquiries to the extent required for the board of directors of Acquiror to comply with its fiduciary duties.

(b) From the date of this Agreement until the Closing Date, the Company shall not, shall cause each of its Affiliates and Subsidiaries and their respective representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to, or that could lead to, any Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other transaction involving the sale, lease, exchange or other disposition of more than fifteen percent (15%) of the properties or assets or equity interests of the Company or any of its Subsidiaries.

(c) In addition to the other obligations under this Section 8.7, each party hereto shall promptly (and in any event within twenty-four (24) hours after receipt thereof by such party) advise the other party hereto orally and in writing of any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company), the material terms and conditions of such any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) or inquiry, and the identity of the Person making the same.

(d) Each party hereto agrees that the rights and remedies for noncompliance with this Section 8.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.

(e) Each of Acquiror and the Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 8.7 has occurred, the actions of such party’s directors, officers, employees, Affiliates and representatives shall be deemed to be the actions of such party, and such party shall be responsible for any breach of this Section 8.7 by such Persons.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may, to the extent permitted by law, be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained with respect to the Transaction Proposals identified in clauses (A), (B), (C), (D), (E), (G), (H) and (I) of Section 8.2(b)(ii);

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Proxy Statement / Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement / Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The applicable waiting period under the HSR Act (and any extensions thereof, including any agreement with any Governmental Authority to delay consummation of the transactions contemplated by this Agreement) applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance thereof; and

(h) In the event the Company determines a Second Merger is necessary pursuant to Section 2.7 of this Agreement and the Company has not obtained the Second Merger Consents, the number of shares of Company Capital Stock that constitute Dissenting Shares is less than or equal to twenty percent (20%) of the shares of Company Capital Stock outstanding immediately prior to the Effective Time; provided, that the condition set forth in this Section 9.1(h) shall not be deemed a condition to the Company’s obligations to consummate, or cause to be consummated, the Merger if the Company has not complied with its obligations to obtain the Second Merger Consents in accordance with Section 8.3(a).

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) the Company Fundamental Representations and the representation and warranty set forth in Section 4.24(a) each shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties of the Company contained in Section 4.24(b) and Section 4.24(c) each shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the respresentations and warranties set forth in Section 4.24 (disregarding any qualifications and exceptions contained therein relating to materiality and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);

(c) No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d) All parties to each of the Ancillary Agreements (other than Acquiror) shall have delivered, or caused to be delivered, to Acquiror copies of each of the Ancillary Agreements duly executed by all such parties;

(e) The PIPE Investment shall have been consummated;

(f) The Payoff Letters shall have been delivered to Acquiror and shall remain in full force and effect; and

(g) Each of the Company Warrant Settlement, the Convertible Note Conversion and the Company Preferred Conversion shall have been consummated such that, immediately prior to the Closing, no Company Preferred Stock, nor securities convertible into or exercisable for Company Preferred Stock, shall be outstanding.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the Acquiror Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties of Acquiror contained in Section 5.11 and Section 5.13 shall be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representations and warranties of Acquiror set forth in clause (ii) above (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, that for purposes of this Section 9.3(a) only, the representations and warranties set forth in Section 5.11 shall be true and correct solely as of the date of this Agreement;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror shall only be deemed to have not been performed if the Acquiror has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);

(c) The Domestication shall have been completed as provided in Section 7.6, and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(d) The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount;

(e) Other than those persons identified as continuing directors on Section 2.6(b) of the Company Disclosure Letter, all members of the board of directors of Acquiror and all executive officers of Acquiror shall have executed written resignations effective as of the Effective Time; and

(f) All parties to each of the Ancillary Agreements (other than the Company) shall have delivered, or caused to be delivered, to the Company copies of each of the Ancillary Agreements duly executed by all such parties.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by the Company or Acquiror if the condition set forth in Section 9.1(a) shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is six (6) months after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(f) by Acquiror if the Company Stockholder Approvals shall not have been obtained within twenty-four (24) hours after the execution and delivery of this Agreement; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or actual fraud occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated December 14, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions that constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror to induce it to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, monetary relief against Acquiror, the Company hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the holders of Acquiror Common Stock, whether in the form of money damages or injunctive relief, Acquiror shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, to the extent permitted by Law, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto)

that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in case of this clause (iv), solely to the extent no “bounce back” or similar message is received) addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, New York 10022

Attention:    Alex Sugarman; Joseph Beyrouty

Email:          asugarman@cubs.com; jbeyrouty@raine.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:    Jackie Cohen

Email:          jackie.cohen@weil.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Enjoy Technology Inc.

171 Constitution Drive

Menlo Park, CA 94025

Attention:    Samantha Villanueva-Meyer

Email:          samantha@enjoy.com

with copies to (which shall not constitute notice):

Cooley LLP 101 California Street

5th Floor San Francisco, CA 94111

Attention:    Garth Osterman

Email:          gosterman@cooley.com

Attention:    Rachel Proffitt

Email:          rproffitt@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisors and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case of (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Ancillary Agreements and (c) the Confidentiality Agreement, dated as of December 14, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Laws, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties and any other Person seeking to enforce this Agreement irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “MRAC Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Enjoy Group, on the other hand, any legal counsel, including Weil, Gotshal & Manges LLP (“Weil”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the MRAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby)

between or among Acquiror, the Sponsor and/or any other member of the MRAC Group, on the one hand, and Weil, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the MRAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Enjoy Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the MRAC Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the Enjoy Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Enjoy Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Enjoy Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

MARQUEE RAINE ACQUISITION CORP.

By:	/s/ Brett Varsov
Name: Brett Varsov
Title: Co-Chief Executive Officer

MRAC MERGER SUB CORP.

By:	/s/ Brett Varson
Name: Brett Varsov
Title: Co-Chief Executive Officer

ENJOY TECHNOLOGY INC.

By:	/s/ Ronald Johnson
Name: Ronald Johnson
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-1

EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT (this “Amendment”), to the Agreement and Plan of Merger, dated as of April 28, 2021, (the “Merger Agreement”), by and among Marquee Raine Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Enjoy Technology Inc., a Delaware corporation (the “Company”), is dated as of July 23, 2021. Each capitalized term used and not defined herein shall have the meaning assigned to it in the Merger Agreement.

RECITALS

WHEREAS, pursuant to Section 11.11 of the Merger Agreement, the Merger Agreement may be amended by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

WHEREAS, each of the parties desires to amend the Merger Agreement as set forth herein.

AGREEMENTS

NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Certain Defined Terms. Section 1.1 of the Merger Agreement is hereby amended by amending and restating or adding the following defined terms:

“‘Acquiror RSU’ has the meaning specified in Section 3.3(c).”

“‘Aggregate Fully Diluted Company Common Shares’ means, without duplication, the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the settlement of Company Options or Company RSUs (whether or not then exercisable and/or vested), Restricted Stock Awards, and Company Warrants, in each case, that are issued and outstanding immediately prior to the Effective Time.”

“‘Company Award’ means a Company Option, a Company RSU, or a Restricted Stock Award.”

“‘Company RSU’ means all outstanding restricted stock units to acquire Company Common Stock granted under the Company Incentive Plan.”

2.	Allocation Schedule. Section 2.8(a) of the Merger Agreement is hereby amended by adding a new subsection 2.8(a)(C)(z) to read as follows:

“and (z) in the case of a Company RSU, the number of shares of Domesticated Acquiror Common Stock underlying the applicable Acquiror RSU”

3.	Treatment of Company Options and Restricted Stock Awards.

a.	The section heading of Section 3.3 of the Merger Agreement is hereby amended and restated to read: “Treatment of Company Awards.”

b.	The following Section 3.3(c) of the Merger Agreement is hereby added after the existing Section 3.3(b) and the existing Section 3.3(c) shall be renumbered as Section 3.3(d):

A-1-1

“As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted share units to acquire shares of Domesticated Acquiror Common Stock (each, an “Acquiror RSU”) with substantially the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Acquiror RSU shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.”

c.	The first sentence of the renumbered Section 3.3(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall take all necessary actions to effect the treatment of Company Options, Restricted Stock Awards, and Company RSUs pursuant to Sections 3.3(a), (b), and (c) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror.”

4.	Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.

5.	Choice of Law. The provisions of Section 11.7 of the Merger Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

6.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

[SIGNATURE PAGES FOLLOW]

A-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

MARQUEE RAINE ACQUISITION CORP.

By:	/s/ Brett Varsov
Name:	Brett Varsov
Title:	Co-Chief Executive Officer

MRAC MERGER SUB CORP.

By:	/s/ Brett Varsov
Name:	Brett Varsov
Title:	Co-Chief Executive Officer

ENJOY TECHNOLOGY INC.

By:	/s/ Ronald Johnson
Name:	Ronald Johnson
Title:	Chief Executive Officer

A-1-3

Annex B

EXECUTION VERSION

April 28, 2021

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, NY 10022

RE:    Sponsor Agreement

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), to be dated as of the date hereof, by and among Marquee Raine Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, and Enjoy Technology Inc., a Delaware corporation (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Acquiror and Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror and the Sponsor hereby agree as follows:

1.

The Sponsor represents and warrants that it holds 9,268,750 shares of the issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Acquiror (the “Acquiror Class B Common Stock”), as of the date of this Letter Agreement. As of the date hereof, there are 9,343,750 shares of Acquiror Class B Common Stock issued and outstanding.

2.

Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 9.1 and 9.2 of the Merger Agreement, effective immediately prior to the Closing, the Sponsor hereby waives, in accordance with Section 17.4 of Acquiror’s Governing Documents and on behalf of all holders of Acquiror Class B Common Stock, any and all rights that any holder of Acquiror Class B Common Stock has or will have under Section 17.3 of Acquiror’s Governing Documents to receive, with respect to each share of Acquiror Class B Common Stock held by such Persons, more than one (1) share of Domesticated Acquiror Common Stock upon automatic conversion of such shares of Acquiror Class B Common Stock in accordance with Acquiror’s Governing Documents in connection with the consummation of the transactions contemplated by the Merger Agreement. Without limitation of the foregoing, upon the consummation of the transactions contemplated by the Merger Agreement, the Sponsor hereby acknowledges and agrees that pursuant to Section 17 of Acquiror’s Governing Documents, each share of Acquiror Class B Common Stock shall automatically convert into one (1) share of Domesticated Acquiror Common Stock.

3.

Upon and subject to the Closing, 1,121,250 shares of Domesticated Acquiror Common Stock owned by the Sponsor (the “Sponsor Earnout Shares”) shall become subject to potential forfeiture if a Triggering Event does not occur during the Earnout Period, with such Sponsor Earnout Shares vesting (and therefore no longer subject to forfeiture), if at all, in accordance with the terms of this Letter Agreement.

4.

The holders of the Sponsor Earnout Shares shall not sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any Sponsor Earnout Shares until the date on which a Triggering Event has occurred; provided, that the Sponsor may distribute the Sponsor Earnout Shares to its members in accordance with its Governing Documents and the Registration Rights Agreement.

5.

Any certificates or book entries representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for the shares of Domesticated Acquiror Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Earnout Shares in accordance with the terms herein, Acquiror shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. Holders of the Sponsor Earnout Shares shall be entitled to vote such Sponsor Earnout Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Sponsor Earnout Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Sponsor Earnout Shares that are subject to vesting pursuant to the terms herein shall be set aside by Acquiror and shall only be paid to the holder of such Sponsor Earnout Shares upon the vesting thereof.

6.

The Sponsor Earnout Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of a Triggering Event during the Earnout Period; provided, however, that a Triggering Event shall only occur once, if at all.

7.

If Acquiror at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), the share price set forth in the definition of “Triggering Event” below shall be equitably adjusted by Acquiror in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

8.	As used herein:

a.

“Change of Control” shall mean any transaction or series of transactions (a) following which a Person or “group” (as defined in the Exchange Act) of Persons (other than Acquiror, the Company or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, the Company or any of their respective Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which any Person or “group” (as defined in the Exchange Act) of Persons (other than Acquiror, the Company or any of their respective Subsidiaries) has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, the Company, any of their respective Subsidiaries or the surviving Person after such combination or (c) the result of which is a sale of all or substantially all of the assets of Acquiror or the Company to any Person.

b.

“Common Share Price” shall mean the share price (beginning on the first trading day after the Closing Date) equal to the volume-weighted average closing sale price of one share of Domesticated Acquiror Common Stock as reported on Nasdaq (or the exchange on which the shares of Domesticated Acquiror A Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Domesticated Acquiror Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Common Stock).

c.	“Earnout Period” shall mean the time period beginning on the date immediately following the Closing Date and ending on and including the date of the five (5) year anniversary of the Closing Date.

d.

“Triggering Event” shall mean the first date during the Earnout Period on which the Common Share Price is greater than $15.00; provided, that in the event of a Change of Control during the Earnout Period pursuant to which Acquiror or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $15.00 to each share of Domesticated Acquiror Common Stock (as agreed in good faith by the Sponsor and the board of directors of Acquiror), then a Triggering Event shall be deemed to have occurred immediately prior to such Change of Control.

9.

The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto. This Letter Agreement may not be amended without the consent of the Company.

10.

This Letter Agreement, together with the Merger Agreement to the extent referenced herein and the other agreements entered into by the Sponsor in connection with the initial public offering of Acquiror constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

11.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and the Company, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

12.

This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 11.2 (Waiver), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.11 (Amendment), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial) and 11.15 (Enforcement) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

13.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Acquiror being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to the Sponsor being sent to:

Marquee Raine Acquisition Sponsor LP

65 East 55th Street, 24th Floor

New York, NY 10022

Attention: Joseph Beyrouty

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153,

Attention: Jackie Cohen

Email: jackie.cohen@weil.com.

14.	This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

MARQUEE RAINE ACQUISITION SPONSOR LP

By:	/s/ Brandon W. Gardner
Name:	Brandon W. Gardner
Title:	Director

By:	/s/ Thomas S. Ricketts
Name:	Thomas S. Ricketts
Title:	Director

Acknowledged and agreed as of the date of this Letter Agreement:

MARQUEE RAINE ACQUISITION CORP.

By:	/s/ Brett Varsov
Name:	Brett Varsov
Title:	Co-Chief Executive Officer

[Signature Page to Letter Agreement]

Annex C

FINAL FORM

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of April 28, 2021, by and between Marquee Raine Acquisition Corp., a Cayman Islands exempted company (the “Company”) which, as part of the Transaction (as defined below) will deregister as a Cayman Islands exempted company and continue and domesticate as a corporation incorporated under the laws of Delaware in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Law (2018 Revision) (the “Domestication”), and the undersigned (the “Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company and the other parties named therein are entering into that certain Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, inter alia, immediately after the Domestication, MRAC Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, will merge with and into Enjoy Technology Inc., a Delaware corporation (“Enjoy”), on the terms and subject to the conditions set forth therein (the “Merger” and, together with the Domestication, the “Transaction”), with Enjoy being the surviving entity of the Merger;

WHEREAS, in connection with the Transaction, the Subscriber desires to subscribe for and purchase from the Company a number of shares of the Company’s common stock, par value $0.0001 per share, set forth on the signature page hereto (the “Shares”), for a purchase price of $10.00 per share (the “Per Share Price”), and the Company desires to issue and sell to the Subscriber the Shares in consideration of the payment of the aggregate applicable purchase price set forth on the Subscriber’s signature page hereto (the “Applicable Purchase Price”) by or on behalf of the Subscriber to the Company prior to the Closing (as defined below) in accordance with Section 3.1 herein, all on the terms and conditions set forth herein; and

WHEREAS, certain other investors (each, an “Other Subscriber” and, collectively, the “Other Subscribers”) have, severally and not jointly, entered into separate subscription agreements with the Company (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase shares of the Company’s common stock, par value $0.0001 per share, on the Closing Date (as defined below) at the Per Share Price, and the aggregate number of shares of the Company’s common stock to be issued by the Company pursuant to this Subscription Agreement and the Other Subscription Agreements, as of the date hereof, is equal to 8 million. None of the Placement Agents (as defined below) shall engage or participate in any communication or other activities with respect to any potential purchasers in any offer or sale of securities that are (a) “retail customers”, as defined in Regulation Best Interest promulgated under the Exchange Act (“Regulation Best Interest”), and/or (b) not “institutional accounts”, as defined in FINRA Rule 4512(c), (such investors, the “Excluded Investors”), and none of the Placement Agents shall have any liability or responsibility with respect to, nor receive any fee in connection with the offering and sale of, any of the securities that are offered or sold to any Excluded Investors (any such offer or sale, an “Excluded Investor Private Placement”). For purposes of clarity, any Other Subscriber who is a natural person (as well as the Subscriber, if the Subscriber is a natural person) shall be included within the definition of Excluded Investor.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing, the Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to the Subscriber (subject to the prior payment by the Subscriber of the Applicable Purchase Price in accordance with the terms herein), the Shares (such subscription and issuance, the “Subscription”).

2. Representations, Warranties and Agreements.

2.1 The Subscriber’s Representations, Warranties and Agreements. To induce the Company to issue the Shares to the Subscriber, the Subscriber hereby represents and warrants to the Company and acknowledges and agrees with the Company as follows:

2.1.1 If the Subscriber is not an individual, the Subscriber has been duly formed or incorporated and is validly existing in good standing (or the equivalent thereof with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If the Subscriber is an individual, the Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2 If the Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by the Subscriber. The signature on this Subscription Agreement is genuine, and the Subscriber has legal competence and capacity to execute the same. This Subscription Agreement is enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (the “Enforceability Exceptions”).

2.1.3 The execution, delivery and performance by the Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Subscriber or, if the Subscriber is not an individual, any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Subscriber or, if the Subscriber is not an individual, any of its subsidiaries is a party or by which the Subscriber or, if the Subscriber is not an individual, any of its subsidiaries, is bound or to which any of the property or assets of the Subscriber or, if the Subscriber is not an individual, any of its subsidiaries, is subject, which would reasonably be expected to materially affect the ability or legal authority of the Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if the Subscriber is not an individual, result in any violation of the provisions of the organizational documents of the Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Subscriber or, if the Subscriber is not an individual, any of its subsidiaries, or any of its or their respective properties, that would reasonably be expected to materially affect the ability or legal authority of the Subscriber to comply in all material respects with this Subscription Agreement.

2.1.4 The Subscriber (i) is (x) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or (y) an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and the Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Subscriber is not an entity formed for the specific purpose of acquiring the Shares. The Subscriber (i) if the Subscriber is not an individual, is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or Shares and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. The Subscriber understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J) and, if the Subscriber is not an individual, the institutional customer exemption under FINRA Rule 2111(b).

2.1.5 The Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act with respect to the Shares or an applicable exemption from the registration requirements of the Securities Act, and that any certificates or book entries representing the Shares shall contain a legend to such effect (provided that such legend shall be subject to removal in accordance with Section 4.1 herein). The Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

2.1.6 The Subscriber understands and agrees that the Subscriber is purchasing the Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to the Subscriber by the Company, Enjoy or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.

2.1.7 As of the date of this Subscription Agreement, the Subscriber represents and warrants that (i) it is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law, to the extent such laws are applicable to the Subscriber.

2.1.8 In making its decision to purchase the Shares, the Subscriber represents that it has relied solely upon its own independent investigation. The Subscriber acknowledges and agrees that the Subscriber has received and has had an adequate opportunity to review such financial and other information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the documents provided to the Subscriber by the Company. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Subscriber and the Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Subscriber acknowledges that the information provided to the Subscriber is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information, shall in no way affect the Subscriber’s obligation to purchase the Shares hereunder. The Subscriber acknowledges that (i) the Company, Enjoy and the Placement Agents (as defined below) currently may have, and later may come into possession of, information regarding the Company or Enjoy that is not known to it and that may be material to a decision to enter into this transaction to purchase the Shares (“Excluded Information”), and (ii) the Subscriber has determined to enter into this transaction to purchase the Shares notwithstanding its lack of knowledge of the Excluded Information.

2.1.9 The Subscriber became aware of this offering of the Shares solely by means of direct contact from Credit Suisse Securities (USA) LLC (“Credit Suisse”), Goldman Sachs & Co. LLC (“Goldman”), and Raine Securities LLC (“Raine” and, together with Credit Suisse and Goldman, the “Placement Agents” and each a “Placement Agent”) or directly from the Company as a result of a pre-existing, substantive relationship with the Company or one or more of the Placement Agents, and the Shares were offered to the Subscriber solely by direct contact between the Subscriber and one or more of the Placement Agents or the Company. The Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. The Subscriber acknowledges that none of the Placement Agents have acted as an underwriter with respect to the Shares or the transactions contemplated by this Subscription Agreement or as financial advisor or fiduciary to the Subscriber. The Subscriber acknowledges that the Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) to Subscriber’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Subscriber acknowledges that (i) it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Placement Agents or Enjoy), except for the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company, (ii) each Placement Agent and each of its directors, officers, employees, representatives, and controlling persons have made no independent investigation, and do not make any representation or warranty, with respect to the Company, Enjoy, the Shares, or the accuracy, completeness, or adequacy of any information supplied to the Subscriber by the Company or Enjoy, and (iii) none of the Placement Agents nor any of their respective affiliates have prepared any disclosure or offering document in connection with the offer and sale of the Shares. The Subscriber agrees that none of the Placement Agents, their respective affiliates or any of their respective control persons, officers, directors or employees shall be liable to the Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Shares.

2.1.10 The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision.

2.1.11 Alone, or together with any professional advisor(s), the Subscriber represents and acknowledges that the Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12 The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13 The Subscriber represents and warrants that the Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person that is named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The

Subscriber agrees to use reasonable best efforts to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. The Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Subscriber also represents that, to the extent required by applicable law or regulation, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Subscriber further represents and warrants that, to the extent required by applicable law or regulation, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.

2.1.14 At the time of funding the Applicable Purchase Price prior to the Closing, the Subscriber will have sufficient funds to pay the Applicable Purchase Price pursuant to Section 3.1.

2.1.15 The Subscriber acknowledges and is aware that, and waives any conflicts of interest with respect to the fact that, (i) the Placement Agents are acting as the Company’s placement agents, (ii) Goldman is acting as financial advisor to Enjoy in connection with the Transaction, (iii) Credit Suisse is acting as financial advisor to Enjoy in connection with the Transaction and (iv) Raine is an affiliate of the Company.

2.1.16 If the Subscriber is an Excluded Investor, the Subscriber acknowledges that (i) the Placement Agents are not participating in the Excluded Investor Private Placement nor is any of them making any recommendation to the Excluded Investors in respect of any Excluded Investor Private Placement, and (ii) the Excluded Investors are not deemed to be “retail investors” or “retail customers” of any Placement Agent for purposes of either SEC Form CRS or Regulation Best Interest.

2.2 Company’s Representations, Warranties and Agreements. To induce the Subscriber to purchase the Shares, the Company hereby represents and warrants to the Subscriber and agrees with the Subscriber as follows:

2.2.1 The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, in each case, as of the date of this Subscription Agreement.

2.2.2 The Company will be, following the Domestication, duly incorporated and validly existing as a Delaware corporation, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.3 As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Company’s transfer agent, the Shares will be validly issued, fully paid and non-assessable, free and clear of any liens, charges or encumbrances (other than restrictions under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents then in effect or under the DGCL, or any similar rights pursuant to any agreement or other instrument to which the Company is a party or by which it is otherwise bound.

2.2.4 This Subscription Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions.

2.2.5 The execution, delivery and performance of this Subscription Agreement (including compliance by the Company with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

2.2.6 Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

2.2.7 Neither the Company nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Securities Act) in connection with the offer or sale of any of the Shares and, assuming the accuracy of the representations and warranties of the Subscriber herein and the representations and warranties of the Other Subscribers in the Other Subscription Agreements, the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.2.8 Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 2.1, (i) no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Subscriber in the manner contemplated by this Subscription Agreement and (ii) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or other governmental authority, self-regulatory organization or other person is required on the part of the Company in connection with the consummation of the transactions contemplated by this Subscription Agreement (including, without limitation, the issuance of the Shares), except for any filings that may be required pursuant to applicable securities laws, filings that may be required to consummate the Transaction as provided under the Business Combination Agreement, and those filings that may be required pursuant to Section 4 herein.

2.2.9 The Company has provided the Subscriber an opportunity to ask questions regarding the Company and made available to the Subscriber all the information reasonably available to the Company that the Subscriber has requested for deciding whether to acquire the Shares.

2.2.10 As of the date of this Subscription Agreement, there are no pending or, to the knowledge of the Company, threatened, actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Subscription Agreement.

2.2.11 The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.12 The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged in connection with a bona fide margin agreement; provided, that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Subscriber shall not be required to provide the Company with any notice thereof; provided, however, that the Company shall not be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock-up, the form of such acknowledgment to be subject to the reasonable review and comment by the Company in all respects.

2.2.13 Except with respect to the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Shares to the Subscriber. Any obligation to pay any fee or commission to the Placement Agents is solely the obligation of the Company.

2.2.14 As of the date of this Subscription Agreement, the authorized share capital of the Company is $55,500 divided into (i) 500,000,000 Class A ordinary shares, 37,375,000 of which are issued and outstanding as of the date of this Subscription Agreement, (ii) 50,000,000 Class B ordinary shares, of which 9,343,750 shares are issued and outstanding as of the date of this Subscription Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Subscription Agreement. As of the date of this Subscription Agreement, 15,660,417 warrants of the Company are issued and outstanding, each exercisable to purchase one Class A ordinary share of the Company at $11.50 per share. All of the foregoing securities (a) have been duly authorized and validly issued and are fully paid and non-assessable; (b) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and all requirements set forth in (1) the Company’s governing documents, and (2) any other applicable contracts governing the issuance of such securities; and (c) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company’s governing documents or any contract to which the Company is a party or otherwise bound. As of the date of this Subscription Agreement, except (x) as set forth in this Section 2.2.13, (y) as set forth in any statement, prospectus, registration statement, form, report or document filed by the Company with the SEC on or prior to the date hereof, or (z) as contemplated by the Business Combination Agreement or the other documents contemplated thereby, this Subscription Agreement and the Other Subscription Agreements, the Company has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities of the Company, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any such securities or the value of which is determined by reference to any such securities, and there are no contracts of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of such securities. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement, other than any such provisions that have been waived by the Sponsor pursuant to a letter agreement being executed between the Sponsor and the Company concurrently herewith.

2.2.15 As of the date hereof, the Company’s issued and outstanding Class A ordinary shares are registered pursuant to Section 12(b) of the Exchange Act and as of the date hereof are listed for trading on the Nasdaq (the “Exchange”) under the symbol “MRAC.” As of the date hereof, the Company has not been notified by the Exchange that it does not comply with any Exchange listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the Exchange’s continued listing rules. As of the date hereof, there is no action pending or, to the knowledge of the Company, threatened in writing against the Company by the Exchange or the SEC with respect to any intention by such entity to deregister the Company’s Class A ordinary shares or terminate the listing of the Company’s Class A ordinary shares on the Exchange, other than actions where a compliance extension or ability to remedy is available under applicable law. None of the Company or its affiliates has taken any action in an attempt to intentionally terminate the registration of the Company’s Class A ordinary shares under the Exchange Act except as contemplated by the Business Combination Agreement. As of the date hereof, the Company has not received any written notice from the Exchange or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Company’s Class A ordinary shares from the Exchange or the SEC.

2.2.16 Except with respect to agreements regarding the non-disclosure of confidential information and/or trading restrictions entered into on or prior to the date hereof, the Company has not entered into, amended or modified, and shall not enter into, amend or modify any Other Subscription Agreement or any other agreements (including side letters or similar agreements in respect thereof) with any Other Subscriber as a result of which any such Other Subscriber (or any of its affiliates) may purchase shares of the Company’s Class A common stock at a price per share less than the Per Share Price or on other terms (economic or otherwise) materially more favorable to such Other Subscriber or (or any of its affiliates) than as set forth in this Subscription Agreement. The Company and its affiliates shall not release any Other Subscriber (or any of its affiliates) under any Other Subscription Agreement from any of its material obligations thereunder or any other agreements (including side letters or similar agreements in respect thereof) with any Other Subscriber (or any of its affiliates) under any Other Subscription Agreement unless it offers a similar release to the Subscriber with respect to any similar obligations it has hereunder.

2.2.17 As of the date hereof, the Company has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 17, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Company SEC Filings”), except that the Company may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of such warrants as liabilities for accounting purposes (the “Warrant Accounting Issue”). Except with respect to the Warrant Accounting Issue, each of the Company SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company SEC Filings. Except with respect to the Warrant Accounting Issue, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Subscription Agreement or the Closing Date, then on the date of such filing), the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Filings. To the knowledge of the Company, none of the Company SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Notwithstanding anything to the contrary set forth in this Section 2.2, no representation or warranty is made by the Company as to changes in accounting arising in connection with any required restatement of the Company’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or other required changes in the Company’s historical financial statements and Company SEC Filings.

3. Settlement Date and Delivery.

3.1 Closing. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and the satisfaction or waiver of the other conditions set forth in this Section 3. The Closing shall occur on the closing date of the Transaction, following the Domestication and immediately prior to the consummation of the Merger. Upon not less than four (4) business days’ written notice from (or on behalf of) the Company to the Subscriber (the “Closing Notice”) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied on a date that is not less than four (4) business days from the date of the Closing Notice, the Subscriber shall deliver to the Company at least two (2) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), to be held in escrow until the Closing, the Applicable Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Shares in book-entry form. In the event the Closing does not occur on the Closing Date, the Company shall promptly (but not later than two (2) business days thereafter) return the Applicable Purchase Price to the Subscriber.

3.2 Mutual Conditions to Closing.

The parties’ obligations to effect the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the party entitled to the benefit thereof, on or prior to the Closing Date, of each of the following conditions:

3.2.1 No suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred.

3.2.2 No governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

3.3 Conditions to Closing of the Company.

The Company’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

3.3.1 All representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (except for those representations and warranties that speak as of a specified date, which shall be so true and correct as of such earlier specified date), and consummation of the Closing shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date (except for those representations and warranties that speak as of a specified date).

3.3.2 The Subscriber shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.

3.3.3 All conditions precedent to the consummation of the Transaction set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Transaction, but subject to satisfaction of such conditions as of the consummation of the Transaction).

3.4 Conditions to Closing of the Subscriber.

The Subscriber’s obligation to purchase the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.4.1 All representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (except for those representations and warranties that speak as of a specified date, which shall be so true and correct as of such earlier specified date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements contained in this Subscription Agreement in all material respects as of the Closing Date.

3.4.2 The Company shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.

3.4.3 (i) All conditions precedent to the consummation of the Transaction set forth in the Business Combination Agreement (including the requisite approvals of the Company’s shareholders and regulatory approvals, if any, set forth in the Business Combination Agreement) shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transaction, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transaction), (ii) no amendment, modification or waiver of the Business Combination Agreement (as the same exists on the date hereof as provided to the Subscriber) or any terms thereof shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement without having received the Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and (iii) the Transaction will be consummated immediately following the Closing.

4. Registration Rights.

4.1 The Company and Subscriber agree that, within twenty (20) business days after the consummation of the Transaction, the Company will file with the U.S. Securities and Exchange Commission (the “SEC”) (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective within sixty (60) business days following the Closing Date; provided, however, that the Company’s obligations to include the Shares and those other Shares of the Company held by Subscriber in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will provide a draft of the Registration Statement to the Subscriber for review at least two (2) business days in advance of the date of filing the Registration Statement with the SEC. The Company shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), (ii) the date on which such Shares have actually been sold and (iii) the date which is two (2) years after the Closing. Unless otherwise agreed to in writing by the Subscriber, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the SEC or another regulatory agency; provided, that if the SEC or another regulatory agency requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 or Form F-3, as applicable, at such time after the Company becomes eligible to use such Form S-3 or Form F-3, as applicable. If requested by a Holder (as defined below), the Company shall use commercially reasonable efforts (including commercially reasonable efforts to cause the Company’s counsel to provide any requisite legal opinions) to (i) cause the removal of any restrictive legend set forth on the Shares as soon as reasonably practicable following any such request by the Holder and (ii) issue Shares without any such legend in book-entry form or by electronic delivery through The Depository Trust Company, at the Subscriber’s option; provided, that in each case (a) such Shares are registered for resale under the Securities Act or the Subscriber has sold or proposes to sell such Shares pursuant to such registration, (b) the Subscriber may sell its Shares without restriction under Rule 144 or has sold or transferred, or proposes to sell or transfer, Shares pursuant to Rule 144 or (c) the Company, its counsel or the Transfer Agent have received customary representations, and other documentation from the Subscriber that is reasonably necessary to establish that restrictive legends are no longer required as reasonably requested by the Company, its counsel or the Transfer Agent. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance. “Holder” shall mean the Subscriber or any affiliate of the Subscriber to which the rights under this Section 4 shall have been assigned. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to the Company (or its successor) upon request to assist the Company in making the determination described above.

4.2 In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request by the Subscriber in writing, inform the Subscriber as to the status of such registration. In connection therewith, at its expense, the Company shall:

4.2.1 advise the Subscriber as promptly as practicable:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Subscriber of such events, provide the Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in clauses (a) through (d) above may constitute material, nonpublic information regarding the Company;

4.2.2 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.3 upon the occurrence of any event contemplated in Section 4.2.1(d), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.2.4 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the shares of the Company’s common stock are then listed; and

4.2.5 use its commercially reasonable efforts to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Subscriber to sell the Shares under Rule 144 for so long as the Subscriber holds Shares.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4 The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), the officers, directors and agents of each of them, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 4.2 hereof. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

4.5 Each Subscriber shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Each Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms prior to the consummation of the Transaction, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (iii) October 28, 2021; provided, that, subject to the limitations set forth in Section 8, nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such willful breach. The Company shall notify the Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement (and in any event, not later than two (2) business days thereafter). Upon a valid termination of this Subscription Agreement pursuant to this Section 5 after the delivery by the Subscriber of the Applicable Purchase Price, the Company shall promptly (but not later than two (2) business days thereafter) return the Applicable Purchase Price to the Subscriber.

6. Miscellaneous.

6.1 Further Assurances; Reliance; Additional Information.

6.1.1 Each of the Subscriber and the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein.

6.1.2 The Subscriber acknowledges that the Company, Enjoy and (to the extent the Subscriber is not an individual) the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Subscriber contained in this Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. The Company acknowledges that the Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify the Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. Each of the Subscriber, the Company, Enjoy and the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3 The Company may request from the Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Subscriber to acquire the Shares, and the Subscriber shall provide such information as may be reasonably requested, in each case to the extent within the Subscriber’s possession and control or otherwise readily available to the Subscriber; provided, that the Company agrees to keep any such information provided by the Subscriber confidential (except to the extent required to be disclosed by applicable law, including in connection with any filings required to be made to the SEC or a stock exchange, in which case, Company shall provide prior written notice to the Subscriber of such disclosure to the extent permitted by applicable law).

6.2 Expenses. Each of the parties hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to the Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Company, to:

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, New York 10022

Attention: Alex Sugarman; Joseph Beyrouty

Email: asugarman@cubs.com; jbeyrouty@raine.com

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

and

Enjoy Technology Inc.

171 Constitution Drive

Menlo Park, CA 94025

Attention: Samantha Villanueva-Meyer

Email: samantha@enjoy.com

with a required copy (which copy shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention: Rachel Proffitt

Email: rproffitt@cooley.com

6.4 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.5 Modifications and Amendments. This Subscription Agreement may not be amended, modified or supplemented except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or supplement is sought.

6.6 Waivers and Consents. The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Subscription Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

6.7 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the Subscriber hereunder (other than the Shares, if any, acquired hereunder) may be transferred or assigned without the written consent of the Company, and then only in accordance with this Subscription Agreement; provided, that the Subscriber may assign its rights, interests or obligations hereunder to any fund or account managed by the same investment manager as Subscriber or an affiliate of Subscriber, without the prior consent of the Company, so long as (i) such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the Subscriber, the assignee(s) shall become the Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of the Subscriber provided for herein to the extent of such assignment and (ii) no assignment shall relieve the Subscriber of any of its obligations or liabilities hereunder. Any purported assignment in violation of this Section 6.7 shall be null and void and of no force or effect.

6.8 Benefit. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in the last sentence of this Section 6.8 or as otherwise provided herein, this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

6.9 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.10 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in, and each of the parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the Delaware state courts, such legal proceeding shall be heard in, and each of the parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement and each other document executed in connection with the Transaction, and the consummation thereof, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons. Each party hereto hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum, or (v) the venue of such legal proceeding is improper. Each party hereto hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.10, a party hereto may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTION, AND THE CONSUMMATION THEREOF, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTION, AND THE CONSUMMATION THEREOF. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A

SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.11 Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.12 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.13 Specific Performance. The parties hereto agree that each of the parties would suffer irreparable damage if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms, or this Subscription Agreement was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that each of the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.10, this being in addition to any other remedy to which any party hereto is entitled at law, in equity, in contract, in tort or otherwise, including money damages. The right to specific enforcement shall include the right of the Company to cause the Subscriber to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.13 is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The parties acknowledge and agree that this Section 6.13 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.14 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereto as set forth herein shall survive the consummation of the Transaction and remain in full force and effect.

6.15 No Broker or Finder. Except with respect to the Placement Agent (which has been engaged by the Company in connection with this Subscription, if the Subscriber is not an individual), each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the other party hereto. Each of the parties hereto agrees to indemnify and save the other party hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.16 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.17 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by email transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.18 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

6.19 Mutual Drafting. This Subscription Agreement is the joint product of the Subscriber and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

7. Cleansing Statement; Consent to Disclosure. The Company shall, by no later than the first (1st) business day immediately following the date of this Subscription Agreement, issue one (1) or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transaction and any other material, nonpublic information that the Company or its representatives has provided to the Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents (including the Placement Agents) relating to the transactions contemplated by this Subscription Agreement, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Company or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Subscriber, except (i) as required by the federal securities laws, rules or regulations, (ii) as required by Nasdaq rules or regulations or (iii) at the request of the Staff of the SEC or other regulatory agency, and in each case under (i), (ii) or (iii), only after giving notice to Subscriber, to the extent permitted by law. The Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

8. Trust Account Waiver. The Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated December 14, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Company, its public shareholders and the underwriters of Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. Notwithstanding anything else in this Section 8 to the contrary, nothing herein shall be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of the Company’s Class A ordinary shares acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.

9. Independent Obligations. The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of the Subscriber to purchase the Shares pursuant to this Subscription Agreement has been made by the Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or other investor or by any agent or employee of any Other Subscriber or other investor, and neither the Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or other investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or any Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber, on the one hand, and any Other Subscriber or other investor, on the other hand, as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and any Other Subscriber or other investor are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements; provided, that it is acknowledged that the Subscriber may be under common management with one or more Other Subscribers. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

MARQUEE RAINE ACQUISITION CORP.

By:
Name:
Title:

Accepted and agreed this      day of April, 2021.

[Signature Page to Subscription Agreement]

SUBSCRIBER: Signature of the Subscriber: By: Name: Title:	Signature of Joint Subscriber, if applicable: By: Name: Title:

Date: , 2021
Name of the Subscriber: (Please print. Please indicate name and capacity of person signing above)	Name of Joint Subscriber, if applicable: (Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of the Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

The Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street: City, State, Zip:	Mailing Address-Street (if different): City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Shares issued in the Subscription:

Applicable Purchase Price: $                 .

You must pay the Applicable Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	ACCREDITED INVESTOR STATUS (Please check the box if applicable):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by the Subscriber

and constitutes a part of the Subscription Agreement.

Accredited Investor Status

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in Section 2(a)(13) of the Securities Act;

☐

Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (i) the person’s primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

This page should be completed by the Subscriber

and constitutes a part of the Subscription Agreement.

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or

☐	Any entity in which all of the equity owners are “accredited investors.”

This page should be completed by the Subscriber

and constitutes a part of the Subscription Agreement.

Annex D

FINAL FORM

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2021, by and among Enjoy Technology, Inc., a Delaware corporation, formerly known as Marquee Raine Acquisition Corp., a Cayman Islands exempted company (the “Company”), Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”), the undersigned parties listed as Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and, collectively, the “Existing Holders”) and the undersigned parties listed as New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on December 17, 2020, the Company, the Sponsor and certain other parties thereto entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2021, by and among the Company, MRAC Merger Sub Corp., a Delaware corporation, and Enjoy Technology, Inc., a Delaware corporation;

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the Existing Holders and New Holders were issued shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;

WHEREAS, pursuant to Section 5.7 of the Existing Registration Rights Agreement, any of the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined therein) of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities (as defined therein) at the time in question; and

WHEREAS, the Company, Sponsor and the other parties to the Existing Registration Rights Agreement desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    DEFINITIONS. The following capitalized terms used herein, for all purposes of this Agreement, have the following meanings:

“Adverse Disclosure” is defined in Section 3.6.

“Affiliate” means, with respect to any person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such person or entity, and

“control,” when used with respect to any specified person or entity, shall mean the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “road show” and without other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” is defined in Section 3.1.1.

“Commission” means the U.S. Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” is defined in the Recitals to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Company Shelf Takedown Notice” is defined in Section 2.1.3.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holders” is defined in Section 2.2.1.

“Effectiveness Deadline” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Existing Holders” is defined in the preamble to this Agreement.

“Existing Registration Rights Agreement” is defined in the Recitals to this Agreement.

“Form S-1 Shelf” is defined in Section 2.1.1.

“Form S-3 Shelf” is defined in Section 2.1.1.

“Founder Shares” means all shares of Common Stock issued to the Existing Holders in respect of the Class B ordinary shares, par value $0.0001 per share, of the Company held by the Existing Holders immediately prior to the consummation of the transactions contemplated by the Merger Agreement.

“Founder Shares Lock-up Period” means, with respect to the Founder Shares held by the Existing Holders or its Permitted Transferees, the period ending on the earlier of (A) one year after the date hereof, (B) the first date the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Stock for cash, securities or other property.

“Holders” mean the Existing Holders, the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Insider Letter” means those certain letter agreements, dated as of December 17, 2020, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“LCH” means LCH Enjoir L.P. and its affiliated funds.

“Lock-Up Period” means the Founder Shares Lock-up Period, the New Holder Lock-up Period and the Private Placement Lock-up Period, as applicable.

“Maximum Number of Securities” is defined in Section 2.2.4.

“Merger Agreement” is defined in the Recitals to this Agreement.

“Misstatement” is defined in Section 3.1.12.

“New Holder Lock-up Period” means, with respect to the shares of Common Stock issued to the New Holders in connection with the transactions contemplated by the Merger Agreement and held by the New Holders or their Permitted Transferees, the period ending six months after the date hereof.

“New Holders” is defined in the preamble to this Agreement.

“Notices” is defined in Section 5.3.

“Permitted Transferees” mean (a) with respect to an Existing Holder, any person or entity to whom a Holder is permitted to transfer Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Insider Letter and any other applicable agreement between such Holder and the Company, and to any transferee thereafter and (b) with respect to a New Holder, any of such New Holder’s Affiliates or any fund or investment account managed by such New Holder or the same management company that manages such New Holder; provided, that such transferee to which a transfer is being made pursuant to clause (a) or (b) above, if not a Holder, enters into a written agreement with the Company agreeing to be bound to the restrictions set forth herein.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Private Placement Lock-up Period” means, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the date hereof.

“Private Placement Warrants” means the 6,316,667 warrants to purchase Common Stock that were issued to the Sponsor in connection with the consummation of the transactions contemplated by the Merger Agreement in exchange for the warrants purchased by the Sponsor on December 14, 2020 in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registrable Securities” mean (i) the Founder Shares, (ii) all of the Private Placement Warrants (and shares of Common Stock issuable upon exercise thereof), [(iii) all of the Working Capital Warrants (and shares of Common Stock issuable upon exercise thereof)] and (iv) any issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder or a New Holder (x) as of the date of this Agreement (including the shares of Common Stock issued or issuable upon the exercise of any such other equity security) or (y) that are otherwise issued in connection with the transactions contemplated by the Merger Agreement. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Registrable Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with and pursuant to such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding or (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) (but with no volume, current reporting requirements or other restrictions or limitations).

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.2.1.

“Restricted Shares” is defined in Section 3.8.1.

“Rule 144” is defined in the definition of “Registrable Securities.”

“Rule 415” is defined in Section 2.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Takedown Notice” is defined in Section 2.1.3.

“Shelf Underwritten Offering” is defined in Section 2.1.3.

“Sponsor” is defined in the preamble to this Agreement.

“Transfer” is defined in Section 3.8.1.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

[“Working Capital Warrants” means the warrants held by the Sponsor, the officers or directors of the Company or their respective affiliates which were issued prior to or in connection with the consummation of the transactions contemplated by the Merger Agreement in repayment of working capital loans made to the Company.]

2.	REGISTRATION RIGHTS.

2.1    Shelf Registration.

2.1.1    Initial Registration. The Company shall, as soon as practicable, but in any event within forty five (45) days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this Section 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) days following the filing deadline (or ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) ten (10) business days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1.1, but in any event within five (5) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2    Form S-3 Shelf. If the Company files a Form S-1 Shelf and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-3 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-1 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3    Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by Section 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade if the Company files a Form S-3 Shelf and is eligible to use Form S-3 for secondary sales (a “Shelf Underwritten Offering”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”).

Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5, within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this Section 2.1.3, subject to Section 3.5 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company.

2.1.4    Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2    Demand Registration.

2.2.1    Request for Registration. Subject to the provisions of Section 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1.1 outstanding covering the Registrable Securities, following the expiration of the applicable Lock-up Period, either (a) the Existing Holders of at least a majority in interest of the then issued and outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders of at least a majority in interest of the then issued and outstanding number of Registrable Securities held by the New Holders, or (c) LCH (the “Demanding Holders”), in each case, may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify in writing all other Holders of the demand, and each Holder who wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder including shares of Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing within ten (10) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this Section 2.2.1 with respect to any or all Registrable Securities held by such Existing Holders, (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this Section 2.2.1 with respect to any or all Registrable Securities held by such New Holders, and (z) an aggregate of two (2) Registrations pursuant to a Demand Registration by LCH under this Section 2.2.1 with respect to any or all Registrable Securities held by LCH.

2.2.2    Effective Registration. Notwithstanding the provisions of Section 2.2.1 above or any other part of this Agreement, a Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court, or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days of such election; provided, further, that the Company shall not be obligated or required to file a second Registration Statement until the Registration Statement that has been previously filed with respect to a Demand Registration becomes effective or is subsequently terminated.

2.2.3    Underwritten Offering. Subject to the provisions of Section 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so elect and such Holders so advise the Company as part of their written demand for a Demand Registration that the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering, then the right of any such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in such underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through an underwritten offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwritten offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an underwritten offering pursuant to a Demand Registration, in good faith, advises the Company and the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such underwritten offering, as follows: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and the Requesting Holders (if any) (in each case pro rata based on the respective number of shares that each such Demanding Holder and Requesting Holder (if any) has requested be included in such underwritten offering, regardless of the number of Registrable Securities that each such Demanding Holder and Requesting Holder (if any) have requested be included in such underwritten offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5    Demand Registration Withdrawal. If the Demanding Holders or the Requesting Holders (if any) disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any underwritten offering pursuant to a Registration under Section 2.2.1, such Demanding Holders or Requesting Holders, as applicable, shall have the right to withdraw from such Registration by giving written notice to the Company and the Underwriter or Underwriters (if any) of their request to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration (or in the case of an underwritten offering pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). If the Demanding Holders withdraw from a proposed underwritten offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2.

2.3    Piggy-Back Registration.

2.3.1    Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall (x) give written notice of such proposed filing to all of the Holders as soon as practicable but in no event less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (y) offer to all of the Holders in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (such Registration, a “Piggy-Back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-Back Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2    Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering, in good faith, advises the Company and the Holders in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.3, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to the separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

(a)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to Section 2.3.1 hereof, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities; and

(b)    If the Registration is a “demand” registration undertaken at the demand of persons or entities other than the Holders, then the Company shall include in any such Registration: (A) first, the shares of Common Stock or other equity securities, if any, for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), collectively the shares of Common Stock or other equity securities comprised of Registrable Securities, Pro Rata, as to which Registration has been requested pursuant to the terms hereof, as applicable, that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.

2.3.3    Withdrawal. Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration for any or no reason whatsoever by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-Back Registration (or in the case of an underwritten offering pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons making a demand pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-Back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration expenses incurred by the Holders in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3.4    Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Shelf Underwritten Offering effected under Section 2.1.3 hereof or a Demand Registration effected under Section 2.2 hereof.

2.4    Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration, and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter or Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board, such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5    Block Trades.

2.5.1    Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.6, at any time and from time to time when an effective Form S-3 Shelf is on file with the Commission, if one or more Demanding Holders desire to effect a Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25,000,000 or (y) all remaining Registrable Securities held by such Demanding Holder(s), but in no event less than $15,000,000, then such Demanding Holder(s) shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.5.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.5.2.

2.5.3    Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.5.4    The Demanding Holder(s) in a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.5.5    A Holder in the aggregate may demand no more than four (4) Block Trades pursuant to this Section 2.5 in any twelve (12) month period.

3.	REGISTRATION PROCEDURES.

3.1    Filings; Information. Whenever the Company is required to effect a Registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1    Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within 60 days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to 90 days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the Holders a certificate signed by both Co-Chief Executive Officers of the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2    Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Holders whose Registrable Securities are included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as such Holders or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3    Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4    Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two business days after such filing, notify the Holders whose Registrable Securities are included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders whose Registrable Securities are included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such Holders or their legal counsel shall reasonably object.

3.1.5    Securities Laws Compliance. Prior to any public offering of Registrable Securities, the Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders whose Registrable Securities are included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities or securities exchanges, including the Nasdaq Capital Market, as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders whose Registrable Securities are included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise so subject.

3.1.6    Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriter, to the extent applicable, shall also be made to and for the benefit of the Holders whose Registrable Securities are included in such Registration Statement. No Holder whose Registrable Securities are included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7    Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8    Records. The Company shall make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9    Opinions and Comfort Letters. (i) The Company shall, on the date the Registrable Securities are delivered for sale pursuant to a Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders thereof, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as such Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders. (ii) The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event that a Registration is an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.10    Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holders of a majority-in-interest of the Registrable Securities included in such Registration.

3.1.11    Transfer Agent. The Company shall provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

3.1.12    Misstatements. The Company shall notify the Holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration

Statement or prospectus, or necessary to make the statements therein in the light of the circumstances under which they were made not misleading (a “Misstatement”), and then to correct such Misstatement.

3.1.13    Road Show. If the Registration involves Registrable Securities involving gross proceeds in excess of $50,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” and analyst or investor presentations and such other selling or other informational meetings organized by the Underwriter that may be reasonably requested by the Underwriter in any underwritten offering, with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company.

3.1.14    FINRA. The Company shall cooperate with each Underwriter participating in the disposition of such Registrable Securities and Underwriters’ counsel in connection with any filings required to be made with The Financial Industry Regulatory Authority, Inc., including using commercially reasonable efforts to obtain pre-clearance and pre-approval of the Registration Statement and applicable prospectus upon filing with the Commission, if requested by any Underwriter.

3.1.15    Certificated Securities. The Company shall, in the case of certificated Registrable Securities, cooperate with the Holders and the managing Underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Holders participating in such offering that the Registrable Securities represented by the certificates so delivered by such Holders will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders or managing Underwriters may reasonably request at least two business days prior to any sale of such Registrable Securities.

3.1.16    Further Assurances. The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2    Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a Form S-3 Shelf pursuant to Section 2.1 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each Holder whose Registrable Securities are included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3    Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Registration on Form S-3 or Form S-1, effected pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2 and any Piggy-Back Registration pursuant to Section 2.3 and any and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees and fees of any securities exchange on which Registrable Securities are then listed; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such Registration; and (ix) the fees and expenses of one legal counsel selected by the Holders of a majority-in-interest of the Registrable Securities included in such Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4    Information. The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5    Requirements for Participation in Underwritten Offerings. No person may participate in any underwritten offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements (subject to Section 3.8.3), stock powers, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.6    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure (as defined below) or would require the inclusion in such Registration the statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days (and in any event, not more than once in any 12 month period), determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.6. “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of a co-Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

3.7    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (to the extent such exemptions are applicable to the Company), including providing any legal opinions.

3.8    Transfer Restrictions.

3.8.1    Except with respect to a Transfer to a Permitted Transferee, during the applicable Lock-up Periods, no Existing Holder or New Holder shall, directly or indirectly, (a) offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase, make any short sale or otherwise dispose of or distribute, establish or increase a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (each, a “Transfer”) any (i) shares of Common Stock or any other shares of the Company’s capital stock, (ii) options or warrants to purchase any shares of Common Stock or any other shares of the Company’s capital stock or (iii) securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock or any other shares of the Company’s capital stock, in each case, whether now owned or hereinafter acquired, that are owned directly by such Existing Holder or New Holder (including securities held as a custodian) or with respect to which such Existing Holder or New Holder has beneficial ownership within the rules and regulations of the Commission (collectively, the “Restricted Shares”). The foregoing restriction is expressly agreed to preclude each Existing Holder and New Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such Existing Holder or New Holder, as applicable. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable Existing Holder or New Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares; provided, however, that the foregoing restrictions are not intended to cover liens established in the ordinary course in favor of a broker-dealer over property held in an account with such broker-dealer generally.

3.8.2    Each Existing Holder and New Holder hereby represents and warrants that it now has and, except as contemplated by this Section 3.8.2 for the duration of the applicable Lock-up Period, will have good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder or New Holder, as applicable, to comply with the foregoing restrictions. Each Existing Holder and New Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any Restricted Shares during the applicable Lock-up Period, except in compliance with the foregoing restrictions.

3.8.3    In connection with any Underwritten Offering (other than a Block Trade), the Company and each Holder proposing to distribute their Registrable Securities through such Underwritten Offering will agree (with respect to the Registrable Securities held by such Holder) to be bound by the underwriting agreement’s lock-up restrictions (which must apply in like manner to all such Holders) that are agreed to by (a) the Company, if a majority of the shares being sold in such Underwritten Offering are being sold for its account, and (b) Holders holding a majority of the shares being sold by all Holders, if a majority of the shares being sold in such Underwritten Offering are being sold by the Holders, provided that, in no event shall any lock-up restriction in accordance with this Section 3.8.3 exceed a period of ninety (90) days from the date of the final Prospectus for any such Underwritten Offering.

4.	INDEMNIFICATION AND CONTRIBUTION.

4.1    Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2    Indemnification by Holders. Each selling Holder will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling Holder and each other person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to and in proportion to the amount of any net proceeds actually received by such selling Holder in such offering giving rise to such liability. Each selling Holder shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.3    Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4    Contribution.

4.4.1    If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and the benefits received by such Indemnified Party or such Indemnifying Party.

4.4.2    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5    Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

5.	MISCELLANEOUS.

5.1    No Other Registration Rights. The Company represents and warrants that, other than pursuant to (a) that certain Warrant Agreement, dated as of December 17, 2020, by and between Continental Stock Transfer & Trust Company and the Company and (b) those certain Subscription Agreements, dated as of April 28, 2021, by and between the Company and certain persons that have become stockholders of the Company as of the date hereof in connection with the issuance of shares of Common Stock on the terms set forth therein, no person, other than a Holder of Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any Registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.2    Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, other than with the written consent of Holders representing at least 50% of the Registrable Securities. Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Existing Holder who is subject to such Lock-up Period and, prior to the expiration of the New Holder Lock-up Period, no New Holder who is subject to such Lock-up Period, may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable restrictions in effect during such Lock-up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the Holder or of any assignee of the Holder, which shall include Permitted Transferees. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.2. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, transmitted by hand delivery or transmitted by electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic mail (provided no “bounce back” or similar notice of non-delivery is received); provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Enjoy Technology, Inc.

3240 Hillview Ave

Palo Alto, CA 94304

Attn: Chief Executive Officer and Chief Legal Officer

To the Sponsor, to:

Marquee Raine Acquisition Sponsor LP

65 East 55th Street, 24th Floor

New York, NY 10022

Attn: Joseph Beyrouty

To any other Holder, to such Holder’s address as set forth in the books and records of the Company.

5.4    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.5    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.6    Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7    Modifications and Amendments. Upon the written consent of the Company and the Holders of at least sixty-six and two-thirds (66 2/3%) of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, respectively, in a manner that is materially adversely different from the other Holders, shall require the consent of at least a majority in interest of the Registrable Securities held by the Existing Holders or New Holders, as applicable, at the time in question; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that notwithstanding the foregoing, no amendment hereto or waiver hereof that has the effect of extending the Lock-up Period applicable to any particular Holder shall be enforceable against, or effective with respect to, such Holder without such Holder’s written consent. No course of dealing between any Holders or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8    Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.9    Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10    Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11    Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

5.12    Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Sponsor in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

NEW HOLDERS	COMPANY

[●] By:	ENJOY TECHNOLOGY, INC. (F/K/A MARQUEE RAINE ACQUISITION CORP.)
Name:
Title:	By:
Name:
Title:

EXISTING HOLDERS

[●] By:	MARQUEE RAINE ACQUISITION SPONSOR LP
Name:
Title:	Acting by its general partner, Marquee Raine Acquisition Sponsor GP Ltd.

By:
Name:
Title:

[●] By:
Name:	THOMAS FRESTON

Title:
MATTHEW MALONEY

ASSIA GRAZIOLI VENIER

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E

FINAL FORM

ENJOY TECHNOLOGY, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [                ], 2021

APPROVED BY THE STOCKHOLDERS: [                ], 2021

1.	GENERAL.

(a)    Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)    Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [●] shares (equal to 8% of the shares of Fully-Diluted Common Stock as of immediately following closing of the transactions contemplated by the Merger Agreement). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the Fully-Diluted Common Stock on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)    Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●] shares.

(c)    Share Reserve Operation.

(i)    Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)    Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii)    Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	ELIGIBILITY AND LIMITATIONS.

(a)    Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)    Specific Award Limitations.

(i)    Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)    Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)    Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c)    Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)    Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) [$750,000] in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, [$1,000,000] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)    Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)    Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)    Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)    by cash or check, bank draft or money order payable to the Company;

(ii)    pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)    if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)    in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)    Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)    Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)    Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)    Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)    Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)    Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)    three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)    12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)    18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)    18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)    Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)    Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)    Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)    Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award

Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)    Form of Award.

(1)    Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)    RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)    Consideration.

(1)    Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2)    RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)    Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)    Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi)    Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)    Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)    Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)    Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)    Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii)    Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)    Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)    No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a)    Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)    To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)    To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)    To submit any amendment to the Plan for stockholder approval.

(ix)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)    To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)     To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non- Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)     Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a)    Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)    Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c)    No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d)    Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)    Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)    Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)    Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)    Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)    Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)    Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)    Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)    Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	COVENANTS OF THE COMPANY.

(a)    Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)    Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)    Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)    If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)    If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)    If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)    Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)    If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)    Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)    In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt

Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)    If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)    The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)    If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)    If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)    Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)    The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)    To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)    The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)    “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)    “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)    “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)    “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f)    “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)    “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)    “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)    “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)    “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)    “Common Stock” means the common stock of the Company.

(n)    “Company” means Enjoy Technology, Inc. a Delaware corporation.

(o)    “Compensation Committee” means the Compensation Committee of the Board.

(p)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s)    “Director” means a member of the Board.

(t)    “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)    “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x)    “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y)    “Entity” means a corporation, partnership, limited liability company or other entity.

(z)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)    “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc)    “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(dd)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ee)    “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ff)    “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(gg)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A, or (v) to comply with other Applicable Laws.

(hh)    “Merger Agreement” means that certain Agreement and Plan of Merger by and among Marquee Raine Acquisition Corp., MRAC Merger Sub Corp. and Enjoy Technology Inc., dated as of April 28, 2021.

(ii)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(jj)    “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(kk)    “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll)    “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm)    “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(pp)    “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr)    “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(ss)    “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(tt)    “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(uu)    “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(vv)    “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain

Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(ww)     “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(xx)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(yy)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(zz)    “Plan” means this Enjoy Technology, Inc. 2021 Equity Incentive Plan.

(aaa)    “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(bbb)    “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ccc)    “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd)    “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(eee)    “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(fff)    “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(ggg)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hhh)    “Rule 405” means Rule 405 promulgated under the Securities Act.

(iii)    “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(jjj)    “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(kkk)    “Securities Act” means the Securities Act of 1933, as amended.

(lll)    “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(mmm)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(nnn)    “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ooo)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ppp)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(qqq)    “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(rrr)    “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(sss)    “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex F

FINAL FORM

ENJOY TECHNOLOGY, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [                ], 2021

APPROVED BY THE STOCKHOLDERS: [                ], 2021

1.	GENERAL; PURPOSE.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)    The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)    The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a)    The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)    To suspend or terminate the Plan at any time as provided in Section 12.

(vi)    To amend the Plan at any time as provided in Section 12.

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(vii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii)    To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●] shares (equal to 2% of the shares of Fully-Diluted Common Stock as of immediately following completion of the transactions contemplated by the Merger Agreement), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the Fully-Diluted Common Stock on December 31st of the preceding calendar year, and (ii) [●] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

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(c)    The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a)    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)    The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a)    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)    the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

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(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)    No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)    Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)    Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of earnings or with a maximum dollar amount, as designated by the Board, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)    In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

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(d)    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)    Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)    Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

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(e)    During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)    Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)    No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

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(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting

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procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a)    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)    Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)    The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

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(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)    The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)    If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)    If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)    “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)    “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d)    “Board” means the board of directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

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(f)     “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)    “Common Stock” means the common stock of the Company.

(i)    “Company” means Enjoy Technology, Inc., a Delaware corporation.

(j)    “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)    “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m)    “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n)    “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o)    “Director” means a member of the Board.

(p)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(q)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

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(r)    “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s)    “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v)    “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(w)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(x)    “Merger Agreement” means that certain Agreement and Plan of Merger by and among Marquee Raine Acquisition Corp., MRAC Merger Sub Corp. and Enjoy Technology Inc., dated as of April 28, 2021.

(y)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(z)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa)    “Offering Date” means a date selected by the Board for an Offering to commence.

(bb)    “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

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(cc)     “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd)    “Plan” means this Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee)    “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg)    “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(kk)    “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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Annex G

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

MARQUEE RAINE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED DECEMBER 14, 2020 AND EFFECTIVE ON

DECEMBER 14, 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

MARQUEE RAINE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED DECEMBER 14, 2020 AND EFFECTIVE ON

DECEMBER 14, 2020)

1	The name of the Company is Marquee Raine Acquisition Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

MARQUEE RAINE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED DECEMBER 14, 2020 AND EFFECTIVE ON

DECEMBER 14, 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2

The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper in accordance with the Statute (including, without limitation, for nil consideration). In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the first business day following the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares on the first business day following the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or any of its Affiliates upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the co-chief executive officers (acting together) or the co-chairmen of the board of Directors (acting together) may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect one or more chairmen of their board and determine the period for which such person or persons hold office; but if no such chairman is elected, or if at any meeting no chairman is present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all reasonable travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such

Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.9

At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest, if any, earned on the funds held in the Trust Account (such interest shall be net of taxes paid or payable), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest , if any, earned on the funds held in the Trust Account (such interest shall be net of taxes paid or payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, if any, earned on the funds held in the Trust Account and not previously released to the Company (such interest shall be less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company may only withdraw funds from the Trust Account to pay taxes if such funds are held in an interest-bearing account. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the

Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex H

FINAL FORM

FORM OF CERTIFICATE OF INCORPORATION

OF

ENJOY TECHNOLOGY, INC.

I.

The name of this corporation is Enjoy Technology, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is [Rodney Square, 1000 North King Street, City of Wilmington, County of New Castle, State of Delaware 19801], and the name of the Company’s registered agent at such address is [Corporation Guarantee and Trust Company].

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 510,000,000 shares. 500,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to (i) provide for the issuance of all or any number of the shares of the Preferred Stock in one or more series, (ii) to determine or alter the voting powers for each such series and (iii) determine the designation, preferences, rights, qualifications, limitations or restrictions thereof, each of which shall be stated and expressed in the resolution(s) adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

1. The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by at least a majority of the authorized number of directors constituting the Board of Directors.

2. BOARD OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which its members severally hold office, into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. The term of the initial Class I directors shall expire at the first annual meeting of the stockholders following the effectiveness of this Certificate of Incorporation, the term of the initial Class II directors shall expire at the second annual meeting of the stockholders following the effectiveness of this Certificate of Incorporation, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Company, beginning with the first annual meeting of the stockholders of the Company following the effectiveness of this Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

The directors of the Company need not be elected by written ballot unless the Bylaws so provide. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. REMOVAL OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding or any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, considered for purposes of this Article V as one class. For purposes of this Article V, “cause” shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Company or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend, alter or repeal the bylaws of the Company (the “Bylaws”). Any adoption, amendment, alteration or repeal of the Bylaws by the Board of Directors shall require the approval of at least a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2. Subject to the rights of the holders of shares of Preferred Stock to act by written consent, no action shall be taken by the stockholders of the Company except at a duly called annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

4. Subject to the rights of the holders of shares of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Company may be called only by the chairperson of the Board of Directors, the chief executive officer of the Company or the Board of Directors, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. To the fullest extent permitted by applicable law, the Company shall provide indemnification of (and advancement of expenses to) directors and officers of the Company through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D. This Article VI shall not limit the right of the Company, to the extent and in the manner authorized or permitted by law, to indemnify (and to advance expenses to) persons other than the indemnitees described herein.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (C) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

C. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IX.

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

* * * *

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this                       day of                      , 2021.

[NAME]

Sole Incorporator

Annex I

FINAL FORM

BYLAWS

OF

ENJOY TECHNOLOGY, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1.        Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).

Section 2.        Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.        Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.        Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”).

Section 5.        Annual Meeting

(a)    The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).

(b)    At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with the procedures below.

(i)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)    Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii)    To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the corporation’s first annual meeting of stockholders after its

shares of common stock are first publicly traded, be deemed to have occurred on [    ], 2021, the date of the special meeting in lieu of annual meeting), provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the 120th day prior to such annual meeting and (B) not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv)    The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c)        A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment thereof, five Business Days prior to such adjourned meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment thereof, two Business Days prior to such adjourned meeting.

(d)        A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.

(e)        Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).

(f)    Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(g)    For purposes of Sections 5 and 6,

(i)    “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii)    “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York.

(iii)    “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(iv)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.

Section 6.    Special Meetings.

(a)    Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.

(b)    For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.

(c)    Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d)    A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the Chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(e)    Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).

Section 7.    Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.    Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the Chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.    Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the Chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10.    Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11.    Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.    List of Stockholders. The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.    Action without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Section 14.    Organization.

(a)    At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a Chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such Chairperson, a Chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as Chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as Chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the Chairperson of the meeting, shall act as secretary of the meeting.

(b)    The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the Chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the Chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15.    Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16.    Powers. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

Section 17.    Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18.    Vacancies. Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 19.    Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.

Section 20.    Removal. Subject to any limitation imposed by applicable law, any individual director or the entire Board of Directors may be removed from office as provided in Section 141(k) of the DGCL.

Section 21.    Meetings.

(a)    Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)    Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors.

(c)    Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)    Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three days before the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)    Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 22.    Quorum and Voting.

(a)    Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors in accordance with the Certificate of Incorporation (but in no event less than one third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.    Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee.

Section 24.    Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.    Committees.

(a)    Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)    Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)    Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)    Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.    Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27.    Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). If appointed, the Lead Independent Director will: with the Chairperson of the Board of Directors, establish the agenda for regular Board of Directors meetings and serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28.    Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a Chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29.    Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30.    Tenure and Duties of Officers.

(a)    General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)    Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)    Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)    Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)    Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f)    Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(g)    Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the

Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time.

Section 31.    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32.    Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33.    Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 34.    Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35.    Voting of Securities Owned by the Corporation. All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36.    Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37.    Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38.    Transfers.

(a)    Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)    The corporation shall have the power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39.    Fixing Record Dates.

(a)    In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor fewer than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40.    Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 41.    Lock-Up Period.

(a)     Subject to Section 41(b), the holders (the “Lock-up Holders”) of common stock of the corporation issued (i) as consideration to stockholders of Enjoy Technology Inc. in connection with the merger of MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Marquee Raine Acquisition Corp., with and into Enjoy Technology Inc., a Delaware corporation (the “SPAC Transaction”) or (ii) to directors, officers and employees of the corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the SPAC Transaction in respect of awards of Enjoy Technology Inc. outstanding immediately prior to the closing of the SPAC Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Merger Agreement)) (such shares referred to in Section 41(a)(ii), the “Enjoy Equity Award Shares”) and their Permitted Transferees, may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b)    Notwithstanding the provisions set forth in Section 41(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (x) the corporation’s officers or directors, (y) any immediate family members of the corporation’s officers or directors, or (z) if the Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (1) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by, or is under common control or management with, the Lock-Up Holder or (2) to limited partners, limited liability company members or stockholders of the Lock-Up Holder; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to the corporation; or (vi) in connection with a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors or a duly authorized committee thereof or other similar transaction which results in all of the corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the SPAC Transaction; provided, that in the event such liquidation, merger, stock exchange, reorganization, tender offer or other such transaction is not completed, the common stock subject to this Section 41 shall remain subject to this Section 41.

(c)    Notwithstanding the other provisions set forth in this Section 41, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors of the corporation that has been designated by the Acquiror (as defined in the Merger Agreement) pursuant to Section 7.6 of the Merger Agreement, or if no such person is then serving as a director of the corporation, one of their respective successors.

(d)    For purposes of this Section 41:

(i)    the term “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin;

(ii)    the term “Lock-up Period” means the period beginning on the closing date of the SPAC Transaction and ending on the earlier of (i) the date that is 180 days after the closing date of the

SPAC Transaction, and (ii) with respect to the shares of the capital stock of the corporation issued in the SPAC Transaction in respect of the shares of Enjoy Technology Inc. that were issued upon conversion of the subordinated convertible promissory notes issued pursuant to that certain Note Purchase Agreement, by and between Enjoy Technology Inc. and the “Investors” named therein, dated as of April [___], 2021 (“2021 NPA” ), the date that the corporation’s resale S-1 Registration Statement that registers all shares issued in the PIPE Investment (as defined in the Merger Agreement) entered into in connection with the SPAC Transaction is deemed effective by the Securities and Exchange Commission;

(iii)    the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the SPAC Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the SPAC Transaction) and the Enjoy Equity Awards Shares; provided, that, for clarity, shares of common stock issued in connection the PIPE Investment (as defined in the that certain Agreement and Plan of Merger, entered into by and among the corporation, Enjoy Technology Inc. and MRAC Merger Sub Corp., dated as of April 28, 2021) shall not constitute Lock-up Shares;

(iv)    the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 41(b); and

(v)    the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 42.    Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 43.    Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 44.    Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 45.    Fiscal Year. The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 46. Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law as it presently exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any Proceeding, by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 45.

(b) Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 45) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 45 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 45, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who are not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 45 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 45 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 45 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights; Other Sources. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law. The corporation hereby acknowledges that indemnitees under this Section 45 may have certain rights to indemnification, advancement of expenses and/or insurance provided by sources other than the corporation (hereinafter the “Third Party Indemnitors”). The corporation hereby agrees that it (i) is the indemnitor of first resort (i.e., its obligations to the indemnitees are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitees are secondary), (ii) shall be required to advance the full amount of expenses incurred by the indemnitees and shall be liable for the full amount of all expenses to the extent legally permitted and as required by the terms of this paragraph and these Bylaws from time to time (or any other agreement between the corporation and the indemnitees), without regard to any rights the indemnitees may have against the Third Party Indemnitors, and (iii) irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The corporation further agrees that no advancement or payment by the Third Party Indemnitors on behalf of the indemnitees with respect to any claim for which the indemnitees have sought indemnification from the corporation shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitees against the corporation. The corporation and the indemnitees agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this paragraph.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, executive officer, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 45.

(h) Amendments. Any repeal or modification of this Section 45 shall only be prospective (except to the extent such amendment or change in law permits the corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto) and shall not affect the rights under this Section 45 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.

(i) Saving Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions and Construction of Terms. For the purposes of Article XI of these Bylaws, the following definitions and rules of construction shall apply:

(i) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 45 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 45.

ARTICLE XII

NOTICES

Section 47.    Notices.

(a)    Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b)    Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c)    Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)    Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)    Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)    Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 48.    Amendments. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Annex J

Opinion of MRAC’s Financial Advisor

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

April 27, 2021

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, NY 10022

Attn: Board of Directors

Dear Members of the Board of Directors:

We understand that Marquee Raine Acquisition Corp. (“Acquiror”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Acquiror, MRAC Merger Sub Corp., a wholly owned subsidiary of Acquiror (“Merger Sub”), and Enjoy Technology Inc. (the “Company”), pursuant to which, among other things, (i) Merger Sub will merge (the “Merger”) with the Company, (ii) the Company will survive the Merger as a wholly owned subsidiary of Acquiror, and (iii) all of the outstanding shares of common stock, par value $0.00001 per share (“Company Common Stock”), of the Company, will be converted into the right to receive, in the aggregate, a number of shares of common stock, par value $0.0001 per share (“Domesticated Acquiror Common Stock”), of Acquiror (the “Aggregate Merger Consideration”) equal to the Base Purchase Price (defined below) divided by $10.00, and subject to adjustment as provided by the Agreement for certain options to purchase Company Common Stock, restricted stock awards and warrants, as to which adjustment we express no view or Opinion. We understand that the “Base Purchase Price” is an amount equal to the sum of (i) $1,028,738,000, plus (ii) the product of (a) 1.25 and (b) the aggregate amount actually funded prior to the Merger in connection with certain capital raising transactions undertaken by the Company after the entry into the Agreement (“Excluded Financings”), up to a maximum aggregate amount equal to $60 million, plus (iii) the aggregate amount actually funded prior to the Merger in connection with such Excluded Financings, to the extent in excess of the amounts set forth in clause (ii) above, up to a maximum aggregate amount equal to $15 million. You have directed us to assume for purposes of our analyses and this Opinion (defined below) that an aggregate $60,000,000 will be funded prior to the Merger in Excluded Financings, the Base Purchase Price will be equal to $1,103,738,000 and the number of shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration will be 110,373,800. We in addition understand and at your direction have assumed that, based on the stated value per share of Domesticated Acquiror Common Stock of $10.00 set forth in the Agreement and the assumed number of shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, the aggregate value of the Aggregate Merger Consideration is equal to $1,103,738,000. In addition, we understand that pursuant to or as contemplated by the Agreement, prior to the Merger, Acquiror will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication, among other things, (i) each outstanding Class A ordinary share, par value $0.0001 per share (“Acquiror Class A Common Stock”), of Acquiror will convert, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock and (ii) each outstanding Class B ordinary share, par value $0.0001 per share (“Acquiror Class B Common Stock”), of Acquiror will convert, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock. We further understand that prior to the Merger, (i) all of the outstanding warrants (“Company Warrants”) to purchase shares of Company Common Stock, shares of Series Seed Preferred Stock, par value $0.00001 per share (“Series Seed Preferred Stock”), of the Company, Series A Preferred Stock, par value $0.00001 per share (“Series A Preferred Stock”), of the Company, Series B Preferred Stock, par value $0.00001 per share (“Series B Preferred Stock”), of the Company and Series C Preferred Stock, par value $0.00001 per share (“Series C Preferred Stock” and, collectively with the Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, the

“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”), of the Company that would automatically and fully be exercised in accordance with their terms by virtue of the occurrence of the Merger will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Company Warrant Settlement”), (ii) all issued and outstanding convertible notes issued by the Company will be converted into shares of Company Capital Stock in accordance with the terms of the applicable note purchase agreements (the “Convertible Note Conversion”), and (iii) each share of Company Preferred Stock will be converted into one share of Company Common Stock (the “Company Preferred Conversion”). In addition, we understand that Acquiror entered into subscription agreements with certain investors pursuant to which such investors will purchase from Acquiror shares of Domesticated Acquiror Common Stock immediately following the Domestication and immediately prior to the Merger (the “PIPE Investment” and, collectively with the Domestication, the Company Warrant Settlement, the Convertible Note Conversion and the Company Preferred Conversion, the “Related Transactions” and, the Related Transactions together with the Merger, the “Transaction”).

The Board of Directors (the “Board”) of Acquiror has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Aggregate Merger Consideration to be issued by Acquiror in the Merger pursuant to the Agreement is fair to Acquiror from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed a draft, dated April 26, 2021, of the Agreement;

2. reviewed certain publicly available business and financial information relating to Acquiror and the Company that we deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and Acquiror, including financial projections prepared by the management of the Company relating to the Company (the “Projections”);

4. spoken with certain members of the managements of Acquiror and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5. compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant; and

6. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Transaction and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. For purposes of our financial analyses and this Opinion, with your consent, we (i) did not perform any financial analyses to evaluate the value of Acquiror or to derive valuation references ranges for any shares of Acquiror for purposes of comparison with the Aggregate Merger Consideration or otherwise, and (ii) have assumed that the value of each share of Acquiror capital stock (including, without limitation, each share of Domesticated Acquiror Common Stock, each share of Acquiror Class A Common Stock and each share of Acquiror Class B Common Stock) is equal to the original issue price per share of Acquiror Class A Common Stock (which you have advised us is $10.00 per share), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value. In reaching our conclusions hereunder, with your consent, we did not perform an analysis based on a review of financial terms of relevant transactions that have been announced, because Houlihan Lokey did not believe that there were a sufficient number of such transactions with publicly available financial terms. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Domestication and the Merger will each qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Acquiror, or otherwise have an effect on the Transaction, the Company or Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at your direction, that any adjustments to the Aggregate Merger Consideration pursuant to the Agreement or otherwise will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Acquiror, the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Acquiror or the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Acquiror or the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction, and this Opinion does not purport to address potential developments in any such markets. Furthermore, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Acquiror, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, Acquiror or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, Acquiror or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Domesticated Acquiror Common Stock actually will be when issued in the Merger pursuant to the Agreement or the price or range of prices at which the Domesticated Acquiror Common Stock, Acquiror Class A Common Stock, Acquiror Class B Common Stock, Company Common Stock or Company Preferred Stock, or warrants or options to purchase any of the foregoing, may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board in its capacity as such in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, Acquiror, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Acquiror Class A Common Stock should redeem their shares or whether any party should participate in the PIPE Investment.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Acquiror, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and/or certain of its affiliates have in the past provided investment banking, financial advisory and/or other financial or consulting services to L Catterton Management Limited (“L Catterton”), an affiliate of the Company, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, L Catterton (collectively, with L Catterton, the “L Catterton Group”) and have in the past provided and are currently providing financial advisory and/or other financial or consulting services to one or more affiliates of Marquee Sports Holdings SPAC I, LLC (collectively, the “Marquee Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having acted as financial advisor to Cholula Food Co., then a member of the L Catterton Group, in connection with its sale transaction, which closed in November 2020, (ii) having acted as exclusive placement agent to PatientPoint, LLC, then a member of the L Catterton Group, in connection with acquisition financing relating to its combination transaction with Outcome Health, LLC, which closed in March 2021, and (iii) having provided or currently providing certain valuation advisory services in connection with financial reporting or other matters to certain members of the Marquee Group. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Acquiror, the Company, members of the L Catterton Group, members of the Marquee Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by

L Catterton, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the L Catterton Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Acquiror, the Company, members of the L Catterton Group, members of the Marquee Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey will receive a fee for rendering this Opinion, all of which became payable to us following the rendering of this Opinion. In addition, Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Acquiror, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Merger Consideration to the extent expressly specified herein), including, without limitation, any Related Transaction, any Excluded Financing or any second-step merger or holding company reorganization, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Acquiror, or to any other party (including, without limitation, the fairness or the potential dilutive or other effects of the Transaction, the Acquiror Class B Common Stock or warrants to purchase Acquiror Class A Common Stock on existing security holders of Acquiror), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Acquiror’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Acquiror’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Acquiror, whether Acquiror should be issuing debt or equity securities or a combination of both in the Merger, or the form, structure or any aspect or terms of any debt or equity financing for the Merger (including, without limitation, the PIPE Investment) or the likelihood of obtaining such financing, (vii) whether or not Acquiror, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of Acquiror, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Merger Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Acquiror, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Acquiror, the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be issued by Acquiror in the Merger pursuant to the Agreement is fair to Acquiror from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

The Cayman Islands Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. MRAC’s amended and restated memorandum and articles of association provided for indemnification of MRAC’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

MRAC has entered into agreements with MRAC’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in MRAC’s amended and restated memorandum and articles of association. MRAC has purchased a policy of directors’ and officers’ liability insurance that insures SCH’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against MRAC’s obligations to indemnify MRAC’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, MRAC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of April 28, 2021, by and among Marquee Raine Acquisition Corp., MRAC Merger Sub Corp. and Enjoy Technology Inc. (included as Annex A to the proxy statement/prospectus).

2.2**	First Amendment to Agreement and Plan of Merger, dated as of July 23, 2021, by and among Marquee Raine Acquisition Corp., MRAC Merger Sub Corp. and Enjoy Technology Inc. (included as Annex A-1 to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Marquee Raine Acquisition Corp. (included as Annex G to the proxy statement/prospectus).

3.2	Form of Certificate of Incorporation of New Enjoy, to become effective upon Domestication (included as Annex H to the proxy statement/prospectus).

3.3	Form of By-Laws of New Enjoy to become effective upon Domestication (included as Annex I to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 filed with the SEC on December 9, 2020).

4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 filed with the SEC on November 27, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 filed with the SEC on November 27, 2020).

4.4	Warrant Agreement, dated December 17, 2020, between Marquee Raine Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Marquee Raine Acquisition Corp.’s Current Report on Form 8-K filed on December 18, 2020).

Exhibit Number	Description

4.5*	Specimen Common Stock Certificate of New Enjoy.

5.1*	Opinion of Weil, Gotshal & Manges LLP.

8.1**	Tax Opinion of Weil, Gotshal & Manges LLP.

10.1	Form of Subscription Agreement (included as Annex C to the proxy statement/prospectus).

10.2	Form of Registration Rights Agreement, by and among New Enjoy, Marquee Raine Acquisition Sponsor LP, certain former stockholders of Enjoy Technology Inc., and the other parties set forth on the signature pages thereto (included as Annex D to the proxy statement/prospectus).

10.3	Promissory Note, dated October 28, 2020, issued to Marquee Raine Acquisition Sponsor LP (incorporated by reference to Exhibit 10.1 to the Company’s Form S-1 filed with the SEC on November 27, 2020).

10.4	Form of Letter Agreement, dated December 17, 2020 among Marquee Raine Acquisition Corp., Marquee Raine Acquisition Sponsor and Marquee Raine Acquisition Corp.’s officers and directors (incorporated by reference to Exhibit 10.5 to Marquee Raine Acquisition Corp.’s Current Report on Form 8-K filed on December 18, 2020).

10.5	Investment Management Trust Agreement, dated December 17, 2020, between Marquee Raine Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 to Marquee Raine Acquisition Corp.’s Current Report on Form 8-K filed on December 18, 2020).

10.6	Administrative Support Agreement, dated December 17, 2020, between Marquee Raine Acquisition Corp. and Marquee Rain Acquisition Sponsor LP (incorporated by reference to Exhibit 10.4 to Marquee Raine Acquisition Corp.’s Current Report on Form 8-K filed on December 18, 2020).

10.7	Private Placement Warrants Purchase Agreement, dated December 14, 2020, between Marquee Raine Acquisition Corp. and Marquee Raine Acquisition Sponsor LP (incorporated by reference to Exhibit 10.3 to Marquee Raine Acquisition Corp.’s Current Report on Form 8-K filed on December 18, 2020).

10.8	Form of Indemnity Agreements, dated December 17, 2020, between Marquee Raine Acquisition Corp., and each of its officers and directors (incorporated by reference to Exhibit 10.6 to Marquee Raine Acquisition Corp.’s Current Report on Form 8-K filed on December 18, 2020).

10.9*	Enjoy Technology, Inc. 2014 Stock Plan (as amended).

10.11	Form of New Enjoy 2021 Incentive Award Plan (included as Annex E to the proxy statement/prospectus).

10.12	Form of New Enjoy 2021 Employee Stock Purchase Plan (included as Annex F to the proxy statement/prospectus).

23.1**	Consent of WithumSmith+Brown, PC.

23.2**	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1**	Form of Proxy Card for Marquee Raine Acquisition Corp.’s Extraordinary General Meeting.

99.2*	Consent of Ron Johnson to be named as a director.

Exhibit Number	Description

99.3*	Consent of Jonathan Mariner to be named as a director.

99.4*	Consent of Gideon Yu to be named as a director.

99.5*	Consent of Fred Harman to be named as a director.

99.6*	Consent of Denise Young Smith to be named as a director.

99.7*	Consent of Thomas Ricketts to be named as a director.

99.8*	Consent of Brett Varsov to be named as a director.

99.9**	Consent of Houlihan Lokey Capital, Inc.

99.10**	Consent of Salaam Coleman Smith to be named as a director.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.
**	Filed herewith.
†

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Marquee Raine Acquisition Corp. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings.

1. Marquee Raine Acquisition Corp. hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of Marquee Raine Acquisition Corp. under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Marquee Raine Acquisition Corp. pursuant to the foregoing provisions, or otherwise, Marquee Raine Acquisition Corp. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Marquee Raine Acquisition Corp. of expenses incurred or paid by a director, officer or controlling person of Marquee Raine Acquisition Corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Marquee Raine Acquisition Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5. Marquee Raine Acquisition Corp. hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6. Marquee Raine Acquisition Corp. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Marquee Raine Acquisition Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York County, New York on the 23rd day of July, 2021.

MARQUEE RAINE ACQUISITION CORP.

By:	/s/ Brett Varsov		By:	/s/ Thomas Ricketts
	Name:	Brett Varsov		Name:	Thomas Ricketts
	Title:	Co-Chief Executive Officer		Title:	Co-Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, as amended, has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Co-Chief Executive Officer (Principal Executive Officer)	July 23, 2021
Crane H. Kenney

/s/ Brett Varsov	Co-Chief Executive Officer	July 23, 2021
Brett Varsov

*	Executive Vice President	July 23, 2021
Alexander D. Sugarman

*	Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2021
Joseph Beyrouty

*	Vice President	July 23, 2021
Evan Ellsworth

*	Vice President	July 23, 2021
Jason Sondag

/s/ Thomas Ricketts	Co-Chairman and Director	July 23, 2021
Thomas Ricketts

*	Co-Chairman and Director	July 23, 2021
Brandon Gardner

*	Director	July 23, 2021
Thomas Freston

*	Director	July 23, 2021
Matthew Maloney

*	Director	July 23, 2021
Assia Grazioli-Venier

* The undersigned, by signing their names hereto, do hereby sign this Amendment No. 2 to the Registration Statement on Form S-4 pursuant to powers of attorney executed on behalf of the above-indicated officers and members of the Registrant and previously filed on behalf of the Registrant.

By:	/s/ Brett Varsov		By:	/s/ Thomas Ricketts
	Name:	Brett Varsov		Name:	Thomas Ricketts
	Title:	Co-Chief Executive Officer, as Attorney-in-Fact		Title:	Co-Chairman of the Board of Directors, as Attorney-in-Fact